     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2006



                                                     REGISTRATION NO. 333-133341

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               ATS MEDICAL, INC.
             (Exact Name of Registrant as specified in its charter)

            MINNESOTA                             3842                            41-1595629
 (State or other jurisdiction of      (Primary Standard Industrial              (IRS Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                         3905 ANNAPOLIS LANE, SUITE 105
                             MINNEAPOLIS, MN 55447
                                 (763) 553-7736
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                             ---------------------
                                MICHAEL D. DALE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ATS MEDICAL, INC.
                         3905 ANNAPOLIS LANE, SUITE 105
                             MINNEAPOLIS, MN 55447
                                 (763) 553-7736
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                             ---------------------
                                   Copies to:

              TIMOTHY S. HEARN, ESQ.                               MICHAEL SANDERS, ESQ.
               DORSEY & WHITNEY LLP                                   REED SMITH LLP
               50 SOUTH SIXTH STREET                             1901 AVENUE OF THE STARS
                    SUITE 1500                                           SUITE 700
               MINNEAPOLIS, MN 55402                               LOS ANGELES, CA 90067
                  (612) 340-2600                                      (310) 734-5200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the acquisition described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               (ATS MEDICAL LOGO)

                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447


July    --   , 2006


Dear Fellow Shareholder:

     You are cordially invited to attend the 2006 Annual Meeting of Shareholders of ATS Medical, Inc. ("ATS Medical"), which will be held at the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota (on the corner of 6th Street and Fourth Avenue in downtown
Minneapolis) beginning at 4:00 p.m. Central Daylight Time on    --   , 2006.

     This booklet contains your official notice of the 2006 Annual Meeting and a Proxy Statement and Prospectus that includes information about the matters to be acted upon at the meeting. Officers and directors of ATS Medical will be on hand to review our operations and to answer questions and discuss matters that may properly arise.


     As previously announced, ATS Medical has agreed to acquire 3F Therapeutics, Inc. The terms of the merger are described more fully in the attached Proxy Statement and Prospectus. In addition to the election of directors, your board of directors is soliciting your approval of a proposal to issue shares of ATS Medical common stock pursuant to the merger agreement with 3F Therapeutics. We are also soliciting your approval of a proposal to amend our Restated Articles of Incorporation to increase the number of shares of capital stock authorized for issuance. This increase in our authorized shares of capital stock is needed to provide us with enough shares to consummate the merger and to allow for the conversion of ATS Medical's 6% Senior Convertible Notes due 2025 which were issued in October 2005. Approval of this increase in our authorized shares is a condition to completing the merger. Finally, we are also seeking your approval of an increase in the number of shares available for purchase under our 1998 Employee Stock Purchase Plan and of an amendment to the 2000 Stock Incentive Plan to provide that, in lieu of automatic non-qualified stock option grants, non-employee directors will be automatically granted restricted stock units upon election and re-election to the ATS medical board of directors.



     We believe that the merger with 3F Therapeutics is a positive development for ATS Medical. After careful consideration of a number of factors, which are described in the attached document, the ATS Medical board of directors has determined that the merger is advisable, fair to and in the best interests of ATS Medical and its shareholders, and recommends that ATS Medical shareholders vote "FOR" the issuance of ATS Medical common stock pursuant to the merger agreement and "FOR" the amendment to our Restated Articles of Incorporation to increase our authorized shares of capital stock from 40,000,000 shares to 100,000,000 shares. The ATS Medical board of directors also recommends that ATS Medical shareholders vote "FOR" the election of directors, "FOR" the increase in shares under our 1998 Employee Stock Purchase Plan and "FOR" the amendment to the 2000 Stock Incentive Plan. Please take the time to vote by completing and mailing the enclosed proxy card.



     The attached document describes in detail each of the proposals for which we are soliciting your approval. It also includes the complete text of the merger agreement and the amendment to the merger agreement as Appendices A and B, the form of the amendment to the Restated Articles of Incorporation as Appendix C, the amended 1998 Employee Stock Purchase Plan as Appendix G and the amended 2000 Stock Incentive Plan as Appendix H. We urge you to read the enclosed materials carefully for a complete description of the merger, the amendment and the other proposals.


     I sincerely hope that you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person. YOUR VOTE ON ALL THESE MATTERS IS VERY IMPORTANT.

                                         Sincerely,

                                         -s- Michael D. Dale

                                         Michael D. Dale
                                         Chairman of the Board of Directors

                               (ATS MEDICAL LOGO)

                         3905 ANNAPOLIS LANE, SUITE 105
                          MINNEAPOLIS, MINNESOTA 55447

                 NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

     The 2006 Annual Meeting of Shareholders of ATS Medical, Inc. ("ATS
Medical") will be held on    --   , 2006 at 4:00 p.m. Central Daylight Time at
the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota, for the following purposes:


          1. To approve the issuance of up to 19,000,000 shares of ATS Medical's common stock pursuant to an Agreement and Plan of Merger dated as of January 23, 2006 by and among ATS Medical, Inc., Seabiscuit Acquisition Corp., a subsidiary of ATS Medical, 3F Therapeutics, Inc. and Mr. Boyd D. Cox, as representative of the 3F Therapeutics stockholders, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 13, 2006, by and among the same parties;


          2. To approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of ATS Medical's capital stock from 40,000,000 to 100,000,000, and to authorize the filing of an amendment to the Restated Articles of Incorporation in connection therewith;


          3. To elect four members to the ATS Medical Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;


          4. To approve an amendment to ATS Medical's 1998 Employee Stock Purchase Plan to increase the number of shares of common stock of ATS Medical which may be purchased under the plan by 500,000 shares;


          5. To approve an amendment to the ATS Medical 2000 Stock Incentive Plan to provide that, in lieu of automatic non-qualified stock option grants, non-employee directors will be automatically granted restricted stock units upon election and re-election to the ATS Medical board of directors; and



          6. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.



     A copy of the Agreement and Plan of Merger is attached as Appendix A. A copy of Amendment No. 1 to the Agreement and Plan of Merger is attached as Appendix B. A copy of the form of the amendment to the Restated Articles of Incorporation is attached as Appendix C. A copy of the 1998 Employee Stock Purchase Plan, as proposed to be amended, is attached as Appendix G. A copy of the 2000 Stock Incentive Plan, as proposed to be amended, is attached as Appendix H.



     Only holders of record of the common stock of ATS Medical at the close of business on July -- , 2006 will be entitled to receive notice of and vote at the meeting.


     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OF THE PROPOSALS LISTED ABOVE.

     YOUR VOTE IS IMPORTANT. All ATS Medical shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting in person, you are requested to complete and return the enclosed proxy in the accompanying envelope. You may revoke your proxy at any time before it is exercised by giving written notice to the Secretary of ATS Medical.

                                         By Order of the Board of Directors,

                                         -s- Deborah K. Chapman
                                         Deborah K. Chapman
                                         Secretary


July  -- , 2006

                     [LETTERHEAD OF 3F THERAPEUTICS, INC.]

                                     [DATE]

Dear Stockholder:


     We are pleased to announce that 3F Therapeutics, Inc. has entered into a merger agreement with ATS Medical, Inc. The attached Prospectus and Proxy Statement of ATS Medical and consent solicitation statement of 3F Therapeutics (the "consent solicitation statement") provides detailed information relating to the proposed acquisition of 3F Therapeutics by ATS Medical and the issuance of ATS Medical common stock in exchange for all of the issued and outstanding shares of the capital stock of 3F Therapeutics.



     3F Therapeutics stockholders are being asked to approve, among other things, the Agreement and Plan of Merger by and among 3F Therapeutics, ATS Medical, Seabiscuit Acquisition Corp., a Delaware corporation, and Boyd D. Cox as the Stockholder Representative, dated as of January 23, 2006, as amended by Amendment No. 1, dated as of June 13, 2006, among the same parties (as amended, the "merger agreement") and the transactions contemplated by the merger agreement. AFTER CAREFUL CONSIDERATION, THE 3F THERAPEUTICS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT.



     As more specifically described in the consent solicitation statement, the approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of 3F Therapeutics' common stock and preferred stock, voting together as a single class (with the preferred stock voting on an as-converted-to-common-stock basis), and the affirmative vote of the holders of at least 67% of the outstanding shares of 3F Therapeutics' preferred stock, voting separately as a class on an as-converted-to-common-stock basis. We were required under the merger agreement to obtain stockholder written consents sufficient to approve the original merger agreement on January 23, 2006 following execution of that agreement and to approve the merger agreement amendment by June 14, 2006, all of which consents were obtained. The merger agreement requires us to seek the approval of the remaining 3F Therapeutics stockholders to the merger agreement. To that end, we are also enclosing two Actions by Written Consent of the Stockholders of 3F Therapeutics, one approving the original merger agreement and the other approving the amendment. Your execution of the enclosed Actions by Written Consent will constitute your approval of the merger agreement and the transactions contemplated by the merger agreement.



     To assist you in your consideration of the merger agreement, the 3F Therapeutics board of directors has directed that the consent solicitation statement be submitted to you as a stockholder of 3F Therapeutics. The consent solicitation statement describes in detail, among other things, the merger agreement, the reasons for the proposed merger transaction, the terms and conditions of the merger, certain financial information of both ATS Medical and 3F Therapeutics and certain risk factors. We urge you to read the enclosed consent solicitation statement carefully.



     Holders of 3F Therapeutics common stock have dissenters' rights under Delaware law in connection with the merger. These rights are discussed in further detail in the attached consent solicitation statement.



     After your review of the consent solicitation statement and assuming your approval thereof, PLEASE SIGN AND COMPLETE EACH ACTION BY WRITTEN CONSENT INCLUDED IN YOUR PACKAGE AND RETURN THEM TO ME AS SOON AS POSSIBLE BUT IN NO
EVENT LATER THAN    --   , 2006.  Time is of the essence. For your convenience,
I have included an envelope and label for the return of these items.


     Thank you for your prompt attention to these matters.

                                         Yours truly,

                                         -s- Walter A. Cuevas
                                         Walter A. Cuevas
                                         President and Chief Executive Officer

NO MEETING OF THE STOCKHOLDERS OF 3F THERAPEUTICS IS BEING HELD IN CONNECTION WITH THE PROPOSED TRANSACTION. 3F THERAPEUTICS IS SOLICITING BY THE ENCLOSED DOCUMENTS YOUR CONSENT TO THE MERGER AGREEMENT.

                     [LETTERHEAD OF 3F THERAPEUTICS, INC.]

                                     [DATE]

Dear Optionholder:


     We are pleased to announce that 3F Therapeutics, Inc. has entered into a merger agreement with ATS Medical, Inc. The enclosed Prospectus and Proxy Statement of ATS Medical and consent solicitation statement of 3F Therapeutics (the "consent solicitation statement") provides detailed information relating to the proposed acquisition of 3F Therapeutics by ATS Medical and the issuance of ATS Medical common stock in exchange for all of the issued and outstanding shares of the capital stock of 3F Therapeutics.



     3F Therapeutics stockholders have approved the Agreement and Plan of Merger by and among 3F Therapeutics, ATS Medical, Seabiscuit Acquisition Corp., a Delaware corporation, and Boyd D. Cox as the Stockholder Representative, dated as of January 23, 2006, as amended by Amendment No. 1, dated as of June 13, 2006, among the same parties (as amended, the "merger agreement"), and the transactions contemplated by the merger agreement. As more specifically described in the consent solicitation statement, only holders of common stock of 3F Therapeutics (including shares issued upon conversion of the preferred stock of 3F Therapeutics and shares issued upon exercise of options) as of immediately prior to the effective time of the merger will be entitled to receive in the merger shares of the common stock of ATS Medical promptly upon the completion of the merger.


     If you received this letter, you are the holder of one or more outstanding options to acquire shares of the common stock of 3F Therapeutics. It is a condition to the closing of the merger that all options to acquire 3F Therapeutics common stock be exercised or terminated prior to the effective time of the merger. Thus, 3F Therapeutics is asking each of you, as a holder of an outstanding option to purchase stock of 3F Therapeutics, to agree either to exercise your option or terminate your option, in either case prior to and conditional upon the effective time of the merger. Although your option will not expire by its terms upon completion of the merger, if you do not elect to exercise or terminate your option, ATS Medical has the right not to proceed with the merger.

     If you agree to either exercise your option or terminate your option in connection with the merger, please indicate the same by completing, signing and returning to 3F Therapeutics the enclosed Agreement to Exercise or Terminate Option(s).


     To assist you in making your decision to exercise or terminate your options, the 3F Therapeutics board of directors has directed that the consent solicitation statement be submitted to you for consideration. The consent solicitation statement describes in detail, among other things, the merger agreement, the reasons for the proposed merger transaction, the terms and conditions of the merger, certain financial information of both ATS Medical and 3F Therapeutics and certain risk factors. We urge you to read the enclosed consent solicitation statement carefully. Also attached to this letter is a general description of the federal income tax consequences that may be applicable with respect to the exercise of your option(s). YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU UPON THE EXERCISE OF YOUR OPTION(S), INCLUDING TAX CONSEQUENCES UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN LAWS.



     Only holders of 3F Therapeutics common stock as of immediately prior to the merger will be entitled to dissenters' rights under Delaware law in connection with the merger. These rights are discussed in further detail in the attached consent solicitation statement and must be strictly complied with. If you are not a stockholder of 3F Therapeutics immediately prior to the merger, you will not be entitled to exercise such rights.



     After your review of the consent solicitation statement and enclosed Agreement to Exercise or Terminate Option(s), and assuming you agree to exercise or terminate your option, PLEASE RETURN YOUR COMPLETED AGREEMENT TO EXERCISE OR TERMINATE OPTION(S) TO ME AS SOON AS POSSIBLE BUT IN NO EVENT LATER THAN
   --   , 2006.  Time is of the essence. For your convenience, I have included an envelope and label for the return of these items.


     Thank you for your prompt attention to these matters.

                                         Yours truly,

                                         -s- Walter A. Cuevas
                                         Walter A. Cuevas
                                         President and Chief Executive Officer

                       3F THERAPEUTICS -- OPTION HOLDERS

                            FEDERAL TAX CONSEQUENCES

     The following is a general description of the federal income tax consequences of the exercise of options under the Stock Option Plan of 3F Therapeutics, Inc. ("Plan") for receipt of shares of 3F Therapeutics common stock (the "3F shares") and the sale of any shares acquired in connection therewith. State and local tax treatment, which is not discussed below, may vary from the federal income tax treatment.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR PARTICULAR TRANSACTIONS UNDER THE PLAN.

1.  WHAT ARE THE TAX CONSEQUENCES OF THE EXERCISE OF AN INCENTIVE STOCK OPTION
    (ISO)?

     Generally, you will not be required to recognize any taxable income upon the exercise of an ISO during the period of your employment with 3F Therapeutics or within (under the terms of the Plan and your option agreement) 30 days (or one year, in the event of death or disability) after termination for any reason other than cause.

     However, the exercise of an ISO may subject you to alternative minimum tax liability. The alternative minimum tax is an alternative method of calculating the income tax you must pay each year. Your alternative minimum taxable income is based upon your regular taxable income for the year, adjusted to (i) include certain additional items of income and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes. The excess of the fair market value of the 3F shares acquired upon exercise of an ISO over the exercise price paid by you is an item of preference which would be included in your taxable income for purposes of determining alternative minimum tax liability even though it is not included in your taxable income for purposes of determining your regular tax liability. As a result, you may be obligated to pay alternative minimum tax in the year you exercise your ISO. YOU SHOULD TALK TO YOUR TAX CONSULTANT BEFORE YOU EXERCISE YOUR ISO.

2. WHAT ARE THE TAX CONSEQUENCES OF THE SALE OR OTHER DISPOSITION OF 3F SHARES ACQUIRED BY EXERCISE OF 3F ISOS (OR SHARES OF ATS MEDICAL COMMON STOCK RECEIVED IN EXCHANGE FOR 3F SHARES IN CONNECTION WITH THE MERGER)?

     If you hold the 3F shares acquired upon the exercise of an ISO (or shares of ATS Medical common stock received in exchange for 3F shares in connection with the merger) for at least two years from the date of grant of the ISO and twelve months from the date of issuance of the shares to you, then generally upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed as long-term capital gain. No deduction will be allowed to 3F Therapeutics for federal income tax purposes.

     If you dispose of the 3F shares acquired upon the exercise of an ISO (or shares of ATS Medical common stock received in exchange for 3F shares in connection with the merger) before the expiration of the one-year and two-year holding periods described above (a "disqualifying disposition"), then generally in the year of disposition:

     - You will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on disposition of the shares) over the option exercise price;

     - 3F Therapeutics will be entitled to deduct an amount equal to the ordinary income you recognize; and

     - 3F Therapeutics may withhold from your wages, or require you to pay to 3F Therapeutics, any applicable withholding and employment taxes resulting from the disqualifying disposition. Generally the amount reportable as ordinary income is subject to income tax withholding and Form W-2 reporting as required on wages.

     Any additional gain recognized by you on a disqualifying disposition generally will be taxed as short-term or long-term capital gain, depending on whether you held the shares for more than twelve months, but the additional amounts will not be deductible by 3F Therapeutics.

     Generally, the receipt of ATS Medical common stock in exchange for 3F shares pursuant to the merger agreement will not constitute a disqualifying disposition (assuming that the merger qualifies as a "reorganization" under section 368(a) of the Internal Revenue Code of 1986, as amended). However, receipt of cash in lieu of fractional shares of ATS Medical common stock will constitute a disqualifying disposition giving rise to ordinary income as described above.

3. WHAT ARE THE TAX CONSEQUENCES OF THE EXERCISE OF A NON-QUALIFIED STOCK OPTION (NQSO)?

     Generally, upon exercise of the NQSO, you must recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise and 3F Therapeutics will be entitled to a tax deduction in the same amount to the extent that such income is considered reasonable compensation.

     If you are an employee of 3F Therapeutics at the time of the exercise of the NQSO, the amount reportable as ordinary income is subject to income tax withholding and employment taxes as required on wages. 3F Therapeutics may withhold from your wages, or require you to pay to 3F Therapeutics, any applicable withholding and employment taxes resulting from the exercise of your NQSO. Nonemployees that exercise a NQSO are not subject to withholding, but still have ordinary income to recognize.

4. WHAT ARE THE TAX CONSEQUENCES OF THE SALE OR OTHER DISPOSITION OF SHARES ACQUIRED BY EXERCISE OF 3F NQSOS (WHICH WERE SUBSEQUENTLY EXCHANGED FOR ATS MEDICAL COMMON STOCK)?

     As with most dispositions of a capital asset, any appreciation after the date of exercise generally is treated either as short-term or long-term capital gain, depending on whether you held the shares for more than twelve months. The appreciation will not be deductible by 3F Therapeutics. If the sale proceeds are less than your exercise price, a capital loss results and is treated as either a short-term or long-term capital loss, depending on whether you held the shares for more than twelve months.


PLEASE REFER TO THE CONSENT SOLICITATION STATEMENT OF 3F THERAPEUTICS, INC. IN THE SECTION ENTITLED, "PROPOSAL 1: THE MERGER -- MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" FOR OTHER TAX MATTERS RELATED TO THE MERGER.

The information in this joint proxy statement/prospectus is not complete and may be changed. ATS Medical may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED JULY 20, 2006.

                             ---------------------

                                   PROSPECTUS

                                      AND
                                PROXY STATEMENT
                                       OF

                               ATS MEDICAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON    --   , 2006
                             ---------------------

                         CONSENT SOLICITATION STATEMENT


                                       OF

                             3F THERAPEUTICS, INC.
                             ---------------------


    This prospectus and proxy statement of ATS Medical, Inc. and consent solicitation statement of 3F Therapeutics, Inc. (the "proxy statement/prospectus") is being used to solicit proxies on behalf of ATS Medical from ATS Medical shareholders in connection with the ATS Medical Annual Meeting
of Shareholders to be held on    --   , 2006. At the ATS Medical Annual Meeting,
shareholders of ATS Medical will be asked to consider and vote upon:



        1. The issuance of up to 19,000,000 shares of ATS Medical common stock pursuant to an Agreement and Plan of Merger, dated as of January 23, 2006 (the "merger agreement"), by and among ATS Medical, Seabiscuit Acquisition Corp., a subsidiary of ATS Medical, 3F Therapeutics and Mr. Boyd D. Cox, as representative of the 3F Therapeutics stockholders (the "3F Therapeutics stockholder representative"), as amended by Amendment No. 1, dated as of June 13, 2006, among the same parties (the "amendment") (collectively, as amended, the "amended merger agreement");


        2. An amendment to the ATS Medical Restated Articles of Incorporation to increase the number of authorized shares of ATS Medical capital stock from 40,000,000 to 100,000,000, and to authorize the filing of an amendment to the Restated Articles of Incorporation in connection therewith;


        3. The election of four directors to the ATS Medical Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;


        4. An amendment to the ATS Medical 1998 Employee Stock Purchase Plan to increase the number of shares of common stock of ATS Medical which may be purchased under the plan by 500,000 shares;


        5. To approve an amendment to the ATS Medical 2000 Stock Incentive Plan to provide that, in lieu of automatic non-qualified stock option grants, non-employee directors will be automatically granted restricted stock units upon election and re-election to the ATS Medical board of directors; and



        6. Any other matters that may properly come before the meeting or any adjournment thereof.



    This proxy statement/prospectus also constitutes a consent solicitation statement of 3F Therapeutics in connection with the solicitation of the consent of 3F Therapeutics' stockholders to the amended merger agreement, including the merger of Seabiscuit Acquisition Corp. into 3F Therapeutics and the survival of 3F Therapeutics as a wholly owned subsidiary of ATS Medical.



    If ATS Medical and 3F Therapeutics complete the merger, ATS Medical will issue up to 19,000,000 shares of its common stock to 3F Therapeutics stockholders in exchange for their 3F Therapeutics common stock according to a formula specified in the merger agreement and described in the attached materials. Cash will be paid to 3F Therapeutics stockholders in lieu of fractional shares that would otherwise be issuable. ATS Medical's common stock
is traded on the Nasdaq Global Market under the symbol "ATSI." On July   , 2006,
the closing price of ATS Medical's common stock was $   --   per share. There is
no public market for the 3F Therapeutics common stock.


    ATS Medical and 3F Therapeutics cannot complete the merger unless the shareholders of ATS Medical approve the issuance of ATS Medical common stock to the 3F Therapeutics stockholders. In addition, ATS Medical is requesting that the shareholders of ATS Medical approve an amendment to ATS Medical's Restated Articles of Incorporation to increase the number of authorized shares of ATS Medical common stock from 40,000,000 to 100,000,000. If approved by the ATS Medical shareholders, the amendment to the Restated Articles of Incorporation will be filed and become effective immediately after the Annual Meeting. Approval of this increase in the ATS Medical authorized shares is also a condition to completing the merger.

    This proxy statement/prospectus also constitutes the prospectus of ATS Medical under the Securities Act of 1933, as amended (the "Securities Act"), for the offering of up to 19,000,000 shares of ATS Medical common stock in connection with the merger. This proxy statement/prospectus does not cover resales of the ATS Medical common stock to be issued in connection with the merger, and no person is authorized to use this prospectus in connection with any resale.

    The information set forth in this proxy statement/prospectus regarding ATS Medical has been furnished by ATS Medical and the information set forth in this proxy statement/prospectus regarding 3F Therapeutics has been furnished by 3F Therapeutics.
                             ---------------------

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. BOTH THE SHAREHOLDERS OF ATS MEDICAL AND THE STOCKHOLDERS OF 3F THERAPEUTICS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.


    SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 36 FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF ATS MEDICAL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


       The date of this proxy statement/prospectus is July   --   , 2006.


   This proxy statement/prospectus and the accompanying form of proxy for ATS

 Medical shareholders and written consents of 3F Therapeutics stockholders are first being mailed or delivered to ATS Medical shareholders and 3F Therapeutics

          stockholders, respectively, on or about July   --   , 2006.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................    12
  The Companies.............................................    12
  Structure of the Merger...................................    12
  Determination of the Board of Directors of ATS Medical and
     Recommendation to ATS Medical Shareholders.............    13
  Determination of the Board of Directors of 3F Therapeutics
     and Recommendation to 3F Therapeutics Stockholders.....    14
  Reasons for the Merger....................................    14
  Opinion of ATS Medical's Financial Advisor................    14
  Opinion of 3F Therapeutics' Financial Advisor.............    14
  Interests of Certain Persons in the Merger................    15
  Shares Held by Certain Stockholders.......................    16
  ATS Medical Annual Shareholders Meeting...................    16
  3F Therapeutics Stockholder Consents......................    17
  Risk Factors..............................................    17
  Conditions to the Merger..................................    18
  Termination of the Merger Agreement.......................    18
  No Solicitation...........................................    18
  The Merger Consideration..................................    19
  Share Transfer Restriction Agreements.....................    19
  Recovery of Edwards LifeSciences Holdback Amount..........    20
  Treatment of 3F Therapeutics Stock Options, Warrants and
     Preferred Stock........................................    20
  Indemnification Obligations...............................    21
  Expenses..................................................    21
  Accounting Treatment......................................    21
  Future Sales of ATS Medical Common Stock and Certain
     Restrictions...........................................    21
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................    22
  3F Therapeutics' Nominee to the ATS Medical Board of
     Directors..............................................    22
  Appraisal Rights of 3F Therapeutics Stockholders..........    22
  Surrender of Stock Certificates...........................    23
  Certain Effects of the Merger.............................    23
  Escrow Agreement..........................................    23
  Exchange Agent Agreement..................................    24
  3F Therapeutics Stockholder Representative................    25
SELECTED FINANCIAL INFORMATION..............................    26
  Selected Historical Financial Information of ATS Medical,
     Inc. ..................................................    26
  Selected Historical Financial Information of 3F
     Therapeutics...........................................    28
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  OF ATS MEDICAL, INC. AND 3F THERAPEUTICS, INC.............    29
COMPARATIVE PER SHARE DATA..................................    34
COMPARATIVE MARKET PRICE DATA...............................    35

                                                              PAGE
                                                              ----
RISK FACTORS................................................    36
  Risks Related To The Merger...............................    36
  Risks Related To Businesses of ATS Medical, 3F
     Therapeutics and the Combined Company..................    41
NOTE REGARDING FORWARD-LOOKING STATEMENTS...................    51
GENERAL INFORMATION ABOUT SHAREHOLDER APPROVAL..............    52
  Date, Time and Place of the ATS Medical Annual Meeting....    52
  Record Date and Outstanding Shares........................    52
  Purpose of the ATS Medical Annual Meeting.................    52
  Purpose of the 3F Therapeutics Consent....................    53
  Voting of ATS Medical Proxies; Vote Required; Quorum;
     Revocation of Proxies..................................    55
  Solicitation of Proxies or Consents.......................    55
PROPOSAL 1: THE MERGER......................................    56
  General...................................................    56
  Background of the Merger..................................    56
  ATS Medical's Reasons for the Merger; Recommendation of
     the Board of Directors.................................    62
  3F Therapeutics' Reasons for the Merger; Recommendation of
     the Board of Directors.................................    63
  Opinion of ATS Medical's Financial Advisor................    64
  Opinion of 3F Therapeutics' Financial Advisor.............    72
  Certain Contracts Between ATS Medical and 3F
     Therapeutics...........................................    79
  Interests of Certain Persons in the Merger................    79
  What 3F Therapeutics Stockholders Will Receive in the
     Merger.................................................    83
  Treatment of 3F Therapeutics Options, Warrants and
     Preferred Stock in the Merger..........................    85
  Procedures for Exchange of 3F Therapeutics Common and
     Preferred Stock Certificates...........................    86
  Effective Time of the Merger..............................    87
  Management Following the Merger...........................    87
  Accounting Treatment......................................    88
  Transfer Restrictions.....................................    88
  Future Sales of ATS Medical Common Stock and Certain
     Restrictions...........................................    89
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................    89
  Appraisal Rights of 3F Therapeutics Stockholders..........    92
  Legal Proceedings.........................................    95
THE MERGER AGREEMENT........................................    97
  General...................................................    97
  Conversion Ratio; Fractional Shares.......................    97
  Certain Representations and Warranties....................    99
  Certain Covenants and Agreements..........................   102
  Conditions to Completion of the Merger....................   110
  Termination...............................................   112
  Amendment; Waiver.........................................   113
  Expenses..................................................   113
  3F Therapeutics Stockholder Representative................   113

                                                              PAGE
                                                              ----
COMPARISON OF SHAREHOLDERS' RIGHTS..........................   114
  Board of Directors........................................   114
  Filling Vacancies on the Board Of Directors...............   115
  Shareholder Meetings......................................   115
  Right to Call Special Meetings............................   115
  Actions by Written Consent of the Shareholders............   116
  Rights of Dissenting Shareholders.........................   116
  Amendments to Charter and By-Laws.........................   117
  Indemnification of Directors, Officers and Employees......   118
  Liabilities of Directors..................................   118
  Shareholder Approval of a Merger..........................   119
  Rights, Preferences and Privileges of Preferred Stock.....   120
  Business Combinations, Control Share Acquisitions and
     Anti-Takeover Provisions...............................   121
DESCRIPTION OF ATS MEDICAL CAPITAL STOCK....................   123
  General...................................................   123
  Capital Stock.............................................   123
  Minnesota Anti-Takeover Laws..............................   124
CERTAIN INFORMATION CONCERNING 3F THERAPEUTICS..............   125
  Business of 3F Therapeutics...............................   125
  3F Therapeutics Management's Discussion and Analysis of
     Financial Condition and Results of Operations..........   135
  Compensation of Directors.................................   145
  Executive Officers and Significant Employees of 3F
     Therapeutics...........................................   145
  Related Party Transactions................................   147
  Executive Compensation....................................   148
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   149
CERTAIN INFORMATION CONCERNING ATS MEDICAL..................   152
  Business of ATS Medical...................................   152
  ATS Medical's Management's Discussion and Analysis of
     Financial Condition and Results of Operations..........   152
  Committees of the Board of Directors......................   152
  Shareholder Communications with the ATS Medical Board of
     Directors..............................................   153
  Nominations...............................................   153
  Report of the Audit Committee of the Board of Directors...   153
  Compensation of Directors.................................   154
  Executive Officers of ATS Medical.........................   155
  Executive Compensation....................................   155
  Code of Conduct...........................................   159
  Section 16(a) Beneficial Ownership Reporting Compliance...   159
  Comparative Stock Performance Graph.......................   160
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   161

                                                              PAGE
                                                              ----
PROPOSAL 2: APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF
  INCORPORATION TO INCREASE AUTHORIZED SHARES...............   163
  General...................................................   163
  Reasons for the Increase in Authorized Capital Stock......   163
  Change in Capitalization..................................   164
  Recommendation of the Board; Vote Required for Approval...   165
PROPOSAL 3: ELECTION OF DIRECTORS...........................   166
  Nominees for Election.....................................   166
  Recommendation of the ATS Medical Board of Directors; Vote
     Required for Approval..................................   167
  Appointment of Theodore C. Skokos.........................   167
PROPOSAL 4: APPROVAL OF AMENDMENT TO ATS MEDICAL, INC. 1998
  EMPLOYEE STOCK PURCHASE PLAN..............................   168
  Summary of the Stock Purchase Plan........................   168
  New Plan Benefits.........................................   170
  Federal Income Tax Matters................................   170
  Equity Compensation Plans.................................   171
  Recommendation of the ATS Medical Board of Directors; Vote
     Required for Approval..................................   171
PROPOSAL 5: PROPOSAL TO AMEND THE ATS MEDICAL, INC. 2000
  STOCK INCENTIVE PLAN......................................   171
  Summary of the Stock Incentive Plan.......................   172
  Historical Awards Under the Stock Incentive Plan..........   176
  New Plan Benefits.........................................   176
  Federal Income Tax Consequences...........................   177
  Recommendation of the ATS Medical Board of Directors; Vote
     Required for Approval..................................   178
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES..........   179
PROPOSALS FOR THE 2007 ANNUAL MEETING.......................   180
ANNUAL REPORT ON FORM 10-K..................................   180
OTHER MATTERS...............................................   180
LEGAL MATTERS...............................................   180
EXPERTS.....................................................   180
WHERE YOU CAN FIND MORE INFORMATION.........................   181
INCORPORATION OF DOCUMENTS BY REFERENCE.....................   181
INDEX TO FINANCIAL STATEMENTS...............................  FS-i
APPENDIX A Agreement and Plan of Merger.....................   A-1
APPENDIX B Amendment No. 1 to Agreement and Plan of
  Merger....................................................   B-1
APPENDIX C Form of Amendment to the Restated Articles of
  Incorporation of ATS Medical, Inc. .......................   C-1
APPENDIX D Opinion of Piper Jaffray & Co. ..................   D-1
APPENDIX E Opinion of UBS Securities LLC....................   E-1
APPENDIX F Appraisal Rights under Section 262 of the
  Delaware General Corporation Law..........................   F-1
APPENDIX G Amended ATS Medical 1998 Employee Stock Purchase
  Plan......................................................   G-1
APPENDIX H Amended ATS Medical 2000 Stock Incentive Plan....   H-1

     This proxy statement/prospectus incorporates important business and financial information about ATS Medical from documents that it has filed with the Securities and Exchange Commission (the "SEC") but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Incorporation of Documents by Reference" beginning on page 181 of this proxy statement/prospectus.


     ATS Medical will provide you with copies of this information related to ATS Medical, without charge, upon written or oral request to:

                               ATS Medical, Inc.
                         3905 Annapolis Lane, Suite 105
                             Minneapolis, MN 55447
                            Attn: Investor Relations
                                 (763) 553-7736

     IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE ATS MEDICAL ANNUAL MEETING OF SHAREHOLDERS, ATS MEDICAL SHOULD RECEIVE YOUR
REQUEST NO LATER THAN    --   , 2006.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHY ARE WE PROPOSING TO MERGE?



A: If the merger is completed, 3F Therapeutics will become a wholly owned subsidiary of ATS Medical. The boards of directors of 3F Therapeutics and ATS Medical believe that the merger is advisable and in the best interests of 3F Therapeutics stockholders and ATS Medical shareholders because it would enable the combined company to leverage ATS Medical's existing mechanical heart valve products with 3F Therapeutics' strong portfolio of highly differentiated tissue heart valve products in various stages of development. For more information concerning the reasons for the merger, see "Proposal 1:
   The Merger -- ATS Medical's Reasons for the Merger; Recommendation of the Board of Directors" and " -- 3F Therapeutics' Reasons for the Merger; Recommendation of the Board of Directors" beginning on pages 62 and 63, respectively, of this proxy statement/prospectus.



Q: WHAT WILL HAPPEN IN THE MERGER?



A: Under the terms of the merger agreement, dated as of January 23, 2006 (the
   "merger agreement"), by and among ATS Medical, Seabiscuit Acquisition Corp, 3F Therapeutics and the stockholder representative of 3F Therapeutics (the "3F Therapeutics stockholder representative"), 3F Therapeutics will be merged with and into Seabiscuit Acquisition Corp., a wholly owned subsidiary of ATS Medical. The parties also entered into an amendment to the merger agreement, dated as of June 13, 2006 (the "amendment" or the "merger agreement amendment"), which, among other things, extended the termination date of the merger agreement from June 15, 2006 to August 31, 2006, increased the number of ATS Medical common stock to be placed into escrow and provided for express indemnification by 3F Therapeutics stockholders of all damages incurred by ATS Medical arising out of two lawsuits initiated against 3F Therapeutics and Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics. For additional information concerning the terms of the merger and the amendment, see "The Merger Agreement" beginning on page 97. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A, and a copy of the amendment is attached to this proxy statement/prospectus as Appendix B.



Q: WHY ARE YOU RECEIVING THIS PROXY STATEMENT/PROSPECTUS?



A: In order to complete the merger, 3F Therapeutics stockholders must approve the merger agreement and the amendment and the transactions contemplated by the merger agreement and the amendment, and ATS Medical shareholders must approve the issuance of shares of ATS Medical common stock to 3F Therapeutics stockholders in connection with the merger as well as an increase in the number of authorized shares of ATS Medical common stock. This proxy statement/prospectus contains important information about the merger, the merger agreement (as amended), the consents of 3F Therapeutics stockholders being solicited by this proxy statement/prospectus and the ATS Medical annual meeting of shareholders, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the ATS Medical annual meeting. No meeting of the stockholders of 3F Therapeutics will be held. Instead, the stockholders of 3F Therapeutics will vote on the merger, if at all, by signing the two enclosed consents. Your vote is very important. We encourage you to vote as soon as possible.


Q: WHEN DO ATS MEDICAL AND 3F THERAPEUTICS EXPECT TO COMPLETE THE MERGER?

A: ATS Medical and 3F Therapeutics are working to complete the merger as quickly as possible. They hope to complete the merger shortly after the ATS Medical annual shareholders meeting.

Q: WHAT WILL 3F THERAPEUTICS STOCKHOLDERS RECEIVE IN THE MERGER?


A: 3F Therapeutics stockholders, including both common stockholders and preferred stockholders, may receive up to an aggregate of 19,000,000 shares of ATS Medical common stock, or approximately 0.98 shares for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger), in exchange for the capital stock of 3F Therapeutics outstanding immediately prior to the effectiveness of the merger (the "aggregate merger consideration"). Shares of 3F Therapeutics preferred stock will be converted into common stock immediately prior to the merger.


   Of the aggregate merger consideration, a total of up to 9,000,000 shares of ATS Medical common stock, or approximately 0.47 shares for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger), will be issued upon the completion of the merger (the "initial merger consideration"), subject to certain potential reduction adjustments described below. Of such 9,000,000 shares of ATS Medical common stock, a total of 1,400,000 shares, or approximately 0.07 shares for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger), will be placed into escrow to secure the indemnification obligations undertaken by stockholders of 3F Therapeutics pursuant to the terms of the amended merger agreement (the "escrow shares"). These escrow shares will be held by Wells Fargo Bank, N.A., the escrow agent, in accordance with the terms of the amended merger agreement and an escrow agreement to be entered into at closing among ATS Medical, the escrow agent and the 3F Therapeutics stockholder representative. For additional information concerning the initial merger consideration, see "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger" beginning on page 83.



Q: DID THE PARTIES COLLABORATE TO ESTABLISH AN OPERATING BUDGET FOR 3F
   THERAPEUTICS PRIOR TO CLOSING?



A: Both ATS Medical and 3F Therapeutics determined that it was in their best interests to work together to establish an operating budget for 3F Therapeutics covering the period from December 1, 2005 through the closing date. The operating budget projects monthly expenditures and net operating assets (current assets less current liabilities) at the end of each month beginning in December 2005. On a monthly basis, actual net operating assets are compared to projected net operating assets on an aggregate basis and an unfavorable or favorable variance is determined. If it is foreseen that actual results and expenditures will differ from the original operating budget, 3F Therapeutics management may request that ATS Medical management amend the original operating budget to include additional items. Due to this cooperative process, it is anticipated that any shortfall against net operating assets will not be significant. At May 31, 2006, the actual net operating assets resulted in a favorable variance in excess of $300,000 when compared to projected net operating assets. In connection with the amendment, the parties amended the operating budget of 3F Therapeutics to reflect anticipated increases in certain 3F Therapeutics operating expenses for the months of June, July and August of 2006.



Q: CAN THE SHARES THAT MAY BE ISSUED TO 3F THERAPEUTICS STOCKHOLDERS BECOME
   SUBJECT TO REDUCTION BASED ON THE OPERATING PERFORMANCE OF 3F THERAPEUTICS PRIOR TO CLOSING?



A: The amended merger agreement provides that the number of shares issuable to 3F Therapeutics stockholders may be reduced based on the comparison of 3F Therapeutics' actual results to the operating budget agreed to between ATS Medical and 3F Therapeutics. At least two days prior to the closing, 3F Therapeutics will prepare a good faith estimate, in accordance with the amended operating budget agreed to between ATS Medical and 3F Therapeutics, of the amount, if any, by which its projected net operating assets exceed its actual net operating assets as of the closing, setting forth the reasons for any such excess (any such excess, the "estimated reduction amount"). If the actual net operating assets of 3F Therapeutics as of the closing are less than the projected net operating assets set forth in 3F Therapeutics' amended operating budget, then the 9,000,000 shares of ATS Medical common stock, subject to certain adjustments, that will be issued to stockholders of 3F Therapeutics upon the closing (but excluding the escrow shares) will be reduced by the amount of such shortfall divided by the ATS Medical closing stock price (as determined under the amended merger agreement).

   Within 30 days after the closing, ATS Medical is required to deliver to the 3F Therapeutics stockholder representative a closing date balance sheet, which balance sheet may set forth, among other things, any proposed adjustment to the estimated reduction amount. If the "actual reduction amount," which is the amount, if any, by which the projected net operating assets exceed the actual net operating assets as finally determined by the parties, is greater than the estimated reduction amount, then any such excess shall be payable to ATS Medical through the escrow agent's delivery to ATS Medical of a number of escrow shares of ATS Medical common stock equal to such excess divided by the ATS Medical closing stock price (as determined under the amended merger agreement). If, on the other hand, the estimated reduction amount exceeds the actual reduction amount, then ATS Medical shall deposit that number of shares of ATS Medical common stock as is equal to the lesser of such excess or the estimated reduction amount, divided by the ATS Medical closing stock price (as determined under the amended merger agreement), with Wells Fargo Bank, N.A., the exchange agent, for distribution to 3F Therapeutics stockholders. In no event will 3F Therapeutics stockholders have the right to receive more than 9,000,000 shares (including the 1,400,000 escrow shares but excluding the milestone shares described below) upon the completion of the merger. For additional information concerning the determination of any adjustment amounts, see "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger" beginning on page 83.



Q: MAY 3F THERAPEUTICS SET ASIDE ANY ADDITIONAL SHARES OF ATS MEDICAL COMMON
   STOCK TO SATISFY THE FUTURE EXPENSES OF THE 3F THERAPEUTICS STOCKHOLDER REPRESENTATIVE?



A: ATS Medical's obligation to issue up to 9,000,000 shares of ATS Medical common stock upon consummation of the merger is further subject to possible reduction if 3F Therapeutics deposits up to 25,000 shares directly into escrow as a reserve to cover the future expenses of the 3F Therapeutics stockholder representative. Under the terms of the amended merger agreement, the reasonable out-of-pocket fees, costs and expenses that may be incurred from time to time by the 3F Therapeutics stockholder representative in connection with the amended merger agreement or the escrow agreement will be paid by the 3F Therapeutics stockholders. In order to have funds available to satisfy these potential (but as yet indeterminable) out-of-pocket fees, costs and expenses, 3F Therapeutics is required to deposit at closing $20,000 and may deposit up to 25,000 shares of ATS Medical common stock that would be otherwise payable to the 3F Therapeutics stockholders as initial merger consideration into an escrow account that would be established solely to pay the costs and expenses of the 3F Therapeutics stockholder representative (the "representative escrow account"). The determination as to how many of the 25,000 shares of ATS Medical common stock will be deposited by 3F Therapeutics into the representative escrow account at closing will be based upon 3F Therapeutics' estimate of the aggregate amount of (1) legal fees and other costs and expenses that may be incurred by the 3F Therapeutics stockholder representative to defend claims for indemnification made by ATS Medical under the amended merger agreement and (2) fees, costs and expenses that may be incurred by the 3F Therapeutics stockholder representative in the administration of the escrow agreement and the representative escrow account. Any shares of ATS Medical common stock that remain in the representative escrow account after payment in full of all such costs and expenses of the 3F Therapeutics stockholder representative and after taking into account the exercise of any 3F Therapeutics stock options will be distributed to the former 3F Therapeutics stockholders pro rata in accordance with their ownership interest in 3F Therapeutics as of the effective time of the merger.



Q: WHAT ADDITIONAL SHARES MAY BE ISSUED TO 3F THERAPEUTICS STOCKHOLDERS AFTER
   THE CLOSING BASED ON THE ACHIEVEMENT OF CERTAIN MILESTONES?



A: In addition to the 9,000,000 shares of ATS Medical common stock, subject to the possible reduction adjustments described above, to be issued at the closing as the initial merger consideration, 3F Therapeutics stockholders will be entitled to receive up to 10,000,000 additional shares (the "milestone shares") of ATS Medical common stock if 3F Therapeutics achieves certain product development milestones or if certain extraordinary transaction milestone triggering events occur following the closing but prior to December 31, 2013.

   With respect to the product development milestones, if ATS Medical or 3F Therapeutics receives CE approval or pre-market approval ("PMA") of 3F Therapeutics' aortic heart valve replacement products known as the 3F Enable Aortic Heart Valve(TM) or the 3F Entrata Aortic Heart Valve System(TM) or any product that is derived from either of those technologies, then, following the date of each such CE approval or PMA approval, 3F Therapeutics stockholders will receive up to 5,000,000 milestone shares, subject to reduction under certain circumstances. With respect to the extraordinary transaction milestones, stockholders of 3F Therapeutics will be entitled to receive up to the same 10,000,000 shares, subject to reduction under certain circumstances, if one or more of these products is transferred by ATS Medical to a third party, whether by sale, license or otherwise, and, concurrent with such transfer, ATS Medical discontinues its efforts to achieve the product development milestones relating to such transferred product, provided that certain net proceeds thresholds are met (as described below).


   The exact number of milestone shares issuable to 3F Therapeutics stockholders upon the achievement of an extraordinary transaction milestone will depend, among other things, upon the net proceeds received by ATS Medical in connection with the extraordinary transaction. For example, if the net proceeds received by ATS Medical equal or exceed $35,000,000, and assuming that no other adjustments apply, 3F Therapeutics stockholders will be entitled to receive up to 10,000,000 shares of ATS Medical common stock. If, however, the net proceeds received by ATS Medical are less than $35,000,000, and assuming that no other adjustments apply, 3F Therapeutics stockholders will be entitled to receive a number of shares of ATS Medical common stock equal to the product of 10,000,000 shares multiplied by a fraction, the numerator of which is the net proceeds of any such extraordinary transaction and the denominator of which is $35,000,000. Regardless of the number of milestones that are achieved by ATS Medical or 3F Therapeutics between the closing and December 31, 2013, however, stockholders of 3F Therapeutics will not receive more than 10,000,000 additional shares of ATS Medical common stock. For additional information concerning the determination of any adjustment amounts, see "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger" beginning on page 83.



Q: ARE ESCROW SHARES AND MILESTONE SHARES AVAILABLE TO SATISFY ANY OTHER CLAIMS?



A: Escrow shares and milestone shares are subject to certain ATS Medical set-off rights in the event it has indemnification claims under the amended merger agreement and are available to cover any failure of Edwards LifeSciences PVT, Inc. ("Edwards") to pay its $2,000,000 payment obligation to 3F Therapeutics. Furthermore, escrow shares are available to cover any shortfall of the targeted net operating assets upon reconciliation of the amended operating budget agreed upon by the parties governing 3F Therapeutics operations between December 1, 2005 and the closing. The amended merger agreement provides that the escrow shares or milestone shares (if any) may be used by ATS Medical to satisfy ATS Medical's set-off rights and indemnification claims for damages and losses incurred by 3F Therapeutics or ATS Medical (and their directors, officers and affiliates) that are not otherwise covered by applicable insurance arising from two lawsuits initiated against 3F Therapeutics and Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics. For additional information concerning additional set-off rights with respect to the escrow shares and the milestone shares, see "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger" beginning on page 83.



Q: HOW COULD OUTSTANDING LITIGATION CLAIMS AGAINST 3F THERAPEUTICS AFFECT THE
   NUMBER OF SHARES THAT MAY BE ISSUED TO 3F THERAPEUTICS STOCKHOLDERS IN CONNECTION WITH THE MERGER?



A: The number of shares of ATS Medical common stock that 3F Therapeutics stockholders may receive in the merger is subject to possible reduction to cover the amount of losses, liabilities or damages suffered by ATS Medical or 3F Therapeutics (or their officers, directors or affiliates) arising from claims in connection with the Abbey litigation (as described in "Proposal 1:
   The Merger -- Legal Proceedings" beginning on page 95). Any reduction for these purposes could be made by set-off against the 1,400,000 escrow shares and, to the extent necessary and when available, by set-off against any milestone shares that become issuable to 3F Therapeutics stockholders upon achievement of certain milestones. Any damages arising out of the Abbey litigation incurred prior to closing will result in a dollar-for-dollar adjustment of the calculation of the actual net operating assets, provided that no adjustment to the initial merger consideration will be made to the extent that the damages arising out of the Abbey claims are offset by positive adjustment, if any, to the calculation of the actual net operating assets.



Q: WILL FRACTIONAL SHARES BE ISSUED IN THE MERGER?



A: 3F Therapeutics stockholders will not receive any fractional shares of ATS
   Medical common stock. Instead, they will receive cash in an amount equal to the average trading price of ATS Medical common stock on the Nasdaq Global Market for the 60 trading days ending either on the day immediately prior to the completion of the merger (with respect to the initial merger consideration) or on the day that is 15 days following the achievement of a milestone (with respect to the milestone shares), in each case multiplied by the appropriate fraction. For additional information concerning fractional shares, see "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger" beginning on page 83.



Q: WHAT ARE THE MINIMUM AND MAXIMUM NUMBER OF SHARES OF ATS MEDICAL COMMON STOCK
   THAT MAY BE ISSUED TO 3F THERAPEUTICS STOCKHOLDERS IN CONNECTION WITH THE MERGER?



A: The maximum number of shares that may be issued to 3F Therapeutics stockholders is 19,000,000 shares, which includes the initial merger consideration of 9,000,000 shares and milestone shares of up to 10,000,000 shares. The aggregate merger consideration of 19,000,000 shares represents approximately 0.98 shares of ATS Medical common stock (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger) for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing. If, however, the product development milestones are not achieved and all of the escrow shares are subject to set-off or otherwise required to satisfy 3F Therapeutics' indemnification obligations, and assuming there is no estimated reduction amount related to the amended operating budget, a minimum of 7,600,000 shares of ATS Medical common stock could be issued to 3F Therapeutics stockholders, which represents approximately 0.40 shares of ATS Medical common stock (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants) for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing.



Q: DO 3F THERAPEUTICS STOCKHOLDERS HAVE APPRAISAL RIGHTS WITH RESPECT TO THEIR
   SHARES OF 3F THERAPEUTICS CAPITAL STOCK?



A: Under Delaware law, holders of 3F Therapeutics capital stock have the right to an appraisal and to receive payment in cash for the fair value of their 3F Therapeutics capital stock, as determined by the Court of Chancery of the State of Delaware. Any 3F Therapeutics stockholder who consents to the merger and the transactions contemplated by the amended merger agreement will not be able to seek appraisal rights under Delaware law. If holders of shares representing more than 5% of the issued and outstanding shares of 3F Therapeutics common stock, or any holder who holds more than 2% of the outstanding common stock of 3F Therapeutics (in each case, determined on a fully diluted basis), exercises appraisal rights, ATS Medical can elect not to complete the merger. For a detailed discussion of appraisal rights under Delaware law, see "Proposal 1: The Merger -- Appraisal Rights of 3F Therapeutics Stockholders" beginning on page 92 and "Appraisal Rights under
   Section 262 of the Delaware General Corporation Law" attached to this proxy statement/prospectus as Appendix F.



Q: HOW SOON AFTER THE CLOSING WILL SHARES OF ATS MEDICAL COMMON STOCK BE
   AVAILABLE TO 3F THERAPEUTICS STOCKHOLDERS?



A: Under the terms of an exchange agent agreement, upon the surrender of a 3F
   Therapeutics stock certificate for cancellation, together with a completed letter of transmittal, the holder of such 3F Therapeutics stock certificate will be entitled to receive the applicable number of shares of ATS Medical common stock into which such shares of 3F Therapeutics capital stock were converted in the merger, plus cash in lieu of fractional shares. The shares of ATS Medical common stock will be distributed to 3F Therapeutics stockholders within five days following the closing date, expiration of the escrow period (subject to set-off for indemnification claims) or milestone achievement date, as applicable. For additional information concerning the exchange process, see "The Merger Agreement -- Certain Covenants and Agreements -- Exchange Agent Agreement" beginning on page 107.


Q: WILL ATS MEDICAL SHAREHOLDERS RECEIVE ADDITIONAL SHARES OF ATS MEDICAL COMMON
   STOCK IN THE MERGER?

A: No. ATS Medical will issue ATS Medical common stock only to 3F Therapeutics stockholders in the merger. ATS Medical shareholders will continue to hold the same number of shares of ATS Medical common stock after the merger.


Q: WILL THE MERGER DILUTE THE VOTING POWER OF ATS MEDICAL SHAREHOLDERS?



A. Yes. The issuance of shares of ATS Medical common stock to 3F Therapeutics stockholders will dilute the voting power of existing ATS Medical shareholders. The actual amount of dilution at the time of closing cannot be determined until the net operating assets adjustment is ultimately determined in the manner described above since the total number of shares of ATS Medical common stock to be issued to 3F Therapeutics stockholders will not be determined until that time. Additional dilution also may occur as a result of the issuance of additional shares of ATS Medical common stock to 3F Therapeutics stockholders upon the achievement of certain post-merger milestones by 3F Therapeutics as summarized above and described in greater detail in the amended merger agreement. In no event will more than 9,000,000 shares of ATS Medical common stock be issued by ATS Medical as initial merger consideration or more than 10,000,000 additional shares of ATS Medical common stock be issued upon the achievement of such post-closing milestones (adjusted for stock splits, stock dividends or the like). If 7,600,000 shares of ATS Medical common stock were issued in connection with the merger, the voting power of current ATS Medical shareholders, based on the outstanding shares of ATS Medical as of the date of the merger agreement, would be reduced from 100% to approximately 80%. If the initial merger consideration of 9,000,000 shares of ATS Medical common stock were issued in connection with the merger, the voting power of current ATS Medical shareholders, based on the outstanding shares of ATS Medical as of the date of the merger agreement, would be reduced from 100% to approximately 78%. If the aggregate merger consideration of 19,000,000 shares of ATS Medical common stock were issued in connection with the merger, based on the outstanding shares of ATS Medical as of the date of the merger agreement, the voting power of current ATS Medical shareholders, based on the outstanding shares of ATS Medical as of the date of the merger agreement, would be reduced from 100% to approximately 62%. For additional information concerning the effect of dilution on existing ATS Medical shareholders, see "Risk Factors -- The issuance of shares of ATS Medical common stock to 3F Therapeutics stockholders in the merger will substantially reduce the ownership percentage of current ATS Medical shareholders" beginning on page 37.


Q: WHO WILL MANAGE THE COMBINED COMPANY AFTER THE MERGER?


A. Upon completion of the merger, Michael D. Dale, the current president and chief executive officer of ATS Medical, will serve as the president and chief executive officer of the combined company. The board of directors of the post-merger combined company will consist of Michael D. Dale, Robert E. Munzenrider, Steven M. Anderson and Eric W. Sivertson, current directors of ATS Medical. In addition, if the merger is completed, 3F Therapeutics has the right to designate one person for appointment by the board of directors of ATS Medical to serve as a director of ATS Medical. Theodore C. Skokos, currently the chairman of the board and a stockholder of 3F Therapeutics, is expected to be 3F Therapeutics' nominee to the ATS Medical board of directors. For additional information concerning management after the merger, see "Proposal 1: The Merger -- Management Following the Merger" beginning on page 87.

Q: WHO WILL MANAGE 3F THERAPEUTICS AFTER THE MERGER?


A: Upon completion of the merger, Walter A. Cuevas, currently president and chief executive officer, a director and a stockholder of 3F Therapeutics, will serve as president of the surviving subsidiary, 3F Therapeutics. In addition, the surviving entity will be managed by Michael D. Dale as chief executive officer, Deborah K. Chapman as chief financial officer and treasurer and Richard A. Curtis as vice president and secretary. The board of directors of the surviving entity will consist of three members, Michael D. Dale, Richard A. Curtis and Deborah K. Chapman. For additional information concerning management after the merger, see "Proposal 1: The
   Merger -- Management Following the Merger" beginning on page 87.


Q: WHO MAY VOTE AT THE ATS MEDICAL ANNUAL SHAREHOLDERS MEETING?


A: All ATS Medical shareholders of record as of the close of business on
   July     , 2006 may vote at the ATS Medical annual shareholders meeting.


Q: WHAT ARE ATS MEDICAL SHAREHOLDERS BEING ASKED TO VOTE UPON IN CONNECTION WITH
   THE ATS MEDICAL ANNUAL SHAREHOLDERS MEETING?


A: ATS Medical shareholders are being asked to vote to approve the issuance of shares of ATS Medical common stock pursuant to the amended merger agreement. ATS Medical shareholders also are being asked to approve an amendment to the Restated Articles of Incorporation to increase the authorized number of ATS Medical common stock from 40,000,000 to 100,000,000 shares. Approval of this proposal is a condition to closing the merger. In addition, ATS Medical shareholders are being asked to elect four directors to the board of directors, to approve an amendment to the ATS Medical 1998 Employee Stock Purchase Plan to authorize 500,000 additional shares to be subject to purchase under the plan, and to approve an amendment to the ATS Medical 2000 Stock Incentive Plan to provide that, in lieu of automatic non-qualified stock option grants, non-employee directors will be automatically granted restricted stock units upon election and re-election to the ATS Medical board of directors.


Q: WHAT 3F THERAPEUTICS STOCKHOLDER APPROVALS ARE NEEDED IN CONNECTION WITH THE
   MERGER?


A: Certain stockholders of 3F Therapeutics holding in excess of 67% of the issued and outstanding preferred stock of 3F Therapeutics (determined on an as-converted-to-common-stock basis) and holding a majority of the common stock and preferred stock (voting together as a single class on an as-converted-to-common-stock basis) have signed written consents approving the merger agreement and the amendment to the merger agreement and the principal terms thereof. As a result, the amended merger agreement has been approved by 3F Therapeutics stockholders.


Q: WHAT ARE 3F THERAPEUTICS STOCKHOLDERS BEING ASKED TO CONSENT TO IN CONNECTION
   WITH THE CONSENT SOLICITATION?


A: 3F Therapeutics stockholders who have not already approved the merger are being asked to approve the merger agreement and the amendment to the merger agreement and the principal terms thereof as required by the terms of the amended merger agreement.


Q: WHAT ARE THE INDEMNIFICATION OBLIGATIONS AND LIMITS OF 3F THERAPEUTICS
   STOCKHOLDERS?


A: Under the amended merger agreement, 3F Therapeutics stockholders are required to indemnify ATS Medical for any breach of its representations, warranties or covenants under the amended merger agreement, any liabilities for taxes for any periods ending on or before the completion of the merger, one-half of any payments made to 3F Therapeutics stockholders who seek appraisal under Delaware law in excess of the merger consideration per share, any failure by 3F Therapeutics to have all its stock options either exercised or terminated by optionholders and to terminate its stock option plan prior to the closing date, any claim by and among the 3F Therapeutics stockholder representative and the 3F Therapeutics stockholders and any failure by 3F Therapeutics to obtain assignments from inventors as required under the amended merger agreement. In addition, ATS Medical has certain set-off rights with respect to escrow shares and milestone shares used to cover any indemnification claims, the failure, under certain circumstances, of Edwards to pay its $2,000,000 payment obligation to

   3F Therapeutics, or any failure to cover a shortfall of the net operating assets upon reconciliation of the operating budget agreed upon by the parties governing 3F Therapeutics operations between December 1, 2005 and the closing date. The liability of any 3F Therapeutics stockholder for indemnification claims under the amended merger agreement will be limited to such stockholder's proportionate interest in the escrow shares and milestone shares. The amendment also provides for express indemnification by 3F Therapeutics stockholders for all damages incurred by ATS Medical in connection with claims arising out of the Abbey litigation. ATS Medical also reserved its (a) right to seek indemnification for all breaches arising prior to execution of the amendment, (b) indemnification rights and its rights to terminate the merger agreement if facts and circumstances arise subsequent to the execution of the amendment that, in combination with facts and circumstances actually known by ATS Medical prior to execution of the amendment, constitute a material breach of the merger agreement and (c) rights of any nature with respect to the Abbey litigation and with respect to the 3F Therapeutics stock options that are not terminated or exercised in accordance with the merger agreement, as amended. For additional information concerning the indemnification obligations and limits of 3F Therapeutics stockholders, see "The Merger Agreement -- Certain Representations and Warranties -- Indemnification Limits" beginning on page 102.



Q: WHAT DO ATS MEDICAL SHAREHOLDERS NEED TO DO NOW?



A: ATS Medical shareholders should read this proxy statement/prospectus carefully.


   ATS Medical shareholders should then complete and sign the proxy card and return it in the enclosed envelope. This will enable their shares to be represented at the ATS Medical annual shareholders meeting.


Q: WHAT DO 3F THERAPEUTICS STOCKHOLDERS NEED TO DO NOW?



A: 3F Therapeutics stockholders should read this proxy statement/prospectus carefully. 3F Therapeutics stockholders who wish to consent will need to sign and return the two enclosed consents in the enclosed envelope. 3F Therapeutics optionholders will need to sign and return the enclosed agreement to exercise or terminate their options.



   Although certain stockholders of 3F Therapeutics holding the necessary voting power have already signed a written consent approving the merger agreement and the principal terms thereof and the amendment to the merger agreement, the amended merger agreement requires 3F Therapeutics to solicit written consents from the remaining 3F Therapeutics stockholders. The parties believe that it is advisable to seek the consent of additional 3F Therapeutics stockholders because soliciting such consents (1) satisfies the requirements of the amended merger agreement, (2) is consistent with good corporate governance practices and (3) provides guidance to the parties regarding the number of 3F Therapeutics stockholders who may seek to exercise appraisal rights with respect to their shares.


Q: IF ATS MEDICAL SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER
   VOTE THE SHARES FOR THE STOCKHOLDER?


A: A broker will be able to vote shares of ATS Medical common stock without instructions from the shareholder in connection with the proposal to elect four directors to the ATS Medical board of directors. A broker will not be able to vote shares of ATS Medical common stock without instructions from the shareholder, however, in connection with the proposals to approve the issuance of ATS Medical common stock pursuant to the amended merger agreement, to amend ATS Medical's Restated Articles of Incorporation to increase the number of authorized shares to amend the ATS Medical 1998 Employee Stock Purchase Plan or to amend the ATS Medical 2000 Stock Incentive Plan.


Q: CAN A VOTE BE CHANGED BY ATS MEDICAL SHAREHOLDERS AFTER A PROXY CARD HAS BEEN
   SUBMITTED WITH VOTING INSTRUCTIONS?

A: Yes. Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of ATS Medical at its principal executive office. Any written revocation must bear a date later than the date of the proxy stating that the proxy is revoked. ATS Medical shareholders may execute a new, signed proxy bearing a later date, or if a holder of record, by attending the ATS Medical annual meeting and voting in person. If ATS Medical shareholders hold shares in "street name," then ATS Medical shareholders must get a proxy from their broker, bank or other custodian to vote the shares in person at the annual meeting.


Q: HOW WILL SHARES OF ATS MEDICAL BE VOTED IF A BLANK PROXY CARD IS RETURNED?



A. Signed and returned proxy cards that do not indicate how the ATS Medical shareholder wants to vote will be counted as a vote "FOR" Proposals 1-5 described in the ATS Medical notice of 2006 annual meeting of shareholders at the ATS Medical annual shareholders meeting.


Q: CAN A CONSENT BE CHANGED BY 3F THERAPEUTICS STOCKHOLDERS AFTER A CONSENT HAS
   BEEN SIGNED AND RETURNED?


A: No. Once a consent has been signed and returned, a 3F Therapeutics stockholder will irrevocably be deemed to have approved the matters specified in the consent. To approve the amended merger agreement, 3F Therapeutics stockholders must sign both of the two enclosed written consents.


Q: SHOULD 3F THERAPEUTICS STOCKHOLDERS SEND IN THEIR 3F THERAPEUTICS STOCK
   CERTIFICATES NOW?

A: No. After the merger, the exchange agent acting on behalf of ATS Medical will send 3F Therapeutics stockholders written instructions for exchanging their stock certificates. 3F Therapeutics stockholders should not send in their stock certificates now.

Q: WHAT ARE HOLDERS OF 3F THERAPEUTICS OPTIONS AND WARRANTS REQUIRED TO DO IN
   CONNECTION WITH THE MERGER?


A: 3F Therapeutics has agreed to cause all holders of 3F Therapeutics stock options granted under 3F Therapeutics' stock option plan to agree in writing, not less than 10 days prior to the effective time of the merger, that any 3F Therapeutics stock options outstanding at the effective time of the merger shall terminate and be canceled at such time. 3F Therapeutics also has agreed to take any action necessary to terminate its stock option plan as of the effective time of the merger. Cancellation or exercise of all outstanding 3F Therapeutics options and warrants prior to the effective time is a condition to closing the merger. If ATS Medical decides to waive 3F Therapeutics' non-compliance, if any, with the closing condition requiring all holders of 3F Therapeutics options to either terminate or exercise their options in accordance with the amended merger agreement, such holders would have the right to exercise their options for the right to receive merger consideration consisting of shares of ATS Medical common stock, but ATS Medical would have the right to reserve for future issuance shares of ATS Medical common stock that would otherwise have been payable to holders of 3F Therapeutics options if such holders had exercised their options in full in accordance with the requirements of the amended merger agreement. These reserved shares could reduce the number of shares to be issued to 3F Therapeutics stockholders upon the closing of the merger. In addition, no payment of milestone shares shall be made to holders of outstanding 3F Therapeutics options until the options have been exercised in accordance with their terms. Prior to exercise, all milestone shares that otherwise would have been issuable to such option holders shall be reserved for issuance and available for distribution when and if the outstanding options are exercised and the milestones are achieved. If, following the achievement of the final milestone, not all of the milestone shares have been paid, due to the non-exercise of any 3F Therapeutics options, then following the expiration, termination or exercise of the last outstanding option, all milestone shares remaining as of that time will be deposited with the exchange agent for distribution to all former 3F Therapeutics stockholders in accordance with the terms of the exchange agreement.



   In the case of outstanding 3F Therapeutics warrants, holders of 3F Therapeutics warrants need to decide whether to exercise not later than 10 days before closing. All but two of the outstanding 3F Therapeutics warrants will expire by their terms if not exercised by the effective date of the merger. The other two warrants will automatically be exercised pursuant to the cashless exercise provisions of those warrants effective upon the consummation of the merger.

   Holders of 3F Therapeutics options or warrants are strongly encouraged to consult their own tax advisors as to the specific tax consequences associated with any exercise of their respective options or warrants. For additional information concerning the obligations of holders of 3F Therapeutics options and warrants, see "Proposal 1: The Merger -- Treatment of 3F Therapeutics Options, Warrants and Preferred Stock in the Merger" beginning on page 85.


Q: HOW QUICKLY CAN 3F THERAPEUTICS STOCKHOLDERS SELL SHARES OF ATS MEDICAL
   COMMON STOCK THEY RECEIVE IN THE MERGER?


A: Directors who are also stockholders of 3F Therapeutics and certain principal stockholders of 3F Therapeutics have entered or will, prior to closing, enter into share transfer restriction agreements restricting their ability to sell shares of ATS Medical common stock they receive in the merger. Assuming that all currently outstanding options and warrants of 3F Therapeutics are exercised in full prior to the closing of the merger and that all of the initial merger consideration, including the escrow shares, and all of the milestone shares will be paid to the 3F Therapeutics stockholders, the aggregate number of shares of ATS Medical common stock subject to share transfer restriction agreements will be (1) approximately 5,145,073 shares payable as initial merger consideration, (2) approximately 571,675 shares constituting escrow shares, and (3) approximately 6,351,944 shares potentially payable as milestone shares if milestones are achieved.



   The share transfer restriction agreements provide that the 3F Therapeutics stockholder party thereto will not to sell, transfer, assign, pledge, hypothecate, or otherwise dispose of ATS Medical common stock the stockholder receives as initial merger consideration prior to the six-month anniversary of the closing date of the merger. After this initial six-month lockup period, the transfer restrictions lapse with respect to one-sixth of the shares received by each 3F Therapeutics stockholder party thereto as initial merger consideration. On the date that is six months after the initial lock-up period ends, all transfer restrictions lapse with respect to the initial merger consideration shares received by such stockholder.



   With respect to the escrow shares and the milestone shares, such shares are also subject to transfer restrictions. However, these transfer restrictions lapse with respect to one-sixth of the escrow shares or milestone shares, as applicable, received by such 3F Therapeutics stockholder for each of the five months after the receipt of such shares. All transfer restrictions lapse with respect to the escrow shares or the milestone shares, as applicable, six months after the escrow shares or milestone shares are distributed to such 3F Therapeutics stockholder.



   It is a condition to ATS Medical's obligation to close the merger that directors, executive officers and others who are affiliates of 3F Therapeutics will have also signed affiliate letters agreeing that any resale of their shares of ATS Medical common stock will be only pursuant to applicable securities law. In addition, 3F Therapeutics stockholders who hold more than 100,000 shares of 3F Therapeutics common stock, and all directors of 3F Therapeutics who are also stockholders, must enter into share transfer restriction agreements.



   Unless a 3F Therapeutics stockholder has signed a share transfer restriction agreement or is an affiliate, any shares of ATS Medical common stock received by such 3F Therapeutics stockholder will be freely transferable. The issuance of ATS Medical common stock pursuant to the merger will have been authorized by the ATS Medical board of directors and ATS Medical shareholders and will be registered under the Securities Act. For additional information concerning share transfer restrictions, see "Proposal 1: The Merger -- Transfer Restrictions -- Share Transfer Restriction Agreements beginning on page 88.


Q: WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: In the opinion of Reed Smith LLP, counsel to 3F Therapeutics, the merger will qualify as a reorganization for U.S. federal income tax purposes. In accordance with treatment of the merger as a reorganization, in general, 3F Therapeutics stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except that 3F Therapeutics stockholders will recognize imputed interest income with respect to a portion of the escrow shares or milestone shares. The tax consequences associated with the merger are complex and in some instances uncertain. Accordingly,

   3F Therapeutics stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including tax return reporting requirements and applicable federal, state, local and foreign tax consequences to them of the merger in their particular circumstances. For a discussion of material tax consequences associated with the merger, see "Proposal 1: The Merger -- Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 89.


Q: WHO CAN ANSWER SHAREHOLDER QUESTIONS?

A: ATS Medical shareholders should contact the following person with any questions about the merger and the related transactions:


   Deborah K. Chapman

   ATS Medical, Inc.
   3905 Annapolis Lane, Suite 105
   Minneapolis, Minnesota 55447
   (763) 553-7736

   3F Therapeutics stockholders should contact the following person with any questions about the merger and the related transactions:

   Walter A. Cuevas
   3F Therapeutics, Inc.
   20412 James Bay Circle
   Lake Forest, California 92630
   (949) 380-9333

Q: WHERE CAN SHAREHOLDERS FIND MORE INFORMATION ABOUT ATS MEDICAL?

A: ATS Medical files reports and other information with the SEC. Shareholders may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the internet site the SEC maintains at www.sec.gov. Shareholders can also download these filings from the ATS Medical website at www.atsmedical.com or request copies of these documents by contacting ATS Medical.

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to ATS Medical shareholders or 3F Therapeutics stockholders. To understand the merger and the transactions contemplated by this proxy statement/ prospectus fully, ATS Medical shareholders and 3F Therapeutics stockholders should read carefully the entire proxy statement/prospectus, including the documents attached as appendices. The merger agreement is attached as Appendix A, the amendment to the merger agreement is attached as Appendix B and the form of the proposed amendment to the ATS Medical Restated Articles of Incorporation is attached as Appendix C to this proxy statement/prospectus. Page references are included parenthetically in this summary to direct you to a more complete description of the topics discussed herein.


THE COMPANIES

  ATS MEDICAL


     ATS Medical develops, manufactures and markets medical devices primarily for use by cardiovascular or cardiothoracic surgeons during cardiac surgery. Although sales of its mechanical heart valves represented approximately 90% of its sales in 2005 and 100% of its sales in both 2004 and 2003, ATS Medical's mission is to create a company with a diversified product portfolio focused exclusively on the cardiac surgeon. ATS Medical's objectives are to establish the ATS Medical Open Pivot(R) Heart Valve as the standard of care for patients requiring a mechanical heart valve and to selectively add new products primarily through acquisitions and strategic product development or distribution agreements. ATS Medical is a Minnesota corporation that was incorporated in 1987. ATS Medical's principal executive office is located at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447; telephone: (763) 553-7736.


  3F THERAPEUTICS

     3F Therapeutics is an early stage medical device company in the emerging field of minimally invasive beating heart tissue valve replacement. 3F Therapeutics has completed the development and has commercially released in Europe and other foreign countries a biological replacement aortic heart valve, the 3F Therapeutics Aortic Bioprosthesis(TM) Model 1000 (the "Model 1000"), which is the only replacement heart valve that has the ability to be collapsed without suffering damage while also maintaining excellent dynamic flow characteristics after implant. 3F Therapeutics believes that substantial growth in the future within the heart valve industry will be the result of the introduction of minimally invasive and off-pump products. To address this future demand, 3F Therapeutics is currently developing various minimally invasive and off-pump aortic valve concepts, including its 3F Enable Aortic Heart Valve(TM) ("Enable"), which is intended to reduce surgical cross-clamp and cardio-pulmonary bypass time, and its 3F Entrata Aortic Heart Valve System(TM) ("Entrata"), which is an off-pump aortic valve. 3F Therapeutics is a Delaware corporation that was incorporated in 1998. 3F Therapeutics' principal executive office is located at 20412 James Bay Circle, Lake Forest, California 92630; telephone: (949) 380-9333.

STRUCTURE OF THE MERGER

     In the merger, 3F Therapeutics and a newly formed subsidiary of ATS Medical will merge, with 3F Therapeutics surviving the merger and becoming a wholly owned subsidiary of ATS Medical.


     Copies of the merger agreement and the amendment to the merger agreement (the "amendment" or collectively as amended, the "amended merger agreement") are attached to this proxy statement/ prospectus as Appendices A and B, respectively, and are incorporated by reference into this proxy statement/prospectus.

MERGER AGREEMENT AMENDMENT (SEE PAGE 61)



     On June 13, 2006, ATS Medical, Seabiscuit Acquisition Corp., 3F Therapeutics and the 3F Therapeutics stockholder representative entered into Amendment No. 1 to Agreement and Plan of Merger (the "amendment") (collectively, as amended, the "amended merger agreement").



     The amendment (a) extended the termination date of the merger agreement from June 15, 2006 to August 31, 2006, (b) provided for express indemnification by 3F Therapeutics stockholders of all damages incurred by ATS Medical arising out of the two lawsuits initiated by Arthur Abbey against 3F Therapeutics and Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics (the "Abbey I Litigation and Abbey II Litigation"), (c) amended the operating budget of 3F Therapeutics, which was an exhibit to the merger agreement, to reflect anticipated increases in certain 3F Therapeutics operating expenses for the months of June, July, and August 2006, (d) provided that, assuming ATS Medical decided to waive 3F Therapeutics' non-compliance, if any, with the closing condition requiring all 3F Therapeutics option holders to either terminate or exercise their options in accordance with the merger agreement, as amended, ATS Medical has the right to reserve, from the shares of ATS Medical common stock that would otherwise have been paid at the closing of the merger, that number of shares of ATS Medical common stock that would have been payable to 3F Therapeutics option holders had such holders exercised their options in full in accordance with the requirements of the merger agreement (such shares to be issued upon exercise of such options), and (e) increased the number of ATS Medical common shares to be placed in escrow from 900,000 to 1,400,000, thereby reducing the total number of ATS Medical shares to be issued at the closing to a maximum of 7,600,000 shares.



     In the amendment, ATS Medical expressly acknowledged that, on the date of execution of the amendment, certain officers of ATS Medical did not have any actual knowledge of any breach by 3F Therapeutics of any representations and warranties contained in the merger agreement other than the Abbey I Litigation and Abbey II Litigation. Notwithstanding this acknowledgement, however, ATS Medical reserved its (a) right to seek indemnification for all breaches arising prior to the execution of the amendment, (b) indemnification rights and its rights to terminate the amended merger agreement if facts and circumstances arose subsequent to the execution of the amendment that, in combination with facts and circumstances actually known by ATS Medical prior to execution of the amendment, constituted a material breach of the amended merger agreement, and
(c) rights of any nature with respect to the Abbey I Litigation and Abbey II Litigation and with respect to the 3F Therapeutics stock options that are not terminated or exercised in accordance with the merger agreement, as amended. None of the provisions contained in the amendment reduce the total merger consideration that may be paid to the stockholders of 3F Therapeutics in connection with the merger, which remains up to 9,000,000 shares of ATS Medical common stock payable as initial merger consideration and up to 10,000,000 shares of ATS Medical common stock payable upon achievement of certain milestones.



DETERMINATION OF THE BOARD OF DIRECTORS OF ATS MEDICAL AND RECOMMENDATION TO ATS MEDICAL SHAREHOLDERS (SEE PAGE 62)



     The ATS Medical board of directors believes that the merger is advisable, fair and in the best interests of ATS Medical and its shareholders, and the ATS Medical board approved the amended merger agreement and the merger. The board recommends that ATS Medical shareholders vote "FOR" the proposal to approve the issuance of shares of ATS Medical common stock pursuant to the merger agreement, "FOR" the proposal to increase the number of authorized shares of ATS Medical's capital stock, "FOR" the proposal to elect four directors to the ATS Medical board of directors, "FOR" an amendment to the ATS Medical 1998 Employee Stock Purchase Plan to increase the number of shares that may be purchased under that plan by 500,000 shares; and "FOR" the amendment to the ATS Medical 2000 Stock Incentive Plan to provide that, in lieu of automatic non-qualified stock option grants, non-employee directors will be automatically granted restricted stock units upon election and re-election to the ATS Medical board of directors.

DETERMINATION OF THE BOARD OF DIRECTORS OF 3F THERAPEUTICS AND RECOMMENDATION TO 3F THERAPEUTICS STOCKHOLDERS (SEE PAGE 63)



     The 3F Therapeutics board of directors believes that the merger is advisable, fair and in the best interests of 3F Therapeutics and its stockholders, and the 3F Therapeutics board of directors unanimously approved the merger agreement, the merger and the amendment to the merger agreement. The board recommends that 3F Therapeutics stockholders consent to the transactions contemplated by the amended merger agreement. As a condition to the continued effectiveness of the merger agreement, on January 23, 2006, 3F Therapeutics obtained the signatures, via a written consent, of stockholders holding a sufficient number of shares of its common and preferred classes of stock to approve the merger agreement. On June 14, 2006, 3F Therapeutics obtained the signatures, via a written consent, of stockholders holding a sufficient number of shares of its common and preferred classes to approve the amendment to the merger agreement.



REASONS FOR THE MERGER (SEE PAGES 62-64)



     In approving the merger, the merger agreement and the amendment to the merger agreement, the boards of directors of ATS Medical and 3F Therapeutics identified a number of potential benefits of the merger that they believe will contribute to the success of the combined company, considered the structure of the transaction and the terms of the merger agreement and related documents and also identified and considered a number of uncertainties and risks. The boards of directors of each entity concluded that the potential benefits of the merger outweighed the potential risks. To review the reasons for the merger in detail, see the sections entitled "Proposal 1: The Merger -- ATS Medical's Reasons for the Merger" and "Proposal 1: The Merger -- 3F Therapeutics' Reasons for the Merger" beginning on pages 62 and 63, respectively.



OPINION OF ATS MEDICAL'S FINANCIAL ADVISOR (SEE PAGE 64)



     In deciding to approve the merger, one of the factors that the ATS Medical board of directors considered was the opinion of its financial advisor, Piper Jaffray & Co. ("Piper Jaffray"), that as of the date of the opinion and subject to the considerations set forth in the opinion, the ATS Medical common stock to be issued to 3F Therapeutics stockholders is fair to ATS Medical from a financial point of view. PIPER JAFFRAY'S OPINION WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE ATS MEDICAL BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND ITS OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF ATS MEDICAL COMMON STOCK SHOULD VOTE WITH RESPECT TO APPROVING THE ISSUANCE OF ADDITIONAL SHARES OF ATS MEDICAL COMMON STOCK IN CONNECTION WITH THE PROPOSED MERGER. The full text of the Piper Jaffray opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken by Piper Jaffray in connection with its opinion, is attached, with the approval of Piper Jaffray, as Appendix D to this proxy statement/prospectus.


     ATS Medical urges you to read the opinion carefully.


OPINION OF 3F THERAPEUTICS' FINANCIAL ADVISOR (SEE PAGE 72)



     In connection with the merger, the 3F Therapeutics board of directors received a written opinion, dated January 23, 2006, from 3F Therapeutics' financial advisor, UBS Securities LLC ("UBS"), as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate merger consideration. The full text of UBS' written opinion, dated January 23, 2006, is attached to this proxy statement/prospectus as Appendix E. 3F Therapeutics encourages holders of 3F Therapeutics common stock to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS' OPINION WAS PROVIDED TO THE 3F THERAPEUTICS BOARD OF DIRECTORS IN ITS EVALUATION OF THE AGGREGATE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SECURITY HOLDER WITH RESPECT TO THE PROPOSED MERGER OR ANY RELATED MATTER.


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


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 79)



     Some of the executive officers and directors of 3F Therapeutics have interests in the merger that are different from the interests of 3F Therapeutics stockholders generally. In considering the recommendations of the boards of directors of 3F Therapeutics and ATS Medical with respect to the amended merger agreement, stockholders should be aware that certain 3F Therapeutics' directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of other 3F Therapeutics stockholders generally. These interests include:



     - the expected selection of Theodore C. Skokos as 3F Therapeutics' nominee to the ATS Medical board of directors. In keeping with the policy of ATS Medical in compensating its directors, and assuming that the amendment to the ATS Medical 2000 Stock Incentive Plan is approved by the ATS Medical shareholders, it is anticipated that Mr. Skokos will receive (1) 3,000 restricted stock units on the date of his initial election as a director of ATS Medical and (2) a number of restricted stock units equal to $45,000 divided by the closing price of ATS Medical common stock on the Nasdaq Global Market on the date of grant, upon each re-election as a director at the ATS Medical annual shareholders meeting. Mr. Skokos will also be paid an annual retainer of $20,000, payable quarterly, for service on the ATS Medical board of directors, $1,000 for each board meeting attended by him in person and $500 for each board meeting attended by him telephonically. In addition, he will be reimbursed for travel-related expenses. See "Certain Information Concerning ATS
       Medical -- Compensation of Directors" on page 154 for a description of the compensation payable to directors of ATS Medical.



     - the anticipated execution of a confidentiality and non-solicitation agreement with Walter A. Cuevas, pursuant to which Mr. Cuevas would be employed as president of the surviving subsidiary, 3F Therapeutics. The confidentiality and non-solicitation agreement is expected to provide, among other things, that Mr. Cuevas will (1) maintain the confidentiality of ATS Medical's trade secrets and confidential information, (2) use ATS Medical's trade secrets and confidential information as necessary to perform his duties to ATS Medical, (3) promptly disclose to ATS Medical all inventions, trade secrets and confidential information generated, conceived or reduced to practice by Mr. Cuevas alone or in conjunction with others during his term of employment with ATS Medical and within 24 months thereafter and (4) not solicit ATS Medical's customers or employees for a period of 12 months after his termination of employment for whatever reason. In return for these covenants and agreements, Mr. Cuevas would be employed by ATS Medical as the president of 3F Therapeutics for an initial annual base salary of $275,000, which salary will be reviewed annually and will be subject to merit increases. Mr. Cuevas also would be entitled to fringe benefits and perquisites that are substantially the same as those provided to other executive officers of ATS Medical. In addition, it is anticipated that the agreement will provide that, if Mr. Cuevas is terminated without cause by ATS Medical or Mr. Cuevas terminates his employment for "good reason" (as defined in the confidentiality and non-solicitation agreement), Mr. Cuevas would be entitled to receive 12 months of severance benefits from ATS Medical. This confidentiality and non-solicitation agreement would be executed immediately prior to the closing, with such agreement becoming effective as of the effective time of the merger.



     - it is anticipated that 3F Therapeutics and Rodolfo C. Quijano, M.D. will enter into an agreement providing for the termination of Dr. Quijano's employment, pursuant to which he will receive severance pay of $125,000 (representing one-half of his annual salary as of the date of this proxy statement/prospectus). Concurrently with the execution of that agreement, it is anticipated that 3F Therapeutics and Dr. Quijano will enter into a one-year consulting agreement under which he will receive annual consulting fees of $125,000. If Dr. Quijano's consulting agreement is terminated prior to the end of the one-year term for any reason other than "cause" (as defined in the consulting agreement), he will continue to be entitled to receive his consulting fees for the remainder of that one-year period. Following termination of his employment, it is anticipated that Dr. Quijano will no longer serve as Chief Technical Officer of 3F Therapeutics. 3F Therapeutics
intends to enter into these agreements prior to the effective time of the merger, with the consulting agreement continuing thereafter.



     - the retention agreements with Walter A. Cuevas, Louis H. Bunn and Dennis
       L. Sellke entitling each to lump-sum retention payments equal to one year of their respective annual salaries if they remain continuously and actively employed with 3F Therapeutics on a full-time basis through and including the closing of the merger and certain other conditions are met. The amount of the payment that these officers may be entitled to receive under the retention agreements is $275,000 for Mr. Cuevas, $190,437 for Mr. Bunn and $182,435 (less the aggregate amount paid to him by 3F Therapeutics as base salary for services rendered between July 1, 2006 and the closing date of the merger) for Mr. Sellke.



     Although 3F Therapeutics' board of directors was aware of these interests and potential interests when considering whether to approve and adopt the amended merger agreement, such interests were not determined to have any particular importance in reaching its decision. For additional information on these and other interests in the merger, see "Proposal 1: The
Merger -- Interests of Certain Persons in the Merger" beginning on page 79.



SHARES HELD BY CERTAIN STOCKHOLDERS (SEE PAGES 149 AND 161)



     Approval of the issuance of up to 19,000,000 shares of ATS Medical common stock pursuant to the merger agreement (as amended) by ATS Medical's shareholders requires the affirmative vote of the holders of a majority of the shares of ATS Medical common stock outstanding and entitled to vote at the
annual meeting. As of July     , 2006, approximately --% of the outstanding
shares of ATS Medical common stock entitled to vote at the ATS Medical annual shareholders meeting were beneficially owned by directors and executive officers of ATS Medical and their affiliates. Neither ATS Medical nor any of its directors or executive officers owns any shares of 3F Therapeutics.



     Stockholders holding a majority of the outstanding shares of common stock and preferred stock of 3F Therapeutics have approved the amended merger agreement and the transactions contemplated by the amended merger agreement by written consent. As of January 23, 2006, approximately 14.33% of the outstanding shares of 3F Therapeutics common stock (determined on an as-converted-to-common-stock basis) entitled to consent to the merger were beneficially owned by directors and executive officers of 3F Therapeutics and their affiliates, which shares represent an aggregate of approximately 2,657,914 votes (on an as-converted-to-common-stock basis). Neither 3F Therapeutics nor any of its directors or executive officers owns any shares of common stock of ATS Medical.



ATS MEDICAL ANNUAL SHAREHOLDERS MEETING (SEE PAGE 52)



     The annual meeting of shareholders of ATS Medical will be held on    --   ,
2006, at 4:00 p.m. Central Daylight Time, at the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota. You are entitled to vote at the ATS Medical annual shareholders meeting if you held shares of ATS Medical common stock of record at the close of business on July
  , 2006. Each share of ATS Medical common stock is entitled to one vote on each matter to be voted upon at the meeting, and there is no cumulative voting.



     At the annual meeting, ATS Medical shareholders will be asked to consider and approve the issuance of shares of ATS Medical common stock to the shareholders of 3F Therapeutics and certain additional matters outlined below. Approval of the issuance of shares of ATS Medical common stock pursuant to the amended merger agreement requires the affirmative vote of the majority of the outstanding shares of ATS Medical common stock entitled to vote and present in person or by proxy at the annual meeting.



     In addition to the issuance of shares of ATS Medical common stock pursuant to the amended merger agreement, shareholders will consider and vote upon an amendment to ATS Medical's Restated Articles of Incorporation to increase the number of authorized shares of ATS Medical capital stock. Approval of the amendment to the Restated Articles of Incorporation requires the favorable vote of the holders of a majority of the issued and outstanding common stock of ATS Medical. Approval of this proposal is a condition to closing the merger. If ATS Medical shareholders do not approve this proposal, the merger cannot be completed as ATS Medical will not have a sufficient number of shares of authorized common stock to issue to 3F Therapeutics stockholders. This increase in ATS Medical's authorized shares is also necessary to provide ATS Medical with enough shares to allow for the conversion of ATS Medical's 6% Senior Convertible Notes due 2025.


     ATS Medical shareholders will also be asked to elect four directors to the board of directors of ATS Medical, to approve an increase in the number of shares available under the 1998 Employee Stock Purchase Plan and to approve an amendment to the 2000 Stock Incentive Plan which would provide that non-employee directors receive restricted stock units rather than non-qualified stock options upon their election and re-election to the ATS Medical board of directors.


     The ATS Medical board of directors recommends that ATS Medical shareholders vote "FOR" each of these proposals.


3F THERAPEUTICS STOCKHOLDER CONSENTS (SEE PAGE 53)



     The issued and outstanding capital stock of 3F Therapeutics consists of 4,886,480 shares of common stock, 1,875,000 shares of Series A preferred stock, 3,416,668 shares of Series B preferred stock, 900,000 shares of Series C preferred stock, 3,719,631 shares of Series D preferred stock and 2,666,667 shares of Series E preferred stock. Each share of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such share of preferred stock is then convertible. At present, each share of Series A preferred stock is convertible into one share of common stock, each share of Series B preferred stock is convertible into 1.04 shares of common stock, each share of Series C preferred stock is convertible into 1.06 shares of common stock, each share of Series D preferred stock is convertible into 1.07 shares of common stock and each share of Series E preferred stock is convertible into one share of common stock.



     The merger and the transactions contemplated by the amended merger agreement are required to be approved by a majority of the outstanding shares of capital stock of 3F Therapeutics, voting together as a single class on an as-converted-to-common-stock basis, and by least 67% of the outstanding preferred stock of 3F Therapeutics, voting separately as a class, on an as-converted-to-common-stock basis.



     Stockholders of 3F Therapeutics holding shares of common stock and shares of preferred stock representing in excess of 77% of the votes of the common stock and preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and in excess of 78% of the votes of the preferred stock, voting separately as a class on an as-converted-to-common-stock basis, have already signed (1) a written consent approving the merger and the transactions contemplated by the merger agreement and (2) a written consent approving the amendment to the merger agreement. The number of votes held by the 3F Therapeutics stockholders who signed the written consents is sufficient to approve both the merger agreement and the amendment. As required by the merger agreement, 3F Therapeutics is hereby soliciting approval of the remaining 3F Therapeutics stockholders of the amended merger agreement and the transactions contemplated thereby.



RISK FACTORS (SEE PAGE 36)



     In evaluating the merger and the amended merger agreement, you should read this proxy statement/ prospectus carefully and especially consider certain factors, risks and uncertainties discussed in the section entitled "Risk Factors" beginning on page 36 of this proxy statement/prospectus.

CONDITIONS TO THE MERGER (SEE PAGE 110)


     ATS Medical and 3F Therapeutics are not obligated to complete the merger unless several conditions are satisfied, including:


     - approval of the issuance of shares of ATS Medical common stock pursuant to the amended merger agreement by ATS Medical shareholders;


     - approval of the amendment to ATS Medical's Restated Articles of Incorporation by ATS Medical shareholders to increase the authorized shares;

     - execution and delivery of share transfer restriction agreements by certain 3F Therapeutics stockholders;

     - absence of any undisclosed fact, event or circumstance that would have a material adverse effect on either ATS Medical or 3F Therapeutics;

     - listing of the additional shares of ATS Medical to be issued in connection with the merger on the Nasdaq Stock Market; and

     - confirmation that the representations and warranties remain true and correct as of the closing date (except for those that spoke as of an earlier date, which shall be true and correct as of such date).


     These, and other conditions, are set forth in the amended merger agreement. Many of the conditions to the merger may be waived by the parties to the amended merger agreement.



TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 112)



     ATS Medical and 3F Therapeutics may mutually agree at any time to terminate the amended merger agreement without completing the merger, regardless of approval by the ATS Medical shareholders or the 3F Therapeutics stockholders, as applicable. Either party may also terminate the merger agreement (as amended) if, among other reasons:



     - the merger has not been completed by August 31, 2006, unless the failure to complete the merger results primarily from a breach of the merger agreement (as amended) by the party seeking to terminate the merger agreement (as amended);


     - there has been a material breach of a representation, warranty, covenant or agreement that is not timely cured;

     - ATS Medical shareholders fail to approve the proposal to issue shares in connection with the merger and the proposal to amend the ATS Medical Restated Articles of Incorporation to increase the authorized shares of its capital stock or if the board of directors of ATS Medical or 3F Therapeutics withdraws, modifies or changes its recommendation regarding the merger in a manner adverse to the other party;

     - any government or court issues an order or takes another action enjoining or prohibiting the merger; or

     - the average of the closing sale price of ATS Medical common stock on the Nasdaq National Market System in any period of 60 consecutive trading days between January 23, 2006 and the closing date is equal to or less than $1.50 per share.


NO SOLICITATION (SEE PAGE 108)



     The merger agreement provides that 3F Therapeutics will negotiate exclusively with ATS Medical and its representatives and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any other person or entity regarding the acquisition of 3F Therapeutics or other disposition of assets or technology other than in the ordinary course of business and will not furnish to any person any information with respect to any transaction prohibited by the non-solicitation covenant in the merger agreement. 3F Therapeutics agrees to promptly inform ATS Medical of any such inquiry from any third party, including the material terms thereof and the identity of the person making such inquiry, and to keep ATS Medical informed of the status and terms of any such proposals or offers.



THE MERGER CONSIDERATION (SEE PAGES 83-85)



     Up to 19,000,000 shares of ATS Medical common stock may be issued in connection with the merger. As of the closing, a total of up to 9,000,000 shares of ATS Medical common stock will be issued upon the completion of the merger, subject to certain adjustments. Of those shares, a total of 1,400,000 shares will be placed into escrow under the terms of the amended merger agreement and the escrow agreement. The total number of shares issued upon completion of the merger may be reduced depending on the results of a net operating assets adjustment that will be calculated shortly before the completion of the merger.


     3F Therapeutics stockholders also will be entitled to receive up to 10,000,000 additional shares of ATS Medical common stock if 3F Therapeutics achieves certain milestones after closing. If ATS Medical or 3F Therapeutics receives CE approval or PMA approval of 3F Therapeutics' aortic heart valve replacement products known as the Enable valve or the Entrata system or any product that is derived from these technologies, then 3F Therapeutics stockholders will receive an additional 5,000,000 shares of ATS Medical common stock upon the achievement of each such milestone, subject to reduction under certain circumstances. In addition, stockholders of 3F Therapeutics will be entitled to receive these additional shares if one or more of these products is transferred by ATS Medical, whether by sale, license or otherwise, in an extraordinary transaction in which the net proceeds of such transfer equal or exceed $35,000,000 and ATS Medical concurrently discontinues its efforts to achieve the milestones related to these products. If the proceeds of such an extraordinary transaction do not exceed $35,000,000, 3F Therapeutics stockholders will be entitled to receive a number of shares of ATS Medical common stock equal to 10,000,000 shares multiplied by a fraction, the numerator of which is the net proceeds of any such extraordinary transaction and the denominator of which is $35,000,000. In the aggregate, no more than 10,000,000 additional shares of ATS Medical may be received as a result of achievement of these milestones. These milestones must be achieved between the closing date and December 31, 2013.


SHARE TRANSFER RESTRICTION AGREEMENTS (SEE PAGE 88)



     Following execution of the merger agreement, certain stockholders of 3F Therapeutics, who together held shares representing in excess of 77% of the voting power of the common stock and the preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and shares representing in excess of 78% of the voting power of the preferred stock, voting as a separate class on an as-converted-to-common-stock basis, have voted in favor of the merger agreement and the transactions contemplated by the merger agreement. In addition, following the execution of the amendment to the merger agreement, certain stockholders of 3F Therapeutics, who together held shares representing in excess of 77% of the voting power of the common stock and the preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and shares representing in excess of 78% of the voting power of the preferred stock, voting as a separate class on an as-converted-to-common-stock basis, have voted in favor of the amendment to the merger agreement. In addition, certain stockholders of 3F Therapeutics, including all of the directors who own shares of the capital stock of 3F Therapeutics, who together held shares representing in excess of 66% of the voting power of the common stock and the preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and shares representing in excess of 77% of the voting power of the preferred stock, voting as a separate class on an as-converted-to-common-stock basis, have entered into share transfer restriction agreements, which provide that such stockholders will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of the shares they obtain in the merger as initial merger consideration prior to the six-month anniversary of the closing date of the merger. 3F Therapeutics also has agreed to cause each stockholder who may hold more than 100,000 shares of ATS Medical common stock after the consummation of the transactions contemplated by the amended merger agreement (assuming all milestone shares are issued) to enter into similar share transfer restriction agreements. All of these agreements provide that the transfer restrictions shall lapse with respect to one-sixth (1/6th) of the shares received by each stockholder from the initial merger consideration for each of the five months following the six-month lockup period. On the date that is six months after the initial lock-up period, the transfer restrictions shall lapse with respect to the remaining portion of the shares received by such stockholder.


     With respect to escrow shares or milestone shares of ATS Medical common stock issued to 3F Therapeutics upon the achievement of certain milestones described under "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger," such shares are also subject to transfer restrictions, with the restrictions lapsing with respect to one-sixth (1/6th) of the escrow shares or milestone shares, as applicable, received by such stockholder for each of the five months after the receipt of such shares. The transfer restrictions lapse with respect to the remaining shares on the date that is six months after the distribution date.


RECOVERY OF EDWARDS LIFESCIENCES HOLDBACK AMOUNT (SEE PAGE 106)



     Pursuant to that certain master agreement, dated June 2, 2005, between Edwards and 3F Therapeutics, a total of $2,000,000 was held back (the "Edwards Holdback Amount") from the consideration paid by Edwards to 3F Therapeutics at the time the parties entered into a supply and training agreement. Under the amended merger agreement, if any portion of the Edwards Holdback Amount is not received on or prior to January 15, 2007, ATS Medical may permanently set-off against (and permanently reduce) any shares of ATS Medical common stock otherwise distributable to the 3F Therapeutics stockholders as escrow shares or milestone shares. The number of shares that may be set-off shall be determined by dividing the unpaid portion of the Edwards Holdback Amount by the average closing sale price of ATS Medical common stock on the Nasdaq Stock Market for each of the 60 trading days ending on (and including) January 15, 2007. If ATS Medical exercises its right of set-off, upon the request of the 3F Therapeutics stockholder representative and only if there is a good faith claim supported by valid facts and legal authority to do so, ATS Medical is required to use commercially reasonable efforts to pursue a good faith claim to recover the unpaid portion of the Edwards Holdback Amount, provided that ATS Medical shall be under no such obligation if the non-payment was due to 3F Therapeutics' breach of the Edwards master agreement prior to closing. ATS Medical and 3F Therapeutics shall each bear one-half of any expenses reasonably incurred by ATS Medical in connection with the recovery of the first $2,000,000 of the Edwards Holdback Amount. With respect to any amounts recovered in excess of $2,000,000, any expenses not already recovered by ATS Medical shall be paid to ATS Medical and all amounts in excess thereof shall be paid to the 3F Therapeutics stockholder representative for further distribution to the former 3F Therapeutics stockholders promptly following receipt thereof.



TREATMENT OF 3F THERAPEUTICS STOCK OPTIONS, WARRANTS AND PREFERRED STOCK (SEE PAGE 85)



     3F Therapeutics has agreed to cause all holders of 3F Therapeutics stock options granted under 3F Therapeutics' stock option plan to agree in writing, not later than 10 days prior to the effective time of the merger, that any 3F Therapeutics stock options outstanding at the effective time of the merger shall terminate and be canceled at such time. 3F Therapeutics also shall take any action necessary to terminate its stock option plan as of the effective time of the merger. Holders of 3F Therapeutics warrants need to decide whether to exercise not later than 10 days before closing. All but two of the outstanding 3F Therapeutics warrants will expire by their terms if not exercised by the effective date of the merger. The other two warrants will automatically be exercised pursuant to the cashless exercise provisions of those warrants effective upon the consummation of the merger; provided that, depending upon valuation, such exercise may result in the issuance of no shares. Cancellation or exercise of all outstanding 3F Therapeutics stock options and warrants prior to the effective time is a condition to closing the merger. If ATS Medical decides to waive 3F Therapeutics' non-compliance, if any, with the closing condition requiring all holders of 3F Therapeutics options to either terminate or exercise their options in accordance with the amended merger agreement, such holders would have the right to exercise their options for the right to receive merger consideration consisting of shares of ATS Medical common stock, but ATS Medical would have the right to reserve for future issuance shares of ATS Medical common stock that would otherwise have been payable to holders of 3F Therapeutics options if such holders exercised their options in full in accordance with the requirements of the amended merger agreement. All shares of 3F Therapeutics preferred stock will be converted into shares of 3F Therapeutics common stock immediately prior to the effective time of the merger.



INDEMNIFICATION OBLIGATIONS (SEE PAGE 102)



     The representations and warranties contained in the amended merger agreement and the indemnification obligations of 3F Therapeutics and its stockholders will survive for a period of 18 months following the closing date. Notwithstanding the foregoing, the representations and warranties relating to employee benefit plans, environmental matters and tax matters, and the indemnification obligations related thereto, shall survive for a period of three months after expiration of all applicable statutes of limitations periods, and the representations and warranties relating to intellectual property matters shall survive until the earlier of the date on which all the shares issuable upon the achievement of certain milestones have been issued or December 31, 2013.



     Under the amended merger agreement, 3F Therapeutics and the 3F Therapeutics stockholder representative have agreed that the Abbey litigation claims are matters for which express indemnification is provided under the amended merger agreement, the effect of which is that the escrow shares and milestone shares (if any) may be used by ATS Medical to satisfy ATS Medical's set-off rights and indemnification claims for damages and losses incurred by 3F Therapeutics or ATS Medical (and their directors, officers and affiliates) that are not otherwise covered by applicable insurance arising from the Abbey litigation (as described in "Proposal 1: The Merger -- Legal Proceedings"). Accordingly, 3F Therapeutics stockholders may not receive all of the escrow shares at the time the escrow shares are to be released, or at all, and they may not receive all of the milestone shares at the time, if any, that milestone shares are to be issued. See "Risk Factors -- 3F Therapeutics and one of its directors are currently defendants in two lawsuits that could adversely affect our combined operating results, could subject the combined company to material liability and could reduce the number of shares of ATS Medical common stock that 3F Therapeutics stockholders would otherwise be entitled to receive as merger consideration."



EXPENSES (SEE PAGE 113)


     Each of ATS Medical and 3F Therapeutics will bear all expenses it incurs in connection with the merger.


ACCOUNTING TREATMENT (SEE PAGE 88)


     The merger will be accounted for as a purchase under generally accepted accounting principles.


FUTURE SALES OF ATS MEDICAL COMMON STOCK AND CERTAIN RESTRICTIONS (SEE PAGE 89)


     The shares of ATS Medical common stock issued to 3F Therapeutics stockholders pursuant to the merger will be registered under the Securities Act.

     Subject to share transfer restriction agreements executed or to be executed by certain stockholders of 3F Therapeutics prior to the closing, including all 3F Therapeutics stockholders who may hold more than 100,000 shares of ATS Medical common stock after the consummation of the transaction (assuming all milestone shares are issued), shares of ATS Medical issued to 3F Therapeutics stockholders will be freely transferable under the Securities Act following completion of the merger, except for shares issued to any ATS Medical shareholder who may be deemed to be an "affiliate" of 3F Therapeutics for purposes of Rule 145 under the Securities Act. Certain of the stockholders of 3F Therapeutics have executed or, prior to the closing, will execute affiliate letters. Affiliates may not sell their shares of ATS Medical common stock acquired in the merger except pursuant to (1) an effective registration statement under the

Securities Act covering the resale of those shares, (2) an exemption under Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 89)



     In the opinion of Reed Smith LLP, counsel to 3F Therapeutics, the merger will qualify as a reorganization for U.S. federal income tax purposes. In accordance with treatment of the merger as a reorganization, in general, 3F Therapeutics stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except that 3F Therapeutics stockholders will recognize imputed interest income with respect to a portion of the shares of ATS Medical common stock received from the escrow or upon the occurrence of any of the milestones set forth in the amended merger agreement. The tax consequences associated with the merger are complex and in some instances uncertain. Accordingly, 3F Therapeutics stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including tax return reporting requirements and applicable federal, state, local and foreign tax consequences to them of the merger in their particular circumstances. In addition, 3F Therapeutics stockholders should read the summary under the caption "Proposal 1 -- The Merger -- Material Federal Income Tax Consequences of the Merger" at page 89 for a discussion of the material U.S. federal income tax consequences of the merger, and "Risk Factors" at page 36.



3F THERAPEUTICS' NOMINEE TO THE ATS MEDICAL BOARD OF DIRECTORS (SEE PAGE 79)


     Promptly upon the consummation of the merger, the 3F Therapeutics stockholder representative will designate a person reasonably acceptable to ATS Medical and ATS Medical's nominating committee to serve as a member of the ATS Medical board of directors until the next annual meeting of ATS Medical's shareholders. ATS Medical agrees to appoint the board nominee to ATS Medical's board of directors promptly upon the consummation of the merger, to use at least the same level of effort to cause the board nominee to be elected to the ATS Medical board of directors as it uses in connection with the election of its other board members, and to increase the size of the ATS Medical's board of directors by one member immediately prior to the closing. Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics, is expected to be 3F Therapeutics' nominee to the ATS Medical board of directors. If the 3F Therapeutics board nominee originally appointed is removed or his service terminated by reason of death or disability, the 3F Therapeutics stockholder representative has a one-time right to designate a successor board nominee reasonably acceptable to ATS Medical and ATS Medical's nominating committee. In the period from the board nominee's appointments until the next ATS Medical annual shareholders meeting, the 3F Therapeutics board nominee may be removed only for cause or as otherwise required by applicable law. ATS Medical has agreed to continue to nominate such board nominee at subsequent annual meetings through December 31, 2013 (or, if earlier, the calendar year in which all of the milestone shares have been fully issued or set-off in accordance with the merger agreement), provided that certain conditions are satisfied.


APPRAISAL RIGHTS OF 3F THERAPEUTICS STOCKHOLDERS (SEE PAGE 92)


     Under Delaware law, 3F Therapeutics stockholders are entitled to appraisal rights in connection with the merger.


     3F Therapeutics stockholders who have not consented to the merger will have the right under Delaware law to have the fair value of their shares of 3F Therapeutics common stock determined by the Delaware Chancery Court. This value could be more than, less than or the same as the merger consideration for the 3F Therapeutics common stock. This right of appraisal is subject to a number of restrictions and technical requirements. Because the merger was approved by the written consent of 3F Therapeutics stockholders holding a majority of the voting power of 3F Therapeutics capital stock, 3F Therapeutics or ATS Medical must notify 3F Therapeutics stockholders who are entitled to exercise appraisal rights, either before the effective date of the merger or within 10 days thereafter, of the approval of the merger and that appraisal rights are available for any or all shares of the capital stock of

3F Therapeutics held by stockholders who have not consented to the merger. Upon receipt of such notice, a 3F Therapeutics stockholder must, among other things:


     - send a written demand to 3F Therapeutics within 20 days after the date of mailing of such notice, demanding appraisal in compliance with Delaware law;

     - not have consented to the merger; and

     - continuously hold shares of 3F Therapeutics common stock from the date of the original notice through the date of such stockholder's demand for appraisal, or the effective date of the merger, whichever is longer.


     Merely failing to consent to the merger will not protect the rights of 3F Therapeutics stockholders to an appraisal, which requires compliance with all of the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled "Proposal 1: The Merger -- Appraisal Rights of 3F Therapeutics Stockholders" beginning on page 92 of this proxy statement/prospectus. Section 262 of the Delaware General Corporation Law regarding appraisal rights is reproduced and attached as Appendix F to this proxy statement/prospectus. 3F Therapeutics stockholders are encouraged to read these provisions carefully and in their entirety.



     Holders of options or warrants to acquire 3F Therapeutics capital stock who do not exercise their options or warrants as of immediately prior to the effective time of the merger, or any date prior thereto, will not be entitled to exercise appraisal rights as to the shares subject to such options or warrants.


     If holders of shares representing more than 5% of the issued and outstanding shares of 3F Therapeutics common stock, or any holder who holds more than 2% of the outstanding common stock of 3F Therapeutics (in each case, determined on a fully-diluted basis), exercises appraisal rights, ATS Medical can elect not to complete the merger.

     3F THERAPEUTICS STOCKHOLDERS WHO HAVE CONSENTED TO THE MERGER HAVE WAIVED THEIR RIGHTS TO SEEK APPRAISAL OF THEIR SHARES OF 3F THERAPEUTICS COMMON STOCK UNDER DELAWARE LAW.


SURRENDER OF STOCK CERTIFICATES (SEE PAGE 86)


     Following the effective time of the merger, ATS Medical will cause a letter of transmittal to be mailed by Wells Fargo Bank, N.A., the exchange agent, to all holders of 3F Therapeutics common stock, which letter will contain instructions for surrendering stock certificates of 3F Therapeutics. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED, FULLY COMPLETED AND RETURNED AS INSTRUCTED IN THE LETTER OF TRANSMITTAL.


CERTAIN EFFECTS OF THE MERGER (SEE PAGE 114)



     Upon completion of the merger, 3F Therapeutics stockholders will become shareholders of ATS Medical. The internal affairs of ATS Medical are governed by the Minnesota Business Corporation Act and ATS Medical's Restated Articles of Incorporation and bylaws. The internal affairs of 3F Therapeutics are governed by the Delaware General Corporation Law and 3F Therapeutics' Restated Certificate of Incorporation and bylaws. Due to differences between the governing documents and governing state laws of ATS Medical and 3F Therapeutics, the merger will result in 3F Therapeutics stockholders having different rights once they become ATS Medical shareholders, which rights are summarized in the section entitled "Comparison of Shareholders' Rights" beginning on page 114 of this proxy statement/prospectus.



ESCROW AGREEMENT (SEE PAGE 106)



     Upon the closing of the merger, ATS Medical will deposit 1,400,000 shares of its common stock into escrow (the "escrow shares"). The escrow shares shall be deposited with Wells Fargo Bank, N.A., as the escrow agent, to secure the indemnification obligations of the 3F Therapeutics stockholders, satisfy the payment obligation of 3F Therapeutics with respect to the net operating assets adjustment and provide a means for ATS Medical to satisfy its set-off rights with respect to, among other things, any breach of

3F Therapeutics' representations and warranties or any failure to receive the Edwards Holdback Amount. In addition, under the amended merger agreement, 3F Therapeutics and the 3F Therapeutics stockholder representative, Boyd D. Cox, have agreed that the escrow shares and milestone shares (if any) may be used by ATS Medical to satisfy ATS Medical's set-off rights and indemnification claims for damages and losses incurred by 3F Therapeutics or ATS Medical (and their directors, officers and affiliates) that are not otherwise covered by applicable insurance arising from the Abbey litigation (as described in "Proposal 1: The Merger -- Legal Proceedings"). Accordingly, 3F Therapeutics stockholders may not receive all of the escrow shares at the time the escrow shares are to be released, or at all, and they may not receive all of the milestone shares at the time, if any, that milestone shares are to be issued. The escrow shares will not be released to 3F Therapeutics stockholders until at least 18 months after the closing date, or longer if there are bona fide indemnification claims that are unresolved at such time.



     In addition, the amended merger agreement provides that a certain number of milestone shares may be deposited into escrow in the future if, at the time a milestone event is achieved, there are pending and unresolved bona fide indemnification claims or set-off rights asserted by ATS Medical in accordance with the amended merger agreement. In such event, the number of milestone shares that are to be deposited into escrow will be calculated by ATS Medical and the 3F Therapeutics stockholder representative making in good faith a determination of a reasonable estimate of the maximum amount of the claim and dividing that number by the average closing sale price of ATS Medical common stock as reported on the Nasdaq Global Market System over 60 trading days ending on and including the date that is 15 days following the applicable milestone achievement date. Upon resolution of the indemnification claim, the number of shares of ATS Medical common stock that would be returned to ATS Medical out of escrow in satisfaction of the indemnification claim will be equal to the quotient of the aggregate amount of the indemnification claim being paid divided by the average closing sale price of ATS Medical common stock as reported on the Nasdaq Global Market System over 60 trading days ending on and including the third business day preceding the date of a final decision or a written notice of consent or agreement as to the resolution of a claim. Any shares of ATS Medical common stock remaining in escrow after a final resolution or agreement is reached between ATS Medical and the 3F Therapeutics stockholder representative with respect to ATS Medical's set-off rights and bona fide indemnification claims will be issued to the former 3F Therapeutics stockholders pro rata in accordance with their ownership interest in 3F Therapeutics as of the effective time of the merger, adjusted to take into account the termination or expiration of any options to acquire 3F Therapeutics capital stock between the consummation of the merger and the date of such issuance. In addition, any shares that would have been distributed to holders of 3F Therapeutics stock options if such holders had exercised their options will be remitted to ATS Medical to hold as reserved and issuable shares until such time as the holder exercises its 3F Therapeutics stock options. Upon such exercise, ATS Medical shall distribute the appropriate number of shares of ATS Medical common stock held by it in reserve to the exchange agent for distribution to such exercising 3F Therapeutics option holder. Upon the termination, expiration, or exercise of all 3F Therapeutics stock options, ATS Medical will remit any remaining escrow shares and set-off shares held in reserve by ATS Medical to the exchange agent for distribution to all 3F Therapeutics stockholders entitled to receive merger consideration.



EXCHANGE AGENT AGREEMENT (SEE PAGE 107)



     Upon the closing of the merger, ATS Medical, 3F Therapeutics and Wells Fargo Bank, N.A., as the exchange agent (the "exchange agent"), shall enter into an exchange agent agreement. Under the terms of the exchange agent agreement, ATS Medical shall deposit with the exchange agent, at the effective time of the merger, the number of shares of ATS Medical common stock to be distributed to 3F Therapeutics stockholders as of the closing, along with cash for payment of fractional shares. ATS Medical also shall cause the escrow agent to make available, immediately prior to the expiration of the 18-month escrow period, the remaining escrow shares (after any set-off for indemnification claims under the amended merger agreement and the satisfaction of any payment obligation of 3F Therapeutics with respect to the net operating asset adjustment or the Edwards Holdback Amount), and within two business days of the achievement of each post-closing milestone specified in the amended merger agreement, the applicable milestone shares. In addition, after the merger ATS Medical shall remit (a) the appropriate number of shares of ATS Medical common stock to the exchange agent for distribution to 3F Therapeutics option holders exercising an outstanding option within two business days after such exercise and (b) all remaining shares of ATS Medical common stock held in reserve to satisfy the exercise of 3F Therapeutics stock options to the exchange agent for distribution to all 3F Therapeutics stockholders entitled to receive merger consideration within two business days after the exercise, termination, or expiration of the last outstanding 3F Therapeutics stock option. As promptly as reasonably practicable after the effective time of the merger, ATS Medical shall instruct the exchange agent to mail letters of transmittal and instructions for use in effecting the surrender of 3F Therapeutics capital stock in exchange for the applicable number of shares of ATS Medical common stock (and cash in lieu of fractional shares) into which such shares of 3F Therapeutics capital stock shall be converted. Upon submission of 3F Therapeutics stock certificates and letters of transmittal completed in accordance with the instructions therein, the exchange agent will send ATS Medical common stock certificates to such holders of 3F Therapeutics capital stock.



3F THERAPEUTICS STOCKHOLDER REPRESENTATIVE (SEE PAGE 113)



     Under the terms of the amended merger agreement, Boyd D. Cox will serve as the stockholder representative of 3F Therapeutics for purposes of handling indemnification claims and certain other matters under the amended merger agreement. At present, Mr. Cox is a director and stockholder of 3F Therapeutics and a stockholder of Cardiac Concepts, which is a stockholder of 3F Therapeutics. On the closing date, in order to provide for the reasonable out-of-pocket costs and expenses of the 3F Therapeutics stockholder representative, an escrow account will be established by the 3F Therapeutics stockholder representative, and the amended merger agreement provides that 3F Therapeutics will deposit $20,000 into the escrow account and may direct that up to 25,000 shares of ATS Medical common stock (out of the initial 9,000,000 shares of ATS Medical common stock to be delivered at the closing) be deposited into the escrow account. The costs of establishing the 3F Therapeutics stockholder representative's escrow shall be paid by 3F Therapeutics stockholders. Any funds or shares remaining in the 3F Therapeutics stockholder representative's escrow after satisfaction of any costs and expenses of the 3F Therapeutics stockholder representative and after taking into account the exercise of any 3F Therapeutics stock options will be distributed to the former 3F Therapeutics stockholders pro rata in accordance with their ownership interest in 3F Therapeutics as of the effective time of the merger.

                         SELECTED FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION OF ATS MEDICAL, INC.


     The following tables summarize selected financial data derived from ATS Medical's audited consolidated financial statements and related notes as of and for each of the years in the five-year period ended December 31, 2005 and unaudited financial statements and related notes as of and for the three-month period ended March 31, 2006. The data as of December 31, 2004 and 2005, and the data for the three-year period ended December 31, 2005 are derived from audited financial statements of ATS Medical incorporated by reference herein. The data as of December 31, 2001, 2002 and 2003 and for the two-year period ended December 31, 2002 are derived from audited financial statements of ATS Medical that are not included or incorporated by reference herein. The data as of and for the three months ended March 31, 2006 are derived from unaudited financial statements of ATS Medical that are incorporated by reference herein. This data is only a summary and should be read in conjunction with all of the other financial information in this report, including ATS Medical's financial statements and the notes thereto and "ATS Medical Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this proxy statement/prospectus. These are historical operating results and are not necessarily indicative of future operating results.



                                                                                                (RESTATED)
                                                                                               THREE MONTHS
                                                                                                  ENDED
                                                      YEAR ENDED DECEMBER 31,     (RESTATED)    MARCH 31,
                                       -----------------------------------------------------   ------------
                                        2001       2002       2003       2004        2005          2006
                                       -------   --------   --------   --------   ----------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net Sales............................  $15,080   $ 13,301   $ 18,484   $ 28,015    $ 34,636      $  9,730
Cost of goods sold...................   10,310     12,307     17,632     21,227      22,828         4,998
                                       -------   --------   --------   --------    --------      --------
Gross profit.........................  $ 4,770   $    994   $    852   $  6,788    $ 11,808      $  4,732
Operating expenses:
  Sales and marketing................    3,906      2,425     10,180     16,520      18,948         4,834
  Research and development...........    4,904      3,312      1,764      1,011       1,733           405
  General and administrative.........    3,844      3,114      4,350      5,954       7,314         1,942
  Impairment of technology license...       --      8,100         --         --          --            --
  Reorganization expense.............       --      1,130         --         --          --            --
  Distributor termination expenses...       --        821         --         --          --            --
  Gain on extinguishment of debt.....       --         --     (2,575)        --          --            --
                                       -------   --------   --------   --------    --------      --------
Total operating expenses.............  $12,654   $ 18,902   $ 13,719   $ 23,485    $ 27,995      $  7,181
                                       -------   --------   --------   --------    --------      --------
Operating loss.......................   (7,884)   (17,908)   (12,867)   (16,697)    (16,187)       (2,449)
Interest income (expense)............    1,040       (304)      (425)        54        (338)         (311)
Change in value of convertible senior
  notes derivative liability.........       --         --         --         --       2,131         1,185
Net loss.............................  $(6,844)  $(18,212)  $(13,292)  $(16,643)   $(14,394)     $ (1,575)
                                       =======   ========   ========   ========    ========      ========
Net loss per share:
  Basic and diluted..................  $ (0.31)  $  (0.82)  $  (0.55)  $  (0.58)   $  (0.46)     $  (0.05)
Weighted average number of shares
  outstanding:
  Basic and diluted..................   22,159     22,259     24,076     28,856      31,009        31,187

                                                             AS OF DECEMBER 31,                   (RESTATED)
                                             --------------------------------------------------   MARCH 31,
                                                                                     (RESTATED)   ----------
                                              2001      2002      2003      2004        2005         2006
                                             -------   -------   -------   -------   ----------   ----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................  $ 5,079   $ 7,472   $ 6,472   $ 8,302    $16,620      $11,235
Total current assets.......................   34,780    29,789    34,299    49,243     54,652       52,252
Total assets...............................   94,971    91,756    76,134    79,051     85,443       82,622
Total current liabilities..................    2,314     8,115     3,024     7,784      8,235        6,854
Long-term liabilities, less current
  maturities...............................      434     9,514       307     1,826     19,679       19,671
Total shareholders' equity.................   92,223    74,127    72,803    69,441     57,529       56,097

SELECTED HISTORICAL FINANCIAL INFORMATION OF 3F THERAPEUTICS


     The following tables summarize selected financial data derived from 3F Therapeutics' audited consolidated financial statements and related notes for each of the years in the five-year period ended December 31, 2005 and unaudited financial statements and related notes as of and for the three-month period ended March 31, 2006. The data as of and for each of the years in the two-year period ended December 31, 2005 are derived from audited financial statements of 3F Therapeutics included in this proxy statement/prospectus. The data as of and for each of the years in the three-year period ended December 31, 2003 are derived from audited financial statements of 3F Therapeutics that are not included or incorporated by reference herein. The data as of and for the three months ended March 31, 2006 are derived from unaudited financial statements of 3F Therapeutics that are included herein. This data should be read in conjunction with all of the other financial information in this report, including 3F Therapeutics' financial statements and the notes thereto and "3F Therapeutics Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included in this proxy statement/prospectus. These are historical operating results and are not necessarily indicative of future operating results.



                                                      YEAR ENDED DECEMBER 31,                 THREE MONTHS
                                         -------------------------------------------------   ENDED MARCH 31,
                                          2001      2002       2003       2004      2005          2006
                                         -------   -------   --------   --------   -------   ---------------
                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product revenues.....................  $    --   $    --   $     --   $    234   $   326       $    43
  License revenue and other............       --        --         --         --     8,618         3,691
                                         -------   -------   --------   --------   -------       -------
Total revenues.........................  $    --   $    --   $     --   $    234   $ 8,944       $ 3,734
Expenses:
  Cost of product revenues.............  $    --   $    --   $     --   $    181   $   320       $    22
  Cost of license revenue and other....       --        --         --         --     1,329           296
  Research and development.............    2,421     5,206      6,886      6,791     6,614         1,930
  Selling, general and
    administrative.....................    1,833     2,412      2,906      4,314     3,382         1,960
  In-process research and
    development........................       --        --      5,949         --        --            --
                                         -------   -------   --------   --------   -------       -------
Operating loss.........................  $(4,254)  $(7,618)  $(15,741)  $(11,052)  $(2,701)      $  (474)
Interest income (expense), net.........      (53)       98         (8)      (256)   (1,447)          120
Net loss...............................  $(4,307)  $(7,520)  $(15,749)  $(11,308)  $(4,148)      $  (354)
BALANCE SHEET DATA:
Cash and cash equivalents..............  $ 3,611   $ 1,697   $  2,340   $  4,040   $12,331       $ 9,301
Total current assets...................    8,806     1,892      7,728      4,539    13,155        10,175
Total assets...........................    9,856     2,524      8,216      4,796    13,444        10,434
Total current liabilities and deferred
  revenues.............................      623       767      1,876      2,926    15,993        13,342
Long-term debt, less current
  maturities...........................       31        --         --      6,469        --            --
Total Stockholders' equity (deficit)...    9,203     1,757      6,339     (4,599)   (2,759)       (3,108)

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
                  ATS MEDICAL, INC. AND 3F THERAPEUTICS, INC.


     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and historical statements of operations of ATS Medical, Inc. and 3F Therapeutics, Inc., after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of March 31, 2006 set forth below gives effect to the merger as if it occurred on March 31, 2006. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2005 and the quarter ended March 31, 2006 give effect to the merger as if it occurred on January 1, 2005. These statements are prepared on the basis of accounting for the merger as a purchase business combination.


     The pro forma adjustments are based upon currently available information and assumptions that ATS Medical management believes are reasonable and certain information provided by 3F Therapeutics' management. The adjustments included in the unaudited pro forma condensed combined financial statements represent the preliminary determination of these adjustments based upon available information. ATS Medical cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements.


     The pro forma purchase accounting adjustments contemplated are based on ATS Medical management's current judgments related to the individual tangible and intangible assets of 3F Therapeutics. The actual amount allocated to such assets, including accounts receivable, inventory, fixed assets, goodwill, identifiable intangibles, in-process research and development, accrued expenses and deferred revenue may differ significantly from the pro forma amounts. Changes in the actual tangible asset balances at closing, the fair value of ATS Medical common stock issued in the transaction and ATS Medical management's assumptions will result in changes to these pro forma adjustments. Additionally, in connection with the merger, ATS Medical will engage a third party valuation firm to perform a valuation of certain tangible and intangible assets as well as the useful lives of depreciable and amortizable assets. It is anticipated that this valuation will be completed within the quarter in which the transaction closes.

     The following unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the audited historical statements and notes thereto of ATS Medical and 3F Therapeutics. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the merger been completed on March 31, 2006 or at the beginning of the period for which the merger is being given effect, nor is it necessarily indicative of future financial position or operating results.



                                     (RESTATED)
                                    ATS MEDICAL    3F THERAPEUTICS                      COMBINED
                                       AS OF            AS OF                            AS OF
                                     MARCH 31,        MARCH 31,          MERGER        MARCH 31,
                                        2006            2006         ADJUSTMENTS(1)       2006
                                    ------------   ---------------   --------------   ------------
                                                      (UNAUDITED, IN THOUSANDS)
ASSETS
Current assets:
Cash and cash equivalents.........    $ 11,235        $  9,301                --        $ 20,536
Short-term investments............       7,237              --                --           7,237
                                      --------        --------          --------        --------
Total cash and investments........      18,472           9,301                --          27,773
Accounts receivable...............      11,667              50                --          11,717
Inventories, net..................      20,157             258                --          20,415
Prepaid expenses..................       1,956             566                --           2,522
                                      --------        --------          --------        --------
Total current assets..............      52,252          10,175                --          62,427
Property and equipment............       7,983             246                --           8,229
Definite-lived intangible
  assets..........................       1,888              --               197           2,085
Indefinite-lived intangible
  assets..........................      20,055              --            11,202          31,257
Other assets......................         444              13                --             457
                                      --------        --------          --------        --------
Total assets......................    $ 82,622        $ 10,434          $ 11,399        $104,455
                                      ========        ========          ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................    $  2,881        $    488                --        $  3,369
  Due to related party............          36              --                --              36
  Accrued compensation............       1,497              --                --           1,497
  Accrued distributor
     liabilities..................         567              --                --             567
  Other accrued liabilities.......         890           1,869          $  3,000           5,759
  Short-term debt.................          --              90                --              90
  Current maturities of note
     payable......................         983              --                --             983
  Deferred revenue................          --          10,895            (9,329)          1,566
                                      --------        --------          --------        --------
Total current liabilities.........       6,854          13,342            (6,329)         13,867
Convertible senior notes
  payable.........................      17,627              --                --          17,627
Warrants..........................          --             200              (200)             --
Note payable......................       2,044              --                --           2,044
Shareholders' equity (deficit):
  Convertible preferred stock.....          --          38,544           (38,544)             --
  Common stock....................         312               5                85             402
  Additional paid-in capital......     139,366           6,417            19,593         165,376
  Accumulated deficit.............     (83,470)        (48,074)           36,794         (94,750)
  Accumulated other comprehensive
     income (loss)................        (111)             --                --            (111)
     Deferred compensation........          --              --                --              --
                                      --------        --------          --------        --------
Total shareholders' equity
  (deficit).......................      56,097          (3,108)           17,928          70,917
                                      --------        --------          --------        --------
Total liabilities and
  shareholders' equity............    $ 82,622        $ 10,434          $ 11,399        $104,455
                                      ========        ========          ========        ========


---------------


(1) See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                   (RESTATED)
                                  ATS MEDICAL    3F THERAPEUTICS                      COMBINED
                                   YEAR ENDED      YEAR ENDED                        YEAR ENDED
                                  DECEMBER 31,    DECEMBER 31,         MERGER       DECEMBER 31,
                                      2005            2005         ADJUSTMENTS(1)       2005
                                  ------------   ---------------   --------------   ------------
                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.......................    $ 34,636         $   326               --         $ 34,962
License revenues................          --           8,618               --            8,618
                                    --------         -------          -------         --------
Total revenues..................      34,636           8,944               --           43,580
Cost of goods sold..............      22,828           1,649               --           24,477
                                    --------         -------          -------         --------
Gross Profit....................      11,808           7,295               --           19,103
Operating expenses:
  Sales and marketing...........      18,948           1,035               --           19,983
  Research and development......       1,733           6,614               --            8,347
  General and administrative....       7,314           2,347               --            9,661
  Amortization of intangibles...          --              --               28               28
  Acquired in-process research
     and development............          --              --           11,280           11,280
                                    --------         -------          -------         --------
Total Operating Expenses........      27,995           9,996           11,308           49,299
                                    --------         -------          -------         --------
Operating loss..................     (16,187)         (2,701)         (11,308)         (30,196)
Interest expense, net...........        (338)         (1,447)              --           (1,785)
Change in value of convertible
  senior notes derivative
  liability.....................       2,131              --               --            2,131
                                    --------         -------          -------         --------
Net loss........................    $(14,394)        $(4,148)         (11,308)        $(29,850)
Basic and Diluted Net Loss Per
  Share.........................    $  (0.46)        $ (0.86)           (2.69)        $  (0.75)
                                    ========         =======          =======         ========
Weighted average common shares
  outstanding...................      31,009           4,800            4,200           40,009


---------------


(1) See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                     (RESTATED)
                                    ATS MEDICAL    3F THERAPEUTICS                      COMBINED
                                    THREE MONTHS    THREE MONTHS                      THREE MONTHS
                                       ENDED            ENDED                            ENDED
                                     MARCH 31,        MARCH 31,          MERGER        MARCH 31,
                                        2006            2006         ADJUSTMENTS(1)       2006
                                    ------------   ---------------   --------------   ------------
                                                      (UNAUDITED, IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.........................    $ 9,730          $   43               --          $ 9,773
License revenues..................         --           3,691               --            3,691
                                      -------          ------            -----          -------
Total revenues....................      9,730           3,734               --           13,464
Cost of goods sold................      4,998             318               --            5,316
                                      -------          ------            -----          -------
Gross Profit......................      4,732           3,416               --            8,148
Operating expenses:
  Sales and marketing.............      4,834             201               --            5,035
  Research and development........        405           1,929               --            2,334
  General and administrative......      1,942           1,760               --            3,702
  Amortization of intangibles.....         --              --                7                7
                                      -------          ------            -----          -------
Total Operating Expenses..........      7,181           3,890                7           11,078
                                      -------          ------            -----          -------
Operating loss....................     (2,449)           (474)              (7)          (2,930)
Interest income (expense), net....       (311)            120               --             (191)
Change in value of convertible
  senior notes derivative
  liability.......................      1,185              --               --            1,185
                                      -------          ------            -----          -------
Net loss..........................    $(1,575)         $ (354)              (7)         $(1,936)
Basic and Diluted Net Loss Per
  Share...........................    $ (0.05)         $(0.07)           (0.00)         $ (0.05)
                                      =======          ======            =====          =======
Weighted average common shares
  outstanding.....................     31,187           4,888            4,112           40,187


---------------


(1) See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements


      The following is a summary of the purchase price and
      allocation thereof to the net assets of 3F Therapeutics (in thousands):
                                                                     $ 26,100(1)
      Market value of ATS Medical common stock issued in exchange for 3F Therapeutics shares (9,000,000 shares at $2.90 per
        share)....................................................
                                                                        3,000
      Professional fees and other costs...........................
                                                                     --------
                                                                     $ 29,100
      Adjusted purchase price.....................................
                                                                     ========
      The adjusted purchase price is allocated as follows:
                                                                     $  7,987
      Identifiable net tangible assets of 3F Therapeutics.........
                                                                          197(2)
      Definite-lived intangible assets............................
                                                                       11,202(3)
      Indefinite-lived intangible assets..........................
                                                                     --------
                                                                     $ 19,386
        Total assets..............................................
                                                                     ========
                                                                     $  3,000(4)
      Accrued professional fees and other costs...................
                                                                        1,566(5)
      Deferred revenue............................................
                                                                     --------
                                                                        4,566
        Total liabilities.........................................
                                                                       26,100
      Common stock................................................
                                                                      (11,280)(6)
      Acquired in-process research and development................
                                                                     --------
                                                                     $ 19,386
        Total liabilities and shareholders' equity................
                                                                     ========


---------------


(1) The basis for determining the pro forma fair value of the ATS Medical common stock issued to 3F Therapeutics stockholders upon the closing of the merger was the average closing price of ATS Medical common stock on the Nasdaq National Market over the period from January 20, 2006 to January 26, 2006, the two business days preceding and following the announcement of the merger. The initial aggregate fair value of ATS Medical common stock is determined based on the issuance upon closing of the initial merger consideration of 9,000,000 shares of ATS Medical common stock to the 3F Therapeutics stockholders. Upon the achievement of certain clinical milestones, ATS Medical may issue up to 10,000,000 additional shares (the "milestone shares") to holders of 3F Therapeutics common stock. In such event, the fair value of the actual milestone shares issued will be recorded as additional purchase price and allocated to goodwill at the time of issuance.


(2) Definite-lived intangible assets consist of customer relationships and trade names and trademarks as preliminarily valued by ATS Medical. For the purposes of this analysis, assets are amortized over their estimated useful lives of seven years. The actual valuation of these assets will be completed by a third party valuation expert upon consummation of the merger.


(3) Indefinite-lived intangible assets consist of goodwill as determined by the cost in excess of identifiable net assets of 3F Therapeutics. Goodwill will be tested for impairment annually. The actual value of goodwill related to the acquisition will be determined based on completion of a third party valuation of identifiable assets and liabilities, completion of accounting for transaction-related costs and determination of final escrow and milestone payments.


(4) Professional fees and related costs consist of fees and costs related to the acquisition of 3F Therapeutics, including but not limited to investment banking, legal and accounting fees and expenses. These costs are accounted for as additional purchase price.


(5) Deferred revenue relates to 3F Therapeutics' master agreement with Edwards. The pro forma fair value of 3F Therapeutics' deferred revenue obligations has been determined based on ATS Medical management's understanding of the individual components of the Edwards master agreement and estimates of completion as of December 31, 2005. The actual value of this liability will be based on the actual closing date and the status of the Edwards agreement as of the closing date.


(6) In-process research & development ("IPR&D") is ATS Medical management's estimate of the fair value of the acquired development projects of 3F Therapeutics. Under current accounting rules, IPR&D is charged to operations as an expense in the period of the acquisition. The actual valuation of IPR&D will be performed by a third party valuation expert upon consummation of the merger.

                           COMPARATIVE PER SHARE DATA


     The following table summarizes historical and pro forma per share data of ATS Medical and 3F Therapeutics. The information presented below should be read in conjunction with the historical financial statements of ATS Medical and 3F Therapeutics, which are included or incorporated by reference in this proxy statement/prospectus. You should also read the information in conjunction with the unaudited pro forma financial information included in this proxy statement/prospectus. ATS Medical shareholders and 3F Therapeutics stockholders should not rely on the unaudited pro forma financial information to indicate the results that would have been achieved had the companies combined at an earlier date or the future results the combined company may experience after the merger. Earnings per share data are calculated using the diluted weighted average shares outstanding during the period, while book value per share is calculated using the outstanding shares at period end. Pro forma equivalent per share data is calculated by taking into account the pro forma combined per share earnings
(loss) or book value per common share and multiplying it by the ratio of total shares to be issued upon the closing of the merger (9,000,000) to total 3F Therapeutics common stock outstanding at March 31, 2006 or at the end of the period, as the case may be, including conversion of all 3F Therapeutics preferred stock to 3F Therapeutics common stock. Neither ATS Medical nor 3F Therapeutics has paid any dividends to its shareholders during the periods presented. The pro forma information gives effect to the merger accounted for as a purchase.



                                                                 FOR THE YEAR ENDED
                                                                 DECEMBER 31, 2005
                                                         ----------------------------------
                                                                            PRO FORMA
                                                                      ---------------------
                                                         HISTORICAL   EQUIVALENT   COMBINED
                                                         ----------   ----------   --------
Earnings (loss) per common share (basic and diluted):
  ATS Medical..........................................    $(0.46)          --      $(0.75)
  3F Therapeutics......................................     (0.86)      $(0.38)         --



                                                             FOR THE THREE MONTHS ENDED
                                                                   MARCH 31, 2006
                                                         ----------------------------------
                                                                            PRO FORMA
                                                                      ---------------------
                                                         HISTORICAL   EQUIVALENT   COMBINED
                                                         ----------   ----------   --------
Earnings (loss) per common share (basic and diluted):
  ATS Medical..........................................     (0.05)          --       (0.05)
  3F Therapeutics......................................     (0.07)       (0.02)         --



                                                                AS OF MARCH 31, 2006
                                                         ----------------------------------
                                                                            PRO FORMA
                                                                      ---------------------
                                                         HISTORICAL   EQUIVALENT   COMBINED
                                                         ----------   ----------   --------
Book value per common share:
  ATS Medical..........................................    $1.80            --      $1.77
  3F Therapeutics......................................    (0.64)       $(0.91)        --



                                                                AS OF MARCH 31, 2006
                                                         ----------------------------------
                                                                            PRO FORMA
                                                                      ---------------------
                                                         HISTORICAL   EQUIVALENT   COMBINED
                                                         ----------   ----------   --------
Cash dividends declared per common share:
  ATS Medical..........................................    $0.00           --       $0.00
  3F Therapeutics......................................     0.00        $0.00          --

                         COMPARATIVE MARKET PRICE DATA


     ATS Medical's common stock is currently traded on the Nasdaq Global Market under the symbol "ATSI." Prior to July 1, 2006, ATS Medical's common stock traded on the Nasdaq National Market. Effective July 1, 2006, the Nasdaq National Market bifurcated itself into the Nasdaq Global Market and the Nasdaq Global Select Market. There is no public market for 3F Therapeutics' common stock. The following table sets forth the closing price per share of ATS Medical's common stock and the "equivalent per share price" (as defined below) of 3F Therapeutics' common stock as of (1) January 23, 2006, the last day of trading before the announcement of the merger, and (2) July --, 2006, the latest practicable trading day before the mailing of this proxy statement/prospectus. The "equivalent per share price" of 3F Therapeutics' common stock as of such dates equals the closing price per share of ATS Medical's common stock on such dates multiplied by 0.46537696 and 0.98246248, which are the assumed numbers of shares of ATS Medical's common stock into which each share of 3F Therapeutics' common stock is to be converted assuming that only the initial 9,000,000 shares of ATS Medical common stock are issued and that the entire 19,000,000 shares are issued, respectively. These conversion rates are based upon the number of shares of 3F Therapeutics' common stock outstanding as of the date of this proxy statement/ prospectus (assuming the exercise of all outstanding options and warrants to purchase shares of 3F Therapeutics' capital stock and the conversion into common stock of all outstanding shares of 3F Therapeutics' preferred stock). These amounts are not indicative of the market price of the combined company's common stock. Further, there can be no assurance that the prices indicated for ATS Medical's common stock will be indicative of the market price of the combined company's common stock.



                                                             EQUIVALENT PER SHARE PRICE OF
                                                             3F THERAPEUTICS COMMON STOCK
                                                         -------------------------------------
                                          ATS MEDICAL     INITIAL MERGER       TOTAL MERGER
MARKET PRICE PER SHARE AT                 COMMON STOCK   CONSIDERATION(1)    CONSIDERATION(2)
-------------------------                 ------------   -----------------   -----------------
January 23, 2006........................     $3.07             $1.43(3)            $3.02(3)
July --, 2006...........................     $  --             $  --               $  --


---------------


(1) Assumes only initial 9,000,000 shares of ATS Medical common stock are issued.


(2) Assumes all 19,000,000 shares of ATS Medical common stock are issued.

(3) Rounded to the nearest whole cent.

                                  RISK FACTORS


     Before 3F Therapeutics stockholders consent to the approval of the amended merger agreement and ATS Medical shareholders approve the issuance of the shares in the merger, such shareholders should carefully consider the risks described below in addition to the other information contained in and incorporated by reference into this proxy statement/prospectus, including the section entitled "Note Regarding Forward-Looking Statements" on page 51 of this proxy statement/prospectus. By voting in favor of the merger, 3F Therapeutics stockholders will be choosing to invest in ATS Medical common stock. The risks and uncertainties described below are the material risks facing ATS Medical, 3F Therapeutics or the combined company. If any of the following risks actually occur, the combined company's business, financial condition or results of operations could be materially adversely affected, the value of ATS Medical's common stock could decline, and shareholders may lose all or part of their investment in ATS Medical common stock. Additional risks and uncertainties not presently known to ATS Medical or 3F Therapeutics or currently believed to be immaterial may have these same effects.


RISKS RELATED TO THE MERGER

  ATS MEDICAL AND 3F THERAPEUTICS MAY NOT REALIZE ANY BENEFITS FROM THE MERGER.


     ATS Medical and 3F Therapeutics entered into the amended merger agreement with the expectation that the merger will result in various benefits, including, among others, benefits relating to an expanded heart valve product line for ATS Medical, enhanced revenues, a strengthened market position for ATS Medical in the heart valve industry, cross-selling opportunities, technology, cost savings, operating efficiencies and liquidity for the holders of the capital stock of 3F Therapeutics. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether 3F Therapeutics' development-stage products are ultimately marketable, whether ATS Medical integrates 3F Therapeutics in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could materially and adversely affect the combined company's business, financial condition and operating results.



  THE MAJORITY OF THE SHARES ISSUABLE IN THE MERGER ARE CONTINGENT AND THUS MAY NOT BE ISSUED AT ALL OR MAY BE SUBJECT TO FUTURE MARKET RISKS.



     The proposed merger consideration consists of a maximum of 19,000,000 shares of ATS Medical common stock. Of these shares, only 9,000,000 shares are potentially issuable at the closing, of which 1,400,000 shares are to be placed in escrow for a minimum of 18 months and possibly until December 31, 2013, and a portion of which may not be issued at all based upon the net operating asset adjustment set forth in the amended merger agreement and described elsewhere in this proxy statement/prospectus. The balance of the shares, or 10,000,000 shares of ATS Medical common stock, are issuable only if certain milestones are met, which milestones are outside the control of 3F Therapeutics and to some extent outside the control of ATS Medical. All shares of ATS Medical common stock, other than those actually issued at the closing, are subject to set-off for certain indemnification obligations of the 3F Therapeutics stockholders and other obligations of 3F Therapeutics as provided under the amended merger agreement. There is no assurance that all 19,000,000 shares will be issued to the stockholders of 3F Therapeutics, thus potentially deceasing the value of the merger consideration to the stockholders of 3F Therapeutics. Even assuming that all 19,000,000 shares of ATS Medical common stock are ultimately issued to 3F Therapeutics stockholders, the majority of such shares will be issued in the future. Historically, the market price for the ATS Medical common stock has fluctuated over a wide range and it is likely that it will continue to fluctuate in the future. As a result, there is no assurance as to the value of the contingent shares in the future and the stockholders of 3F Therapeutics could be adversely affected thereby.

  ATS MEDICAL MAY HAVE DIFFICULTY INTEGRATING 3F THERAPEUTICS AND MAY INCUR SUBSTANTIAL COSTS IN CONNECTION WITH THE INTEGRATION.

     Integrating 3F Therapeutics' operations into ATS Medical's business will be a complex, time-consuming and expensive process. Before the merger, ATS Medical and 3F Therapeutics operated independently, each with its own business, products, customers, employees, culture and systems. ATS Medical may experience material unanticipated difficulties or expenses in connection with the integration of 3F Therapeutics due to various factors. These factors may include:

     - retaining and integrating management and other key employees of the combined company;

     - costs and delays in implementing common systems and procedures and integrating 3F Therapeutics' products and operations into ATS Medical's business;

     - potential charges to earnings resulting from the application of purchase accounting to the transaction;

     - difficulty comparing financial reports due to differing financial and accounting systems;

     - diversion of management resources from the business of the combined company;

     - reduction or loss of customer sales due to the potential for market confusion, hesitation and delay; and

     - difficulty in combining distribution arrangements for the combined company's products and services.

     Neither ATS Medical nor 3F Therapeutics has experience in integrating operations on the scale represented by the merger, and it is not certain that ATS Medical and 3F Therapeutics can be successfully integrated in a timely or efficient manner or at all or that any of the anticipated benefits of the merger will be realized. Failure to do so could have a material adverse effect on the business, financial condition and results of operations of the combined company.

     In addition, some of these factors listed above are outside the control of either company. The time and expense associated with converting the businesses of the combined company to a single combined company may exceed management's expectations and limit or delay the intended benefits of the transaction. To the extent any of these events occurs, the benefits of the transaction may be reduced, at least for a period of time. In addition, it is possible that unexpected transaction costs, such as taxes, fees or professional expenses, or unexpected future operating expenses, such as increased personnel costs, as well as other types of unanticipated adverse developments, could have a material adverse effect on the business, financial condition and results of operations of ATS Medical or the combined company.

  THE ISSUANCE OF SHARES OF ATS MEDICAL COMMON STOCK TO 3F THERAPEUTICS STOCKHOLDERS IN THE MERGER WILL SUBSTANTIALLY REDUCE THE OWNERSHIP PERCENTAGE OF CURRENT ATS MEDICAL SHAREHOLDERS.

     If the merger is completed, up to 9,000,000 shares of ATS Medical common stock will be issued to 3F Therapeutics stockholders at the closing, and, if the milestones set forth in the merger agreement are achieved, an aggregate of up to 19,000,000 shares of ATS Medical common stock may be issued to 3F Therapeutics stockholders. Based on the number of shares of ATS Medical common stock outstanding as of the date of the merger agreement, 3F Therapeutics stockholders will own, in the aggregate, up to approximately 22.5% of the fully diluted shares of ATS Medical common stock immediately after the merger and up to approximately 38% of the fully diluted shares of ATS Medical common stock if all of the milestones set forth in the merger agreement are achieved. The issuance of up to 19,000,000 shares of ATS Medical common stock to 3F Therapeutics stockholders (assuming achievement of all of the milestones) will cause a significant reduction in the relative percentage interest of current ATS Medical shareholders in the total outstanding shares of ATS Medical common stock. Consequently, current ATS Medical shareholders may be able to exercise less influence over the management and policies of ATS Medical after the merger than they presently exercise.

  IF THE COSTS OF THE PROPOSED MERGER EXCEED THE BENEFITS REALIZED, THE COMBINED COMPANY MAY EXPERIENCE CONTINUED AND INCREASED LOSSES.

     If the benefits of the proposed merger do not exceed the associated costs, the combined company could be adversely affected by incurring additional or even increased losses from its operations. The ability of ATS Medical and 3F Therapeutics to succeed after the merger depends on making the combined operations of ATS Medical and 3F Therapeutics profitable through increased revenue and reduced expenses for the combined company.

  IF THE MERGER DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES, THERE COULD BE ADVERSE TAX CONSEQUENCES FOR THE 3F THERAPEUTICS STOCKHOLDERS.

     In the opinion of Reed Smith LLP, counsel to 3F Therapeutics, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In the event that the merger does not qualify as a reorganization, the merger will result in a gain or loss for 3F Therapeutics stockholders, with the amount of such gain or loss determined by the amount that such 3F Therapeutics stockholders' adjusted tax basis in the 3F Therapeutics common stock surrendered is less than or more than the fair market value of the ATS Medical common stock received in exchange therefor.

  THE VALUE OF THE SHARES OF ATS MEDICAL COMMON STOCK THAT 3F THERAPEUTICS STOCKHOLDERS RECEIVE IN THE MERGER WILL VARY AS A RESULT OF POSSIBLE FLUCTUATIONS IN THE PRICE OF ATS MEDICAL'S COMMON STOCK.


     At the effective time of the merger, 3F Therapeutics stockholders will have the right to receive up to 9,000,000 shares (subject to reduction, as described below under "The Merger Agreement") of ATS Medical common stock. The amended merger agreement fixes the number of shares of ATS Medical common stock that 3F Therapeutics stockholders are entitled to receive in the merger, and any changes in the price of ATS Medical common stock will affect the value of the consideration that 3F Therapeutics stockholders receive in the merger. Thus, if the price of ATS Medical common stock declines prior to completion of the merger, the value of the merger consideration to be received by 3F Therapeutics stockholders will decrease. Conversely, if the price of ATS Medical common stock increases, the value of the merger consideration will increase. Stock price variations could be the result of changes in the business, operations or prospects of ATS Medical, 3F Therapeutics or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of ATS Medical or 3F Therapeutics. Recent market prices of ATS Medical common stock are set forth in the section entitled "Comparative Market Price Data" on page 35 of this proxy statement/prospectus.


     ATS Medical and 3F Therapeutics encourage 3F Therapeutics stockholders to obtain current trading prices for ATS Medical common stock. The price of ATS Medical common stock at the effective time of the merger may vary from the price on the date of this proxy statement/prospectus. The historical prices of ATS Medical's common stock included in this proxy statement/prospectus are not indicative of the price on the date the merger becomes effective. The future market price of ATS Medical common stock cannot be guaranteed or predicted.

  THE MERGER MAY RESULT IN A LOSS OF CUSTOMERS AND PROVIDERS.

     Some customers may seek alternative sources of products and/or services after the announcement of the merger or after the effectiveness of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. The combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of providers and potential disputes or litigation with customers, providers or others.

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

     Any steps by management to counter such potential increased customer or provider attrition may not be effective. Failure by management to control attrition could result in worse than anticipated financial performance.

  PURCHASE ACCOUNTING TREATMENT OF THE MERGER COULD RESULT IN NET LOSSES FOR ATS MEDICAL FOR THE FORESEEABLE FUTURE.


     ATS Medical will account for the merger using the purchase method of accounting. Under purchase accounting, the estimated market value of shares of ATS Medical common stock issued in the merger and the amount of the merger transaction costs will be recorded as the cost of acquiring 3F Therapeutics. That cost will be allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and tradenames and acquired workforce, based on their fair values at the date of acquisition. The excess of the purchase price over the fair market of the net assets is allocated to goodwill. As described in the Unaudited Pro Forma Condensed Combined Financial Statements, the amount of initial purchase price allocated to goodwill and the other intangible assets is estimated to be approximately $11.4 million. Management estimates are based upon currently available information and assumptions that it believes are reasonable. However, there can be no assurance that the actual useful lives will not differ significantly from the estimates. The amortization of goodwill and the other intangible assets could result in net losses for the combined company for the foreseeable future, which could have a material adverse effect on the market value of ATS Medical common stock following completion of the merger.


  IF THE CONDITIONS TO THE MERGER ARE NOT MET, THE MERGER MAY NOT OCCUR.


     Several conditions set forth in the amended merger agreement must be satisfied or waived to complete the merger. These conditions are described under "The Merger Agreement -- Conditions to the Merger" and set forth in detail in the merger agreement and the amendment to the merger agreement attached hereto as Appendices A and B. ATS Medical and 3F Therapeutics cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and each of ATS Medical and 3F Therapeutics may lose some or all of the intended benefits of the merger. In addition to other customary closing conditions, the following conditions must be satisfied or waived, if permissible, before ATS Medical and 3F Therapeutics are obligated to complete the merger:


     - the issuance of the shares of ATS Medical common stock in the merger and the increase in the authorized capital stock must be approved by the shareholders of ATS Medical; and

     - there must be no fact, event or circumstances that would have a material adverse effect on the business of ATS Medical or 3F Therapeutics, taken as a whole.

ATS Medical and 3F Therapeutics cannot assure you that these conditions will be satisfied.

  ATS MEDICAL AND 3F THERAPEUTICS MAY WAIVE ONE OR MORE OF THE CONDITIONS TO THE MERGER WITHOUT RESOLICITING SHAREHOLDER APPROVAL FOR THE MERGER.


     ATS Medical has notified 3F Therapeutics that it considers the existence of the Abbey litigation, described under "Proposal 1: The Merger -- Legal Proceedings" below, to be a material breach of one or more of 3F Therapeutics' representations and warranties in the amended merger agreement. Although ATS has not notified 3F Therapeutics of any intent to terminate the amended merger agreement, ATS Medical has reserved all of its rights under the amended merger agreement with respect to the Abbey claims.


     Most of the conditions to ATS Medical's and 3F Therapeutics' obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of ATS Medical and 3F Therapeutics if the condition is a condition to both ATS Medical's and 3F Therapeutics' obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of ATS Medical and 3F Therapeutics will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, ATS Medical and 3F Therapeutics generally do not expect any such waiver to be significant enough to require resolicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder or stockholder approval.


  3F THERAPEUTICS AND ONE OF ITS DIRECTORS ARE CURRENTLY DEFENDANTS IN TWO LAWSUITS THAT COULD ADVERSELY AFFECT OUR COMBINED OPERATING RESULTS, COULD SUBJECT THE COMBINED COMPANY TO MATERIAL LIABILITY AND COULD REDUCE THE NUMBER OF SHARES OF ATS MEDICAL COMMON STOCK THAT 3F THERAPEUTICS STOCKHOLDERS WOULD OTHERWISE BE ENTITLED TO RECEIVE AS MERGER CONSIDERATION.



     In January 2006, a lawsuit was filed in the United States District Court in the Southern District of New York against 3F Therapeutics, Theodore C. Skokos (currently chairman of the board and a stockholder of 3F Therapeutics) and 3F Partners Limited Partnership II ("3F Partners II") (a major stockholder of 3F Therapeutics) by Arthur N. Abbey ("Abbey I Litigation"). In the complaint, Abbey alleges that the defendants committed fraud under federal securities laws, common law fraud and negligent misrepresentation in connection with the purchase by Abbey of certain securities of 3F Partners II.



     On or about June 14, 2006, Abbey commenced a second civil action in the Court of Chancery in the State of Delaware by serving 3F Therapeutics with a complaint naming both 3F Therapeutics and Theodore C. Skokos as defendants ("Abbey II Litigation"). The complaint alleges, among other things, fraud and breach of fiduciary duties in connection with the purchase by Abbey of his partnership interest in 3F Partners II. In the Delaware action, Abbey seeks: (1) a declaration that (a) for purposes of the proposed merger, Abbey is a record stockholder of 3F Therapeutics (even though he is not himself a record owner of any of the capital stock of 3F Therapeutics) and would thus be entitled to withhold his consent to the merger and seek appraisal rights if the merger is consummated, and (b) the irrevocable stockholder consent submitted by 3F Partners II to approve the merger be voided as unenforceable; and (2) damages based upon allegations that 3F Therapeutics aided and abetted Mr. Skokos in breaching Mr. Skokos's fiduciary duties of loyalty and faith to Abbey. 3F Therapeutics has indicated that these claims are without merit and that it intends to aggressively defend this action. On July 17, 2006, 3F Therapeutics filed a motion to dismiss the complaint in the Abbey II Litigation, or, alternatively to stay the action pending adjudication of the Abbey I Litigation.



     3F Therapeutics and the 3F Therapeutics stockholder representative have agreed that the Abbey I Litigation and Abbey II Litigation are matters for which express indemnification is provided under the amended merger agreement. As security for the indemnification rights of ATS Medical to be covered in the event 3F Therapeutics or ATS Medical (or their officers, directors and affiliates) suffer any loss or damage arising out of the Abbey I Litigation or Abbey II Litigation, the amended merger agreement provides that ATS Medical is entitled to its indemnification rights thereunder (without being subject to the $200,000 basket amount). In addition to the potential coverage under the 3F Therapeutics' directors and officers insurance policy (which has a $5,000,000 limit), to the extent that damages exceed such limit or are not covered thereby, ATS Medical may set-off as indemnification claim amounts against the 1,400,000 shares of ATS Medical common stock being escrowed upon the closing (as more fully described above under the caption "The Merger Agreement -- Certain Covenants and Agreements -- Escrow Agreement") as well as against the milestone shares, if any.



     Because these indemnification claims and set-off rights would cover any losses or damages that may be suffered by ATS Medical and 3F Therapeutics (and their officers, directors and affiliates), 3F Therapeutics stockholders may not receive any or all of the escrow shares at the time the escrow terminates, and they may not receive any or all of the milestone shares at the time, if any, the milestone shares are to be issued. In such event and while the total merger consideration that ATS Medical will have paid as merger consideration in connection with this transaction would have been less than originally provided in the merger agreement had there been no such damages or losses incurred resulting from the

Abbey I Litigation and Abbey II Litigation, ATS Medical likely would not be able to recover a cash damage award in order to cover any such indemnifiable damages or losses. Defending these claims could also divert the time and attention of ATS Medical management, which could significantly harm our combined operating results and financial condition. Any adverse determination in either Abbey I Litigation or Abbey II Litigation could also result in a material liability, which could significantly harm our combined operating results and financial condition.



     Theodore C. Skokos is expected to be 3F Therapeutics' nominee to the ATS Medical board of directors. If Mr. Skokos is elected to the ATS Medical board of directors, the continuation of the Abbey I Litigation and Abbey II Litigation following such election could give rise to a conflict of interest between Mr. Skokos, on the one hand, and ATS Medical and 3F Therapeutics, on the other hand. In the event that any such situation arises, the attention of the ATS Medical board could be diverted from other pressing business matters, and Mr. Skokos would have to recuse himself from any decisions to be made or deliberations undertaken by the ATS Medical board of directors that relate to matters impacted by any such conflicts of interests.


  THE RISKS OF THE COMBINED COMPANY MAY BE DIFFERENT THAN THOSE OF ATS MEDICAL OR 3F THERAPEUTICS INDEPENDENTLY.

     Although it is expected that the risks associated with the business of the combined company will include all of the risks currently associated with ATS Medical's business and 3F Therapeutics' business, as well as those risks associated with the merger, it is possible that the merger of the two companies could result in risks that are different for the combined company than those currently facing ATS Medical and 3F Therapeutics independently.

RISKS RELATED TO BUSINESSES OF ATS MEDICAL, 3F THERAPEUTICS AND THE COMBINED COMPANY

  ATS MEDICAL AND 3F THERAPEUTICS HAVE INCURRED LOSSES TO DATE AND CANNOT ASSURE YOU THAT THE COMBINED COMPANY WILL ACHIEVE PROFITABILITY.


     ATS Medical had net losses of approximately $13.3 million for the 2003 fiscal year, $16.6 million for the 2004 fiscal year and $14.4 million for the 2005 fiscal year. As of December 31, 2005, ATS Medical had an accumulated deficit of approximately $81.9 million. 3F Therapeutics is not currently profitable and has never been profitable. As of December 31, 2005, 3F Therapeutics had an accumulated deficit of approximately $47.7 million. ATS Medical and 3F Therapeutics expect to incur significant expenses over the next several years as the combined company continues to devote substantial resources to the commercialization of the ATS Medical heart valve in the United States and the 3F Therapeutics heart valve products in the United States and foreign countries. ATS Medical and 3F Therapeutics cannot assure you that the combined company will achieve profitability in the foreseeable future, or ever.


  IF ATS MEDICAL'S OR 3F THERAPEUTICS' HEART VALVES DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE IN THE UNITED STATES, THE OPERATING RESULTS OF THE COMBINED COMPANY WILL BE HARMED, AND IT MAY NOT ACHIEVE PROFITABILITY.

     ATS Medical's success will depend, in large part, on the medical community's acceptance of ATS Medical's heart valve and, if the merger is consummated, the acceptance of 3F Therapeutics' tissue heart valves in the United States, which is the largest revenue market in the world for heart valves. The U.S. medical community's acceptance of the ATS Medical heart valve and the 3F Therapeutics heart valves will depend upon the combined company's ability to demonstrate the safety and efficacy, advantages, long-term clinical performance and cost-effectiveness of the ATS Medical and 3F Therapeutics heart valves as compared to other prosthetic heart valves. ATS Medical and 3F Therapeutics cannot predict whether the U.S. medical community will accept the combined company's heart valves or, if accepted, the extent of their use. Negative publicity resulting from isolated incidents involving the combined company's heart valves or other prosthetic heart valves could have a significant adverse effect on the overall acceptance of the combined company's heart valves. If the combined company encounters difficulties developing a market for the combined company's heart valves in the United States, it may not be able to increase its revenue enough to achieve profitability, and its business and results of operations will be seriously harmed.

  ATS MEDICAL CURRENTLY RELIES ON THE ATS MEDICAL HEART VALVE AS ITS PRIMARY SOURCE OF REVENUE. IF ATS MEDICAL IS NOT SUCCESSFUL IN SELLING THIS PRODUCT, ITS OPERATING RESULTS WILL BE HARMED.

     While ATS Medical commenced marketing additional products during 2005 that totaled 10% of net revenues for the year ended December 31, 2005, there can be no assurance that these new products will decrease ATS Medical's dependence on the sales of mechanical heart valves. Increasing revenues from new products cannot be guaranteed. Even if ATS Medical developed additional products, regulatory approval would likely be required to sell them. Clinical testing and the approval process itself are very expensive and can take many years. Therefore, ATS Medical does not expect to be in a position to sell additional products in the foreseeable future. Adverse rulings by regulatory authorities, product liability lawsuits, the failure to achieve widespread U.S. market acceptance, the loss of market acceptance outside of the United States, or other adverse publicity may significantly and adversely affect sales of the ATS Medical heart valve, and, as a result, would adversely affect ATS Medical's business, financial condition and results of operations.

  IN 2002, ATS MEDICAL BEGAN USING A COMBINATION OF DIRECT SALES PERSONS AND INDEPENDENT MANUFACTURING REPRESENTATIVES TO SELL ITS VALVES IN THE UNITED STATES. IF ITS U.S. SALES STRATEGY IS NOT SUCCESSFUL, ATS MEDICAL WILL NOT BE ABLE TO CONTINUE ITS OPERATIONS AS PLANNED.

     ATS Medical's sales approach for the sale of the ATS Medical heart valve in the United States consists primarily of direct salespersons with a few independent manufacturing representatives. ATS Medical will need to continue to expend significant funds and management resources to develop and maintain this hybrid sales force. ATS Medical believes there is significant competition for sales personnel and independent manufacturing representatives with the advanced sales skills and technical knowledge it needs. If ATS Medical is unable to recruit, retain and motivate qualified personnel and representatives, U.S. sales of the ATS Medical heart valve could be adversely affected. The loss of key salespersons or independent manufacturing representatives could have a material adverse effect on ATS Medical's sales or potential sales to current customers and prospects serviced by such salespersons or representatives. Further, ATS Medical cannot assure the successful expansion of its network of independent manufacturing representatives on terms acceptable to ATS Medical, if at all, or the successful marketing of its products by its hybrid sales force. To the extent ATS Medical relies on sales through independent manufacturing representatives, any revenues it receives will depend primarily on the efforts of these parties. ATS Medical does not control the amount and timing of marketing resources that these third parties devote to its product. If its U.S. sales strategy is not successful, ATS Medical may be forced to change its U.S. sales strategy again. Any such change could disrupt sales in the United States. Further, any change in ATS Medical's U.S. sales strategy could be expensive and would likely have a material adverse impact on its results of operations.

  ATS MEDICAL CURRENTLY DEPENDS ON THE MARKETING AND SALES EFFORTS OF INTERNATIONAL INDEPENDENT DISTRIBUTORS.

     ATS Medical's heart valve is sold internationally through independent distributors. The loss of an international distributor could seriously harm the business and results of operations of ATS Medical or the combined company if a new distributor could not be found on a timely basis in the relevant geographic market. ATS Medical does not control the amount and timing of marketing resources that these third parties devote to their products. Furthermore, to the extent ATS Medical relies on sales through independent distributors, any revenues it receives will depend primarily on the efforts of these parties.

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

  3F THERAPEUTICS IS TRANSITIONING THE MANAGEMENT OF ITS EXCLUSIVE DISTRIBUTION AGREEMENTS WITH ITS INTERNATIONAL INDEPENDENT DISTRIBUTORS TO ATS MEDICAL.


     In the past, 3F Therapeutics has distributed its Model 1000 product in Europe through a number of independent distributors, each of which is currently in breach of its respective distribution agreement with 3F Therapeutics for failure to sell the required minimum number of units or for certain other breaches. Pursuant to a letter agreement entered into between 3F Therapeutics and ATS Medical dated March 7, 2006, 3F Therapeutics transferred to ATS Medical the exclusive right to sell, market and distribute the Model 1000 in all countries, other than the United States, except to the extent that, by doing so, 3F Therapeutics would be in breach of its existing distribution agreements. Furthermore, 3F Therapeutics has given each of its distributors notice of breach of its respective distribution agreement and of the intent of 3F Therapeutics to cancel such distribution agreement if such breach is not cured within 30 days of such notice. None of the distributors has cured such breach. As a result, six of sixteen distributors were sent letters terminating their distribution agreements. ATS Medical is evaluating the agreements with the remaining ten distributors. 3F Therapeutics has also agreed to enter into new exclusive distribution agreements with ATS Medical with respect to the Model 1000. If the merger does not occur, the letter agreement between 3F Therapeutics and ATS Medical will remain in effect until the later of the termination of all distribution agreements entered into between 3F Therapeutics and ATS Medical or March 7, 2009. Thus, even if the merger does not occur, 3F Therapeutics may, with respect to the Model 1000, be dependent upon the sales, marketing and distribution efforts of ATS Medical in one or more countries outside the United States for a significant period of time. In addition, there is no guarantee that the transition of distribution arrangements will be without problems. The transition of distribution to ATS Medical may cause strain in relationships with certain international independent distributors or customers, which could result in disruptions in the supply chain that could harm the business and results of operations of ATS Medical, 3F Therapeutics or the combined company.


  ATS MEDICAL AND 3F THERAPEUTICS ARE DEPENDENT UPON SALES OUTSIDE THE UNITED STATES, WHICH ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING A DROP IN SALES DUE TO CURRENCY FLUCTUATIONS.

     For the year ended December 31, 2005, almost 62% of ATS Medical's net sales were derived from international operations and 100% of 3F Therapeutics' net sales relating to Model 1000 were derived from international operations. ATS Medical and 3F Therapeutics expect that international sales will account for a substantial majority of their revenues until ATS Medical's heart valve receives wider market acceptance from U.S. customers and until 3F Therapeutics obtains a PMA to sell its Model 1000 or other products in the United States. Accordingly, any material decrease in foreign sales is likely to materially and adversely affect the results of operations of ATS Medical and 3F Therapeutics.

     ATS Medical sells in U.S. dollars to most of its customers abroad. An increase in the value of the U.S. dollar in relation to other currencies can and has adversely affected ATS Medical's sales outside of the United States. In prior years, the decrease in sales was due primarily to the change in the value of the U.S. dollar against the Euro dollar, as well as competitor price pressure. 3F Therapeutics generally sells in Euro dollars to its European customers. Thus, its revenues may be affected by fluctuations in the exchange rate between U.S. dollars and Euro dollars. The dependence of ATS Medical and 3F Therapeutics on sales outside of the United States will continue to expose ATS Medical and 3F Therapeutics to currency fluctuations for the foreseeable future.

     The future results of operations of ATS Medical and 3F Therapeutics could also be harmed by risks inherent in doing business in international markets, including:

     - unforeseen changes in regulatory requirements and government health programs;

     - weaker intellectual property rights protection in some countries;

     - new export license requirements, changes in tariffs or trade restrictions;

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

     - political and economic instability in its target markets; and

     - greater difficulty in collecting payments from product sales.

     Slow payment of receivables by their international distributors, or the occurrence of any of the other factors listed above, could harm the ATS Medical's and 3F Therapeutics' ability to successfully commercialize their products internationally and could harm their businesses.

  ATS MEDICAL AND 3F THERAPEUTICS EACH HAS A HISTORY OF NET LOSSES. IF THE COMPANIES DO NOT GENERATE NET INCOME IN THE FUTURE, THEY MAY NOT BE ABLE TO CONTINUE OPERATIONS.


     ATS Medical is not currently profitable and has a very limited history of profitability. 3F Therapeutics is not, nor has it previously been, profitable. As of December 31, 2005, ATS Medical had an accumulated deficit of $81.9 million, and 3F Therapeutics had an accumulated deficit of approximately $47.7 million. ATS Medical expects to incur significant expenses over the next several years as it continues to devote substantial resources to the commercialization of the ATS Medical heart valve in the United States, the 3F Therapeutics products if the merger is consummated and any other heart valves that it develops or acquires. The combined company will not generate net income unless it is able to significantly increase revenue from U.S. sales. If the combined company sustains losses, it may not be able to continue its business as planned.


  THERE IS NO ASSURANCE THAT THE COMBINED COMPANY WILL HAVE SUFFICIENT FINANCING TO MEET ITS NEEDS.

     ATS Medical and 3F Therapeutics believe that the proposed operating plan of the combined company can be accomplished without additional financing based on current and projected revenues and expenses. However, there can be no assurance that current levels of revenues and expenses will continue after the merger or that the anticipated revenue or expense projections of ATS Medical and 3F Therapeutics will be realized. Furthermore, there may be delays in obtaining necessary governmental approvals of products or introducing products to market or other events that may cause actual cash requirements to exceed those for which ATS Medical and 3F Therapeutics have budgeted. In such event, the combined company may need additional financing. There is no assurance that sources of additional financing will be readily available or available on terms satisfactory to the combined company or at all. Furthermore, additional financing through the issuance of equity securities may result in further dilution to the holders of ATS Medical common stock. If the combined company is not able to raise additional funds or is not able to raise them on commercially reasonable terms or without the use of dilutive financing, such event could have a material adverse effect on the business and results of operations of the combined company and its shareholders.

  THE MARKET FOR PROSTHETIC HEART VALVES IS HIGHLY COMPETITIVE, AND SEVERAL OF THE COMPETITORS OF ATS MEDICAL AND 3F THERAPEUTICS ARE LARGER AND HAVE MORE FINANCIAL RESOURCES. IF THE COMBINED COMPANY IS UNABLE TO COMPETE EFFECTIVELY, ITS BUSINESS WILL BE HARMED.

     The market for prosthetic heart valves is highly competitive. ATS Medical and 3F Therapeutics expect that competition will intensify as additional companies enter the market or modify their existing products to compete directly with the products of ATS Medical or 3F Therapeutics. ATS Medical's primary competitor, St. Jude Medical, Inc., currently controls approximately 50% of the worldwide mechanical heart valve market. 3F Therapeutics' primary competitor in the tissue heart valve market, Edwards, currently controls over 60% of the worldwide tissue heart valve market. Many of the competitors of ATS Medical and 3F Therapeutics have long-standing FDA approval for their valves and extensive clinical data demonstrating the performance of their valves. In addition, they have greater financial, manufacturing, marketing and research and development capabilities than those of ATS Medical or 3F Therapeutics. For example, many of ATS Medical's competitors have the ability, due to their internal carbon manufacturing facilities and economies of scale, to manufacture their heart valves at a lower cost than ATS Medical can manufacture its heart valve. ATS Medical's primary competitor has recently used price as a method to compete in several international markets. If heart valve prices decline significantly,

ATS Medical and 3F Therapeutics might not be able to compete successfully, which would harm the combined company's results of operations.

  ATS MEDICAL'S FUTURE RESULTS COULD BE HARMED IF THE USE OF MECHANICAL HEART VALVES DECLINES OR IF 3F THERAPEUTICS' PRODUCTS CANNOT BE SUCCESSFULLY MARKETED.

     ATS Medical's business could suffer if the use of mechanical heart valves declines. Historically, mechanical heart valves have accounted for over two-thirds of all heart valve replacements. Recently, there has been an increase in the use of tissue valves. ATS Medical estimates that mechanical heart valves are currently being used in 40% to 65% of all heart valve replacements, depending on the geographic market, down from 65% to 75% about ten years ago. ATS Medical believes the tissue manufacturers' claims of improvements in tissue valve longevity and an increase in the average age of valve patients have contributed to the recent increase in the use of tissue valves. 3F Therapeutics may not be able to obtain CE mark approval of its Enable or Entrata products or PMA approval to sell its Model 1000 or its Enable or Entrata products in the United States. In addition, even if ATS Medical completes the acquisition of 3F Therapeutics, there can be no guarantee that ATS Medical will be able to successfully market and sell 3F Therapeutics' tissue heart valves or that 3F Therapeutics' tissue heart valves will be approved or gain market acceptance, including but not limited to acceptance among patients, physicians, the medical community and third-party payers.


  ATS MEDICAL AND 3F THERAPEUTICS ULTIMATELY MAY EXPERIENCE A DELAY IN INTRODUCING, OR MAY NOT SUCCESSFULLY COMPLETE DEVELOPMENT OF, PRODUCTS THAT ARE CURRENTLY UNDER DEVELOPMENT, RESULTING IN HARM TO THE COMBINED COMPANY'S BUSINESS.



     ATS Medical and 3F Therapeutics are in the process of developing certain products, including but not limited to 3F Therapeutics' Enable and Entrata products. The Enable product is currently in the early phases of clinical trials, and the Entrata product is still under development. In 2006, ongoing clinical trial results in Europe have resulted in 3F Therapeutics undertaking a review of the Enable valve cuff design. Successfully completing the development of these products and technologies presents substantial technical, medical and engineering challenges as well as regulatory hurdles. ATS Medical and 3F Therapeutics may not successfully complete the development of these products, or these products may fail to work in the manner intended. If ATS Medical and 3F Therapeutics are unable to successfully develop the products that are currently under development, ATS Medical and 3F Therapeutics may suffer financial difficulties, which may have a material adverse effect on the combined company's business, financial condition and results of operations.


  NEW PRODUCTS OR TECHNOLOGIES DEVELOPED BY OTHERS COULD RENDER THE PRODUCTS OF ATS MEDICAL AND 3F THERAPEUTICS OBSOLETE.

     The medical device industry is characterized by significant technological advances. Several companies are developing new prosthetic heart valves based on new or potentially improved technologies. Significant advances are also being made in surgical procedures, which may delay the need for replacement heart valves. A new product or technology may emerge that renders the ATS Medical and 3F Therapeutics heart valves noncompetitive or obsolete. This could materially harm the results of operations of ATS Medical or 3F Therapeutics or force them to cease doing business altogether.

  ATS MEDICAL LICENSES PATENTED TECHNOLOGY AND OTHER PROPRIETARY RIGHTS FROM CARBOMEDICS. IF THESE AGREEMENTS ARE BREACHED OR TERMINATED, ATS MEDICAL'S RIGHT TO MANUFACTURE ITS HEART VALVE COULD BE TERMINATED.

     Under ATS Medical's carbon technology agreement with Carbomedics, ATS Medical has obtained a license to use Carbomedics' pyrolytic carbon technology to manufacture components for the ATS Medical heart valve. If this agreement is breached or terminated, ATS Medical would be unable to manufacture its own product. If ATS Medical's inventory is exhausted and it does not have any other sources of carbon components, it would be forced to cease doing business.
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

  A DELAY OR INTERRUPTION IN ATS MEDICAL'S SUPPLY OF PYROLYTIC CARBON COMPONENTS COULD DELAY PRODUCT DELIVERY OR FORCE ATS MEDICAL TO CEASE OPERATIONS.

     Although ATS Medical has a supply agreement with Carbomedics under which it agrees to supply ATS Medical with a minimum annual number of pyrolytic carbon components starting in 2007 and continuing through 2011, the amounts available under this agreement are not expected to be sufficient to supply all of ATS Medical's needs for components in those years. If ATS Medical's inventory is exhausted and it is unable to manufacture carbon components or obtain them from other sources, ATS Medical could be forced to reduce or cease operations.

  BECAUSE ATS MEDICAL LACKS MANUFACTURING EXPERIENCE, ATS MEDICAL MAY NOT REALIZE EXPECTED SAVINGS FROM MANUFACTURING ITS OWN PRODUCT. IN ADDITION, ATS MEDICAL COULD EXPERIENCE PRODUCTION DELAYS AND SIGNIFICANT ADDITIONAL COSTS.

     Under its agreement with Carbomedics, ATS Medical has been granted an exclusive worldwide license to manufacture pyrolytic carbon components for the ATS Medical heart valve. ATS Medical cannot be certain that its strategy to establish internal manufacturing capabilities will result in a cost-effective means for manufacturing the ATS Medical heart valve. ATS Medical has limited experience in manufacturing pyrolytic carbon. Although ATS Medical has an FDA-approved carbon manufacturing facility, ATS Medical has only just started increasing production to higher levels. In the future, as it continues to increase production at the plant, ATS Medical may encounter difficulties in maintaining and expanding its manufacturing operations, including problems involving:

     - production yields;

     - quality control;

     - per unit manufacturing costs;

     - shortages of qualified personnel; and

     - compliance with FDA and international regulations and requirements regarding good manufacturing practices.

     Difficulties encountered by ATS Medical in establishing or maintaining a commercial-scale manufacturing facility may limit ATS Medical's ability to manufacture its heart valve and therefore could seriously harm its business and results of operations.

  THE BUSINESSES OF ATS MEDICAL AND 3F THERAPEUTICS COULD BE SERIOUSLY HARMED IF THIRD-PARTY PAYERS DO NOT REIMBURSE THE COSTS FOR THE HEART VALVES SOLD BY THE COMBINED COMPANY.

     The ability of ATS Medical and 3F Therapeutics to successfully commercialize their heart valves depends on the extent to which reimbursement for the cost of their products and the related surgical procedure are available from third-party payers, such as governmental programs, private insurance plans and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and procedures that they consider not to improve net health outcomes, not to be cost-effective or are used for a non-approved indication. The failure by physicians, hospitals and other users of ATS Medical's or 3F Therapeutics' products to obtain sufficient reimbursement from third-party payers would seriously harm the business and results of operations of ATS Medical, 3F Therapeutics or the combined company.

     In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payment for medical procedures or treatments. In addition, government and private third-party payers are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement. In international markets, reimbursement and health care payment systems vary significantly by country. In addition, ATS Medical and 3F Therapeutics have encountered price resistance from government-administered and private health programs. Significant changes in the health care system in the United

States or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on the business and results of operations of ATS Medical and 3F Therapeutics.

  ATS MEDICAL AND 3F THERAPEUTICS MAY FACE PRODUCT LIABILITY CLAIMS, WHICH COULD RESULT IN LOSSES IN EXCESS OF THEIR INSURANCE COVERAGE AND WHICH COULD NEGATIVELY AFFECT THEIR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     The manufacture and sale of mechanical heart valves and tissue heart valves entails significant risks of product liability claims and product recalls. Both mechanical heart valves and tissue heart valves are life-sustaining devices, and the failure of any heart valve usually results in the patient's death or need for re-operation. A product liability claim or product recall, regardless of the ultimate outcome, could require ATS Medical or 3F Therapeutics to spend significant time and money in litigation or to pay significant damages and could seriously harm their businesses. ATS Medical currently maintains product liability insurance coverage in an aggregate amount of $25,000,000, and 3F Therapeutics currently maintains product liability insurance coverage in an aggregate amount of $10,000,000. However, there can be no assurance that the current insurance coverage maintained by ATS Medical or 3F Therapeutics will be adequate to cover the costs of any product liability claims made against ATS Medical, 3F Therapeutics or the combined company. Product liability insurance is expensive and does not cover the costs of a product recall. In the future, product liability insurance may not be available at satisfactory rates or in adequate amounts. A product liability claim or product recall could also materially and adversely affect the combined company's ability to attract and retain customers.

  THE BUSINESS OF ATS MEDICAL AND 3F THERAPEUTICS WOULD BE ADVERSELY AFFECTED IF ATS MEDICAL OR 3F THERAPEUTICS IS NOT ABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS.

     The success of ATS Medical and 3F Therapeutics depends in part on the companies' ability to maintain and enforce their patents and other proprietary rights. ATS Medical and 3F Therapeutics rely on a combination of patents, trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of their technology. These measures afford only limited protection, and competitors may gain access to their intellectual property and proprietary information. The patent positions of medical device companies are generally uncertain and involve complex legal and technical issues. Litigation may be necessary to enforce the intellectual property rights of ATS Medical and 3F Therapeutics, to protect their trade secrets and to determine the validity and scope of their proprietary rights. Any litigation could be costly and divert attention from the growth of the business. ATS Medical and 3F Therapeutics cannot assure you that their patents and other proprietary rights will not be successfully challenged, or that others will not independently develop substantially equivalent information and technology or otherwise gain access to their proprietary technology.

  ATS MEDICAL AND 3F THERAPEUTICS MAY BE SUED BY THIRD PARTIES WHICH CLAIM THAT THE PRODUCTS OF ATS MEDICAL OR 3F THERAPEUTICS INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS. ANY SUCH SUITS COULD RESULT IN SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR ATS MEDICAL AND 3F THERAPEUTICS MIGHT BE PREVENTED FROM SELLING THEIR PRODUCTS.

     ATS Medical and 3F Therapeutics may be exposed to future litigation by third parties based on intellectual property infringement claims. Any claims or litigation against ATS Medical or 3F Therapeutics, regardless of the merits, could result in substantial costs and could harm the business of ATS Medical or 3F Therapeutics. In addition, intellectual property litigation or claims could force ATS Medical and 3F Therapeutics to:

     - cease manufacturing and selling their products, which would seriously harm their businesses;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

     - redesign their products, which could be costly and time-consuming.

  ATS MEDICAL AND 3F THERAPEUTICS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH IS COSTLY, TIME CONSUMING AND CAN SUBJECT ATS MEDICAL AND 3F THERAPEUTICS TO UNANTICIPATED DELAYS OR COULD ULTIMATELY PRECLUDE ATS MEDICAL OR 3F THERAPEUTICS FROM MARKETING AND SELLING THE PRODUCTS THAT ARE SUBJECT TO GOVERNMENTAL REGULATION.


     The ATS Medical and 3F Therapeutics heart valves and manufacturing activities are subject to extensive regulation by numerous governmental authorities, including but not limited to the FDA and comparable international authorities, state and local governmental authorities, and other international authorities. ATS Medical and 3F Therapeutics are required to:

     - obtain the approval or clearance of the FDA or international regulatory authorities where their heart valves are not yet marketed;

     - after they obtain approval or clearance of the FDA or international regulatory authorities, maintain the approval of the FDA and international regulatory authorities to continue selling and manufacturing their heart valves;

     - satisfy content requirements for all of their labeling, sales and promotional materials;

     - comply with manufacturing and reporting requirements; and

     - undergo rigorous inspections by these authorities.

     Compliance with the regulations of these governmental authorities may delay or prevent ATS Medical or 3F Therapeutics from introducing any new or improved products. The governmental authorities in charge of making and implementing these laws or related regulations may change the laws, impose additional restrictions, or adopt interpretations of existing laws or regulations that could have a material adverse effect on ATS Medical, 3F Therapeutics or the combined company. Violations of these laws or regulatory requirements may result in fines, marketing restrictions, product recall, withdrawal of approvals and civil and criminal penalties. ATS Medical and 3F Therapeutics also may incur substantial costs associated with complying and overseeing compliance with the laws and regulations of these governmental authorities.

     ATS Medical and 3F Therapeutics ultimately may not be able to obtain the necessary governmental approvals or clearances in the United States or other jurisdictions, including FDA and CE approvals and clearances, for products that are now under development, including Enable and Entrata. Obtaining such governmental approvals or clearances is uncertain, and the regulatory approval process is likely to be time-consuming and expensive. If ATS Medical or 3F Therapeutics is unable to obtain such governmental approvals or clearances, then its ability to market and sell products currently under development may be delayed or may never occur. ATS Medical's and 3F Therapeutics' potential inability to market and sell their products currently under development, together with the potential expenses associated with obtaining the necessary governmental approvals or clearances, may cause ATS Medical and 3F Therapeutics to suffer financial difficulties, which could have a material adverse effect on the combined company's business, financial condition and prospects.

  THE PRICE OF ATS MEDICAL COMMON STOCK HAS BEEN VOLATILE, WHICH MAY RESULT IN LOSSES TO INVESTORS.

     Historically, the market price of ATS Medical common stock has fluctuated over a wide range, and it is likely that the price of its common stock will fluctuate in the future. The market price of ATS Medical common stock could be impacted by the following:

     - the success of ATS Medical management in operating effectively;

     - the failure of the ATS Medical heart valve to gain market acceptance in the United States;

     - announcements of technical innovations or new products by ATS Medical's competitors;

     - the status of component supply arrangements;

     - changes in reimbursement policies;

     - government regulation;

     - developments in patent or other proprietary rights;

     - public concern as to the safety and efficacy of products developed by ATS Medical or others; or

     - general market conditions.

     In addition, due to one or more of the foregoing factors, in future years, ATS Medical's results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of ATS Medical common stock could be materially and adversely affected. Finally, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect the ATS Medical stock price, regardless of ATS Medical's operating results.

  ATS MEDICAL'S CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE AND COULD DELAY OR PREVENT A TAKEOVER OF ATS MEDICAL.

     Provisions of ATS Medical's articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire ATS Medical, even if doing so would be beneficial to shareholders. These provisions include the following:

     - No cumulative voting by shareholders for directors;

     - The ability of ATS Medical's board to set the size of its board of directors, to create new directorships and to fill vacancies;

     - The ability of ATS Medical's board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to ATS Medical common stock;

     - The ability of ATS Medical's board to amend the bylaws; and

     - Restrictions under Minnesota law on mergers or other business combinations between ATS Medical and any holder of 10% or more of its outstanding common stock.

  IF THE MERGER IS NOT COMPLETED, 3F THERAPEUTICS WILL NEED ADDITIONAL
  FINANCING.

     One reason 3F Therapeutics is desirous of the merger is the additional capital that it anticipates will be available through the combined company. In the event that the merger is not completed, 3F Therapeutics will need to raise additional capital in order to continue its business in accordance with its current business plan, the amount of which will depend upon a number of factors, some of which are not within 3F Therapeutics' control. There is no assurance that the conditions to the closing of the merger will be satisfied or waived and thus there is no assurance that the merger ultimately will be completed. If not completed, there is no assurance as to the amount of capital that 3F Therapeutics would need to raise to continue operations in accordance with its current business plan or at all, the timing thereof or the availability thereof, whether or not on commercially reasonable terms. Without additional capital, there is no assurance that 3F Therapeutics would be able to continue operations in accordance with its existing business plan or to continue its operations at all. The failure to complete the merger could adversely affect 3F Therapeutics or its stockholders.

  THE CAPITAL STOCK OF 3F THERAPEUTICS IS NOT PUBLICLY TRADED.

     There has been no public market for the capital stock of 3F Therapeutics. In the event that the merger is not completed, there is no assurance that a public market for the capital stock of 3F Therapeutics will ever develop. The stockholders of 3F Therapeutics may not be able to liquidate their investment in 3F Therapeutics if the merger is not completed.

  BECAUSE THE ATS MEDICAL COMMON STOCK ISSUED TO CERTAIN OF THE 3F THERAPEUTICS STOCKHOLDERS WILL NOT BE FREELY TRADABLE FOLLOWING COMPLETION OF THE MERGER, THE VALUE OF THE SHARES OF ATS MEDICAL COMMON STOCK HELD BY THOSE 3F THERAPEUTICS STOCKHOLDERS WILL BE SUBJECT TO MARKET RISKS.

     Any stockholder of 3F Therapeutics who may hold, after the issuance of the initial merger consideration and, assuming payment thereof, the additional milestone consideration, more than 100,000 shares of the ATS Medical common stock is required to become a party to a share transfer restriction agreement. Under the terms of that agreement, the stockholder may not sell any of the initial merger consideration shares for a period of six months following the closing of the merger. During each of the five months following that six-month period, the holder may sell only one-sixth of those shares, with the restrictions lapsing as to all shares at the end of the six-month period following the initial lock-up period. As to any shares distributed from escrow or paid as milestone consideration to any such stockholder, such stockholder will be prohibited from selling more than one-sixth of the shares so distributed or paid to such stockholder during each of the five months following the distribution or payment of those shares, with all such restrictions lapsing at the end of the sixth month following such distribution.

     Affiliates of 3F Therapeutics may have further restrictions on the sales of their shares. It is expected that each affiliate of 3F Therapeutics for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act will agree not to sell, transfer or otherwise dispose of any ATS Medical common stock issued pursuant to the merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act.

     As a result of such transfer restrictions, the value of the ATS Medical common stock issued to stockholders who cannot freely trade those shares will be subject to market risks and such stockholders thus may be adversely affected.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS



     This proxy statement/prospectus contains statements that constitute "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act, including statements with respect to ATS Medical's and 3F Therapeutics' financial condition, results of operations and business and on the expected impact of the merger on the financial performance of the combined companies. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:



     - ATS Medical and 3F Therapeutics may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel;



     - the merger could adversely affect combined financial results;



     - the market price of ATS Medical common stock may decline as a result of the merger;



     - certain officers and directors of ATS Medical and/or 3F Therapeutics may have conflicts of interest that may influence them to support or approve the merger; and



     - failure to complete the merger could negatively impact the stock price, future business and operations of either or both of ATS Medical and 3F Therapeutics.



     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 36.



     Should one or more of these risks or uncertainties affect the business of ATS Medical or 3F Therapeutics or should underlying assumptions prove incorrect, actual results, performance or achievements in 2006 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

                 GENERAL INFORMATION ABOUT SHAREHOLDER APPROVAL

DATE, TIME AND PLACE OF THE ATS MEDICAL ANNUAL MEETING

     The annual meeting of the ATS Medical shareholders will be held on
   --   , 2006, at 4:00 p.m. Central Daylight Time, at the Thrivent Financial
for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota.

     This proxy statement/prospectus and the enclosed proxy card are being
mailed to ATS Medical shareholders commencing on or about    --   , 2006.

RECORD DATE AND OUTSTANDING SHARES

  ATS MEDICAL


     The ATS Medical board of directors has fixed the close of business on July -- , 2006 as the record date for the determination of the holders of ATS
Medical common stock entitled to receive notice of and to vote at the ATS Medical annual meeting of shareholders. Only shareholders of record on the record date are entitled to receive notice of and to vote at the ATS Medical annual meeting or any adjournments or postponement of the annual meeting. As of
the record date, there were        shares of ATS Medical common stock issued and
outstanding. Each holder of record of ATS Medical common stock as of the close of business on July -- , 2006 will be entitled to one vote on all matters being presented at the meeting for each share of common stock held on such date, and there is no cumulative voting.


  3F THERAPEUTICS


     The 3F Therapeutics board of directors did not formally fix a record date for the determination of the holders of 3F Therapeutics common stock and preferred stock entitled to provide a consent with respect to the merger agreement and the merger agreement amendment. Pursuant to Delaware law, January 23, 2006, the date the board of directors of 3F Therapeutics adopted the resolutions approving the merger agreement, is deemed to be the record date for the 3F Therapeutics stockholder consent regarding the merger agreement and June 13, 2006, the date the board of directors of 3F Therapeutics adopted the resolutions approving the amendment, is deemed to be the record date for the 3F Therapeutics stockholder consent regarding the amendment. Only stockholders of record of 3F Therapeutics on January 23, 2006 are entitled to provide a consent with respect to the merger and only stockholders of record on June 13, 2006 are entitled to provide a consent with respect to the amendment. There were no changes in the stock ownership of 3F Therapeutics from January 23, 2006 to June 13, 2006. As of each such date, there were 4,886,480 shares of 3F Therapeutics common stock issued and outstanding, 1,875,000 shares of Series A preferred stock issued and outstanding, 3,416,668 shares of Series B preferred stock issued and outstanding, 900,000 shares of Series C preferred stock issued and outstanding, 3,719,631 shares of Series D preferred stock issued and outstanding and 2,666,667 shares of Series E preferred stock issued and outstanding. The consent of a majority of all of the outstanding shares of 3F Therapeutics common stock and preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and 67% of the outstanding shares of preferred stock, voting separately as a class on an as-converted-to-common-stock basis, is required to approve the merger agreement and the merger agreement amendment. Each holder of record of 3F Therapeutics common stock and preferred stock as of the close of business on January 23, 2006 and June 13, 2006 will be entitled to provide a consent to the merger agreement and the merger agreement amendment, respectively.


PURPOSE OF THE ATS MEDICAL ANNUAL MEETING

     The ATS Medical board of directors is soliciting proxies from its shareholders for use at the annual meeting. The purpose of the annual meeting is to consider and vote upon the proposals:

          1. To approve the issuance of shares of ATS Medical common stock pursuant to the merger agreement;

          2. To approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of ATS Medical capital stock from 40,000,000 to 100,000,000, and to authorize the filing of an amendment to the Restated Articles of Incorporation in connection therewith;


          3. To elect four members to the Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;


          4. To approve an amendment to the ATS Medical 1998 Employee Stock Purchase Plan to increase the number of shares of ATS Medical common stock which may be purchased under the plan by 500,000 shares;


          5. To approve an amendment to the ATS Medical 2000 Stock Incentive Plan to provide that, in lieu of automatic non-qualified stock option grants, non-employee directors will be automatically granted restricted stock units upon election and re-election to the ATS Medical board of directors; and


          6. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.


     Pursuant to the merger agreement (as amended), at the effective time of the merger, the former stockholders of 3F Therapeutics will receive shares of ATS Medical common stock in exchange for their shares of 3F Therapeutics common stock and preferred stock. Approval of the increase in authorized capital stock described in Proposal 2 below is a condition to the approval of the issuance of shares of ATS Medical common stock pursuant to the merger agreement. The approval of Proposal 2 is necessary to permit ATS Medical to have sufficient shares of common stock to issue in connection with the merger as well as in connection with the conversion of the 6% Senior Convertible Notes issued in October 2005. See "Proposal 2: Approval of Certificate of Amendment to the Restated Articles of Incorporation." As a result, even if the merger agreement described in Proposal 1 is not approved by ATS Medical shareholders, the increase in authorized capital described in Proposal 2 would become effective if approved by ATS Medical shareholders.



     IN APPROVING THE MERGER AGREEMENT (AS AMENDED) AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE MEMBERS OF THE ATS MEDICAL BOARD OF DIRECTORS HAVE DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF ATS MEDICAL AND ITS SHAREHOLDERS AND RECOMMEND THAT THE ATS MEDICAL SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ATS MEDICAL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. THE ATS MEDICAL BOARD OF DIRECTORS ALSO HAS DETERMINED THAT THE AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION IS ADVISABLE AND IN THE BEST INTERESTS OF ATS MEDICAL AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE ATS MEDICAL SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THIS AMENDMENT. THE ATS MEDICAL BOARD OF DIRECTORS ALSO RECOMMENDS THAT ATS MEDICAL SHAREHOLDERS VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" THE AMENDMENT TO THE ATS MEDICAL 2000 INCENTIVE STOCK PLAN AND "FOR" THE INCREASE IN SHARES UNDER THE ATS MEDICAL 1998 EMPLOYEE STOCK PURCHASE PLAN.


PURPOSE OF THE 3F THERAPEUTICS CONSENT

     The 3F Therapeutics board of directors is soliciting the consent of its stockholders:

     - To approve the merger agreement and the principal terms thereof;


     - To approve the amendment to the merger agreement;



     - To approve the appointment of Boyd D. Cox, a director and stockholder of 3F Therapeutics, as the 3F Therapeutics stockholder representative under the amended merger agreement and the escrow agreement referred to in the amended merger agreement;


     - To approve the automatic conversion of all of the 3F Therapeutics preferred stock into common stock as of immediately prior to (and conditional upon) the effective time of the merger;

     - To waive certain anti-dilution protections, liquidation preferences, transfer restrictions, rights of first refusal or notice requirements to which the holders of the 3F Therapeutics preferred stock may otherwise have been entitled under the 3F Therapeutics Restated Certificate of Incorporation or certain agreements among them and 3F Therapeutics; and

     - To terminate the information rights agreement among the holders of the 3F Therapeutics preferred stock and 3F Therapeutics effective as of the effective time of the merger.


     Pursuant to the amended merger agreement, at the effective time of the merger, the former stockholders of 3F Therapeutics will receive shares of ATS Medical common stock in exchange for their shares of 3F Therapeutics common stock (including shares of common stock deemed issued upon conversion of the preferred stock immediately prior to the effective time of the merger).



     On January 23, 2006, following execution of the merger agreement, 3F Therapeutics obtained the written consent of each of Domain Partners IV, L.P., Domain Partners III, L.P., Domain Associates, L.L.C., DP III Associates, L.P., DP IV Associates, L.P., 3F Partners Limited Partnership, 3F Partners Limited Partnership II, Fjordinvest, L.L.C., SBJGM Partners and Cardiac Concepts, Inc., as well as each of Boyd D. Cox, Walter A. Cuevas, Rodolfo C. Quijano, M.D., Olav
B. Bergheim and Alan F. Warrick, directors who are also 3F Therapeutics stockholders, to the merger agreement. On January 25, 2006, 3F Therapeutics obtained the written consent of Theodore C. Skokos, also a director and stockholder of 3F Therapeutics, to the merger agreement. The shares of 3F Therapeutics common stock and preferred stock held by those stockholders was sufficient, in the aggregate, to satisfy the stockholder approval requirements of the merger agreement. On June 14, 2006, following the execution of the amendment to the merger agreement, 3F Therapeutics obtained the written consent of each of Domain Partners IV, L.P., Domain Partners III, L.P., Domain Associates, L.L.C., DP III Associates, L.P., DP IV Associates, L.P., 3F Partners Limited Partnership, 3F Partners Limited Partnership II, Fjordinvest, L.L.C., SBJGM Partners and Cardiac Concepts, Inc., as well as each of Boyd D. Cox, Walter A. Cuevas, Rodolfo C. Quijano, M.D., Olav B. Bergheim, Theodore C. Skokos and Alan F. Warrick, directors who are also 3F Therapeutics stockholders. As a result, approval by 3F Therapeutics stockholders of the merger and the transactions contemplated by the amended merger agreement has been obtained. Nevertheless, as required by the amended merger agreement, management of 3F Therapeutics is soliciting the consent of its remaining stockholders to the matters listed above pursuant to this proxy statement/prospectus.



     It is a condition to the closing of the merger that the holders of not more than 5% of 3F Therapeutics' capital stock exercise their right to have their shares appraised under the procedures set forth in Section 262 of the Delaware General Corporation Law (as described under "Proposal 1: The Merger -- Appraisal Rights of 3F Therapeutics Stockholders"), and that no 3F Therapeutics stockholder owning more than 2% of 3F Therapeutics capital stock exercise its appraisal rights under such section. Although the condition regarding appraisal rights may be waived, ATS Medical also would have the right to elect not to complete the merger if holders of shares representing more than 5% of the issued and outstanding shares of 3F Therapeutics capital stock exercise appraisal rights or if any 3F Therapeutics stockholder owning more than 2% of 3F Therapeutics issued and outstanding capital stock exercises appraisal rights. Any cash paid to 3F Therapeutics stockholders who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law will be payable out of ATS Medical's general corporate funds; provided that ATS Medical is entitled to set-off, against shares otherwise issuable as escrow shares or milestone shares, one-half of any amounts in excess of the merger consideration per share payable to 3F Therapeutics stockholders who perfect their appraisal rights under Section 262 of the Delaware General Corporation Law.



     IN APPROVING THE MERGER AGREEMENT, THE AMENDMENT TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN CONNECTION WITH THE MERGER, THE MEMBERS OF THE 3F THERAPEUTICS BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF 3F THERAPEUTICS AND ITS STOCKHOLDERS AND RECOMMEND THAT THE 3F THERAPEUTICS STOCKHOLDERS EXECUTE THE ACCOMPANYING CONSENT, THEREBY APPROVING THE MATTERS SET FORTH THEREIN.

VOTING OF ATS MEDICAL PROXIES; VOTE REQUIRED; QUORUM; REVOCATION OF PROXIES


     Proxies that are completed, signed and returned to ATS Medical prior to the annual meeting will be voted as specified. If no direction is given, the proxy will be voted for the election of the nominees for director named in this proxy statement/prospectus and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting. If a shareholder abstains from voting as to any matter (or indicates a "withhold vote for" as to directors), then the shares held by such shareholder shall be deemed present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the annual meeting for purposes of determining a quorum but shall not be deemed to be represented at the annual meeting for purposes of calculating the vote with respect to such matters.



     In accordance with Minnesota law, the nominees for election as directors at the annual meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing four directors, the four nominees receiving the highest number of votes will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. The affirmative vote of a majority of the outstanding shares of ATS Medical common stock entitled to vote and present in person or by proxy at the annual meeting will be required to approve the other management proposals except for the amendment to the Restated Articles of Incorporation which requires the affirmative vote of holders of a majority of the outstanding shares of ATS Medical. Signed proxies will be voted in accordance with the recommendation of ATS Medical's board of directors unless otherwise specified.



     ATS Medical's board of directors does not know of any other business to come before the 2006 annual meeting of shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.


     Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of ATS Medical at its principal executive office. Any written revocation must bear a date later than the date of the proxy stating that the proxy is revoked. ATS Medical shareholders may execute a new, signed proxy bearing a later date, or if a holder of record, by attending the ATS Medical annual meeting and voting in person. If ATS Medical shareholders hold shares in "street name," then ATS Medical shareholders must get a proxy from their broker, bank or other custodian to vote the shares in person at the annual meeting.

SOLICITATION OF PROXIES OR CONSENTS

  ATS MEDICAL

     Expenses in connection with the solicitation of proxies in connection with the ATS Medical annual meeting will be paid by ATS Medical. Proxies are being solicited primarily by mail, but, in addition, officers and employees of ATS Medical, who will receive no extra compensation for their services, may solicit proxies by telephone or personal calls. ATS Medical has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $9,000 in the aggregate. ATS Medical also will request that brokers or other nominees who hold shares of ATS Medical common stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at ATS Medical's expense.

  3F THERAPEUTICS

     3F Therapeutics is not holding a stockholder meeting and thus is not soliciting any proxies. Expenses in connection with the solicitation of consents in connection with the approval of the merger agreement and the amendment to the merger agreement by the 3F Therapeutics stockholders will be paid by 3F Therapeutics. 3F Therapeutics is a privately held company, and no shares are held by brokers or other nominees in their names.


                             PROPOSAL 1: THE MERGER

GENERAL

     In the merger, 3F Therapeutics and Seabiscuit Acquisition Corp., a newly formed subsidiary of ATS Medical, will merge, with 3F Therapeutics surviving the merger and becoming a wholly owned subsidiary of ATS Medical. If the merger is completed, each share of 3F Therapeutics common stock outstanding immediately prior to the merger will be converted into shares of ATS Medical common stock. 3F Therapeutics stockholders will become shareholders of ATS Medical and will no longer hold any interest in 3F Therapeutics other than indirectly through their interest in shares of the common stock of ATS Medical post-merger. The rights of 3F Therapeutics stockholders will be governed by ATS Medical's Restated Articles of Incorporation and Bylaws, as amended or supplemented. ATS Medical and 3F Therapeutics anticipate that the closing date will occur as promptly as practicable after the ATS Medical annual meeting of shareholders.

BACKGROUND OF THE MERGER

     In 2003, ATS Medical began exploring various business development opportunities that would expand its product portfolio for cardiac surgery. This review included examining the market for tissue heart valves. ATS Medical's management believed that expanding its current product offering with additional products designed for the cardiac surgeon in larger, higher growth markets, especially tissue heart valves, would allow for increased revenues and leveraging of current operating costs over an increased sales platform.

     Late in 2004, 3F Therapeutics' management believed that 3F Therapeutics was at a stage in its growth where it should consider entering into a strategic partnership arrangement with a company that would complement 3F Therapeutics' strengths and provide additional sources of funds for further product development. The focus at that time was to locate a large medical device company that would be able to make an equity investment in 3F Therapeutics and enter into various strategic agreements to assist 3F Therapeutics with the further development, manufacture and distribution of 3F Therapeutics' products. 3F Therapeutics' management understood that pursuing such a transaction might result in the acquisition of 3F Therapeutics either in lieu of the completion of a strategic relationship or in the future as a result of such a strategic relationship.

     During the first quarter of 2005, management of ATS Medical updated and reviewed its internal information regarding the companies that competed in the tissue heart valve segment of the cardiac surgery market. This review examined the relative market position, strengths and weaknesses of current competitors in that segment as well as companies and products that were not yet in the market. As a result of this review, informal contacts were made with a number of companies. However, none of these contacts developed into substantive discussions.

     Early in 2005, 3F Therapeutics engaged an investment banking firm (the "Prior Investment Bank") to assist 3F Therapeutics in locating a strategic partner as well as in restructuring a license agreement between 3F Therapeutics and Edwards, both of which strategies were pursued simultaneously. 3F Therapeutics' management believed that this restructuring would be beneficial to 3F Therapeutics and its stockholders if, as a result, 3F Therapeutics could gain access to certain Edwards technology and receive non-dilutive financing in connection therewith, thereby decreasing 3F Therapeutics' need for additional capital.

     From January 2005 through May 2005, 3F Therapeutics management contacted a number of companies regarding a potential strategic partnership or acquisition. Although a few companies expressed interest and conducted due diligence, 3F Therapeutics did not enter into any nondisclosure agreements or other similar agreements with any of these companies regarding potential acquisition transactions.

     In March 2005, 3F Therapeutics contacted ATS Medical to arrange a meeting between representatives of 3F Therapeutics and ATS Medical to discuss possible strategic relationships.

     On April 10, 2005, as part of the process to find a strategic partner, Walter Cuevas, Chief Executive Officer and President of 3F Therapeutics, and Michael Dale, President and Chief Executive Officer of ATS Medical, met to discuss various possible long-term commercial or strategic arrangements, including the possibility of ATS Medical becoming a distribution partner with, or minority investor in, 3F Therapeutics or potentially acquiring 3F Therapeutics.

     On April 14, 2005, 3F Therapeutics and ATS Medical entered into a mutual non-disclosure agreement in order to explore a potential transaction.

     On April 27, 2005, members of the senior management of 3F Therapeutics and ATS Medical met at ATS Medical's headquarters to discuss, among other things, 3F Therapeutics' current products, patent portfolio and regulatory and clinical progress to assist ATS Medical in understanding the strategic value of 3F Therapeutics.

     On May 2, 2005, the 3F Therapeutics board of directors met to discuss the status of the transactions with Edwards and other matters relating to the restructuring of the Edwards license agreement.

     During a regularly scheduled board meeting on May 5, 2005, senior management of ATS Medical reviewed for the ATS Medical board of directors the potential business development opportunities that recently had been explored by management, including a review of the initial discussions with 3F Therapeutics. At this meeting, the ATS Medical board of directors authorized management to engage an investment banker to assist ATS Medical in the evaluation of its business development initiatives involving tissue heart valves. Shortly thereafter, discussions between ATS Medical and Piper Jaffray & Co. ("Piper Jaffray") commenced.

     On May 20, 2005, 3F Therapeutics signed an exclusivity agreement with ATS Medical, which granted exclusive negotiating rights to ATS Medical until July 15, 2005.

     On June 1, 2005, members of the senior management of 3F Therapeutics and representatives of UBS Securities LLC ("UBS"), 3F Therapeutics' financial advisor in connection with the proposed merger, and members of the senior management of ATS Medical and representatives of its financial advisor, Piper Jaffray, met in New York City. At that meeting, ATS Medical's senior management provided information to the senior management of 3F Therapeutics and representatives of UBS and Piper Jaffray regarding ATS Medical, including its sales history, business development activities and financial forecast for 2005 as well as its strategic vision for ATS Medical.


     On June 2, 2005, the 3F Therapeutics board of directors approved the restructuring of its license agreement with Edwards and other related agreements with Edwards. To that end, 3F Therapeutics entered into a master agreement with Edwards, dated as of June 2, 2005, which included a supply and training agreement. The master agreement also included a co-exclusive and non-exclusive license agreements, which granted 3F Therapeutics and Edwards rights to certain patents, know-how and intellectual property owned by the other company. As partial consideration for entering into these agreements, Edwards agreed to pay 3F Therapeutics an aggregate cash amount of $25,000,000, of which $23,000,000 was paid upon closing of the transactions contemplated by the master agreement and the remaining $2,000,000 is to be paid at the completion and termination of a supply and training agreement previously entered into between 3F Therapeutics and Edwards.


     On June 7, 2005, a meeting of the 3F Therapeutics board of directors was held. Also present at the meeting were certain members of 3F Therapeutics' senior management and 3F Therapeutics' legal and financial advisors. At this meeting, senior management of 3F Therapeutics and representatives of UBS provided the 3F Therapeutics board of directors with an overview of the initial public offering market and an overview, based on publicly available information, of ATS Medical and a potential business combination between ATS Medical and 3F Therapeutics. Following extensive discussion, the 3F Therapeutics board of directors authorized 3F Therapeutics' senior management to proceed with negotiations relating to a potential business combination or other similar transaction with ATS Medical.

     On June 8, 2005, June 14, 2005 and June 15, 2005, members of ATS Medical's senior management visited 3F Therapeutics' facilities in California and conducted clinical due diligence.

     In connection with the due diligence investigation conducted during June 2005, 3F Therapeutics provided ATS Medical with its financial forecasts through 2014. ATS Medical then prepared its own forecast for a similar period and spent considerable time during the remainder of June 2005 preparing financial projections for the combined businesses based on these forecasts. This process involved selected personnel from ATS Medical and representatives from Piper Jaffray, which was engaged by ATS Medical on June 22, 2005 as its financial advisor in connection with the discussions with 3F Therapeutics.

     Pursuant to a letter dated June 24, 2005, 3F Therapeutics and the Prior Investment Bank formally terminated their relationship.

     On June 30, 2005, a meeting of the ATS Medical board of directors was held. At the ATS Medical board meeting, ATS Medical's senior management and representatives of Piper Jaffray provided information to the ATS Medical board of directors regarding 3F Therapeutics' business and prospects and the potential business and prospects of the combined company. At the conclusion of this presentation, and after extensive discussion with the ATS Medical board of directors, ATS Medical's management was authorized to submit to 3F Therapeutics a non-binding indication of interest in an acquisition of 3F Therapeutics by ATS Medical.

     On July 1, 2005, ATS Medical delivered to 3F Therapeutics a non-binding letter indicating ATS Medical's interest in acquiring 3F Therapeutics. This non-binding indication of interest letter provided, among other things, that 3F Therapeutics stockholders would receive 10,000,000 shares of ATS Medical common stock in exchange for all outstanding shares of capital stock of 3F Therapeutics. Up to 10,000,000 additional shares of ATS Medical common stock also would be issuable to 3F Therapeutics stockholders upon the achievement of certain regulatory milestones. (See "The Merger Agreement -- Conversion Ratio; Fractional Shares -- Milestone Shares" for additional information relating to the regulatory milestones.) In addition, this indication of interest letter required 3F Therapeutics to maintain $20,000,000 cash on its balance sheet upon the closing of any such acquisition.

     On July 15, 2005, the exclusivity agreement between 3F Therapeutics and ATS Medical expired by its terms.

     On August 5, 2005, 3F Therapeutics submitted a non-binding counteroffer to ATS Medical's indication of interest letter that it received on July 1, 2005. 3F Therapeutics' counteroffer was consistent with the ATS Medical indication of interest letter in that it proposed, among other things, that 10,000,000 shares of ATS Medical be issued at closing in exchange for all outstanding shares of capital stock of 3F Therapeutics and that up to 10,000,000 additional shares of ATS Medical common stock be issuable to 3F Therapeutics stockholders upon the achievement of certain regulatory milestones. However, under this counteroffer, 3F Therapeutics would only be required to maintain $5,000,000 cash on its balance sheet upon the closing.

     Following the counteroffer to ATS Medical's indication of interest letter, 3F Therapeutics and ATS Medical had several discussions regarding the terms of the indication of interest letter as well as other general valuation matters throughout August 2005.

     On September 7, 2005 and September 8, 2005, a financial due diligence session was held at 3F Therapeutics' facilities with representatives of ATS Medical, Piper Jaffray and UBS. During this session, 3F Therapeutics provided an update as to its financial results, research and development activities and products, including the regulatory status of its products.

     On September 14, 2005, 3F Therapeutics and ATS Medical signed another exclusivity agreement, effective through October 7, 2005. This exclusivity agreement was later amended on October 14, 2005,
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

December 6, 2005, and January 9, 2006, eventually extending the period for exclusive negotiations between 3F Therapeutics and ATS Medical until February 3, 2006.

     On October 13, 2005, the ATS Medical board of directors held a special meeting at which ATS Medical's management and representatives of Piper Jaffray updated the ATS Medical board on the status of the discussions with 3F Therapeutics and presented an updated financial forecast for 3F Therapeutics, which included updated cash flow information. At this meeting, ATS Medical's board authorized ATS Medical's management to make a non-binding counteroffer to 3F Therapeutics.

     On October 14, 2005, ATS Medical delivered a revised non-binding indication of interest letter to 3F Therapeutics. The revised indication of interest letter reduced the number of shares that 3F Therapeutics stockholders would receive upon the initial closing from 10,000,000 shares of ATS Medical common stock to 9,000,000 shares of ATS Medical common stock in exchange for all outstanding shares of capital stock of 3F Therapeutics. Consistent with the initial indication of interest letter, up to 10,000,000 additional shares of ATS Medical common stock would be issuable to 3F Therapeutics stockholders upon the achievement of certain regulatory milestones. However, the revised indication of interest letter specified that 3F Therapeutics was required to have a cash balance of $10,000,000 as of December 1, 2005.

     At an October 20, 2005 regular meeting of the 3F Therapeutics board of directors, the 3F Therapeutics board determined to defer a decision regarding an ATS Medical's revised indication of interest letter until various issues raised by the 3F Therapeutics board were addressed with ATS Medical.

     On October 26, 2005, the 3F Therapeutics board of directors held a special meeting to review the revised indication of interest letter that ATS Medical submitted to 3F Therapeutics. After an extensive review and discussion of the terms of the ATS Medical indication of interest letter and a report on discussions between 3F Therapeutics and ATS Medical, the 3F Therapeutics board of directors approved the indication of interest letter and authorized Walter Cuevas, the Chief Executive Officer and President of 3F Therapeutics, to execute and deliver the indication of interest letter on behalf of 3F Therapeutics.

     On October 26, 2005, 3F Therapeutics signed the revised non-binding indication of interest letter and delivered it to ATS Medical.


     On November 9, 2005, ATS Medical held a board meeting to review all current business development opportunities that senior management of ATS Medical had been exploring, including two potential strategic transactions. At that meeting, Walter Cuevas, Chief Executive Officer and President of 3F Therapeutics, presented information on 3F Therapeutics' technologies to the ATS Medical board of directors. In addition, the ATS Medical board was given a presentation concerning a potential alternative transaction involving a company with a surgical adhesive product in development. After these presentations, the ATS Medical board of directors conducted extensive discussions regarding the various business development opportunities available to ATS Medical. Following this discussion, the ATS Medical board of directors determined that the opportunity with 3F Therapeutics presented the best opportunity for ATS Medical to meet its strategic objectives and long-term growth strategy. The ATS Medical board of directors elected not to pursue a transaction with the surgical adhesive company because of the early stage of development of its product and because it would not address the primary competitive issue facing ATS Medical's core business -- the lack of a tissue valve product. At the conclusion of the meeting, the ATS Medical board of directors instructed management to focus its attention on completing a transaction with 3F Therapeutics.


     From November 1, 2005 through January 20, 2006, representatives of 3F Therapeutics and ATS Medical each conducted significant and detailed due diligence activities on the other company. These activities were pursued on behalf of each company by their respective employees, financial advisors, outside consultants, and legal counsel. Representatives of ATS Medical also reviewed clinical evaluations and conducted surgeon interviews relating to 3F Therapeutics' Model 1000 as well as other 3F Therapeutics products currently in development. Information obtained from this due diligence review

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

was considered by the senior management of each of ATS Medical and 3F Therapeutics in connection with their evaluation of the proposed transaction.

     During the period from November 1, 2005 through January 23, 2006, legal counsel for ATS Medical and legal counsel for 3F Therapeutics prepared, and such counsel and other representatives of 3F Therapeutics and ATS Medical negotiated, the final merger agreement and other ancillary agreements.


     On or about January 17, 2006 through January 23, 2006, legal counsel for 3F Therapeutics prepared, and the parties negotiated, the terms of the retention agreements between 3F Therapeutics and each of Walter Cuevas, Dennis Sellke and Louis Bunn (each of whom is an executive officer of 3F Therapeutics), and Dr. Quijano. The agreements with Messrs. Cuevas, Sellke and Bunn were executed concurrently with the execution of the merger agreement. While the board of directors of 3F Therapeutics approved entering into an agreement with Dr. Quijano with respect to severance and consulting arrangements on January 23, 2006, such agreement has not yet been executed by the parties. Although the parties understood that ATS Medical was considering entering into an employment agreement with Walter Cuevas and a consulting agreement with Dr. Quijano following the merger, in each case provided that satisfactory terms could be agreed upon, such agreements were not negotiated prior to execution of the merger agreement. The parties further understood that employment would not be offered to either of Dennis Sellke or Louis Bunn following the merger. The negotiation of the retention agreements executed between 3F Therapeutics and each of Messrs. Cuevas, Sellke and Bunn and Dr. Quijano did not affect the negotiation of the material terms of the merger agreement because the material terms of the merger agreement were in large part agreed upon in principle prior to the negotiation and execution of such retention agreements.



     On the evening of January 22, 2006, the outside directors of the ATS Medical board of directors held a special executive session to discuss various topics, including the proposed merger with 3F Therapeutics. Prior to this meeting, a draft of the proposed merger agreement was provided to the members of the ATS Medical board of directors. On January 23, 2006, the full board of directors of ATS Medical held a special meeting to consider and vote on the proposed merger and merger agreement with 3F Therapeutics. At this meeting, members of ATS Medical's senior management team made presentations to the ATS Medical board of directors on various aspects of the proposed merger and the merger agreement. In addition, Piper Jaffray reviewed its analysis of the transaction and delivered to the ATS Medical board its oral opinion, which was later confirmed by delivery of a written opinion dated January 24, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate merger consideration described in the merger agreement was fair, from a financial point of view, to ATS Medical. The full text of Piper Jaffray's opinion is attached to this proxy statement/prospectus as Appendix D and is incorporated into this proxy statement/prospectus by reference, and this discussion is qualified in its entirety by the full text thereof. Following these presentations and after extensive discussion, the ATS Medical board of directors, with David D. Koentopf voting against and John D. Buck abstaining, voted to approve the merger agreement and the issuance of up to 19,000,000 shares of ATS Medical common stock as the merger consideration under the merger agreement, and directed ATS Medical's officers to submit the issuance of the shares as the merger consideration to the ATS Medical shareholders for their consideration. In voting against the merger agreement, Mr. Koentopf indicated that he disagreed with the strategic direction of ATS Medical. Mr. Buck's reasons for abstaining from the vote are not known by ATS Medical.


     On January 23, 2006, the 3F Therapeutics board of directors held a meeting to consider and vote on the merger agreement, a copy of which previously had been delivered to the 3F Therapeutics board of directors. At this meeting, 3F Therapeutics' counsel reviewed the material terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated into the proxy statement/prospectus by reference, and this discussion is qualified in its entirety by the full text thereof. Also at this meeting, UBS reviewed its financial analysis of the aggregate merger consideration and delivered to the 3F Therapeutics board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 23, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate merger consideration provided for in the merger agreement was fair, from a financial point
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


of view, to the holders of 3F Therapeutics common stock (other than holders who agreed to deliver to ATS Medical written consents in connection with the merger and their respective affiliates). The full text of UBS' opinion is attached to this proxy statement/prospectus as Appendix E and is incorporated into this proxy statement/prospectus by reference, and this discussion is qualified in its entirety by the full text thereof. After extensive discussion, the 3F Therapeutics board of directors unanimously approved the merger agreement, declared its advisability and directed 3F Therapeutics' officers to submit the merger agreement to the 3F Therapeutics stockholders for their consideration.


     Following the meetings of the 3F Therapeutics board of directors and ATS Medical board of directors on January 23, 2006, 3F Therapeutics and ATS Medical executed and delivered the merger agreement.

     On January 23, 2006, following execution of the merger agreement by the parties thereto, certain stockholders of 3F Therapeutics, holding a sufficient number of shares of common stock and preferred stock of 3F Therapeutics to approve the merger agreement, executed an action by written consent of stockholders which, among other things, approved the merger agreement, the conversion of preferred stock into common stock immediately prior to (and conditional upon) the effective date of the merger and the appointment of Boyd
D. Cox, a director and stockholder of 3F Therapeutics, as the 3F Therapeutics stockholder representative under the merger agreement.


     On June 13, 2006, ATS Medical, Seabiscuit Acquisition Corp., 3F Therapeutics and the 3F Therapeutics stockholder representative entered into Amendment No. 1 to Agreement and Plan of Merger (the "amendment" or the "merger agreement amendment").



     The amendment (a) extended the termination date of the merger agreement from June 15, 2006 to August 31, 2006, (b) provided for express indemnification by 3F Therapeutics stockholders of all damages incurred by ATS Medical arising out of the two lawsuits initiated by Arthur Abbey against 3F Therapeutics and Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics (the "Abbey I Litigation and Abbey II Litigation"), (c) amended the operating budget of 3F Therapeutics, which was an exhibit to the merger agreement, to reflect anticipated increases in certain 3F Therapeutics operating expenses for the months of June, July, and August 2006, (d) provided that, assuming ATS Medical decided to waive 3F Therapeutics' non-compliance, if any, with the closing condition requiring all 3F Therapeutics option holders to either terminate or exercise their options in accordance with the merger agreement, as amended, ATS Medical has the right to reserve, from the shares of ATS Medical common stock that would otherwise have been paid at the closing of the merger, that number of shares of ATS Medical common stock that would have been payable to 3F Therapeutics option holders had such holders exercised their options in full in accordance with the requirements of the merger agreement, and
(e) increased the number of ATS Medical common shares to be placed in escrow from 900,000 to 1,400,000, thereby reducing the total number of ATS Medical shares to be issued at the closing to a maximum of 7,600,000 shares.



     In the merger agreement amendment, ATS Medical expressly acknowledged that, on the date of execution of the amendment, certain officers of ATS Medical do not have any actual knowledge of any breach by 3F Therapeutics of any representations and warranties contained in the merger agreement other than the Abbey I Litigation and Abbey II Litigation. Notwithstanding this acknowledgement, however, ATS Medical reserved its (a) right to seek indemnification for all breaches arising prior to the execution of the Amendment, (b) indemnification rights and its rights to terminate the merger agreement if facts and circumstances arise subsequent to the execution of the amendment that, in combination with facts and circumstances actually known by ATS Medical prior to execution of the amendment, constitute a material breach of the merger agreement, and (c) rights of any nature with respect to the Abbey I Litigation and Abbey II Litigation and with respect to the 3F Therapeutics stock options that are not terminated or exercised in accordance with the merger agreement, as amended. None of the provisions contained in the amendment reduce the total merger consideration that may be paid to the stockholders of 3F Therapeutics in connection with the merger, which remains up to 9,000,000 shares of ATS Medical common stock payable as initial merger consideration and up to 10,000,000 shares of ATS Medical common stock payable upon achievement of certain milestones.


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     Pursuant to this proxy statement/prospectus, 3F Therapeutics is soliciting the consent of those stockholders who were not previously solicited in order to meet certain closing conditions under the amended merger agreement and to ensure that all 3F Therapeutics stockholders have an opportunity to consider the amended merger agreement and the transactions contemplated by the amended merger agreement.


ATS MEDICAL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS


     The ATS Medical board of directors believes that the merger is advisable, fair to and in the best interests of ATS Medical and its shareholders and has approved the merger agreement, the amendment to the merger agreement and the merger. The ATS Medical board of directors believes that the opportunities created by the merger to increase the value of the ATS Medical common stock more than offset any risks inherent in the merger. In reaching its decision to approve and recommend the amended merger agreement and merger, the ATS Medical board of directors evaluated the information at its disposal, consulted with ATS Medical's management and outside advisors, and identified a number of potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:


     - enhancing the prospects for ATS Medical's long-term viability;

     - providing ATS Medical's shareholders with an opportunity to maximize the value of their investment;

     - providing ATS Medical access to the expertise of 3F Therapeutics in the area of tissue engineering and manufacturing;

     - providing ATS Medical with access to additional product offerings with greater growth rates than its current product offerings;

     - leveraging the best operating practices of both companies to penetrate ATS Medical's and 3F Therapeutics' markets more effectively ;

     - giving ATS Medical access to 3F Therapeutics' attractive market characteristics, including:

      - a strong portfolio of highly differentiated tissue heart valve products in various stages of development; and

      - additional product development initiatives offering the opportunity for continued expansion in cardiac surgery markets;

     - providing greater opportunities for enhanced financial performance and business operations, compared to their respective prospects as stand-alone companies; and

     - generating greater strength through enhanced product offerings allowing greater chance of success, taking into consideration current industry and market trends, including the likelihood of increasing and broadening competition in both the mechanical and tissue heart valve markets within cardiac surgery.

     The ATS Medical board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

     - the low cash balances of the combined company and the timetable presented by ATS Medical senior management for obtaining positive cash flows;

     - the likelihood of current 3F Therapeutics products in development reaching market on the timetables presented;

     - the risk that expected operational synergies of the combined company may not be fully realized;

     - the fact that integration of ATS Medical and 3F Therapeutics will require significant attention from ATS Medical management;
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

     - the risk that, despite the efforts of ATS Medical and 3F Therapeutics after the merger, key personnel might leave the combined company; and

     - the risk factors identified in this proxy statement/prospectus under the heading "Risk Factors."


     The ATS Medical board of directors believes that these risks were outweighed by the potential benefits to be realized by the merger. Based upon its consideration of the foregoing factors, the ATS Medical board of directors approved the amended merger agreement and the transactions contemplated thereby as being advisable, fair to and in the best interests of ATS Medical and its shareholders.


     The foregoing discussion of the information and factors considered by the ATS Medical board of directors is not intended to be exhaustive, but includes a summary of the material factors that the board took into account in making its recommendation. The ATS Medical board of directors considered these factors in light of its knowledge of the business, the industry in general, the information provided by ATS Medical's management and the opinion of Piper Jaffray. The ATS Medical board did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The ATS Medical board viewed its determination as being based on the totality of the information presented to and considered by the board, and did not believe it to be practical to assign weights to the various factors.


     THE ATS MEDICAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF ATS MEDICAL COMMON STOCK PURSUANT TO THE AMENDED MERGER AGREEMENT.


3F THERAPEUTICS' REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS


     3F Therapeutics' board of directors believes that the merger is advisable, fair to and in the best interests of 3F Therapeutics and its stockholders and has unanimously approved the merger agreement, the amendment to the merger agreement and the merger. The 3F Therapeutics board of directors believes that the opportunities created by the merger to provide a means of liquidity to the 3F Therapeutics stockholders as well as to increase the value of the 3F Therapeutics stockholders' investment in 3F Therapeutics more than offset any risks inherent in the merger. In reaching its decision to approve and recommend the amended merger agreement and merger, the 3F Therapeutics board of directors evaluated the information at its disposal, consulted with 3F Therapeutics' management and outside advisors, and identified a number of potential benefits of the merger that it believed would contribute to the success of the combined enterprise. Those potential benefits included:


     - enhancing the prospects for 3F Therapeutics' long-term viability and reducing 3F Therapeutics' need to seek dilutive financing in 2007;

     - providing 3F Therapeutics stockholders with an opportunity to realize value from their investment;

     - leveraging the best operating practices of both companies in order to penetrate ATS Medical's and 3F Therapeutics' markets more effectively;

     - providing 3F Therapeutics with access to ATS Medical's products and markets, including:

      - a worldwide distribution network that is well-established and experienced in selling heart valves to cardiac surgeons;

      - additional product development initiatives offering the opportunity for continued expansion in cardiac surgery markets;

      - greater opportunities for enhanced financial performance and business operations compared to its prospects as a stand-alone, privately-held company; and

      - greater strength through enhanced product offerings that provide a greater chance of success, taking into consideration current industry and market trends, including the likelihood of increasing and broadening competition in both the mechanical and tissue heart valve markets within cardiac surgery.

     The 3F Therapeutics board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

     - the low cash balances of the combined company and the timetable presented by ATS Medical management for obtaining positive cash flows;

     - the risk that expected operational synergies of the combined company may not be fully realized;

     - the risk that, despite the efforts of ATS Medical and 3F Therapeutics after the merger, key personnel might leave the combined company; and

     - the risk factors identified in this proxy statement/prospectus under the heading "Risk Factors."


     The 3F Therapeutics board of directors believes that these risks are outweighed by the potential benefits to be realized by the merger. Based upon its consideration of the foregoing factors, the 3F Therapeutics board of directors unanimously approved the merger agreement, the amendment to the merger agreement and the transactions contemplated thereby as being advisable, fair to and in the best interests of 3F Therapeutics and its stockholders.


     The foregoing discussion of the information and factors considered by the 3F Therapeutics board of directors is not intended to be exhaustive, but includes a summary of the material factors that the board took into account in making its recommendation. The 3F Therapeutics board of directors considered these factors in light of its knowledge of the business, the industry in general, the information provided by 3F Therapeutics' management and the opinion of UBS, dated January 23, 2006, delivered to the 3F Therapeutics board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the aggregate merger consideration provided for in the merger agreement, as more fully described below under the caption "Proposal 1: The Merger -- Opinion of 3F Therapeutics' Financial Advisor."

     The 3F Therapeutics board of directors did not attempt to quantify or assign relative weights to the specific factors, nor did it determine that any factor or factors was or were of particular importance. The 3F Therapeutics board of directors viewed its determination as being based on the totality of the information presented to and considered by it, and did not believe it to be practical to assign weights to the various factors.

OPINION OF ATS MEDICAL'S FINANCIAL ADVISOR

     The ATS Medical board of directors retained Piper Jaffray to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, to ATS Medical of the aggregate merger consideration to be paid to the holders of 3F Therapeutics capital stock. On January 23, 2006, the ATS Medical board of directors met to review the proposed merger. During this meeting, Piper Jaffray reviewed with the ATS Medical board of directors certain financial analyses, which are summarized below. Also at this meeting, Piper Jaffray delivered its oral fairness opinion to the ATS Medical board of directors, which was subsequently confirmed in writing, to the effect that, as of January 23, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the aggregate merger consideration proposed to be paid by ATS Medical as specified in the merger agreement was fair, from a financial point of view, to ATS Medical.


     THE FULL TEXT OF THE PIPER JAFFRAY WRITTEN OPINION DATED JANUARY 23, 2006, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY PIPER JAFFRAY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN ITS ENTIRETY HEREIN BY REFERENCE. PIPER JAFFRAY HAS APPROVED THE INCLUSION OF ITS OPINION AS AN APPENDIX TO THIS PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO, AND SHOULD, CAREFULLY READ THE PIPER JAFFRAY OPINION IN ITS ENTIRETY. THE PIPER JAFFRAY OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW AND AS OF THE DATE OF THE OPINION, OF THE AGGREGATE MERGER CONSIDERATION TO THE HOLDERS OF ATS MEDICAL COMMON STOCK. THE PIPER JAFFRAY OPINION WAS DIRECTED TO THE ATS MEDICAL BOARD OF DIRECTORS AND WAS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE,

A RECOMMENDATION TO ANY ATS MEDICAL SHAREHOLDER AS TO HOW ANY ATS MEDICAL SHAREHOLDER SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE PROPOSED MERGER.

     In arriving at its opinion, Piper Jaffray, among other things, reviewed:

     - the financial terms of the merger agreement;

     - certain publicly available financial, business and operating information relating to ATS Medical and 3F Therapeutics, respectively;

     - certain internal financial, operating and other data with respect to ATS Medical prepared and furnished to Piper Jaffray by the management of ATS Medical;

     - certain internal financial projections for ATS Medical, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of ATS Medical;

     - certain internal financial, operating and other data with respect to 3F Therapeutics prepared and furnished to Piper Jaffray by the management of 3F Therapeutics;

     - certain internal financial projections for 3F Therapeutics, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of 3F Therapeutics, as adjusted by the management of ATS Medical;

     - certain financial, market performance and other data of selected publicly held companies;

     - the financial terms, to the extent publicly available, of certain other merger transactions;

     - the reported prices and trading activity of ATS Medical's common stock;

     - certain pro forma effects of the merger on the capitalization of ATS Medical; and

     - other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

     Piper Jaffray also conducted discussions with members of the senior management of ATS Medical and 3F Therapeutics concerning the financial condition, historical and current operating results, business and prospects for ATS Medical and 3F Therapeutics on a stand-alone basis and on a combined basis following the merger.

     The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with the ATS Medical board of directors at a meeting of the board held on January 23, 2006. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the ATS Medical board of directors on January 23, 2006.

     This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the ATS Medical board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 19, 2006, and is not necessarily indicative of current market conditions.

  IMPLIED CONSIDERATION

     Piper Jaffray reviewed the financial terms of the proposed transaction, including the aggregate merger consideration representing the number of shares of the common stock of ATS Medical received by stockholders of 3F Therapeutics. This review was based on (1) the initial merger consideration of

9,000,000 shares of ATS Medical common stock to be issued to the holders of 3F Therapeutics capital stock at closing, (2) total milestone shares of 10,000,000 shares of ATS Medical common stock to be issued to holders of 3F Therapeutics capital stock upon achieving two specified regulatory milestones, (3) $7.9 million of cash to be assumed by ATS Medical at closing and (4) a price of $3.15 per share of ATS Medical common stock as of January 19, 2006. The merger agreement provides that in no event shall the aggregate merger consideration exceed 19,000,000 shares of ATS Medical common stock. The aggregate implied equity value of 3F Therapeutics, discounted to present day value and assuming a share price of $3.15 per share of ATS Medical common stock at the time of each of the two milestone payments, is $39.7 million, and the aggregate enterprise value of 3F Therapeutics, discounted to present day value and assuming a share price of $3.15 per share of ATS Medical common stock at the time of each of the two milestone payments, is approximately $31.8 million. The "enterprise value" is the sum of the fully diluted market value of any common equity plus any short-term and long-term debt, minus cash and cash equivalents.

  3F THERAPEUTICS ANALYSIS

  Comparable High Growth Medical Technology Company Analysis

     Piper Jaffray reviewed selected financial data for 3F Therapeutics and compared this to corresponding data for selected publicly traded companies that are in the medical technology industry with revenue growth greater than 25% and which Piper Jaffray believes are similar to 3F Therapeutics. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed seventeen comparable companies:

-    Adeza Biomedical Corp.
-    Angiodynamics Inc.
-    Aspect Medical Systems, Inc.
-    Conceptus Inc.
-    Conor Medsystems Inc.
-    Digene Corp.
-    Endologix Inc.
-    FoxHollow Technologies Inc.
-    Kyphon Inc.
-    Lifecell Corp.
-    Neurometrix Inc.
-    NuVasive, Inc.
-    Occulogix Inc.
-    OraSure Technologies Inc.
-    Orthovita Inc.
-    Somanetics Corp.
-    Vital Images, Inc.

     The financial data analyzed as part of this analysis included, among other things:

                                                              COMPARABLE COMPANY VALUES
                                                            -----------------------------
                                          3F THERAPEUTICS   LOW    MEDIAN   MEAN    HIGH
                                          ---------------   ----   ------   ----   ------
Equity Value............................       $39.7        $216    $472    $615   $1,932
Enterprise Value........................       $31.8        $198    $434    $558   $1,761
Enterprise Value/2005 Revenue...........                     4.4x    6.0x    6.7x    10.9x
Enterprise Value/2006 Revenue...........                     3.5x    5.3x    5.9x    10.9x
Enterprise Value/2007 Revenue...........                     2.7x    4.1x    4.8x     9.3x

     These multiples were then compared to the projected revenues for 3F Therapeutics for 2010, 2011 and 2012, the years immediately after the expected achievement of the milestones in the merger agreement, and the resulting implied enterprise values were discounted back to January 19, 2006 using a discount rate of 35.0%. This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of 3F Therapeutics implied by the aggregate merger consideration set forth in the merger agreement was within the range of values implied by the comparable companies.

  Comparable M&A Transaction Analysis

     Piper Jaffray reviewed selected financial data for ATS Medical and compared them to corresponding data from a group of fourteen selected merger and acquisition transactions since 2001 which Piper Jaffray believed to be comparable to this transaction based on the companies' highly proprietary products and an FTM revenue growth of approximately 25% or more.

     Piper Jaffray identified and analyzed the following fourteen transactions:

- Cytyc Corp.'s acquisition of Proxima       - Abbott Laboratories' acquisition of
  Therapeutics, Inc.                         Spinal Concepts Inc.
- St. Jude Medical Inc.'s acquisition of     - Baxter International Inc.'s acquisition
  Endocardial Solutions, Inc.                of Fusion Medical Inc.
- ArthroCare Corp.'s acquisition of Opus     - Medtronic Inc.'s acquisition of VidaMed
Medical, Inc.                                Inc.
- American Medical Systems Holding, Inc.     - Abbott Laboratories' acquisition of
  acquisition of TherMatrx Inc.              Vysis Inc.
- Boston Scientific Corp.'s acquisition      - Boston Scientific Corp.'s acquisition
  of Advanced Bionics Corp.                  of Cardiac Pathways Corp.
- Cytyc Corp.'s acquisition of               - Boston Scientific Corp.'s acquisition
 Novacept                                    of Interventional Technologies Inc.
- Abbott Laboratories' acquisition of        - Sulzer Medica Inc.'s acquisition of
  i-STAT Corp.                                 IntraTherapeutics Inc.

     The financial data analyzed as part of this analysis included, among other things:

                                                            COMPARABLE TRANSACTION VALUES
                                                            -----------------------------
                                          3F THERAPEUTICS   LOW    MEDIAN   MEAN    HIGH
                                          ---------------   ----   ------   ----   ------
Enterprise Value........................       $31.8        $100   $  240   $286   $  740
Enterprise Value/Revenue LTM............                     5.5x    11.1x   9.8x    13.2x
Revenue Growth FTM......................        68.6%       26.3%    67.1%  78.5%   191.6%
Enterprise Value/Revenue FTM............                     3.3x     5.6x   6.2x    11.9x

     These multiples were then compared to the projected revenues for 3F Therapeutics for 2010, 2011 and 2012, the years immediately after the expected achievement of the milestones in the merger agreement, and the resulting implied enterprise values were discounted back to January 19, 2006 using a discount rate of 35.0%. This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of 3F Therapeutics implied by the aggregate merger consideration set forth in the merger agreement was within the range of values implied by the comparable transactions.

  Discounted Cash Flow Analysis

     Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical enterprise values for 3F Therapeutics based on (i) the net present value of implied annual cash flows of 3F Therapeutics' business and (ii) the net present value of a terminal value, which is an estimate of the future value of 3F Therapeutics' business at the end of the calendar year 2015 based upon a multiple of EBITDA. Piper Jaffray used internal projected financial planning data prepared by management of 3F Therapeutics, and adjusted by ATS Medical management, for the period from calendar year 2006 through calendar year 2015. Piper Jaffray calculated the range of net present values for 3F Therapeutics based on a range of discount rates of 30% to 40% and a range of EBITDA multiples for a terminal value of 12.0x to 14.0x applied to the projected fiscal year 2015 revenue. This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of 3F Therapeutics implied by the aggregate merger consideration set forth in the merger agreement was within the range of values implied by the discounted cash flow analysis.

  ATS MEDICAL ANALYSIS

  Selected Market and Financial Information Concerning ATS Medical

     Piper Jaffray reviewed selected market information concerning ATS Medical's common stock. Among other things, Piper Jaffray noted the following with respect to the trading of ATS Medical's common stock:

Market Price as of January 19, 2006.........................   $3.15
30-day trading average......................................   $2.87
60-day trading average......................................   $2.95
90-day trading average......................................   $3.14
52-week high................................................   $4.38
52-week low.................................................   $2.60

     Piper Jaffray presented additional daily stock price and volume data for ATS Medical common stock for the twelve-month period from January 20, 2005 to January 19, 2006. Piper Jaffray's analysis concerning ATS Medical common stock was based on information concerning ATS Medical and its common stock available as of January 19, 2006.

  Comparable Endovascular Companies Analysis

     Piper Jaffray reviewed selected financial data for ATS Medical and compared this to corresponding data for ten selected publicly traded companies that are in the endovascular industry that Piper Jaffray believes are similar to ATS Medical. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed the following ten comparable companies:

- ABIOMED Inc.                               - Kensey Nash
- AngioDynamics Inc.                         - Merit Medical Systems
- AtriCure, Inc.                             - Micrus Endovascular
- CryoLife, Inc.                             - Vascular Solutions
- ev3, Inc.                                  - VNUS Medical Technologies Inc.

     The financial data analyzed as part of this analysis included, among other things:

                                                            COMPARABLE COMPANY VALUES
                                                           ---------------------------
                                             ATS MEDICAL   LOW    MEDIAN   MEAN   HIGH
                                             -----------   ----   ------   ----   ----
Equity Value...............................     $101       $119    $221    $302   $953
Enterprise Value...........................     $101       $ 64    $191    $264   $846
Enterprise Value/Revenue 2005..............      2.9x       1.3x    3.8x    3.8x   6.3x
Enterprise Value/Revenue 2006..............      2.4x       1.1x    2.7x    2.9x   4.6x
Enterprise Value/Revenue 2007..............      2.0x       1.6x    1.9x    2.2x   3.3x

     This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of ATS Medical based on the market price of ATS Medical common stock on January 19, 2006, was within the range of values of the comparable companies and the enterprise value to revenue ratios for the selected years were in the range for comparable companies.

  Comparable Public Companies Market Cap Analysis

     Piper Jaffray reviewed selected financial data for ATS Medical and compared them to corresponding data from a group of 15 selected companies in the medical technology industry with a market capitalization greater than $50 million and less than $150 million. Piper Jaffray identified and analyzed the following 15 comparable companies:

- AtriCure, Inc.                            - HemoSense, Inc.
- Cardiodynamics International Corp.        - IRIDEX Corp.
- CryoCor, Inc.                             - Sonic Innovations Inc.
- CryoLife Inc.                             - Synovis Life Technologies Inc.
- Enpath Medical Inc.                       - Urologix Inc.
- EP Medsystems Inc.                        - Vascular Solutions Inc.
- Exact Sciences Corp.                      - VNUS Medical Technologies Inc.
- Exactech Inc.

     The financial data analyzed as part of this analysis included, among other things:

                                                            COMPARABLE COMPANY VALUES
                                                         -------------------------------
                                           ATS MEDICAL    LOW    MEDIAN   MEAN     HIGH
                                           -----------   -----   ------   -----   ------
Equity Value.............................     $101       $  57   $  75    $  96   $  149
Enterprise Value.........................     $101       $  19   $  68    $  78   $  164
Enterprise Value/Revenue 2005............      2.9x        0.9x    1.9x     2.5x     5.6x
Enterprise Value/Revenue 2006............      2.4x        0.8x    2.2x     2.9x    12.4x
Enterprise Value/Revenue 2007............      2.0x        0.7x    1.5x     1.5x     2.2x

     This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of ATS Medical based on the market price of ATS Medical common stock on January 19, 2006 was above the range of values of the comparable companies and the enterprise value to revenue ratios for the selected years were in the range for comparable companies.

  Discounted Cash Flow Analysis

     Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical enterprise values for ATS Medical based on (1) the net present value of implied annual cash flows of ATS Medical's business and (2) the net present value of a terminal value, which is an estimate of the future value of ATS Medical's business at the end of the calendar year 2010 based upon a multiple of EBITDA. Piper Jaffray used internal projected financial planning data prepared by management of ATS Medical for the period from calendar year 2006 through calendar year 2010. Piper Jaffray calculated the range of net present values for ATS Medical based on a range of discount rates of 17.5% to 22.5% and a range of EBITDA multiples for a terminal value of 12.0x to 14.0x applied to the projected fiscal year 2010 EBITDA. This analysis showed that, based on the estimates and assumptions used in the analysis, the equity value of ATS Medical based on the market price of ATS Medical common stock on January 19, 2006 was above the range of values implied by the discounted cash flow analysis.

     Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to ATS Medical or the proposed merger.

     The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the ATS Medical board of directors that the aggregate merger consideration set forth in the merger agreement was fair, from a financial point of view, to ATS Medical as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which ATS Medical might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by ATS Medical and 3F Therapeutics management of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

     Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by ATS Medical and 3F Therapeutics or otherwise made available to it, and did not assume the responsibility to independently verify this information. Each of ATS Medical and 3F Therapeutics has advised Piper Jaffray that they do not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of the management of ATS Medical and 3F Therapeutics, that the information provided to Piper Jaffray by ATS Medical and 3F Therapeutics was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of the management of ATS Medical and 3F Therapeutics, respectively, is based on reasonable assumptions, and that there is not, and the management of ATS Medical and 3F Therapeutics, respectively, was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based, including, without limitation, the likelihood, timing and effects of the receipt of CE-marking and PMA-approval for 3F Therapeutics' products. In arriving at its opinion, Piper Jaffray relied upon ATS Medical's estimates relating to certain strategic, financial and operational benefits from the merger and assumed that such benefits will be realized at the times and in the amounts specified by ATS Medical. Piper Jaffray relied, with ATS Medical's consent, on advice of the outside counsel and the independent accountants to ATS Medical, and on the assumptions of the management of ATS Medical and 3F Therapeutics, as to all accounting, legal, tax and financial reporting matters with respect to ATS Medical, 3F Therapeutics and the merger agreement. Without limiting the generality of the foregoing, Piper Jaffray assumed that ATS Medical was not a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the proposed merger.

     Piper Jaffray assumed that the merger would be completed on the terms set forth in the merger agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. Without limiting the foregoing, Piper Jaffray assumed that all of the outstanding capital stock and capital stock equivalents of 3F Therapeutics will be acquired without any adjustments to the aggregate merger consideration and that all milestones set forth in the merger agreement will be achieved. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not result in the disposition of any material portion of the assets of ATS Medical or 3F Therapeutics, or otherwise adversely affect ATS Medical or 3F Therapeutics or the estimated benefits expected to be derived in the proposed merger, and will not affect the terms of the merger.

     Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of ATS Medical or 3F Therapeutics and was not furnished with any appraisals or valuations. The analyses performed by Piper Jaffray were going-concern analyses. Piper Jaffray expresses no opinion regarding the liquidation value of any entity. Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which ATS Medical, 3F Therapeutics or any of ATS Medical's or 3F Therapeutics' respective affiliates is a party or may be subject. At the direction of the ATS Medical board of directors, and with its consent, Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

     Piper Jaffray's opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of ATS Medical or 3F Therapeutics common stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

     While Piper Jaffray rendered its opinion and provided certain analyses to the ATS Medical board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the ATS Medical board of directors as to the specific form or amount of the consideration to be paid to 3F Therapeutics stockholders in the proposed merger, which was determined through negotiations between ATS Medical and 3F Therapeutics. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger or the structure of thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which ATS Medical might engage.


     Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The ATS Medical board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray writes research on ATS Medical and makes a market in the common stock of ATS Medical. Piper Jaffray has also in the past provided financial advisory services to ATS Medical, including acting as placement agent for the private placement of approximately $22.4 million of ATS Medical's 6% Convertible Notes due 2025, for which Piper Jaffray received customary fees. Over the past two years, ATS Medical has paid a total of $1.8 million to Piper Jaffray, which includes $1.3 million in connection with the Convertible Notes and $0.5 million in connection with its opinion and expenses in connection with the merger. An additional payment of $0.6 million will be made to Piper Jaffray upon the closing of the merger. Piper Jaffray in the ordinary course of its business may actively trade securities of ATS Medical for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.


     Piper Jaffray acted as financial advisor to ATS Medical in connection with the merger. Under the terms of ATS Medical's engagement letter with Piper Jaffray, ATS Medical has agreed to pay Piper Jaffray a fee for providing the opinion that is not contingent upon consummation of the proposed merger. ATS Medical has also agreed to pay Piper Jaffray an additional fee in the event of the consummation of the proposed merger. Whether or not the proposed merger is consummated, ATS Medical has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to the ATS Medical board of directors. These fees and expenses are customary amounts for transactions of this type.

OPINION OF 3F THERAPEUTICS' FINANCIAL ADVISOR

     On January 23, 2006, at a meeting of the 3F Therapeutics board of directors held to evaluate the proposed merger, UBS delivered to the 3F Therapeutics board an oral opinion, confirmed by delivery of a written opinion dated January 23, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate merger consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of 3F Therapeutics common stock (other than holders who agreed to deliver to ATS Medical written consents in connection with the merger and their respective affiliates).


     THE FULL TEXT OF UBS' OPINION DESCRIBES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY UBS. THIS OPINION IS ATTACHED AS APPENDIX E AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. UBS' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE MERGER CONSIDERATION AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AS COMPARED TO OTHER BUSINESS STRATEGIES OR TRANSACTIONS THAT MIGHT BE AVAILABLE WITH RESPECT TO 3F THERAPEUTICS OR THE UNDERLYING BUSINESS DECISION OF 3F THERAPEUTICS TO EFFECT THE MERGER. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SECURITY HOLDER AS TO HOW TO VOTE OR ACT WITH RESPECT TO THE PROPOSED MERGER OR ANY RELATED MATTER. HOLDERS OF 3F THERAPEUTICS COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. The summary of UBS' opinion described below is qualified in its entirety by reference to the full text of its opinion.


     In arriving at its opinion, UBS:

     - reviewed business and historical financial information relating to 3F Therapeutics and publicly available business and historical financial information relating to ATS Medical;

     - reviewed internal financial information and other data relating to the businesses and financial prospects of 3F Therapeutics and ATS Medical that were provided to UBS by the respective managements of 3F Therapeutics and ATS Medical and not publicly available, including financial forecasts and estimates prepared by the respective managements of 3F Therapeutics and ATS Medical;

     - conducted discussions with members of the senior managements of 3F Therapeutics and ATS Medical concerning the businesses and financial prospects of 3F Therapeutics and ATS Medical;

     - reviewed current and historical market prices of ATS Medical common stock;

     - reviewed publicly available financial and stock market data with respect to companies which UBS believed to be generally relevant;

     - compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

     - considered the potential pro forma financial effect of the merger on the estimated earnings per share of ATS Medical based on financial forecasts and estimates prepared by the respective managements of 3F Therapeutics and ATS Medical;

     - reviewed a draft dated January 22, 2006 of the merger agreement; and

     - conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

     In connection with its review, with 3F Therapeutics' consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with 3F Therapeutics' consent, UBS relied on that information being complete and accurate in all material respects. In addition, with 3F Therapeutics' consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of 3F Therapeutics and ATS Medical, and was not furnished with any evaluation or appraisal for purposes of its opinion. With respect to the financial forecasts, estimates and pro forma effects referred to above, UBS assumed, at 3F Therapeutics' direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of 3F Therapeutics and ATS Medical as to the future financial performance of 3F Therapeutics and ATS Medical and such pro forma effects and UBS further assumed, at 3F Therapeutics' direction, that the future financial results reflected in those forecasts and estimates would be achieved at the times and in the amounts projected. UBS also relied, at 3F Therapeutics' direction, without independent verification or investigation, on the assessments of the management of 3F Therapeutics as to the products and product candidates of 3F Therapeutics and the risks associated with those products and product candidates, including, without limitation, the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates. UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

     At 3F Therapeutics' direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or any related documents, other than the aggregate merger consideration to the extent expressly specified in its opinion, or the form of the merger and UBS assumed, for purposes of its opinion, that all shares of ATS Medical common stock comprising the merger consideration would be issued. UBS expressed no opinion as to what the value of ATS Medical common stock would be when issued or the prices at which ATS Medical common stock would trade at any time. In rendering its opinion, UBS assumed, with 3F Therapeutics' consent, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS also assumed, with 3F Therapeutics' consent, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft dated January 22, 2006 of the merger agreement which UBS reviewed, (ii) each of the parties to the merger agreement would comply with all material terms of the merger agreement and (iii) the merger would be consummated in accordance with its terms without adverse waiver or amendment of any material term or condition. UBS also assumed, with 3F Therapeutics' consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on 3F Therapeutics, ATS Medical or the merger. In connection with its engagement, UBS was not requested to, and it did not, solicit third-party indications of interest in the acquisition of all or a part of 3F Therapeutics. Except as described above, 3F Therapeutics imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

     In connection with rendering its opinion to the 3F Therapeutics board, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to 3F Therapeutics, ATS Medical or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

     UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS' analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

     The estimates of the future performance of 3F Therapeutics and ATS Medical provided by the managements of 3F Therapeutics and ATS Medical or derived from public sources in or underlying UBS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of 3F Therapeutics and ATS Medical. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

     The merger consideration was determined through negotiation between 3F Therapeutics and ATS Medical and the decision to enter into the merger was solely that of the 3F Therapeutics board of directors. UBS' opinion and financial analyses were only one of many factors considered by the 3F Therapeutics board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the 3F Therapeutics board of directors or management with respect to the merger or the merger consideration.

     The following is a brief summary of the material financial analyses performed by UBS and reviewed with the 3F Therapeutics board of directors in connection with its opinion relating to the proposed merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND UBS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF UBS' FINANCIAL ANALYSES. For purposes of the analyses described below, financial results for 3F Therapeutics implied in the merger were calculated based on the aggregate merger consideration of 19,000,000 shares of ATS Medical common stock issuable in the merger, utilizing the closing price of ATS Medical common stock on January 20, 2006 of $3.03 per share.

  ANALYSIS OF SELECTED PUBLIC COMPANIES

     3F Therapeutics. UBS compared selected financial information for 3F Therapeutics with corresponding financial information of the following 11 selected publicly held companies in the medical technology industry which have products or product candidates at the early stages of development:

     - ABIOMED, Inc.

     - Adeza Biomedical Corporation

     - AtriCure, Inc.

     - Conor Medsystems, Inc.

     - CryoCor, Inc.

     - Cutera, Inc.

     - FoxHollow Technologies, Inc.

     - IntraLase Corp.

     - NeuroMetrix, Inc.

     - Thoratec Corporation

     - VNUS Medical Technologies, Inc.

     UBS reviewed enterprise values, calculated as the fully diluted market value (based on closing stock prices on January 20, 2006), plus debt, plus minority interest, plus preferred stock, less cash, of the selected companies as multiples of calendar year 2005 and estimated calendar years 2006, 2007 and 2009 sales and calendar year 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. UBS also reviewed equity values of the selected companies as a multiple of calendar year 2005 and estimated calendar years 2006, 2007 and 2009 sales. UBS then compared the multiples derived from the selected companies with corresponding multiples for 3F Therapeutics implied in the merger. Estimated financial data for the selected companies were based on publicly available information. Estimated financial data for 3F Therapeutics were based on internal estimates of 3F Therapeutics management. Financial results which were not meaningful are designated below as "nm." This analysis indicated the following implied low, mean, median and high sales and EBITDA multiples for the selected companies, as compared to corresponding multiples for 3F Therapeutics implied in the merger:

                                                                                            MULTIPLES FOR
                                                           IMPLIED MULTIPLES FOR           3F THERAPEUTICS
                                                            SELECTED COMPANIES          IMPLIED IN THE MERGER
                                                      -------------------------------   ---------------------
                                                       LOW    MEAN    MEDIAN    HIGH
                                                      -----   -----   ------   ------
Enterprise Value as Multiples of:
Sales
  Calendar year 2005................................    1.3x  29.0x     5.9x    229.5x          93.1x
  Calendar year 2006................................    1.1x   6.1x     4.6x     18.9x          84.6x
  Calendar year 2007................................    1.8x   3.7x     3.3x      6.9x          20.4x
  Calendar year 2009................................    1.4x   1.7x     1.7x      2.0x           7.8x
EBITDA
  Calendar year 2006................................   17.6x  25.7x    24.6x     36.3x             nm
Equity Value as a Multiple of:
Sales
  Calendar year 2005................................    2.8x  35.9x     6.7x    258.2x         118.4x
  Calendar year 2006................................    2.3x   7.9x     5.3x     21.3x         107.6x
  Calendar year 2007................................    2.4x   4.4x     3.9x      7.7x          25.9x
  Calendar year 2009................................    1.6x   1.9x     1.9x      2.2x           9.9x

     ATS Medical. UBS also compared selected financial information for ATS Medical with corresponding financial information of the following six selected publicly held companies in the cardiology industry with market capitalizations of below $400 million:

     - Cardiac Science Corporation

     - CardioDynamics International Corporation

     - EP MedSystems, Inc.

     - Medical Action Industries Inc.

     - Merit Medical Systems, Inc.

     - Possis Medical, Inc.

     UBS reviewed enterprise values of the selected companies as multiples of calendar year 2005 and estimated calendar years 2006 and 2007 sales and calendar year 2006 estimated EBITDA. UBS then compared the multiples derived from the selected companies with corresponding multiples for ATS Medical based on the closing price of ATS Medical common stock on January 20, 2006. Estimated financial data for the selected companies were based on publicly available information. Estimated financial data for ATS Medical were based on internal estimates of ATS Medical management. This analysis indicated the following implied low, mean, median and high sales and EBITDA multiples for the selected companies, as compared to corresponding multiples implied for ATS Medical:

                                                                                       IMPLIED MULTIPLES FOR
                                                                                        ATS MEDICAL BASED ON
                                                           IMPLIED MULTIPLES FOR       CLOSING STOCK PRICE ON
                                                            SELECTED COMPANIES                1/20/06
                                                       -----------------------------   ----------------------
                                                       LOW    MEAN    MEDIAN   HIGH
                                                       ----   -----   ------   -----
Enterprise Value as Multiples of:
Sales
  Calendar year 2005.................................  1.6x    2.2x     1.9x     3.8x           2.9x
  Calendar year 2006.................................  1.3x    1.9x     1.8x     3.2x           2.4x
  Calendar year 2007.................................  1.2x    1.5x     1.6x     1.7x           2.1x
EBITDA
    Calendar year 2006...............................  9.4x   16.1x     9.6x    29.3x             nm

  ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

     UBS reviewed implied enterprise and equity values in the following 18 selected mergers and acquisitions transactions in the medical device industry, announced between 1999 and 2005, involving target companies with products or product candidates at the early stages of development:

                Acquirer                                     Target
                --------                                     ------
- Johnson & Johnson                         - Closure Medical Corporation
- St. Jude Medical, Inc.                    - Endocardial Solutions, Inc.
- ArthroCare Corporation                    - Opus Medical, Inc.
- Boston Scientific Corporation             - Advanced Bionics Corporation
- RITA Medical Systems, Inc.                - Horizon Medical Products, Inc.
- Biomet, Inc.                              - Interpore International, Inc.
- Cytyc Corporation                         - Novacept Inc.
- dj Orthopedics, Inc.                      - OrthoLogic Corp.
- Synthes-Stratec Inc.                      - Mathys Medizinaltechnik AG
- Abbott Laboratories                       - Spinal Concepts, Inc.
- Synthes-Stratec Inc.                      - Spine Solutions, Inc.
- Angiotech Pharmaceuticals, Inc.           - Cohesion Technologies, Inc.
- Stryker Corporation                       - Surgical Dynamics Inc.
- Boston Scientific Corporation             - BEI Medical Systems Company, Inc.
- Baxter International Inc.                 - Fusion Medical Technologies, Inc.
- Smith & Nephew plc                        - ORATEC Interventions, Inc.
- Medtronic, Inc.                           - VidaMed, Inc.
- Kimberly-Clark Corporation                - Safeskin Corporation

     UBS reviewed enterprise values in the selected transactions as a multiple of latest 12 months sales. UBS also reviewed equity values in the selected transactions as a multiple of latest 12 months sales. UBS then compared the implied multiples derived from the selected transactions with corresponding multiples for 3F Therapeutics implied in the merger. Estimated financial data for the selected transactions were based on publicly available information. Estimated financial data for 3F Therapeutics were based on internal estimates of 3F Therapeutics management. This analysis indicated the following low, mean, median and high implied sales multiples in the selected transactions, as compared to corresponding multiples implied for 3F Therapeutics in the merger:

                                                                                                  IMPLIED
                                                                                               MULTIPLES FOR
                                                             MULTIPLES FOR 3F THERAPEUTICS       SELECTED
                                                                 IMPLIED IN THE MERGER           COMPANIES
                                                             ------------------------------   ---------------
                                                             LOW    MEAN    MEDIAN    HIGH
                                                             ----   -----   -------   -----
Enterprise Value as a Multiple of:
  Sales
    Latest 12 months.......................................  2.3x   13.6x     8.0x    58.3x         93.1x
Equity Value as a Multiple of:
  Sales
    Latest 12 months.......................................  2.3x   14.0x     8.0x    58.3x        118.4x

  CONTRIBUTION ANALYSIS

     UBS analyzed the relative contributions of 3F Therapeutics and ATS Medical to the combined company's estimated sales for fiscal years 2005 through 2009 and estimated gross profit for fiscal year 2009. UBS also analyzed the relative contributions of 3F Therapeutics and ATS Medical based on the midpoints of the aggregate equity values implied for 3F Therapeutics and ATS Medical derived from UBS' discounted cash flow analyses of 3F Therapeutics and ATS Medical described below. UBS then compared these percentage contributions with the aggregate percentage equity ownership of 3F Therapeutics' stockholders in the combined company immediately upon consummation of the merger and the aggregate percentage contribution of 3F Therapeutics to the total enterprise value of the combined company. Estimated financial data for 3F Therapeutics and ATS Medical were based on internal estimates of the managements of 3F Therapeutics and ATS Medical. UBS calculated ATS Medical's equity value and enterprise value based on fully diluted shares using the treasury stock method. This analysis indicated the following percentage contributions of 3F Therapeutics and ATS Medical to the combined company relative to 3F Therapeutics' and ATS Medical's pro forma equity ownership in, and enterprise value contribution to, the combined company:

                             PERCENTAGE CONTRIBUTION       PRO FORMA EQUITY OWNERSHIP     ENTERPRISE VALUE CONTRIBUTION
                          -----------------------------   -----------------------------   -----------------------------
                          3F THERAPEUTICS   ATS MEDICAL   3F THERAPEUTICS   ATS MEDICAL   3F THERAPEUTICS   ATS MEDICAL
                          ---------------   -----------   ---------------   -----------   ---------------   -----------
Sales
  Calendar year 2005....        1.4%           98.6%           37.1%           62.9%           31.1%           68.9%
  Calendar year 2006....        1.3%           98.7%
  Calendar year 2007....        4.4%           95.6%
  Calendar year 2008....        5.0%           95.0%
  Calendar year 2009....        7.6%           92.4%
Gross Profit
  Calendar year 2009....        8.1%           91.9%
DCF Value (Midpoint)....       23.8%           76.2%

  DISCOUNTED CASH FLOW ANALYSES

     3F Therapeutics. UBS performed a discounted cash flow analysis of 3F Therapeutics to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that 3F Therapeutics could generate over fiscal years 2006 through 2014 based on internal estimates of 3F Therapeutics management which reflected, among other things, that no taxes would be payable until fiscal year 2010, which is the first year that 3F Therapeutics is expected to generate positive operating income. UBS calculated a range of terminal values for 3F Therapeutics by applying a range of EBITDA multiples of 14.0x to 16.0x to 3F Therapeutics' calendar year 2014 estimated EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2005 using discount rates ranging from 25.0% to 35.0%. This analysis indicated the following implied aggregate equity reference range for 3F Therapeutics, as compared to the aggregate equity value for 3F Therapeutics implied in the merger:

     IMPLIED AGGREGATE EQUITY              AGGREGATE EQUITY VALUE FOR
REFERENCE RANGE FOR 3F THERAPEUTICS   3F THERAPEUTICS IMPLIED IN THE MERGER
-----------------------------------   -------------------------------------
    $18 million - $45 million                     $57.6 million

     ATS Medical. UBS also performed a discounted cash flow analysis of ATS Medical to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that ATS Medical could generate over fiscal years 2006 through 2010 based on internal estimates of ATS Medical management which reflected, among other things, that no taxes would be payable until fiscal year 2010 as a result of the generation of negative operating income through 2007, and the utilization of net operating loss carryforwards during 2009 and 2010. UBS calculated a range of terminal values for ATS Medical by applying a range of EBITDA multiples of 14.0x to 16.0x to ATS Medical's calendar year 2010 estimated EBITDA. The cash flows values and terminal values were then discounted to present value as of December 31, 2005 using discount rates ranging from 18.0% to 22.0%. This analysis indicated the following implied per share equity reference range for ATS Medical, as compared to the per share closing price of ATS Medical common stock on January 20, 2006:

                                  PER SHARE CLOSING PRICE OF
   IMPLIED PER SHARE EQUITY        ATS MEDICAL COMMON STOCK
REFERENCE RANGE FOR ATS MEDICAL           ON 1/20/06
-------------------------------   --------------------------
        $2.41 - $3.26                        $3.03

  PRO FORMA FINANCIAL ANALYSIS

     UBS analyzed the potential pro forma financial effect of the merger, based on internal estimates of the managements of 3F Therapeutics and ATS Medical, both on ATS Medical's estimated EPS for fiscal years 2006 through 2009 and relative to 3F Therapeutics' estimated standalone net income for fiscal years 2006 through 2009. Estimated data for ATS Medical and 3F Therapeutics were based on internal estimates of ATS Medical and 3F Therapeutics managements. This analysis suggested that the merger could be dilutive to ATS Medical's estimated EPS, and less dilutive to 3F Therapeutics' estimated standalone net income, in fiscal years 2006 through 2009. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  MISCELLANEOUS


     Under the terms of UBS' engagement, 3F Therapeutics has agreed to pay UBS an aggregate fee of $1.5 million for its financial advisory services in connection with the merger, portions of which were payable in connection with its opinion and upon the execution of the merger agreement and a significant portion of which is contingent upon the consummation of the merger. In addition, 3F Therapeutics has agreed to reimburse UBS for its expenses, including the fees, disbursements and other charges of its legal counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

     3F Therapeutics selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

CERTAIN CONTRACTS BETWEEN ATS MEDICAL AND 3F THERAPEUTICS

     3F Therapeutics and ATS Medical entered into a letter agreement, dated as of March 7, 2006, regarding the terms of the transition to ATS Medical of all of the exclusive 3F Therapeutics distribution agreements entered into by 3F Therapeutics for the purpose of distributing the Model 1000. Pursuant to this letter agreement, ATS Medical agreed that it would not sell the Model 1000 valve in any territory in which 3F Therapeutics has an exclusive distribution agreement until the first to occur of (1) the closing date of the merger, (2) ATS Medical's execution of a new distribution agreement in such territory, provided that 3F Therapeutics does not have a valid distribution agreement in such territory, or (3) 3F Therapeutics notifies a given distributor that such distributor's distribution agreement was terminated because the distributor did not sell its required minimum units of the Model 1000 valve or otherwise did not meet the requirements set forth in its distribution agreement and such default was not cured within the requisite 30-day period. The letter agreement also provides that it will remain in effect until the later of the termination of every distribution agreement to which ATS Medical becomes a party or March 7, 2009. However, upon the closing of the merger, the letter agreement will terminate. For a detailed description of the terms of this letter agreement, see "Certain Information Concerning 3F Therapeutics -- Business of 3F
Therapeutics -- Transition of 3F Therapeutics Distribution to ATS Medical" below.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendations of the boards of directors of 3F Therapeutics and ATS Medical with respect to the amended merger agreement, stockholders should be aware that certain 3F Therapeutics' directors and executive officers may have interests in the merger as described below that may be different from, or in addition to, the interests of other 3F Therapeutics stockholders generally. The 3F Therapeutics board of directors was aware of these interests of 3F Therapeutics' directors and executive officers and considered them in its decision to approve and adopt the amended merger agreement.


  APPOINTMENT TO ATS MEDICAL BOARD OF DIRECTORS

     Promptly upon the consummation of the merger, the 3F Therapeutics' stockholder representative shall be entitled to designate a person reasonably acceptable to ATS Medical and ATS Medical's nominating committee to serve as a member of the ATS Medical board of directors until the next annual meeting of ATS Medical's shareholders. It is expected that the 3F Therapeutics' stockholder representative will select Theodore C. Skokos, chairman of the board of directors and a stockholder of 3F Therapeutics, as its designee to the ATS Medical board of directors. Upon Mr. Skokos' appointment to the ATS Medical board of directors, he will be entitled to receive the same compensation as the other members of the ATS Medical board of directors (see "Proposal 3: Election of Directors -- Compensation of Directors" below). In addition, ATS Medical has agreed to use at least the same level of effort to cause Mr. Skokos to be elected to the ATS Medical board of directors as is used in connection with the election of its other board members. In the event that Mr. Skokos is removed or terminated by reason of his death or disability, the 3F Therapeutics' stockholder representative will have a one-time right to designate a successor board nominee reasonably acceptable to ATS Medical and ATS Medical's nominating committee. For further details regarding the right of 3F Therapeutics' stockholder representative to designate a nominee to the ATS Medical board upon consummation of the merger, see "Proposal 1: The Merger Agreement -- Certain Covenants and Agreements -- Composition of the Board of Directors of ATS Medical Following the Merger" below.

  EMPLOYMENT AGREEMENT WITH ATS MEDICAL

     In connection with the closing of the merger, ATS Medical will enter into a confidentiality and nonsolicitation agreement with Walter A. Cuevas regarding his at-will employment with ATS Medical as president of the surviving subsidiary in the merger, 3F Therapeutics. In addition to various confidentiality, nondisclosure and nonsolicitation requirements, this agreement entitles Mr. Cuevas to receive severance benefits from ATS Medical in the event of his termination. Under the terms of this agreement, Mr. Cuevas will receive twelve months of severance benefits if his employment is terminated by ATS Medical without cause at any time.

  3F THERAPEUTICS EMPLOYEE RETENTION AGREEMENTS


     On January 23, 2006, 3F Therapeutics entered into retention agreements with Walter A. Cuevas, Louis H. Bunn and Dennis L. Sellke. The retention agreements are designed to provide an incentive for these officers to remain employed with 3F Therapeutics through the closing date of the merger, even though each of these officers remains an "at will" employee under his respective retention agreements.



     Mr. Cuevas' retention agreement provides that if he remains continuously and actively employed with 3F Therapeutics through the closing date, he will receive a lump-sum retention payment equal to one year of his current annual base salary. However, if he is given the opportunity to enter into a written agreement with ATS Medical or 3F Therapeutics pursuant to which he would continue to serve as president of 3F Therapeutics after the closing date of the merger and would receive a base salary in an amount equal to or greater than his current salary and severance rights equal to those provided to ATS Medical's chief executive officer, then he shall not be entitled to a retention payment. In addition, if Mr. Cuevas elects to terminate his employment with 3F Therapeutics prior to the closing date or is terminated for "cause" prior to the closing date, he would forfeit his right to the retention payment. If 3F Therapeutics elects to terminate the employment of Mr. Cuevas for any reason other than for "cause" before the closing date, then he would remain eligible to receive his retention payment as though his employment had continued to the closing date.



     Under the retention agreements with Messrs. Bunn and Sellke, each of these executive officers is entitled to receive a lump-sum retention payment equal to one year of the officer's annual base salary if he remains continuously and actively employed by 3F Therapeutics on a full-time basis through and including the closing date of the merger and, subsequent to the closing date, either such officer's employment is terminated without "cause" or such officer terminates his employment for "good reason." In addition, if either of these officers elects to terminate his employment with 3F Therapeutics prior to the closing date, is terminated for "cause" prior to the closing date or reduces his employment to a part-time or inactive status (provided that such part-time or inactive status is not attributable to a decision or act of 3F Therapeutics), he would forfeit his right to the retention payment. If 3F Therapeutics elects to terminate the employment of either of these officers for any reason other than for "cause" before the closing date, then such officer would remain eligible to receive his respective retention payment as though his employment had continued to the closing date. "Good reason" is defined as (1) a material reduction in the level of responsibility associated with the officer's employment with 3F Therapeutics (other than a change in job title or officer title), (2) any reduction in the officer's level of base salary or (3) a relocation of the officer's principal place of employment by more than 50 miles, provided that any such change, reduction or relocation is effected by 3F Therapeutics without cause and without such officer's consent. Effective July 1, 2006, Mr. Sellke's retention agreement was amended to reduce the amount of his retention payment by the aggregate amount paid to him by 3F Therapeutics as base salary for services rendered between July 1, 2006 and the closing date of the merger.

     For purposes of each of these agreements, "cause" includes only conviction of a crime directly related to such officer's employment, conviction of a felony involving moral turpitude or willful and gross mismanagement of the business and affairs of 3F Therapeutics.

     The retention payments to each of the 3F Therapeutics officers under their respective retention agreements supersede any other severance payments to which such officers may be entitled in connection with their employment with 3F Therapeutics. The receipt of the retention payment to each officer is conditional upon such officer signing a standard separation and release agreement, releasing 3F Therapeutics from claims such officer may have in connection with his termination of employment.


     The amount of the payments these officers may be entitled to receive under the retention agreements is set forth in the table below (exclusive of any payments for then accrued but unused vacation and in the case of Mr. Sellke, less any base salary paid to him by 3F Therapeutics between July 1, 2006 and the closing date of the merger):



                                                              RETENTION
NAME                                                           PAYMENT
----                                                          ---------
Louis H. Bunn...............................................  $190,437
Dennis L. Sellke............................................  $182,435



     Mr. Cuevas would be entitled to receive a retention payment of $275,000 under his retention agreement (exclusive of any payments for then accrued but unused vacation), but if he accepts employment with ATS Medical following the closing of the merger under terms which satisfy the retention payment forfeiture provision described above, he will forfeit his right to his retention payment.



  3F THERAPEUTICS SEVERANCE AND CONSULTING AGREEMENT



     It is anticipated that 3F Therapeutics and Rodolfo C. Quijano, M.D. will enter into an agreement providing for the termination of Dr. Quijano's employment, pursuant to which he will receive severance pay of $125,000 (representing one-half of his annual salary as of the date of this proxy statement/ prospectus). Concurrently with the execution of that agreement, it is anticipated that 3F Therapeutics and Dr. Quijano will enter into a one-year consulting agreement under which he will receive annual consulting fees of $125,000. If Dr. Quijano's consulting agreement is terminated prior to the end of the one-year term for any reason other than "cause" (as defined in the consulting agreement), he will continue to be entitled to receive his consulting fees for the remainder of that one-year period. Following termination of his employment, it is anticipated that Dr. Quijano will no longer serve as Chief Technical Officer of 3F Therapeutics. 3F Therapeutics intends to enter into these agreements prior to the effective time of the merger, with the consulting agreement continuing thereafter.



  ATS MEDICAL CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT



     ATS Medical proposes to enter into a confidentiality and non-solicitation agreement with Walter A. Cuevas as of the effective time of the merger, pursuant to which Mr. Cuevas would be employed as president of the surviving subsidiary, 3F Therapeutics. The confidentiality and non-solicitation agreement is expected to provide, among other things, that Mr. Cuevas will (1) maintain the confidentiality of ATS Medical's trade secrets and confidential information, (2) use ATS Medical's trade secrets and confidential information as necessary to perform his duties to ATS Medical, (3) promptly disclose to ATS Medical all inventions, trade secrets and confidential information generated, conceived or reduced to practice by Mr. Cuevas alone or in conjunction with others during his term of employment with ATS Medical and within 24 months thereafter and (4) not solicit ATS Medical's customers or employees for a period of 12 months after his termination of employment for whatever reason. The disclosure of all intentions, trade secrets and confidential information will not apply to any invention of Mr. Cuevas's if it was developed entirely on his own time, was not made with the use of confidential information (as defined in the confidentiality and non-solicitation agreement), is unrelated, directly or indirectly, to the business of ATS Medical or to ATS Medical's actual or demonstrably anticipated research or development and did not result from any work performed by Mr. Cuevas for ATS Medical.

     In return for these covenants and agreements, Mr. Cuevas would be employed as the president of 3F Therapeutics for an initial annual base salary of $275,000, which salary will be reviewed annually and will be subject to merit increases. Mr. Cuevas also would be entitled to fringe benefits and perquisites that are substantially the same as those provided to other executive officers of ATS Medical. Mr. Cuevas's employment at all times shall be "at will" and may be terminated by either ATS Medical or Mr. Cuevas at any time and for any reason. In addition, it is anticipated that the agreement will provide that, if Mr. Cuevas is terminated without cause by ATS Medical or Mr. Cuevas terminates his employment at any time for "good reason," Mr. Cuevas would be entitled to receive 12 months of severance benefits from ATS Medical. "Good reason" is defined as the termination of employment as a result of a material diminution in Mr. Cuevas's responsibilities as compared to the responsibilities assigned to Mr. Cuevas upon his commencement of employment with ATS Medical, a reduction in Mr. Cuevas's annual base salary, a material reduction in Mr. Cuevas's benefits (other than any such reduction that is implemented at the same time with respect to all of ATS Medical's other executive officers) or a relocation of 3F Therapeutics' office by more than 35 miles from its location as of the effective time.



     ATS Medical and Mr. Cuevas intend to enter into this confidentiality and non-solicitation agreement immediately prior to the closing of the merger, with such agreement becoming effective as of the effective time of the merger.



  LAPSE OF REPURCHASE RIGHTS ON SHARES UNDERLYING 3F THERAPEUTICS STOCK OPTIONS



     The 3F Therapeutics' stock option plan permits the immediate exercise of stock options. However, upon exercise of an option, the optionholder is required to enter into an agreement with 3F Therapeutics which, among other things, grants 3F Therapeutics a right to repurchase the shares acquired upon exercise of that option, which right to repurchase generally lapses over a four-year period. Upon the closing of the merger, 3F Therapeutics' right to repurchase any shares acquired upon exercise of a 3F Therapeutics stock option will expire, and the stockholders, including those that are executive officers, will acquire full ownership of all of their exercised shares. In addition, upon the consummation of the merger, any unexercised stock options, including those held by executive officers, will no longer be subject to rights of repurchase in favor of 3F Therapeutics or ATS Medical. Pursuant to the terms of the merger agreement, by no later than the 10th day before the closing date, 3F Therapeutics is required to cause each of its optionees to agree in writing to the cancellation of his or her stock options upon the effectiveness of the merger and will take all appropriate action to terminate the stock option plan at the closing.



     The following table sets forth specific information with respect to the total number of options held by each executive officer of 3F Therapeutics. The monetary value is calculated by subtracting the exercise price due upon exercise of the option from (x) the market value of the initial merger consideration shares to be received in the merger as a result of the exchange of the 3F Therapeutics shares underlying the options or (y) the market value of the
milestone shares. The table assumes that (1) the record date is July   , 2006
and (2) all currently issued and outstanding options and warrants of 3F Therapeutics will be exercised in full prior to the effective time of the merger and all shares of the preferred stock of 3F Therapeutics will be converted into common stock as of immediately prior to the effective time of the merger. The table uses the average closing price of ATS Medical's common stock for the five
consecutive trading days ending on July   , 2006 for all monetary value
calculations. The average closing price of ATS Medical's common stock during that period was $--. There is no assurance that the market value of ATS Medical common stock at the time of the closing, or if and when any milestone shares are
issued, will be the same as the average closing price on July   , 2006. The
issuance of the milestone shares is contingent upon the satisfaction of certain significant conditions in the future. See "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger." If these conditions are not satisfied, none of the milestone shares will be issued.

                                                            MONETARY VALUE OF
                                                        3F THERAPEUTICS OPTIONS AS
                                                              OF JULY , 2006
                                           PER SHARE    --------------------------
                        3F THERAPEUTICS     EXERCISE    INITIAL MERGER                   PER SHARE
                       SHARES UNDERLYING    PRICE OF    CONSIDERATION    MILESTONE   EXERCISE PRICE OF
EXECUTIVE OFFICERS       STOCK OPTIONS      OPTIONS         SHARES       SHARES(1)     STOCK OPTIONS
------------------     -----------------   ----------   --------------   ---------   -----------------
Louis H. Bunn........        70,000          $0.35         $             $                 $0.35
                             30,000           0.40                                          0.40
Walter A. Cuevas.....       200,000           0.35                                          0.35
                            100,000           0.40                                          0.40
Dennis L. Sellke.....        55,000           0.40                                          0.40
                             25,000           0.30                                          0.30
                             20,000           0.35                                          0.35


---------------

(1) The value in this column represents the current market value of ATS Medical's common stock. Due to the contingent nature of the issuance of the milestone shares, the actual present value of these shares, assuming some or all of these shares are eventually issued, is highly speculative and cannot be determined at this time.

  INDEMNIFICATION AGREEMENTS


     On October 22, 1998, 3F Therapeutics entered into an indemnification agreement with Theodore C. Skokos, Rodolfo C. Quijano, Boyd D. Cox, Olav B. Bergheim and several of the principal stockholders of 3F Therapeutics, and on October 16, 2001, 3F Therapeutics entered into an identical indemnification agreement with Dennis L. Sellke and Alan F. Warrick. These indemnification agreements provide that 3F Therapeutics will indemnify and hold harmless each indemnitee and its directors, officers, members, partners and employees to the fullest extent permitted by law if such indemnitee is involved or threatened to be involved in any lawsuit, investigation or proceeding arising from the indemnitee's position as an officer, director, stockholder or fiduciary of 3F Therapeutics and to provide for the advancement of expenses related to such action.


WHAT 3F THERAPEUTICS STOCKHOLDERS WILL RECEIVE IN THE MERGER


     3F Therapeutics stockholders, including both common stockholders and preferred stockholders, will receive up to an aggregate of 19,000,000 shares of ATS Medical common stock, or approximately 0.98 shares for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger), in exchange for the capital stock of 3F Therapeutics outstanding immediately prior to the effectiveness of the merger (the "aggregate merger consideration"). Shares of 3F Therapeutics preferred stock will be converted into common stock immediately prior to the merger.



     Of the aggregate merger consideration, a total of up to 9,000,000 shares of ATS Medical common stock, or approximately 0.47 shares for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger), will be issued upon the completion of the merger (the "initial merger consideration"), subject to certain potential reduction adjustments described below. Of such 9,000,000 shares of ATS Medical common stock, a total of 1,400,000 shares, or approximately 0.07 shares for each share of 3F Therapeutics common stock owned by 3F Therapeutics stockholders immediately prior to the closing (assuming conversion of all shares of 3F Therapeutics preferred stock into common stock and the exercise of all outstanding 3F Therapeutics options and warrants on or prior to the effective date of the merger), will be placed into escrow to secure the indemnification obligations undertaken by 3F Therapeutics stockholders with respect to satisfying the payment obligation of 3F Therapeutics in connection with the net operating asset adjustment and providing a means for ATS Medical to satisfy its set-off rights with respect to the Edwards Holdback Amount pursuant to the terms of the merger agreement (the "escrow shares"). These escrow shares will be held by Wells Fargo Bank, N.A. in accordance with the terms of the merger agreement and an escrow agreement to be entered into at closing among ATS Medical, the escrow agent and the 3F Therapeutics stockholder representative.


     At least two days prior to the closing, 3F Therapeutics will prepare a good faith estimate, in accordance with an operating budget agreed to between ATS Medical and 3F Therapeutics, of the amount, if any, by which its projected net operating assets exceed its actual net operating assets as of the closing, setting forth the reasons for any such excess (any such excess, the "estimated reduction amount"). If the actual net operating assets of 3F Therapeutics as of the closing are less than the projected net operating assets set forth in 3F Therapeutics' operating budget, then the 9,000,000 shares of ATS Medical common stock, subject to certain adjustments, that will be issued to stockholders of 3F Therapeutics upon the closing (but excluding the escrow shares) will be reduced by the amount of such shortfall divided by the ATS Medical closing stock price (as determined under the amended merger agreement).



     Within 30 days after the closing, ATS Medical is required to deliver to the 3F Therapeutics stockholder representative a closing date balance sheet, which balance sheet may set forth, among other things, any proposed adjustment to the estimated reduction amount. If the "actual reduction amount," which is the amount, if any, by which the projected net operating assets exceed the actual net operating assets as finally determined by the parties, is greater than the estimated reduction amount, then any such excess shall be payable to ATS Medical through the escrow agent's delivery to ATS Medical of a number of escrow shares of ATS Medical common stock equal to such excess divided by the ATS Medical closing stock price (as determined under the amended merger agreement). If, on the other hand, the estimated reduction amount exceeds the actual reduction amount, then ATS Medical shall deposit that number of shares of ATS Medical common stock as is equal to the lesser of such excess or the estimated reduction amount, divided by the ATS Medical closing stock price (as determined under the amended merger agreement), with Wells Fargo Bank, N.A., the exchange agent, for distribution to 3F Therapeutics stockholders. In no event will 3F Therapeutics stockholders have the right to receive more than 9,000,000 shares (including the 1,400,000 escrow shares but excluding the milestone shares described below), upon the completion of the merger.


     ATS Medical's obligation to issue up to 9,000,000 shares of ATS Medical common stock upon consummation of the merger is further subject to possible reduction if 3F Therapeutics determines to deposit up to 25,000 shares directly into escrow as a reserve to cover the future expenses of the 3F Therapeutics stockholder representative.

     In addition to the 9,000,000 shares of ATS Medical common stock, subject to the possible reduction adjustments described above, to be issued at the closing as the initial merger consideration, 3F Therapeutics stockholders will be entitled to receive up to 10,000,000 additional shares (the "milestone shares") of ATS Medical common stock if 3F Therapeutics achieves certain product development milestones or certain extraordinary transaction milestone triggering events occur following the closing but prior to December 31, 2013.


     Escrow shares and milestone shares are subject to certain ATS Medical set-off rights in the event it has indemnification claims under the amended merger agreement and are available to cover any failure of Edwards to pay its $2,000,000 payment obligation to 3F Therapeutics. Furthermore, escrow shares are available to cover any shortfall of the targeted net operating assets upon reconciliation of the operating budget agreed upon by the parties governing 3F Therapeutics operations between December 1, 2005 and the closing.



     In addition, the amended merger agreement provides that a certain number of milestone shares may be deposited into escrow in the future if, at the time a milestone event is achieved, there are pending and unresolved bona fide indemnification claims or set-off rights asserted by ATS Medical in accordance with the amended merger agreement. In such event, the number of milestone shares that are to be deposited into escrow will be calculated by ATS Medical and the 3F Therapeutics stockholder representative making in good faith a determination of a reasonable estimate of the maximum amount of the claim and dividing that number by the average closing sale price of ATS Medical common stock as reported on the Nasdaq Global Market System over 60 trading days ending on and including the date that is 15 days following the applicable milestone achievement date. Upon resolution of the indemnification claim, the number of shares of ATS Medical common stock that would be returned to ATS Medical out of escrow in satisfaction of the indemnification claim will be equal to the quotient of the aggregate amount of the indemnification claim being paid divided by the average closing sale price of ATS Medical common stock as reported on the Nasdaq Global Market System over 60 trading days ending on and including the third business day preceding the date of a final decision or a written notice of consent or agreement as to the resolution of a claim. Any shares of ATS Medical common stock remaining in escrow after a final resolution or agreement is reached between ATS Medical and the 3F Therapeutics stockholder representative with respect to ATS Medical's set-off rights and bona fide indemnification claims will be issued to 3F Therapeutics stockholders pro rata in accordance with their ownership interest in 3F Therapeutics as of the effective time of the merger, adjusted to take into account the termination or expiration of any options to acquire 3F Therapeutics common stock which were not exercised or terminated prior to consummation of the merger and the date of such issuance.


     With respect to the product development milestones, if ATS Medical or 3F Therapeutics receives CE approval or PMA approval of 3F Therapeutics' Enable product or Entrata system or any product that is derived from either of those technologies, then, following the date of each such CE approval or PMA approval, 3F Therapeutics stockholders will receive up to 5,000,000 milestone shares, subject to reduction under certain circumstances. With respect to the extraordinary transaction milestones, stockholders of 3F Therapeutics will be entitled to receive up to the same 10,000,000 shares, subject to reduction under certain circumstances, if one or more of these products is transferred by ATS Medical to a third party, whether by sale, license or otherwise, and, concurrent with such transfer, ATS Medical discontinues its efforts to achieve the product development milestones relating to such transferred product, provided that certain net proceeds thresholds are met (as described below).

     The exact number of milestone shares issuable to 3F Therapeutics stockholders upon the achievement of an extraordinary transaction milestone will depend, among other things, upon the net proceeds received by ATS Medical in connection with the extraordinary transaction. For example, if the net proceeds received by ATS Medical equal or exceed $35,000,000, and assuming that no other adjustments apply, 3F Therapeutics stockholders will be entitled to receive up to 10,000,000 shares of ATS Medical common stock. If, however, the net proceeds received by ATS Medical are less than $35,000,000, and assuming that no other adjustments apply, 3F Therapeutics stockholders will be entitled to receive a number of shares of ATS Medical common stock equal to the product of 10,000,000 shares multiplied by a fraction, the numerator of which is the net proceeds of any such extraordinary transaction and the denominator of which is $35,000,000. Regardless of the number of milestones that are achieved by ATS Medical or 3F Therapeutics between the closing and December 31, 2013, however, stockholders of 3F Therapeutics will not receive more than 10,000,000 additional shares of ATS Medical common stock (subject to adjustment for stock splits, stock dividends and the like).


     3F Therapeutics stockholders will not receive any fractional shares of ATS Medical common stock. Instead, they will receive cash in an amount equal to the average trading price of ATS Medical common stock on the Nasdaq Global Market for the 60 trading days ending either on the day immediately prior to the completion of the merger (with respect to the initial merger consideration) or on the day that is 15 days following the achievement of a milestone (with respect to the milestone shares), in each case multiplied by the appropriate fraction.


TREATMENT OF 3F THERAPEUTICS OPTIONS, WARRANTS AND PREFERRED STOCK IN THE MERGER


     3F Therapeutics has agreed to cause all holders of 3F Therapeutics stock options granted under 3F Therapeutics' stock option plan to agree in writing, not later than 10 days prior to the effective time of the merger, that any 3F Therapeutics stock options outstanding at the effective time of the merger shall terminate and be canceled at such time. 3F Therapeutics also shall take any action necessary to terminate its stock option plan as of the effective time of the merger. Holders of 3F Therapeutics warrants need to decide whether to exercise not later than 10 days before closing. All but two of the outstanding 3F Therapeutics warrants will expire by their terms if not exercised by the effective date of the merger. The other two warrants will automatically be exercised pursuant to the cashless exercise provisions of those warrants effective upon the consummation of the merger; provided that, depending upon valuation, such exercise may result in the issuance of no shares. Cancellation or exercise of all outstanding 3F Therapeutics options and warrants prior to the effective time is a condition to closing the merger. If ATS Medical decides to waive 3F Therapeutics' non-compliance, if any, with the closing condition requiring all holders of 3F Therapeutics options to either terminate or exercise their options in accordance with the amended merger agreement, such holders would have the right to exercise their options for the right to receive merger consideration consisting of shares of ATS Medical common stock, but ATS Medical would have the right to reserve for future issuance shares of ATS Medical common stock that would otherwise have been payable to holders of 3F Therapeutics options if such holders exercised their options in full in accordance with the requirements of the amended merger agreement. All shares of 3F Therapeutics preferred stock will be converted into shares of 3F Therapeutics common stock immediately prior to the effective time of the merger.


PROCEDURES FOR EXCHANGE OF 3F THERAPEUTICS COMMON AND PREFERRED STOCK
CERTIFICATES

     ATS Medical intends to authorize Wells Fargo Bank N.A. to act as exchange agent. At the effective time of the merger, ATS Medical will deliver to the exchange agent, for the benefit of those persons who held shares of issued and outstanding shares of 3F Therapeutics common stock and preferred stock immediately prior to the effective time of the merger, certificates representing the shares of ATS Medical common stock issuable as a result of the merger and cash required to make payments in lieu of fractional shares.

     As promptly as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal, together with exchange instructions, to the holders of 3F Therapeutics capital stock as of immediately prior to the merger. After receiving the letter of transmittal, each 3F Therapeutics stockholder will be able to surrender his, her or its certificates to the exchange agent, and will receive in exchange a certificate representing the number of whole shares of ATS Medical common stock (and cash in lieu of any fractional shares) to which he, she or it is entitled. The letter of transmittal will be accompanied by instructions specifying other details of the exchange.

     3F THERAPEUTICS STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     After the effective time of the merger and until surrendered, each certificate representing shares of 3F Therapeutics common and preferred stock will represent only the right to receive upon surrender a certificate representing shares of ATS Medical common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on ATS Medical common stock with a record date after the effective time of the merger and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered 3F Therapeutics stock certificate until the holder of record surrenders his, her or its 3F Therapeutics stock certificate. Subject to the effect of applicable laws, after a 3F Therapeutics stockholder surrenders his, her or its 3F Therapeutics stock certificate, he, she or it will be paid, without interest, (a) at the time of surrender, the amount of any cash payable in lieu of fractional shares of ATS Medical common stock to which he, she or it is entitled and the amount of dividends or other distributions with a record date after the effective time of the merger previously paid with respect to whole shares of his, her or its ATS Medical common stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and with a payment date after surrender payable with respect to whole shares of his, her or its ATS Medical common stock.

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

     ATS Medical and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. ATS Medical and 3F Therapeutics will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective at the close of business on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware or, if later, such date or time as the certificate of merger is filed or as the parties may agree. This filing is expected to be made at the same time as the closing of the merger.

MANAGEMENT FOLLOWING THE MERGER

  ATS MEDICAL

     After the merger, the current executive officers and directors of ATS Medical will continue to manage ATS Medical. In addition, pursuant to the terms of the merger agreement, the ATS Medical board of directors will appoint one person nominated by the 3F Therapeutics stockholder representative to serve as a member of the ATS Medical board of directors. It is anticipated that Theodore C. Skokos will be selected as the 3F Therapeutics stockholder representative's nominee to the ATS Medical board. For information regarding ATS Medical's current executive officers and directors, see "Certain Information Concerning ATS Medical -- Executive Officers of ATS Medical" and "Proposal 3: Election of Directors -- Nominees for Election" below. For further details regarding the right of the 3F Therapeutics stockholder representative to designate a nominee to the ATS Medical board upon consummation of the merger, see "The Merger Agreement -- Certain Covenants and Agreements -- Composition of the Board of Directors of ATS Medical Following the Merger" below.

  3F THERAPEUTICS


     Upon closing of the merger, all of the current directors and officers of 3F Therapeutics will be required to resign, and ATS Medical will appoint new directors and officers to manage the surviving subsidiary, 3F Therapeutics. Pursuant to the merger agreement and a confidentiality and nondisclosure agreement signed with ATS Medical, Walter A. Cuevas is expected to serve as president of the surviving entity and as an executive officer of ATS Medical following the merger. The other officers of the surviving entity will be Michael
D. Dale as chief executive officer, Deborah K. Chapman as chief financial officer and treasurer and Richard A. Curtis as vice president and secretary. The board of directors of the surviving entity will consist of three members, Michael D. Dale, Deborah K. Chapman and Richard A. Curtis.


  LETTERS OF RESIGNATION AND RELEASE


     As a condition of closing under the amended merger agreement and in consideration for the aggregate merger consideration, the officers and directors of 3F Therapeutics will resign their positions and sign a letter of resignation and release with 3F Therapeutics effective as of immediately prior to the closing. The letter of resignation provides that the resigning officers and directors fully and forever release all of the parties to the amended merger agreement and their affiliates from any and all claims in law and equity that the resigning officers and directors have or have ever had against these entities. The only claims that are not released pursuant to this letter agreement are stockholder claims by the officers or directors arising under the terms of the amended merger agreement or related agreements affecting the officer's or director's rights as a stockholder and except to the extent such a claim is covered by the officer's or director's rights to indemnification under applicable law or under 3F Therapeutics' charter, bylaws or insurance policies. In the event that the amended merger agreement is terminated, these letter agreements will automatically be voided.


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ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase.

TRANSFER RESTRICTIONS

  SHARE TRANSFER RESTRICTION AGREEMENTS


     Following execution of the merger agreement, certain stockholders of 3F Therapeutics, who together held shares representing in excess of 77% of the voting power of the common stock and the preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and shares representing in excess of 78% of the voting power of the preferred stock, voting as a separate class on an as-converted-to-common-stock basis, have voted in favor of the merger agreement and the transactions contemplated by the merger agreement. In addition, following the execution of the amendment to the merger agreement, certain stockholders of 3F Therapeutics, including all of the directors who own shares of the capital stock of 3F Therapeutics, who together held shares representing in excess of 77% of the voting power of the common stock and the preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and shares representing in excess of 78% of the voting power of the preferred stock, voting as a separate class on an as-converted-to-common-stock basis, have voted in favor of the amendment to the merger agreement. In addition, certain stockholders of 3F Therapeutics, including all of the directors who own shares of the capital stock of 3F Therapeutics, who together held shares representing in excess of 66% of the voting power of the common stock and the preferred stock, voting together as a single class on an as-converted-to-common-stock basis, and shares representing in excess of 77% of the voting power of the preferred stock, voting as a separate class on an as-converted-to-common-stock basis, have entered into share transfer restriction agreements, which provide that such stockholders will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of the shares they obtain in the merger as initial merger consideration prior to the six-month anniversary of the closing date of the merger. 3F Therapeutics also has agreed to cause each stockholder who may hold, following the payment of the initial merger consideration and, assuming the payment thereof, all milestone consideration, more than 100,000 shares of ATS Medical common stock to enter into similar share transfer restriction agreements. All of these agreements provide that the transfer restrictions shall lapse with respect to one-sixth (1/6th) of the shares received by each stockholder from the initial merger consideration for each of the five months following the six-month lockup period. On the date that is six months after the initial lock-up period, the transfer restrictions shall lapse with respect to the remaining portion of the shares received by such stockholder.


     With respect to escrow shares or additional shares of stock issued to 3F Therapeutics upon the achievement of certain milestones described under "Proposal 1: The Merger -- What 3F Therapeutics Stockholders Will Receive in the Merger," such shares are also subject to transfer restrictions, with the restrictions lapsing with respect to one-sixth (1/6th) of the escrow shares or milestone shares, as applicable, received by such stockholder for each of the five months after the receipt of such shares. The transfer restrictions lapse with respect to the remaining shares on the date that is six months after the distribution date.

  AFFILIATE LETTERS


     The amended merger agreement requires that, on or prior to the closing, certain stockholders of 3F Therapeutics (the "Affiliates") execute and deliver to ATS Medical an affiliate letter with ATS Medical whereby the Affiliates acknowledge that because they may be deemed to be an "affiliate" of 3F Therapeutics, as that term is used in Rule 145 of the Securities Act, they had been advised that any sale, transfer or disposition of their shares will require registration, compliance with Rule 145 or the availability of another exemption from registration under the Securities Act. In addition, each of the Affiliates agrees to the placement of a Rule 145 legend on their shares. In accepting these affiliate letters, ATS Medical agrees that it will permit the sale of shares by the Affiliates pursuant to an appropriate exemption, file timely periodic reports required by the SEC and remove the restrictive legends from the Affiliates' shares as soon as permitted in accordance with Rule 145. In accordance with the merger


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agreement, on January 23, 2006, certain of the Affiliates executed and delivered to ATS Medical an affiliate letter, and each of these Affiliates further acknowledged that such Affiliate had entered into a share transfer restriction agreement with ATS Medical.

FUTURE SALES OF ATS MEDICAL COMMON STOCK AND CERTAIN RESTRICTIONS

     The shares of ATS Medical common stock issued to 3F Therapeutics stockholders pursuant to the merger will be registered under the Securities Act.

     Subject to the share transfer restriction agreements described above, shares of ATS Medical issued to 3F Therapeutics stockholders will be freely transferable under the Securities Act following completion of the merger, except for shares issued to any ATS Medical shareholder who may be deemed to be an "affiliate" of 3F Therapeutics for purposes of Rule 145 under the Securities Act. Certain of the stockholders of 3F Therapeutics have executed or, prior to the closing, will execute affiliate letters. Affiliates may not sell their shares of ATS Medical common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion describes the material U.S. federal income tax consequences relevant to the exchange of shares of 3F Therapeutics' common stock for shares of ATS Medical common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service (the "IRS") rulings and pronouncements, and judicial decisions, all as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

     This discussion does not address every aspect of U.S. federal taxation that may be relevant to a particular 3F Therapeutics stockholder in light of the stockholder's particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation:

     - dealers in securities;

     - banks or other financial institutions;

     - insurance companies;

     - mutual funds;

     - tax exempt organizations;

     - persons who are not residents or citizens of the United States;

     - persons who are subject to the alternative minimum tax provisions of the Code;

     - persons who do not hold their 3F Therapeutics capital stock as capital assets within the meaning of Section 1221 of the Code;

     - persons who acquired their 3F Therapeutics common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

     - persons who hold their 3F Therapeutics capital stock as part of a hedging, straddle, conversion or other risk reduction transaction.

     In addition, the following discussion does not address the tax consequences under Sections 1045 and 1202 of the Code with respect to shares of "qualified small business stock" (within the meaning of Section 1202 of the Code) or under
Section 1244 of the Code with respect to shares of "section 1244 stock" (within the meaning of Section 1244 of the Code).

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     The following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger) including, without limitation, the conversion of 3F Therapeutics preferred stock into 3F Therapeutics common stock immediately prior to the merger. Nor does the following discussion address the tax consequences of the exercise of options by holders of 3F Therapeutics stock options.

     In the opinion of Reed Smith LLP, counsel to 3F Therapeutics, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. In accordance with treatment of the merger as a reorganization for purposes of the Code, then, subject to the assumptions, limitations and qualifications referred to herein and in the tax opinion of Reed Smith LLP, the merger will result in the following federal income tax consequences:

     - ATS Medical, Seabiscuit Acquisition Corp., and 3F Therapeutics will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     - No income, gain or loss will be recognized by ATS Medical, Seabiscuit Acquisition Corp. or 3F Therapeutics as a result of the consummation of the merger.

     - 3F Therapeutics stockholders will not recognize any gain or loss upon the receipt of ATS Medical common stock in exchange for their 3F Therapeutics common stock, other than with respect to (i) cash received in lieu of fractional shares of ATS Medical common stock and (ii) shares of ATS Medical common stock that are taxable on receipt as imputed interest income.


     - The aggregate basis of the shares of ATS Medical common stock received by a 3F Therapeutics stockholder (including any fractional shares deemed received as described below and the maximum number of shares issuable to the holder from the escrow and upon achievement of one of the post-closing milestones specified in the amended merger agreement, but not including the portion of escrow and milestone shares that are taxable as imputed interest) will (except as described below) be the same as the aggregate basis of the shares of 3F Therapeutics common stock surrendered in exchange therefor, and will be allocated as described below.


     - Each 3F Therapeutics stockholder may initially be required to allocate his, her, or its aggregate basis in the surrendered 3F Therapeutics common stock over the maximum number of shares of ATS Medical common stock the stockholder could receive in the merger (including ATS Medical common stock taxable as imputed interest income). If the 3F Therapeutics stockholder actually receives less than the maximum possible number of shares of ATS Medical common stock, the basis previously allocated to the shares of ATS Medical common stock not received would be reallocated to the shares of ATS Medical common stock actually received (other than those shares of ATS Medical common stock received by the stockholder that are taxable as imputed interest income).

     - The holding period of the shares of ATS Medical common stock received by a 3F Therapeutics stockholder in the merger (other than shares of ATS Medical common stock taxable as imputed interest income) will include the holding period of the shares of 3F Therapeutics common stock surrendered in exchange therefor.

     - A portion of the ATS Medical common stock distributed to each 3F Therapeutics stockholder from the escrow or upon the achievement of a milestone (if any) will be taxable on receipt as imputed interest income under the Code. With respect to such ATS Medical common stock, the 3F Therapeutics stockholder will recognize ordinary income, have a holding period for the stock that begins on the date of receipt, and have a basis equal to the amount of income recognized.

     - To the extent that a 3F Therapeutics stockholder receives cash in lieu of a fractional share of ATS Medical common stock, the stockholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The

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       stockholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the stockholder's tax basis in the shares of ATS Medical stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of 3F Therapeutics stock is more than one year as of the date of the merger.

  OTHER CONSIDERATIONS

     A recipient of shares of ATS Medical common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations, including, without limitation, stockholder obligations to third parties such as brokerage commissions, or in consideration for anything other than the 3F Therapeutics common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a 3F Therapeutics stockholder is treated as receiving, directly or indirectly, consideration other than ATS Medical common stock in exchange for such stockholder's 3F Therapeutics common stock, gain or loss would have to be recognized.

  BACKUP WITHHOLDING

     With respect to a cash payment received by a 3F Therapeutics stockholder in lieu of a fractional share of ATS Medical common stock, a non-corporate 3F Therapeutics stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (2) otherwise establishes that the stockholder is exempt from backup withholding.

  REPORTING REQUIREMENTS

     Each 3F Therapeutics stockholder that receives ATS Medical common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the 3F Therapeutics common stock surrendered and the fair market value of the ATS Medical common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

  DISSENTING SHAREHOLDERS

     A dissenting 3F Therapeutics stockholder who perfects his, her or its appraisal rights under Section 262 of the Delaware General Corporation Law will generally be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder's particular circumstances, a dissenting stockholder who, after the merger, does not own (actually or constructively) any common stock of either 3F Therapeutics or ATS Medical will generally recognize gain or loss with respect to a share of 3F Therapeutics common stock equal to the difference between the stockholder's adjusted tax basis in such share and the amount of cash received.

  CONSEQUENCES OF IRS CHALLENGE

     No ruling has been or will be obtained from the IRS in connection with the merger. The tax opinion of Reed Smith LLP will neither bind the IRS nor preclude the IRS from adopting a contrary position. If the IRS were to successfully challenge the tax-free reorganization status of the merger, each 3F Therapeutics stockholder would recognize taxable gain or loss with respect to each share of 3F Therapeutics common stock surrendered equal to the difference between the stockholder's adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the ATS Medical common stock received in exchange therefor. The 3F Therapeutics stockholders also would recognize additional gain with respect to ATS Medical common stock held in escrow and the right to receive

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additional ATS Medical common stock upon the occurrence of a milestone, although it is possible any such gain might not be recognizable until ATS Medical common stock was received by the 3F Therapeutics stockholders from the escrow or as a result of the achievement of a milestone. In such event, a 3F Therapeutics stockholder's aggregate basis in the ATS Medical common stock so received would equal its fair market value. The holding period of such stock would begin the day after the date the merger becomes effective, and, in the case of stock received from the escrow or upon the occurrence of a milestone, on the date received.

     3F THERAPEUTICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

APPRAISAL RIGHTS OF 3F THERAPEUTICS STOCKHOLDERS


     Under Delaware law, holders of 3F Therapeutics common stock have the right to an appraisal and to receive payment in cash for the fair value of their 3F Therapeutics common stock, as determined by the Court of Chancery of the State of Delaware. 3F Therapeutics stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. A copy of Section 262 is attached to this proxy statement/prospectus as Appendix F.



     The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to seek and perfect the stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that 3F Therapeutics stockholders exercise their right to seek appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix F because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.



     Section 262(d)(2) requires that, if a merger was approved by stockholder consent under Section 228 of the Delaware General Corporation Law (as opposed to at a meeting), stockholders entitled to appraisal rights will be notified either before the effective date of the merger or within 10 days thereafter of the approval of the merger and that appraisal rights are available for any or all shares of stock held by such stockholder. A copy of Section 262 must be included with such notice. As approval of the merger agreement by the 3F Therapeutics stockholders is being obtained by consent, this proxy statement/prospectus constitutes 3F Therapeutics' notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. A copy of Section 262 is included as Appendix F to this proxy statement/prospectus.


     3F Therapeutics stockholders electing to demand appraisal of their shares must satisfy each of the following conditions:

          1. 3F Therapeutics stockholders must deliver a written demand for appraisal of their shares within twenty days after the date of mailing of this notice. Failing to consent to the merger itself does not constitute a demand for appraisal under Section 262(d)(2).


          2. 3F Therapeutics stockholders must not have consented to the merger. A signed written consent to the merger will constitute a waiver of such stockholder's appraisal rights in respect of the shares so voted and will nullify any written demands for appraisal.


          3. 3F Therapeutics stockholders must hold of record shares of 3F Therapeutics capital stock on the date the written demand for appraisal thereof is made and continue to hold such shares of record through the completion of the demand for appraisal. Optionholders must exercise their options prior to the effective time of the merger in order to be eligible to exercise appraisal rights.
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     If the notice to 3F Therapeutics stockholders did not notify stockholders of the effective date of the merger, either (i) ATS Medical or 3F Therapeutics shall send a second notice before the effective date of the merger notifying holders of any class of stock of 3F Therapeutics entitled to appraisal rights of the effective date of the merger or (ii) 3F Therapeutics, as the surviving corporation, shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with subsection 262(d)(2) of the Delaware General Corporation Law. An affidavit of the secretary or assistant secretary of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, 3F Therapeutics or ATS Medical may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


     If 3F Therapeutics stockholders fail to comply with any of these conditions, and the merger is completed, such stockholders will be entitled to receive the shares of ATS Medical common stock for their shares of 3F Therapeutics common stock as provided for in the amended merger agreement, but will have no appraisal rights with respect to shares of 3F Therapeutics common stock or preferred stock held by such stockholder.


     All demands for appraisal should be delivered to the following address: 3F Therapeutics, Secretary, 20412 James Bay Circle, Lake Forest, California 92630, and should be executed by, or on behalf of, the record holder of the shares of 3F Therapeutics common stock. The demand for appraisal, at a minimum, must reasonably inform 3F Therapeutics of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares, and should specify the stockholder's mailing address and the number of shares registered in the stockholder's name.

     To be effective, a demand for appraisal by a holder of 3F Therapeutics common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. 3F Therapeutics, as the potential surviving corporation, has no present intention to file such a

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petition if any appraisal rights are demanded. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previous written demand for appraisal.

     At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of ATS Medical common stock specified by the merger agreement for his or her shares of 3F Therapeutics common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of 3F Therapeutics common stock not voted in favor of the merger, and the aggregate number with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving entity or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within twenty days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of 3F Therapeutics common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the fair value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.


     In determining fair value, the Chancery Court may take into account all relevant factors. You should be aware that an opinion of a financial advisor regarding the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to fair value under Section 262 and that the fair value of your shares as determined under Section 262 could be more, the same, or less than the merger consideration that you are entitled to receive pursuant to the amended merger agreement.


     Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date of the merger). However, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger or thereafter with the written approval of 3F Therapeutics, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of ATS Medical common stock for shares of his or her 3F Therapeutics common stock pursuant to the

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amended merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving entity and must, to be effective, be made within 120 days after the effective date.


     In view of the complexity of Section 262, 3F Therapeutics stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

     Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

     ATS Medical also has the right to decide not to proceed with the merger if more than 5% of the issued and outstanding shares of 3F Therapeutics capital stock, or any holder of more than 2% of the fully diluted outstanding shares of 3F Therapeutics capital stock, shall have exercised appraisal rights under
Section 262 of the Delaware General Corporation Law.

LEGAL PROCEEDINGS


     On January 23, 2006, following execution of the merger agreement with ATS Medical, 3F Therapeutics was informed of a summons and complaint dated January 19, 2006, which was filed in the United States District Court in the Southern District of New York by Arthur N. Abbey ("Abbey") against 3F Partners Limited Partnership II (a major stockholder of 3F Therapeutics, "3F Partners II"), Theodore C. Skokos (currently chairman of the board and a stockholder of 3F Therapeutics), 3F Management II, LLC (the general partner of 3F Partners II), and 3F Therapeutics (collectively, the "Defendants") (the "Abbey I Litigation").



     The summons and complaint alleges that the Defendants committed fraud under federal securities laws, common law fraud and negligent misrepresentation in connection with the purchase by Abbey of certain securities of 3F Partners II. In particular, Abbey claims that Defendants induced Abbey to invest $4 million in 3F Partners II, which, in turn, invested $6 million in certain preferred stock of 3F Therapeutics, by allegedly causing Abbey to believe, among other things, that such investment would be short term. Pursuant to the complaint, Abbey is seeking rescission of his purchase of his limited partnership interest in 3F Partners II and return of the amount paid therefor (together with pre-and post-judgment interest), compensatory damages for the alleged lost principal of his investment (together with interest thereon and additional general, consequential and incidental damages), general damages for all alleged injuries resulting from the alleged fraud in an amount to be determined at trial and such other legal and equitable relief as the court may deem just and proper. Abbey did not purchase any securities directly from 3F Therapeutics and is not a stockholder of 3F Therapeutics.


     On February 3, 2006, 3F Therapeutics was notified by ATS Medical that it considers the existence of the claim to be a material breach of one or more of 3F Therapeutics' representations and warranties in the merger agreement, and although ATS Medical was not notifying 3F Therapeutics of any intent to terminate the merger agreement, ATS Medical was reserving all its rights under the merger agreement. 3F Therapeutics responded to ATS Medical on February 7, 2006, stating that it does not believe that the Abbey claim constitutes a basis for termination of the merger agreement by ATS Medical. In addition, 3F Therapeutics indicated that it is committed to resolving this matter in a manner favorable to both parties. 3F Therapeutics also indicated that it believes that the Abbey claim is without merit and that 3F Therapeutics intends to vigorously defend itself against the Abbey claim.


     On March 10, 2006, 3F Therapeutics received a letter from its director and officer insurance carrier that such carrier will provide a defense and cover all defense costs as to 3F Therapeutics and Theodore C. Skokos in the Abbey I Litigation, subject to policy terms and full reservation of rights.



     On March 23, 2006, 3F Therapeutics filed a motion to dismiss the complaint. Under the Private Securities Litigation Reform Act, no discovery will be permitted until the judge rules upon the motion to dismiss. On May 15, 2006, 3F Therapeutics filed and served a reply memorandum of law in further support of its motion to dismiss Abbey's complaint with prejudice.


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


     On or about June 14, 2006, Abbey commenced a second civil action in the Court of Chancery in the State of Delaware by serving 3F Therapeutics with a complaint naming both 3F Therapeutics and Theodore C. Skokos as defendants (the "Abbey II Litigation"). The complaint alleges, among other things, fraud and breach of fiduciary duties in connection with the purchase by Abbey of his partnership interest in 3F Partners II. The Delaware action seeks: (1) a declaration that (a) for purposes of the proposed merger, Abbey is a record stockholder of 3F Therapeutics (even though he is not himself a record owner of any of the capital stock of 3F Therapeutics) and is thus entitled to withhold his consent to the merger and seek appraisal rights if the merger is consummated and (b) the irrevocable stockholder consent submitted by 3F Partners II to approve the merger be voided as unenforceable; and (2) damages based upon allegations that 3F Therapeutics aided and abetted Mr. Skokos in breaching Mr. Skokos's fiduciary duties of loyalty and faith to Abbey. 3F Therapeutics has indicated that these claims are without merit and that it intends to aggressively defend this action. On July 17, 2006, 3F Therapeutics filed a motion to dismiss the complaint in the Abbey II Litigation, or, alternatively, to stay the action pending adjudication of the Abbey I Litigation.



     3F Therapeutics received a letter dated June 20, 2006 from its director and officer insurance carrier advising 3F Therapeutics that the Abbey II Litigation appears to be a claim related to the Abbey I Litigation and that the carrier will provide a defense and cover all defense costs of 3F Therapeutics and Mr. Skokos in the Abbey II Litigation, subject to policy terms, limits and a full reservation of rights.



     Under the amended merger agreement, 3F Therapeutics and the 3F Therapeutics stockholder representative have agreed that the Abbey I Litigation and Abbey II Litigation are matters for which express indemnification is provided, the effect of which is that the escrow shares and milestone shares (if any) may be used by ATS Medical to satisfy in part ATS Medical's set-off rights and indemnification claims for damages and losses incurred by 3F Therapeutics or ATS Medical (and their directors, officers and affiliates) that are not otherwise covered by applicable insurance arising from the Abbey I Litigation and Abbey II Litigation. As security for the indemnification rights of ATS Medical to be covered in the event 3F Therapeutics or ATS Medical (or their officers, directors or affiliates) suffer any loss or damage arising out of the Abbey I Litigation or Abbey II Litigation, the amended merger agreement provides that ATS Medical is entitled to its indemnification rights thereunder (without being subject to the $200,000 basket amount), and in addition to the potential coverage under the 3F Therapeutics' directors and officers insurance policy (which has a $5,000,000 limit), ATS Medical may set-off for indemnification claim amounts against the 1,400,000 shares of ATS Medical common stock being escrowed upon the closing (as more fully described above under the caption "The Merger Agreement -- Certain Covenants and Agreements -- Escrow Agreement") as well as against the milestone shares, if any.



  POTENTIAL FOR CONFLICT OF INTEREST



     Theodore C. Skokos is expected to be 3F Therapeutics' nominee to the ATS Medical board of directors. If Mr. Skokos is elected to the ATS Medical board of directors, the continuation of the Abbey I Litigation and Abbey II Litigation following such election could give rise to a conflict of interest between Mr. Skokos, on the one hand, and ATS Medical and 3F Therapeutics, on the other hand. In the event that any such situation arises, Mr. Skokos would have to recuse himself from any decisions to be made or deliberations undertaken by the ATS Medical board of directors that relate to such matters.


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                              THE MERGER AGREEMENT


     The following is a summary of certain provisions of the amended merger agreement. This summary is qualified in its entirety by reference to the merger agreement and the amendment to the merger agreement, which are incorporated by reference in their entirety and attached to this document as Appendices A and B. You are urged to read each of the merger agreement and the amendment in their entirety for a more complete description of the merger.


GENERAL


     In the merger, 3F Therapeutics and a newly formed subsidiary of ATS Medical will merge, with 3F Therapeutics surviving the merger and becoming a wholly owned subsidiary of ATS Medical. Stockholders of 3F Therapeutics will receive the consideration described below. The effective date of the merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the merger specified in the amended merger agreement. 3F Therapeutics and ATS Medical may also mutually agree on a different effective date. ATS Medical and 3F Therapeutics expect that the effective date of the merger will occur shortly after the ATS Medical shareholder meeting.



     ATS Medical (and 3F Therapeutics) may terminate the amended merger agreement on or after August 31, 2006 if, among other reasons, any of the conditions to the merger (see "Conditions to Completion of the Merger" on page
95) have not been satisfied by 3F Therapeutics (or ATS Medical) or waived by ATS Medical (or 3F Therapeutics) prior to such date, unless the failure to satisfy the condition was primarily caused by a breach of the amended merger agreement by the party seeking termination.


CONVERSION RATIO; FRACTIONAL SHARES


     All preferred stock of 3F Therapeutics will be automatically converted into common stock as of immediately prior to the effective time of the merger. Stockholders of 3F Therapeutics as of immediately prior to the effective time of the merger will receive shares of ATS Medical common stock for each share of 3F Therapeutics common stock that they own at the completion of the merger and will also have the right to acquire certain additional shares in the future upon the achievement of certain post-closing milestones, in the manner and amounts described below. All options to acquire shares of 3F Therapeutics stock are exercisable in full, but shares acquired upon exercise thereof are subject to a right of repurchase in favor of 3F Therapeutics, which right lapses over four years. Effective with the closing of the merger, all such rights to repurchase will terminate pursuant to the terms of the options. The amended merger agreement requires that all options to acquire shares of the capital stock of 3F Therapeutics will be canceled unless exercised prior to the effective time of the merger.


  CLOSING DATE SHARES


     A total of up to 9,000,000 shares of ATS Medical common stock, subject to reduction in certain events, will be issued upon the completion of the merger. Of those shares, a total of 1,400,000 shares, or approximately 15.6% of the maximum number of shares of ATS Medical common stock that may be issued to stockholders of 3F Therapeutics upon the closing, will be placed into escrow to secure the indemnification obligations undertaken by stockholders of 3F Therapeutics pursuant to the terms of the amended merger agreement. These escrow shares are to be held by Wells Fargo Bank, N.A. in accordance with the terms of the amended merger agreement and an escrow agreement to be entered into at closing among ATS Medical, the escrow agent and the 3F Therapeutics stockholder representative.



     At least two days prior to the closing, 3F Therapeutics will prepare a good faith estimate, in accordance with an operating budget agreed to between ATS Medical and 3F Therapeutics, of the amount, if any, by which its projected net operating assets exceed its actual net operating assets as of the closing, setting forth the reasons for any such excess (any such excess, the "estimated reduction amount"). If the actual net operating assets of 3F Therapeutics as of the closing are less than the projected net operating assets set forth in 3F Therapeutics' operating budget, then the 9,000,000 shares of ATS Medical common stock, subject to certain adjustments, that will be issued to stockholders of 3F Therapeutics upon the closing (but excluding the escrow shares) will be reduced by the amount of such shortfall divided by the ATS Medical closing stock price (as determined under the amended merger agreement).


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


     Within 30 days after the closing, ATS Medical is required to deliver to the 3F Therapeutics stockholder representative a closing date balance sheet, which balance sheet may set forth, among other things, any proposed adjustment to the estimated reduction amount. If the "actual reduction amount," which is the amount, if any, by which the projected net operating assets exceed the actual net operating assets as finally determined by the parties, is greater than the estimated reduction amount, then any such excess shall be payable to ATS Medical through the escrow agent's delivery to ATS Medical of a number of escrow shares of ATS Medical common stock equal to such excess divided by the ATS Medical closing stock price (as determined under the amended merger agreement). If, on the other hand, the estimated reduction amount exceeds the actual reduction amount, then ATS Medical shall deposit that number of shares of ATS Medical common stock as is equal to the lesser of such excess or the estimated reduction amount, divided by the ATS Medical closing stock price (as determined under the amended merger agreement), with Wells Fargo Bank, N.A., the exchange agent, for distribution to 3F Therapeutics stockholders. In no event will 3F Therapeutics stockholders have the right to receive more than 9,000,000 shares (including the 1,400,000 escrow shares but excluding the milestone shares described below), upon the completion of the merger.



     ATS Medical's obligation to issue up to 9,000,000 shares of ATS Medical common stock to 3F Therapeutics stockholders upon consummation of the merger is further subject to possible reduction if 3F Therapeutics determines to deposit up to 25,000 shares directly into escrow as a reserve to cover the out-of-pocket fees, costs and expenses of the 3F Therapeutics stockholder representative (the "representative escrow account"). The determination as to how many of the 25,000 shares of ATS Medical common stock will be deposited by 3F Therapeutics into the representative escrow account at closing will be based upon 3F Therapeutics' estimate of the aggregate amount of (1) legal fees and other costs and expenses that may be incurred by the 3F Therapeutics stockholder representative to defend claims for indemnification made by ATS Medical under the amended merger agreement and (2) fees, costs and expenses that may be incurred by the 3F Therapeutics stockholder representative in the administration of the escrow agreement and the representative escrow account. Any shares of ATS Medical common stock that remain in the representative escrow account after payment in full of all such costs and expenses of the 3F Therapeutics stockholder representative will be distributed to the 3F Therapeutics stockholders in accordance with the same ratio used to distribute escrow shares.


  MILESTONE SHARES

     In addition to the 9,000,000 shares of ATS Medical common stock that may be issued upon the closing, which is subject to possible reductions described above, stockholders of 3F Therapeutics will be entitled to receive up to 10,000,000 shares (the "milestone shares") of ATS Medical common stock if 3F Therapeutics achieves certain product development milestones or certain extraordinary transaction milestone triggering events occur following the closing but prior to December 31, 2013.

     With respect to the product development milestones, if ATS Medical or 3F Therapeutics receives CE approval or PMA approval of 3F Therapeutics' Enable valve or the Entrata system or any product that is derived from either of those technologies, then, following the date of such CE approval and such PMA approval, 3F Therapeutics stockholders will receive up to 5,000,000 milestone shares, subject to reduction under certain circumstances. With respect to the extraordinary transaction milestones, stockholders of 3F Therapeutics will be entitled to receive up to the same 10,000,000 shares, subject to reduction under certain circumstances, if one or more of these products is transferred by ATS Medical to a third party, whether by sale, license or otherwise, and, concurrent with such transfer, ATS Medical discontinues its efforts to achieve the product development milestones relating to such transferred product.

     The exact number of milestone shares that will be issuable to stockholders of 3F Therapeutics upon the achievement of an extraordinary transaction milestone will depend, among other things, upon the net proceeds received by ATS Medical in connection with the extraordinary transaction. For example, if the net proceeds received by ATS Medical equals or exceeds $35,000,000, and assuming that no other adjustments apply, 3F Therapeutics stockholders will be entitled to receive up to 10,000,000 shares of ATS Medical common stock. If, however, the net proceeds received by ATS Medical are less $35,000,000, and assuming that no other adjustments apply, 3F Therapeutics stockholders will be entitled to receive a number of shares of ATS Medical common stock equal to product of either 10,000,000 shares or the total number of then-remaining milestone shares, whichever is the lesser, multiplied by a fraction, the numerator of which is the net proceeds of any such extraordinary transaction and the denominator of which is $35,000,000. Regardless of the number of milestones that are achieved by ATS Medical or 3F Therapeutics between the closing and December 31, 2013, however, stockholders of 3F Therapeutics will not receive more than 10,000,000 shares of ATS Medical common stock in connection therewith.

     Escrow shares and milestone shares are subject to certain ATS Medical set-off rights in the event it has indemnification claims, or to cover any failure of Edwards to pay its $2,000,000 payment obligation to 3F Therapeutics, or to cover any shortfall of the targeted net operating assets upon reconciliation of the operating budget agreed upon by the parties governing 3F Therapeutics operations between January 23, 2006 and the closing.

  FRACTIONAL SHARES


     3F Therapeutics stockholders will not receive any fractional shares of ATS Medical common stock. Instead, they will receive cash in an amount equal to the average trading price of ATS Medical common stock on the Nasdaq Global Market for the 60 trading days ending either on the day immediately prior to the completion of the merger or on the day that is 15 days following the achievement of a milestone, as applicable, in each case multiplied by the appropriate fraction.


CERTAIN REPRESENTATIONS AND WARRANTIES


     Each of 3F Therapeutics and ATS Medical made a number of representations and warranties in the merger agreement (as amended) regarding its authority to enter into the merger agreement and to complete the merger and the other transactions contemplated by the merger agreement (as amended), and with respect to certain aspects of its respective business, financial condition, structure and other facts pertinent to the merger.


     The representations and warranties made by 3F Therapeutics cover the following topics as they relate to 3F Therapeutics:

     - corporate existence, organization, standing, corporate power and authority and foreign qualification;


     - that the merger agreement (as amended) and the related transactions will not result in a violation of the 3F Therapeutics charter documents or certain contracts to which 3F Therapeutics is a party, or any law, rule or regulation;



     - authority to enter into the merger agreement (as amended) and the transactions contemplated thereby;


     - absence of any subsidiaries;

     - capitalization;


     - absence of any consents, approvals or authorizations from any governmental authority in connection with the transactions contemplated by the merger agreement, except those set forth in the merger agreement (as amended);


     - accuracy of information with respect to 3F Therapeutics supplied for inclusion in this proxy statement/prospectus;

     - the preparation of the audited financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

     - no undisclosed liabilities, other than those specifically identified;

     - absence of certain material adverse events, changes or effects since November 30, 2005;

     - quality of title to properties and assets;

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


     - absence of any manufacturing and marketing rights with respect to 3F Therapeutics' products, except as disclosed in the merger agreement (as amended);


     - compliance with FDA requirements, foreign regulatory requirements applicable to its products and other regulatory matters;

     - compliance with any applicable billing and reimbursement practices and absence of any proceeding or investigation under any government program;

     - compliance with applicable laws;

     - existence and availability of its current compliance program;

     - required licenses and permits;

     - quality of inventory;

     - accounts receivables and payables;

     - absence of any pending or outstanding grants, incentives or subsidies from any governmental authority;


     - absence of pending or threatened suits, actions or other proceedings not already disclosed in the merger agreement (as amended);


     - consents and regulatory approvals necessary to complete the merger;

     - intellectual property, including ownership and use of such intellectual property and the absence of infringement;

     - validity of certain material contracts and agreements;

     - retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

     - labor and employment matters;

     - absence of material environmental violations, actions or liabilities;

     - insurance policies;

     - compliance with certain tax matters;

     - bank accounts;

     - orders, commitments and returns;

     - absence of product liability claims;

     - compliance of products sold with all contractual requirements and warranties;

     - relationships with customers and suppliers;

     - absence of indemnification obligations;

     - absence of improper gifts and similar business practices;

     - absence of brokers;

     - completeness and accuracy of minute books;

     - sufficiency of votes if cast by certain principal stockholders;

     - delivery of executed affiliate letters; and

     - opinion of its financial advisor.

     The representations and warranties made by ATS Medical and its merger subsidiary cover the following topics as they relate to ATS Medical and its merger subsidiary:

     - corporate existence, organization, standing, corporate power, authority and capitalization;


     - that the merger agreement (as amended) and the related transactions will not result in a violation of the ATS Medical charter documents or certain contracts to which ATS Medical is a party, or any law, rule or regulation;


     - capitalization;


     - authority to enter into the merger agreement (as amended) and the transactions contemplated thereby;


     - valid issuance of common stock in connection with the merger;


     - absence of any consents, approvals or authorizations from any governmental authority in connection with the transactions contemplated by the merger agreement (as amended), except those set forth in the merger agreement (as amended);


     - filing of all reports and financial statements required to be filed with the SEC;

     - accuracy of information with respect to ATS Medical and the merger subsidiary supplied for inclusion in this proxy statement/prospectus;

     - compliance with FDA requirements and other regulatory matters;

     - compliance with Medicare and Medicaid billing and reimbursement practices and absence of any proceeding or investigation under any government program;

     - compliance with applicable laws;

     - existence and availability of its current compliance program;


     - absence of any contracts filed with the SEC requiring consent in order to consummate the transactions contemplated by the merger agreement (as amended);


     - validity of contracts and agreements on file with the SEC;

     - retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

     - compliance with certain tax matters;

     - absence of any untrue statement of a material fact; and

     - absence of brokers.


     The merger agreement (as amended) also contains certain representations and warranties of ATS Medical regarding the formation and operations of its wholly owned subsidiary formed for purposes of the merger.


     Some of the foregoing representations and warranties of 3F Therapeutics and ATS Medical are qualified as to materiality and with respect to matters or items which are specifically disclosed to the other party. The representations and warranties of each party will not be deemed waived or otherwise affected by any investigation made by the other party.

  SURVIVAL OF REPRESENTATIONS AND WARRANTIES


     The representations and warranties of both ATS Medical and 3F Therapeutics survive for a period of 18 months after the closing date, except that the representations and warranties of 3F Therapeutics relating to employee benefit plans, environmental compliance and tax matters shall survive the closing for a period of three months after all applicable statutes of limitations periods have expired and the


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

representations and warranties relating to intellectual property matters shall survive until the earlier of (1) the date on which all milestone shares have been issued or set-off or (2) December 31, 2013.

  INDEMNIFICATION LIMITS


     All of the 3F Therapeutics stockholders are subject to liability for indemnification for breach of 3F Therapeutics' representations and warranties and certain covenants. However, their exposure is limited to such stockholders' interest in the escrow shares and the milestone shares, while the aggregate liability of ATS Medical and its merger subsidiary is limited to the aggregate amount of the merger consideration paid by ATS Medical to 3F Therapeutics stockholders. Except as described in the following sentence, neither the 3F Therapeutics stockholders nor ATS Medical will be entitled to indemnification unless the amount of damages exceeds $200,000 and then only to the amount of any damages in excess of $200,000; provided that the $200,000 basket amount shall not apply to damages relating to the capitalization of either company, taxes of 3F Therapeutics, 3F Therapeutics' failure to terminate its stock options prior to closing or the Abbey I Litigation or Abbey II Litigation. For claims relating to breaches of 3F Therapeutics' intellectual property representations and warranties, ATS Medical shall not be entitled to indemnification unless the damages exceed $400,000, in which case ATS Medical shall be entitled to indemnification of 75% of all claims in excess of $400,000, with the remaining 25% being borne by ATS Medical.



     The merger agreement amendment also provided for express indemnification by 3F Therapeutics stockholders of all damages incurred by ATS Medical arising out of the Abbey I Litigation and the Abbey II Litigation and increased the number of shares of ATS Medical to be placed in escrow from 900,000 to 1,400,000. In the merger agreement amendment, ATS Medical reserved its rights of any nature with respect to the Abbey I Litigation and the Abbey II Litigation.



     Other than for fraud, the indemnification provisions in the amended merger agreement are the sole and exclusive remedy for breach of any representation, warranty or covenant contained in the amended merger agreement.



     ATS Medical also has the right to set-off against any escrow shares or milestone shares otherwise issuable to 3F Therapeutics stockholders any amount to which ATS Medical is entitled pursuant to indemnification claims under the amended merger agreement, for any portion of the Edwards Holdback Amount that is not received on or prior to January 15, 2007, and for any amount that is due to ATS Medical as a result of the net operating assets adjustment (as described under "Conversion Ratio; Fractional Shares -- Closing Date Shares" above).


CERTAIN COVENANTS AND AGREEMENTS


     The amended merger agreement contains several covenants and agreements of ATS Medical and 3F Therapeutics. The discussion below summarizes certain of the key covenants and conditions.


  CONDUCT OF BUSINESS PENDING MERGER


     Pursuant to the amended merger agreement, 3F Therapeutics has agreed to maintain its assets and properties and carry on its business and operations in accordance with a mutually agreed-to operating budget. 3F Therapeutics is to use its commercially reasonable efforts to preserve intact its business organizations, relationships, goodwill and going concern value. 3F Therapeutics has also agreed not to, except as permitted by ATS Medical or as otherwise expressly contemplated by the amended merger agreement:


     - amend its charter or bylaws;

     - create, incur or assume any indebtedness for borrowed money or issue any debt securities, except for trade payables incurred in the ordinary course of business and consistent with past practice;

     - pay, discharge or satisfy any claims, liability or obligations in any amount;

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

     - permit or allow any of its properties or assets that are material to the operation of the business to be subjected to any lien, except permitted liens;

     - write down the value of any inventory or write off as uncollectible any notes or accounts receivable or any trade accounts or trade notes;

     - cancel or amend any material debts, waive any material claims or rights or dispose of any material properties or assets;

     - license, sell, transfer, dispose of or permit to lapse any material intellectual property rights;

     - sell, assign, lease, license, transfer or otherwise dispose of or mortgage, pledge or encumber (other than with permitted liens) any assets;

     - terminate, enter into, adopt or otherwise become subject to any collective bargaining agreement or employment or similar agreement;

     - contribute or set aside any amounts for any employee benefit plans, except as required by the terms of such employee benefit plan;

     - grant or become obligated to grant any bonus or general increase in the compensation or any directors, officers or employees;

     - make any commitments for capital expenditures for additions to property, plant or equipment;

     - change its authorized, issued or outstanding capital stock, except for the conversion or exercise of outstanding convertible securities, options and warrants;

     - split, combine or reclassify any shares of its capital stock;

     - declare any dividend on its capital stock;

     - become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction;

     - pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or stockholder;

     - terminate, enter into or amend any scheduled contract under the merger agreement or take any action which would cause a breach, violation or default of any scheduled contract;

     - resolve any dispute or examination related to taxes, make any election with respect to taxes or apply for any change in tax accounting method; or

     - agree to take any of the actions described above.

  PREPARATION OF REGISTRATION STATEMENT

     ATS Medical and 3F Therapeutics have agreed to cooperate with respect to the preparation of this proxy statement/prospectus.

  PREPARATION OF TAX RETURNS

     3F Therapeutics is required to timely file at its own expense all tax returns required to be filed on or before the closing date. Such tax returns are to be prepared in a manner consistent with past practice.

  COVENANTS OF 3F THERAPEUTICS

     3F Therapeutics has covenanted that it will, among other things:

     - provide full access to ATS Medical and its authorized representatives to its facilities, properties, books and records;

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     - solicit written consent resolutions or duly call a special meeting of its stockholders for the purpose of approving the amended merger agreement;


     - supplement or amend the disclosure schedule not less than five business days prior to the closing;

     - terminate any tax allocation or sharing agreements or arrangements by and between itself and any other person, and no payments which are owed by or to 3F Therapeutics shall be made;

     - not change its current elections with respect to taxes without the prior written consent of ATS Medical;

     - repay any outstanding related party indebtedness;


     - take all reasonable actions necessary to ensure that no "fair price," "control share acquisition," "moratorium" or other anti-takeover statute is or becomes applicable to the merger or any of the transactions contemplated by the amended merger agreement.


  COVENANTS OF ATS MEDICAL

     ATS Medical has covenanted that it will, among other things:


     - call a shareholder meeting of ATS Medical shareholders for the purpose of approving the issuance of shares pursuant to the amended merger agreement and to increase the number of authorized shares of ATS Medical common stock;


     - file or cause to be filed all tax returns of 3F Therapeutics required to be filed after the closing date;

     - prepare and submit to Nasdaq a listing application for the shares of ATS Medical common stock to be issued in connection with the merger;

     - use, and cause the surviving corporation and its affiliates to use, commercially reasonable efforts to complete the Milestones; and

     - upon a change of control of ATS Medical, require the third party acquirer to assume all of ATS Medical's duties and obligations under the merger agreement, including those relating to the Milestones.

  JOINT OBLIGATIONS OF ATS MEDICAL AND 3F THERAPEUTICS

     ATS Medical and 3F Therapeutics have jointly agreed, among other things, to:


     - maintain the confidentiality of the information furnished or made available in connection with the transactions contemplated by the amended merger agreement;



     - use commercially reasonable best efforts to obtain all required regulatory approvals and required third party consents necessary to consummate the transactions contemplated by the amended merger agreement;


     - cooperate with respect to developing plans for the management of the combined business after the closing date;

     - cooperate with each other with respect to the preparation and filing of a registration statement on Form S-4 with the SEC, which registration statement shall include this proxy statement/prospectus;


     - promptly notify the other party of the occurrence of any event which is reasonably likely to result in a failure to satisfy the conditions to closing set forth in the amended merger agreement;


     - assist and cooperate in connection with the preparation of any tax return, audit or other examination by any governmental authority;


     - take all actions necessary to complete the transactions contemplated by the amended merger agreement;


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     - transition distribution agreements for 3F Therapeutics Model 1000 valve to ATS Medical;


     - cooperate and consult with one another in connection with any stockholder litigation against any of them or their respective directors or officers with respect to the transactions contemplated by the amended merger agreement;


     - not make any public announcements with respect to the transactions contemplated by the merger agreement without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed, except as required by applicable law;


     - provide notice to the other party of any material breach of any representation or warranty of such party contained in the amended merger agreement; and



     - hold monthly meetings to review of 3F Therapeutics' monthly results, compare 3F Therapeutics' actual net operating assets to projected net operating assets, and evaluate 3F Therapeutics commercialization efforts and certain other items specified in the amended merger agreement.


  COMPOSITION OF THE BOARD OF DIRECTORS OF ATS MEDICAL FOLLOWING THE MERGER


     Upon completion of the merger, Michael D. Dale, the current president and chief executive officer of ATS Medical, will serve as the president and chief executive officer of the combined company. The board of directors of the post-merger combined company will consist of Michael D. Dale, Robert E. Munzenrider Steven M. Anderson and Eric W. Sivertson, current directors of ATS Medical, if such individuals are elected at the ATS Medical 2006 annual shareholders meeting. Two of ATS Medical's current directors, John D. Buck and David Koentopf, have decided not to stand for re-election at the ATS Medical 2006 annual shareholders meeting. Mr. Koentopf voted against the merger agreement, indicating that he disagreed with the strategic direction of ATS Medical, and subsequently resigned from the ATS Medical board of directors. On May 2, 2006, ATS Medical elected a new director, Steven M. Anderson, to replace Mr. Koentopf on the ATS Medical board of directors. ATS Medical is currently looking for additional members to serve on its board of directors and expects to appoint additional directors after the 2006 annual shareholders meeting. In addition, upon consummation of the merger, Boyd D. Cox, as the 3F Therapeutics stockholder representative, has the right to appoint one additional director to the ATS Medical board of directors.



     ATS Medical agrees to appoint the 3F Therapeutics board nominee to ATS Medical's board of directors promptly upon the consummation of the merger, to use at least the same level of effort to cause this board nominee to be re-elected to the ATS Medical board of directors as it uses in connection with the election of its other board members, and to increase the size of the ATS Medical's board of directors by one member immediately prior to the closing. Theodore C. Skokos, chairman of the board and a stockholder of 3F Therapeutics, is expected to be 3F Therapeutics' nominee to the ATS Medical board of directors. If the 3F Therapeutics board nominee originally appointed is removed or his service terminated by reason of death or disability, the 3F Therapeutics stockholder representative has a one-time right to designate a successor board nominee reasonably acceptable to ATS Medical and ATS Medical's nominating committee. In the period from the board nominee's appointments until the next ATS Medical annual shareholders meeting, the 3F Therapeutics board nominee may be removed only for cause or as otherwise required by applicable law. ATS Medical has agreed to continue to nominate such board nominee at subsequent annual meetings through December 31, 2013 (or, if earlier, the calendar year in which all of the milestone shares have been fully issued or set-off in accordance with the merger agreement), provided that certain conditions are satisfied.



     If Theodore C. Skokos is nominated and elected to the ATS Medical board of directors, the continuation of the Abbey I Litigation and Abbey II Litigation (as more fully described above under the caption "Proposal 1: The
Merger -- Legal Proceedings") following such election could give rise to a conflict of interest between Mr. Skokos, on the one hand, and ATS Medical and 3F Therapeutics, on the other hand. In the event that any such situation arises, Mr. Skokos would have to recuse himself from any


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decisions to be made or deliberations undertaken by the ATS Medical board of directors that relate to such matters.

  INCENTIVE PROGRAM FOR CONTINUING EMPLOYEES

     ATS Medical shall, in consultation with 3F Therapeutics' chief executive officer, identify individual employees of 3F Therapeutics to whom offers of continuing employment shall be made. At or prior to the closing, ATS Medical, in its sole and absolute discretion, shall determine which of the continuing employees will be eligible to participate in a retention incentive program funded by ATS Medical, any employment and non-competition agreements to be entered into with the selected continuing employees, the amount and type of consideration to be paid pursuant to the incentive program and the timing of payment of such consideration.

  RECOVERY OF EDWARDS HOLDBACK AMOUNT


     Pursuant to the terms of that certain master agreement, dated June 2, 2005, between Edwards and 3F Therapeutics, Edwards held back from 3F Therapeutics a total of $2,000,000 (the "Edwards Holdback Amount") from the purchase price paid by Edwards to 3F Therapeutics at the time the parties entered into a supply and training agreement. Under the amended merger agreement, if any portion of the Edwards Holdback Amount is not received on or prior to January 15, 2007, ATS Medical may permanently set-off against (and permanently reduce) any shares of ATS Medical common stock otherwise distributable to the 3F Therapeutics stockholders as escrow shares or milestone shares. The number of shares that may be set off shall be determined by dividing the unpaid portion of the Edwards Holdback Amount by the average closing sale price of ATS Medical common stock on the Nasdaq Stock Market for each of the 60 trading days ending on (and including) January 15, 2007. If ATS Medical exercises its right of set-off, upon the request of the 3F Therapeutics stockholder representative (and only if there is a good faith claim supported by valid facts and legal authority to do so), ATS Medical shall use commercially reasonable efforts to pursue a good faith claim to recover the unpaid portion of the Edwards Holdback Amount, provided that ATS Medical shall be under no such obligation if the non-payment was due to 3F Therapeutics' breach of the Edwards master agreement prior to closing. ATS Medical and 3F Therapeutics shall each bear one-half of any expenses reasonably incurred by ATS Medical in connection with the recovery of the first $2,000,000 of the Edwards Holdback Amount. With respect to any amounts recovered in excess of $2,000,000, any expenses not already recovered by ATS Medical shall be paid to ATS Medical and all amounts in excess thereof shall be paid to the 3F Therapeutics stockholder representative. Although the merger agreement does not so expressly provide, it is anticipated that any such excess paid to the 3F Therapeutics stockholder representative would be distributed to the former 3F Therapeutics stockholders promptly following receipt thereof by the 3F Therapeutics stockholder representative, such excess to be paid pro rata to the former 3F Therapeutics stockholders based on their stockholdings as of the effective time of the merger.


  ESCROW AGREEMENT


     ATS Medical, Boyd D. Cox, as the 3F Therapeutics stockholder representative under the amended merger agreement, and Wells Fargo Bank, N.A. shall have entered into an escrow agreement in a form reasonably acceptable to the parties. Under the terms of the escrow agreement, upon the closing of the merger, ATS Medical will deposit 1,400,000 shares into escrow (the "escrow shares"). The escrow shares shall be deposited with Wells Fargo Bank, N.A., as the escrow agent, to secure the indemnification obligations of the 3F Therapeutics stockholders, satisfy the payment obligation of 3F Therapeutics with respect to the net operating assets adjustment and provide a means for ATS Medical to satisfy its set-off rights with respect to the Edwards Holdback Amount. The escrow shares shall be deemed deducted on a pro rata basis from the initial merger consideration to be distributed to the 3F Therapeutics stockholders. The 3F Therapeutics stockholders will have no right to vote the escrow shares during the term of the escrow agreement. The escrow shares shall be held in a trust fund and shall not be subject to any lien, attachment or other judicial process of any creditor.


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


     The escrow shares will not be released to 3F Therapeutics stockholders until at least 18 months after the closing date. In the event ATS Medical shall have asserted a claim for indemnification under the amended merger agreement, ATS Medical and the 3F Therapeutics stockholder representative shall endeavor to determine a reasonable, good faith estimate of the maximum amount of such claim, which claim shall be set off in accordance with the amended merger agreement. Upon final resolution of any such indemnification claim, a number of escrow shares equal to the aggregate claim being paid divided by the average ATS Medical closing stock price (as determined pursuant to the merger agreement) shall be returned to ATS Medical and shall become authorized and unissued shares of ATS Medical capital stock. At the end of the 18-month escrow period, assuming there are no pending indemnification claims, any escrow shares remaining with the escrow agent under the escrow agreement shall be distributed to 3F Therapeutics stockholders on a pro rata basis.



     In addition, the amended merger agreement provides that a certain number of milestone shares may be deposited into escrow in the future if, at the time a milestone event is achieved, there are pending and unresolved bona fide indemnification claims or set-off rights asserted by ATS Medical in accordance with the amended merger agreement. In such event, ATS Medical and the 3F Therapeutics stockholder representative shall endeavor in good faith to determine a reasonable estimate of the maximum amount of the claim and will divide that number by the average closing sale price of ATS Medical common stock as reported on the Nasdaq Global Market System over 60 trading days ending on and including the date that is 15 days following the applicable milestone achievement date. Upon resolution of the indemnification claim, the number of shares of ATS Medical common stock that would be returned to ATS Medical out of escrow in satisfaction of the indemnification claim will be equal to the quotient of the aggregate amount of the indemnification claim being paid divided by the average closing sale price of ATS Medical common stock as reported on the Nasdaq Global Market System over 60 trading days ending on and including the third business day preceding the date of a final decision or a written notice of consent or agreement as to the resolution of a claim. Any shares of ATS Medical common stock remaining in escrow after a final resolution or agreement is reached between ATS Medical and the 3F Therapeutics stockholder representative with respect to ATS Medical's set-off rights and bona fide indemnification claims will be issued to the former 3F Therapeutics stockholders pro rata in accordance with their ownership interest in 3F Therapeutics as of the effective time of the merger, adjusted to take into account the termination or expiration of any options to acquire 3F Therapeutics capital stock between the consummation of the merger and the date of such issuance.



     The amended merger agreement provides that the escrow shares or milestone shares (if any) may be used by ATS Medical to satisfy ATS Medical's set-off rights and indemnification claims for damages and losses incurred by 3F Therapeutics or ATS Medical (and their directors, officers and affiliates) that are not otherwise covered by applicable insurance arising from the Abbey I Litigation and Abbey II Litigation initiated against 3F Therapeutics and Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics. Accordingly, 3F Therapeutics stockholders may not receive all of the escrow shares at the time the escrow shares are to be released, or at all, and they may not receive all of the milestone shares at the time, if any, that milestone shares are to be issued.


  EXCHANGE AGENT AGREEMENT

     Upon the closing of the merger, ATS Medical, 3F Therapeutics and Wells Fargo Bank, N.A., as the exchange agent (the "exchange agent"), shall enter into an exchange agent agreement. Under the terms of the exchange agent agreement, ATS Medical shall deposit with the exchange agent, at the effective time of the merger, the number of shares of ATS Medical common stock to be distributed to 3F Therapeutics stockholders as of the closing, along with cash for payment of fractional shares. ATS Medical also shall cause the escrow agent to make available, immediately prior to the expiration of the 18-month escrow period, the remaining escrow shares (after any set-off for indemnification claims under the merger agreement and the satisfaction of any payment obligation of 3F Therapeutics with respect to the net operating asset adjustment or the Edwards Holdback Amount), and within two business days of the achievement of each post-closing milestone specified in the merger agreement, the applicable milestone

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

shares. As promptly as reasonably practicable after the effective time of the merger, ATS Medical shall instruct the exchange agent to mail letters of transmittal and instructions for use in effecting the surrender of 3F Therapeutics capital stock in exchange for the applicable number of shares of ATS Medical common stock (and cash in lieu of fractional shares) into which such shares of 3F Therapeutics capital stock shall be converted.

     Upon surrender of a 3F Therapeutics stock certificate for cancellation, together with the accompanying letter of transmittal duly completed and executed in accordance with the instructions appearing thereon, the holder of such certificate of 3F Therapeutics capital stock will be entitled to receive the applicable number of shares of ATS Medical common stock into which such shares of 3F Therapeutics capital stock were converted in the merger, plus cash in lieu of fractional shares. Such shares of ATS Medical common stock shall be distributed to 3F Therapeutics stockholders within five days following the closing date (upon receipt of the stock certificates of 3F Therapeutics and the duly completed and executed letters of transmittal), expiration of the escrow period or milestone achievement date, as applicable.


     Any portion of the amounts in the exchange fund that remain undistributed to the holders of 3F Therapeutics capital stock six months after the closing date, expiration of the escrow period or milestone achievement date, as applicable, will be delivered to ATS Medical, upon demand. Any holders of 3F Therapeutics capital stock who have not yet complied with the exchange procedures may thereafter look only to ATS Medical for payment of their pro rata share of the merger consideration, without interest. As set forth in the amended merger agreement, any portion of the shares of ATS Medical common stock remaining unclaimed in the exchange fund two years after the closing date, expiration of the escrow period or milestone achievement date, as applicable, will, to the extent permitted by applicable law, become the property of ATS Medical, free and clear of any claims or interest of any person previously entitled thereto.



     ATS Medical will pay the reasonable and customary fees of the exchange agent and will reimburse the exchange agent for all reasonable out-of-pocket expenses. ATS Medical will indemnify the exchange agent for losses arising out of the performance of the exchange agent's duties or the exchange agent's reliance upon information relating to the capital stock of 3F Therapeutics furnished by 3F Therapeutics against actions taken by the exchange agent pursuant to the amended merger agreement and the exchange agreement, other than acts or omissions which constitute bad faith, willful misconduct or gross negligence on the part of the exchange agent.


  NO SOLICITATION


     The amended merger agreement provides that 3F Therapeutics will negotiate exclusively with ATS Medical and its representatives and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any other person or entity regarding the acquisition of 3F Therapeutics or other disposition of assets or technology other than in the ordinary course of business and will not furnish to any person any information with respect to any transaction prohibited by the non-solicitation covenant in the amended merger agreement. 3F Therapeutics agrees to promptly inform ATS Medical of any such inquiry from any third party, including the material terms thereof and the identity of the person making such inquiry, and to keep ATS Medical informed of the status and terms of any such proposals or offers.


  3F THERAPEUTICS STOCKHOLDER APPROVAL


     Under the terms of the amended merger agreement, 3F Therapeutics was required to obtain written consents of certain of its principal stockholders and directors who are also stockholders of 3F Therapeutics on the date the merger agreement was signed and by the day after the amendment to the merger agreement was signed. The failure by 3F Therapeutics to timely deliver these written consents could have resulted in the immediate termination of the merger agreement without further action on any party to the merger agreement. The written consents were obtained from these principal stockholders and such


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


directors, and these consents are sufficient under Delaware law and 3F Therapeutics' charter documents for 3F Therapeutics' stockholders and board to approve the merger and the transactions contemplated by the amended merger agreement.


  3F THERAPEUTICS SECTION 401(K) PLAN


     Under the amended merger agreement, ATS Medical reserves the right to request in writing that 3F Therapeutics cease contributions to or terminate one or more of the 3F Therapeutics pension plans, welfare plans and compensation plans, with such termination to be effective immediately prior to the effective time of the merger. 3F Therapeutics will cease contributions to and terminate each 3F Therapeutics Section 401(k) Plan and fully vest all participants under the Section 401(k) Plan no later than one business day prior to the closing date of the merger.


  3F THERAPEUTICS OPTIONS AND WARRANTS


     3F Therapeutics has agreed to cause all holders of 3F Therapeutics stock options to, not later than 10 days prior to the effective time of the merger, agree in writing that any 3F Therapeutics stock options outstanding as of the effective time of the merger shall terminate and be canceled. 3F Therapeutics also shall take any action necessary to terminate its stock option plan as of the effective time of the merger. Cancellation or exercise of all outstanding 3F Therapeutics options and warrants prior to the effective time of the merger is a condition to closing the merger.



     If ATS Medical decides to waive 3F Therapeutics' non-compliance, if any, with the closing condition requiring all holders of 3F Therapeutics options to either terminate or exercise their options in accordance with the amended merger agreement, such holders would have the right to exercise their options for the right to receive merger consideration consisting of shares of ATS Medical common stock, but ATS Medical would have the right to reserve for future issuance shares of ATS Medical common stock that would otherwise have been payable to holders of 3F Therapeutics options if such holders had exercised their options in full in accordance with the requirements of the amended merger agreement.



     In addition, no payment of milestone shares shall be made to holders of outstanding 3F Therapeutics options until the options have been exercised in accordance with their terms. Prior to exercise, all milestone shares that otherwise would have been issuable to such option holders shall be reserved for issuance and available for distribution when and if the outstanding options are exercised and the milestones are achieved. If, following the achievement of the final milestone, not all of the milestone shares have been paid due to the non-exercise of any 3F Therapeutics options, then following the expiration, termination or exercise of the last outstanding option, all milestone shares remaining as of that time will be deposited with the exchange agent for distribution to all former 3F Therapeutics stockholders in accordance with the terms of the exchange agreement.



     In the case of outstanding 3F Therapeutics warrants, holders of 3F Therapeutics warrants need to decide whether to exercise not later than 10 days before closing. All but two of the outstanding 3F Therapeutics warrants will expire by their terms if not exercised by the effective date of the merger. The other two warrants will automatically be exercised pursuant to the cashless exercise provisions of those warrants effective upon the consummation of the merger; provided that, depending upon valuation, such exercise may result in the issuance of no shares.


  AMENDMENT OF CLEVELAND CLINIC LICENSE AGREEMENT

     3F Therapeutics has agreed to use commercially reasonable efforts to negotiate an amendment to the License Agreement between 3F Therapeutics and The Cleveland Clinic Foundation. The form of any such amendment shall be reasonably acceptable to ATS Medical.

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CONDITIONS TO COMPLETION OF THE MERGER

     ATS Medical and 3F Therapeutics are not obligated to complete the merger unless certain conditions have been satisfied or waived, if waiver is permitted. The discussion below summarizes some of the key conditions to completion of the merger.

  REPRESENTATIONS, WARRANTIES AND COVENANTS


     Each of the representations and warranties of the parties contained in the amended merger agreement must be true and correct in all respects, as of the date of closing of the merger, except as would not have a material adverse effect on such party. As of the date made, all representations and warranties qualified by "materiality" or "material adverse effect" were to be true and correct in all respects and all representations and warranties not so qualified were to be true and correct in all material respects, in each case as of the date such representation or warranty was made.



     Each party must perform in all material respects all of the agreements and covenants required by the amended merger agreement to be performed on or prior to the closing date of the merger.


  ATS MEDICAL SHAREHOLDER APPROVAL


     ATS Medical shareholders must approve the issuance of shares of ATS Medical common stock to be issued pursuant to the amended merger agreement.


  3F THERAPEUTICS STOCKHOLDER APPROVAL


     3F Therapeutics is required to provide, and has provided, evidence of the written consents obtained from 3F Therapeutics stockholders holding a sufficient number of shares of the capital stock of 3F Therapeutics to approve the merger agreement and the amendment to the merger agreement.


  AMENDMENT TO ATS MEDICAL RESTATED ARTICLES OF INCORPORATION

     ATS Medical shareholders must approve an amendment to the ATS Medical restated articles of incorporation to increase the number of authorized shares of capital stock from 40,000,000 to 100,000,000.

  RESIGNATIONS AND RELEASE OF CLAIMS

     3F Therapeutics must deliver to ATS Medical the resignations of, and a release by, each of its officers and directors, effective as of the closing date of the merger.

  CONSENT AND WAIVER


     3F Therapeutics preferred stockholders shall have consented to the execution by 3F Therapeutics of the merger agreement and the amendment to the merger agreement and the automatic conversion of their preferred stock into common stock as of the effective time of the merger. 3F Therapeutics has already obtained consents from stockholders holding the requisite vote for such actions.


  NO LITIGATION


     No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or entity shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by the amended merger agreement or that is reasonably expected either individually or in the aggregate to have a material adverse effect on 3F Therapeutics or ATS Medical.


  ESCROW AGREEMENT

     ATS Medical, Boyd D. Cox, as the 3F Therapeutics stockholder representative, and Wells Fargo Bank, N.A. shall have entered into the Escrow Agreement in a form reasonably acceptable to the parties and the appropriate funding obligations with respect thereto must be satisfied.
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

  CERTIFICATE OF MERGER FILING

     The certificate of merger shall have been filed with the Delaware Secretary of State.

  NO MATERIAL ADVERSE EFFECT

     Neither ATS Medical nor 3F Therapeutics shall have discovered any fact, event or circumstance that had not been disclosed to it that has had, or reasonably would be expected to have, a material adverse effect on the other entity, taken as a whole.

  SHARE TRANSFER RESTRICTION AGREEMENTS


     Each director who holds shares of the common stock of 3F Therapeutics and each 3F Therapeutics stockholder who may hold, as a result of the merger, more than 100,000 shares of ATS Medical common stock following payment of the initial merger consideration and any milestone shares shall have executed a share transfer restriction agreement effective as of the closing date. As of the date hereof, all such directors of 3F Therapeutics as well as certain principal stockholders of 3F Therapeutics have executed a share transfer restriction agreement.


  EXCHANGE AGENT AGREEMENT

     ATS Medical, 3F Therapeutics and Wells Fargo Bank, N.A., as the exchange agent, shall have entered into an exchange agent agreement in a form reasonably acceptable to the parties thereto.

  LEGISLATION


     No applicable law shall have been enacted that prohibits, restricts or delays the transactions contemplated by the amended merger agreement.


  NASDAQ LISTING

     All of the shares of ATS Medical common stock issuable as merger consideration shall have been listed with the Nasdaq Stock Market.

  CANCELLATION OF OPTIONS

     3F Therapeutics shall have delivered written evidence to ATS Medical that all 3F Therapeutics options and warrants have been canceled or exercised prior to the effective time of the merger.

  ESTIMATED REDUCTION AMOUNT CERTIFICATE

     3F Therapeutics shall have delivered, and 3F Therapeutics' chief executive officer and chief financial officer shall have executed, its good faith estimate of the amount, if any, by which 3F Therapeutics' projected net operating assets exceed 3F Therapeutics' actual net operating assets, setting forth the specific reasons for such excess, and calculating the reduction in the number of shares, if any, of ATS Medical common stock to be delivered to 3F Therapeutics stockholders on the closing date.

  DISSENTING SHAREHOLDERS

     Not more than 5% of the issued and outstanding shares of 3F Therapeutics capital stock shall be dissenting shares, and no person who holds more than 2% of 3F Therapeutics' fully diluted outstanding shares of 3F Therapeutics capital stock shall have exercised its dissenters' rights under the provisions of the Delaware General Corporation Law.

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  TAX WITHHOLDING FORMS

     ATS Medical shall have received appropriate tax withholding forms from each 3F Therapeutics stockholder establishing an exemption from any backup or income tax withholding with respect to the merger consideration.

  AFFILIATE LETTERS

     3F Therapeutics shall have delivered to ATS Medical, prior to the effective time of the merger, an agreement from each of the "affiliates" of 3F Therapeutics for purposes of Rule 145 under the Securities Act.

  LEGAL OPINION

     3F Therapeutics shall have received an opinion of counsel to ATS Medical covering such matters and in such form as is reasonably acceptable to 3F Therapeutics. ATS Medical shall have received an opinion of counsel to 3F Therapeutics covering such matters and in such form as is reasonably acceptable to ATS Medical.

  CLOSING CERTIFICATES

     Each party is obligated to furnish to the other party an officer's certificate evidencing its compliance with the conditions described herein upon request.

     At any time prior to the effective time of the merger, each of ATS Medical and 3F Therapeutics may waive the compliance with any conditions that may legally be waived. However, neither party may waive conditions that are required by law to complete the merger, including the requirement for stockholder approval.

TERMINATION


     ATS Medical and 3F Therapeutics may mutually agree at any time to terminate the amended merger agreement without completing the merger. Either party may also terminate the amended merger agreement if, among other reasons:



     - on or after August 31, 2006, any of the conditions to the merger have not been satisfied by the other party, or have not been waived by the party seeking to terminate the amended merger agreement, prior to such date, unless the failure to satisfy the condition was primarily caused by a breach of the amended merger agreement by the party seeking to terminate the amended merger agreement;


     - the other party has materially breached a representation, warranty, covenant or agreement which remains uncured for 30 days after written notice thereof to the other party;


     - the board of directors of either party withdraws, modifies or changes its recommendation regarding the merger or the approval of the amended merger agreement in a manner adverse to the other party;



     - any government or court issues an order or takes another action permanently enjoining, restraining or prohibiting the transactions contemplated by the amended merger agreement and such order, ruling or other action has become final and non-appealable; or


     - the average of the closing sale price of ATS Medical common stock on the Nasdaq National Market System in any period of 60 consecutive trading days between January 23, 2006 and the closing date is equal to or less than $1.50 per share.

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AMENDMENT; WAIVER

     Subject to applicable legal restrictions, at any time prior to the effective time of the merger, the parties may:

     - amend the merger agreement;


     - extend the time for the performance of any of the obligations or other acts of the other party required in the amended merger agreement; and



     - waive inaccuracies in the representations and warranties or compliance with any of the terms and conditions contained in the merger amended agreement.



     After the shareholders of ATS Medical have approved the amended merger agreement, however, any amendment that by law would require shareholder approval may be made only with such approval.


EXPENSES

     Each of ATS Medical and 3F Therapeutics will bear all expenses it incurs in connection with the merger.

3F THERAPEUTICS STOCKHOLDER REPRESENTATIVE


     Under the terms of the amended merger agreement, Boyd D. Cox will serve as the stockholder representative of 3F Therapeutics for purposes of handling indemnification claims and certain other matters under the amended merger agreement. On the closing date, in order to provide for the reasonable out-of-pocket costs and expenses of the 3F Therapeutics stockholder representative, 3F Therapeutics shall pay $20,000 and up to 25,000 shares of ATS Medical common stock into an escrow account established by the 3F Therapeutics stockholder representative. The costs of establishing the 3F Therapeutics stockholder representative's escrow shall be paid by 3F Therapeutics stockholders, and any funds or shares remaining in the 3F Therapeutics stockholder representative's escrow after satisfaction of any costs and expenses of the 3F Therapeutics stockholder representative and after taking into account the exercise of any 3F Therapeutics stock options shall be distributed to the former 3F Therapeutics stockholders pro rata in accordance with their ownership interest in 3F Therapeutics as of the effective time of the merger.


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                       COMPARISON OF SHAREHOLDERS' RIGHTS


     On the effective date of the merger, the holders of 3F Therapeutics capital stock will receive ATS Medical common stock under the terms of the amended merger agreement and will become shareholders of ATS Medical. Because ATS Medical is a Minnesota corporation, the stockholders of 3F Therapeutics will become shareholders of a corporation governed by the Minnesota Business Corporation Act of the State of Minnesota and by ATS Medical's Articles of Incorporation and by-laws, as opposed to the Delaware General Corporation Law and 3F Therapeutics' Restated Certificate of Incorporation and by-laws.


     Although it is not practical to compare all of the differences between the rights of 3F Therapeutics stockholders prior to the merger versus after the merger, certain differences are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to 3F Therapeutics' Restated Certificate of Incorporation and by-laws, ATS Medical's Restated Articles of Incorporation and by-laws and laws applicable to corporations in the State of Delaware and the State of Minnesota.

BOARD OF DIRECTORS

     ATS MEDICAL. Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The ATS Medical bylaws provide that the number of directors shall be established by resolution of the shareholders. The ATS Medical board of directors currently consists of 5 directors who were elected by resolution of the shareholders. The number of directors may be increased or decreased from time to time.

     Minnesota law provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director (with an exception for corporations with cumulative voting). The ATS Medical bylaws require the affirmative vote of the shareholders holding a majority of the shares to remove a director. Shareholders of ATS Medical do not have the right to cumulative voting in the election of directors.

     3F THERAPEUTICS. Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The by-laws of 3F Therapeutics provide that the number of authorized directors which constitutes the whole board of directors shall be a number designated by the board of directors. In the absence of any designation, the authorized number of directors will be two. At present, the authorized number of directors of 3F Therapeutics' board of directors is eight, there being one vacancy thereon.

     Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. In the case of a corporation whose board is classified, holders may only remove a director for cause unless the certificate provides otherwise.

     The Restated Certificate of Incorporation of 3F Therapeutics provides that a director may be removed with or without cause only by the holders of a majority of the shares of the class or group with the voting power to elect such director. The Restated Certificate of Incorporation further provides that the holders of the Series A preferred stock, voting as a separate class, have the right to elect two directors, the holders of the Series B preferred stock and the Series C preferred stock , voting together as a class, have the right to elect two directors, the holders of the Series D preferred stock, voting as a separate class, have the right to elect one director, the holders of the Series E preferred stock, voting as a separate class, have the right to elect one director, and the holders of the common stock, voting as a separate class, have the right to elect two directors.

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FILLING VACANCIES ON THE BOARD OF DIRECTORS

     ATS MEDICAL. Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders. The ATS Medical bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board, though less than a quorum; provided that newly created directorships resulting from an increase in the authorized number of directors shall be filled by the affirmative vote of a majority of the directors serving at the time of such increase.

     3F THERAPEUTICS. Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     As noted above, the Restated Certificate of Incorporation of 3F Therapeutics grants certain series or classes of the capital stock the right to elect a specified number of directors. The Restated Certificate of Incorporation further provides that a vacancy on the board of directors due to the death, resignation or removal of a director elected by a class or series of capital stock entitled to elect such director is to be filled by the holders of such class or series as are entitled to elect such director.

SHAREHOLDER MEETINGS

     ATS MEDICAL. Under Minnesota law, holders of ATS Medical common stock are entitled to at least 10 days' prior written notice for each regular meeting and special meeting to consider any matter unless a shorter time period is specified in the articles or bylaws, except that Minnesota law requires that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting. The ATS Medical articles and bylaws do not specify a shorter time period.


     3F THERAPEUTICS. Delaware law and the 3F Therapeutics by-laws require that stockholders be provided prior written notice no more than 60 days nor less than 10 days before the date of any meeting of stockholders. Delaware law provides that notice must be given at least 20 days prior to a meeting at which the stockholders will be asked to approve and adopt an agreement relating to the merger of the corporation. However, such 20-day notice requirement is not applicable to the transaction discussion in this proxy statement/prospectus since approval of the merger is being obtained via stockholder consent.


RIGHT TO CALL SPECIAL MEETINGS

     ATS MEDICAL. Under Minnesota law, a special meeting of shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The ATS Medical bylaws provide that a special meeting may be called by the President, Treasurer, any two or more directors and shareholder(s) holding 10% or more of all shares entitled to vote.

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     3F THERAPEUTICS.  Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The by-laws of 3F Therapeutics authorize a special meeting of stockholders to be called by the board of directors or the chief executive officer.

ACTIONS BY WRITTEN CONSENT OF THE SHAREHOLDERS

     ATS MEDICAL. Under Minnesota law and the ATS Medical bylaws, any action required or permitted to be taken in a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action. The ATS Medical articles do not restrict shareholder action by written consent.

     3F THERAPEUTICS. Under Delaware law and the by-laws of 3F Therapeutics, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Restated Certificate of Incorporation of 3F Therapeutics does not contain any provision restricting actions of stockholders by written consent.

RIGHTS OF DISSENTING SHAREHOLDERS

     ATS MEDICAL. Under both Minnesota and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters' rights are broader than those under Delaware law. Shareholders of a Minnesota corporation may exercise dissenters' rights in connection with:

     - an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

     - a sale or transfer of all or substantially all of the assets of the corporation;

     - a plan of merger to which the corporation is a party;

     - a plan of exchange of shares to which the corporation is a party; and

     - any other corporate action with respect to which the corporation's articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

     Unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters' rights do not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger. The ATS Medical articles do not grant any other dissenters' rights. Shareholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain such payment.

     3F THERAPEUTICS. Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations, or, if so provided in a corporation's certificate of incorporation, in connection with amendments to the certificate of incorporation, a sale of assets, or any merger or consolidation in which the corporation is a constituent corporation. Appraisal rights are not available under Delaware law, however, if the corporation's stock is (i) listed on a national securities exchange or designated on the Nasdaq National Market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on a national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The Restated Certificate of Incorporation of 3F Therapeutics does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and
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obtain such payment. See "Proposal 1: The Merger -- Appraisal Rights of 3F
Therapeutics Stockholders" above.

AMENDMENTS TO CHARTER AND BY-LAWS

     ATS MEDICAL. Minnesota law and the ATS Medical bylaws provide that the power to adopt, amend or repeal the bylaws is vested in the board (subject to certain notice requirements set forth in the ATS Medical bylaws). Minnesota law provides that the authority in the board of directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders at a meeting of the shareholders called for such purpose, and the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.

     Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii) proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The ATS Medical articles do not have such a provision.

     3F THERAPEUTICS. Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote to approve any amendment to the certificate of incorporation, unless a greater percentage vote is required by the certificate of incorporation. Where a separate vote by class or series is required, the affirmative vote of a majority of the shares of such class or series is required is required unless the certificate of incorporation requires a greater percentage vote. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of a class, increase or decrease the par value of shares of a class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series so affected shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

     The Restated Certificate of Incorporation of 3F Therapeutics provides that, in addition to any voting rights provided by law, so long as at least 4,150,728 shares of the preferred stock of 3F Therapeutics is outstanding, 3F Therapeutics may not, without the consent of the holders of at least 67% of the outstanding shares of preferred stock (voting together as a single class on an as-converted-to-common-stock basis), (a) amend or repeal any provision of the Restated Certificate of Incorporation or the by-laws of 3F Therapeutics if the action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of the preferred stock, or increase or decrease the number of shares of any series of preferred stock; (b) authorize or issue shares of any class or series having any preference or priority as to certain enumerated rights superior to any such rights of any existing series of preferred stock, (c) reclassify any class or series of the 3F Therapeutics common stock or preferred stock into shares having preference over the existing preferred stock, (d) sell or dispose of all or substantially all of its assets or consolidate, reorganize or merge with or into another entity if, as a result of the consolidation, reorganization or merger, the holders of the common stock and preferred stock prior to such transaction are no longer the holders of at least 51% of the combined voting power of the surviving entity or (e) take any action that would result in the taxation of the preferred stockholders under Section 305 of the Code. Furthermore, if any amendment or other action would
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materially or adversely alter or change the rights, preferences or privileges of a series of preferred stock in a manner differently from any other series of preferred stock or would increase the number of authorized shares of such series, such amendment or action requires the approval of a majority of the outstanding shares of such series, voting as a separate class. The Restated Certificate of Incorporation of 3F Therapeutics also expressly authorizes the board of directors to make, repeal, alter, amend or rescind any or all of the by-laws of 3F Therapeutics, subject to a supermajority vote of the preferred stock in the circumstances described above.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     ATS MEDICAL. Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorney's fees actually and reasonably incurred in connection therewith.

     Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. ATS Medical has not limited the statutory indemnification in its articles and further, its articles provide for indemnification of the directors and officers to the fullest extent permissible under the Minnesota Business Corporation Act. Further, the bylaws of ATS Medical state that ATS Medical shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.

     3F THERAPEUTICS. Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Although the Restated Certificate of Incorporation of 3F Therapeutics permits (but does not mandate) indemnification of the directors and officers of 3F Therapeutics, the by-laws of 3F Therapeutics mandate indemnification of officers and directors to the fullest extent permitted by Delaware law. Furthermore, the by-laws also mandate the advancement of expenses incurred in defending such proceedings provided the director or officer delivers an undertaking to repay all advanced amounts under the circumstances therein specified. The Restated Certificate of Incorporation of 3F Therapeutics provides that any repeal or modification of the provisions permitting indemnification as set forth in the Restated Certificate of Incorporation will not adversely affect any right or protection of a director, officer, agent or other person existing at the time of such repeal or modification.

LIABILITIES OF DIRECTORS

     ATS MEDICAL. Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation's articles or bylaws. The ATS Medical articles provide that a director shall not be personally liable to ATS Medical or its

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shareholders for monetary liability relating to breach of fiduciary duty as a director, unless the liability relates to:

     - a breach of the director's duty of loyalty to the corporation or its shareholders;

     - acts or omissions involving a lack of good faith or which involve intentional misconduct or a knowing violation of law;

     - liability for illegal distributions and unlawful sales of ATS Medical securities;

     - transactions where the director gained an improper personal benefit; or

     - any acts or omissions occurring prior to the date on which the liability limitation provisions of the ATS Medical articles became effective.

     The ATS Medical articles provide that any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of ATS Medical existing at the time of such repeal or modification.

     3F THERAPEUTICS. Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. The Restated Certificate of Incorporation of 3F Therapeutics provides that the corporation's directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

     - for unlawful payment of dividend or unlawful stock purchase or redemption as set forth in section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     The 3F Therapeutics Restated Certificate of Incorporation also provides that, if Delaware law is amended to further reduce, or to authorize further reductions in, the liability of directors for breach of fiduciary duty, then the liability of 3F Therapeutics directors shall be limited to the fullest extent permitted by Delaware law, as so amended. Any repeal or modification of these provisions in the Restated Certificate of Incorporation will not adversely affect any right or protection of a director existing at the time of, or increase the liability with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SHAREHOLDER APPROVAL OF A MERGER

     ATS MEDICAL. Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such a class to vote as a class.

     3F THERAPEUTICS. In order to effect a merger under Delaware law, a corporation's board of directors must adopt an agreement of merger and recommend it to the stockholders. The agreement must be approved and adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon and, as required by the Restated Certificate of Incorporation of 3F Therapeutics, must be approved by 67% of the preferred stockholders voting together as a separate class on an as-converted-to-common-stock basis.
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RIGHTS, PREFERENCES AND PRIVILEGES OF PREFERRED STOCK

     ATS MEDICAL. Minnesota law permits corporations to issue one or more classes of stock and one or more series of stock. The Restated Articles of Incorporation of ATS Medical provide that ATS Medical's board of directors, without further action by the shareholders, is authorized to issue preferred stock or other senior equity securities in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation, and conversion, redemption and other rights of each such series. ATS Medical's board of directors could issue a class or series of preferred stock or other senior equity securities with rights more favorable with respect to dividends, voting and liquidation than those held by the holders of ATS Medical common stock. The issuance of preferred stock or other senior equity securities may have the effect of delaying, deferring or preventing a change in control of ATS Medical. No shares of preferred stock or other senior equity securities are outstanding, and ATS Medical has no present plans to issue such stock or securities.

     3F THERAPEUTICS. Delaware law permits corporations to issue one or more classes of stock and one or more series of stock. The Restated Certificate of Incorporation of 3F Therapeutics provides that 3F Therapeutics is authorized to issue two classes of stock, common stock and preferred stock. The preferred stock consists of five series thereof, namely Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. The par value of all of the capital stock of 3F Therapeutics is $0.001 per share. The holders of the preferred stock are being required to convert their shares thereof into the common stock of 3F Therapeutics as of immediately prior to (and conditioned upon) the effective time of the merger and thus will be giving up, upon such conversion, certain rights that they otherwise would have as holders of preferred stock. Certain of those rights as are set forth in the Restated Certificate of Incorporation are described below.

     The preferred stock is convertible at any time, at a holder's option, into shares of the common stock of 3F Therapeutics. The conversion ratios are subject to adjustment in the case of certain events such as stock splits and combinations, reorganizations, mergers, reclassifications, and other similar transactions. The conversion ratio for each series of preferred stock is also subject to adjustment for issuances of securities of 3F Therapeutics at an effective price that is less than then effective conversion price for such series of preferred stock. The preferred stock is automatically convertible into common stock, at the then effective conversion ratios, upon the earlier of a public offering of stock for gross proceeds of at least $30,000,000 (prior to certain expenses) or the consent of holders at least 67% of the outstanding preferred stock voting or consenting as a single class on an as converted to common stock basis. In connection with the merger, holders of more than 67% of the preferred stock, consenting as a single class on an as-converted-to-common-stock basis, have elected to convert the preferred stock into common stock as of immediately prior to (and conditional upon) the effective time of the merger, which election is effective as to all of the preferred stock regardless of series.

     The holders of each series of preferred stock are entitled to non-cumulative dividends at an annual rate of 8% per annum based on the original purchase price for such series of preferred stock, when as and if declared by the board of directors of 3F Therapeutics. No dividends (other than stock dividends) are permitted to be paid on the common stock until dividends have been paid on the preferred stock.

     In the event of the liquidation, dissolution or winding up of 3F Therapeutics, after payment or provision for payment of debts, the holders of each series of preferred stock are entitled to receive on a pari passu basis an amount equal to the original purchase price for such series plus all declared but unpaid dividends on that series. After payment of such liquidation preference, the remaining assets of 3F Therapeutics are to be paid to the holders of the common stock. Although the merger would otherwise be a deemed liquidation for which the holders of preferred stock would be entitled to receive such liquidation preference, the holders have agreed to forego such liquidation preferences and convert their shares to common stock as of immediately prior to (and conditional upon) the effective time of the merger.

     The holders of the preferred stock are entitled to vote with the common stock on all matters that come before the stockholders of 3F Therapeutics. Each share of preferred stock is entitled to a number of
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votes equal to the number of shares of common stock into which such series of preferred stock is then convertible. At present, each share of Series A Preferred Stock is convertible into one share of common stock, each share of Series B Preferred Stock is convertible into 1.04 shares of common stock, each share of the Series C Preferred Stock is convertible into 1.06 shares of common stock, each share of the Series D Preferred Stock is convertible into 1.07 shares of common stock and each share of the Series E Preferred Stock is convertible into one share of common stock. The holders of the preferred stock also have certain rights to vote for and remove directors as described under " -- Board of Directors" and "-- Filling Vacancies on the Board of Directors" above. The holders of the preferred stock also have certain supermajority voting rights in the case of certain extraordinary events, including the merger.

BUSINESS COMBINATIONS, CONTROL SHARE ACQUISITIONS AND ANTI-TAKEOVER PROVISIONS

     ATS MEDICAL. Minnesota law prohibits certain "business combinations" (as defined in the Minnesota Business Corporations Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an "interested shareholder" for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

     Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

     3F THERAPEUTICS. Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." Generally, an "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period prior to the date upon which the status of an "interested stockholder" is being determined. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where, among other things:

     - either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

     - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the voting stock outstanding held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered;

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     - the business combination is approved by a majority of the board of directors and the affirmative vote (at a meeting and not by written consent) of 66 2/3% of the outstanding voting stock not owned by the interested stockholder;

     - the corporation's original certificate of incorporation expressly provides that it is not to be governed by the Delaware business combinations statute or the amended certificate of incorporation or bylaws contain such a provision provided that such an amendment is approved by an affirmative vote of a majority of the shares entitled to vote;

     - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     - the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership;

     - the stockholder acquired the 15% interest when these restrictions did not apply; or the corporation has opted out of this provision.


     Such provision of Delaware law is not applicable to 3F Therapeutics because it does not have a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held by more than 2,000 stockholders and it has not elected (by a provision in its Restated Certificate of Incorporation or any amendment thereto) to be governed by that provision.


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                    DESCRIPTION OF ATS MEDICAL CAPITAL STOCK

GENERAL

     The following description does not purport to be complete and is subject in all respects to applicable Minnesota law and to the provisions of the ATS Medical Restated Articles of Incorporation and bylaws, as amended to the date of this proxy statement/prospectus.

     As discussed elsewhere in this proxy statement/prospectus, in connection with the merger, ATS Medical is proposing to amend its current Restated Articles of Incorporation. These changes, which will be reflected in an amendment to the Restated Articles of Incorporation if the proposal is approved, are summarized under the heading "Proposal 2: Approval of Amendment to the Restated Articles of Incorporation to Increase Authorized Shares." The material differences between ATS Medical's current Restated Articles of Incorporation and its Restated Articles of Incorporation as proposed to be amended that is in connection with the closing of the merger are summarized below under "Proposal 2: Approval of Amendment to Restated Articles of Incorporation to Increase Authorized Shares."

     ATS Medical shareholders are urged to read the Restated Articles of Incorporation and by-laws for a more complete description of these provisions and other information that may be important to ATS Medical shareholders.

CAPITAL STOCK

     ATS Medical's authorized capital stock consists of 40,000,000 shares, par value $.01 per share. The authorized capital stock is divisible into the classes and series, has the designation, voting rights, and other rights and preferences and is subject to the restrictions that the Board of Directors may from time to time establish. Unless otherwise designated by the ATS Medical board of directors, all shares are common stock.

     The holders of ATS Medical common stock: (1) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the ATS Medical Board of Directors; (2) are entitled to share ratably in all assets available for distribution to holders of ATS Medical common stock upon liquidation, dissolution or winding up of its affairs; (3) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of ATS Medical common stock now outstanding are fully paid and nonassessable.

     The holders of shares of ATS Medical common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of ATS Medical's directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any directors.

     Wells Fargo Bank, N.A. is the transfer agent for ATS Medical common stock.

     ATS Medical's board of directors, without further action by the shareholders, is authorized to issue preferred stock or other senior equity securities in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation, and conversion, redemption and other rights of each such series. ATS Medical's board of directors could issue a class or series of preferred stock or other senior equity securities with rights more favorable with respect to dividends, voting and liquidation than those held by the holders of ATS Medical common stock. The issuance of preferred stock or other senior equity securities may have the effect of delaying, deferring or preventing a change in control of ATS Medical. No shares of preferred stock or other senior equity securities are outstanding, and ATS Medical has no present plans to issue such stock or securities.

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MINNESOTA ANTI-TAKEOVER LAWS

     ATS Medical is governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of ATS Medical and deprive ATS Medical securityholders of an opportunity to sell their shares at a premium over the market price.

     In general, Section 302A.671 provides that a corporation's shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

     In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation's voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.
Section 302A.673 does not apply if a committee of the ATS Medical board of directors consisting of all of its disinterested directors (excluding current and former officers) approves the proposed transaction or the interested shareholder's acquisition of shares before the interested shareholder becomes an interested shareholder.

     If a tender offer is made for ATS Medical common stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer.
Section 302A.675 does not apply if a committee of the ATS Medical board of directors consisting of all of its disinterested directors (excluding its current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

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                 CERTAIN INFORMATION CONCERNING 3F THERAPEUTICS

BUSINESS OF 3F THERAPEUTICS

  OVERVIEW

     3F Therapeutics, Inc. was formed in June 1998 to develop, manufacture, and market innovative cardiovascular devices for patients with unmet clinical needs. 3F Therapeutics' products are intended to improve upon the performance of heart valves presently in the market and to address the resultant complications of patients with congestive heart failure. In 2004 approximately 260,000 people had open-heart valve replacement surgery worldwide, and, in the United States alone, approximately five million people suffer from congestive heart failure. 3F Therapeutics' ultimate objectives in these markets are:

          1. To further extend the useful life of biological heart valves, thereby limiting the need for re-operation in older adults, while simultaneously enabling younger patients to avoid life-long anticoagulation therapy associated with mechanical heart valve implantation.

          2. To enable all cardiac surgeons to perform their procedure of choice by limiting complications associated with the use of extended cardiopulmonary bypass.

          3. To eliminate sternotomy (the cracking of the patient's chest) and cardiopulmonary bypass so as to reduce patient trauma and complication.

          4. To enable cardiologists to utilize proprietary off-pump biological valve technology as a new treatment for congestive heart failure in patients with right heart failure symptoms related to tricuspid valve regurgitation.

          5. To speed patient recovery and lower hospital and insurance costs associated with heart valve replacement surgery and congestive heart failure.

     To achieve these objectives, 3F Therapeutics has pursued fundamentally different heart valve product design concepts. The functional requirements of 3F Therapeutics' products dictate their form -- in other words, form follows function, as in nature, and as in its name, 3F. The evolution of 3F Therapeutics' technology is based not only on the devices it currently implants, but also upon its ability to continue to learn from testing and from daily interactions with surgeons.

     3F Therapeutics is incorporated in Delaware, with headquarters at 20412 James Bay Circle, Lake Forest, California. 3F Therapeutics was founded by James
L. Cox, M.D., a world recognized cardiac surgeon and past President of the American Association of Thoracic and Cardiovascular Surgery.

  HEART VALVE MARKET

     There are two types of replacement heart valves: tissue and mechanical. Tissue valves are made from animal or cadaver tissue or in some cases the patient's own tissue. Tissue valves do not present the same level of risk of blood clotting around the valve as mechanical valves. Some tissue valves, however, have limited long-term durability due to calcification and deterioration. If a tissue valve fails, a new valve must be implanted, requiring another open heart surgery. Mechanical valves are made from durable materials such as metals and carbon. In-vitro testing of current pyrolytic carbon mechanical valves has yielded estimated useful lives in excess of any patient's lifetime. Current mechanical valves, however, require the use of anti-coagulants to prevent formation of blood clots; tissue valves generally do not require anti-coagulant treatment. Tissue valves are generally prescribed for patients who are less able to tolerate anti-coagulants due to conditions such as gastrointestinal ulcers or liver dysfunction, elderly patients, and women in their childbearing years.

     According to information provided by Piper Jaffray Equity Research, the worldwide market for tissue heart valves was estimated to exceed $527 million or 137,000 procedures in 2004 and represented approximately 53% of the overall heart valve market. 3F Therapeutics' estimates that, in the United States, the tissue heart valve market was approximately $315 million in 2004. Piper Jaffray Equity Research

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estimated that the total worldwide heart valve market in 2004 was approximately
$1 billion or 260,000 procedures including mechanical heart valves, a market 3F Therapeutics does not participate in, representing 44% of the total market as measured in dollars.

     The disparity in the percentage use between the two types of valves, mechanical and tissue, can be attributed to characteristics and benefits of each type. Both in vitro (laboratory wear tests) and in vivo experience (the published results of clinical use in humans over time) show that mechanical heart valves are more durable than tissue valves, though their failure mode is most often sudden and catastrophic and all patients who receive mechanical heart valves are required to receive anticoagulants. The current biological or tissue valves, however, are considered a "more natural" valve as most of the patients receiving one of these valves do not require anticoagulants after surgery. Too much or too little anticoagulation medication can be very harmful and can increase the risk of stroke; therefore, tissue valves can avoid the risks and lifestyle hassles of anticoagulant therapy. Tissue valve use is also gaining favor as durability improves with the advancements in tissue technology, now generally recognized at greater than 18 years of expected useful life. Tissue valves implanted in patients who average 65 years of age, worldwide, represent a life-long, single surgery option for most. As a result, tissue valves are becoming more popular, as supported by the higher prices they command around the world compared to mechanical heart valves.

     According to information provided by Piper Jaffray Equity Research, over the last several years, unit volume in the overall valve replacement and repair market has grown 2%-4%. Mechanical valve units have been down about 2%-3% per year, while tissue valve revenues have grown at about 10% and repair procedures about 15% per year.

  PRODUCTS AND DEVELOPMENT


     3F Therapeutics is attempting to use an evolutionary strategy to establish a leadership position in the heart value market. This evolutionary strategy begins with the tissue valve represented by the Model 1000 and evolves into product areas such as the minimally invasive on-pump, sutureless products represented by the Enable product and finally to a transcatheter off-pump system represented by the Entrata system. 3F Therapeutics believes that this three-step approach represents the natural evolution of a new standard of care and matches technical advances, while limiting patient risk. It also enables the cost of desired outcomes to be reduced through shortened recovery times and fewer complications.


     3F Therapeutics believes it is uniquely positioned to achieve success in the emerging field of minimally invasive and off-pump heart valve replacements because:

     - Currently available mechanical and tissue replacement heart valves cannot be used for this application, due to the size and rigidity of the devices;

     - 3F Therapeutics' patented tubular designs are ideally suited to the applications envisioned;

     - 3F Therapeutics has commenced clinical studies of its Enable valve outside the United States;

     - 3F Therapeutics surgical advisors are working with its development team on both initial and long-term clinical applications of these technologies; and

     - 3F Therapeutics' approach to inserting the valve in the body could provide for the implantation of larger valves than are possible with radiologically guided catheters, thereby opening the procedure to a larger group of patients as well as for use in mitral valve replacement. This could potentially benefit many of the five million congestive heart failure patients in the U.S. who suffer from concomitant mitral valve disease.

     Each of these major product areas are described below.

  3F AORTIC BIOPROSTHESIS(TM) MODEL 1000

     3F Therapeutics has completed the development of a unique biological replacement aortic heart valve, the Model 1000, which has been commercially released in Europe and other foreign countries. The Model

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1000 is the only replacement tissue heart valve that has the ability to be collapsed without suffering damage while also maintaining excellent dynamic flow characteristics after implant. The Model 1000 is used to treat aortic heart valve disease caused by the natural aging process, rheumatic heart disease, prosthetic valve failure and congenital defects.


     In October 2004, 3F Therapeutics received CE mark certification to market the Model 1000 valve in Europe and other foreign countries. Over 700 implantations of this device have been successfully conducted in Europe and the United States under regulated protocols governing human use.



     3F Therapeutics is in the process of completing the submission of the PMA application to the FDA to obtain market clearance to sell the Model 1000 valve in the United States. 3F Therapeutics expects to submit the final module containing clinical trial results to the FDA during the third quarter of 2006.


  MINIMALLY INVASIVE AND OFF-PUMP AORTIC HEART VALVE REPLACEMENT TECHNOLOGY (IN DEVELOPMENT)

     3F Therapeutics believes it is positioned to evolve from a developer of improved surgical tissue heart valves described above into an area that 3F Therapeutics anticipates will be the future of the heart valve industry -- the introduction of minimally invasive and off-pump products. To address this future demand, 3F Therapeutics is currently working on the development of various minimally invasive and off-pump aortic valve concepts. 3F Therapeutics' first product in this area is its Enable valve, which is intended to reduce surgical cross-clamp and cardio-pulmonary bypass time. The Enable is presently in clinical studies outside the United States. 3F Therapeutics also is developing an off-pump aortic valve, the Entrata system, using technology and intellectual property licensed from PVT, now Edwards LifeSciences.


     Successful initial clinical implants of the Enable valve were achieved in January 2005, and acute animal implants of the Entrata system have also been conducted. In 2006, ongoing clinical trial results in Europe have resulted in 3F Therapeutics undertaking a review of the Enable valve cuff design. 3F Therapeutics is continually reviewing implant techniques, patient selection criteria and cuff design in an attempt to optimize clinical results. As with the development of any new product, successfully completing the development of these products and technologies presents substantial technical, medical and engineering challenges as well as regulatory hurdles. ATS Medical and 3F Therapeutics may not successfully complete the development of these products, or these products may fail to work in the manner intended. See "Risk Factors
 -- ATS Medical and 3F Therapeutics ultimately may experience a delay in introducing, or may not successfully complete development of, products that are currently under development, resulting in harm to the combined company's business."


  3F MITRAL APPARATUS(TM) (IN DEVELOPMENT)

     3F Therapeutics completed the design of a unique mitral heart valve replacement, the 3F Mitral Apparatus(TM), which is a mitral tissue heart valve designed to replicate the natural mitral apparatus. No other mitral valve in the market has this characteristic. Animal testing is completed, and 3F Therapeutics is evaluating its first human implantation. 3F Therapeutics has not yet begun human clinical trials due to its limited resources and its focus on developing the Enable valve and the Entrata system.

  3F ENDURANCE VALVE SYSTEM(TM) (IN EARLY DEVELOPMENT)

     3F Therapeutics anticipates that its proprietary technologies will be utilized as new treatments for congestive heart failure in patients with right heart failure symptoms and aimed at addressing the resultant complications of tricuspid regurgitation due to congestive heart failure. The 3F Endurance Valve System(TM) utilizes off-pump delivery and the latest in self-expanding stent technology in combination with 3F Therapeutics' biological valve processing and attachment expertise. 3F Therapeutics' strategy for treating patients with tricuspid regurgitation symptoms is to percutaneously deliver stented tissue valves into the vena cava to block the distal transmission of right ventricular pressures to the body. The valves are deployed in opposing directions so that their outflow sides face the right atrium and close in response to the pressure going out into the superior vena cava and inferior vena cava.

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  INTERNATIONAL MARKETING AND SALES

     3F Therapeutics received the CE mark certification for its Model 1000 valve in October 2004 and began selling the Model 1000 valve in Europe and other foreign countries through an independent distribution network. 3F Therapeutics believed that its distribution partners would provide a rapid and cost-efficient means of increasing market penetration and commercial acceptance of the Model 1000 valve in key international markets. Each of its independent distributors had the exclusive right to sell the Model 1000 valve within a defined territory. These distributors, in some instances, also marketed other medical products, although they have agreed not to sell other tissue heart valves. Under most of the distributor agreements, 3F Therapeutics could, at its option, terminate the agreement upon the departure of certain key employees of the distributor, if 3F Therapeutics experiences a change in control, or if key performance criteria, including sales quotas, are not met. However, the benefits that 3F Therapeutics anticipated from these arrangements were not fully realized. 3F Therapeutics has entered into an agreement with ATS Medical to transition distribution to ATS Medical (see "Proposal 1: The Merger -- Certain Contracts Between ATS Medical and 3F Therapeutics" for additional information regarding 3F Therapeutics transfer of distribution agreements to ATS Medical).


     A training program for distributors and surgeons is essential for the commercial launch of the Model 1000 valve, and 3F Therapeutics is convinced that surgeons prefer to learn from other colleagues they respect, not "sales people" from the industry. As a result, physician continuing medical education will continue to be a focus of the training program.


  SEASONALITY

     3F Therapeutics' sales and operating results have varied and are expected to continue to vary significantly from quarter to quarter as a result of seasonal patterns. 3F Therapeutics expects that its business will be seasonal, with the third quarter of each year typically having the lowest sales due to vacation and time-off periods in 3F Therapeutics' international markets, particularly in Europe.

  TRANSITION OF 3F THERAPEUTICS DISTRIBUTION TO ATS MEDICAL


     3F Therapeutics and ATS Medical entered into an agreement, dated as of March 7, 2006, which provides for the transition to ATS Medical of all 3F Therapeutics exclusive distribution agreements for the purpose of distributing the Model 1000 valve in each country where a distributor has distribution rights. In that regard, 3F Therapeutics sent a notice to each existing 3F Therapeutics distributor that is currently in breach of its respective distribution agreement because such distributor is not selling its required minimum units of the Model 1000 or is otherwise not meeting the requirements of its respective distribution agreement. Each notice provided that 3F Therapeutics intended to cancel such distribution agreement unless the existing distributor cured the breach within 30 days. All of the distributors failed to cure the breach. As a result, six of sixteen distributors were sent letters terminating their distribution agreements. ATS Medical is evaluating the agreements with the remaining ten distributors.


     3F Therapeutics will continue to supply the Model 1000 valve to existing 3F Therapeutics distributors pursuant to any existing distribution agreement or other applicable distribution rights until the closing date and to provide ATS Medical certain written reports and documents for the period between the date the merger agreement was signed and the closing date of the merger. 3F Therapeutics will supply the Model 1000 valve to new 3F Therapeutics distributors in the following territories: territories with new ATS Medical distribution agreements with former 3F Therapeutics distributors; territories that are currently not covered by existing 3F Therapeutics distribution agreements and that satisfy any regulatory requirements; and territories where existing 3F Therapeutics distributors fail to cure a breach within 30 days of receipt of default notices and 3F Therapeutics provides written approval to ATS Medical to commence sales in such territory. 3F Therapeutics will sell the Model 1000 valve to ATS Medical or otherwise make it available to ATS Medical's distributors at a price equal to 3F Therapeutics' actual standard cost of the Model 1000. If the closing does not occur and the merger agreement is terminated, 3F Therapeutics will be required to

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sell the Model 1000 valve to ATS Medical at a price of $1,000 per heart valve or
80% of the ATS Medical selling price, whichever is less.

     3F Therapeutics is to provide ATS Medical with all customary sales and marketing materials and use commercially reasonable efforts to assist ATS Medical in pursuing such sales and marketing opportunities as ATS Medical may reasonably request. Prior to closing, 3F Therapeutics will only order 3F Therapeutics marketing materials ATS Medical chooses to re-order. ATS Medical must approve these re-order purchases.

     ATS Medical has agreed not to sell the Model 1000 valve in any territory in which 3F Therapeutics has an exclusive distribution agreement until the earliest of the closing of the merger agreement, ATS Medical's execution of a new distribution agreement in such territory (provided that 3F Therapeutics does not have a valid distribution agreement in such territory) and 3F Therapeutics' notification to a distributor that the distributor's distribution agreement terminated because the distributor did not cure its existing breach within the 30-day cure period described above.

     In the event that ATS Medical and 3F Therapeutics fail to consummate the merger, the agreement regarding transition of distribution agreements will remain in full force and effect until the later of the termination of every distribution agreement to which ATS Medical becomes a party or March 7, 2009. Upon the closing of the merger agreement, the letter agreement between ATS Medical and 3F Therapeutics regarding transition of distribution will terminate.

  SUPPLY AND DISTRIBUTION AGREEMENTS

     In June 2002, 3F Therapeutics entered into a development and supply agreement with Percutaneous Valve Technologies, Inc. ("PVT") to collaborate their efforts to develop similar cardiac valve replacement systems. PVT was purchased by Edwards in December 2003, and Edwards assumed the obligations of the PVT Development and Supply Agreement.


     In June 2005, 3F Therapeutics entered into a master agreement, supply and training agreement and two license agreements with Edwards in exchange for $25,000,000, of which $23,000,000 was received upon execution of those agreements. The remaining $2,000,000 was held back and is to be paid at the completion and termination of the supply and training agreement provided that 3F Therapeutics has not breached the supply and training agreement (or such breach has been cured as provided under that agreement or waived by Edwards). Under the supply and training agreement, for a period of up to a maximum of eighteen months, 3F Therapeutics is required to manufacture certain products for, and sell at a fixed price to, Edwards. Edwards is required to pay for such products within sixty days of receipt thereof. 3F Therapeutics is also required to provide Edwards with training relating to the manufacture and processing of the products being manufactured by 3F Therapeutics for Edwards under the supply and training agreement. The master agreement terminated the prior agreements between 3F Therapeutics and PVT, including the development and supply agreement with PVT. The license agreements entered into in connection with the master agreement grants 3F Therapeutics and Edwards various rights to patents, know-how and intellectual property owned by each company.


     3F Therapeutics' sales, marketing and customer service personnel provide professional sales, marketing and promotional support to its independent distributors.

  COMPETITION

     The prosthetic heart valve market is highly competitive, with Edwards as the tissue valve market share leader. Other companies that sell tissue valves include Medtronic, Inc., St. Jude Medical, Inc., Sorin Biomedica sPa and CryoLife, Inc. Medtronic, Edwards (only outside the U.S.), Sorin Biomedica, Medical Carbon Research, Inc. and ATS Medical, Inc. sell mechanical heart valves.

     3F Therapeutics is aware of several companies that are developing new prosthetic heart valves. Several companies are developing and testing new autologous (created from the patient's own tissue) valves, potentially more durable tissue valves and new bileaflet and trileaflet mechanical designs.
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Advancements also are being made in surgical procedures such as mitral valve reconstruction, whereby the natural mitral valve is repaired, delaying the need for a replacement valve. Other companies are pursuing biocompatible coatings to be applied to mechanical valves in an effort to reduce the incidence of thromboembolic events and to treat tissue valves to forestall or eliminate calcific degeneration in these valves.

     Competition within the prosthetic heart valve market is based on, among other things, establishing a successful clinical performance record, minimizing complications, proving ease-of-use for the surgeon, enhancing patient comfort and improving cost effectiveness. 3F Therapeutics believes that the most important factors in a heart surgeon's selection of a particular prosthetic valve are the perceived benefits of the valve and the heart surgeon's confidence in the valve design. As a result, valves that have developed a favorable clinical performance record should have a significant marketing advantage over new valves. In addition, negative publicity resulting from isolated incidents can have a significant negative effect on a valve's overall acceptance. 3F Therapeutics' success is dependent upon the surgeon's willingness to use a new prosthetic heart valve as well as the future clinical performance of the Model 1000 valve compared with the more established competition.

     Competition in the medical device industry is intense and is characterized by extensive research efforts and rapid technological progress. 3F Therapeutics believes that the primary competitive factors include quality, technical capability, innovation, distribution capabilities, and price. Many of 3F Therapeutics' competitors in the heart valve market have greater resources, more widely accepted products, greater technical capabilities, and stronger name recognition. 3F Therapeutics' competitive capability is affected by its ability to support its products, ensure regulatory compliance for its products, protect the proprietary technology of its products and its manufacturing processes, effectively market its products, and maintain and establish distribution relationships. In order to maintain these capabilities 3F Therapeutics must continuously attract and retain skilled and dedicated employees and develop and maintain excellent relationships with physicians and suppliers.

     3F Therapeutics believes that heart valves are currently being marketed to hospitals at prices that vary significantly from country to country due to market conditions, currency valuations, distributor mark-ups and government regulations. In certain markets, government agencies are imposing or proposing price controls or restrictions on medical products. 3F Therapeutics works with its independent distributors to price the Model 1000 valve in each market to meet these limitations.

  MANUFACTURING AND SUPPLY

     3F Therapeutics' tissue heart valves are manufactured in ISO 9001 certified facilities. 3F Therapeutics has a single facility located in Lake Forest, California, for manufacturing activities. Most of the materials 3F Therapeutics purchases for its products are supplied by a limited number of vendors. 3F Therapeutics is currently operating one manufacturing shift and believes that its properties are adequate to serve its business operations for the foreseeable future.

     The Model 1000 valve is shipped to clinics with certified trained surgeons based upon sales orders received from the independent distributors from 3F Therapeutics' bonded warehouse in Belgium.

     3F Therapeutics maintains a comprehensive quality assurance and quality control program, which includes documentation of all material specifications, operating procedures, equipment maintenance, and quality control test methods. 3F Therapeutics' documentation systems comply with appropriate FDA and ISO 9001 requirements.

  RESEARCH AND DEVELOPMENT

     3F Therapeutics' research and development activities include developing new products, improving its current products, and establishing clinical and regulatory activities to support its products. These activities are carried out in 3F Therapeutics' Lake Forest, California facilities, although 3F Therapeutics also works with physicians, research hospitals, and universities around the world. None of this work is funded by

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customers or other outside institutions. The development process for any new product can range from several months to several years, depending primarily on the regulatory pathway required for approval. Research and development expenses, including clinical affairs, totaled $6.6 million in 2005 and $6.8 million in 2004.

  PATENTS AND PROPRIETARY TECHNOLOGY


     3F Therapeutics is the owner of 31 issued United States patents which protect 3F Therapeutics' core technology. In addition, 3F Therapeutics has filed for a number of additional patents and has extended patent coverage to relevant geographies outside the United States. 3F Therapeutics' United States patents expire on dates ranging from May 2009 to November 2023, with 12 of the patents expiring in 2013 and 11 in 2021 through 2023. The effect of these patents is to give 3F Therapeutics the right to seek to preclude third parties from making, using, selling or offering to sell products which infringe upon the claims made in each of these patents within the jurisdiction of the country where the patent was issued. 3F Therapeutics believes the claims covering its issued patents are broad, and fundamentally cover many unique attributes of all the products planned for commercialization and processes used to fabricate them.


     As additional technology continues to be developed, 3F Therapeutics continues to aggressively protect its intellectual property by all reasonable available means. Intellectual property presently not patented is being evaluated for patent protection in both the United States and abroad. Further, 3F Therapeutics has developed a significant array of trade secrets and proprietary data that it believes will further prevent successful use of 3F Therapeutics' technology by others. 3F Therapeutics is not a party to any legal proceedings regarding intellectual property.

  GOVERNMENT REGULATION

     United States

     Numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies, strictly regulate 3F Therapeutics' products and research and development activities. The Federal Food, Drug, and Cosmetic Act, or FDA Act, the regulations promulgated under that act, and other federal and state statutes and regulations govern, among other things, the pre-clinical and clinical testing, design, manufacture, safety, efficacy, labeling, storage, record keeping, advertising and promotion of medical devices. The FDA classifies the Model 1000 valve as a Class III device, which is subject to the highest level of controls.

     Generally, before 3F Therapeutics can market a new medical device, it must obtain marketing clearance through a 510(k) premarket notification, approval of a PMA application, or approval of product development protocol, or PDP. A PMA or PDP application must be submitted if a proposed device does not qualify for a 510(k) premarket clearance procedure. It generally takes several months from the date of a 510(k) submission to obtain clearance, but it may take longer, particularly if a clinical trial is required. The PMA and PDP process can be expensive, uncertain, require detailed and comprehensive data and generally take significantly longer than the 510(k) process.

     If human clinical trials of a device are required, either for a 510(k) submission or a PMA application, the sponsor of the trial, usually the manufacturer or the distributor of the device, must file an investigational device exemption, or an IDE, application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and/or laboratory testing. If the IDE application is approved by the FDA and one or more appropriate institutional review boards, or IRBs, then human clinical trials may begin at a specific number of investigational sites with a specific number of patients as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by the IRBs without separate approval from the FDA. Submission of an IDE does not give assurance that the FDA will approve the IDE, and, if it is approved, there can be no assurance the FDA will determine that the data derived from the studies support the safety and efficacy of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to and approved by the FDA before a sponsor or
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investigator may make a change to the investigational plan that may affect its scientific soundness, study indication or the rights, safety or welfare of human subjects.

     3F Therapeutics is also subject to FDA regulations concerning manufacturing processes and reporting obligations. These regulations require that manufacturing steps be performed according to FDA standards and in accordance with documentation, control and testing standards. The FDA monitors compliance with its good manufacturing practices regulations by conducting periodic inspections. 3F Therapeutics is required to provide information to the FDA on adverse incidents, track product complaints, and maintain a detailed record keeping system in accordance with FDA guidelines.

     3F Therapeutics' advertising and marketing of products is also subject to both FDA and Federal Trade Commission regulations. In addition, 3F Therapeutics will be subject to the "fraud and abuse" laws and regulations promulgated by the U.S. Department of Health and Human Services if it sells the Model 1000 valve to Medicare or Medicaid patients. Under these regulations, it is a criminal offense (subject to certain exceptions) to knowingly or willfully offer, pay, solicit, or receive remuneration in order to induce business for which reimbursement may be provided under a federal healthcare program. In addition, 3F Therapeutics may be subject to additional requirements under state laws governing marketing and promotion, as well as standards set by industry organizations, such as AdvaMed and the American Medical Association.

     If the FDA believes that 3F Therapeutics is not in compliance with law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against 3F Therapeutics and its officers and employees. If 3F Therapeutics fails to comply with these regulatory requirements, its business, financial condition and results of operations could be harmed. In addition, regulations regarding the manufacture and sale of products are subject to change. 3F Therapeutics cannot predict the effect, if any, that these changes might have on its business, financial condition and results of operations.

     3F Therapeutics expects to submit the final module containing clinical trial results for the Model 1000 valve to the FDA during the second quarter of 2006.

     International

     In order to market its products in European and other foreign countries, 3F Therapeutics must obtain required regulatory approvals and comply with extensive regulations governing product safety, quality and manufacturing processes. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market 3F Therapeutics' products may be longer or shorter than in the United States, and requirements for licensing may differ from FDA requirements.

     In order to market its products in the member countries of the European Union, 3F Therapeutics is required to comply with the medical devices directives and obtain CE mark certification. The CE mark denotes conformity with European standards for safety and allows certified devices to be sold in all European Union countries. Under the medical devices directives, all medical devices including active implants and in vitro diagnostic products must qualify for CE marking.

  THIRD PARTY REIMBURSEMENT

     In the United States, healthcare providers that purchase medical devices generally rely on third-party payers, including Medicare, Medicaid, private health insurance carriers and managed care organizations, to reimburse all or part of the costs and fees associated with the procedures performed using these devices. After receiving FDA market clearance or approval, the commercial success of the Model 1000 valve will depend on the ability of healthcare providers to obtain adequate coverage and reimbursement from third-party payers for the surgical procedures in which 3F Therapeutics' products are used. Third-party payers are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Some new technologies and the

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associated procedures do not obtain the necessary billing codes for physicians and hospitals to use in reporting the device or procedure. Some codes will signal third party payers to deny coverage or limit payment. In addition, third-party payers may deny reimbursement if they determine that the device or procedure does not contribute to improved health outcomes, is not cost-effective or was used for a non-approved indication. The Medicare program changes payment levels to hospitals every year and future changes may lower payment levels to hospitals and physicians for cardiac valve procedures that could have a material adverse effect on sales and pricing of the cardiac valve.

     In international markets, market acceptance of the Model 1000 valve depends in part upon the availability of reimbursement from healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country. The main types of healthcare payment systems in international markets are government sponsored healthcare and private insurance. Countries with government-sponsored healthcare, such as the United Kingdom, have a centralized, nationalized healthcare system. New devices are brought into the system through negotiations between departments at individual hospitals at the time of budgeting. In many of the countries in which 3F Therapeutics markets its products, the government sets an upper limit of reimbursement for various valve types. In other countries, such as Japan, centralized reimbursement programs may limit payment for new devices, based on the lowest prices available in other international settings. In most foreign countries, there are also private insurance systems that may offer payments for devices and procedures, and which may have cost control features.

     3F Therapeutics has pursued reimbursement for the Model 1000 valve internationally through its independent distributors. 3F Therapeutics sells the Model 1000 valve to private clinics and nationalized hospitals in each of the countries served by its distributors.

     All third-party reimbursement programs, whether government-funded or insured commercially, inside the United States or outside, are developing increasingly sophisticated methods of controlling health care costs through prospective reimbursement and capitation programs, coverage limitations, pay for performance, group purchasing, redesign of benefits, second opinions required prior to major surgery, careful review of bills, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. These types of programs can potentially limit the scope of coverage and the reimbursement levels necessary for the device or procedure and healthcare providers may be constrained from purchase of new and expensive medical devices, including cardiac valves.

  PRODUCT LIABILITY AND INSURANCE

     Cardiovascular device companies are subject to an inherent risk of product liability and other liability claims in the event that the use of their products results in personal injury. A tissue heart valve is a life-sustaining device, and the failure of any tissue heart valve may result in the death of the patient. 3F Therapeutics has not received any reports of structural failure of its valves implanted to date, but any product liability claim could subject 3F Therapeutics to costly litigation, damages and adverse publicity.

     3F Therapeutics currently maintains a product liability insurance policy with an annual coverage limit of $10 million in the aggregate. 3F Therapeutics is financially responsible for any uninsured claims or claims which exceed the insurance policy limits. Product liability insurance is expensive for tissue valves. If insurance becomes completely unavailable, 3F Therapeutics must either develop a self-insurance program or sell without insurance. The development of a self-insurance program would require significant capital.

  EMPLOYEES

     As of January 1, 2006, 3F Therapeutics employed 39 full-time and part-time employees, and its employees are vital to 3F Therapeutics' success. 3F Therapeutics believes that it has been successful in attracting and retaining qualified personnel. 3F Therapeutics also believes that its employee relations are excellent.

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  PROPERTIES

     3F Therapeutics has one primary facility, a 15,547 square foot facility located in Lake Forest in Orange County, California near Irvine. The facility is leased under two leases. This facility is used for all of 3F Therapeutics' administrative, research and development, production and engineering activities, including research and development laboratories, manufacturing clean rooms, quality assurance facilities, warehouse storage and office space. 3F Therapeutics believes that this facility has enough capacity to produce, market and sell 10,000 to 15,000 valves per year and that it is adequate to meet 3F Therapeutics' current needs.

  LEGAL PROCEEDINGS


     On January 23, 2006, following execution of the merger agreement with ATS Medical, 3F Therapeutics was informed of a summons and complaint dated January 19, 2006, which was filed in the United States District Court in the Southern District of New York by Arthur N. Abbey ("Abbey") against 3F Partners Limited Partnership II (a major stockholder of 3F Therapeutics, "3F Partners II"), Theodore C. Skokos (currently chairman of the board and a stockholder of 3F Therapeutics), 3F Management II, LLC (the general partner of 3F Partners II), and 3F Therapeutics (collectively, the "Defendants") (the "Abbey I Litigation").



     The summons and complaint alleges that the Defendants committed fraud under federal securities laws, common law fraud and negligent misrepresentation in connection with the purchase by Abbey of certain securities of 3F Partners II. In particular, Abbey claims that Defendants induced Abbey to invest $4 million in 3F Partners II, which, in turn, invested $6 million in certain preferred stock of 3F Therapeutics, by allegedly causing Abbey to believe, among other things, that such investment would be short term. Pursuant to the complaint, Abbey is seeking rescission of his purchase of his limited partnership interest in 3F Partners II and return of the amount paid therefore (together with pre-and post-judgment interest), compensatory damages for the alleged lost principal of his investment (together with interest thereon and additional general, consequential and incidental damages), general damages for all alleged injuries resulting from the alleged fraud in an amount to be determined at trial and such other legal and equitable relief as the court may deem just and proper. Abbey did not purchase any securities directly from 3F Therapeutics and is not a stockholder of 3F Therapeutics.


     On February 3, 2006, 3F Therapeutics was notified by ATS Medical that it considers the existence of the claim to be a material breach of one or more of 3F Therapeutics' representations and warranties in the merger agreement, and although ATS Medical was not notifying 3F Therapeutics of any intent to terminate the merger agreement, ATS Medical was reserving all its rights under the merger agreement. 3F Therapeutics responded to ATS Medical on February 7, 2006, stating that it does not believe that the Abbey claim constitutes a basis for termination of the merger agreement by ATS Medical. In addition, 3F Therapeutics indicated that it is committed to resolving this matter in a manner favorable to both parties. 3F Therapeutics also indicated that it believes that the Abbey claim is without merit and that 3F Therapeutics intends to vigorously defend itself against the Abbey claim.

     On March 10, 2006, 3F Therapeutics received a letter from its director and officer insurance carrier that such carrier will provide a defense and cover all defense costs with respect to 3F Therapeutics and Theodore C. Skokos, subject to policy terms and full reservation of rights.

     On March 23, 2006, 3F Therapeutics filed a motion to dismiss the complaint. Under the Private Securities Litigation Reform Act, no discovery will be permitted until the judge rules upon the motion to dismiss.


     On or about June 14, 2006, Abbey commenced a civil action in the Court of Chancery in the State of Delaware by serving 3F Therapeutics with a complaint naming both 3F Therapeutics and Theodore C. Skokos as defendants (the "Abbey II Litigation"). The complaint alleges, among other things, fraud and breach of fiduciary duties in connection with the purchase by Abbey of his partnership interest in 3F Partners II. The Delaware action seeks: (1) a declaration that
(a) for purposes of the proposed


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merger, Abbey is a record stockholder of 3F Therapeutics (even though he is not himself a record owner of any of the capital stock of 3F Therapeutics) and is thus entitled to withhold his consent to the merger and seek appraisal rights if the merger is consummated and (b) the irrevocable stockholder consent submitted by 3F Partners II to approve the merger be voided as unenforceable; and (2) damages based upon allegations that 3F Therapeutics aided and abetted Mr. Skokos in breaching Mr. Skokos's fiduciary duties of loyalty and faith to Abbey. 3F Therapeutics has indicated that these claims are without merit and that it intends to aggressively defend this action. On July 17, 2006, 3F Therapeutics filed a motion to dismiss the complaint in the Abbey II Litigation, or, alternatively, to stay the action pending adjudication of the Abbey I Litigation.



     3F Therapeutics received a letter dated June 20, 2006 from its director and officer insurance carrier advising 3F Therapeutics that the Abbey II Litigation appears to be a claim related to the Abbey I Litigation and that the carrier will provide a defense and cover all defense costs of 3F Therapeutics and Mr. Skokos in the Abbey II Litigation, subject to policy terms, limits and a full reservation of rights.



     As security for the indemnification rights of ATS Medical to be covered in the event 3F Therapeutics or ATS Medical (or their officers, directors or affiliates) suffer any loss or damage arising out of the Abbey I or Abbey II Litigation, the amended merger agreement provides that ATS Medical is entitled to its indemnification rights thereunder (without being subject to the $200,000 basket amount), and in addition to the potential coverage under the 3F Therapeutics' directors and officers insurance policy (which has a $5,000,000 limit), ATS Medical may set-off for indemnification claim amounts against the 1,400,000 shares of ATS Medical common stock being escrowed upon the closing (as more fully described above under the caption "The Merger Agreement -- Certain Covenants and Agreements -- Escrow Agreement") as well as against the milestone shares.


  POTENTIAL FOR CONFLICT OF INTEREST


     Theodore C. Skokos is expected to be 3F Therapeutics' nominee to the ATS Medical board of directors. If Mr. Skokos is elected to the ATS Medical board of directors, the continuation of the Abbey I Litigation and Abbey II Litigation following such election could give rise to a conflict of interest between Mr. Skokos, on the one hand, and ATS Medical and 3F Therapeutics, on the other hand. In the event that any such situation arises, Mr. Skokos would have to recuse himself from any decisions to be made or deliberations undertaken by the ATS Medical board of directors that relate to such matters.


3F THERAPEUTICS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  EXECUTIVE OVERVIEW


     3F Therapeutics was formed in June 1998 to develop, manufacture, and market innovative cardiovascular devices for patients with unmet clinical needs. 3F Therapeutics' products are intended to improve upon the performance of heart valves presently in the market and to address the resultant complications of patients with congestive heart failure. Piper Jaffray Equity Research estimated that, in 2004, over 260,000 people had open-heart valve replacement surgery and, in the United States alone, approximately five million people suffer from congestive heart failure. 3F Therapeutics intends to develop products that will further extend the useful life of biological heart valves, thereby limiting the need for re-operation in older adults, while simultaneously enabling younger patients to avoid life-long anticoagulation therapy associated with mechanical heart valve implantation.

     In October 2004, 3F Therapeutics received CE mark certification to market the Model 1000 valve in Europe and other foreign countries. The Model 1000 valve has been uniquely designed to be collapsed without suffering damage while also maintaining excellent dynamic flow characteristics after implant. The Model 1000 valve is used to treat aortic heart valve disease caused by the natural aging process, rheumatic heart disease, prosthetic valve failure and congenital defects. 3F Therapeutics is in the process of completing the submission of a PMA to the FDA to obtain market clearance to sell the Model 1000 valve

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


in the United States. 3F Therapeutics expects to submit the final module containing clinical trial results to the FDA during the third quarter of 2006.



     In June 2002, 3F Therapeutics entered into a development and supply agreement with Percutaneous Valve Technologies ("PVT") to collaborate their efforts to develop similar cardiac valve replacement systems. Edwards purchased PVT in December of 2003 and assumed the obligations of the PVT development and supply agreement.



     In June 2005, 3F Therapeutics entered into a master agreement, supply and training agreement and two license agreements with Edwards in exchange for $25,000,000, of which $23,000,000 was received upon execution of those agreements. The remaining $2,000,000 was held back and is to be paid at the completion and termination of the supply and training agreement provided that 3F Therapeutics has not breached the supply and training agreement (or such breach has been cured as provided under that agreement or waived by Edwards). Under the supply and training agreement, for a period of up to a maximum of eighteen months, 3F Therapeutics is required to manufacture certain products for, and sell at a fixed price to, Edwards. Edwards is required to pay for such products within sixty days of receipt thereof. 3F Therapeutics is also required to provide Edwards with training relating to the manufacture and processing of the products being manufactured by 3F Therapeutics for Edwards under the supply and training agreement. The master agreement terminated the prior agreements between 3F Therapeutics and PVT, including the development and supply agreement with PVT. The license agreements entered into in connection with the master agreement grants 3F Therapeutics and Edwards various rights to patents, know-how and intellectual property owned by each company.


     3F Therapeutics believes that future substantial growth within the heart valve industry will be the result of the introduction of minimally invasive and off-pump products. To address this future demand, 3F Therapeutics is currently working on the development of various minimally invasive and off-pump aortic heart valve concepts. 3F Therapeutics' first product in this arena is its Enable valve, which is intended to reduce surgical cross-clamp and cardio-pulmonary bypass time. The Enable valve is presently in clinical studies outside the United States. 3F Therapeutics is also developing an off-pump aortic valve, the Entrata system, using technology and intellectual property licensed from Edwards.


     As previously described, on January 23, 2006, 3F Therapeutics entered into a merger agreement with ATS Medical. The consummation of the merger is subject to customary conditions described elsewhere in this proxy statement/prospectus (see "Proposal 1: The Merger -- The Merger Agreement"). Subject to these conditions being satisfied, 3F Therapeutics anticipates that the merger will close in the third quarter of 2006. 3F Therapeutics believes that the merger with ATS will be a major step in obtaining a leadership position in all segments of the cardiac surgery market.



     In connection with the merger, 3F Therapeutics and ATS Medical entered into a letter agreement dated March 7, 2006 whereby ATS Medical assumed responsibility for distribution of the Model 1000 valve outside the United States prior to the closing date and for a period of up to three years after the date of the letter agreement if the merger transaction is not consummated. 3F Therapeutics has notified each of its distributors that they are in breach of their distribution agreement with 3F Therapeutics due to failure to meet minimum quantity purchase obligations. All the distributors failed to cure the breach. Six of sixteen distributors were sent letters terminating their distribution agreements. ATS Medical is evaluating the agreements with the remaining ten distributors.


     3F Therapeutics is incorporated in Delaware, with headquarters in Orange County, California and was founded by James L. Cox, M.D., a world recognized cardiac surgeon and past president of the American Association of Thoracic and Cardiovascular Surgery. 3F Therapeutics was named after the premise that in the human body, as nature evolves, form follows function, or 3F. For additional information regarding the business of 3F Therapeutics, see "Certain Information Concerning 3F Therapeutics -- Business of 3F Therapeutics").

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

  CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     3F Therapeutics bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. This discussion and analysis of 3F Therapeutics' financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires 3F Therapeutics to make estimates and judgments that affect (1) the reported amounts of assets, liabilities, revenues, and expenses and (2) the related disclosure of contingent liabilities. At each balance sheet date, 3F Therapeutics evaluates its estimates, including but not limited to, the allowance for doubtful accounts, slow-moving and obsolete inventory reserves, the fair value of 3F Therapeutics' equity instruments and valuation allowances for deferred tax assets and deferred revenue. The critical accounting policies that are most important in fully understanding and evaluating the financial condition and results of operations are discussed below.

     Revenue Recognition

     3F Therapeutics recognizes revenue from product sales upon shipment to the customer provided that the it has received a customer-executed purchase order, the sales price is fixed, title has transferred, collection of resulting receivables is reasonably assured, there are no customer acceptance requirements and there are no remaining significant obligations.

     In 2005, the license fee revenue was generated through agreements with Edwards whereby the upfront non-refundable license fee was deferred and recognized over the period for which 3F Therapeutics continues to have a performance obligation based on a straight-line basis. 3F Therapeutics does not anticipate entering into any new license agreements and generating any new license fee revenue.

     Allowance for Doubtful Accounts

     3F Therapeutics maintains an allowance for doubtful accounts that is calculated using subjective judgments and estimates to establish this valuation account. 3F Therapeutics' distribution in international markets through independent distributors concentrates relatively large amounts of receivables in relatively few customer accounts. 3F Therapeutics monitors amounts that are not paid according to terms. 3F Therapeutics attempts to accrue for potential losses due to non-payment. Financial conditions in international markets can change very quickly, and 3F Therapeutics' allowance for doubtful accounts cannot anticipate all potential changes. 3F Therapeutics' allowance for doubtful accounts was approximately $25,000 at December 31, 2005 and $0 at December 31, 2004.

     Management Judgments and Accounting Estimates

     Accounting estimates are an integral part of the preparation of financial statements and are based upon management's current judgment. The process used by management encompasses its knowledge and experience about past and current events and certain assumptions about future events. The management of 3F Therapeutics believes it used all the relevant facts available at the time to make the best judgments about accounting estimates, and the independent auditors considered this information in the scope of their audit. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, slow-moving and obsolete inventory reserves, the fair value of 3F Therapeutics' equity instruments and valuation allowance for deferred tax assets and deferred revenue.

     Employee Stock Options

     For financial statement purposes, 3F Therapeutics has elected to continue to account for its employee stock options using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and records compensation expense for outstanding stock options using fixed plan accounting. As required under APB Opinion No. 25, 3F Therapeutics recorded a compensation charge at the date of grant for the year ended December 31, 2005. The expense equals the difference between the fair market value of 3F Therapeutics' common stock
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on the grant date and the exercise price of the stock options and will be recognized ratably over the four-year vesting period of the stock options. If compensation cost had been recognized consistent with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123, options granted to employees would be valued using the minimum value method with the following assumptions: expected dividend yield of 0%, expected life of 6.25 years and weighted average risk-free interest rate of 3.77% and 3.87% as of December 31, 2005 and 2004, respectively.

     Stock Compensation to Non-Employees

     In addition to fees paid for services, stock options issued to non-employees have been recorded at their estimated fair value, and the related compensation expense was recorded at the performance commitment date, which is the same as the grant date. 3F Therapeutics recognized compensation expense of $168,000 and $3,857 in connection with the options issued to non-employees during the fiscal year ended December 31, 2005 and 2004, respectively. The fair value of the options granted to non-employees is valued using the Black-Scholes option pricing model with the following assumptions for options outstanding as of December 31, 2005 and 2004, respectively: expected volatility of 111.45% and 24.00%, expected dividend yield of 0%, risk-free interest rate of 3.71% and 3.87%, and expected life of 10 years.

     Series D Preferred Warrants

     In April 2005, in connection with 3F Therapeutics' issuance of its convertible Series E preferred stock, 3F Therapeutics reduced the number of authorized shares of Series D preferred stock and, as a result, 3F Therapeutics had an insufficient number of authorized shares of Series D preferred stock to settle all 205,128 Series D preferred share warrants upon their exercise. Accordingly, under EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the warrants require liability treatment. This value was estimated using a Black-Scholes option pricing model, with the following assumptions as of April 5, 2005 and December 31, 2005: expected volatility of 111.45% and 108.80%, respectively; expected dividend yield of 0.00%; risk-free rate of 3.77%; and expected life of
6.00 and 5.50 years, respectively. The warrants are classified as a long-term liability at the estimated fair value at each reporting date, with changes in the estimated fair value recorded as an adjustment in the statement of operations. The estimated fair value of these warrants at April 5, 2005 and December 31, 2005 was $223,320 and $210,212, respectively.

     Deferred Taxes

     In assessing the potential realization of the deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon 3F Therapeutics attaining future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of net operating loss (NOL) carryforwards may be limited due to restrictions imposed under applicable federal and state tax laws due to changes in ownership. 3F Therapeutics has fully reserved its deferred tax assets due to the uncertainty surrounding the realization of the benefits of its tax attributes, including NOL carryforwards in future tax returns.

     Inventory Valuation

     Inventories are carried at the lower of cost (first-in first-out basis) or market. Inventories, which are warehoused in Belgium, consisted of finished goods of $267,749 and $240,828 at December 31, 2005 and December 31, 2004, respectively.

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     Critical Accounting Policies and Estimates



     The accounting policies that have the greatest impact on 3F Therapeutics' financial condition and results of operations and that require the most judgment are those relating to revenue recognition, allowance for doubtful accounts, inventory valuation, valuation of deferred income taxes and fair value of 3F Therapeutics' equity instruments. These policies are described in further detail in this proxy statement/prospectus for the fiscal year ended December 31, 2005. Except for share-based compensation treatment described below, there have been no significant changes in 3F Therapeutics' critical accounting policies and estimates during the fiscal quarter ended March 31, 2006 as compared to the policies and estimates previously disclosed in this proxy statement/prospectus for the fiscal year ended December 31, 2005.



     Adoption of SFAS 123R



     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004); "Share-Based Payment," ("SFAS 123R"). Effective for the first quarter of fiscal 2006, 3F Therapeutics adopted SFAS 123R using the modified prospective method, which requires 3F Therapeutics to record compensation expense for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, prior period amounts presented herein have not been restated to reflect the adoption of SFAS 123R.



  COMPARISON OF THE QUARTERS ENDED MARCH 31, 2006 AND 2005



  Results of Operations



     The following table provides the dollar change in the 3F Therapeutics' statements of operations for the quarters ended March 31, 2006 and 2005.



                                                     THREE MONTHS ENDED
                                                         MARCH 31,
                                                  ------------------------    INCREASE
                                                     2006         2005       (DECREASE)
                                                  ----------   -----------   ----------
Revenues
  Product revenue...............................  $   43,080   $    47,860   $   (4,780)
  License revenue and other.....................   3,690,904                  3,690,904
                                                  ----------   -----------   ----------
                                                   3,733,984        47,860    3,686,124
Expenses:
  Cost of product revenue.......................      22,350        46,040      (23,690)
  Cost of license revenue and other.............     295,999                    295,999
  Research and development......................   1,929,451     1,729,897      199,554
  Selling, general and administrative...........   1,960,039     1,065,979      894,060
                                                  ----------   -----------   ----------
     Operating loss.............................    (473,855)   (2,794,056)   2,320,201
Non-operating income (loss)
  Interest income...............................     124,894        14,268      110,626
  Interest expense..............................      (5,154)     (278,677)     273,523
                                                  ----------   -----------   ----------
     Net loss...................................  $ (354,115)  $(3,058,465)  $2,704,350
                                                  ==========   ===========   ==========



  Product and License Revenues



     Product revenues decreased from $47,860 for the three months ended March 31, 2005 to $43,080 for the three months ended March 31, 2006 due to a reduction in the sales price received from ATS in exchange for assuming responsibility for distribution outside the United States beginning in March 2006. The quantity, customer and geographical mix between European countries in any particular quarter can fluctuate significantly and therefore is not indicative of a trend.


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     The non-refundable amount of $23,000,000 received from Edwards under the agreements entered into in June 2005 is being recognized as revenue on a straight-line method over the contract commitment period under the terms of the supply and training agreement, which ends December 31, 2006. During the three months ended March 31, 2006, 3F Therapeutics recognized license revenue of $3,631,579 and revenue from products sold to Edwards in connection with the supply and training agreement of $59,325. Under the terms of the supply and training agreement, product sales to Edwards will be discontinued on the earlier of December 31, 2006 or when agreed by 3F Therapeutics and Edwards that the terms of the supply and training agreement have been satisfactorily performed.



  Cost of Product Revenues



     Cost of product revenues for the three months ended March 31, 2006 was $22,350 compared to $46,040 for the three months ended March 31, 2005. For the three months ended March 31, 2005, cost of product revenues included cost of products sold to Edwards at a fixed price per a development agreement that was terminated in June 2005 and products sold to European distributors. For the three months ended March 31, 2006, the cost of product revenue includes only products manufactured in 2004 in preparation for the European launch in October 2004 that were sold to certain distributors in 2006. Subsequent to June 2005, in connection with the execution of the various agreements with Edwards, the cost of product sold to Edwards was reclassified and thereafter included in "cost of license revenue and other."



  Research and Development



     Research and development expenses include the costs to develop and improve current and future products, and the costs for regulatory and clinical activities for these products. Research and development expenses for the three months ended March 31, 2006 were $1.9 million compared to $1.7 million for the three months ended March 31, 2005. The increase in research and development expenses reflects an increase in consultants required to assist in preparing the Model 1000 PMA for filing with the FDA to obtain market release in the United States.



  Selling, General and Administrative



     Selling, general and administrative expenses for the three months ended March 31, 2006 were approximately $2.0 million compared to $1.1 million during the three months ended March 31, 2005. The increase was due exclusively to merger-related fees and expenses incurred for investment banking, legal and accounting services during the three months ended March 31, 2006.



  Interest Income and Expense



     Interest income of $124,894 for the three months ended March 31, 2006 compared to $14,268 for the three months ended March 31, 2005. The increase was due to an increase in cash available for investment.



     Interest expense of $5,154 for the three months ended March 31, 2006 compared to $278,677 for the three months ended March 31, 2005. The decease was due to the payment in full of the long-term debt in November 2005.



  Income Taxes



     3F Therapeutics has accumulated approximately $47.9 million of net operating loss ("NOL") carryforwards for U.S. tax purposes. 3F Therapeutics believes that its ability to fully utilize the existing NOL carryforwards could be restricted on a portion of the NOL for changes in control that may have occurred or may occur in the future. In addition, the utilization of NOL carryforwards may be limited due to restrictions imposed under applicable federal and state tax laws due to changes in ownership. 3F Therapeutics has fully reserved its deferred tax assets due to the uncertainty surrounding the realization of the benefits of its tax attributes, including NOL carryforwards in future tax returns.


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


  Net Loss



     3F Therapeutics incurred a net loss from operations of $354,115 for the three months ended March 31, 2006 compared to a net loss of $3,058,465 in the three months ended March 31, 2005. The reduction in net loss was due primarily to the increase in license revenue and other of $3,690,904, partially reduced by merger related fees and expenses incurred for investment banking, legal and accounting services in connection with the proposed merger with ATS.



  COMPARISON OF THE FISCAL YEARS ENDED DECEMBER 31, 2005 AND 2004


  RESULTS OF OPERATIONS

     The following table provides the dollar change in 3F Therapeutics' statements of operations for 2005 compared to 2004.

                                                                             INCREASE
                                                  2005           2004       (DECREASE)
                                               -----------   ------------   -----------
Revenues:
  Product revenues...........................  $   326,322   $    234,151   $    92,171
  License revenue and other..................    8,618,134             --     8,618,134
                                               -----------   ------------   -----------
                                                 8,944,456        234,151     8,710,305
Expenses:
  Cost of product revenues...................      320,166        181,234       138,932
  Cost of license and other..................    1,329,513             --     1,329,513
  Research and development...................    6,613,772      6,791,017      (177,245)
  Selling, general and administration........    3,381,829      4,313,515      (931,686)
                                               -----------   ------------   -----------
     Operating loss..........................  $(2,700,824)  $(11,051,615)  $ 8,350,791
                                               ===========   ============   ===========
Non-operating income (loss):
  Interest income............................      487,680         88,937       398,743
  Interest expense...........................   (1,935,305)      (345,101)   (1,590,204)
                                               -----------   ------------   -----------
     Net loss................................  $(4,148,449)  $(11,307,779)  $ 7,159,330
                                               ===========   ============   ===========

     Product Revenues


     During the fourth quarter of 2004, 3F Therapeutics began commercial sales of the Model 1000 valve in European markets. In 2005, 3F Therapeutics entered several international markets that represented opportunities for greater sales unit growth but at prices lower than 3F Therapeutics' existing markets. 3F Therapeutics believed that this strategy was reasonable because it enabled 3F Therapeutics to increase its market share and increase international familiarity with the product. 3F Therapeutics' representation within Europe and other foreign countries at December 31, 2005 consisted of 15 distributors. Product sales were $326,322 and $234,151 in the fiscal years ending December 31, 2005 and December 31, 2004, respectively, of which $88,921 and $193,523 in 2005 (prior to June 3, 2005) and 2004, respectively, were to Edwards. Under the terms of the Supply and Training Agreement, sales of product to Edwards will terminate in 2006.



     Sales of the Model 1000 valve in fiscal 2005 increased to $237,401 compared to $40,628 during fiscal 2004. The slow increase in sales in 2005 was due primarily to the limited resources provided by 3F Therapeutics to support the sales efforts and the delay in distributors obtaining third-party reimbursement.


     In connection with the merger with ATS Medical, 3F Therapeutics has entered into a letter agreement dated March 7, 2006 whereby ATS Medical will assume responsibly for distribution of the Model 1000 valve outside the United States prior to the closing date and for a period of three years if the
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

merger transaction is not consummated. 3F Therapeutics has notified each of its distributors that they are in breach of their distribution agreement with 3F Therapeutics due to failure to meet minimum quantity purchase obligations. The distributors have 30 days to cure the breach. If a distributor is unable to cure the breach, such distributor's distribution agreement will be terminated.

     License Revenue and Other


     In June 2005, 3F Therapeutics entered into a master agreement, non-exclusive license agreement, co-exclusive license agreement and a supply and training agreement with Edwards in exchange for $25,000,000, of which $23,000,000 was received upon execution of these agreements. The remaining $2,000,000 was held back and is to be paid at the completion and termination of the supply and training agreement provided 3F Therapeutics has not breached that agreement. The non-refundable amount of $23,000,000 is being recognized as revenue on a straight-line method over the contract commitment period under the terms of the supply and training agreement, which ends December 31, 2006. During the period from June 3, 2005 through December 31, 2005, 3F Therapeutics recognized license revenue of $8,473,684 and revenue from product sales of $144,450. 3F Therapeutics receives $800 for each heart valve and $150 for each leaflet sold to Edwards. At December 31, 2005, 3F Therapeutics recorded deferred revenue of $14,526,316.



     Cost of License Revenue and Other



     In 2005, in connection with entering into the Edwards master agreement and supply and training agreement, 3F Therapeutics' cost of license revenue was approximately $1.3 million, which consisted of $584,923 paid to investment bankers and attorneys, $22,950 paid for training services and $721,640 paid for cost of products in connection with the Edwards master agreement and supply and training agreement. The investment banker and attorney fees were recorded as incurred. The training costs were recorded when incurred, and the cost for product was recorded when the product was shipped. Prior to entering into the Edwards agreements in June 2005, 3F Therapeutics had no license revenue. Under terms of the Edwards agreements, no further training service or products will be provided to Edwards after December 31, 2006.



     Cost of Product Revenues



     Cost of product revenues increased as a percentage of product revenues from 77% in 2004 to 98% in 2005. This was primarily due to an increase in the manufacturing cost of product sold at a fixed price to PVT, a subsidiary of Edwards, under the terms of the PVT development and supply agreement. The gross margin (loss) on product sold to PVT during the first six months of 2005 was (147%) compared to 20% in 2004 due to a significant decrease in tissue yield experienced by 3F Therapeutics on product manufactured for PVT. 3F Therapeutics' agreement with PVT was terminated in June 2005. The cost of product revenues of the Model 1000 valve in 2005 remained comparable to the cost of product revenues in 2004. Subsequent to June 2005, in connection with the execution of the various agreements with Edwards, the cost of product sold to Edwards was reclassified and thereafter included in "cost of license revenue and other."


     Research and Development

     Research and development expenses include the costs to develop and improve current and future products, the costs for regulatory and clinical activities for these products. Research and development expenses decreased to $6,613,772 in fiscal 2005 compared to $6,791,017 in fiscal 2004 due to a reduction in personnel and costs incurred to develop and improve current and future products and a decrease in the costs for regulatory and clinical activities for these products.

     Selling, General and Administrative

     During fiscal 2005, selling, general and administrative expenses decreased to $3,381,829 compared to $4,313,515 in fiscal 2004. Major decreases were due primarily to a reduction in selling, marketing and trade show related expenses, combined with a decrease in legal, consulting, and deprecation expense. During fiscal 2005, 3F Therapeutics made efforts to minimize the use of cash, which resulted in the reduction of operating expenses.

     Interest Income

     In fiscal 2005 and fiscal 2004, interest income was attributable to investment in short-term highly liquid securities.

    Interest Expense

     In fiscal 2005, interest expense was primarily attributable to the $8,000,000 in borrowings from Lighthouse Capital Partners V, L.P. in 2004 under the terms of a Loan and Security Agreement (the "Loan Agreement"). The amounts borrowed under the Loan Agreement carried an interest rate of prime (7.25% at December 31, 2005) plus 7% during the interest-only period from June 2004 through June 2005. In addition, the Loan Agreement required an interest payment equal to 9% of total borrowings or $720,000, which was recorded as interest expense. The $8,000,000 was paid in full in November 2005. Interest expense also includes a prepayment penalty of $133,000, the final balloon payment of 9% ($720,000) due with the early payoff, and the discount amortization related to the 205,128 shares of Series D preferred stock warrants of 3F Therapeutics issued to Lighthouse Capital Partners V, L.P. and one of its affiliates in connection with the borrowings.

    Income Taxes

     3F Therapeutics has accumulated approximately $47.9 million of net operating loss ("NOL") carryforwards for U.S. tax purposes. 3F Therapeutics believes that its ability to fully utilize the existing NOL carryforwards could be restricted on a portion of the NOL for changes in control that may have occurred or may occur in the future. In addition, the utilization of NOL carryforwards may be limited due to restrictions imposed under applicable federal and state tax laws due to changes in ownership. 3F Therapeutics has fully reserved its deferred tax assets due to the uncertainty surrounding the realization of the benefits of its tax attributes, including NOL carryforwards in future tax returns.

    Net Loss

     3F Therapeutics' net loss in 2005, which was considerably lower than 3F Therapeutics' net loss in 2004, resulted primarily from revenue recognized from the sale of a license to Edwards in June 2005.

 LIQUIDITY AND CAPITAL RESOURCES

     Cash, cash equivalents, and short-term investments totaled $12,330,421 and $4,040,286 at December 31, 2005 and December 31, 2004, respectively.

    Operating Activities


     During fiscal 2005, 3F Therapeutics received cash from Edwards of $22.4 million, net of investment banking fees, and $604,766 from customers and clinical sites. 3F Therapeutics made payments to employees, consultants, clinical sites, professionals and suppliers of $11.5 million. During fiscal 2004, 3F Therapeutics received cash of $395,459 from customers and clinical sites. 3F Therapeutics made payments to employees, consultants, professionals, clinical sites and suppliers of $11.3 million. 3F Therapeutics believes it current cash balances are adequate to fund its operating activities in fiscal 2006.


    Investing Activities

     3F Therapeutics purchased property and equipment of $134,302 in fiscal 2005 and $21,126 in fiscal 2004. 3F Therapeutics has no material commitments for capital expenditures.

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

    Financing Activities


     3F Therapeutics has historically funded its operations through private equity investments. During fiscal 2005, 3F Therapeutics raised proceeds of $5,987,404, net of transaction cost of $12,597, through the issuance of 2,666,667 shares of Series E Preferred Stock at $2.25 per share. During fiscal 2005 and fiscal 2004, 3F Therapeutics also raised approximately $46,486 and $15,654, respectively, through the issuance of common stock in connection with the exercise of stock options. In 2004, 3F Therapeutics borrowed $8,000,000 pursuant to the Loan Agreement, which amount was repaid in full in November 2005.


     Short-Term Debt

     In fiscal 2005, 3F Therapeutics entered into short-term debt agreements with two financing companies to finance insurance premiums in the amount of $430,466. The outstanding principal under these agreements was $178,022 at December 31, 2005. The short-term agreements are for a period of 8 to 10 months, with interest rates between 8.40% and 9.25%.

  CASH MANAGEMENT

     During 2006, 3F Therapeutics estimates that operating costs will remain high in comparison to sales during 2006 and will require the use of cash to fund operations. 3F Therapeutics will draw down cash balances to fund development and clinical affairs and other operations during fiscal 2006.

     Based upon the current forecast of sales and operating expenses, 3F Therapeutics anticipates having cash to fund its operations through fiscal 2006. However, any adverse change that affects 3F Therapeutics' revenue, access to the capital markets or future demand for 3F Therapeutics' products will affect its long-term viability. Maintaining adequate levels of working capital depends in part upon the success of 3F Therapeutics' products in the marketplace, the relative profitability of those products and 3F Therapeutics' ability to control operating and capital expenses. Funding of 3F Therapeutics' operations in future periods may require additional investments in 3F Therapeutics in the form of equity or debt. There can be no assurance that 3F Therapeutics will achieve desired levels of sales or profitability, or that future capital infusions will be available.

  OFF-BALANCE SHEET ARRANGEMENTS

     In December 2004, 3F Therapeutics entered into an amendment to the Loan Agreement with Lighthouse Capital Partners V, L.P. whereby $2,500,000 in borrowings was available immediately in exchange for the payment of a restructuring fee of $250,000 due and payable upon the completion of a liquidation event, as defined therein, which includes the contemplated merger with a wholly owned subsidiary of ATS Medical. This amount will become due upon the close of the contemplated merger transaction.

  CONTRACTUAL OBLIGATIONS

     3F Therapeutics has no contractual obligations due beyond 2006.

     The following table sets forth 3F Therapeutics' future payment obligation:

                                                              PAYMENT DUE BY PERIOD
                                                              ----------------------
                                                                          LESS THAN
                                                                TOTAL       1 YEAR
                                                              ---------   ----------
Short-term debt.............................................  $178,022     $178,022
Operating Lease.............................................   194,021      194,021
                                                              --------     --------
  Total.....................................................  $372,043     $372,043
                                                              ========     ========

     3F Therapeutics will incur approximately $2,900,000 in expenses upon the close of the merger transaction. See "Index to Financial Statements" on page FS-i of this proxy statement/prospectus. These expenses include approximately $1,545,000 payable in investment banking fees and related expenses, and $775,000 in employee-related expenses for retention payments to Messrs. Cuevas, Sellke and Bunn and Dr. Quijano.


  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary objective of 3F Therapeutics' investment activities is to preserve principal while at the same time maximizing the income 3F Therapeutics receives from its investments without significantly increasing risk. Some of the securities that 3F Therapeutics invests in may have market risk. This means that a change in prevailing interest rates may cause the fair market value of the principal amount of the investment to fluctuate. For example, if 3F Therapeutics holds a security that was issued with a fixed interest rate at the then prevailing rate and the prevailing interest rate later rises, the fair value of the principal amount of 3F Therapeutics' investment will probably decline. To minimize this risk, 3F Therapeutics' portfolio of cash equivalents and short-term investments may be invested in a variety of securities, including commercial paper, money market funds, and both government and non-government debt securities. The average duration of all 3F Therapeutics' investments has generally been less than three months. Due to the short-term nature of these investments, 3F Therapeutics believes it has no material exposure to interest rate risk arising from its investments.

     In international markets, 3F Therapeutics sells its products to independent distributors who, in turn, sell to medical hospitals. Loss, termination, or ineffectiveness of distributors to effectively promote 3F Therapeutics' products would have a material adverse effect on 3F Therapeutics' financial condition and results of operations. 3F Therapeutics has entered into a letter agreement dated March 7, 2006 whereby ATS Medical has agreed to assume responsibly for distribution of the Model 1000 valve outside the United States prior to the closing date and for a period of three years if the merger transaction is not consummated.

COMPENSATION OF DIRECTORS

     3F Therapeutics does not compensate directors for serving on its board of directors.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF 3F THERAPEUTICS

     3F Therapeutics' executive officers and significant employees are as follows:


NAME                                   AGE                      POSITION
----                                   ---                      --------
Walter A. Cuevas.....................  52    Chief Executive Officer and President and
                                             Director
Rodolfo C. Quijano, M.D. ............  70    Chief Technical Officer and Director
Dennis L. Sellke.....................  60    Senior Vice President Business and Market
                                             Development and Director
Louis H. Bunn........................  49    Senior Vice President Finance and
                                             Administration and Chief Financial Officer
Catherine A. Kusnick.................  55    Vice President of Clinical Affairs
Ruth W. Johnson......................  56    Vice President of Operations
Jeffrey P. DuMontelle................  48    Director of Research and Development
Astrid M. Berthe.....................  42    Director, Quality and Regulatory Affairs


     WALTER A. CUEVAS, CHIEF EXECUTIVE OFFICER AND PRESIDENT: Mr. Cuevas has served as 3F Therapeutics' Chief Executive Officer and President since May 2001. Mr. Cuevas has over 29 years of experience in medical device companies. Prior to joining 3F Therapeutics, Mr. Cuevas was Vice President and Corporate Officer of Medtronic, Inc. in charge of their Heart Valve Business in Irvine, California. Prior to that, Mr. Cuevas held various positions with Allergan, Inc, including President and General Manager of Allergan's main intraocular lens facility in Puerto Rico. Mr. Cuevas holds a bachelor degree in Mechanical Engineering from the University of Puerto Rico as well as an M.B.A. from National University in San

Diego. He is a past member of the Board of Directors of the California Healthcare Institute, the American Heart Association, Orange County, California chapter, and of the Keck's Graduate Institute (part of The Claremont Colleges) Corporate Advisory Committee.


     RODOLFO C. QUIJANO, M.D., PH.D., CHIEF TECHNICAL OFFICER: Dr. Quijano has served as 3F Therapeutics' Chief Technical Officer since June 1998. Dr. Quijano has extensive experience in the world of cardiac surgery and replacement heart valves. Dr. Quijano was one of two founding members of VenPro Corporation and Orqis Medical (previously ForeFlow Corp) and serves as director on both of these companies' boards. Prior to that, Dr. Quijano was Vice President of R&D, Clinical Research and Regulatory Affairs at Edwards Cardiovascular Surgery, Division of Baxter Healthcare Corporation (now Edwards Life Sciences) to which he came by acquisition of Xenomedica AG, Luzern, Switzerland, a biological devices company of which he was the founder. In the early 1970s, Dr. Quijano was Director of R&D and Regulatory Affairs at Hancock Laboratories Inc. (now a division of Medtronic), manufacturer of the first commercially available biological replacement heart valve.


     DENNIS L. SELLKE, SENIOR VICE PRESIDENT, BUSINESS AND MARKET
DEVELOPMENT: Mr. Sellke has 30 years of experience in the medical device industry and has served as Senior Vice President, Business and Market Development of 3F Therapeutics since October 2002. Prior to joining 3F Therapeutics, Mr. Sellke served as Chief Executive Officer of Hypertension Diagnostics, Inc., President and Chief Executive Officer of Ela-Angeion LLC, and Chairman and Chief Executive Officer of Clarus Medical, Inc., all located near Minneapolis, Minnesota. Prior to that, Mr. Sellke served 17 years in various executive, corporate development, and marketing capacities with Medtronic, Inc., including several years as the VP/General Manager of the Heart Valve Division of Medtronic. Mr. Sellke received a B.S. from the School of Business at Southern Illinois University in 1968 and an M.B.A. from Rivier College in Nashua, New Hampshire in 1978.

     LOUIS H. BUNN, SENIOR VICE PRESIDENT, FINANCE & ADMINISTRATION AND CHIEF FINANCIAL OFFICER: Mr. Bunn has served as Senior Vice President, Finance & Administration and Chief Financial Officer of 3F Therapeutics since November 2002. Mr. Bunn has over 15 years experience with companies involved in high technology device development. Prior to joining 3F Therapeutics, Mr. Bunn was Vice President and Chief Financial Officer/General Manager of EndiCOR Medical, Inc. (coronary catheter products) from June 1999 to April 2002, which was acquired by Ev3, Inc. Prior to that, Mr. Bunn served as Vice President and Chief Financial Officer of SenDx Medical, Inc. (critical care diagnostic equipment), which was acquired by Radiometer Analytical. Prior to this, Mr. Bunn was Senior Audit Manager with Ernst & Young. Mr. Bunn has a degree in Business Administration from San Diego State University and is a certified public accountant.


     CATHERINE A. KUSNICK, M.D., VICE PRESIDENT, CLINICAL AFFAIRS: Dr. Kusnick has served as Vice President, Clinical Affairs, of 3F Therapeutics since December 2004. Dr. Kusnick brings over 20 years of hospital-based medical practice, research and Clinical Affairs experience to 3F Therapeutics. Her industry experience includes Phase I, II and III trials for radiographic and MRI contrast agents at Mallinckrodt. She headed Clinical Affairs at SenoRx, an emerging company, running studies from IDE phase through commercial phase user preference studies for breast biopsy devices and accessories from 2000 to 2004. She is a Diplomat of the American Board of Radiology with sub-specialty certification in Cardiovascular and Interventional Radiology. Dr. Kusnick graduated from medical school at University of California, Irvine and completed Radiology residency and fellowship training at University of California, San Diego and Stanford University Medical Center. She holds a M.S. from Stanford University and a bachelor's degree from Wellesley College. Dr. Kusnick has co-authored many academic abstracts and papers. She has extensive experience training other physicians through presentations, lectures and hands-on workshops at local, regional and national meetings.



     RUTH W. JOHNSON, VICE PRESIDENT, OPERATIONS: Ms. Johnson has served as Vice President, Operations, of 3F Therapeutics since June 2005. Ms. Johnson has over 19 years of Medical Device Operational experience. Before joining 3F Therapeutics, she served as the director of Medtronic's Cardiac Rhythm Management Global Supply Chain Team, which was responsible for synchronizing 5 globally located manufacturing facilities to 7 global distribution centers, from January 2003 to June 2005. She also spent 3 years in Europe as a Senior Supply Chain Manager for Medtronic's European Operations Center. Prior to that, she was Manufacturing Manager for Medtronic's Heart Valve Division. Ms. Johnson serves as Board Member of the SCOR Supply Chain organization. She received her B.S. from Arkansas State University and a MA in International Business from Webster University.

     JEFFREY P. DUMONTELLE, P.E., DIRECTOR, RESEARCH AND DEVELOPMENT: Mr. DuMontelle has been employed by 3F Therapeutics since October 2001 and has served as Director, Research and Development since January 2005. Mr. DuMontelle has over 25 years of experience in medical devices with divisions of Medtronic, Pfizer and American Hospital Supply. He has extensive experience in cardiovascular and cardiopulmonary products and is a registered mechanical engineer with the state of California. Prior to joining 3F Therapeutics, Mr. DuMontelle held positions as VP Engineering and Quality with RKL Technologies, Inc., Director of Engineering with Gish Biomedical, Inc., and Manager of Engineering with Medtronic Heart Valves, Inc. Mr. DuMontelle holds a B.S. in Biomedical Engineering from the University of Iowa and an M.B.A. from the University of California at Irvine, California.

     ASTRID M. BERTHE, DIRECTOR, QUALITY AND REGULATORY AFFAIRS: Ms. Berthe has served as Director, Quality and Regulatory Affairs, of 3F Therapeutics since December 2004. Ms. Berthe has over 20 years of professional experience in Medical Devices and Biologics. Ms. Berthe has held various leadership positions in the areas of Quality Systems, Quality Operations, Regulatory Compliance, Engineering, Manufacturing, Customer Satisfaction and Regulatory Affairs in companies like Medtronic, Baxter Healthcare and Isotis Orthobiologics. Prior to joining 3F Therapeutics, Ms. Berthe was Director of Quality Operations at Isotis Orthobiologics. Ms. Berthe holds a B.S. in Industrial Engineering. Ms. Berthe is an active member with the ASQ and the Orange County Regulatory Affairs Association.


RELATED PARTY TRANSACTIONS



     In 2005, Boyd D. Cox a director and stockholder of 3F Therapeutics and the individual party to the merger agreement as the 3F Therapeutics stockholder representative, provided legal services in connection with the restructuring of the Edwards master agreement and consummating the merger agreement with ATS Medical. During 2005, 3F Therapeutics paid Mr. Cox $215,000 for legal services, including reimbursement of out-of-pocket expenses. At December 31, 2005, 3F Therapeutics owed Mr. Cox $151,721 for legal services provide related to the merger transaction with ATS Medical. Mr. Cox is a 15% stockholder of Cardiac Concepts, Inc., a stockholder of 3F Therapeutics.



     James L. Cox, M.D., 3F Therapeutics' founder and Chairman of the Scientific Advisory Board, was paid $150,000 plus reimbursement for out-of-pocket expenses during both the years ended December 31, 2005 and 2004.



     An entity controlled by Olav B. Bergheim, a director of 3F Therapeutics, provides consulting services in connection with the development of patents and managing 3F Therapeutics' patent process and portfolio. Mr. Bergheim was paid approximately $90,000 for consulting services, plus reimbursement for out-of-pocket expenses during each of the years ended December 31 2005 and 2004.



     Theodore C. Skokos, chairman of the board and a stockholder of 3F Therapeutics, is also president of 3F Management, Inc., the entity that serves as general partner of 3F Partners Limited Partnership, and the managing and only member of 3F Management II, LLC, the entity that serves as general partner of 3F Partners Limited Partnership II. 3F Management, Inc. owns 1% and Mr. Skokos owns 30.34%, respectively, of 3F Partners Limited Partnership. 3F Management II, LLC owns 1% of 3F Partners Limited Partnership II. Both of these partnerships are major stockholders of 3F Therapeutics. See "Certain Information Concerning 3F Therapeutics -- Security Ownership of Certain Beneficial Owners and Management." Mr. Skokos is also president and a 35% stockholder of Cardiac Concepts, Inc., a stockholder of 3F Therapeutics.



     Messrs. Cuevas, Bunn and Sellke have also entered into retention agreements with 3F Therapeutics. These retention agreements are designed to provide an incentive for these officers to remain employed with 3F Therapeutics through the closing date of the merger. These agreements provide for retention payments of $275,000 to Mr. Cuevas, $190,437 to Mr. Bunn and $182,436 (less any base salary paid to him between

July 1, 2006 and the closing date of the merger) to Mr. Sellke. For additional information concerning these retention agreements, see "Proposal 1: The
Merger -- Certain Contracts Between ATS Medical and 3F Therapeutics -- 3F Therapeutics Employee Retention Agreements."



     It is anticipated that 3F Therapeutics and Rodolfo C. Quijano, M.D. will enter into an agreement providing for the termination of Dr. Quijano's employment, pursuant to which he will receive severance pay of $125,000 (representing one-half of his annual salary as of the date of this proxy statement/ prospectus). Concurrently with the execution of that agreement, it is anticipated that 3F Therapeutics and Dr. Quijano will enter into a one-year consulting agreement under which he will receive annual consulting fees of $125,000. If Dr. Quijano's consulting agreement is terminated prior to the end of the one-year term for any reason other than "cause" (as defined in the consulting agreement), he will continue to be entitled to receive his consulting fees for the remainder of that one-year period. Following termination of his employment, it is anticipated that Dr. Quijano will no longer serve as Chief Technical Officer of 3F Therapeutics. 3F Therapeutics intends to enter into these agreements prior to the effective time of the merger, with the consulting agreement continuing thereafter.



     Alan F. Warrick, a director of 3F Therapeutics, owns approximately 8.91% of 3F Partners Limited Partnership.


EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by Walter A. Cuevas, 3F Therapeutics' Chief Executive Officer and President. No other executive officers of 3F Therapeutics will continue as executive officers of ATS Medical.


                                                      ANNUAL                 LONG-TERM
                                                 COMPENSATION(1)            COMPENSATION
                                              ----------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR   SALARY ($)   BONUS ($)        OPTIONS (#)
---------------------------            ----   ----------   ---------   ----------------------
Walter A. Cuevas.....................  2005    275,000          --                 --
  Chief Executive Officer              2004    250,000          --            300,000
  and President                        2003    250,000      46,000                 --


  OPTION GRANTS IN LAST FISCAL YEAR

     3F Therapeutics made no option grants to Mr. Cuevas during 2005.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     Mr. Cuevas did not exercise any stock options during 2005.

  AGREEMENTS WITH WALTER CUEVAS

     For information regarding Mr. Cuevas' agreements with ATS Medical, see "Proposal 1: The Merger -- Interests of Certain Persons in the Merger."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth security ownership information pertaining to persons known by 3F Therapeutics to beneficially own more than 5% of the common stock or any series of the preferred stock of 3F Therapeutics, the directors and executive officers of 3F Therapeutics and all directors and executive officers of 3F Therapeutics as a group as of January 23, 2006.


                                                         COMMON STOCK BENEFICIALLY OWNED
                                                        ----------------------------------
                                                        AMOUNT AND NATURE     PERCENT OF
                                                          OF BENEFICIAL         CLASS
NAME OF BENEFICIAL OWNER(1)                               OWNERSHIP(2)      OUTSTANDING(2)
---------------------------                             -----------------   --------------
Domain Partners IV, L.P. .............................      4,461,313(3)        24.76%
  One Palmer Square
  Princeton, NJ 08542

3F Partners Limited Partnership.......................      3,373,232(4)        18.83%
  2801 Turtle Creek Boulevard, #6E
  Dallas, TX 75219-4873

3F Partners Limited Partnership II....................      2,666,667(5)        14.88%
  2801 Turtle Creek Boulevard, #6E
  Dallas, TX 75219-4873

Boston Scientific Corporation.........................      1,646,154(6)         9.19%
  One Boston Scientific Place
  Natick, MA 01760-1537

Bioscience Investment Trust plc.......................      1,596,385(7)         8.90%
  31 Gresham Street
  London EC2V 7QA

Cardiac Concepts, Inc. ...............................      1,402,000(8)         7.83%
  2801 Turtle Creek Boulevard, #6E
  Dallas, TX 75219-4873

Olav B. Bergheim......................................        714,060(9)         3.99%

Louis H. Bunn.........................................        100,000(10)           *

Boyd D. Cox...........................................         54,666(11)           *

Walter A. Cuevas......................................        500,000(12)        2.74%

Rodolfo C. Quijano, M.D., Ph.D. ......................        714,060(14)        3.99%

Dennis L. Sellke......................................        100,000(10)           *

Theodore C. Skokos....................................        455,128(13)        2.54%

Alan F. Warrick.......................................         20,000(14)           *

All directors and executive officers as a group (8
  persons)............................................      2,657,914(15)       14.33%


---------------

  *  Less than 1%

 (1) To 3F Therapeutics' knowledge, each named stockholder has sole voting and dispositive power with respect to the shares indicated.

 (2) Number of shares and percentage ownership includes all outstanding shares of common stock of 3F Therapeutics and all shares of common stock issuable upon conversion of any outstanding shares of preferred stock of 3F Therapeutics held by the stockholders listed and all shares of common stock that may be acquired within 60 days of January 23, 2006 upon exercise of presently issued and outstanding warrants and employee stock options held by the individual noted. Each share of the Series A preferred stock and each share of Series E preferred stock is convertible into one share of common stock; each share of Series B preferred stock is convertible into
     1.04 shares of common stock, each share of Series C preferred stock is convertible into 1.06 shares of common stock, and each share of the Series D preferred stock is convertible into 1.07 shares of common stock.

 (3) Represents shares of common stock issuable upon the conversion of 1,464,897 shares of Series A preferred stock, 1,051,378 shares of Series B preferred stock and 1,025,641 shares of Series D preferred stock held by such stockholder and an aggregate of 99,131 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock. Also includes shares of common stock either outstanding or issuable upon conversion of preferred stock of 3F Therapeutics held by the following funds which may be deemed to be affiliated with Domain Partners IV, L.P.:
     Domain Associates, L.L.C., 82,511 shares of common stock; Domain Partners III, L.P., 565,869 shares of common stock; DP III Associates, L.P., 5,394 shares of common stock; DP IV Associates, L.P., shares of common stock issuable upon conversion of 35,103 shares of Series A preferred stock shares of common stock issuable upon conversion of 15,289 shares of Series B preferred stock and 1,638 shares of common stock issuable upon the exercise of an outstanding warrant to purchase common stock.


 (4) Represents shares of common stock issuable upon the conversion of 1,666,667 shares of Series B preferred stock, 900,000 shares of Series C preferred stock and 641,026 shares of Series D preferred stock held by such stockholder. Does not include shares held by (a) Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics, (b) 3F Partners Limited Partnership II, of which the general partner is 3F Management II, LLC, or (c) Cardiac Concepts, Inc. Mr. Skokos is the president and sole stockholder of 3F Management, Inc., the general partner of 3F Partners Limited Partnership, which entity, in such capacity, owns 1% of 3F Partners Limited Partnership. Mr. Skokos individually owns approximately 30.34% of 3F Partners Limited Partnership. Mr. Skokos is the managing and only member of 3F Management II, LLC, which entity, in its capacity as general partner, owns 1% of 3F Partners Limited Partnership II. Mr. Skokos does not individually own any partnership interests in 3F Partners Limited Partnership II. Mr. Skokos is the president and owns 35% of the outstanding stock of Cardiac Concepts, Inc.



 (5) Represents shares of common stock issuable upon the conversion of 2,666,667 shares of Series E preferred stock. Does not include shares held by (a) Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics, (b) 3F Partners Limited Partnership, of which the general partner is 3F Management, Inc., or (c) Cardiac Concepts, Inc. Mr. Skokos is the managing and only member of 3F Management II, LLC, the general partner of 3F Partners Limited Partnership II. Such entity, in its capacity as general partner, owns 1% of 3F Partners Limited Partnership II. Mr. Skokos does not individually own any partnership interests in 3F Partners Limited Partnership II. Mr. Skokos is the president and sole stockholder of 3F Management, Inc., which entity, in such capacity, owns 1% of 3F Partners Limited Partnership. Mr. Skokos individually owns approximately 30.34% of 3F Partners Limited Partnership. Mr. Skokos is the president and owns 35% of the outstanding stock of Cardiac Concepts, Inc.


 (6) Represents shares of common stock issuable upon conversion of 1,538,462 shares of Series D preferred stock.

 (7) Includes 380,842 shares of common stock, shares of common stock issuable upon the conversion of 375,000 shares of Series A preferred stock, 266,667 shares of Series B preferred stock, and 514,502 shares of Series D preferred stock and an aggregate of 12,692 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock.


 (8) Includes 1,350,000 shares of common stock and shares of common stock issuable upon conversion of 50,000 shares of Series B preferred stock. Does not include shares held by Theodore C. Skokos, the chairman of the board and a stockholder of 3F Therapeutics and the president and a 35% stockholder of Cardiac Concepts, Inc. or shares held by 3F Partners Limited Partnership or 3F Partners Limited Partnership II. Does not include shares held or deemed to be owned by Boyd D. Cox, a director and stockholder of 3F Therapeutics. Mr. Cox owns 15% of the outstanding stock of Cardiac Concepts, Inc.

 (9) Includes 39,060 shares of common stock held of record by Mr. Bergheim and 675,000 shares of common stock held by Fjordinvest, LLC. Mr. Bergheim is the president of Micro LLC, the managing member of Fjordinvest, LLC. Mr. Bergheim is a director of 3F Therapeutics.



(10) Represents the number of shares of common stock which may be acquired upon the exercise of one or more presently outstanding options issued to the individual indicated, all of which options are immediately exercisable in full. Each of such individuals is also subject to an optionee restriction agreement which, among other things, grants 3F Therapeutics certain rights to repurchase any shares acquired upon exercise of such options, which rights of repurchase will expire upon consummation of the merger and are not expected to be exercised in connection with consummation of the merger. Mr. Bunn is Senior Vice President, Finance and Administration, and Chief Financial Officer of 3F Therapeutics. Mr. Sellke is a director and Senior Vice President, Business and Market Development, of 3F Therapeutics.



(11) Includes shares of common stock issuable upon the conversion of 33,333 shares of Series B preferred stock held in a self-directed IRA for the benefit of Mr. Cox and 20,000 shares of common stock which may be acquired upon the exercise of an outstanding option issued to Mr. Cox individually, which option is immediately exercisable in full. Mr. Cox is also subject to an optionee restriction agreement which, among other things, grants 3F Therapeutics certain rights to repurchase any shares acquired upon exercise of such option, which rights of repurchase will expire upon consummation of the merger and are not expected to be exercised in connection with consummation of the merger. Does not include 1,350,000 shares of common stock or any shares of common stock issuable upon conversion of 50,000 shares of Series B preferred stock held by Cardiac Concepts, Inc., of which Mr. Cox is a 15% stockholder. Mr. Cox is a director of 3F Therapeutics.



(12) Includes 200,000 shares of common stock issued and outstanding and 300,000 shares of common stock which may be acquired upon the exercise of an outstanding option issued to Mr. Cuevas, which option is immediately exercisable in full. Mr. Cuevas is also subject to an optionee restriction agreement which, among other things, grants 3F Therapeutics certain rights to repurchase any shares acquired upon exercise of such option, which rights of repurchase will expire upon consummation of the merger and are not expected to be exercised in connection with consummation of the merger. Mr. Cuevas is a director and the Chief Executive Officer and President of 3F Therapeutics.



(13) Includes 108,461 shares of common stock and shares of common stock issuable upon conversion of 333,334 shares of Series B preferred stock. Does not include shares of the capital stock of 3F Therapeutics issued to, or issuable upon conversion of preferred stock held by, (a) Cardiac Concepts, Inc., of which Mr. Skokos is the president and a 35% stockholder, or (b) either of 3F Partners Limited Partnership (of which Mr. Skokos is the president and sole stockholder of 3F Management, Inc., the general partner of 3F Partners Limited Partnership) or 3F Partners Limited Partnership II (of which Mr. Skokos is the managing and sole member of 3F Management II, LLC, the general partner of 3F Partners Limited Partnership II). Mr. Skokos is chairman of the board and a stockholder of 3F Therapeutics. 3F Management, Inc. owns 1% of 3F Partners Limited Partnership, and Mr. Skokos individually owns approximately 30.34% of 3F Partners Limited Partnership. 3F Management II, LLC owns 1% of 3F Partners Limited Partnership II, but Mr. Skokos does not own individually any partnership interests in 3F Partners Limited Partnership II.



(14) Represents shares of common stock issued and outstanding. Each of Dr. Quijano and Mr. Warrick is a director of 3F Therapeutics. Dr. Quijano also serves as the Chief Technical Officer of 3F Therapeutics. Mr. Warrick owns approximately 8.91% of 3F Partners Limited Partnership.


(15) Includes an aggregate of 1,756,581 shares of common stock issued and outstanding (including those held of record by affiliated entities but only as and to the extent described in the above footnotes for such individuals), shares of common stock issuable upon the conversion of an aggregate of 366,667 shares of Series B preferred stock (including those held of record by affiliated entities but only as and to the extent described in the above footnotes for such individuals), and an aggregate of 520,000 shares of common stock issuable upon the exercise of presently issued and outstanding options held by directors and executive officers of 3F Therapeutics.

                   CERTAIN INFORMATION CONCERNING ATS MEDICAL


     Detailed information concerning ATS Medical is included in the documents incorporated by reference into this proxy statement/prospectus (see "Incorporation of Documents by Reference" below) including ATS Medical's Annual Report on Form 10-K, as amended, which is being delivered with this proxy statement/prospectus as part of ATS Medical's 2005 Annual Report to Shareholders. For information about ATS Medical corresponding to the information provided above concerning 3F Therapeutics, see the following sections of ATS Medical's 2005 Annual Report to Shareholders:


BUSINESS OF ATS MEDICAL


     See Part I, Item 1 of ATS Medical's Annual Report on Form 10-K, as amended, which is being delivered with this proxy statement/prospectus as part of ATS Medical's 2005 Annual Report to Shareholders.


ATS MEDICAL'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     See Part II, Item 7 of ATS Medical's Annual Report on Form 10-K, as amended, which is being delivered with this proxy statement/prospectus as part of ATS Medical's 2005 Annual Report to Shareholders.


COMMITTEES OF THE BOARD OF DIRECTORS

     The ATS Medical board of directors held 12 meetings during 2005. Each director attended at least 75% of the meetings of the ATS Medical board and the committees of which he was a member. All directors were in attendance at the ATS Medical 2005 Annual Meeting of Shareholders. ATS Medical board members are encouraged to attend the annual shareholders meeting. Other than Mr. Dale, all directors are independent as such term is defined in the Nasdaq listing requirements.


     The ATS Medical board of directors has three standing committees: (1) an Audit Committee, (2) a Personnel and Compensation Committee and (3) a Nominating and Corporate Governance Committee. The functions of the Audit Committee are to review and monitor accounting policies and control procedures of ATS Medical, including recommending the engagement of the independent registered public accounting firm and reviewing the scope of the audit. The Audit Committee, on which Messrs. Buck, Munzenrider and Sivertson serve, held eight meetings during 2005. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. A copy of the Audit Committee Charter was attached as an appendix to ATS Medical's proxy statement for the 2005 Annual Meeting of Shareholders.


     The Personnel and Compensation Committee reviews and establishes compensation levels for each of ATS Medical's officers, as well as jointly administers ATS Medical's stock plans with the board of directors. The Personnel and Compensation Committee, on which Messrs. Buck, Munzenrider and Sivertson serve, held 12 meetings during 2005. All of the members of the Personnel and Compensation Committee are independent for purposes of the Nasdaq listing requirements.


     ATS Medical also has a Nominating and Corporate Governance Committee, which is responsible for determining the slate of director nominees for election by shareholders and recommending the slate of director nominees to the ATS Medical board of directors. Messrs. Buck, Munzenrider and Sivertson currently serve on the Nominating and Corporate Governance Committee and are independent for purposes of the Nasdaq listing requirements. During 2005, the Nominating and Corporate Governance Committee held discussions during board meetings regarding board positions and conducted interviews of potential director candidates. The Nominating and Corporate Governance Committee held no formal meetings in 2005, however. A copy of the Nominating and Corporate Governance Committee Charter was attached as an appendix to ATS Medical's proxy statement for the 2004 Annual Meeting of Shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE ATS MEDICAL BOARD OF DIRECTORS

     ATS Medical shareholders may send written communications to the attention of the ATS Medical board of directors. Any shareholder wishing to communicate with the ATS Medical board of directors, or one or more of the ATS Medical directors, may send a letter addressed to the ATS Medical, Inc. Board of Directors c/o Corporate Secretary at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447. The ATS Medical Corporate Secretary has been instructed by the ATS Medical board of directors to promptly forward all communications so received to the full ATS Medical board of directors or the individual members of the ATS Medical board of directors specifically addressed in the communication.

NOMINATIONS

     All director nominees approved by the ATS Medical board of directors and all individuals appointed to fill vacancies created between ATS Medical's annual meetings of shareholders are required to stand for election by shareholders at the next annual meeting. The Nominating and Corporate Governance Committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of director candidates.

     The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of the director nominees based upon the needs of ATS Medical at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business and finance. In general, candidates will be preferred who hold or have held an established executive level position in business, finance, law, education, research or government. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.

     The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by ATS Medical shareholders. ATS Medical shareholders wishing to make such a submission may do so by sending the following information to the Nominating and Corporate Governance Committee c/o Corporate Secretary at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate's willingness to serve as a director if elected; and
(3) a signed statement as to the submitting shareholder's current status as a shareholder and the number of shares currently held. No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the ATS Medical 2006 Annual Meeting.

     The Nominating and Corporate Governance Committee conducts a process of making preliminary assessments of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of ATS Medical at that time. Based upon a preliminary assessment of the candidate(s), those who appear to be best suited to meet the needs of ATS Medical may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at the next annual meeting of ATS Medical shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


     The Audit Committee of ATS Medical's board of directors is composed of the following non-employee directors: Messrs. Buck, Munzenrider and Sivertson. Mr. Munzenrider currently serves as the

Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. Mr. Munzenrider qualifies as an "audit committee financial expert" under the rules of the SEC. The Audit Committee operates under a written charter adopted by the ATS Medical board of directors. The Audit Committee recommends to the ATS Medical board of directors, and submits for shareholder ratification, the appointment of ATS Medical's independent registered public accounting firm.

     Management is responsible for ATS Medical's internal controls and the financial reporting process. ATS Medical's independent registered public accounting firm is responsible for performing an independent audit of ATS Medical's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on ATS Medical's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.


     In this context, the Audit Committee has met and held discussions with ATS Medical's management and independent registered public accounting firm. Management represented to the Audit Committee that ATS Medical's consolidated financial statements, as amended and restated, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements, as amended and restated, with ATS Medical's management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).


     ATS Medical's independent registered public accounting firm also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the auditing firm's independence. The Committee also considered whether non-audit services provided by ATS Medical's independent registered public accounting firm during the last fiscal year were compatible with maintaining the independent registered public accounting firm's independence.


     Based upon the Audit Committee's discussion with ATS Medical's management and the independent registered public accounting firm and the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the ATS Medical board of directors that the audited consolidated financial statements, as amended and restated, be included in ATS Medical's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005 filed with the SEC.


                                          Members of the Audit Committee:

                                          Robert E. Munzenrider, Chairman
                                          John D. Buck

                                          Eric W. Sivertson


COMPENSATION OF DIRECTORS


     ATS Medical pays each of its directors $20,000 as an annual retainer, payable quarterly, for service on the ATS Medical board of directors. An additional $5,000 annual retainer, payable quarterly, is paid to the chair of the Audit Committee, and an additional $3,500 annual retainer, payable quarterly, is paid to the chairs of the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee. In addition, directors are paid $1,000 for each ATS Medical board meeting attended in person and $500 for each board meeting attended telephonically. Committee members are paid an additional $750 for each committee meeting attended. ATS Medical also reimburses its directors for travel-related expenses.



     Currently, upon their initial election to the ATS Medical board of directors, each non-employee director receives an option to purchase 5,000 shares of ATS Medical common stock at the fair market value on the date of election. Upon each reelection, each non-employee director receives an option to purchase 2,500 shares of ATS Medical common stock at the fair market value on the date of reelection.



     If Proposal 5 is approved by ATS Medical's shareholders, then in lieu of the option grants described above, each ATS Medical non-employee director will receive (1) 3,000 restricted stock units upon initial election to the ATS Medical board of directors (the "Initial Grant") and (2) a number of restricted stock units equal to $45,000 divided by the closing price of ATS Medical common stock on the Nasdaq Global Market on the date of grant, upon each re-election as a director at the ATS Medical annual shareholder meeting (the "Annual Grant"). In the event that a non-employee director's initial election occurs at an ATS Medical annual shareholder meeting, such non-employee director will receive both an Initial Grant and an Annual Grant at that time. All Initial Grants vest in full on the second anniversary of the date of grant and all Annual Grants vest in full at the earlier of (1) immediately prior to the Company's second annual shareholder meeting following the date of grant or (2) June 30 of the second year following the year of grant.


EXECUTIVE OFFICERS OF ATS MEDICAL


     See the end of Part I, Item 1 of ATS Medical's Annual Report on Form 10-K, as amended, which is being delivered with this proxy statement/prospectus as part of ATS Medical's 2005 Annual Report to Shareholders.


EXECUTIVE COMPENSATION

  REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE CONCERNING EXECUTIVE COMPENSATION

  Overview

     The Personnel and Compensation Committee (the "Committee") is responsible for setting the compensation and benefits of ATS Medical's executive officers, including the Chief Executive Officer, on behalf of the ATS Medical board of directors and the shareholders. The Committee also oversees the operation of the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the ATS Medical, Inc. 2000 Stock Incentive Plan (the "Plan") and the 2005 Management Incentive Compensation Plan (the "2005 MICP").

     The Committee was composed entirely of non-employee directors of ATS Medical in 2005. The current members of the Committee are Messrs. Buck, Munzenrider and Sivertson, each of whom is a non-employee director of ATS Medical and an "independent" director for purposes of the Nasdaq listing standards and the rules of the SEC. Mr. Buck is the Chairman of the Committee.

     The basic objective of the Committee is to establish a compensation package which is appropriate for each officer's level of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as ATS Medical, and to attract, motivate and retain executives of the necessary caliber. The Committee intends to achieve these objectives by giving executives the opportunity for equity ownership in ATS Medical through equity awards and by awarding bonuses tied to individual and company performance as significant elements of the executive compensation package.

  Compensation Criteria

     In determining each executive compensation package, the Committee reviews the compensation and the individual achievements and performance of the executive during the year. The Committee considers objective criteria, such as compensation survey data of companies of similar size and technology as ATS Medical, in determining executive compensation. The financial performance and accomplishments of ATS Medical during the year are also factors in the Committee's determination of executive compensation. In line with the Committee's goal of tying compensation with performance, executives' bonuses vary substantially from year to year and have generally depended upon the performance of ATS Medical and the individual executive. The Committee generally makes a determination as to salaries for the current calendar year and reviews bonuses to be awarded for the prior year at the beginning of the current year.

     In 2005, the Committee continued to place emphasis on performance-based criteria to determine bonuses to employees for 2005. In particular, the Committee evaluated the criteria used to grant bonuses during 2005 to its executive officers under the 2005 MICP, which is ATS Medical's bonus program for its executive employees adopted early in 2005. Under the 2005 MICP, bonuses to be granted to executive employees were tied to individual performance-based criteria and corporate performance objectives based on net sales and operating income (loss).

     In addition, the Committee, in consultation with the Chief Executive Officer, generally makes equity awards to its executive officers on an annual basis to maintain and increase the executives' incentive to continue their long-term employment with ATS Medical. The Committee may also approve special awards to certain executives to reward their individual performance. The overall compensation package may also be varied if the Committee feels that it is necessary for retention purposes and to maintain ATS Medical's executive compensation in line with companies similar in size and technology to ATS Medical.

  Executive Compensation Package

     The primary components of the executive compensation packages are salary, bonuses and equity awards. ATS Medical also currently maintains a variety of employee benefits in which its executive officers may participate, including health benefits, automobile allowances, disability insurance, matching contributions to ATS Medical's 401(k) program and discounting the purchase of a certain number of shares of ATS Medical's Common Stock pursuant to the Stock Purchase Plan.

     The Committee took the following actions with respect to executive compensation for 2005:

     - Adopted the 2005 MICP early in 2005 to provide annual incentive compensation to the key officers and employees of ATS Medical with respect to 2005;

     - Awarded increases in base salaries from 2004 to reflect increases in the cost of living and, in some cases, to keep base salaries in line with those at companies similar to ATS Medical; and

     - Awarded bonuses for 2005 to the executive officers early in 2006 (see "Summary Compensation Table" below for amounts of bonuses awarded), after reviewing each individual's performance and ATS Medical's performance as compared to the applicable goals under the 2005 MICP.

     The Committee did not grant any stock options or other equity awards to any of its executive officers during 2004 due largely to changes that were pending in the accounting treatment for stock option awards. The adoption in December 2004 of FASB Statement No. 123(R) regarding the accounting treatment of share-based payments has reduced the uncertainty regarding the treatment of equity compensation awards. In light of the compensation expense which now accompanies the grant of stock option awards, the Committee decided to award restricted stock units as part of the long-term incentive component of its executive compensation arrangements. As a result, restricted stock units representing 320,000 shares of ATS Medical common stock were awarded to executive officers of ATS Medical in 2005. See the Summary Compensation Table below for more information regarding the 2005 executive officer restricted stock unit awards.

     In 2006, the Committee intends to continue to emphasize objective factors and performance in determining executive compensation. For the reasons described above, the Committee anticipates that it will continue to award restricted stock units as part of executive compensation in 2006 to provide additional performance incentives; however, the Committee may determine in the future to grant stock options again depending on circumstances at that time.

  Compensation of the Chief Executive Officer

     Mr. Dale, ATS Medical's President and Chief Executive Officer, was entitled to a base salary of $250,000 under his compensation agreement dated September 18, 2002. For 2004, the Committee increased his base salary to $270,000. For 2005, the Committee increased his base salary to $350,000. The Committee concluded that these increases were appropriate to reflect increases in the cost of living and in light of the challenges and difficult competitive environment facing ATS Medical. Mr. Dale also had the potential to earn a bonus under the 2005 MICP equal to up to 50% of his salary, or $175,000. After reviewing Mr. Dale's performance and ATS Medical's performance as compared to the applicable goals under the 2005 MICP, the Committee awarded Mr. Dale a bonus of $77,788. In 2005, the Committee also awarded Mr. Dale a restricted stock unit award on 200,000 shares of ATS Medical common stock. The value of the award, based on the closing price of ATS Medical's common stock on the date of the award, was $638,000. The award vests in four equal installments in January 2006, 2007, 2008 and 2009, subject to acceleration of the vesting of the 2008 installment to March 2006 if certain 2005 revenue targets had been met and the 2009 installment to March 2007 if certain 2006 operating income targets are met.

  Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as a "performance-based compensation" under the Code. Compensation resulting from stock options granted under the Plan or the Stock Purchase Plan will not be counted toward the $1.0 million of deductible compensation under
Section 162(m). The Committee does not believe that the annual compensation for
Section 162(m) purposes of any of ATS Medical's executive officers will exceed $1.0 million in fiscal 2005.

                                          Members of the Committee:

                                          John D. Buck, Chairman
                                          Robert E. Munzenrider
                                          Eric W. Sivertson

  SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by ATS Medical's Chief Executive Officer and four other most highly compensated executive officers during fiscal year 2005.

                                                              LONG-TERM COMPENSATION
                                               ANNUAL         -----------------------
                                           COMPENSATION(1)    RESTRICTED   SECURITIES
                                          -----------------   STOCK UNIT   UNDERLYING    ALL OTHER
                                          SALARY     BONUS      AWARDS      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR     ($)       ($)       ($)(2)       (#)(3)        ($)(4)
---------------------------        ----   -------   -------   ----------   ----------   ------------
Michael D. Dale..................  2005   350,000    77,788    638,000           --            --
  President and Chief Executive    2004   270,000   102,384         --           --            --
  Officer                          2003   250,000   100,000         --       50,000            --

John R. Judd.....................  2005   169,600    24,143    159,500           --         3,500
  Chief Financial Officer(5)       2004   160,000    36,972         --           --         3,205
                                   2003    27,792    22,869         --      125,000            --

Richard A. Curtis................  2005   203,958    54,916     95,700           --         3,500
  Vice President, Marketing and    2004   193,325    42,611         --           --         3,250
  Business Development             2003   185,000    49,256         --       20,000        13,000

Marc R. Sportsman................  2005   248,062    61,484     63,800           --         4,055
  Vice President, Sales            2004   225,000    83,276         --           --         3,250
                                   2003   155,769   184,375         --      270,000         3,000

Maria-Teresa Ajamil..............  2005   197,144    51,296     73,200           --         4,500
  Vice President, International    2004   170,961    85,272         --      100,000         2,166
  Markets(6)                       2003        --        --         --           --            --

---------------

(1) Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.

(2) The restricted stock units granted in 2005 vest in four equal installments in January 2006, 2007, 2008 and 2009. The value of each executive officer's restricted stock units included in this column is determined by multiplying the closing market price of ATS Medical's common stock on the respective dates of grant of the awards by the number of units awarded. The named executive officers held restricted stock units as of December 31, 2005, with market values as of that date (calculated by multiplying the closing market price of ATS Medical's common stock on that date by the total number of restricted units held by each officer) as follows: Mr. Dale, 200,000 units valued at $552,000; Mr. Judd, 50,000 units valued at $138,000; Mr. Curtis, 30,000 units valued at $82,800; Mr. Sportsman, 20,000 units valued at $55,200; and Ms. Ajamil 20,000 units valued at $55,200. Prior to vesting of the restricted stock units, the executive officers have no ownership or voting rights over the shares of ATS Medical common stock underlying the restricted stock units. However, the executive officers are entitled to receive dividend equivalents on the restricted stock units awarded, whether vested or unvested, when and if dividends are declared by the Board of Directors on the ATS Medical common stock.

(3) Represents stock options granted with an exercise price per share at least equal to the fair market value of the ATS Medical common stock on the date of grant.

(4) All 2005 amounts consist of matching contributions to the ATS Medical 401(k) Plan, which is generally available to all employees.


(5) Mr. Judd began serving as Chief Financial Officer of ATS Medical in October 2003. On June 5, 2006, Mr. Judd informed ATS Medical that he has decided to resign from ATS Medical to accept a position with another company. As of the date hereof, Mr. Judd is still serving as Chief Financial Officer of ATS Medical. ATS Medical has commenced a search for a new Chief Financial Officer.


(6) Ms. Ajamil has served as Vice President, International Markets of ATS Medical since January 2004.

  OPTION GRANTS IN LAST FISCAL YEAR

     ATS Medical made no option grants to the executive officers listed in the Summary Compensation Table above during 2005.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     None of the executive officers named in the Summary Compensation Table exercised stock options during 2005. The following table contains information regarding the unexercised options held by such executive officers as of December 31, 2005.


                                                              NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                              SHARES                         AT FISCAL YEAR-END (#)           FISCAL YEAR-END ($)(1)
                           ACQUIRED ON       VALUE       -------------------------------   ----------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                       ------------   ------------   ------------     --------------   -----------    -------------
Michael D. Dale..........      --             --           250,000           300,000         478,000         791,000
John R. Judd.............      --             --           125,000            50,000              --         138,000
Richard A. Curtis........      --             --           113,750            61,250         209,906         152,769
Marc R. Sportsman........      --             --           145,000           145,000         217,500         272,700
Maria-Teresa Ajamil......      --             --           100,000            20,000              --          55,200


---------------

(1) Value represents the difference between the last sale price of the ATS Medical common stock on December 31, 2005, and the exercise price of the options.

  COMPENSATION AGREEMENTS

     Michael D. Dale has served as President and Chief Executive Officer of ATS Medical since October 2002 pursuant to an employment agreement dated September 18, 2002. Mr. Dale's initial annual base salary under the agreement was $250,000, which was increased to $270,000 in 2004. In 2005, the ATS Medical board of directors increased Mr. Dale's salary to $350,000. The ATS Medical board of directors granted a bonus of $77,788 to Mr. Dale, which was paid to him in February 2006, as reward for achievement of certain individual goals and company performance objectives based on net sales and operating income (loss) established by the ATS Medical board of directors. The employment agreement may be terminated at will by either party, provided that if ATS Medical terminates the agreement without cause, Mr. Dale would be entitled to a severance payment equal to twelve months salary. The agreement also contains a non-competition obligation pursuant to which Mr. Dale agrees not to compete with ATS Medical during the term of the agreement and for a period of one year following its termination.

  CHANGE IN CONTROL AGREEMENTS

     ATS Medical is entering into agreements with its officers providing for the payment of certain benefits to the officers if their employment terminates following a "change in control" of ATS Medical. The agreements provide for benefits if an officer's employment is terminated within 24 months following a change in control unless such termination was by ATS Medical for cause, by the officer other than for "good reason," or because of the officer's death. "Good reason" is defined as the termination of employment as a result of either a diminution in the officer's responsibilities, a reduction in salary or benefits, or a relocation of ATS Medical's office of more than 35 miles. A "change in control" is generally defined as an acquisition of more than 35% of the outstanding ATS Medical common stock by any person or group, the merger or sale of ATS Medical or the replacement of a majority of ATS Medical's board of directors with directors not recommended by the existing ATS Medical board of directors. The agreements provide for lump sum payments following termination in amounts equal to two times the officer's base salary, as limited by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, ATS Medical will provide such officer with health and dental benefits for up to 24 months following termination. If there had been a change in control of ATS Medical as of the end of 2005 and the employment of the executive officers named in the Summary Compensation Table had been immediately terminated, Messrs. Dale, Judd, Curtis and Sportsman and Ms. Ajamil would have been entitled to receive, pursuant to the terms of the agreements, lump sum payments upon termination of $700,000, $339,200, $407,916, $496,124 and $430,000, respectively.

CODE OF CONDUCT

     In 2004, ATS Medical adopted a Code of Conduct for its employees, including its principal executive officer, principal financial officer and principal accounting officer, which is posted on ATS Medical's website (www.atsmedical.com). ATS Medical intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from a provision of the Code of Conduct by posting such information on its website at the address specified above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires ATS Medical's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of ATS Medical's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of such common stock. Directors, executive officers and 10% or more beneficial owners are also required to furnish ATS Medical with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to ATS Medical, ATS Medical believes that its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them during 2005.

COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on ATS Medical common stock since December 31, 2000 with the cumulative return of the Standard & Poor's 500 Stock Index and the Nasdaq Medical Devices, Instruments and Supplies Index over the same period (assuming the investment of $100 in each vehicle on December 31, 2000 and reinvestment of all dividends).

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------
        NAME             2000       2001       2002       2003       2004       2005
--------------------------------------------------------------------------------------
 ATS Medical, Inc.      $100.00    $37.35     $ 3.17     $28.54     $32.84     $ 19.45
--------------------------------------------------------------------------------------
 Standard & Poor's
  500 Stock Index       100.00      86.96      66.64      84.22      91.79       94.55
--------------------------------------------------------------------------------------
 Nasdaq Medical
  Dev/Ins/Sup           100.00     109.90      88.90     131.52     154.09      169.17
--------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth security ownership information pertaining to persons known by ATS Medical to beneficially own more than 5% of ATS Medical common stock, ATS Medical's directors and director nominees, the executive officers named in the Summary Compensation Table and all directors and executive officers of ATS Medical as a group as of July 3, 2006.



                                                          COMMON STOCK BENEFICIALLY OWNED
                                                        ------------------------------------
                                                        AMOUNT AND NATURE      PERCENT OF
                                                          OF BENEFICIAL          CLASS
NAME OF BENEFICIAL OWNER                                  OWNERSHIP(1)       OUTSTANDING(2)
------------------------                                -----------------   ----------------
Austin W. Marxe and David M. Greenhouse...............      1,278,034(3)           4.1%
  527 Madison Avenue, Suite 2600
  New York, NY 10022
Deerfield Capital, L.P. ..............................      2,138,200(4)           6.8%
  780 Third Avenue, 37th Floor
  New York, NY 10017
Maria-Teresa Ajamil...................................        138,254                *
Steven M. Anderson....................................          4,600                *
John D. Buck..........................................         21,250                *
Richard A. Curtis.....................................        127,248                *
Michael D. Dale.......................................        397,902              1.3%
John R. Judd..........................................        147,192                *
Robert E. Munzenrider.................................         11,875                *
Eric W. Sivertson.....................................         14,375                *
Marc. R. Sportsman....................................        220,577                *
All directors and executive officers as a group (9
  persons)............................................      1,083,273              3.4%


---------------

 *  Less than 1%


(1) Includes the following shares that may be acquired within 60 days of July 3, 2006 through the exercise of stock options: Ms. Ajamil, 100,000 shares; Mr. Anderson, 0 shares; Mr. Buck, 11,250 shares; Mr. Curtis, 113,750 shares; Mr. Dale, 250,000 shares; Mr. Judd, 125,000 shares; Mr. Munzenrider, 11,875 shares; Mr. Sivertson, 14,375 shares; Mr. Sportsman, 207,500 shares; and all executive officers and directors as a group, 833,750 shares.


(2) The ownership percentage for each person or entity is calculated based on the number of shares outstanding as of February 1, 2006, and assuming that, with respect to each person, any options exercisable within 60 days by that person had been exercised and the underlying shares were outstanding.


(3) The number of shares owned is based on a Schedule 13G filed by jointly by Justin W. Marxe and David M. Greenhouse on April 30, 2006, who are the controlling principals of AWM Investment Company, Inc. ("AWM"), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. and Special Situations Fund III QP, L.P. Mr. Marxe and Mr. Greenhouse are also members of MG Advisers L.L.C., the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. The
    Schedule 13G indicates that Austin W. Marxe and David M. Greenhouse share sole voting and investment power over 237,890 shares of Common Stock owned by Special Situations Cayman Fund, L.P., 673,260 shares of Common Stock owned by Special Situations Fund III QP, L.P., 59,184 shares of Common Stock owned by Special Situations Fund III, L.P. and 307,700 shares of Common Stock owned by Special Situations Private Equity Fund, L.P.

(4) The number of shares owned is based on a Schedule 13G filed jointly by Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, Deerfield International Limited, Deerfield Special Situations Fund International, Limited, James E. Flynn and Arnold H. Snider on June 1, 2006. Deerfield Capital, L.P. is the investment advisor to Deerfield Partners, LP. J.E. Flynn Capital LLC is the general partner of Deerfield Capital L.P., and James E. Flynn is the Managing Member of J.E. Flynn Capital LLC. Deerfield Management Company is the investment advisor to Deerfield International Limited. Flynn Management LLC is the general partner of Deerfield Management Company and James E. Flynn is the Managing Member of Flynn Management LLC. The Schedule 13G indicates that Deerfield Capital, L.P. has shared voting and dispositive power over 895,369 shares of common stock, Deerfield Partners, L.P. has shared voting and dispositive power over 823,969 shares of common stock, Deerfield Special Situations Fund, L.P. has shared voting and dispositive power over 71,400 shares of common stock, Deerfield Management Company has shared voting and dispositive power over 1,242,831 shares of common stock, Deerfield International Limited has shared voting and dispositive power over 1,242,831 shares of common stock, Deerfield Special Situations Fund International Limited has shared voting and dispositive power over 132,600 shares of common stock, James E. Flynn has shared voting and dispositive power over 2,138,200 and Arnold H. Snider no longer has any shared voting or dispositive power.

                   PROPOSAL 2: APPROVAL OF AMENDMENT TO RESTATED
              ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

    GENERAL

     The ATS Medical board of directors has approved a proposal to amend the current Restated Articles of Incorporation of ATS Medical to increase the number of authorized shares of ATS Medical's capital stock from 40,000,000 to 100,000,000, and to authorize the filing of an amendment to the current Restated Articles of Incorporation in connection with the increase in the number of authorized shares of capital stock. The approval of this amendment by ATS Medical's shareholders and the filing of an amendment to the Restated Articles of Incorporation is required in order to enable ATS Medical to satisfy its obligations under the merger agreement with 3F Therapeutics and under the terms of its 6% Senior Convertible Notes due 2025 (the "Notes") that were issued in October 2005.

REASONS FOR THE INCREASE IN AUTHORIZED CAPITAL STOCK


     As of March 31, 2006, ATS Medical had an aggregate of 31,206,461 shares of common stock issued and outstanding and 8,793,539 shares reserved for future issuance under its stock option plans, outstanding stock options and restricted stock units, the Notes the warrants and other obligations. Thus, all of ATS Medical's 40,000,000 authorized shares are either outstanding or reserved for future issuance. Moreover, if all of the Notes were converted into shares of ATS Medical common stock, then, assuming the proposed increase in the authorized shares is approved by the shareholders, an additional 4,831,499 shares would be issued to the holders of the Notes. Under the terms of the Notes, if the proposed increase is not approved, then, to the extent the number of shares issuable upon conversion exceeds ATS Medical's authorized capital stock, the Notes would be converted into cash payable by ATS Medical. In addition, ATS Medical will be obligated to issue 9,000,000 shares upon completion of the merger with 3F Therapeutics and another 10,000,000 shares upon the achievement of certain milestones under the merger agreement. If this amendment is approved by ATS Medical's shareholders, Proposal 4 is approved by ATS Medical's shareholders and ATS Medical issues 19,000,000 shares of ATS Medical common stock in accordance with the terms of the merger agreement, then 35,668,501 shares of ATS Medical common stock will be unissued, unreserved and available for future issuances.



     The board of directors of ATS Medical believes that authorizing additional shares of common stock to provide sufficient authorized but unissued shares of common stock to satisfy ATS Medical's obligations under the terms of the merger agreement and the Notes is in the best interest of ATS Medical and its shareholders. The board also believes that the amendment to increase the authorized shares is important because it provides ATS Medical with the flexibility it needs to meet business needs in the future and to take advantage of opportunities as they arise. The approval of this proposal is also a condition to the approval of the merger agreement. The proposed increase in the number of authorized shares also would result in additional shares being available for stock splits and stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, increases in shares reserved for issuance pursuant to employee benefit plans, and sales of stock or convertible securities for capital-raising purposes.


     A brief description of the terms under which shares would be issuable upon consummation of the merger and upon conversion of the Notes appears below.

  ISSUANCE OF SHARES UPON CONSUMMATION OF MERGER

     If the merger with 3F Therapeutics is consummated, up to 19,000,000 shares of ATS Medical common stock will be issuable to the former stockholders of 3F Therapeutics. Under the terms of the merger agreement, subject to the adjustments described above under "The Merger Agreement -- Conversion Ratio; Fractional Shares," stockholders of 3F Therapeutics will receive up to 9,000,000 shares of ATS Medical common stock upon the closing of the merger.

     In addition to the 9,000,000 shares of ATS Medical common stock to be issued at the closing as the initial merger consideration (subject to certain adjustments as described in the merger agreement), 3F

Therapeutics stockholders will be entitled to receive up to 10,000,000 additional shares of ATS Medical common stock if 3F Therapeutics achieves certain product development milestones or certain extraordinary transaction milestone triggering events occur following the closing date but prior to December 31, 2013, as described above under "The Merger Agreement -- Conversion Ratio; Fractional Shares."

  ISSUANCE OF SHARES UPON CONVERSION OF THE NOTES

     In October 2005, ATS Medical issued $22,400,000 aggregate principal amount of Notes, plus warrants to purchase an additional 1,344,000 shares of ATS Medical common stock. The notes are senior unsecured debt of ATS Medical and will be subordinated to any secured indebtedness (to the extent of its security), rank on parity with all of ATS Medical's existing and future senior debt and be senior to all future subordinated debt.

     The Notes are convertible at the holder's option at any time prior to maturity into shares of ATS Medical common stock (or, under certain circumstances, into cash), initially at a conversion price of $4.20 per share, which represented a premium of 12% to the closing price of ATS Medical common stock on the date of issuance of the initial Notes. In addition, at any time prior to maturity (subject to certain limitations), ATS Medical may elect to automatically convert shares of its common stock if the closing price of ATS Medical common stock exceeds 150% of the conversion price for 20 trading days during any 30 day trading period ending within 5 days of the notice of automatic conversion, provided that there is either an effective registration statement covering the resale of shares issued upon conversion or the shares can otherwise be sold under Rule 144 of the Securities Act.

     If ATS Medical effects an automatic conversion of the notes prior to October 15, 2008, it will make an additional payment equal to three full years of interest, less any interest actually paid or provided for prior to the conversion date. ATS Medical may pay this additional payment in cash or, at its option, in shares of common stock. If ATS Medical elects to pay the additional payment in common stock, the stock will be valued at 95% of the closing price of the stock for the 10 trading days ending on and including the second trading day immediately preceding the conversion date.

     If all of the Notes are converted into common stock, the Notes would convert into approximately 5,334,000 shares of common stock. ATS Medical agreed to register 105% of the shares currently issuable upon conversion of Notes, plus 105% of the shares to be received upon exercise of the warrants. As a result, on November 7, 2005, ATS Medical filed a registration statement on Form S-3 to register a total of 7,011,200 shares of its common stock, which represents 105% of the common stock issuable upon conversion of the Notes and cash exercise of the warrants.

     Notwithstanding the foregoing, if a holder of the Notes elects to convert some or all of the Notes it holds and ATS Medical does not have a sufficient number of authorized shares of common stock to deliver upon conversion, then ATS Medical may elect to satisfy some or all of its conversion obligation in cash. Under the terms of the indenture governing the Notes, the amount of cash to be paid by ATS Medical to satisfy its conversion obligation would be determined based on the number of shares to be delivered upon conversion multiplied by the market value of a share of ATS Medical common stock at the time of such conversion. In addition, ATS Medical may only elect to effect an automatic conversion if, at the time of such election, it has enough authorized shares to fulfill its obligation to deliver shares of ATS Medical common stock to the holders of the Notes upon such conversion. Thus, if the proposed increase in ATS Medical's authorized shares is not approved by the shareholders, then ATS Medical will lose its ability to effect an automatic conversion of the Notes, and may be required to expend some or all of its cash and other liquid assets to satisfy its obligations under the Notes upon conversion at the option of the holders.

CHANGE IN CAPITALIZATION

     Additional shares of ATS Medical capital stock authorized pursuant to the amendment to the Restated Articles of Incorporation and not issued in the merger or otherwise reserved for issuance in connection with the conversion of the Notes could be issued at the discretion of the ATS Medical board of directors without further action by ATS Medical shareholders, except as required by applicable law, regulation or rule, in connection with future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes.

     The issuance of shares of ATS Medical capital stock, including the additional shares described in this section, may, in certain situations, dilute the present equity ownership position of current ATS Medical shareholders. Although this proposal to increase the number of authorized shares of capital stock has been prompted by business and financial considerations, and not by the threat of any attempt to accumulate shares and gain control of ATS Medical, shareholders nevertheless should be aware that the additional shares of ATS Medical capital stock that would become available for issuance if this proposal is adopted could also be used by ATS Medical to oppose a hostile takeover attempt or delay or prevent changes of control in ATS Medical or changes in or removal of management of ATS Medical. For example, without further shareholder approval, the ATS Medical board of directors could sell shares of capital stock in a private transaction to purchasers who oppose a takeover or favor the current board and management. Such issuances may prevent transactions that are favored by the majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over the market price or benefit in some other manner.

     As of the date of this proxy statement/prospectus, ATS Medical has no plans or commitments that would involve the issuance of the additional shares, other than pursuant to the terms of the Notes and the merger agreement described above.

RECOMMENDATION OF THE BOARD; VOTE REQUIRED FOR APPROVAL

     The ATS Medical board of directors has determined that the proposed amendment to the Restated Articles of Incorporation is in the best interests of ATS Medical and its shareholders and recommends that you vote "FOR" Proposal 2. The approval of this proposed amendment to the Restated Articles of Incorporation will require the favorable vote of the holders of a majority of the outstanding shares of ATS Medical common stock.


     The form of the proposed amendment to the Restated Articles of Incorporation is attached to this proxy statement/prospectus as Appendix C.

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                       PROPOSAL 3: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION


     The ATS Medical board of directors is currently composed of the following five directors: Steven M. Anderson, John D. Buck, Michael D. Dale, Robert E. Munzenrider and Eric W. Sivertson. Mr. Buck has decided not to stand for reelection at the ATS Medical 2006 Annual Meeting of Shareholders. Messrs. Anderson, Dale, Munzenrider and Sivertson have been nominated for reelection to ATS Medical's board of directors at the ATS Medical 2006 Annual Meeting of Shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). ATS Medical is currently looking for additional members to serve on its board of directors and expects to appoint additional directors after the 2006 Annual Meeting of Shareholders. The accompanying proxy is intended to be voted for the reelection of nominees for director named below, unless authority to vote for one or more nominees is withheld as specified on the proxy card. Cumulative voting is not permitted. In accordance with Minnesota law, the nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since ATS Medical shareholders will be electing four directors, the four nominees receiving the highest number of votes will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. In the event that any nominee becomes unable or unwilling to serve as a director of ATS Medical for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. The ATS board of directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.


     Each nominee has furnished to ATS Medical the following information with respect to his principal occupations or employment during the last five years and his directorships at other companies subject to the reporting requirements of the Exchange Act or the Investment Company Act of 1940.


     STEVEN M. ANDERSON, 43, has been Vice-President, Corporate Assurance for Acorn Cardiovascular, Inc., a company developing implantable therapies for the treatment of heart failure, since 2000. From 1998 to 2000, Mr. Anderson served as Vice President of Regulatory, Clinical, Quality and Reimbursement at St. Croix Medical, Inc., a medical device company. From 1996 to 1998, Mr. Anderson served as Director of the Medical Division for TUV Product Service, a European notified body for the Medical Device Directive. Between 1987 and 1996, Mr. Anderson served in several capacities at St. Jude Medical, Inc., most recently as Senior Manager of Worldwide Regulatory Affairs. From 1982 to 1986 he served in a development engineering position at Metronic, Inc. Mr. Anderson is currently an Adjunct Professor at the University of St. Thomas Graduate School. Mr. Anderson was elected as a director of ATS Medical in May 2006.


     MICHAEL D. DALE, 46, has been Chief Executive Officer, President and Chairman of the board of directors of ATS Medical since October 2002. From 2000 to 2002, Mr. Dale was Vice President of Worldwide Sales and Marketing at Endocardial Solutions, Inc. a company that develops, markets and distributes an advanced cardiac mapping system. Mr. Dale joined Endocardial Solutions in December 1998 as Vice President of Worldwide Sales. From 1996 to 1998, Mr. Dale was Vice President of Global Sales for Cyberonics, Inc., a medical device company, and additionally was managing director of Cyberonics Europe S.A. From 1988 to 1996, Mr. Dale served in several capacities at St. Jude Medical, most recently as the Business Unit Director for St. Jude Medical Europe. Mr. Dale is on the board of directors of Enpath Medical, Inc., a medical products company that designs, develops, manufactures and markets percutaneous delivery solutions.

     ROBERT E. MUNZENRIDER, 61, is a retired financial and operating executive. From 2000 to 2002, Mr. Munzenrider was President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc. In 1999, he served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce service provider, during part of 1999. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc. From 1983 to 1997, he served as Vice

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


President and Chief Financial Officer of three subsidiaries of Viad Corp. and predecessor companies, including Travelers Express Company, Inc., Restaura, Inc. and Bell Atlantic Systems Leasing, Int. (previously Greyhound Computer Corporation). Mr. Munzenrider is a Certified Public Accountant. Mr. Munzenrider also serves as a director on the board of Viad Corp., and is a Trustee on the University of Montana Foundation. Mr. Munzenrider was elected as a director of ATS Medical in June 2003.


     ERIC W. SIVERTSON, 55, has served as the President and Chief Executive Officer of Dymedix Corporation, which designs, manufactures and markets sensors to sleep labs worldwide, since December 2004. Prior to Dymedix, Mr. Sivertson was a partner in the Minneapolis office of DHR International Executive Search, which focuses on the medical device, diagnostic and healthcare supply industries, from 2003 to 2005. From 2002 to 2003, Mr. Sivertson was a partner at TMP/Highland Partners, an executive search firm. From 1999 to 2003, Mr. Sivertson served as President and Chief Executive Officer of netRegulus, Inc., a web-based regulatory and clinical information technology company. From 1997 to 1999, Mr. Sivertson served as President and Chief Executive Officer of Biocompatible Cardiovascular, Ltd. Preceding this, Mr. Sivertson served as Division President of International Cardiovascular and Cardiac Rhythm Management for St. Jude Medical, a medical device manufacturer and marketer, from 1985 to 1996. Mr. Sivertson started his career at American Hospital Supply Corporation and held various sales and marketing positions from 1976 to 1985, including as Vice President of Marketing for the Convertors Division. Mr. Sivertson was elected as a director of ATS Medical in January 2003. Mr. Sivertson also serves on the board of directors of Dymedix Corporation.

RECOMMENDATION OF THE ATS MEDICAL BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL


     THE ATS MEDICAL BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOUR NOMINATED DIRECTORS. In accordance with Minnesota law, the four nominees receiving the highest number of votes will be elected. Proxies will be voted in favor of the election of the four nominees unless otherwise specified.


APPOINTMENT OF THEODORE C. SKOKOS

     Promptly upon the consummation of the merger, the 3F Therapeutics' stockholder representative shall be entitled to designate a person reasonably acceptable to ATS Medical and ATS Medical's nominating committee to serve as a member of the ATS Medical board of directors until the next annual meeting of ATS Medical's shareholders. It is expected that the 3F Therapeutics' stockholder representative will select Theodore C. Skokos, chairman of the board and a stockholder of 3F Therapeutics, as its designee to the ATS Medical board of directors. Information regarding Mr. Skokos' background and experience is set forth below.

     Mr. Skokos, 58, is the chairman of the board and a stockholder of 3F Therapeutics. He also is the president of 3F Management, Inc., which serves as the general partner of 3F Partners Limited Partnership, and the president of 3F Management II, LLC, which serves as the general partner of 3F Partners Limited Partnership II, and the president and a stockholder of Cardiac Concepts, Inc. (a medical device company). Each of 3F Partners Limited Partnership, 3F Partners Limited Partnership II and Cardiac Concepts is a stockholder of 3F Therapeutics. Mr. Skokos was a practicing attorney from 1973 through 1994. Since his retirement, he has been involved in various business enterprises, including founding and serving as an officer of three entities involved in the cellular telephone business. Additionally, from 1999 to 2001, he served as chairman and president of The Flight Department, Inc., located in Aspen, Colorado, a privately held aircraft management and air charter company.

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

                       PROPOSAL 4: APPROVAL OF AMENDMENT
             TO ATS MEDICAL, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN

     The ATS Medical 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the ATS Medical board of directors on January 28, 1998 and approved by the ATS Medical shareholders on April 30, 1998. Under the Stock Purchase Plan, employees of ATS Medical, Inc. and its designated subsidiaries can purchase up to an aggregate of 200,000 shares of ATS Medical common stock at a discount at the end of any purchase period. As of March 1, 2006, approximately 42,004 shares of ATS Medical common stock remained available for purchase under the Stock Purchase Plan. Consequently, on March 21, 2006, the ATS Medical board of directors adopted an amendment to the Stock Purchase Plan increasing the number of shares of common stock available under the Stock Purchase Plan by 500,000 shares to a total of 700,000 common shares, subject to approval by the ATS Medical shareholders at the 2006 annual meeting.


     A copy of the Stock Purchase Plan is attached as Appendix G to this Proxy Statement, and the amended language is highlighted by bold text. The following summary of the Stock Purchase Plan is qualified in its entirety by reference to the full text of the Stock Purchase Plan.


SUMMARY OF THE STOCK PURCHASE PLAN

  PURPOSE

     The purpose of the Stock Purchase Plan is to provide employees of ATS Medical and its designated subsidiaries with an opportunity to share in the ownership of ATS Medical by providing them with a convenient means for regular and systematic purchases of ATS Medical common stock and, thus, to develop a stronger incentive to work for the continued success of ATS Medical.

  ADMINISTRATION

     The Personnel and Compensation Committee has been designated by the ATS Medical board of directors to administer the Stock Purchase Plan. The Personnel and Compensation Committee has full authority to interpret the Stock Purchase Plan and establish rules and regulations for the administration of the Stock Purchase Plan.

  ELIGIBILITY


     Any employees of ATS Medical or any designated subsidiary (other than any employee whose customary employment is less than 20 hours weekly or who has not completed at least 30 days of service) is eligible to participate in the Stock Purchase Plan. However, an employee who immediately after receiving a right to purchase shares would own, directly or indirectly, stock equal to 5% or more of the total combined voting power or value of all of the capital stock of ATS Medical or all of its affiliates will not be eligible to participate in the Stock Purchase Plan. As of July 3, 2006, there were approximately 200 employees who were eligible to participate in the Stock Purchase Plan.


  SHARE PURCHASES

     The Stock Purchase Plan permits ATS Medical common shares to be sold to participating employees on the last business day of any purchase period at a price that is the lesser of (i) 85% of the fair market value of ATS Medical common shares on the first business day of the purchase period or (ii) 85% of the fair market value of ATS Medical common shares on the last business day of each purchase period. There are four three-month purchase periods each year. Purchase periods begin on the first day of February, May, August and November.

  NUMBER OF SHARES

     The proposed amendment to the Stock Purchase Plan will increase the number of shares of ATS Medical common stock available for purchase by 500,000 shares to a total of 700,000 common shares. The number of shares of ATS Medical common stock available for purchase under the Stock Purchase Plan is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Articles of Incorporation, reverse stock split, merger, consolidation or other similar changes in the corporate structure or stock of ATS Medical. The ATS Medical common shares to be sold under the Stock Purchase Plan may be treasury shares, authorized but unissued shares or shares acquired in the open market.


     No participant may purchase (1) more than 10,000 shares under the Stock Purchase Plan for a given purchase period or (2) shares having a fair market value (determined at the beginning of each purchase period) exceeding $25,000 under the Stock Purchase Plan and all other employee Stock Purchase Plans (if any) for any calendar year. As of June 29, 2006, the closing price per share of ATS Medical common stock reported on the Nasdaq National Market was $2.33.


  CERTAIN TERMS AND CONDITIONS

     Participating employees may direct ATS Medical to make payroll deductions of 1% to 10% (subject to other limitations imposed by the Personnel and Compensation Committee) of their current, regular compensation for each pay period during the purchase period, subject to such other limitations as the Personnel and Compensation Committee in its sole discretion may impose. Participating employees may cease making payroll deductions at any time, subject to such limitations as the Personnel and Compensation Committee in its sole discretion may impose. In the event that during a purchase period the entire credit balance in a participating employee's stock purchase account exceeds the product of (1) 85% of the fair market value of ATS Medical common stock on the first business day of that purchase period, and (2) 10,000, then payroll deductions for such participating employee shall automatically cease, and shall resume on the first pay period of the next purchase period.

     Participating employees may withdraw from the Stock Purchase Plan at any time (although no employee may enroll again after a withdrawal until commencement of the next purchase period). In such event, the entire credit balance in the participating employee's stock purchase account will be paid to the participating employee in cash within 30 days.

     Upon a participant's termination of employment with ATS Medical or a designated subsidiary for any reason, participation in the Stock Purchase Plan will cease. In the event of termination due to the death of the participant, on the last business day of the purchase period during which such participant's death occurred, the entire credit balance in such participant's stock purchase account will be used to purchase ATS Medical common stock unless the participant's estate has elected to have the balance of the participant's share purchase account paid, in cash, to the participant's estate or a designated beneficiary within 30 days after the end of that purchase period. In the event of termination due to normal or early retirement of the participant, on the last business day of the purchase period during which such retirement occurred, the entire credit balance in such participant's stock purchase account will be used to purchase ATS Medical common stock unless such participant has elected to receive the balance of the participant's share purchase account in cash within 30 days after the end of that purchase period; provided, that, such participant shall have no right to purchase ATS Medical common stock in the event that the last day of such purchase period occurs more than three months following the termination of such participant's employment with ATS Medical by reason of such retirement. In the event of any other termination, the balance of the participant's share purchase account will be paid, in cash, to the participant within 30 days after such termination. Generally, the consideration to be received by ATS Medical from the participant for the right to participate in the Stock Purchase Plan will be the participant's past, present or expected future contributions to ATS Medical or the designated subsidiary.

     Certificates representing the common shares purchased under the Stock Purchase Plan will be delivered promptly after the last day of each purchase period.

  DURATION, TERMINATION AND AMENDMENT

     Unless earlier discontinued or terminated by the ATS Medical board of directors, the Stock Purchase Plan shall automatically terminate when all of the shares of common stock issuable under the Stock Purchase Plan have been sold. The Stock Purchase Plan permits the ATS Medical board of directors to amend or discontinue the Stock Purchase Plan at any time, except that prior shareholder approval will be required for any amendment to the Stock Purchase Plan that:

     - absent such shareholder approval, would cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the Stock Purchase Plan;

     - increases the number of shares of common stock available for issuance under the Stock Purchase Plan (other than for certain adjustments in the number of outstanding shares of ATS Medical common stock and certain corporate transactions described above);


     - requires shareholder approval under the rules or regulations of the National Association of Securities Dealers or the Nasdaq Global Market; or


     - permits the issuance of ATS Medical common stock before payment therefor in full.

NEW PLAN BENEFITS

     Because the amount of future benefits under the Stock Purchase Plan will depend on participant elections and the fair market value of ATS Medical common stock, the amount of such benefits is not determinable. During 2005, all participating employees, including current officers, as a group (72 persons), purchased 120,465 shares of ATS Medical common stock under the Stock Purchase Plan at the weighted average purchase price per share of $2.89.

FEDERAL INCOME TAX MATTERS

     The following is a summary of the U.S. federal income tax aspects of the stock purchase rights that may be granted under the Stock Purchase Plan as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

     The Stock Purchase Plan, and the right of participants to make purchases of common shares pursuant to the Stock Purchase Plan, are intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Internal Revenue Code. The amounts of payroll deductions under the Stock Purchase Plan will be taxable to a participant as compensation for the year in which such amounts otherwise would have been paid to the participant. A participant will realize no income upon the grant of the stock purchase rights or upon the purchase of common shares under the Stock Purchase Plan, and ATS Medical will not be entitled to any deduction at the time of grant of the rights or purchase of the shares.

     The amount of a participant's tax liability upon disposition of the shares acquired will depend on whether or not the participant meets certain conditions summarized below. If the participant:

     - does not dispose of the shares purchased within two years after grant of the stock purchase right and within one year after purchase; and

     - is an employee of ATS Medical or its subsidiaries at all times during the period beginning with the date he or she becomes a participant and ending three months before acquiring the shares,

then, upon disposition of shares acquired after satisfying the prescribed holding period, ATS Medical will receive no deduction upon the disposition of the shares, and the participant:

     - will recognize ordinary income on the lesser of (a) the participant's gain on the sale or (b) the purchase price discount under the Stock Purchase Plan, computed as if the right to purchase was exercised on the first business day of the purchase period; and

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

     - will recognize long-term capital gain (or loss) on the difference between the sale price and the sum of the purchase price and any ordinary income recognized on the disposition.

However, consequences for both ATS Medical and the participant would differ if the participant did not satisfy the prescribed holding period.

EQUITY COMPENSATION PLANS

     The following table summarizes as of December 31, 2005 the shares of ATS Medical common stock subject to outstanding awards or available for future awards under ATS Medical's equity compensation plans and arrangements.

                                   NUMBER OF SHARES                             NUMBER OF SHARES
                                  TO BE ISSUED UPON    WEIGHTED-AVERAGE      REMAINING AVAILABLE FOR
                                     EXERCISE OF        EXERCISE PRICE        FUTURE ISSUANCE UNDER
                                     OUTSTANDING        OF OUTSTANDING      EQUITY COMPENSATION PLANS
                                  OPTIONS, WARRANTS    OPTIONS, WARRANTS   (EXCLUDING SHARES REFLECTED
PLAN CATEGORY                         AND RIGHTS          AND RIGHTS          IN THE FIRST COLUMN)
-------------                     ------------------   -----------------   ---------------------------
Equity Compensation Plans
  Approved by Shareholders......      1,704,700              $3.08                  1,986,911(1)
Equity Compensation Plans Not
  Approved by Shareholders......      2,897,902              $2.73                         --(2)
                                      ---------              -----                  ---------
Total...........................      4,602,602              $2.86                  1,986,911
                                      =========              =====                  =========

---------------

(1) Includes shares remaining available under ATS Medical's 2000 Stock Incentive Plan (1,915,250 shares) and 1998 Employee Stock Purchase Plan (71,661 shares).

(2) Nearly all of the 2,897,902 shares listed consist of individual stock options granted to new executives or employees as an inducement to their employment with ATS Medical. These options have an exercise price equal to the fair market value of ATS Medical common stock at the time of the grant, and vest ratably over two to four year periods. Most of the options have a life of 10 years and vesting accelerates upon a change of control of ATS Medical. ATS Medical intends that these options shall not be Incentive Stock Options governed by the provisions of Section 422 of the Internal Revenue Code.

RECOMMENDATION OF THE ATS MEDICAL BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL

     THE ATS MEDICAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE STOCK PURCHASE PLAN. The affirmative vote of a majority of the outstanding shares of ATS Medical common stock entitled to vote and present in person or by proxy at the 2006 Annual Meeting will be required to adopt the amendment to the Stock Purchase Plan.


                      PROPOSAL 5 -- PROPOSAL TO AMEND THE


                  ATS MEDICAL, INC. 2000 STOCK INCENTIVE PLAN



     The ATS Medical, Inc. 2000 Stock Incentive Plan (the "Stock Incentive Plan") was adopted by the ATS Medical board of directors and approved by the ATS Medical shareholders in 2000. Amendments to the Stock Incentive Plan were approved by the ATS Medical shareholders in 2003 and 2005.



     The Stock Incentive Plan authorizes the grant of stock options and several other types of stock-based awards. The ATS Medical board of directors believes that stock options and other stock-based awards have been, and will continue to be, a very important factor in attracting and retaining talented employees and non-employee directors. In addition, the ATS Medical board of directors believes that because stock-based compensation aligns the interests of ATS Medical employees and non-employee directors with the interests of ATS Medical shareholders, ATS Medical should encourage its employees and directors to own equity in ATS Medical. Stock incentive awards enhance shareholder value by increasing ATS Medical employees' loyalty to ATS Medical and providing increased motivation for them to contribute to ATS Medical's future success.



     The Stock Incentive Plan provides for automatic grants to ATS Medical's non-employee directors of non-qualified stock options to purchase (1) 5,000 shares of ATS Medical common stock upon such person's initial election to the ATS Medical board of directors and (2) 2,500 shares of ATS Medical common stock upon such person's re-election to the ATS Medical board of directors. On July 13, 2006, the ATS Medical board of directors adopted an amendment to the Stock Incentive Plan providing that, in lieu of the automatic non-qualified stock option grants described above, automatic grants of restricted stock units will be made to ATS Medical's non-employee directors. The amendment provides that each non-employee director will be granted (1) 3,000 restricted stock units upon initial election to the ATS Medical board of directors (the "Initial Grant") and
(2) a number of restricted stock units equal to $45,000 divided by the closing price of ATS Medical common stock on the Nasdaq Global Market on the date of grant, upon each re-election as a director at the ATS Medical annual shareholder meeting (the "Annual Grant"). In the event that a non-employee director's initial election occurs at an ATS Medical annual shareholder meeting, such non-employee director will receive both an Initial Grant and an Annual Grant at that time. Such amendment is subject to approval by the ATS Medical shareholders at the 2006 Annual Meeting.



     A copy of the Stock Incentive Plan is attached as Appendix H to this Proxy Statement, and the amended language is highlighted by bold text. The following summary of the Stock Incentive Plan is qualified in its entirety by reference to the full text of the Stock Incentive Plan.



SUMMARY OF THE STOCK INCENTIVE PLAN



  PURPOSE



     The purpose of the Stock Incentive Plan is to promote the interests of ATS Medical and its shareholders by aiding ATS Medical in attracting and retaining employees, officers, consultants, independent contractors and non-employee directors capable of assuring the future success of ATS Medical, to offer such persons incentives to put forth maximum efforts for the success of ATS Medical's business and to afford such persons an opportunity to acquire a proprietary interest in ATS Medical.



  SHARES AUTHORIZED



     Under the Stock Incentive Plan, the aggregate number of shares that may be issued under all awards is 3,500,000. In addition, the number of shares available for granting incentive stock options under the Stock Incentive Plan is also 3,500,000.



     Any shares that are used by a participant as full or partial payment to ATS Medical of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards (other than incentive stock options) under the Stock Incentive Plan. In addition, if any shares covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the Stock Incentive Plan with respect to such award, to the extent of any such forfeiture or termination, will again be available for granting awards under the Stock Incentive Plan.



  ELIGIBILITY



     The Stock Incentive Plan provides for the grant of awards to any full or part-time employee, officer, consultant, independent contractor or director providing services to ATS Medical or its affiliates. As of July 3, 2006, approximately 200 individuals were eligible to participate in the Stock Incentive Plan.

  PLAN ADMINISTRATION



     The Personnel and Compensation Committee has been designated by the ATS Medical board of directors to administer the Stock Incentive Plan. The Personnel and Compensation Committee has the authority to establish rules for the administration of the Stock Incentive Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of common stock covered by the awards, and to set the vesting and other terms and conditions of awards. The Personnel and Compensation Committee may accelerate the vesting of awards. The Personnel and Compensation Committee also has the authority to determine whether the payment of any amounts received under any award may be deferred for federal income tax purposes.



     The Personnel and Compensation Committee may delegate its powers and duties under the Stock Incentive Plan to one or more directors or a committee of directors, subject to such terms, conditions and limitations as the Personnel and Compensation Committee may establish in its sole discretion. The ATS Medical board of directors may, at any time and from time to time, without any further action of the Personnel and Compensation Committee, exercise the powers and duties of the Personnel and Compensation Committee under the Stock Incentive Plan.



  TYPES AND TERMS OF AWARDS



     The Stock Incentive Plan will permit the granting of (1) stock options, including "incentive stock options" meeting the requirements of Section 422 of the Internal Revenue Code, and "non-qualified stock options" that do not meet such requirements, (2) stock appreciation rights, or "SARs," (3) restricted stock units, (4) performance awards, (5) other stock grants and (6) other awards valued in whole or in part by reference to or otherwise based upon ATS Medical common stock ("other stock-based awards"). Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares, promissory notes, other securities, other awards or other property, or any combination thereof, as the Personnel and Compensation Committee determines. Awards may, in the discretion of the Personnel and Compensation Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award granted under any plan of ATS Medical.



     The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security that may be purchased under any other stock-based award will not be less than 100% of the fair market value of ATS Medical common stock on the date of grant. No person may be granted any award or awards under the Stock Incentive Plan, the value of which is based solely on an increase in the value of ATS Medical common stock after the date of grant, for more than 300,000 shares of common stock in the aggregate in any calendar year.



  STOCK OPTIONS



     The maximum term of each stock option is seven years. The Personnel and Compensation Committee determines the time or times at which an option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, shares, promissory notes, other securities, other awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.



     An incentive stock option may only be granted to full or part-time employees (which includes officers and directors who are also employees), and an incentive stock option shall not be granted to an employee of an affiliate of ATS Medical unless such affiliate is also a "subsidiary corporation" of ATS Medical within the meaning of Section 424(f) of the Internal Revenue Code or any successor provision.

  SARS



     The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Personnel and Compensation Committee so determines, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.



  RESTRICTED STOCK UNITS



     Restricted stock units are subject to such restrictions as the Personnel and Compensation Committee may impose (including any limitations on the right to vote or the right to receive any dividends or other right or property related to such restricted stock units), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Personnel and Compensation Committee may determine. Upon termination of the holder's employment during the restriction period, restricted stock units are forfeited and reacquired by ATS Medical or its affiliates, unless the Personnel and Compensation Committee determines otherwise. Upon the lapse or waiver of restrictions and the restricted period relating to the restricted stock units evidencing the right to receive shares, such shares will be issued and delivered to the holders of the restricted stock units.



  PERFORMANCE AWARDS



     Performance awards will provide their holders the right to receive payments, in whole or in part, upon the achievement of goals established by the Personnel and Compensation Committee during performance periods established by the Personnel and Compensation Committee. A performance award granted under the Stock Incentive Plan may be denominated or payable in cash, shares of common stock, restricted stock units, other securities, other awards or other property.



  OTHER STOCK GRANTS



     The Personnel and Compensation Committee also is authorized to grant shares without restrictions thereon as are deemed by the Personnel and Compensation Committee to be consistent with the purpose of the Stock Incentive Plan.



  OTHER STOCK-BASED AWARDS



     The Personnel and Compensation Committee also is authorized to grant other types of awards that are denominated or payable in or otherwise related to ATS Medical common stock. The Stock Incentive Plan provides that the Personnel and Compensation Committee shall establish the terms and conditions of such awards.



  NON-EMPLOYEE DIRECTOR AWARDS



     The Stock Incentive Plan currently provides for automatic grants to ATS Medical's non-employee directors non-qualified stock options to purchase (1) 5,000 shares of ATS Medical common stock upon such person's initial election to the ATS Medical board of directors, and (2) 2,500 shares of ATS Medical common stock upon such person's re-election to the ATS Medical board of directors.



     If the amendment is approved to grant restricted stock units to non-employee directors upon their election and re-election to the ATS Medical board of directors in lieu of stock options, then the Stock Incentive Plan will provide that each non-employee director will be granted (1) 3,000 restricted stock units upon initial election to the ATS Medical board of directors (the "Initial Grant") and (2) a number of restricted stock units equal to $45,000 divided by the closing price of ATS Medical common stock on the Nasdaq Global Market on the date of grant, upon each re-election as a director at the ATS Medical annual shareholder meeting (the "Annual Grant"). In the event that a non-employee director's initial election occurs at an ATS Medical annual shareholder meeting, such non-employee director will receive both an Initial Grant and an Annual Grant at that time. All Initial Grants vest in full on the second anniversary of the date of grant and all Annual Grants vest in full at the earlier of (1) immediately prior to the Company's second annual shareholder meeting following the date of grant or (2) June 30 of the second year following the year of grant.



  TRANSFERABILITY



     In general, no award (other than unrestricted stock grants) and no right under any award granted under the Stock Incentive Plan will be transferable by its recipient otherwise than by will or by the laws of descent and distribution.



  ADJUSTMENTS; NO OPTION REPRICING



     If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of ATS Medical common stock or other securities, issuance of warrants or other rights to purchase ATS Medical common stock or other securities or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Personnel and Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Incentive Plan, then the Personnel and Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of shares (or other securities or other property) that thereafter may be made the subject of awards, (2) the number and type of shares (or other securities or other property) subject to outstanding awards and (3) the purchase or exercise price with respect to any award. Except for these adjustments, no option may be amended to reduce its initial exercise price, and no option may be canceled and replaced with an option or options having a lower exercise price.



  AMENDMENTS



     The ATS Medical board of directors may amend, alter, suspend, discontinue or terminate the Stock Incentive Plan at any time; provided, however, that, notwithstanding any other provision of the Stock Incentive Plan or any award agreement, without the approval of the shareholders of ATS Medical, no such amendment, alteration, suspension, discontinuation or termination may be made that, absent such approval: (1) would violate the rules or regulations of the Nasdaq Global Market System or any securities exchange that are applicable to ATS Medical or (2) would cause ATS Medical to be unable, under the Internal Revenue Code, to grant incentive stock options under the Stock Incentive Plan.



  EFFECTIVE DATE; TERM



     The Stock Incentive Plan, as amended, shall be effective when approved by the shareholders of ATS Medical. The Stock Incentive Plan terminates on December 31, 2010, and no awards may be granted after such date.

HISTORICAL AWARDS UNDER THE STOCK INCENTIVE PLAN



     The following table sets forth information with respect to stock option and restricted stock unit grants to the executive officers named in the Summary Compensation Table and the specified groups set forth below, each pursuant to the Stock Incentive Plan as of July 3, 2006.



                                                                            RESTRICTED STOCK
NAME AND PRINCIPAL POSITION                               OPTIONS GRANTED    UNITS GRANTED
---------------------------                               ---------------   ----------------
Michael D. Dale
  President, Chief Executive Officer and Director
     Nominee............................................      350,000           240,000
                                                              -------           -------
John R. Judd
  Chief Financial Officer...............................           --            50,000
                                                              -------           -------
Richard A. Curtis
  Vice President, Marketing and Business Development....       20,000            69,000
                                                              -------           -------
Marc R. Sportsman
  Vice President, Sales.................................       20,000            59,000
                                                              -------           -------
Maria-Teresa Ajamil
  Vice President, International Markets.................           --            59,000
                                                              -------           -------
Robert E. Munzenrider
  Director Nominee......................................       17,500                --
                                                              -------           -------
Eric W. Sivertson
  Director Nominee......................................       20,000                --
                                                              -------           -------
Steven M. Anderson
  Director Nominee......................................        5,000                --
                                                              -------           -------
All executive officers as a group (5 persons)...........      390,000           477,000
                                                              -------           -------
All non-executive directors as a group (4 persons)......       65,000                --
                                                              -------           -------
Each associate of the above-mentioned directors,
  executive officers or nominees........................           --                --
                                                              -------           -------
Each other person who received or is to receive 5% of
  such awards...........................................           --                --
                                                              -------           -------
All employees (other than executive officers) as a group
  (77 persons)..........................................      708,125           484,750
                                                              -------           -------



NEW PLAN BENEFITS



     No benefits or amounts have been granted, awarded or received under the Stock Incentive Plan that are subject to shareholder approval. As described above, the Stock Incentive Plan, as proposed to be amended, provides for each of ATS Medical's non-employee directors to receive (1) 3,000 restricted stock units upon initial election to the ATS Medical board of directors (the "Initial Grant") and (2) a number of restricted stock units equal to $45,000 divided by the closing price of ATS Medical common stock on the Nasdaq Global Market on the date of grant, upon each re-election as a director at the ATS Medical annual shareholder meeting (the "Annual Grant"). In the event that a non-employee director's initial election occurs at an ATS Medical annual shareholder meeting, such non-employee director will receive both an Initial Grant and an Annual Grant at that time. If the Stock Incentive Plan, as proposed to be amended, is approved by ATS Medical's shareholders at the 2006 Annual Meeting, in the aggregate, approximately 57,939 restricted stock units will be automatically granted to three of ATS Medical's non-employee directors at the time of the 2006 Annual Meeting (based on the closing price ($2.33) of ATS Medical common stock on the Nasdaq National Market on June 29, 2006). Except for such automatic fixed restricted stock unit grants to non-employee directors, the Personnel and Compensation Committee in its sole discretion will determine the number and types of awards that will be granted under the Stock Incentive Plan. Thus, it is not possible to determine the benefits that will be received by eligible participants (other than pursuant to the automatic fixed grants to ATS Medical's non-employee directors) if the Stock Incentive Plan, as proposed to be amended, were to be approved by ATS Medical's shareholders. The closing price of ATS Medical common stock on the Nasdaq National Market on June 29, 2006 was $2.33.



FEDERAL INCOME TAX CONSEQUENCES



     The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the Stock Incentive Plan.



  OPTIONS AND SARS



     The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that an alternative minimum tax and possibly a payroll tax liability may result), and ATS Medical will not be entitled to a tax deduction when an incentive stock option is exercised but may incur a payroll tax liability.



     Upon exercising a non-qualified stock option, the optionholder must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and ATS Medical will be entitled at that time to a tax deduction for the same amount. Upon the exercise of an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and are deductible by ATS Medical.



     The tax consequence to an optionholder upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequences to ATS Medical in connection with the disposition of shares acquired under an option. However, ATS Medical may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.



  OTHER AWARDS



     For other awards granted under the Stock Incentive Plan that are payable in cash or shares of common stock and that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for the shares of common stock by the holder of the award. In this case, ATS Medical will be entitled at that time to a deduction for the same amount if and to the extent that amount satisfies general rules concerning deductibility of compensation.



     For an award that is payable in shares of common stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Internal Revenue Code, the holder of the award must recognize ordinary income equal to the excess of (x) the fair market value of the shares of common stock received (determined as of the first time the shares became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (y) the amount (if any) paid for the shares of common stock by the holder. In this case, ATS Medical will be entitled at that time to a tax deduction for the same amount if and to the extent that amount is deductible.

  SPECIAL RULES



     Special rules may apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of ATS Medical's tax deduction, are determined as of the end of such period.



RECOMMENDATION OF THE ATS MEDICAL BOARD OF DIRECTORS; VOTE REQUIRED FOR APPROVAL



     THE ATS MEDICAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN. The affirmative vote of a majority of the outstanding shares of ATS Medical common stock entitled to vote and present in person or by proxy at the 2006 Annual Meeting will be required to adopt the amendment to the Stock Incentive Plan.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


OVERVIEW


     Ernst & Young LLP has served as ATS Medical's independent registered public accounting firm since ATS Medical's inception. The Audit Committee of ATS Medical has recently requested management of ATS Medical to solicit bids for audit services for the year ending December 31, 2006 from several independent registered public accounting firms, including Ernst & Young LLP. The request resulted from the Audit Committee's concerns about the increasing costs of such services.



     Historically, although not required, a proposal has been presented at the ATS Medical annual meeting of shareholders asking the shareholders to ratify the appointment of the independent registered public accounting firm. As of the date of this proxy statement/prospectus, the Audit Committee had not yet engaged an independent registered public accounting firm to audit the financial statements of ATS Medical for the fiscal year ending December 31, 2006. Accordingly, under the circumstances, the Audit Committee is not in a position to ask shareholders to ratify the appointment of the independent registered public accounting firm the fiscal year ending December 31, 2006.



     Representatives of Ernst & Young LLP will be present at the 2006 Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.



FEES



     The fee table below reports fees billed or to be billed to ATS Medical for professional services provided to ATS Medical during 2005 and 2004. Based in part on its review of the nature and value of services provided by Ernst & Young LLP, the Audit Committee of ATS Medical has concluded that the provision of non-audit services is compatible with maintaining Ernst & Young LLP's independence. The Audit Committee has approved, pursuant to its pre-approval policies described below, 100% of the services listed below.



                                                                2005       2004
                                                              --------   --------
Audit Fees(1)...............................................  $320,000   $276,740
Audit-Related Fees..........................................        --         --
Tax Fees(2).................................................        --     53,750
All Other Fees..............................................        --         --
                                                              --------   --------
Total Fees..................................................  $320,000   $330,490
                                                              ========   ========


---------------


(1) The increase in audit fees from 2004 to 2005 was due primarily to audit work relating to ATS Medical's internal control over financial reporting, as required by the Sarbanes-Oxley Act of 2002.



(2) Tax fees for 2004 were for tax consulting and compliance services.



     All services provided by ATS Medical's independent registered public accounting firm are subject to pre-approval by ATS Medical's Audit Committee. The Audit Committee has authorized the Chair of the Audit Committee to approve services by the independent registered public accounting firm in the event there is a need for such approval prior to the next Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe the independent registered public accounting firm is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on the independent registered public accounting firm's independence.

                     PROPOSALS FOR THE 2007 ANNUAL MEETING


     Any proposal by an ATS Medical shareholder to be included ATS Medical's proxy material and presented at the 2007 Annual Meeting of Shareholders must be received at ATS Medical's principal executive offices, 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447, Attention: Corporate Secretary, no later than December 15, 2006. In addition, in connection with any matter to be proposed by an ATS Medical shareholder at the 2007 Annual Meeting, but not proposed for inclusion in ATS Medical's proxy materials, the proxy holders designated by ATS Medical for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Secretary of ATS Medical at its principal executive office by March 1, 2007.


                           ANNUAL REPORT ON FORM 10-K


     ATS Medical's 2005 Annual Report to Shareholders, which includes its Annual Report on Form 10-K, as amended, and financial statements for the year ended December 31, 2005, accompanies, or has been mailed to ATS Medical shareholders immediately prior to, this proxy statement/prospectus. The Annual Report on Form 10-K, as amended, is also available on ATS Medical's website at www.atsmedical.com. If requested, ATS Medical will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering ATS Medical's reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to ATS Medical's Corporate Secretary at ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.


                                 OTHER MATTERS

     ATS Medical's board of directors does not know of any other business to come before the 2006 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.

                                 LEGAL MATTERS

     Dorsey & Whitney LLP, counsel to ATS Medical, has issued a legal opinion concerning the legality of the common stock of ATS Medical to be issued to 3F Therapeutics stockholders in connection with the merger. Reed Smith LLP, counsel to 3F Therapeutics, has issued a legal opinion concerning the U.S. federal income tax consequences of the merger.

                                    EXPERTS


     The consolidated financial statements of ATS Medical, Inc. appearing in ATS Medical, Inc.'s Form 10-K for the year ended December 31, 2005, as amended, and ATS Medical, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.



     The 3F Therapeutics, Inc. financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 appearing in this proxy statement/prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     ATS Medical files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like ATS Medical, who file electronically with the SEC. The address of the SEC's website is www.sec.gov. Copies of ATS Medical's SEC filings are also available through its website (www.atsmedical.com) as soon as reasonably practicable after electronically filed with, or furnished to, the SEC.


     ATS Medical has filed a registration statement on Form S-4 to register the shares of ATS Medical common stock to be issued to 3F Therapeutics stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of ATS Medical with respect to such issuance of shares and the proxy statement of ATS Medical for its annual meeting of shareholders, as well as the consent solicitation statement of 3F Therapeutics for the solicitation of stockholder consents. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. or at the internet website maintained by the SEC at www.sec.gov. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     As allowed by SEC rules, this proxy statement/prospectus, including the attached annexes, exhibits and schedules does not contain all the information you can find in the registration statement on Form S-4 filed by ATS Medical to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows ATS Medical to "incorporate by reference" information into this proxy statement/prospectus, which means that ATS Medical can disclose important information by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that ATS Medical has previously filed with the SEC. These documents contain important information about ATS Medical and its financial condition.

     ATS Medical incorporates by reference the documents listed below and any future flings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:


     - Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;



     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, as amended;



     - Current Reports on Form 8-K filed on January 26, 2006 (two reports), January 27, 2006, February 9, 2006, March 1, 2006, March 24, 2006, April 3, 2006, May 4, 2006 (containing Item 5.02 disclosure, as amended on May 5, 2006), June 9, 2006 and June 19, 2006 (two reports, except for Item
       2.02 disclosure therein); and


     - The description of ATS Medical's common stock contained in any registration statement or report filed by ATS Medical under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     ATS Medical also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange

Act between the date of this proxy statement/prospectus and the earlier of the completion of the merger or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as proxy and information statements.


     ATS Medical has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to ATS Medical and Seabiscuit Acquisition Corp., and 3F Therapeutics has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to 3F Therapeutics.

     Neither ATS Medical nor 3F Therapeutics has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                        INDEX TO FINANCIAL STATEMENTS OF
                             3F THERAPEUTICS, INC.


Report of Independent Registered Public Accounting Firm.....   FS-1
Financial Statements for the Years Ended December 31, 2005
  and December 31, 2004:
  Balance Sheets............................................   FS-2
  Statements of Operations..................................   FS-3
  Statements of Stockholders' Deficit.......................   FS-4
  Statements of Cash Flows..................................   FS-5
  Notes to Financial Statements.............................   FS-6

Financial Statements for the Three Months Ended March 31,
  2006 and March 31, 2005:
  Balance Sheets............................................  FS-17
  Statements of Operations..................................  FS-18
  Statements of Cash Flows..................................  FS-19
  Notes to Financial Statements.............................  FS-20

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
3F Therapeutics, Inc.
Lake Forest, California

     We have audited the accompanying balance sheets of 3F Therapeutics, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of 3F Therapeutics, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3F Therapeutics, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ MCGLADREY & PULLEN, LLP

Irvine, California
March 23, 2006

3F THERAPEUTICS, INC.

BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                  2005           2004
                                                              ------------   ------------
ASSETS
Current Assets
  Cash and cash equivalents.................................  $ 12,330,421   $  4,040,286
  Accounts receivable, net of allowance of 2005 $25,000;
     2004 $0................................................        77,486         95,755
  Inventories...............................................       267,749        240,828
  Prepaid expenses and other current assets.................       479,398        162,167
                                                              ------------   ------------
     TOTAL CURRENT ASSETS...................................    13,155,054      4,539,036
Equipment and Leasehold Improvements, net (Note 2)..........       275,793        243,382
Other Assets................................................        13,087         13,087
                                                              ------------   ------------
                                                              $ 13,443,934   $  4,795,505
                                                              ============   ============


LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities and Deferred Revenue
  Accounts payable..........................................  $    787,891   $    945,448
  Accrued expenses..........................................       500,493        717,283
  Current portion of long-term debt (Note 8)................            --      1,262,701
  Short-term debt (Note 8)..................................       178,022             --
  Deferred revenue (Note 6).................................    14,526,316             --
                                                              ------------   ------------
     TOTAL CURRENT LIABILITIES AND DEFERRED REVENUE.........    15,992,722      2,925,432
                                                              ------------   ------------
Long-term Debt, less current maturities (Note 8)............            --      6,468,694
                                                              ------------   ------------
Warrants (Note 3)...........................................       210,212             --
                                                              ------------   ------------
Commitments and Contingencies (Notes 7 and 11)
Stockholders' Deficit (Notes 3 and 4)
  Convertible preferred stock, Series A, B, C, D and E,
     $0.001 par value; 18,923,265 and 11,442,951 shares
     authorized; 12,577,966 and 9,911,299 shares issued and
     outstanding in 2005 and 2004, respectively; aggregate
     value in liquidation of $39,271,025 and $31,656,565 at
     December 31, 2005 and 2004, respectively...............    38,544,091     32,556,687
  Common stock, $0.001 par value; 35,000,000 shares
     authorized; 4,886,480 and 4,713,939 shares issued and
     outstanding in 2005 and 2004, respectively.............         4,886          4,713
  Additional paid-in capital................................     6,411,759      6,411,266
  Accumulated deficit.......................................   (47,719,736)   (43,571,287)
                                                              ------------   ------------
       TOTAL STOCKHOLDERS' DEFICIT..........................    (2,759,000)    (4,598,621)
                                                              ------------   ------------
                                                              $ 13,443,934   $  4,795,505
                                                              ============   ============

                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                 2005           2004
                                                              -----------   ------------
Revenues:
  Product revenues..........................................  $   326,322   $    234,151
  License revenue and other (Note 6)........................    8,618,134             --
                                                              -----------   ------------
                                                                8,944,456        234,151
Expenses:
  Cost of product revenues..................................      320,166        181,234
  Cost of license revenue and other.........................    1,329,513             --
  Research and development..................................    6,613,772      6,791,017
  Selling, general and administrative.......................    3,381,829      4,313,515
                                                              -----------   ------------
     OPERATING LOSS.........................................   (2,700,824)   (11,051,615)
Financial income (expense):
  Interest income...........................................      487,680         88,937
  Interest expense..........................................   (1,935,305)      (345,101)
                                                              -----------   ------------
     NET LOSS...............................................  $(4,148,449)  $(11,307,779)
                                                              ===========   ============

                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                   PREFERRED STOCK           COMMON STOCK
                               ------------------------   ------------------   ADDITIONAL                      TOTAL
                               NUMBER OF                  NUMBER OF             PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                 SHARES       AMOUNT       SHARES     AMOUNT    CAPITAL       DEFICIT         DEFICIT
                               ----------   -----------   ---------   ------   ----------   ------------   -------------
Balance, December 31,
  2003......................    9,911,299   $32,556,687   4,617,895   $4,617   $6,041,660   $(32,263,508)  $  6,339,456
  Issuance of stock
    options.................           --            --          --       --        3,857             --          3,857
  Issuance of warrants......           --            --          --       --      334,807             --        334,807
  Exercise of stock
    options.................           --            --      57,583       58       15,596             --         15,654
  Exercise of warrant.......           --            --      38,461       38       15,346             --         15,384
  Net loss..................           --            --          --       --           --    (11,307,779)   (11,307,779)
                               ----------   -----------   ---------   ------   ----------   ------------   ------------
Balance, December 31,
  2004......................    9,911,299    32,556,687   4,713,939    4,713    6,411,266    (43,571,287)    (4,598,621)
  Issuance of Series E
    convertible preferred
    stock for $2.25 per
    share, net of offering
    cost....................    2,666,667     5,987,404          --       --           --             --      5,987,404
  Reclass warrants to
    liability (Note 3)......           --            --          --       --     (223,320)            --       (223,320)
  Issuance of stock options
    to consultants (Note
    4)......................           --            --          --       --      168,000             --        168,000
  Exercise of stock options
    (Note 4)................           --            --     172,541      173       46,313             --         46,486
  Stock-based
    compensation............           --            --          --       --        9,500             --          9,500
  Net loss..................           --            --          --       --           --     (4,148,449)    (4,148,449)
                               ----------   -----------   ---------   ------   ----------   ------------   ------------
BALANCE, DECEMBER 31,
  2005......................   12,577,966   $38,544,091   4,886,480   $4,886   $6,411,759   $(47,719,736)  $ (2,759,000)
                               ==========   ===========   =========   ======   ==========   ============   ============

                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                 2005           2004
                                                              -----------   ------------
Cash Flows from Operating Activities
  Net (loss)................................................  $(4,148,449)  $(11,307,779)
  Adjustments to reconcile net (loss) to net cash provided
     by (used in) operating activities:
     Provision for doubtful accounts........................       25,000             --
     Depreciation...........................................      101,892        200,564
     Loss on disposal of assets.............................           --         10,714
     Amortization of debt discount..........................      268,605         66,202
     Stock-based compensation...............................      177,500          3,857
     Change in fair value of warrants.......................      (13,108)            --
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (6,731)        48,471
       Inventories..........................................      (26,921)      (208,781)
       Prepaid expenses and other assets....................     (317,231)        85,599
       Accounts payable.....................................     (157,558)        79,532
       Accrued expenses.....................................     (216,790)      (292,882)
       Deferred revenue.....................................   14,526,316             --
                                                              -----------   ------------
          NET CASH PROVIDED BY (USED IN) OPERATING
             ACTIVITIES.....................................   10,212,525    (11,314,503)
                                                              -----------   ------------
Cash Flows from Investing Activities
  Purchases of equipment....................................     (134,302)       (21,126)
  Maturities of short-term investments......................           --      5,005,155
                                                              -----------   ------------
          NET CASH PROVIDED BY (USED IN) INVESTING
             ACTIVITIES.....................................     (134,302)     4,984,029
                                                              -----------   ------------
Cash Flows from Financing Activities
  Proceeds from issuance of Series E preferred stock, net of
     offering cost..........................................    5,987,404             --
  Proceeds from issuance of common stock in connection with
     the exercise of common stock options...................       46,486         15,654
  Proceeds from issuance of common stock in connection with
     the exercise of warrants...............................           --         15,384
  Borrowing (repayment) on long-term debt...................   (8,000,000)     8,000,000
  Borrowing on short-term debt..............................      435,181             --
  Payments on short-term debt...............................     (257,159)            --
                                                              -----------   ------------
          NET CASH PROVIDED BY (USED IN) FINANCING
             ACTIVITIES.....................................   (1,788,088)     8,031,038
                                                              -----------   ------------
          INCREASE IN CASH AND CASH EQUIVALENTS.............    8,290,135      1,700,564
Cash and Cash Equivalents
  Beginning.................................................    4,040,286      2,339,722
                                                              -----------   ------------
  Ending....................................................  $12,330,421   $  4,040,286
                                                              ===========   ============
Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
     Interest, including prepayment penalty of $133,000 and
      a final interest payment of $720,000 for early payoff
      (Note 8)..............................................  $ 1,666,700   $    278,899
                                                              ===========   ============
     Income taxes...........................................  $       800   $        800
                                                              ===========   ============
Supplemental Schedule of Noncash Financing Activities
  Issuance of warrants......................................  $        --   $    334,807
                                                              ===========   ============

                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: 3F Therapeutics, Inc. (the Company) is a Delaware corporation engaged in research and development, manufacture and sale of surgical heart valves. The Company commenced operations on June 2, 1998. During 2004 the Company received CE Mark Certification and commenced sales of the 3F Aortic Bioprosthesis(TM) in Europe and other foreign countries. Numerous governmental authorities, principally the Food and Drug Administration, and corresponding foreign regulatory agencies strictly regulate the Company's product and research and development activities.

     Basis of presentation: The accompanying financial statements present the Company as a going concern. The Company has sustained operating losses prior to 2005 and expects such losses to continue for the foreseeable future. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuous basis in future years.

     At December 31, 2005, the Company had cash and cash equivalents of $12,330,421, working capital deficit of ($2,837,668) and accumulated deficit of $47,719,736. Neither the deferred revenue of $14,526,316 as discussed in Note 6, nor the Series D preferred share warrant liability of $210,212 as discussed in
Note 3, are expected to require any future cash payments.

     In June 2005, the Company entered into a Master Agreement, Non-Exclusive Agreement, Co-Exclusive License Agreement and a Supply and Training Agreement with Edwards Lifesciences PVT, Inc. (Edwards), as described in Note 6.

     On January 23, 2006, the Company entered into a definitive agreement with ATS Medical, Inc. (ATS), an SEC registrant, under which ATS will acquire all the outstanding shares of the Company in a stock-for-stock transaction. Under the terms of the definitive agreement, ATS will acquire the Company by issuing nine million shares of ATS Medical, Inc. common stock to the Company's stockholders. In addition, the Company's stockholders will be issued up to an additional ten million shares of ATS common stock upon the achievement of certain milestones. It is anticipated that the proposed acquisition will be completed in the second quarter of 2006. The proposed acquisition is subject to various terms and conditions, including stockholder approval (see Note 11).

  A SUMMARY OF THE COMPANY'S SIGNIFICANT ACCOUNTING POLICIES IS AS FOLLOWS:

     Cash and cash equivalents and concentration of credit risk: Cash and cash equivalents consist of amounts held as bank deposits and highly liquid investments with an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value. The amount on deposit in the bank may exceed the insurance limits of the Federal Deposit Insurance Corporation at various times throughout the fiscal year. The Company has not experienced losses related to this account.

     Accounts receivable: Credit is extended based on evaluation of a customer's financial condition and, generally, collateral is not required. Accounts receivable are due within 30 - 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts, if any. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Interest is not charged on past due accounts.

     Inventories: Inventories are valued on the first-in first-out basis, at the lower of cash or market value. Management reviews inventory periodically and establishes reserves for slow-moving inventory and

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,

CONTINUED

obsolete inventory, based on current observations and past experience. As of December 31, 2005, inventory consisted of finished goods of $267,749 warehoused in Belgium, Europe.

     Equipment and leasehold improvements: Equipment is stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repair are charged to expense as incurred and expenditures for additions and improvements are capitalized. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the terms of their related leases.

     Revenue recognition: The Company recognizes revenue in accordance with the Staff Accounting Bulletin (SAB) 101, Revenue Recognition, and Emerging Issues Task Force (EITF 00-21) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Revenue is recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed or determinable and (4) collectibility is reasonably assured.

     Product revenue: The Company recognizes revenue from product sales upon shipment to the customer provided that the Company has received a customer-executed purchase order, the sales price is fixed, title has transferred, collection of resulting receivables is reasonably assured, there are no customer acceptance requirements and there are no remaining significant obligations.

     License revenue: The Company had one license sale during the year ended December 31, 2005. The license revenue is generated through agreements with Edwards as discussed in Note 6. Nonrefundable, up-front license fees are deferred and recognized over the period for which the Company continues to have a performance obligation based on a straight-line method over the term of the agreement. Additional revenues based on future performance are not recorded until the performance criteria is met.

     Research and development costs: Research and development costs are expensed as incurred. Research and development costs include salaries and personnel-related costs, supplies and materials, outside services, costs of conducting pre-clinical and clinical trials, and facilities costs. The Company accrues for amounts due to participating clinics for enrollment of patients as implants of valves and follow-up procedures are successfully performed under terms of an agreement. This amount includes payments to the site conducting the trial and for other patient-related lab costs. Cost per patient varies based on the type of clinical trial, the site of the clinical trial and the number of follow-up procedures a patient receives.

     Income taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

     The Company is required to record a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and recent financial performance.

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,

CONTINUED

     Foreign currency transactions: Exchange gains or losses are realized due to differences in the exchange rate at the transaction date versus the rate in effect at the settlement or balance sheet date. These gains or losses are reflected in the statement of operations in the period in which they arise.

     Stock-based compensation: The Company accounts for its stock-based compensation plans for employees using the intrinsic-value method. The Company accounts for stock-based compensation issued to non-employees using the fair-value method.

     The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, including Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123, as amended.

     As required under APB Opinion No. 25, the Company recorded a compensation charge at the date of grant for the year ended December 31, 2005. The expense equals the difference between the fair market value of the Company's common stock on the grant date and the exercise price of the stock options and will be recognized ratably over the four-year vesting period of the stock options.

     Had compensation cost been recognized consistent with SFAS No. 123, options granted to employees would be valued using the minimum value method with the following assumptions: expected dividend yield of 0%, expected life of 6.25 years and weighted average risk-free interest rate of 3.77% and 3.87% as of December 31, 2005 and 2004, respectively.

     For purposes of pro forma disclosures, the estimated minimum value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows as if it had accounted for options under the minimum value provisions of SFAS No. 123 for the years ended December 31:

                                                               2005           2004
                                                            -----------   ------------
Net (loss), as reported...................................  $(4,148,449)  $(11,307,779)
  Employee compensation expense under APB Opinion No. 25
     included in net loss.................................        9,500             --
  Stock-based employee compensation expense determined
     under the fair-value method for all awards granted to
     employees............................................      (27,230)       (20,666)
                                                            -----------   ------------
Net (loss), pro forma.....................................  $(4,166,179)  $(11,328,445)
                                                            ===========   ============

     Pending accounting pronouncements: In December 2004, the FASB published SFAS No. 123R, as revised, Share-Based Payment. SFAS No. 123R requires that the compensation cost related to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,

CONTINUED

SFAS No. 123R permits entities to use any option pricing model that meets the fair value objective in the Statement.

     The Statement is effective for the Company on January 1, 2006. As of the effective date, the Company will recognize compensation cost for all employee awards granted after the required effective date and for employee awards that were granted prior to the effective date which are modified, canceled or repurchased after that date.

     Use of estimates: The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the allowance for doubtful accounts, inventory reserves, fair value of the Company's equity instruments, valuation allowance for deferred tax assets and deferred revenue. Actual results could differ from those estimates.

NOTE 2.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements at December 31 consist of the following:

                                                                2005          2004
                                                             -----------   -----------
Furniture and fixtures.....................................  $   131,183   $   131,183
Equipment..................................................    1,220,651     1,125,897
Office equipment...........................................       56,764        54,148
Computer hardware and purchased software...................      405,872       368,940
Leasehold improvements.....................................      439,565       439,565
                                                             -----------   -----------
                                                               2,254,035     2,119,733
Accumulated depreciation and amortization..................   (1,978,242)   (1,876,351)
                                                             -----------   -----------
                                                             $   275,793   $   243,382
                                                             ===========   ===========

NOTE 3.  STOCKHOLDERS' EQUITY

     Convertible preferred stock: The Company has the following convertible preferred stock outstanding:

                                                 NUMBER OF
                                                   SHARES                                  EQUIVALENT
                        TYPE OF   NUMBER OF    OUTSTANDING AT                              SHARES OF    LIQUIDATION
YEARS ENDED            PREFERRED    SHARES      DECEMBER 31,    PRICE PER                    COMMON     PREFERENCE
DECEMBER 31,             STOCK    AUTHORIZED        2005          SHARE     NET PROCEEDS     STOCK        AMOUNT
------------           ---------  ----------   --------------   ---------   ------------   ----------   -----------
1998(A)..............   Series A   1,875,000      1,875,000       $2.00     $ 3,750,000     1,875,000   $ 3,750,000
2001.................   Series B   3,416,668      3,416,668        3.00      10,209,576     3,553,335    10,660,004
2001.................   Series C     900,000        900,000        3.50       3,139,976       954,000     3,339,000
2003.................   Series D   3,842,708      3,719,631        3.90      14,457,135     3,980,005    15,522,020
2005.................   Series E   8,888,889      2,666,667        2.25       5,987,404     2,666,667     6,000,001
                                  ----------     ----------                 -----------    ----------   -----------
                                  18,923,265     12,577,966                 $37,544,091    13,029,007   $39,271,025
                                  ==========     ==========                 ===========    ==========   ===========

---------------

(A) The Company had originally issued 3,375,000 shares of Series A Preferred Stock. During 2001 the Company repurchased 1,500,000 shares of Series A preferred stock at $1.33 per share.

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.  STOCKHOLDERS' EQUITY, CONTINUED

     In April 2005, the Company issued 2,666,667 shares of convertible Series E preferred stock, par value $0.001 for $2.25 per share to 3F Partners Limited Partnership II, a limited partnership controlled by a director of the Company. The sale of Series E preferred stock resulted in net proceeds of $5,987,404 to the Company. Except for the price, the convertible Series E preferred stock terms were substantially similar to the terms of the previously issued Series A, B, C and D preferred stock.

     The rights, privileges and preference of preferred stock are as follows:

          Each share of convertible preferred stock is, at any time, at the option of the holder, convertible into one share, subject to adjustment under certain circumstances, of fully paid and nonassessable common stock. Upon either the affirmative vote of 67% of the outstanding shares of preferred stock or the completion of an initial public offering, each share of preferred stock will automatically be converted into shares of common stock at the conversion ratio for preferred stock then in effect. In connection with the issuance of the convertible Series E preferred stock, each share of the convertible Series B, C and D preferred stock is adjustable into 1.04, 1.06 and 1.07 shares, respectively, of common stock. Series A and E will automatically be converted into one share of common stock.

          The holders of the convertible preferred stock are entitled to receive dividends at the rate of 8% of the original purchase price per share per annum only if and when declared. Dividends are noncumulative in nature.

          In the event of any liquidation or winding up of the Company, the holders of the convertible preferred stock are entitled to receive, in preference to the holders of the common stock, a sum equal to the original purchase price per share plus all declared and unpaid dividends. After the payment of the preferred liquidation preference, the remaining assets are to be distributed ratably to the holders of the common stock. A merger, acquisition or sale of voting control in which the stockholders receive distributions in cash or in securities of another corporation, or sale of substantially all of the assets of the Company is deemed to be liquidation. See Note 11.

     Warrants: The Company has issued warrants to purchase common stock as summarized in the following table:

                                        NUMBER OF
                                         WARRANTS
                          NUMBER OF   OUTSTANDING AT
YEARS ENDED               WARRANTS     DECEMBER 31,    EXERCISE    EXERCISE
DECEMBER 31,               ISSUED          2005         PRICE       PERIOD        EXPIRATION DATE
------------              ---------   --------------   --------   -----------     ---------------
2001....................   125,000        75,000        $0.30     10 years      October 5, 2011
2003....................    76,923        38,461         0.40     10 years      July 28, 2013
2003....................    69,860        69,860         3.66     8 years       February 28, 2011
                           -------       -------
                           271,783       183,321
                           =======       =======

     In addition, in conjunction with a loan agreement entered into in 2004 (described in Note 8), the Company issued warrants to purchase 205,128 Series D preferred stock at an exercise price of $3.90 per share. The warrants vested immediately upon grant and expire on May 13, 2011, seven years from the date of issuance. The Black-Scholes option pricing model was used to determine the fair value of the warrants at the date of grant. The estimated fair value of these warrants of $334,807 has been recorded as an increase to additional paid-in capital and decrease to long-term debt. The assumptions used by the Company to value the warrants included a volatility rate of 25%, risk-free interest rate of 4.31%, dividend yield of 0% and expected life of seven years. The debt discount of $334,807 would have been amortized over the life of the loan. $66,202 was amortized in 2004 and recognized as interest expense. During 2005

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.  STOCKHOLDERS' EQUITY, CONTINUED

the outstanding principal for this loan was paid in full, and the unamortized discount in the amount of $268,605 was recognized as interest expense.

     In April 2005, in connection with the Company's issuance of its convertible Series E preferred stock, the Company reduced the number of authorized shares for Series D preferred shares and, as a result, the Company had an insufficient number of authorized Series D preferred shares to settle all 205,128 Series D preferred share warrants upon their exercise. Accordingly, under Emerging Issues Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the warrants require liability treatment. The value was estimated using a Black-Scholes option pricing model, with the following assumptions as of April 5, 2005 and December 31, 2005: expected volatility of 111.45% and 108.80%, respectively; expected dividend yield of 0%; risk-free rate of 3.77%; and expected life of
6.00 and 5.50 years, respectively. The warrants are classified as a long-term liability at the estimated fair value at each reporting date, with changes in the estimated fair value recorded as an adjustment in the statement of operations. The estimated fair value of these warrants at April 5, 2005 and December 31, 2005 was $223,320 and $210,212, respectively.

NOTE 4.  STOCK OPTIONS

     The Company has a stock option plan (the Plan) that provides for issuance of up to 1,725,384 shares of common stock in connection with grants to employees, directors and outside consultants and contractors. The exercise price for stock options granted under this Plan may not be less than the fair market value of the underlying shares on the date of grant. The Plan is administered by the Company's Board of Directors. The Board has the authority to determine the persons to whom awards will be made, the amounts, and other terms and conditions. Options issued under the Plan are generally exercisable at the date of grant with a ratable right of repurchase by the Company, at the exercise price of the stock option, if the employee terminates his/her employment within four years. The contractual life of the options is 10 years. At December 31, 2005, there were 138,667 shares available for future grant under the Plan.

     In connection with the closing of the merger with ATS as discussed in Note 11, all issued, outstanding and unvested stock options will become fully vested.

     In addition to fees paid for services, stock options issued to non-employees have been recorded at their estimated fair value and the related compensation expense was recorded at the performance commitment date, which is the same as the grant date. The Company recognized compensation expense of $168,000 and $3,857 in connection with the options issued to nonemployees during 2005 and 2004, respectively. The fair value of the options granted to non-employees is valued using the Black-Scholes option pricing model with the fair value of the Company's underlying common stock being based upon the closing stock price of ATS's common stock at January 23, 2006, the date of signing the merger agreement and the following assumptions for December 2005 and 2004, respectively: expected volatility of 111.45% and 24%, expected dividend yield of 0%, risk-free interest rate of 3.71% and 3.87%, and expected life of 10 years.

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 4.  STOCK OPTIONS, CONTINUED

     The following table summarizes common stock option activity under the Plan:

                                                                                WEIGHTED
                                             NUMBER OF SHARES                   AVERAGE
                                          -----------------------               EXERCISE
                                          EMPLOYEE   NON-EMPLOYEE     TOTAL      PRICE
                                          --------   ------------   ---------   --------
Outstanding, December 31, 2003..........   741,500     145,000        886,500    $0.31
  Options granted.......................   391,500      22,000        413,500     0.40
  Options exercised*....................   (57,583)         --        (57,583)    0.27
  Options canceled......................  (183,417)         --       (183,417)    0.36
                                          --------     -------      ---------
Outstanding, December 31, 2004..........   892,000     167,000      1,059,000     0.34
  Options granted.......................    72,500     120,000        192,500     0.40
  Options exercised*....................  (136,813)    (35,728)      (172,541)    0.27
  Options canceled......................   (61,093)         --        (61,093)    0.38
                                          --------     -------      ---------
Outstanding, December 31, 2005..........   766,594     251,272      1,017,866    $0.36
                                          ========     =======      =========

                                                              2005    2004
                                                              -----   -----
Weighted average fair value of options granted..............  $1.30   $0.09
                                                              =====   =====

     The following table summarizes information about options to acquire common stock outstanding at December 31, 2005:

                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       REMAINING
                                                     DECEMBER 31,     CONTRACTUAL     OPTIONS
EXERCISE PRICE                                           2005            LIFE       EXERCISABLE
--------------                                      ---------------   -----------   -----------
$0.20.............................................        98,000         3.29          98,000
 0.30.............................................        41,562         5.79          41,562
 0.35.............................................       349,554         6.57         299,877
 0.40.............................................       528,750         8.94         214,638
                                                       ---------                      -------
                                                       1,017,866                      654,077
                                                       =========                      =======

---------------

* The Plan allows unvested options to be exercised. During 2004 and 2005, no options were exercised which had not yet vested.


NOTE 5.  INCOME TAXES


     There is no provision (benefit) for federal, state or local income taxes since the Company has incurred operating losses since inception and has established a valuation allowance equal to the total gross deferred tax assets. In assessing the potential realization of the deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of net operating loss (NOL) carryforwards may be limited due to restrictions imposed under applicable federal and state tax laws due to changes in ownership. The Company has fully reserved its deferred tax assets due to the uncertainty surrounding the realization of the benefits of its tax attributes, including NOL carryforwards in future tax returns.

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 5.  INCOME TAXES, CONTINUED

     The tax effects of items that give rise to significant portions of deferred tax assets are primarily NOL carryforwards and research and development tax credit carryforwards. The Company has recognized net deferred assets and an equal valuation allowance of $22,759,000 at December 31, 2005 and $16,496,000 at December 31, 2004.

     Approximate loss carryforwards for federal and state tax purposes as of December 31, 2005, and their expiration dates, are as follows:

YEARS ENDING DECEMBER 31,                                       FEDERAL
-------------------------                                     -----------
2018........................................................  $   185,000
2019........................................................    1,550,000
2020........................................................    7,212,000
2021........................................................    4,227,000
2022........................................................    9,929,000
2023........................................................    9,757,000
2024........................................................   11,208,000
2025........................................................    4,275,000
                                                              -----------
                                                              $48,343,000
                                                              ===========

YEARS ENDING DECEMBER 31,                                        STATE
-------------------------                                     -----------
2008........................................................  $ 1,670,000
2009........................................................    5,830,000
2010........................................................    6,112,000
2011........................................................    4,227,000
2012........................................................    4,767,000
2013........................................................    9,756,000
2014........................................................   11,207,000
2015........................................................    4,284,000
                                                              -----------
                                                              $47,853,000
                                                              ===========

     The above net operating loss (NOL) carryforwards include NOLs from the acquisition of Venpro, totaling approximately $9,553,000 and $9,015,000 for federal and state income tax purposes, respectively. The utilization of the NOLs from Venpro is limited due to restrictions imposed under applicable federal and state tax laws due to a change in ownership.

     The above NOLs also include approximately $8,824,000 and $8,822,000 of NOLs for federal and state income tax purposes, respectively, that are limited due to restrictions imposed under applicable federal and state tax laws due to a change in ownership.

     The remaining losses above not currently subject to limitations due to change in ownership restrictions will become subject to those limitations under applicable federal and state tax laws if the transaction discussed in Note 11 occurs.

     As of December 31, 2005, the Company has research credit carryforwards of approximately $678,000 for federal income tax purposes and approximately $614,000 for state income tax purposes. The research

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 5.  INCOME TAXES, CONTINUED

credits for federal income tax purposes expire beginning in year 2020 through 2024. The research credits for state income tax purposes are available indefinitely.

NOTE 6.  DEVELOPMENT AGREEMENT AND MAJOR CUSTOMERS

     In June 2002, the Company entered into a Development and Supply Agreement with Percutaneous Valve Technologies, Inc. (PVT) to collaborate their efforts to develop similar cardiac valve replacement systems. PVT was purchased by Edwards Lifesciences, Inc. in December of 2003 and assumed the obligations of the PVT Development and Supply Agreement.

     In June 2005, the Company entered into a Master Agreement, Non-Exclusive Agreement, Co-Exclusive License Agreement and a Supply and Training Agreement with Edwards in exchange for $25,000,000, of which $23,000,000 was received upon closing and the remaining $2,000,000 (the holdback amount) is to be received at the completion and termination of the Supply and Training Agreement which terminates 18 months from the agreement origination date. The Master Agreement terminates the PVT Development and Supply Agreement and related amendments and the Venpro Development Agreement (acquired in the purchase of substantially all the assets of Venpro Corporation in 2003). The Co-Exclusive License Agreement and Non-Exclusive Agreement grant the Company and Edwards rights to certain patents, know-how and intellectual property owned by each company.

     Tissue components of $144,450 were sold in 2005 to Edwards, which is included in license revenue and other for the year 2005 as it relates to the June 2005 agreement described above. The amounts of approximately $30,000 and $50,000, respectively, are included in accounts receivable from Edwards as of December 31, 2005 and 2004.

NOTE 7.  COMMITMENTS AND MERGER-RELATED EXPENSES

     The Company's operating lease agreements for its offices extend through September 30, 2006. Rent expense for the years ended December 31, 2005 and 2004 was $194,021 and $191,868, respectively. Future minimum lease commitments for the year ending December 31, 2006 are $148,125.

     The Company will incur approximately $2,900,000 in various merger-related expenses upon the close of the merger transaction as described in Note 11.

     The Company has a sponsorship agreement in place with one company which provides website services. The Company may cancel the agreement at any time by providing the sponsor a 30-day written notice. Pursuant to the agreement, the Company is obligated to make two quarterly payments of $37,500 each in exchange for termination of the sponsorship beginning in the quarter following the election to terminate.

     In addition, the Company owes in connection with its debt, a restructure fee of $250,000 (Note 8), which will become due upon the close of the merger transaction as described in Note 11.

NOTE 8.  DEBT

     On May 17, 2004, the Company entered into a Loan and Security Agreement (the Agreement) with Lighthouse Capital Partners V, L.P. (Lighthouse) that provides for maximum borrowings of up to $8,000,000 to fund working capital, secured by all the assets of the Company, including intellectual property. The Company borrowed the entire $8,000,000 during 2004. The amounts borrowed under the Agreement carried an interest rate of prime (7.25% at December 31, 2005) plus 7% during the interest-only period through June 2005. In addition, the agreement required an additional interest payment equal to

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.  DEBT, CONTINUED

9% of total borrowings, or $720,000, which was recorded as interest expense. The $8,000,000 was paid in full in November 2005.

     In December 2004, the Company had entered into an amendment to the Agreement with Lighthouse whereby $2,500,000 in borrowings was available immediately in exchange for the payment of a restructure fee of $250,000 due and payable upon the completion of a liquidation event, as defined. This amount will become due upon the close of the merger transaction as described in Note 11.

     In connection with the amount borrowed, the Company issued warrants to purchase 205,128 shares of Series D preferred stock at an exercise price of $3.90 per share. The warrants are exercisable for seven years from the date of issuance as described in Note 3.

     In 2005 the Company entered into short-term debt agreements to finance insurance premiums in the amount of $430,466. The outstanding principal amount under these agreements was $178,022 at December 31, 2005. The short-term debt agreements are for a period of 8 to 10 months and interest rates are between 8.40% and 9.25%.

NOTE 9.  RETIREMENT SAVINGS PLAN

     Substantially all employees are eligible to participate in the Company's defined contribution savings plan qualified under Section 401(k) of the Internal Revenue Code. Participating employees may defer a portion of their earnings up to the Internal Revenue Service annual contribution limit. There were no Company contributions during 2005 or 2004.

NOTE 10.  RELATED-PARTY TRANSACTIONS

     In 2005 a director of the Company provided legal services in connection with the restructuring of the PVT supply and development agreements and consummating the merger agreement with ATS. During 2005, the Company paid the director $215,000 for legal services, including reimbursement of out-of-pocket expenses. At December 31, 2005, the Company owed the director $151,721 for legal services provided related to the merger transaction with ATS Medical, Inc.

     The Company's founder and Chairman of the Scientific Advisory Board was paid $150,000 plus reimbursement for out-of-pocket expenses during both the years ended December 31, 2005 and 2004.

     A party related to a director of the Company provides consulting services in connection with the development of patents and managing the Company's patent process and portfolio. The consultant was paid approximately $90,000, plus reimbursement for out-of-pocket expenses during each of the years ended December 31, 2005 and 2004.

     A director of the Company is also a managing member of 3F Partners Limited Partnership I and II, and owns 31.34% and 1%, respectively, in these partnerships. Both these partnerships are major stockholders in the Company.

NOTE 11.  SUBSEQUENT EVENTS

     Merger agreement: On January 23, 2006, the Company entered into a definitive agreement with ATS, under which ATS will acquire all the outstanding shares of the Company in a stock-for-stock transaction. Under the terms of the definitive agreement, ATS will acquire the Company by issuing nine million shares of ATS common stock to the Company's stockholders. In addition, the Company's stockholders will be issued up to an additional ten million shares of ATS common stock upon the achievement of certain milestones. It is anticipated that the proposed acquisition will be completed in the

3F THERAPEUTICS, INC.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11.  SUBSEQUENT EVENTS, CONTINUED

second quarter of 2006. The proposed acquisition is subject to various terms and conditions, including stockholder approval.

     Litigation: On January 23, 2006, following the execution of the merger agreement with ATS, the Company was informed of a summons and complaint dated January 19, 2006, which was filed in the U.S. District Court in the Southern District of New York by Arthur N. Abbey (Abbey) against 3F Limited Partners Partnership II, a major Company stockholder; Theodore C. Skokos, a director of the Company; 3F Management II, LLC (the general partner of 3F Limited Partners Partnership II); and the Company (collectively, Defendants).

     The summons and complaint alleges against all Defendants fraud under federal securities laws, common law fraud and negligent misrepresentation in connection with the purchase by Abbey of certain securities of 3F Limited Partners Partnership II. In particular, Abbey claims that the Defendants induced Abbey to invest $4 million in 3F Limited Partners Partnership II, which, in turn, invested $6 million in certain preferred stock of the Company, by allegedly causing Abbey to believe, among other things, that such investment would be short term. Abbey did not purchase any securities directly from the Company and is not a stockholder of the Company.

     On February 3, 2006, the Company was notified by ATS that it considers the existence of the claim to be a material breach of one or more of Company's representations and warranties in the merger agreement, but that ATS was not notifying the Company of any intent to terminate the merger agreement and that ATS was reserving all its rights thereunder. The Company responded to ATS on February 7, 2006, stating that it does not believe that the claim constitutes a basis for termination of the merger agreement by ATS. In addition, the Company indicated that it is committed to resolving this matter in a manner favorable to both parties, and the Company believes that the claim is without merit and intends to vigorously defend itself against the claim.

     On March 23, 2006, the Company filed in the U.S. District Court in the Southern District of New York a motion and a memorandum of law in support of the Company's motion to dismiss the complaint as to the Company with Prejudice.

3F THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

MARCH 31, 2006 AND DECEMBER 31, 2005

--------------------------------------------------------------------------------


                                                               MARCH 31,     DECEMBER 31,
                                                                  2006           2005
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................  $  9,300,942   $ 12,330,421
  Accounts receivable, net of allowance of 2006 $22,070 and
     2005 $25,000...........................................        50,074         77,486
  Inventories, net..........................................       258,000        267,749
  Prepaid expenses and other current assets.................       566,498        479,398
                                                              ------------   ------------
     TOTAL CURRENT ASSETS...................................    10,175,514     13,155,054
Equipment and Leasehold Improvements, net...................       246,230        275,793
Other Assets................................................        13,087         13,087
                                                              ------------   ------------
                                                              $ 10,434,831   $ 13,443,934
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities and Deferred Revenue
  Accounts payable..........................................  $    487,616   $    787,891
  Accrued expenses..........................................     1,869,351        500,493
  Short-term debt...........................................        90,178        178,022
  Deferred revenue..........................................    10,894,737     14,526,316
                                                              ------------   ------------
     TOTAL CURRENT LIABILITIES AND DEFERRED REVENUE.........    13,341,882     15,992,722
                                                              ------------   ------------
Warrants....................................................       200,489        210,212
                                                              ------------   ------------
Stockholders' Deficit
  Convertible preferred stock, Series A, B, C, D and E,
     $0.001 par value; 18,923,265 shares authorized;
     12,577,966 shares issued and outstanding at March 31,
     2006 and December 31, 2005; aggregate value in
     liquidation of $39,271,025 at March 31, 2006 and
     December 31, 2005......................................    38,544,091     38,544,091
  Common stock, $0.001 par value; 35,000,000 shares
     authorized; 4,888,574 and 4,886,480 shares issued and
     outstanding at March 31, 2006 and December 31, 2005....         4,889          4,886
  Additional paid-in capital................................     6,417,330      6,411,759
  Accumulated deficit.......................................   (48,073,850)   (47,719,736)
                                                              ------------   ------------
     TOTAL STOCKHOLDERS' DEFICIT............................    (3,107,540)    (2,759,000)
                                                              ------------   ------------
                                                              $ 10,434,831   $ 13,443,934
                                                              ============   ============



                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)


FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

--------------------------------------------------------------------------------


                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 2006         2005
                                                              ----------   -----------
                                                                    (UNAUDITED)
Revenues:
  Product revenues..........................................  $   43,080   $    47,860
  License revenue and other.................................   3,690,904            --
                                                              ----------   -----------
                                                               3,733,984        47,860
Expenses:
  Cost of product revenues..................................      22,350        46,040
  Cost of license revenue and other.........................     295,999            --
  Research and development..................................   1,929,451     1,729,897
  Selling, general and administrative.......................   1,960,039     1,065,979
                                                              ----------   -----------
     OPERATING LOSS.........................................    (473,855)   (2,794,056)
Financial income (expense):
  Interest income...........................................     124,894        14,268
  Interest expense..........................................      (5,154)     (278,677)
                                                              ----------   -----------
     NET LOSS...............................................  $ (354,115)  $(3,058,465)
                                                              ==========   ===========



                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)


FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

--------------------------------------------------------------------------------


                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2006            2005
                                                              -------------   -------------
                                                                       (UNAUDITED)
Cash Flows from Operating Activities
  Net loss..................................................   $  (354,115)    $(3,058,465)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................        46,512          25,865
     Amortization of debt discount..........................            --          31,683
     Stock-based compensation...............................         4,991         168,000
     Change in fair value of warrants.......................        (9,723)
     Changes in operating assets and liabilities:
       Accounts receivable..................................        27,412          37,511
       Inventories..........................................         9,749           8,788
       Prepaid expenses and other assets....................       (87,100)         (1,901)
       Accounts payable.....................................      (300,275)       (209,056)
       Accrued expenses.....................................     1,368,858         501,026
       Deferred revenue.....................................    (3,631,579)             --
                                                               -----------     -----------
          NET CASH USED IN OPERATING ACTIVITIES.............    (2,925,270)     (2,496,549)
                                                               -----------     -----------
Cash Flows from Investing Activities
  Purchases of equipment....................................       (16,949)        (33,808)
                                                               -----------     -----------
          NET CASH USED IN INVESTING ACTIVITIES.............       (16,949)        (33,808)
                                                               -----------     -----------
Cash Flows from Financing Activities
  Proceeds from issuance of common stock in connection with
     the exercise of common stock options...................           584           6,520
  Payments on short-term debt...............................       (87,844)             --
                                                               -----------     -----------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES......................................       (87,260)          6,520
                                                               -----------     -----------
          DECEASE IN CASH AND CASH EQUIVALENTS..............    (3,029,479)     (2,523,837)
Cash and Cash Equivalents
  Beginning of period.......................................    12,330,421       4,040,286
                                                               -----------     -----------
  Ending of period..........................................   $ 9,300,942     $ 1,516,449
                                                               ===========     ===========



                       See Notes to Financial Statements.

3F THERAPEUTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 1.  QUARTERLY FINANCIAL STATEMENTS

     The interim financial statements included herein have been prepared by 3F Therapeutics, Inc. (the "Company") without audit, pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in the annual financial statements have been condensed or omitted pursuant to such SEC rules and regulations. These condensed interim financial statements should be read in conjunction with the annual financial statements and notes thereto for the years ended December 31, 2005 and 2004 and included herein. In the opinion of management, the condensed interim financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 2006 and the results of its operations for the three months ended March 31, 2006 and March 31, 2005. The results of the operations for the interim period ended March 31, 2006 are not necessarily indicative of the results, which may be reported for any other interim period for the entire fiscal year.

     NATURE OF BUSINESS: 3F Therapeutics, Inc. is a Delaware corporation engaged in research and development, manufacture and sale of surgical heart valves. The Company commenced operations on June 2, 1998. During 2004 the Company received CE Mark Certification and commenced sales of the 3F Aortic Bioprosthesis(TM) in Europe and other foreign countries. Numerous governmental authorities, principally the Food and Drug Administration, and corresponding foreign regulatory agencies strictly regulate the Company's product and research and development activities.

     BASIS OF PRESENTATION: The accompanying financial statements present the Company as a going concern. The Company has sustained operating losses prior to 2005 and expects such losses to continue for the foreseeable future. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuous basis in future years.


     At March 31, 2006, the Company had cash and cash equivalents of $9,300,942, working capital deficit of ($3,166,368) and accumulated deficit of $48,073,850. Neither the deferred revenue of $10,894,737, nor the Series D preferred share warrant liability of $200,489, are expected to require any future cash payments.


     In June 2005, the Company entered into a Master Agreement, Non-Exclusive Agreement, Co-Exclusive License Agreement and a Supply and Training Agreement with Edwards Lifesciences PVT, Inc. (Edwards).

     On January 23, 2006, the Company entered into a definitive agreement with ATS Medical, Inc. (ATS), an SEC registrant, under which ATS will acquire all the outstanding shares of the Company in a stock-for-stock transaction. Under the terms of the definitive agreement, ATS will acquire the Company by issuing nine million shares of ATS Medical, Inc. common stock to the Company's stockholders. In addition, the Company's stockholders will be issued up to an additional ten million shares of ATS common stock upon the achievement of certain milestones. It is anticipated that the proposed acquisition will be completed in the third quarter of 2006. The proposed acquisition is subject to various terms and conditions, including stockholder approval. On June 15, 2006, the Company entered into an amendment to the definitive agreement with ATS.

     CASH AND CASH EQUIVALENTS AND CONCENTRATION OF CREDIT RISK: Cash and cash equivalents consist of amounts held as bank deposits and highly liquid investments with an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value. The amount on deposit in the

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 1.  QUARTERLY FINANCIAL STATEMENTS, CONTINUED

bank may exceed the insurance limits of the Federal Deposit Insurance Corporation at various times throughout the fiscal year. The Company has not experienced losses related to this account.

     ACCOUNTS RECEIVABLE: Credit is extended based on evaluation of a customer's financial condition and, generally, collateral is not required. Accounts receivable are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts, if any. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Interest is not charged on past due accounts.

     INVENTORIES: Inventories are valued on the first-in first-out basis, at the lower of cash or market value. Management reviews inventory periodically and establishes reserves for slow-moving inventory and obsolete inventory, based on current observations and past experience. As of March 31, 2006 and December 31, 2005, inventory consisted of finished goods of $258,000 and $267,749, respectively, warehoused in Belgium, Europe.

     EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Equipment is stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repair are charged to expense as incurred and expenditures for additions and improvements are capitalized. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the terms of their related leases.

     REVENUE RECOGNITION: The Company recognizes revenue in accordance with the Staff Accounting Bulletin (SAB) 101, Revenue Recognition, and Emerging Issues Task Force (EITF 00-21) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Revenue is recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed or determinable and (4) collectibility is reasonably assured.

          PRODUCT REVENUE: The Company recognizes revenue from product sales upon shipment to the customer provided that the Company has received a customer-executed purchase order, the sales price is fixed, title has transferred, collection of resulting receivables is reasonably assured, there are no customer acceptance requirements and there are no remaining significant obligations.

          LICENSE REVENUE: The Company had one license sale during the year ended December 31, 2005. The license revenue is generated through agreements with Edwards. Nonrefundable, up-front license fees are deferred and recognized over the period for which the Company continues to have a performance obligation based on a straight-line method over the term of the agreement. Additional revenues based on future performance are not recorded until the performance criteria is met.

     RESEARCH AND DEVELOPMENT COSTS: Research and development costs are expensed as incurred. Research and development costs include salaries and personnel-related costs, supplies and materials, outside services, costs of conducting pre-clinical and clinical trials, and facilities costs. The Company accrues for amounts due to participating clinics for enrollment of patients as implants of valves and follow-up procedures are successfully performed under terms of an agreement. This amount includes

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 1.  QUARTERLY FINANCIAL STATEMENTS, CONTINUED

payments to the site conducting the trial and for other patient-related lab costs. Cost per patient varies based on the type of clinical trial, the site of the clinical trial and the number of follow-up procedures a patient receives.

     INCOME TAXES: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

     The Company is required to record a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and recent financial performance.

     FOREIGN CURRENCY TRANSACTIONS: Exchange gains or losses are realized due to differences in the exchange rate at the transaction date versus the rate in effect at the settlement or balance sheet date. These gains or losses are reflected in the statement of operations in the period in which they arise.

     USE OF ESTIMATES: The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the allowance for doubtful accounts, inventory reserves, fair value of the Company's equity instruments, valuation allowance for deferred tax assets and deferred revenue. Actual results could differ from those estimates.

NOTE 2.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:


                                                              MARCH 31,    DECEMBER 31,
                                                                2006           2005
                                                             -----------   ------------
Furniture and fixtures.....................................  $   131,183   $   131,183
Equipment..................................................    1,223,129     1,220,651
Office equipment...........................................       56,762        56,764
Computer hardware and purchased software...................      420,344       405,872
Leasehold improvements.....................................      439,565       439,565
                                                             -----------   -----------
                                                               2,270,983     2,254,035
Accumulated depreciation and amortization..................   (2,024,753)   (1,978,242)
                                                             -----------   -----------
                                                             $   246,230   $   275,793
                                                             ===========   ===========

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 3.  STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK: The Company has the following convertible preferred stock outstanding:

                                                    NUMBER OF
                                                      SHARES                                 EQUIVALENT
                          TYPE OF    NUMBER OF    OUTSTANDING AT                             SHARES OF    LIQUIDATION
  YEARS ENDED            PREFERRED     SHARES       MARCH 31,        PRICE         NET         COMMON     PREFERENCE
  DECEMBER 31,             STOCK     AUTHORIZED        2006        PER SHARE    PROCEEDS       STOCK        AMOUNT
  ------------           ---------   ----------   --------------   ---------   -----------   ----------   -----------
  1998.................  Series A     1,875,000      1,875,000       $2.00     $ 3,750,000    1,875,000   $ 3,750,000
  2001.................  Series B     3,416,668      3,416,668        3.00      10,209,576    3,553,335    10,660,004
  2001.................  Series C       900,000        900,000        3.50       3,139,976      954,000     3,339,000
  2003.................  Series D     3,842,708      3,719,631        3.90      14,457,135    3,980,005    15,522,020
  2005.................  Series E     8,888,889      2,666,667        2.25       5,987,404    2,666,667     6,000,001
                                     ----------     ----------                 -----------   ----------   -----------
                                     18,923,265     12,577,966                 $37,544,091   13,029,007   $39,271,025
                                     ==========     ==========                 ===========   ==========   ===========

---------------

(A) The Company had originally issued 3,375,000 shares of Series A Preferred Stock. During 2001 the Company repurchased 1,500,000 shares of Series A preferred stock at $1.33 per share.

     In April 2005, the Company issued 2,666,667 shares of convertible Series E preferred stock, par value $0.001 for $2.25 per share to 3F Partners Limited Partnership II, a limited partnership controlled by a director of the Company. The sale of Series E preferred stock resulted in net proceeds of $5,987,404 to the Company. Except for the price, the convertible Series E preferred stock terms were substantially similar to the terms of the previously issued Series A, B, C and D preferred stock.

     The rights, privileges and preference of preferred stock are as follows:

          Each share of convertible preferred stock is, at any time, at the option of the holder, convertible into one share, subject to adjustment under certain circumstances, of fully paid and nonassessable common stock. Upon either the affirmative vote of 67% of the outstanding shares of preferred stock or the completion of an initial public offering, each share of preferred stock will automatically be converted into shares of common stock at the conversion ratio for preferred stock then in effect. In connection with the issuance of the convertible Series E preferred stock, each share of the convertible Series B, C and D preferred stock is adjustable into 1.04, 1.06 and 1.07 shares, respectively, of common stock. Series A and E will automatically be converted into one share of common stock.

          The holders of the convertible preferred stock are entitled to receive dividends at the rate of 8% of the original purchase price per share per annum only if and when declared. Dividends are noncumulative in nature.

          In the event of any liquidation or winding up of the Company, the holders of the convertible preferred stock are entitled to receive, in preference to the holders of the common stock, a sum equal to the original purchase price per share plus all declared and unpaid dividends. After the payment of the preferred liquidation preference, the remaining assets are to be distributed ratably to the holders of the common stock. A merger, acquisition or sale of voting control in which the stockholders receive distributions in cash or in securities of another corporation, or sale of substantially all of the assets of the Company is deemed to be liquidation.

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 3.  STOCKHOLDERS' EQUITY, CONTINUED

     WARRANTS: The Company has issued warrants to purchase common stock as summarized in the following table:

                                        NUMBER OF
                                         WARRANTS
                          NUMBER OF   OUTSTANDING AT
                          WARRANTS      MARCH 31,      EXERCISE   EXERCISE
YEARS ENDED DECEMBER 31,   ISSUED          2006         PRICE      PERIOD     EXPIRATION DATE
------------------------  ---------   --------------   --------   --------   -----------------
2001....................   125,000        75,000        $0.30     10 years   October 5, 2011
2003....................    76,923        38,461         0.40     10 years   July 28, 2013
2003....................    69,860        69,860         3.66     8 years    February 28, 2011
                           -------       -------
                           271,783       183,321
                           =======       =======


     In addition, in conjunction with a loan agreement entered into in 2004, the Company issued warrants to purchase 205,128 Series D preferred stock at an exercise price of $3.90 per share. The warrants vested immediately upon grant and expire on May 13, 2011, seven years from the date of issuance. The Black-Scholes option pricing model was used to determine the fair value of the warrants at the date of grant. The estimated fair value of these warrants of $334,807 has been recorded as an increase to additional paid-in capital and decrease to long-term debt. The assumptions used by the Company to value the warrants included a volatility rate of 25%, risk-free interest rate of 4.31%, dividend yield of 0% and expected life of seven years. The debt discount of $334,807 would have been amortized over the life of the loan. $66,202 was amortized in 2004 and recognized as interest expense. During 2005 the outstanding principal for this loan was paid in full, and the unamortized discount in the amount of $268,605 was recognized as interest expense. The amortization expense for the three months ended March 31, 2005 was $31,683.



     In April 2005, in connection with the Company's issuance of its convertible Series E preferred stock, the Company reduced the number of authorized shares for Series D preferred shares and, as a result, the Company had an insufficient number of authorized Series D preferred shares to settle all 205,128 Series D preferred share warrants upon their exercise. Accordingly, under Emerging Issues Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the warrants require liability treatment. The value was estimated using a Black-Scholes option pricing model, with the following assumptions as of April 5, 2005, December 31, 2005, and March 31, 2006: expected volatility of 111.45%, 108.80%, and 108.88% respectively; expected dividend yield of 0%; risk-free rate of 3.77%; and expected life of 6.00, 5.50, and 6.25 years, respectively. The warrants are classified as a long-term liability at the estimated fair value at each reporting date, with changes in the estimated fair value recorded as an adjustment in the statement of operations. The estimated fair value of these warrants at April 5, 2005, December 31, 2005 and March 31, 2006 was $223,320, $210,212, and $200,489, respectively.


NOTE 4.  SHARE BASED COMPENSATION

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R"). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees over the requisite service period. SFAS 123R eliminates the alternative to use the intrinsic method of accounting provided for in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), which generally resulted

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 4.  SHARE BASED COMPENSATION, CONTINUED

in no compensation expense recorded in the financial statements related to the grant of stock options to employees if certain conditions were met. However, under APB 25 and related accounting guidance, the Company recognized compensation expense for in-the-money option grants to employees.


     Effective for the first quarter of fiscal 2006, the Company adopted SFAS 123R using the prospective method, which requires the Company to record compensation expense for all awards granted after the date of adoption. Accordingly, prior period amounts presented herein have not been restated to reflect the adoption of SFAS 123R.



     The Company is continuing to use both the Black-Scholes-Merton ("BSM") option-pricing formula and straight-line amortization of compensation expense over the requisite service period of the grant. Under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company was not required to estimate forfeitures in their expense calculation for the stock compensation pro forma footnote disclosure; however, SFAS 123R requires an estimate of forfeitures and upon adoption the Company has assumed zero forfeitures. The adoption of SFAS 123R had no effect on cash flows from financing activities.


     The following table illustrates the impact of adopting SFAS 123R on loss before income taxes and net loss as if the Company had continued to account for share-based compensation under APB 25:


                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 2006
                                                              ---------------------
                                                              SFAS 123R    APB 25
                                                              ---------   ---------
Loss before income taxes....................................  $(354,115)  $(354,057)
                                                              ---------   ---------
Net loss....................................................  $(354,115)  $(354,057)
                                                              =========   =========


     The Company has in effect a share-based plan under which non-qualified and incentive stock options have been granted to employees, consultants, advisors and directors of the Company. The Compensation Committee of the Board of Directors determines eligibility, vesting schedules and exercise prices for options granted under the plan. The Company issues new shares to satisfy stock option exercises under the share-based plan. No income tax benefit was realized from activity in the share-based plan during the three months ended March 31, 2006. The Company has 1,013,772 shares reserved for grant and 140,667 options available for grant as of March 31, 2006.


     The number of shares available for issuance may be increased as determined by the Board of the Directors. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant. Option awards generally have a term of 10 years and vest and become exercisable over a four-year service period at 25% per year.


     The fair value of each share-based award is estimated on the grant date using the BSM option-pricing formula. The expected term of options granted subsequent to the adoption of SFAS 123R is derived using the simplified method as defined in the SEC's Staff Accounting Bulletin 107, "Implementation of FASB 123R." The risk-free rate for periods within the contractual life of the option is based on the

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 4.  SHARE BASED COMPENSATION, CONTINUED

U.S. Treasury interest rates in effect at the time of grant. The fair value of options granted was estimated using the following the weighted-average assumptions:


                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 2006
                                                               ------------------
Expected term (in years)....................................           6.25
Expected Volatility.........................................         108.88%
Risk-free interest rate.....................................           3.77%
Dividend yield..............................................              0%



     The Company determined the expected volatility using the historical stock prices of a similar publicly traded Company over the same period as the estimated life of the options.


     A summary of option activity under the stock option plan and changes is presented below:


                                                       MARCH 31, 2006
                                             ----------------------------------
                                                            WEIGHTED AVERAGE
                                                         ----------------------
                                                                     REMAINING    AGGREGATED
                                                         EXERCISE   CONTRACTUAL   INTRINSIC
                                              SHARES      PRICE     TERM, YEARS     VALUE
                                             ---------   --------   -----------   ----------
Outstanding at beginning of period.........  1,017,866    $0.36          --             --
Granted (weighted average grant date fair
  value $1.34 per share)...................      3,000     0.40          --             --
Cancelled..................................     (5,000)    0.20          --             --
Forfeited..................................         --
Exercised..................................     (2,094)    0.28          --             --
                                             ---------    -----
Outstanding at end of the period...........  1,013,772    $0.36        7.32        $75,787
                                             =========    =====        ====        =======
Vested or expect to vest...................  1,013,772    $0.36        7.32        $75,787
                                             =========    =====        ====        =======
Options exercisable at the end of the
  period...................................    685,911    $0.34        6.59        $14,210
                                             =========    =====        ====        =======



     The total intrinsic value of stock options exercised during the three-month period ended March 31, 2006 was $1.17 per share.


     A summary of the option activity of the Company's nonvested shares and changes is during the three-month period ended March 31, 2006:


                                                            MARCH 31, 2006
                                           ------------------------------------------------
                                                        WEIGHTED AVERAGE
                                                     -----------------------    REMAINING
                                                     GRANT-DATE    REMAINING   UNRECOGNIZED
                                                     FAIR VALVE,   YEARS TO    COMPENSATION
                                           SHARES     PER SHARE      VEST        EXPENSE
                                           -------   -----------   ---------   ------------
Nonvested outstanding at beginning of
  period.................................  363,789
Granted..................................    3,000     $ 1.45        3.75         $3,808
Vested...................................  (33,928)        --          --             --
Cancelled................................   (5,000)        --          --             --
                                           -------     ------        ----         ------
Nonvested outstanding at end of period...  327,861         --          --             --
                                           =======     ======        ====         ======

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 4.  SHARE BASED COMPENSATION, CONTINUED


     All outstanding stock options of the Company will become 100% vested upon the close of the merger with ATS and unexercised shares may be exercised for newly issued shares and exchanged for common shares of ATS.



NOTE 5.  DEVELOPMENT AGREEMENT AND MAJOR CUSTOMERS


     In June 2002, the Company entered into a Development and Supply Agreement with Percutaneous Valve Technologies, Inc. (PVT) to collaborate their efforts to develop similar cardiac valve replacement systems. PVT was purchased by Edwards Lifesciences, Inc. in December of 2003 and assumed the obligations of the PVT Development and Supply Agreement.

     In June 2005, the Company entered into a Master Agreement, Non-Exclusive Agreement, Co-Exclusive License Agreement and a Supply and Training Agreement with Edwards in exchange for $25,000,000, of which $23,000,000 was received upon closing and the remaining $2,000,000 (the holdback amount) is to be received at the completion and termination of the Supply and Training Agreement which terminates 18 months from the agreement origination date. The Master Agreement terminates the PVT Development and Supply Agreement and related amendments and the Venpro Development Agreement (acquired in the purchase of substantially all the assets of Venpro Corporation in 2003). The Co-Exclusive License Agreement and Non-Exclusive Agreement grant the Company and Edwards rights to certain patents, know-how and intellectual property owned by each company. License revenue and other of $3,690,904 was recognized during the three-months ended March 31, 2006.

     Tissue components of $59,325 during the three months ended March 31, 2006 were sold to Edwards, which is included in license revenue and other for the three-months ended March 31, 2006 as it relates to the June 2005 agreement described above. The amounts of approximately $33,300 and $30,000, respectively, are included in accounts receivable from Edwards as of March 31, 2006 and December 31, 2005.

NOTE 6.  COMMITMENTS AND MERGER-RELATED EXPENSES

     The Company's operating lease agreements for its offices extend through September 30, 2006. Rent expense for the three months ended March 31, 2006 and 2005 was $49,375 and $48,442, respectively. Future minimum lease commitments for as of March 31, 2006 are $98,750.


     The Company has incurred approximately $1.2 million in various merger-related expenses during the three months ended March 31, 2006.


NOTE 7.  DEBT

     On May 17, 2004, the Company entered into a Loan and Security Agreement (the Agreement) with Lighthouse Capital Partners V, L.P. (Lighthouse) that provides for maximum borrowings of up to $8,000,000 to fund working capital, secured by all the assets of the Company, including intellectual property. The Company borrowed the entire $8,000,000 during 2004. The amounts borrowed under the Agreement carried an interest rate of prime (7.25% at December 31, 2005) plus 7% during the interest-only period through June 2005. In addition, the agreement required an additional interest payment equal to 9% of total borrowings, or $720,000, which was recorded as interest expense. The $8,000,000 was paid in full in November 2005.

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 7.  DEBT, CONTINUED

     In December 2004, the Company had entered into an amendment to the Agreement with Lighthouse whereby $2,500,000 in borrowings was available immediately in exchange for the payment of a restructure fee of $250,000 due and payable upon the completion of a liquidation event, as defined. This amount will become due upon the close of the merger transaction.

     In connection with the amount borrowed, the Company issued warrants to purchase 205,128 shares of Series D preferred stock at an exercise price of $3.90 per share. The warrants are exercisable for seven years from the date of issuance.


     In 2005 the Company entered into short-term debt agreements to finance insurance premiums in the amount of $430,466. The outstanding principal amount under these agreements was $90,178 at March 31, 2006 and 178,022 at December 31, 2005, respectively. The short-term debt agreements are for a period of 8 to 10 months and interest rates are between 8.40% and 9.25%.


NOTE 8.  RETIREMENT SAVINGS PLAN

     Substantially all employees are eligible to participate in the Company's defined contribution savings plan qualified under Section 401(k) of the Internal Revenue Code. Participating employees may defer a portion of their earnings up to the Internal Revenue Service annual contribution limit. There were no Company contributions during the three months ended March 31, 2006 and 2005.

NOTE 9.  LITIGATION AND AMENDMENT TO THE MERGER PLAN


     On January 23, 2006, following the execution of the merger agreement with ATS, the Company was informed of a summons and complaint dated January 19, 2006, which was filed in the U.S. District Court in the Southern District of New York by Arthur N. Abbey (Abbey) against 3F Limited Partners Partnership II, a major Company stockholder; Theodore C. Skokos, a director of the Company; 3F Management II, LLC (the general partner of 3F Limited Partners Partnership II); and the Company (collectively, Defendants)(the "Abbey I Litigation").


     The summons and complaint alleges against all Defendants fraud under federal securities laws, common law fraud and negligent misrepresentation in connection with the purchase by Abbey of certain securities of 3F Limited Partners Partnership II. In particular, Abbey claims that the Defendants induced Abbey to invest $4 million in 3F Limited Partners Partnership II, which, in turn, invested $6 million in certain preferred stock of the Company, by allegedly causing Abbey to believe, among other things, that such investment would be short term. Abbey did not purchase any securities directly from the Company and is not a stockholder of the Company.

     On February 3, 2006, the Company was notified by ATS that it considers the existence of the claim to be a material breach of one or more of Company's representations and warranties in the merger agreement, but that ATS was not notifying the Company of any intent to terminate the merger agreement and that ATS was reserving all its rights thereunder. The Company responded to ATS on February 7, 2006, stating that it does not believe that the claim constitutes a basis for termination of the merger agreement by ATS. In addition, the Company indicated that it is committed to resolving this matter in a manner favorable to both parties, and the Company believes that the claim is without merit and intends to vigorously defend itself against the claim.

3F THERAPEUTICS, INC.


NOTES TO CONDENSED FINANCIAL STATEMENTS


(UNAUDITED)


MARCH 31, 2006

--------------------------------------------------------------------------------

NOTE 9.  LITIGATION AND AMENDMENT TO THE MERGER PLAN, CONTINUED

     On March 23, 2006, the Company filed in the U.S. District Court in the Southern District of New York a motion and a memorandum of law in support of the Company's motion to dismiss the complaint as to the Company with Prejudice.

     On May 15, 2006, the Company filed and served a reply memorandum of law in further support of its motion to dismiss Abbey's complaint with prejudice.


     On June 7, 2006, Abbey filed in the Court of Chancery of the State of Delaware a summons and complaint against Theodore C. Skokos, a director of 3F ("Skokos") and the Company alleging, among other things, fraud and breach of fiduciary duties in connection with the purchase by Abbey of certain securities of 3F Partners Limited Partnership II (an investment fund unrelated to 3F), which is a major 3F stockholder (the "Abbey II Litigation"). On July 17, 2006, the Company filed a motion to dismiss the complaint with prejudice, or, alternatively, to stay the action pending adjudication of the Abbey I Litigation.



     On June 13, 2006, the Company entered into an amendment to the Merger Agreement (the "Amendment") with ATS. The Amendment extends the termination date of the Merger Agreement from June 15, 2006 to August 31, 2006. In addition, the Amendment increases the number of shares of ATS common stock to be placed in escrow from 900,000 to 1,400,000, thereby reducing the total number of shares of ATS common stock to be issued at closing of the merger to a maximum of 7,600,000 shares.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               ATS MEDICAL, INC.
                          SEABISCUIT ACQUISITION CORP.
                             3F THERAPEUTICS, INC.
                                      AND
                         THE STOCKHOLDER REPRESENTATIVE
                          DATED AS OF JANUARY 23, 2006

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE 1  THE MERGER..........................................................   A-1
  1.1              The Merger..................................................   A-1
  1.2              Effective Time of the Merger................................   A-1
  1.3              Effects of the Merger.......................................   A-1
  1.4              Closing.....................................................   A-1
  1.5              Certificate of Incorporation................................   A-2
  1.6              Bylaws......................................................   A-2
  1.7              Directors and Officers......................................   A-2

ARTICLE 2  CONVERSION OF SECURITIES............................................   A-2
  2.1              Consideration for the Merger................................   A-2
  2.2              Escrow......................................................   A-3
  2.3              Net Operating Assets Adjustment.............................   A-4
  2.4              Dissenting Shares...........................................   A-5
  2.5              Exchange Procedures.........................................   A-6
  2.6              No Further Rights in Company................................   A-7
  2.7              No Fractional Shares of Parent Common Stock.................   A-7
  2.8              Lost Certificates...........................................   A-7
  2.9              Withholding Rights..........................................   A-8
  2.10             Further Assurances..........................................   A-8

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................   A-8
  3.1              Corporate Organization and Power............................   A-8
  3.2              Certificate of Incorporation of Company; No Subsidiaries....   A-8
  3.3              Authorization...............................................   A-8
  3.4              Capitalization of the Company...............................   A-9
  3.5              Non-Contravention...........................................   A-9
  3.6              Consents and Approvals......................................  A-10
  3.7              Joint Proxy Statement; Registration Statement; Other
                   Information.................................................  A-10
  3.8              Financial Statements; Undisclosed Liabilities...............  A-10
  3.9              Absence of Certain Changes..................................  A-11
  3.10             Assets and Properties.......................................  A-12
  3.11             Manufacturing and Marketing Rights..........................  A-12
  3.12             FDA and Regulatory Matters..................................  A-13
  3.13             Reimbursement/Billing.......................................  A-14
  3.14             Compliance with Applicable Laws.............................  A-14
  3.15             Compliance Program..........................................  A-15
  3.16             Permits.....................................................  A-15
  3.17             Inventories.................................................  A-15
  3.18             Receivables; Payables.......................................  A-15
  3.19             Grants, Incentives and Subsidies............................  A-16
  3.20             Litigation..................................................  A-16
  3.21             Contracts...................................................  A-16
  3.22             Benefit Plans...............................................  A-17

                                                                                 PAGE
                                                                                 ----
  3.23             Labor and Employment Matters................................  A-20
  3.24             Intellectual Property.......................................  A-21
  3.25             Environmental Compliance....................................  A-23
  3.26             Insurance...................................................  A-23
  3.27             Tax Matters.................................................  A-24
  3.28             Bank Accounts; Powers of Attorney...........................  A-26
  3.29             Orders, Commitments and Returns.............................  A-26
  3.30             Product Liability Claims....................................  A-26
  3.31             Warranties..................................................  A-26
  3.32             Relations with Suppliers and Customers......................  A-26
  3.33             Indemnification Obligations.................................  A-27
  3.34             Absence of Certain Business Practices.......................  A-27
  3.35             Brokers.....................................................  A-27
  3.36             Minute Books................................................  A-27
  3.37             Approval of Merger..........................................  A-27
  3.38             Affiliate Letters...........................................  A-27
  3.39             Opinion of the Company's Financial Advisor..................  A-27
  3.40             Investigation by Parent.....................................  A-27

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY......
                                                                                 A-28
  4.1              Organization and Qualification..............................  A-28
  4.2              Authorization...............................................  A-28
  4.3              Capitalization..............................................  A-28
  4.4              Valid Issuance of Parent Common Stock.......................  A-29
  4.5              Non-Contravention...........................................  A-29
  4.6              Consents and Approvals......................................  A-29
  4.7              Parent SEC Documents; Financial Reports.....................  A-29
  4.8              Joint Proxy Statement; Registration Statement; Other
                   Information.................................................  A-30
  4.9              FDA and Regulatory Matters..................................  A-30
  4.10             Reimbursement/Billing.......................................  A-31
  4.11             Compliance with Applicable Laws.............................  A-32
  4.12             Compliance Program..........................................  A-32
  4.13             Contracts...................................................  A-32
  4.14             Benefit Plans...............................................  A-32
  4.15             Tax Matters.................................................  A-34
  4.16             Disclosure..................................................  A-34
  4.17             Brokers.....................................................  A-34
  4.18             Investigation by Company....................................  A-34

ARTICLE 5  COVENANTS...........................................................  A-35
  5.1              Conduct of the Business.....................................  A-35
  5.2              Company's Agreements as to Specified Matters................  A-35
  5.3              Full Access.................................................  A-36
  5.4              Confidentiality.............................................  A-36
  5.5              Filings; Consents; Removal of Objections....................  A-37

                                                                                 PAGE
                                                                                 ----
  5.6              Further Assurances; Cooperation; Notification...............  A-37
  5.7              Joint Proxy Statement; Registration Statement...............  A-37
  5.8              Stockholder Meetings or Communication with Stockholders.....  A-38
  5.9              Update Disclosure; Breaches.................................  A-39
  5.10             No Solicitation.............................................  A-39
  5.11             Public Announcements........................................  A-39
  5.12             Preparation of Tax Returns: Tax Matters.....................  A-39
  5.13             Repayment of Related Party Indebtedness.....................  A-40
  5.14             State Takeover Statutes.....................................  A-41
  5.15             Stockholder Litigation......................................  A-41
  5.16             NASDAQ Listing..............................................  A-41
  5.17             Notice of Breach............................................  A-41
  5.18             Parent Board Seat...........................................  A-41
  5.19             Incentive Program for Continuing Employees..................  A-42
  5.20             Issuance of Milestone Consideration.........................  A-42
  5.21             Recovery of Edwards Holdback Amount.........................  A-43
  5.22             Stockholder Approvals; Delivery of Certain Agreements.......  A-43
  5.23             Affiliate Letters...........................................  A-43
  5.24             General Restrictions on Transfer of Parent Common Stock.....  A-43
  5.25             Company 401(k) Plan.........................................  A-44
  5.26             Company Options.............................................  A-45
  5.27             Amendment to Certain Agreements.............................  A-45

ARTICLE 6  CONDITIONS TO PARENT'S AND MERGER SUBSIDIARY'S OBLIGATIONS..........
                                                                                 A-45
  6.1              Representations and Warranties True.........................  A-45
  6.2              Performance.................................................  A-45
  6.3              Filed Certificate of Merger.................................  A-45
  6.4              Required Approvals and Consents.............................  A-45
  6.5              No Proceeding or Litigation.................................  A-46
  6.6              Legislation.................................................  A-46
  6.7              No Material Adverse Effect..................................  A-46
  6.8              Certificates................................................  A-46
  6.9              Other Receipts; Good Standing...............................  A-46
  6.10             Opinions of Company Counsel.................................  A-46
  6.11             Escrow Agreement............................................  A-46
  6.12             Exchange Agreement..........................................  A-46
  6.13             Share Transfer Restriction Agreements.......................  A-46
  6.14             Estimated Reduction Amount Certificate......................  A-46
  6.15             Dissenting Shares...........................................  A-46
  6.16             Resignation and Release.....................................  A-46
  6.17             Tax Withholding Forms.......................................  A-46
  6.18             Cancellation of Options and Warrants........................  A-47
  6.19             Affiliates' Letters.........................................  A-47

                                                                                 PAGE
                                                                                 ----

ARTICLE 7  CONDITIONS TO COMPANY'S OBLIGATIONS.................................  A-47
  7.1              Representations and Warranties True.........................  A-47
  7.2              Performance.................................................  A-47
  7.3              Filed Certificate of Merger.................................  A-47
  7.4              Corporate Approvals.........................................  A-47
  7.5              No Proceeding or Litigation.................................  A-47
  7.6              Legislation.................................................  A-47
  7.7              No Material Adverse Effect..................................  A-47
  7.8              Certificates................................................  A-48
  7.9              Other Receipts; Good Standing...............................  A-48
  7.10             Opinion of Parent Counsel...................................  A-48
  7.11             Escrow Agreement............................................  A-48
  7.12             Exchange Agreement..........................................  A-48
  7.13             NASDAQ Listing..............................................  A-48

ARTICLE 8  TERMINATION.........................................................  A-48
  8.1              Methods of Termination......................................  A-48
  8.2              Procedure Upon Termination..................................  A-49
  8.3              Effect of Termination.......................................  A-49

ARTICLE 9  SURVIVAL AND INDEMNIFICATION........................................  A-49
  9.1              Survival....................................................  A-49
  9.2              Indemnification by Stockholders.............................  A-50
  9.3              Indemnification by Parent...................................  A-50
  9.4              Claims for Indemnification..................................  A-50
  9.5              Indemnification Limits......................................  A-51
  9.6              Right of Set-Off............................................  A-52
  9.7              Expenses of Stockholder Representative......................  A-53

ARTICLE 10  ARBITRATION........................................................  A-53
  10.1             Dispute.....................................................  A-53
  10.2             Mediation...................................................  A-53
  10.3             Arbitration.................................................  A-53

ARTICLE 11  DEFINITIONS........................................................  A-54
  11.1             Definitions.................................................  A-54

ARTICLE 12  MISCELLANEOUS......................................................  A-64
  12.1             Notices.....................................................  A-64
  12.2             Amendments; No Waivers......................................  A-65
  12.3             Expenses....................................................  A-65
  12.4             Successors and Assigns......................................  A-65
  12.5             Governing Law...............................................  A-65
  12.6             Counterparts; Effectiveness.................................  A-65
  12.7             Entire Agreement............................................  A-65
  12.8             Captions....................................................  A-65
  12.9             Severability................................................  A-65

                                                                                 PAGE
                                                                                 ----
  12.10            Construction................................................  A-66
  12.11            Cumulative Remedies.........................................  A-66
  12.12            Third Party Beneficiaries...................................  A-66
  12.13            Appointment of Stockholder Representative; Enforcement of
                   Rights, Benefits and Remedies...............................  A-66

                                 EXHIBIT INDEX

EXHIBIT A       Form of Letter of Resignation and Release of Claims

EXHIBIT B       Operating Budget

                                    SCHEDULE

SCHEDULE 1.7  List of Officers and Directors of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 23, 2006, is entered into by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), 3F Therapeutics, Inc., a Delaware corporation (the "Company"), and Boyd D. Cox, as Stockholder Representative (the "Stockholder Representative" and, together with Parent, Merger Subsidiary and the Company, the "Parties").

     WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have (i) determined that the Merger is fair and in the best interests of their respective stockholders and (ii) approved the merger of Merger Subsidiary with and into the Company, with the Company surviving, in accordance with the terms and conditions of this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and this Agreement is to be treated as a plan of reorganization within the meaning of said Section 368(a); and

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Merger Subsidiary and the Stockholder Representative hereby agree as follows:

                                   ARTICLE 1

                                   The Merger

     1.1 The Merger. Upon the terms and subject to the conditions hereof, in accordance with the Delaware General Corporate Law (the "DGCL"), at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Merger Subsidiary shall thereupon cease and the Company shall succeed to and assume all of the rights and obligations of Merger Subsidiary in accordance with DGCL. As a result of the Merger, the Company will continue as a wholly owned subsidiary of Parent. The name of the Surviving Corporation shall be the name of the Company.

     1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated on the close of business on the Closing Date by filing a certificate of merger of the Company and Merger Subsidiary, or other appropriate documents, with the Secretary of State of the State of Delaware (the "Certificate of Merger") in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective at the close of business on the Closing Date or, if later, such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Closing. Upon the terms and subject to the conditions set forth in Articles 6 and 7 and the termination rights set forth in Article 8, the closing (the "Closing") will take place at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Suite 3300, Minneapolis, MN 55402, at

10:00 a.m. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Articles 6 and 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to by the Parties (the date of the Closing, the "Closing Date").

     1.5 Certificate of Incorporation. In connection with the Merger and at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to read substantially in the form of the Certificate of Incorporation of Merger Subsidiary until duly amended in accordance with the terms thereof and of the DGCL.

     1.6 Bylaws. In connection with the Merger and at the Effective Time, the bylaws of the Company shall be amended to read substantially in the form of the bylaws of Merger Subsidiary until duly amended in accordance with the terms thereof and of the DGCL.

     1.7 Directors and Officers. The persons who shall serve as the directors of the Surviving Corporation and the persons who shall serve as the officers of the Surviving Corporation after the Effective Time shall be the persons indicated on Schedule 1.7, attached hereto, until their respective successors are duly elected and qualified.

                                   ARTICLE 2

                            Conversion Of Securities

     2.1 Consideration for the Merger. Subject to the terms and conditions of this Agreement and the DGCL, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Subsidiary or any
Stockholder:

          (a) Treasury Stock. All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, Parent or any of its subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (b) Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares) shall be canceled and converted into, and become a right to receive, deliverable upon surrender of the certificate representing such share as provided in Section 2.5 below:

             (i) at the Effective Time, such number of fully paid and nonassessable shares of Parent Common Stock equal to the Closing Ratio (the aggregate number of such shares, plus the Escrow Shares and Reduction Shares, the "Initial Merger Consideration"), rounded down, as to each Stockholder, to the nearest whole share after giving effect to the conversion of all shares of Company Common Stock into such consideration (for purposes of clarity, the parties hereto acknowledge that, at the Effective Time, the Stockholders' shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into, and become a right to receive, subject to the terms conditions set forth in this Agreement and the Escrow Agreement, the Initial Merger Consideration);

             (ii) unless and until the earlier of (A) the date of expiration of the Contingent Period, and (B) such date as all of the Total Contingent Shares have either been issued pursuant hereto and/or set-off in accordance with Section 9.6 hereof, and, in either case, subject to
        Section 5.20 (Issuance of Milestone Consideration), Section 5.21 (Recovery of Edwards Holdback Amount), and Section 9.6 (Right to Set-Off), as of each Milestone Date, such number of fully paid and nonassessable shares of Parent Common Stock as is equal to the Milestone Ratio (all of the shares of Parent Common Stock issuable pursuant to this Section 2.1(b)(ii) are collectively referred to herein as the "Milestone Consideration"), rounded down, as to each Stockholder, to the nearest whole share after giving effect to the conversion of all shares of Company Common Stock into such consideration.

     At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive the applicable portion of the Merger Consideration to be issued in consideration therefor plus cash for any fractional shares of Parent Common Stock as provided in Section 2.7. Notwithstanding the foregoing, the Parties agree that a portion of the Initial Merger Consideration payable to the Stockholders pursuant to this Section 2.1(b) for their shares of Company Capital Stock will be held in escrow pursuant to the terms and conditions of Section 2.2 of this Agreement. The total Merger Consideration shall not, in any case, exceed nineteen million (19,000,000) shares of Parent Common Stock, which shares of Parent Common Stock are comprised of up to nine million (9,000,000) shares issued as Initial Merger Consideration and up to ten million (10,000,000) shares issued as Milestone Consideration, in each case with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof.

          (c) Company Stock Options and Company Warrants. The Company shall require that all Company Stock Options and Company Warrants will be canceled unless exercised no later than immediately prior to the Effective Time and that all shares of Company Preferred Stock shall be converted into shares of Company Common Stock as of immediately prior to and conditional upon the occurrence of the Effective Time.

          (d) Capital Stock of Merger Subsidiary. Each issued and outstanding share of capital stock of Merger Subsidiary outstanding as of immediately prior to the Effective Time shall be canceled and converted into and become one (1) share of the common stock, par value $0.01 per share, of the Surviving Corporation.

     2.2 Escrow. At the Closing, Parent shall deposit, or cause to be deposited, with the escrow agent (the "Escrow Agent"), for the benefit of the Stockholders, a certificate (issued in the name of the Escrow Agent or its nominee) representing 900,000 fully paid and nonassessable shares of Parent Common Stock (the "Escrow Shares"), which Escrow Shares represent ten percent (10%) of the Initial Merger Consideration. The Escrow Shares shall be delivered to the Escrow Agent for following purposes: (a) securing and satisfying the indemnification obligations of the Stockholders as set forth in Article 9 of this Agreement; (b) to satisfy the payment obligation, if any, of Stockholders under Section 2.3 of this Agreement; and (c) to provide a means for parent to exercise its set-off rights pursuant to Section 5.21 (Recovery of Edwards Holdback Amount). The Escrow Shares shall be held and disposed of in accordance with the terms and conditions of this Agreement and the Escrow Agreement, in a form reasonably acceptable to the parties thereto (the "Escrow Agreement"), to be entered into at the Effective Time, by and among Parent, the Stockholder Representative and the Escrow Agent. The Escrow Shares shall be deemed deducted on a pro rata basis from the Initial Merger Consideration each of the Stockholders would otherwise have been entitled to receive as part of the Initial Merger Consideration for their shares of Company Capital Stock at the Effective Time pursuant to Section 2.1(b)(i), and, subject to the provisions of this Agreement and the Escrow Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party. Approval of this Agreement and the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow, and the approval of the appointment of the Stockholder Representative. The Escrow Shares shall not be distributed to the Stockholders until at least eighteen (18) months after the Effective Time and shall only be distributed in accordance with the terms and conditions of this Agreement and the Escrow Agreement (the actual date the Escrow Shares are distributed is referred to as the "Distribution Date"). In the event that Parent shall have asserted, prior to the Distribution Date, a claim for indemnification pursuant to Article 9, Parent and the Stockholder Representative shall endeavor in good faith to determine a reasonable estimate of the maximum amount of such claim, which claim shall be set off in accordance with Section 9.6 and the Escrow Agreement, and shall instruct the Escrow Agent to deliver any excess amount of Escrow Shares to the Exchange Agent for distribution to the Stockholders in accordance with the Exchange Agreement. Upon Final Resolution of the indemnification claim(s), there shall be returned to Parent that number of Escrow Shares equal to the quotient of the aggregate claim(s) being so paid divided by the Average Market Price, but appropriately adjusted in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Stock after the Effective Time, and the Escrow Shares will be deemed permanently reduced and released from escrow and automatically returned to the status of authorized and unissued shares of Parent capital stock and such Escrow Shares shall not be available for distribution to the Stockholders, all in accordance with the terms of the Escrow Agreement.

     2.3  Net Operating Assets Adjustment.

          (a) Between the date of this Agreement and the Closing, the Parties agree to meet and review in good faith, among other matters, the following information: (i) a financial operating report (presented by calendar month from and after December 1, 2005), including a review of the previous month's balance sheet and profit and loss statement, as well as a comparison of the actual net operating assets calculated using the same lines items and financial data as used to calculate Projected Net Operating Assets reflected in the Operating Budget (the "Actual Net Operating Assets") against Projected Net Operating Assets (as reflected in the Operating Budget), with reasonably specific information as to the sources and uses thereof, (ii) the status of Model 1000 commercialization efforts,
     (iii) the commercialization status of Enable and development efforts for Entrata, and (iv) the clinical and regulatory status of Enable and Entrata,
     (v) a review of the status of matters relating to Intellectual Property (including without limitation prosecution and registration), and (vi) such other matters as either party may reasonably request. The Parties shall hold such meetings at least once each calendar month (each such meeting, a "Monthly Meeting"). The Parties will hold the final Monthly Meeting not less than five (5) Business Days but no more than ten (10) Business Days prior to the Closing Date, and in addition to the foregoing, shall consider the amount of any Reduction Amount (and resulting Reduction Shares). Following the final Monthly Meeting, but at least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement containing (y) its good faith estimate of the amount, if any, by which Projected Net Operating Assets exceeds Actual Net Operating Assets, setting forth the specific reasons for such excess (such excess, the "Estimated Reduction Amount"), and (z) a statement signed by the Company's Chief Executive Officer and Chief Financial Officer certifying that, except as described in the Estimated Reduction Amount, the Company has been operated in accordance with the Operating Budget (the "Estimated Reduction Amount Certificate").

          (b) Within thirty (30) days after the Closing Date, Parent shall deliver to the Stockholder Representative a closing date balance sheet prepared in accordance with GAAP applied on a consistent basis and consistent with the past accounting practices of Company (the "Closing Date Balance Sheet"), setting forth, among other things, any proposed adjustments to the Estimated Reduction Amount. If Parent fails to deliver a Closing Date Balance Sheet within such thirty- (30-) day period, Parent shall be deemed to have accepted and agreed to the Estimated Reduction Amount.

          (c) If the Closing Date Balance Sheet is either (i) accepted in writing by the Stockholder Representative, or (ii) is not disputed in writing by the Stockholder Representative within ten (10) days of the delivery of the Closing Date Balance Sheet by the delivery of a written report setting forth in reasonable detail any proposed adjustments to the Closing Date Balance Sheet (the "Dispute Notice"), the Parties shall be deemed to have mutually accepted and agreed to the Closing Date Balance Sheet.

          (d) If the Stockholder Representative timely delivers the Dispute Notice to Parent, and Parent and the Stockholder Representative are unable to resolve such dispute within five (5) days following the delivery of the Dispute Notice, the dispute shall be resolved in accordance with the provisions set forth in Section 10.3. "Actual Reduction Amount" means the amount, if any, by which Projected Net Operating Assets exceeds Actual Net Operating Assets as finally determined by the parties, through arbitration or otherwise.

          (e) If the Actual Reduction Amount exceeds the Estimated Reduction Amount, then such excess shall be payable to Parent solely through the Escrow Agent's delivery to Parent of a number of Escrow Shares with a value that is equal to the Adjustment Amount divided by the Parent Closing Share Price, rounded down to the nearest whole share. Upon determination of such number of Escrow Shares, such shares shall automatically be deemed to return to the status of authorized and unissued shares of Parent capital stock.

          (f) If the Estimated Reduction Amount exceeds the Actual Reduction Amount (such excess, or the Estimated Reduction Amount, whichever is the lesser), then a number of shares of Parent Common Stock equal to the Adjustment Amount divided by the Parent Closing Share Price, rounded down to the nearest whole share, shall be deposited with the Exchange Agent for distribution to the Stockholders in accordance with the terms of the Exchange Agreement. The adjustment amount determined in accordance with either subsection 2.3 (e) or (f) as applicable shall be referred to as the "Adjustment Amount."

          (g) If applicable, the decision of an arbitrator engaged pursuant to
     Section 2.3(d) shall be final and binding on the Stockholder Representative and Parent. The fees, costs and expenses of the arbitrator shall be borne by the Stockholders, and released to Parent from the Escrow Account, at the Parent Closing Share Price, if the Actual Reduction Amount, as finally determined by the arbitrator, is ten percent (10%) or more than the Estimated Reduction Amount (such amount to be borne by the Stockholders, the "Arbitrator Fee"); otherwise, such fees, costs and expenses shall be borne by Parent.

          (h) Notwithstanding any other provision in this Agreement to the contrary, in no event will the Initial Merger Consideration aggregate to more than nine million (9,000,000) shares of Parent Common Stock (including Escrow Shares deposited into escrow with the Escrow Agent on the Closing
     Date) (with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof and prior to the Effective Time).

     2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent (if at all) that holders of Company Capital Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his, her or its right to appraisal and payment under each of the DGCL, such holder's shares of Company Capital Stock will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares will not be deemed to be Dissenting Shares. The Company will give Parent (a) prompt notice of any notices or demands for appraisal or payment for shares of Company Capital Stock received by the Company prior to the Closing and
(b) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. Prior to the Closing, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands.

     2.5  Exchange Procedures.

          (a) At or prior to the Effective Time, Parent shall appoint Wells Fargo Bank, N.A. to serve as the exchange agent hereunder (the "Exchange Agent"). Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Capital Stock (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares), (i) at the Effective Time, a number of shares of Parent Common Stock equal to the Closing Date Shares, (ii) on or immediately prior to the Distribution Date and subject to the terms of this Agreement and the Escrow Agreement, the remaining Escrow Shares, if any, and, if applicable (iii) within two (2) Business Days of each Milestone Date, a number of shares of Parent Common Stock equal to that portion of the Milestone Consideration payable in connection with such Milestone Date (such shares being hereafter referred to as the "Exchange Fund") pursuant to the terms of this Agreement and an agreement among Parent, the Company and the Exchange Agent, in a form reasonably acceptable to the parties thereto (the "Exchange Agreement"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.5(e), the Exchange Fund must not be used for any other purpose. Parent shall pay the fees and expenses of the Exchange Agent, and Parent will indemnify the Exchange Agent against actions taken by the Exchange Agent pursuant to this Agreement and the Exchange Agreement, other than for acts or omissions which constitute willful misconduct or gross negligence.

          (b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Company Certificates (to the extent such certificates have not already been submitted to the Exchange Agent) which immediately prior to the Effective Time represented outstanding shares (other than shares canceled pursuant to Section 2.1(a) and Dissenting Shares) of Company Capital Stock (i) a form of letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon proper delivery of the Company Certificates to the Exchange Agent), and
     (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable portion of the Merger Consideration into which the number of shares of Company Capital Stock previously represented by such Company Certificates will have been converted pursuant to this Agreement.

          (c) Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent pursuant to such instructions, the holder of such Company Certificate will be entitled to receive in exchange therefor the applicable portion of the Merger Consideration for each share of Company Capital Stock formerly represented by such Company Certificate and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.7, to be distributed within five (5) days of (i) the Closing Date, (ii) on the Distribution Date and subject to the terms of this Agreement and the Escrow Agreement, the remaining Escrow Shares, if any, and, if applicable (iii) a Milestone Date, in each case after giving effect to any required tax withholding and without interest, and the Company Certificate so surrendered will immediately be canceled. In the event of a transfer of ownership of shares of Company Capital Stock prior to the Effective Time which is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration may be issued to a transferee if the Company Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Company Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby.

          (d) Following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this
     Section 2.5. From and after the Effective Time, holders of Company Certificates will cease to have any rights as stockholders of the Company, except as provided by law.

          (e) To the extent permitted by applicable law, any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Capital Stock six (6) months after (i) the Effective Time as to those Shares referenced in Section 2.5(a)(i), (ii) the Distribution Date as to the remaining Escrow Shares, if any, and, if applicable or (iii) a Milestone Date, as applicable, will be delivered to Parent, upon demand, and any holders of shares of Company Capital Stock who have not theretofore complied with this Article 2 must thereafter look only, as general creditors, to Parent for the Merger Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Capital Stock two (2) years after (i) the Effective Time, (ii) the Distribution Date and, if applicable (iii) a Milestone Date, as applicable (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity), will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          (f) Notwithstanding Section 2.1, none of the Exchange Agent, Parent, the Company, Merger Subsidiary or the Surviving Corporation will be liable to any holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 No Further Rights in Company. All shares of Parent Common Stock issued, and all cash paid for fractional shares of Parent Common Stock, to the Stockholders upon conversion of shares of Company Capital Stock in accordance with the terms of this Article 2 shall be deemed to have been issued or paid in full satisfaction of all obligations of Parent and the Company pertaining to the shares of Company Capital Stock.

     2.7 No Fractional Shares of Parent Common Stock. No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. In lieu of any such fractional share, Parent shall cause the Exchange Agent to pay each holder of Company Capital Stock that would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Company Capital Stock (determined after taking into account all shares of Company Capital Stock delivered by such holder), upon such surrender, cash (without interest) in an amount equal to such holder's proportionate interest in the value of the Excess Shares pursuant to the terms hereof. In determining the amount payable to all holders of Company Capital Stock, Parent shall determine the excess of (i) the number of full shares of Parent Capital Stock issuable pursuant to this Agreement, over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to Stockholders (such excess, the "Excess Shares"), and Parent shall calculate the value of the Excess Shares based upon the Parent Closing Share Price or the Parent Milestone Share Price, as and if applicable. The Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing Shares subject to and in accordance with the terms of Section 2.5(c).

     2.8 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Company

Certificate the applicable Merger Consideration with respect to the Company Capital Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7).

     2.9 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent. On or prior to Closing, each Stockholder shall provide Parent with IRS Form W-9, Form W-8BEN, Form W-8ECI, or other applicable form, establishing exemption from any backup or income Tax withholding on the Merger Consideration.

     2.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3

                 Representations and Warranties of the Company

     As a material inducement to Parent and Merger Subsidiary to enter into this Agreement, with the understanding that Parent and Merger Subsidiary will be relying thereon in consummating the transactions contemplated hereunder, the Company hereby represents and warrants to Parent and Merger Subsidiary that except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the "Disclosure Schedule"), the statements contained in this Article 3 are true and correct as to the date of this Agreement and, subject to Section 5.9, will be true and correct as of the Closing Date. The Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 3, and disclosure in one section of the Disclosure Schedule shall constitute disclosure for all sections of the Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent.

     3.1 Corporate Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate the assets and properties of the Company as now owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by the Company or the nature of the business conducted by the Company requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is qualified or licensed to do business as a foreign corporation only in the State of California.

     3.2 Certificate of Incorporation of Company; No Subsidiaries. The Company has heretofore delivered to Parent complete and accurate copies of its Certificate of Incorporation and Bylaws, as currently in effect. The Company does not, directly or indirectly, own or control or has any capital, equity, partnership, participation or other ownership interest in any corporation, partnership, joint venture or other business association or entity.

     3.3 Authorization. The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to obtaining the necessary approval of its stockholders with respect to the

Merger, to carry out the transactions contemplated herein. The Board of Directors of the Company has taken, and prior to the Closing the Stockholders will have taken, all action required by law, the Company's Certificate of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated herein and no other corporate proceedings on the part of the Company or any Subsidiary are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of holders of at least: (a) a majority of the outstanding shares of Company Capital Stock, voting together as a single class; and (b) sixty-seven percent (67%) of the outstanding shares of Company Preferred Stock, voting separately as a class, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and to consummate the Merger. This Agreement has been, and each of the agreements, if any, required by Article 6 to be entered into by the Company, will be, duly and validly executed and delivered by the Company and constitute or, upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with the respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.


     3.4 Capitalization of the Company. The authorized capital stock of the Company consists of (a) 35,000,000 shares of Company Common Stock, 4,886,480 shares of which are issued and outstanding; (b) 1,875,000 shares of Series A Preferred Stock, par value $.001 per share, all of which shares are issued and outstanding, (c) 3,416,668 shares of Series B Preferred Stock, par value $.001 per share, all of which shares are issued and outstanding, (d) 900,000 shares of Series C Preferred Stock, par value $.001 per share, all of which shares are issued and outstanding, (e) 3,842,708 shares of Series D Preferred Stock, par value $.001 per share, 3,719,631 shares of which are issued and outstanding, and
(f) 8,888,889 shares of Series E Preferred Stock, par value $.001 per share, 2,666,667 shares of which are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding shares of Company Capital Stock are owned (of record) solely by the Stockholders in the exact amounts and in the exact percentages on a fully converted basis as set forth in the Disclosure Schedule. There are 135,667 shares of Company Common Stock reserved for future issuance pursuant to Company Stock Plans, 1,020,866 shares subject to outstanding Company Stock Options, 183,321 shares of Company Common Stock subject to certain outstanding Company Warrants identified in Section 3.4 of the Disclosure Schedule and 205,128 shares of Senior D Preferred stock subject to the remaining Company Warrants identified in of Section 3.4 of the Disclosure Schedule, and all such Company Stock Options and Company Warrants are held (of record) solely by the holders and in the exact amounts, as set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no other outstanding (w) shares of capital stock or other voting securities of the Company, (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (y) options, warrants, conversion privileges, rights of first refusal, contracts, understandings, agreements or other rights to purchase or acquire from the Company, and, no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (z) equity equivalent interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). Except as set forth in the Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in the Disclosure Schedule, there are no agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.


     3.5 Non-Contravention. Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions contemplated herein will (a) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of the Company's assets, (c) result in the creation or imposition of any Lien on any of the

Company's assets, other than Permitted Liens, or (d) be in conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Company is a party, or by which any of its properties or assets may be bound, except in any case under clause (b) or clause (d) of this
Section 3.5 where such conflicts or other occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     3.6 Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein, other than the requirements of the DGCL for filing of appropriate documents to effect the Merger, the consent of the stockholders of the Company and the consent of the third parties to Contracts to which the Company is a party which Contracts are identified in Section 3.6 of the Disclosure Schedule. There are no facts relating to the identity or circumstances of the Company that would prevent or materially delay obtaining any of the Consents.

     3.7 Joint Proxy Statement; Registration Statement; Other Information. The material, information, financial statements and exhibits with respect to the Company and supplied by the Company to Parent (and its legal counsel and accounting advisors ) for inclusion into the joint proxy statement prepared by Parent and included as part of the Registration Statement (such proxy statement/prospectus, together with written consent resolutions and any letter or other materials to the Stockholders included therein are referred to in this Agreement as the "Joint Proxy Statement") shall not, at the time the Joint Proxy Statement is first mailed or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Joint Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to any information regarding the Parent, Merger Subsidiary or any Affiliate of the Parent or Merger Subsidiary that is contained or incorporated by reference in the Joint Proxy Statement.

     3.8  Financial Statements; Undisclosed Liabilities.

          (a) The Company has delivered to Parent true, correct and complete copies of (i) the unaudited balance sheet, as of November 30, 2005 of the Company and the Subsidiaries (the "Latest Balance Sheet") and the unaudited statements of income, stockholders' equity and cash flows of the Company for the eleven-month period ended November 30, 2005 (such statements of income, stockholders' equity and cash flows and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (ii) the audited balance sheet, as of December 31, 2002, 2003 and 2004 of the Company and the related audited statements of income, stockholders' equity and cash flows of the Company for each of the years ended December 31, 2002, 2003 and 2004 (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly and accurately present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis and consistent with the past accounting practices of the Company. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with GAAP), on a basis consistent with the Annual Financial Statements, subject to normal recurring year-end adjustments. The Company's internal controls and procedures are sufficient to ensure that the Latest Financial Statements and the Annual Financial Statements are accurate in all material respects.

          (b) Except as set forth in the Disclosure Schedule, all accounts, books and ledgers related to the business of the Company are properly kept, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth in the Disclosure Schedule, the Company does not have any of its records, systems, controls, data, or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

          (c) Except as and to the extent reflected in the Latest Balance Sheet, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities of not more than Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent with past custom and practice (none of which is a liability for breach of contract, breach of warranty, violation of Applicable Law, tort, infringement, claim or lawsuit), (ii) liabilities disclosed on Section 3.8 of the Disclosure Schedule, or (iii) Liabilities under Contracts set forth on Section 3.21 of the Disclosure Schedule.

     3.9 Absence of Certain Changes. Except as otherwise authorized by this Agreement, since November 30, 2005, the Company has owned and operated its assets, properties and businesses in the ordinary course of business and consistent with past practice and there has not been:

          (a) to the Company's knowledge, any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company;

          (b) except as set forth in the Disclosure Schedule, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company (other than any wholly-owned subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

          (c) any split, combination or reclassification of any of its capital stock;

          (d) except as set forth in the Disclosure Schedule, any amendment of any provision of the Certificate of Incorporation, Bylaws or other governing documents of, or of any material term of any outstanding security issued by, the Company;

          (e) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

          (f) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP and concurred with by the Company's independent public accountants;

          (g) issuance of any equity or debt securities of the Company other than pursuant to the Company Stock Plans, Company Stock Options or Company Warrants in the ordinary course of business and consistent with past practice;

          (h) acquisition or disposition of assets material to the Company, taken as a whole, except for sales of inventory in the ordinary course of business consistent with past practice, any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Company;

          (i) any creation or assumption by the Company of any Lien, other than Permitted Liens;

          (j) any individual capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the ordinary course of business;

          (k) any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

          (l) any material increase in the base salary of any officer or employee of the Company;

          (m) except as set forth in the Disclosure Schedule, any adoption, amendment, modification, or termination of any Benefit Plan or any other bonus, profit-sharing, incentive, severance or other similar plan for the benefit of any of its directors, officers or employees;

          (n) entry by the Company into any joint venture, partnership or similar agreement with any person;

          (o) any filing of any amended Tax Return, settlement of any Tax claim or assessment relating to the Company, payment of any estimated Taxes in excess of $10,000, change in method of Tax accounting, or consent to the extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes; or

          (p) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     3.10  Assets and Properties.

          (a) The Company has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties, including, but not limited to, all of the machinery, equipment, terminals, computers, vehicles, and all other assets and properties (real, personal or mixed, tangible or intangible) reflected in the Latest Balance Sheet and all of the assets purchased or otherwise acquired since the date of the Latest Balance Sheet, except those assets and properties disposed of in the ordinary course of business after the date of the Latest Balance Sheet. The Company holds title to each such owned property and owned asset free and clear of all Liens, except Permitted Liens.

          (b) To the Company's knowledge, (i) the current use and operation of all real property is in compliance with all Applicable Laws (including without limitation laws relating to parking, zoning and land use) and public and private covenants and restrictions, (ii) the Company has not received any written notice of noncompliance with any Applicable Laws and
     (iii) utilities, access and parking, if any, for each such real property are adequate for the current use and operation of each such real property. To the Company's knowledge, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws, which could materially detrimentally affect the use or operation of any real property, nor has the Company received any notice of any special assessment proceedings affecting the real property, or applied for any change to the zoning or land use status of the real property. To the Company's knowledge, the Company has obtained all licenses, permits, approvals, easements and rights of way (and all such items are currently in full force and effect) required from any Governmental Authority having jurisdiction over each real property or from private parties for the current use and operation of each real property. The Company is not a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

     3.11 Manufacturing and Marketing Rights. Except as set forth in the Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell the Product to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell the Product.

     3.12  FDA and Regulatory Matters.

          (a) The Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its products in jurisdictions where it currently conducts such activities with respect to each product (collectively, the "Company Licenses"). The Company is in compliance in all material respects with the terms and conditions of each Company License. The Company is in compliance in all material respects with all Applicable Laws regarding registration, license, certification for each site at which a product is manufactured, labeled, sold, or distributed. To the extent any product has been exported from the United States, the Company has exported such product in compliance in all material respects with Applicable Laws. All manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the applicable Quality Systems regulations of the FDA and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries where compliance is required. All non-clinical laboratory studies of products sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA's good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries. The Company is in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under Applicable Law. The Disclosure Schedule sets forth a list of all Company Licenses.

          (b) Except as set forth in the Disclosure Schedule, the Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and other Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company's products. The Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Products or the Company's Model 1000 heart valve, including any Medical Device Reports (as defined in 21 CFR 803). The Disclosure Schedule sets forth a list of all complaint review and analysis reports of the Company, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

          (c) Except as set forth in the Disclosure Schedule, the Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company's products or (ii) otherwise alleging any violation of Applicable Law by the Company.

          (d) Except as set forth in the Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to the Company's knowledge, threatened by the FDA or any other Governmental Authority with respect to any of the Company's products, including any facilities where any such products are produced, processed, packaged or stored, and the Company has not, within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product.

          (e) The Company has conducted all of its clinical trials with reasonable care and in all material respects in accordance with all Applicable Laws and the stated protocols for such clinical trials.

          (f) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company with regard to the Company's products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

     3.13  Reimbursement/Billing.

          (a) The Company's products have not yet received final approval by the FDA and thus reimbursement for the products and related services are subject to various limitations by federal and other payors. The Company's 3F Aortic Bioprosthesis(TM) was recognized as a Category B2 device by FDA and thus was eligible for Medicare coverage during and under the investigational device exemption. Medicare (Title XVIII of the Social Security Act ("Medicare")), covers heart valve procedures and pays the hospital for the costs of the inpatient services under a prospective payment system, utilizing diagnosis related groups (DRGs). Applicable DRGs include DRGs 104 and 105 for cardiac valve procedures which pay hospitals in the range of $38,000 and $28,000 respectively for the procedures during 2006. Coverage and payment under state Medicaid programs (Title XIX of the Social Security Act ("Medicaid")) and private third party payors ("Third Party Payors") are similarly subject to various limitations and coverage and payment will vary widely by payor. The Company provided hospital investigational sites with basic reimbursement information in 2003 (a copy of a May 27, 2003 reimbursement letter has been provided to Parent). The Company is neither a provider nor a supplier under Medicare, Medicaid or any other government-sponsored health care program (collectively, "Government Programs"), and does not bill any Government Program or Third Party Payor for its products.

          (b) There is no pending, nor to the knowledge of the Company, threatened, proceeding or investigation under any Government Program involving the Company. The Company's sales and marketing practices are, and have been, in compliance in all material respects with all Applicable Laws and all policies of applicable Third Party Payors and Government Programs.

          (c) To Company's knowledge, the Company has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. sec. 1320a-5(b)) of the Company, has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. sec. 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. sec. 1320a-7b.

          (d) Neither the Company, any director, officer or employee of the Company, nor any agent acting on behalf of or for the benefit of any of the Company, has directly or indirectly in connection with the Company: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of Third Party Payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with the Company's compliance program; or (iii) made any false entries on any of the Company's books or records for any purpose prohibited by Applicable Law.

          (e) Neither the Company, nor any director, officer or employee of the Company is a party to any contract to provide services, lease space or lease equipment to the Company with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to the Company where such contract or provision of services or space is prohibited by Applicable Law.

     3.14 Compliance with Applicable Laws. The Company has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any

Governmental Authority in connection with its activities except to the extent the same would not have a Material Adverse Effect on the Company. The Company and each of its officers, directors, agents and employees are in material compliance with all Applicable Laws, including, but not limited to, Applicable Laws relating to Government Programs and to billing and health care fraud (including the federal Anti-Kickback Law, 42 U.S.C. sec.1320a-7b(b), the Stark I and II Laws, 42 U.S.C. sec.1395nn, as amended, and the False Claims Act, 31 U.S.C. sec.3729 et seq. and any regulations related thereto, as well as with any similar state statutes) except to the extent the same would not have a Material Adverse Effect on the Company. To the Company's knowledge, no claims have been filed against the Company alleging a violation of any Applicable Law. The Company is not a "covered entity" or a "business associate" within the meaning of the HIPAA Privacy, Security and other Administrative Simplification Regulations.

     3.15 Compliance Program. The Company has made available to Parent a copy of the Company's current compliance program materials, including all program descriptions, code of conduct documents for employees, officers and independent contractors, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. The Company (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental body, (iii) to its knowledge, has not been the subject of any Government Program investigation conducted by any governmental body, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to the Company's knowledge, telephone or personal contact by or from any governmental body. For purposes of this Agreement the term "compliance program" refers to programs of the type described in the compliance guidance published by the Office of the Inspector General of the Department of Health and Human Services.

     3.16 Permits. The Disclosure Schedule sets forth those approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) of the Company which are necessary to conduct its business and own and operate its properties, other than those the failure of which to have would not have a Material Adverse Effect on the Company (the "Permits"). Each Permit is valid and in full force and effect and none of the Permits will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger except as would not have a Material Adverse Effect on the Company. The Company has conducted its business in compliance with all material terms and conditions of the Permits. The term Permits shall not include any Company License.

     3.17 Inventories. All inventories of the Company reflected in the Latest Balance Sheet (a) consist of items of usable and salable in the ordinary course of business, (b) are salable in the ordinary course of business, (c) conform to the specifications established therefor, and (d) have been manufactured in accordance with all Applicable Laws. The quantities of all inventories, materials and supplies of the Company are not obsolete, damaged, slow-moving, defective or excessive and the present quantities of all inventory, materials and supplies of the Company are reasonable in the present circumstances of the business of the Company, as a whole, as currently conducted, except for items that are obsolete or below standard quality, all of which are immaterial to the overall financial condition of the Company, taken as a whole, and have been adequately allowed for in the Latest Balance Sheet.

     3.18  Receivables; Payables.

          (a) The accounts receivables and other receivables reflected on the Latest Balance Sheet, and those arising in the ordinary course of business after the date thereof, have arisen from bona fide transactions in the ordinary course of business, are not subject to valid counterclaims or setoffs and are collectible in accordance with their terms, except as and to the extent of the bad debt allowance reflected on the Latest Balance Sheet.

          (b) The Disclosure Schedule contains a listing of all outstanding and unpaid accounts payable that are as of November 30, 2005 more than sixty
     (60) days past due or that relate to services that were performed more than ninety (90) days prior to November 30, 2005. The Disclosure Schedule will be supplemented pursuant to Section 5.9 to contain a listing of all outstanding and unpaid accounts payable that are, as of five (5) Business Days prior to the Closing Date, more than sixty (60) days past due or that relate to services that were performed more than ninety
     (90) days prior to the Closing Date. All account payables so listed in the Disclosure Schedule arose from bona fide transactions in the ordinary course of the Company's business.

     3.19 Grants, Incentives and Subsidies. From and after January 1, 2000 (a) the Company has had no pending or outstanding grants, incentives or subsidies (collectively, "Grants") from any Governmental Authority, and (b) the Company has not applied for any Grant.

     3.20 Litigation. There are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or any other Person, nor any claims or any investigations or reviews by any Governmental Authority against or affecting the Company, pending or, in any case, to the Company's knowledge, threatened, against or by the Company or any of its assets or which seek to enjoin or rescind the transactions contemplated by this Agreement; and
(b) existing orders, judgments or decrees of any Governmental Authority naming the Company as an affected party or otherwise affecting any of the assets or the business of the Company.

     3.21  Contracts.

          (a) The Disclosure Schedule lists the following Contracts of the Company (collectively, the "Scheduled Contracts"):

             (i) Each Contract providing for the lease of real property by the Company or which is used by Company in connection with the operation of its business.

             (ii) Each Contract relating to all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies) owned, leased or used by the Company, except for items which do not, in the aggregate, have a total value of more than $10,000 or having a remaining term of longer than six
        (6) months or that are not cancelable by the Company in its discretion and without penalty upon notice of sixty (60) days or less.

             (iii) Each Contract to which the Company is a party that would reasonably be expected to involve payments by or to the Company in excess of $10,000 or the loss of which would have a Material Adverse Effect.

             (iv) All Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset).

             (v) Each independent sales representative or distribution agreement, supply agreement or similar Contract relating to or providing for the marketing or manufacturing of the Company's products, which agreement is not terminable upon sixty (60) days notice or less without penalty therefor or which involves payments of in excess of $10,000.

             (vi) Each consulting, development, joint development, research and development regulatory or similar Contract relating to development of the Company's products or Intellectual Property and each Contract under which the Company has granted or obtained a license to Intellectual Property, other than commercial software licenses.

             (vii) All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

             (viii) Any Contract under which the Company has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of the Company to conduct its business.

             (ix) All Benefit Plans.

             (x) All Contracts with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(l) of the Code) under Section 280G of the Code.

             (xi) Every Contract between the Company and any of the Company's officers, directors or more than 5% stockholders, or any entity in which any of the Company's officers, directors or more than 5% stockholders has a greater than 2% equity interest.

             (xii) All Contracts for clinical or marketing trials relating to the Company's products and all Contracts with physicians, hospitals or other healthcare providers, or other scientific or medical advisors.

             (xiii) All Contracts not identified in clause (xii) that relate to the Company's compliance with or obligation to comply with the requirements of the HIPAA Portability Regulations and HIPAA Privacy, Security and Other Administrative Simplification Regulations, including without limitation all business associate agreements, subcontractor agreements, administrative service agreements, confidentiality agreements and similar contracts.

          (b) The Company has delivered to Parent true and correct copies (or summaries, in the case of any oral Contracts) of all Scheduled Contracts. None of the Scheduled Contracts contain a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of default arising under any Scheduled Contract has been delivered to or by the Company. Each Scheduled Contract is a legal, valid and binding obligation of the Company and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and neither the Company nor the other party thereto is in breach, violation or default thereunder except for such breach, violation or default as would not, either individually or in the aggregate, have a Material Adverse Effect.

     3.22  Benefit Plans.

          (a) The Disclosure Schedule identifies each Pension Plan, including without limitation any such plan that is excluded from coverage by Section 4 of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, that the Company or any other ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent. To the knowledge of the Company, each such Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law. Each such other Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Law. All Pension Plans that are intended to be qualified under the provisions of Section 401(a) of the Code satisfy in form and operation all applicable qualification requirements and have not received in the preceding seven (7) years or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers, which were intended to qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4). Neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to any Pension Plan which, during the preceding seven (7) years, has been terminated, including by way of merger with or into another Pension Plan.

          (b) No Pension Plan is now or has in the past seven (7) years been "top-heavy" pursuant to Section 416 of the Code.

          (c) The Disclosure Schedule sets forth the name of each ERISA
     Affiliate.

          (d) Neither the Company nor any ERISA Affiliate has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation or any other person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver). No "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ceased operations at any facility or withdrawn from any Pension Plan in a manner which could subject the Company or any ERISA Affiliate to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Company nor any ERISA Affiliate maintains, contributes to or has participated in or agreed to participate in any Pension Plan that is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred, or has experienced an event that will, within the ensuing twelve (12) months, result in, a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal. Neither the Company nor any ERISA Affiliate has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a seventy percent (70%) decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three (3) plan years.

          (e) The Disclosure Schedule identifies each Welfare Plan, whether insured or otherwise, including without limitation any such plan that is a Multiemployer Plan within the meaning of Section 3(37) of ERISA, which the Company or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent. To the knowledge of the Company, each such Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code and other Applicable Law. Each such other Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as codified in the Code and ERISA ("HIPAA") and corresponding regulations, including the HIPAA Portability Regulations and the HIPAA Privacy, Security and other Administrative Simplification Regulations and all other Applicable Law. Benefits under each Welfare Plan are fully insured by an insurance company unrelated to the Company or any ERISA Affiliate. No insurance policy or contract requires or permits retroactive increase in premiums or payments due thereunder. Neither the Company nor any ERISA Affiliate has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Welfare Plan that is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any ERISA Affiliate. Except as set forth in the Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by COBRA or any comparable state law.

          (f) The Disclosure Schedule identifies each Compensation Plan that the Company or any ERISA Affiliate maintains, contributes to, is required to contribute to or has any liability of any nature, direct or indirect, fixed or contingent. Each Compensation Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all Applicable Law.

          (g) The Company has properly determined and timely collected and reported all Federal Insurance Contribution Act ("FICA") taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes "wages" within the meaning of Section 3121(a) of the Code, including amounts of deferred compensation under nonqualified deferred compensation plans, agreements or arrangements.

          (h) The Disclosure Schedule identifies each Pension Plan, Welfare Plan or Compensation Plan (each, a "Benefit Plan" and, collectively, "Benefit Plans"), that is or may be, in whole or in part, subject to Section 409A of the Code; except as set forth on the Disclosure Schedule. To the Company's knowledge, each such Benefit Plan complies in form with Section 409A of the Code and no service provider under any Section 409A Benefit Plan is subject to additional income tax under Section 409A of the Code.

          (i) There are no facts or circumstances which could, directly or indirectly, subject the Company or any ERISA Affiliate to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under
     Section 502 of ERISA.

          (j) Full payment has been made of all amounts which the Company or any ERISA Affiliate is required, under Applicable Law, the terms of any Benefit Plan, or any agreement relating to any Benefit Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder or the Company and each ERISA Affiliate has made adequate provisions for reserves or accruals in accordance with GAAP to meet contribution, benefit or funding obligations arising under Applicable Law or the terms of any Benefit Plan or related agreement. Each Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Pension Plan. There will be no change on or before Closing Date in the operation of any Benefit Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such Benefit Plans, except as may be required by Applicable Law.

          (k) The Company and each ERISA Affiliate has timely complied in all material respects with all reporting and disclosure obligations with respect to the Benefit Plans imposed by the Code, ERISA or other Applicable Law.

          (l) There are no pending or, to the knowledge of the Company, threatened claims, suits, audits or proceedings against the Company or any other party by present or former employees of the Company, Benefit Plan participants (or their beneficiaries, spouses or dependents), including, without limitation, claims against the assets of any trust, involving any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants or beneficiaries.

          (m) Except as set forth on the Disclosure Schedule, the transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Benefit Plan.

          (n) No employer other than the Company and/or an ERISA Affiliate is permitted to participate or participates in the Benefit Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Benefit Plans.

          (o) No action or omission of the Company or any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, the Company, the Surviving Corporation, any other ERISA Affiliate or any successor from amending, merging, or terminating any Benefit Plan in accordance with the express terms of any such plan and Applicable Law.

          (p) The Company has delivered or made available to Parent, true and complete copies of all Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, including all amendments. The Company has delivered or made available to Parent true and complete copies of:

             (i) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Benefit Plan for which such a report is required;

             (ii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of
        Section 414(j) of the Code;

             (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Benefit Plan;

             (iv) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and

             (v) all professional opinions, material internal memoranda, material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the IRS) and administrative policies, manuals, interpretations and the like with respect to each Benefit Plan.

          (q) The Company has delivered or made available to Parent true and correct copies of the Welfare Plan documents establishing compliance with the HIPAA Privacy and Security Regulations, including appointment of a privacy official, its Notice of HIPAA Privacy Practices, privacy policies and procedures, and the plan administrator's Group Health Plan document amendment certification.

     3.23  Labor and Employment Matters.

          (a) The Disclosure Schedule sets forth a complete and accurate list of all employees, officers and directors of the Company as of January 23, 2005 which list includes their base salaries, bonus and any other related information (e.g., PTO balances, commissions, etc.). All employees of the Company are employed on an "at-will" basis. The Company has also previously delivered to Parent (to the extent permitted by law) a complete and accurate list of the titles, current annual salary rates and all regular bonuses paid or payable or other bonuses paid or payable, as of November 30, 2005 (or within nine (9) months thereafter), to all consultants, contractors and other such individuals employed or engaged or retained by the Company as of November 30, 2005 who were performing services for the Company and whose then annual (or annualized) rate of compensation exceeded $75,000.

          (b) The Disclosure Schedule identifies all employees who are currently on leave for any reason or who are receiving disability or workers' compensation or any other similar type of benefit from the Company.

          (c) None of the Company's employees is covered by a collective bargaining agreement and, to the Company's knowledge, there is no union or other organization seeking or claiming to represent any such employees.

          (d) There is no labor dispute under a collective bargaining agreement or with respect to representation questions, strike, work stoppage or lockout, or, to the Company's knowledge, threat thereof, by or with respect to any employee.

          (e) To the Company's knowledge, the Company has not engaged in any unfair labor practice, and the Company is not aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company.

          (f) To the Company's knowledge, no grievance or arbitration demand or proceeding has been filed or is threatened against the Company.

          (g) No citation has been issued under the Occupational Safety and Health Act ("OSHA") against the Company and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company has been filed or is pending or, to the Company's knowledge, threatened against the Company under OSHA or any other applicable law relating to occupational safety and health.

          (h) The Company has not taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

          (i) The Company is in material compliance with all applicable Laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, union and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, ERISA, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866, 1964 and 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, FMLA, the Worker Adjustment and Retraining Notification Act, the OSHA, Uniformed Services Employment and Reemployment Rights Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, and the Rehabilitation Act of 1973 and all amendments and regulations under such acts (collectively, the "Labor Laws") except where such non-compliance would not have a Material Adverse Effect on the Company. The Company is not liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws, other than those which would not have a Material Adverse Effect on the Company.

          (j) To the Company's knowledge, no employee of the Company is in violation of any contract or commitment with a third party that restricts him or her from engaging in any activity related to the business of the Company or competing with any person.

          (k) All individuals who are performing or have performed services for the Company and who are or were classified by the Company as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, and such individuals are not entitled to any benefits under the Benefit Plans maintained by the Company.

     3.24  Intellectual Property.

          (a) Except for Intellectual Property relating to commercial, off-the-shelf software, the Disclosure Schedule lists all Intellectual Property that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office or a corresponding foreign governmental or public authority and all Intellectual Property that: (i) (only for purposes of this Section 3.24(a)(i), "Intellectual Property" means all rights of the Company in issued patents, pending patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, and material trade secrets and know-how related to the Products) is owned by, licensed to or otherwise controlled by the Company; or (ii) has been licensed to or from third parties, including a description of each license agreement, the name of the licensee or licensor, as the case may be, and the date and term of the agreement. The Company has delivered or made available, to the extent not publicly available, to Parent complete and accurate copies of correspondence, litigation documents, agreements, file histories and office actions relating to the patents and patent applications listed in the Disclosure Schedule. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by Parent or its subsidiaries on identical terms and conditions immediately after the Effective Time.

          (b) The Company owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Core Intellectual Property. All patents issued (for purposes of clarity, as of the date hereof and as of the Closing Date, as applicable) included in the Core Intellectual Property are valid and enforceable. To the Company's knowledge and except as set forth in the Disclosure Schedule, the Company owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Non-Core Intellectual Property, and has taken reasonable action to protect the Intellectual Property. To the Company's knowledge, all patents included in the Non-Core Intellectual Property are valid and enforceable. To the Company's knowledge, the Intellectual Property owned or licensed by the Company constitutes all the intellectual property necessary to the conduct of the business of the Company as it is currently conducted and as it is currently contemplated to be conducted. Except as set forth in the Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by the Company to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.

          (c) The Disclosure Schedule lists the Internet domain names included in the Intellectual Property. To the Company's knowledge and except as set forth in the Disclosure Schedule, the Company is the registrant and sole legal and beneficial owner of the Internet domain names included in the Intellectual Property, free and clear of all Liens. Except as set forth in the Disclosure Schedule, the Company is the owner of any trademark which underlies a domain name included in the Intellectual Property. Except as set forth in the Disclosure Schedule, the Company is not aware of any pending or threatened actions, suits, claims, litigation or proceedings relating to the domain names included in the Intellectual Property. The Company has operated the websites identified in the Disclosure Schedule, unless otherwise noted therein.

          (d) All personnel, including employees, agents (except with respect to legal counsel engaged by the Company to perform legal services not rising to the level of inventorship), consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Intellectual Property on behalf of the Company and all officers and technical employees of the Company either (i) have been a party to "work-for-hire" arrangements or agreements with the Company in accordance with applicable federal and state law that has accorded the Company full, effective, sole, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective, sole and exclusive ownership of all tangible and intangible property arising thereby, unless otherwise noted in the Disclosure Schedule.

          (e) For purposes of clarity, as of the date hereof and as of the Closing Date, as applicable, except as set forth in the Disclosure Schedule, the conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any intellectual property right of any other Person, nor has the Company received any notice from any third party of any infringement, misappropriation or violation by the Company of any intellectual property right of any third party and no notice has been received by any third party challenging the Company's ownership to any of the Intellectual Property. No claim by any third party contesting the validity of any patents included in the Core Intellectual Property has been made, is currently outstanding or is threatened or reasonably expected to arise. To the Company's knowledge, no claim by any third party contesting the validity of any patents included in the Non-Core Intellectual Property has been made, is currently outstanding or is threatened or reasonably expected to arise. To the knowledge of the Company, no third party is infringing any Intellectual Property right of the Company.

     3.25  Environmental Compliance.

          (a) Neither the Company, nor any previous owner, tenant, occupant or user of any Properties (which Properties are listed on the Disclosure Schedule) engaged in or permitted, direct or indirect, operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. To the Company's knowledge, the Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment containing polychlorinated biphenyls ("PCBs"); (iv) underground injection wells; or
     (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

          (b) The Company is in compliance with applicable Environmental, Safety and Health Laws except where non-compliance therewith would not have a Material Adverse Effect on the Company and, to the Company's knowledge, and has obtained all Permits required under applicable Environmental, Safety and Health Laws.

          (c) No enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been asserted or, to the Company's knowledge, threatened with respect to operations conducted on the Properties by the Company or against the Company with respect to or regarding the Properties pursuant to any Environmental, Safety and Health Laws.

          (d) To the Company's knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or affecting the Company or its business or assets that violate, or would reasonably be expected to violate after the Closing, any Environmental, Safety and Health Laws, or that would reasonably be expected to give rise to any Environmental Liability.

          (e) The Company is not aware of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans with respect to or of the Company which may reasonably be expected to interfere with or prevent compliance or continued compliance with Environmental, Safety and Health Laws.

          (f) All machinery, tools, devices and equipment operated by the Company or any Subsidiary on the Properties have been operated in compliance with all Environmental, Safety and Health Laws, and all such equipment currently is operational and in good condition.

          (g) The Company has delivered to Parent all environmental documents, studies and reports in its possession or under its control relating to: (i) any facilities or real property ever owned, operated or leased by the Company; or (ii) any actual Environmental Liability of the Company.

     3.26 Insurance. The Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by the Company, including, but not limited to, fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company, specifying the insurer the policy number, and the term of the coverage. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Company has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years. All items set forth on the Disclosure Schedule that have resulted, or are reasonably likely to result, in Damages, are or are reasonably expected to be, as the case may be, fully covered by the insurance policies set forth in Section 3.26 of the Disclosure Schedule.

     3.27  Tax Matters.

          (a) Section 3.27(a) of the Disclosure Schedule sets forth a complete and accurate list of all Tax Returns (other than Forms W-2 and 1099) filed by the Company since January 1, 1999. "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, election, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any tax.

          (b) Each of the Company and any combined or unitary group of which the Company is or was a member, has prepared and timely filed or will timely prepare and timely file all Tax Returns any of them is required to file (taking into account any extensions) on or prior to the Closing Date. As of the time of filing, such Tax Returns were or will be accurate and correct in all material respects and did not or will not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company has made or will make all such Tax Returns available to Parent, with copies of such Tax Returns filed after the effective date of this Agreement provided to Parent at least three (3) Business Days prior to filing such Tax Return.

          (c) The Company has paid or will pay or has adequately and specifically provided for or will provide for (on its Latest Financial Statements in accordance with GAAP (exclusive of any reserves for deferred taxes established to reflect timing differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109)) all Taxes (whether or not shown on any Tax Return) that are due and owing with respect to all taxable periods (or portions thereof) ending on or before the Closing Date.

          (d) No claim for assessment or collection of Taxes is presently being asserted against the Company and the Company is not a party to any pending action, proceeding, or investigation by any Governmental Authority, and no such action, proceeding or investigation been threatened in a writing delivered to the Company. No claim has been made in any jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax by that jurisdiction.

          (e) The Company is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; or (ii) would obligate the Company to provide "gross-up" benefits with respect to any excise tax due on any "excess parachute payments" within the meaning of Section 280G of the Code.

          (f) All deficiencies and assessments of Taxes of the Company resulting from an examination of any Tax Returns by any Governmental Authority on or before the Closing Date have been or will be paid and there are no pending examinations currently being made by any Governmental Authority nor has there been any written or oral notification to the Company of any intention to make an examination of any Tax Returns by any Governmental Authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

          (g) For purposes of computing Taxes and the filing of Tax Returns, the Company has not failed to treat as "employees" any individual providing services to the Company who reasonably would be expected to be classified as an "employee" under the applicable rules or regulations of any Governmental Authority with respect to such classification.

          (h) The Company has (i) complied with all Applicable Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws); (ii) timely and properly withheld from individual employee wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all Applicable Laws; and (iii) properly determined and timely collected and reported all Federal Insurance Contributions Act (FICA) taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes "wages" within the meaning of Section 3121(a) of the Code, including amounts of deferred compensation under nonqualified deferred compensation plans, agreements or arrangements.

          (i) The Company is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a "partnership" for federal, state, local or foreign income Tax purposes. The Company does not own any interest in an entity that is classified as an entity that is "disregarded as an entity separate from its owner" under Treasury Regulations Section 301.7701-3(b).

          (j) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (k) The Company is not required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company.

          (l) The Company is, and at all times has been, a corporation or association taxable as a corporation for United States income tax purposes.

          (m) The Company is not, and has not been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Except as provided on Section 3.27(m) of the Disclosure Schedule, each of the Stockholders is a "United States person" within the meaning of Code Section 7701(a)(30).

          (n) The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

          (o) The Company has not, within three (3) years preceding the date hereof, been either a "distributing" or "controlled" corporation (as such terms are defined in Section 355(a)(1) of the Code) in a transaction structured to qualify as a tax-free distribution under Section 355 of the Code.

          (p) The Company has not received any written ruling related to Taxes, entered into any agreement with a taxing authority relating to Taxes or authorized any person to represent it before a taxing authority pursuant to a power of attorney or otherwise.

          (q) There are (and immediately following the Effective Time, there will be) no liens for Taxes upon any of the assets or properties of the Company other than liens for Taxes not yet due and payable. There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by a Governmental Authority with respect to the Company or their income, assets, properties, payroll, operation or business.

          (r) The Company is not or has not been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the Treasury Regulations promulgated thereunder.

          (s) The Company has not engaged in a reportable transaction under
     Section 1.6011-4(b) of the U.S. Treasury Regulations or any similar provision of state law or in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

          (t) Except as provided in Section 3.28(t) of the Disclosure Schedule, prior to the transaction contemplated by this Agreement, the Company has not been subject to an "ownership change" with the meaning of Section 382(g) of the Code and no "Section 382 limitation" within the meaning of
     Section 382 of the Code applies to limit the Company's ability to utilize its net operating losses or other Tax attributes.

          (u) The transactions contemplated in this Agreement will not cause the Company to lose or no longer qualify for Tax incentives, Tax holidays, Tax rebates or special Tax rate relief (including, without limitation, an unemployment tax experience factor in any state or locality that is less than the factor applicable to new businesses of the type operated by the Company) or other favorable Tax benefits authorized by any Governmental Authority to which the Company is or was entitled prior to the effectiveness of this Agreement, and Parent is not required to provide any notice of the change in control of Company, including the Company's successor after the Merger, to any Governmental Authority.

     3.28 Bank Accounts; Powers of Attorney. The Disclosure Schedule sets forth: (a) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintain accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom and a description of such accounts; and (b) the names of all persons or entities holding general or special powers of attorney from the Company and copies thereof.

     3.29 Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Company and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Company were made in bona fide transactions in the ordinary course of business. There are no material claims against the Company to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

     3.30 Product Liability Claims. The Company has not ever received a claim, or incurred any uninsured or insured liability, for or based upon failure to warn, California Proposition 65, breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Latest Financial Statements for the period in which incurred), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services.

     3.31 Warranties. All products manufactured or sold, and all services provided, by the Company have complied, and are in compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto except where such compliance would not have a Material Adverse Effect on the Company. No product or service manufactured, sold, delivered or performed by the Company subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in the Disclosure Schedule. The terms of all standard and all material non-standard product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of the Company are specifically set forth in the Disclosure Schedule. The Company has delivered to Parent prior to the date hereof complete and accurate copies of all such warranties and/or policies.

     3.32 Relations with Suppliers and Customers. No material current supplier of the Company has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services to the business of the Company either prior to or following the Effective Time. The Company has not received any notice from any customer that accounted for more than five percent (5%) of the consolidated revenues of the Company during the last full fiscal year to the effect that such customer intends to materially decrease the amount of business it does with the Company either prior to or following the Effective Time, and the Company has not received any complaint of a material nature from any such customer. The Disclosure Schedule lists each supplier to the Company that is the source of a particular raw material, product, supply or service with respect to which locating and qualifying a replacement source would involve significant cost or delay.

     3.33 Indemnification Obligations. The Company is not a party to any Contract that contains any provisions requiring the Company to indemnify any Person (excluding indemnities contained in the Company's standard terms and conditions of sale, copies of which have been provided to Parent), except for those Contracts identified in the Disclosure Schedule as containing indemnification provisions.

     3.34 Absence of Certain Business Practices. Neither the Company, any director, officer, employee or agent of the Company, nor any other person acting on behalf of the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit or agreed to make or made any payment to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company, taken as a whole (or assist it in connection with any actual or proposed transaction) which (a) would reasonably be expected to subject the Company, Parent or Merger Subsidiary to any damage or penalty in any civil, criminal or governmental litigation proceeding, or (b) violated or violates any Applicable Law, other than those violations which would not have a Material Adverse Effect on the Company, Parent or Merger Subsidiary.

     3.35 Brokers. Neither the Company nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

     3.36 Minute Books. The minute books of the Company, as previously made available to Parent and its representatives, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of the Company.

     3.37 Approval of Merger. The vote by Domain Partners IV, LP, Domain Partners III, L.P., Domain Associates, L.L.C., DP III Associates, L.P., DP IV Associates, L.P., 3F Partners Limited Partnership and 3F Partners Limited Partnership II (collectively, the "Principal Stockholders") of all shares of Company Common Stock and Company Preferred Stock owned by them is sufficient, when taken in the aggregate, to satisfy the stockholder approval requirements of this Agreement for all purposes under the Company's Certificate of Incorporation and Bylaws and the DGCL, as each of the foregoing is currently in effect.

     3.38 Affiliate Letters. Concurrently with the execution and delivery of this Agreement, the Company has delivered executed letters covering Rule 145 matters in the form required by Parent from each Principal Stockholder.

     3.39 Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received an opinion from UBS Securities LLC, financial advisor to the Company, to the effect that as of the date of the opinion and subject to the qualifications and limitations stated therein, the aggregate consideration to be received in the Merger by the holders of shares of the Company Common Stock (other than holders executing written consents in connection with the Merger and their respective Affiliates) is fair, from a financial point of view, to such holders.

     3.40 Investigation by Parent. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.17, (a) no investigation by Parent shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to Parent in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate in any respect, provided that Parent has given notice to the Company of such inaccuracy prior to the Effective Time as provided in Section 5.17(a).

                                   ARTICLE 4

                       Representations and Warranties of
                          Parent and Merger Subsidiary

     As a material inducement to the Company to enter into this Agreement, with the understanding that the Company will be relying thereon in consummating the transactions contemplated hereunder, Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that, except as otherwise disclosed in the SEC filings of all forms, reports, schedules, registration statements and definitive proxy statements filed by Parent since, and including, its Form 10-K filed March 14, 2005, as amended, the statements contained in this Article 4 are true and correct as to the date of this Agreement and will be true and correct as of the Closing Date.

     4.1 Organization and Qualification. Parent and Merger Subsidiary are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each has all requisite corporate power and authority required to own, operate and lease their respective assets and properties as now owned, leased and operated and to carry on their respective businesses as now being conducted. Parent and Merger Subsidiary are each duly qualified or licensed to do business as a foreign corporation and are in good standing in every jurisdiction in which the character or location of their properties and assets owned, leased or operated by them or the nature of their business require such licensing or qualification, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Subsidiary. Merger Subsidiary is a recently formed Delaware corporation that has not conducted, and prior to the Effective Time will not conduct, any activities other than those incident to its formation and in connection with the consummation of the Merger.

     4.2 Authorization. Parent and Merger Subsidiary have the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. The Boards of Directors of Parent and Merger Subsidiary and Parent, as the sole shareholder of Merger Subsidiary, have taken all action required by law, their respective Certificates of Incorporation and Bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated herein and no other corporate proceedings on the part of Parent or Merger Subsidiary are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of them and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the legal, valid and binding obligations of Parent and Merger Subsidiary enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3  Capitalization.

          (a) The capitalization of Parent as set forth in the financial statements most recently filed by Parent with the SEC is true and correct as of the date of such financial statements. There are no other outstanding
     (w) shares of capital stock or other voting securities of Parent, (x) securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent,
     (y) options, warrants, conversion privileges, contracts, understandings, agreements or other rights to purchase or acquire from Parent or any of its subsidiaries, and, no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (z) equity equivalent interests in the ownership or earnings of Parent or any of its subsidiaries or other similar rights (collectively, "Parent Securities"). There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent.

          (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.

     4.4 Valid Issuance of Parent Common Stock. The Parent Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws; provided, however, that such shares of Parent Common Stock will be subject to restrictions on transfer of shares of capital stock imposed by the rules and regulations of the Securities Act, the Exchange Act or state securities laws.

     4.5 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, Bylaws or other governing document of Parent and Merger Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which Parent or Merger Subsidiary or any of their respective properties or assets may be bound; or (c) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or Merger Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses (b) or (c), where such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.6 Consents and Approvals. No filing with or permit, consent, or approval of any Governmental Authority is required by Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of NASDAQ and the HSR Act, and (ii) the filing and recordation of the Certificate of Merger as required by the Delaware Law.

     4.7  Parent SEC Documents; Financial Reports.

          (a) Parent has filed with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, registration statements and definitive proxy statements (together with all information incorporated therein by reference, the "Parent SEC Reports") required to be filed by it with the SEC since January 1, 2005. As of their respective dates, the Parent SEC Reports complied as to form and content in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. As of their respective dates, as of the Closing Date and as of the date any information from such Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the last day of the quarter end reported upon by Parent by the filing with the SEC of Parent's most recent Quarterly Report on Form 10-Q, with respect to Parent and the Merger Subsidiary, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary.

          (b) Each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

          (c) Parent has heretofore furnished or made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

     4.8 Joint Proxy Statement; Registration Statement; Other Information. The information, taken as a whole, with respect to Parent or its subsidiaries to be included in the Joint Proxy Statement or the Registration Statement will not, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Subsidiary with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement and Registration Statement (as it relates to Parent) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

     4.9  FDA and Regulatory Matters.

          (a) Parent has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of its products in jurisdictions where it currently conducts such activities with respect to each product (collectively, the "Parent Licenses"). Parent is in compliance in all material respects with the terms and conditions of each Parent License. Parent is in compliance in all material respects with all Applicable Laws regarding registration, license, certification for each site at which a product is manufactured, labeled, sold, or distributed. To the extent any product has been exported from the United States, Parent has exported such product in compliance in all material respects with Applicable Laws. All manufacturing operations performed by or on behalf of Parent have been and are being conducted in all material respects in compliance with the applicable Quality Systems regulations of the FDA and, to the extent applicable to Parent, counterpart regulations in the European Union and all other countries where compliance is required. All non-clinical laboratory studies of products sponsored by Parent and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA's good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to Parent, counterpart regulations in the European Union and all other countries. Parent is in compliance in all material respects with all applicable reporting requirements for all Parent Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under Applicable Law.

          (b) The Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and other Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company's products. Parent has disclosed to the Company all applicable adverse event reports related to its products, including any Medical Device Reports (as defined in 21 CFR
     803). Parent has disclosed to the Company all complaint review and analysis reports of Parent, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

          (c) Parent has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of Parent's products or (ii) otherwise alleging any violation of Applicable Law by Parent.

          (d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to Parent's knowledge, threatened by the FDA or any other Governmental Authority with respect to any of the Parent's products, including any facilities where any such products are produced, processed, packaged or stored, except where such occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has not, within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product, except where such occurrences could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e) All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by Parent with regard to Parent's products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

     4.10  Reimbursement/Billing.

          (a) Parent's products are covered by: (a) Medicare, under a national coverage decision providing for payment for its products in the amounts disclosed to the Company; (b) Medicaid; and (c) Third Party Payors. Any Third Party Payor that has been requested to approve Parent's products for reimbursement and has declined to do so has been disclosed to the Company. Parent is neither a provider nor a supplier under any Government Program, and does not bill any Government Program or Third Party Payor for its products.

          (b) There is no pending, nor to the knowledge of Parent, threatened, proceeding or investigation under any Government Program involving Parent. Parent's sales and marketing practices are, and have been, in compliance in all material respects with all Applicable Laws and all policies of applicable Third Party Payors and Government Programs.

          (c) To Parent's knowledge, Parent has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. sec. 1320a-5(b)) of Parent, has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. sec. 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. sec. 1320a-7b.

          (d) Neither Parent, any director, officer or employee of Parent, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with Parent: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of Third Party Payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with Parent's compliance program; or (iii) made any false entries on any of Parent's books or records for any purpose prohibited by Applicable Law.

          (e) Neither Parent, nor any director, officer or employee of Parent is a party to any contract to provide services, lease space or lease equipment to Parent with any physician, health care facility, hospital or other person who is in a position to make or influence referrals to Parent where such contract or provision of services or space is prohibited by Applicable Law.

     4.11 Compliance with Applicable Laws. Parent has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities except to the extent the same would not have a Material Adverse Effect on Parent. Parent and each of its officers, directors, agents and employees has complied in all material respects with Applicable Laws relating to Government Programs and to billing and health care fraud (including the federal Anti-Kickback Law, 42 U.S.C. sec. 1320a-7(b), the Stark I and II Laws, 42 U.S.C. sec. 1395nn, as amended, and the False Claims Act, 31 U.S.C. sec. 3729 et seq. and any regulations related thereto, as well as with any similar state statutes). No claims have been filed against Parent alleging a violation of any Applicable Law. Parent is not a "covered entity" or a "business associate" within the meaning of the HIPAA Privacy, Security and other Administrative Simplification Regulations.

     4.12 Compliance Program. Parent has made available to the Company a copy of Parent's current compliance program materials, including all program descriptions, code of conduct documents for employees, officers and independent contractors, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Parent (i) is not a party to a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any governmental body, (iii) to its knowledge, has not been the subject of any Government Program investigation conducted by any governmental body, (iv) has not been a defendant in any qui tam/False Claims Act litigation (other than by reason of an unsealed complaint of which the Company has no knowledge), and (v) has not been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or to Parent's knowledge, telephone or personal contact by or from any governmental body. For purposes of this Agreement the term "compliance program" refers to programs of the type described in the compliance guidance published by the Office of the Inspector General of the Department of Health and Human Services.

     4.13 Contracts. None of the contracts attached as exhibits to any of the SEC Reports (collectively, "Filed Contracts") contains a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of default arising under any Filed Contract has been delivered to or by Parent. Each Filed Contract is a legal, valid and binding obligation of Parent and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity, and neither Parent nor the other party thereto is in breach, violation or default thereunder except for such breach, violation or default as would not have a Material Adverse Effect on Parent.

     4.14  Benefit Plans.

          (a) Neither Parent nor any ERISA Affiliate of Parent sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any Pension Plan that is subject to Title IV of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          (b) Each Benefit Plan sponsored by Parent or an ERISA Affiliate of Parent has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all Applicable Law.

          (c) Parent has properly determined and timely collected and reported all FICA taxes imposed under Sections 3101 and 3111 of the Code on remuneration for employment that constitutes "wages" within the meaning of
     Section 3121(a) of the Code, including amounts of deferred compensation under nonqualified deferred compensation plans, agreements or arrangements.

          (d) There will be no change on or before Closing Date in the operation of any Parent Benefit Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such Benefit Plans, except as may be required by Applicable Law.

          (e) Parent and each ERISA Affiliate of Parent have timely complied in all material respects with all reporting and disclosure obligations with respect to the Benefit Plans imposed by the Code, ERISA or other Applicable Law.

          (f) There are no pending or, to the knowledge of Parent, threatened claims, suits, audits or proceedings against Parent or any other party by present or former employees of Parent, Benefit Plan participants (or their beneficiaries, spouses or dependents), including, without limitation, claims against the assets of any trust, involving any Benefit Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants or beneficiaries.

          (g) The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Parent Benefit Plan.

          (h) No employer other than Parent and/or an ERISA Affiliate of Parent is permitted to participate or participates in the Parent Benefit Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Parent Benefit Plans.

          (i) Parent has made available to the Company true and complete copies of all Parent Benefit Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, including all amendments. Parent has made available to the Company true and complete copies of:

             (i) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Benefit Plan for which such a report is required;

             (ii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of
        Section 414(j) of the Code;

             (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Benefit Plan;

             (iv) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and

             (v) all professional opinions, material internal memoranda, material correspondence with regulatory authorities (such as a copy of all documents relating to a voluntary correction submission with the Department of Labor or the IRS) and administrative policies, manuals, interpretations and the like with respect to each Benefit Plan.

          (j) Parent has delivered or made available to the Company true and correct copies of the Welfare Plan documents establishing compliance with the HIPAA Privacy and Security Regulations, including appointment of a privacy official, its Notice of HIPAA Privacy Practices, privacy policies and procedures, and the plan administrator's Group Health Plan document amendment certification.

     4.15  Tax Matters.

          (a) Except with respect to open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, neither Parent nor any Person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Parent issued to the Stockholders pursuant to this Agreement following the Merger. Neither Parent nor any such Related Person has acquired any Company Securities in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

          (b) Prior to the Merger, Parent will be in control of Merger Subsidiary, and following the Merger, Parent will be in control of the Company, within the meaning of Section 368(c) of the Code. Parent has no plan or intention to cause the Company, after the Effective Time, to issue additional shares of stock that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

          (c) Following the Merger, Parent, or a member of its qualified group of corporations (as defined by Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of the Company (or will continue at least one significant line of the Company's historic business), or use a significant portion of the Company's historic business assets in a business, in a manner consistent with Treasury Regulation
     Section 1.368-1(d).

          (d) Neither Parent nor Merger Subsidiary is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

          (e) Following the Merger, to the best of Parent's knowledge, the Company will hold at least 90 percent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets and at least 90 percent of the fair market value of Merger Subsidiary's net assets and at least 70 percent of the fair market value of Merger Subsidiary's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to any dissenting Stockholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is a part, and amounts distributed by the Company to the Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

     4.16 Disclosure. No representation or warranty by Parent or Merger Subsidiary in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by either Parent or Merger Subsidiary to the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.17 Brokers. Neither Parent nor Merger Subsidiary, nor any of their directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby.

     4.18 Investigation by Company. Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.17(b), (a) no investigation by the Company shall affect the representations and warranties of Parent or Merger Subsidiary under this Agreement or contained in any other writing to be furnished to the Company in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the

Company knew or should have known (except to the extent disclosed in the SEC filings of all forms, reports, schedules, registration statements and definitive proxy statements filed by Parent since, and including, its Form 10-K filed March 14, 2005, as amended,) that any of the same is or might be inaccurate in any respect; provided, however, that the Company has given notice to Parent of such inaccuracy prior to the Effective Time as provided in Section 5.17(b) hereof.

                                   ARTICLE 5

                                   Covenants

     5.1 Conduct of the Business. Except as contemplated by this Agreement or to the extent that Parent otherwise consents in writing, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall maintain its assets and properties and carry on its business and operations in accordance with the Operating Budget (except and to the extent otherwise expressly approved in writing by Parent before any expense variations are incurred); and the Company shall use its commercially reasonable efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), good will and going concern value.

     5.2 Company's Agreements as to Specified Matters. Except as specifically set forth on the Operating Budget (including the process of prior written approval by Parent for any changes thereto or deviations therefrom), or on the Disclosure Schedule, or as contemplated by this Agreement or as may be otherwise agreed in writing by Parent, from the date hereof until the earlier of the termination of this Agreement or the Closing, the Company shall not:

          (a) Amend its Certificate of Incorporation or Bylaws (or other similar governing instruments);

          (b) Except for trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

          (c) Pay, discharge or satisfy any claims, liabilities or obligations in any amount;

          (d) Permit or allow any of its properties or assets which are material to the operation of their businesses to be subjected to any Lien, except Permitted Liens;

          (e) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable or any trade accounts or trade notes;

          (f) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of the Company's business;

          (g) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any Intellectual Property Rights other than for such Intellectual Property Rights which, individually or in the aggregate, are not material to the conduct of the Company's business;

          (h) Sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of its assets (other than Intellectual Property Rights);

          (i) (i) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees; (ii) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Benefit Plan; (iii) contribute, set aside for contribution or authorize the contribution of any amounts for any such Benefit Plan except as required (and not discretionary) by the terms of such Benefit Plan; or (iv) grant or become obligated to grant any bonus or general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Benefit Plan);

          (j) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment;

          (k) Except as specifically contemplated by this Agreement, (i) declare, pay or set aside for payment any dividend or other distribution in respect of, or split, combine or reclassify, its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (ii) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except issuance of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on the date hereof; (iii) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (iv) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

          (l) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or stockholder;

          (m) Terminate, enter into or amend in any material respect any Scheduled Contract, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any Scheduled Contract;

          (n) Resolve any dispute or examination related to Taxes, make any election with respect to Taxes or apply for any change in Tax accounting method; or

          (o) Agree, whether in writing or otherwise, to take any action described in this subsection.

     5.3 Full Access. The Company shall afford to Parent and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, at Parent's expense, reasonable access to the facilities, properties, books and records of the Company in order that Parent may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with business operations and the Company shall furnish such additional financial and operating data and other information as Parent shall, from time to time, reasonably request and which the Company is able to obtain without unreasonable expense; provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Company herein.

     5.4 Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished or made available to it in connection with the transactions contemplated herein ("Information") for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement in a manner that the disclosing party has approved and shall in no event use or permit the use of any of such Information in a manner or for a purpose detrimental to such other party, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than solely to their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, the "Representatives") who have a "need to know" to carry out the purposes of this Agreement, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Applicable Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such Information. Each party shall instruct its Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives. The term "Information" as used herein shall not include any information relating to a party which the party receiving such information can show: (i) to have been rightfully in its possession prior to its receipt from another party hereto;
(ii) to be now or to later become generally available to the public through no fault of the receiving party; (iii) to have been received separately by the receiving party in an unrestricted manner from a person entitled to disclose such information; or (iv) to have been developed independently by the receiving party without regard to any Information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information, which shall in no event be less than reasonable care. The provisions of this
Section 5.4 shall survive indefinitely any termination of this Agreement.

     5.5 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein, the parties hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under Applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (a) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (b) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

     5.6  Further Assurances; Cooperation; Notification.

          (a) Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement including the satisfaction of all conditions contained in Articles 6 and 7 of this Agreement.

          (b) The Company shall cooperate with Parent to promptly develop plans for the management of the businesses after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Company shall further cooperate with Parent to provide for the implementation of such plans as soon as practicable after the Closing. Subject to Applicable Law, Company shall confer on a regular and reasonable basis with one or more representatives of Parent to report on material operational matters and the general status of ongoing operations.

          (c) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or is reasonably likely to result in a failure by such party to satisfy the conditions specified in Articles 6 or 7 of this Agreement.

     5.7  Joint Proxy Statement; Registration Statement.

          (a) The Company shall cooperate with Parent in order to timely assist in the preparation and filing with the SEC, as soon as reasonably practicable, of the Joint Proxy Statement and Registration Statement. The Company shall use all reasonable efforts to cause the definitive Joint Proxy Statement (together with either written consent resolutions for execution by the Stockholders or forms of proxy) to be mailed to the Stockholders as soon as reasonably practicable following effectiveness of the Registration Statement of which the Joint Proxy Statement is a part, with the date of mailing as mutually determined by the Company and Parent.

          (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the Securities Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration

     Statement shall include the Joint Proxy Statement. Parent will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

          (c) Parent shall notify the Company promptly of the receipt of comments of the SEC with respect to the transactions contemplated hereby and of any request by the SEC for amendments or supplements to the Registration Statement and shall supply the Company with copies of all material correspondence with the SEC with respect to the transactions contemplated hereby.

          (d) If at any time prior to the Effective Time, any event should occur relating to the Company or the Company's officers or directors that is required to be described in an amendment or supplement to the definitive Joint Proxy Statement or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event shall occur relating to Parent or Merger Subsidiary or their respective officers or directors that is required to be described in an amendment or supplement to the definitive Joint Proxy Statement or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Joint Proxy Statement or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC.

     5.8  Stockholder Meetings or Communication with Stockholders.

          (a) The Company shall, in accordance with Applicable Law and its Certificate of Incorporation and Bylaws, either solicit written consent resolutions or duly call, give notice of, convene and hold a special meeting (as the same may be duly adjourned, the "Company Special Meeting") of its stockholders for the purpose of approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger. If the Company determines to conduct a Company Special Meeting, the Company agrees to use its reasonable efforts to cause the Company Special Meeting to occur within sixty (60) days after the date on which the Registration Statement becomes effective, but not earlier than twenty (20) business days after the date the Joint Proxy Statement is first mailed to its stockholders. If Company determines to solicit written consent resolutions, the Company will mail the same as part of the Joint Proxy Statement, on or immediately after the same date it is mailed by Parent to its shareholders. The Company shall include in the Joint Proxy Statement the recommendation of its Board of Directors ("Company Board Recommendation") that its stockholders vote in favor of the approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger, subject to the duties of the Board of Directors of the Company to make any further disclosure to the stockholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation).

          (b) Parent shall, in accordance with Applicable Law and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting (as the same may be duly adjourned, the "Parent Special Meeting") of its stockholders for the purpose of approving the issuance of Parent Common Stock in connection with the Merger. Parent agrees to use its reasonable efforts to cause the Parent Special Meeting to occur within sixty (60) days after the date on which the Registration Statement becomes effective, but not earlier than twenty (20) business days after the date the Joint Proxy Statement is first mailed to its stockholders. Parent shall include in the Joint

     Proxy Statement the recommendation of its Board of Directors that its stockholders vote in favor of the issuance of Parent Common Stock in connection with the Merger.

     5.9 Update Disclosure; Breaches. Not less than five (5) Business Days prior the Closing, the Company shall supplement or amend the Disclosure Schedule
(a) if any representation or warranty made by the Company in this Agreement was when made, or has subsequently become, untrue in any material respect, and (b) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which may cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied. Notwithstanding the foregoing, provided that, from the date of this Agreement until the Closing, no action taken by the Company in compliance with the Operating Budget, or otherwise taken in accordance with the prior written consent of Richard A. Curtis, Parent's Vice President, Marketing and Business Development or Jack Judd, Parent's Chief Financial Officer, shall be deemed to result in a Material Adverse Effect of the Company unless such action otherwise constitutes a breach of any representation, warranty or covenant of the Company set forth in this Agreement. For purposes of determining the accuracy as of the Closing of the representations and warranties of the Company contained in
Article 3 in order to determine the fulfillment of the conditions set forth in
Section 6.1 and to determine whether a material breach has occurred pursuant to
Section 8.1(d), the Disclosure Schedule will be deemed to exclude any material information contained in any update to the Disclosure Schedule delivered after the date of this Agreement. The delivery of any notice pursuant to this Section
5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights of, or the remedies available to, Parent.

     5.10 No Solicitation. The Company agrees (i) it will negotiate exclusively with Parent and its authorized representatives regarding the transaction contemplated hereby and will not, directly or indirectly, encourage or solicit the submission of, entertain inquiries, proposals or offers from, or enter into any agreement or negotiate with any person or entity (other than Parent and other any such actions taken in connection with the Third-Party Right) for the acquisition of the Company (whether by merger, combination, sale of assets, sale of stock or otherwise) or other disposition of assets or technology other than in the ordinary course of business, and (ii) it will not furnish to any person any information with respect to any transaction prohibited by this Section 5.10. The Company agrees to take the necessary steps to promptly inform any such third party of the obligations undertaken in this Section 5.10 and this Agreement. The Company agrees to promptly inform Parent of any such inquiry from any such third party, including the material terms thereof (including without limitation, any terms regarding price) and the identity of the Person making such inquiry, and to keep Parent informed, on a current basis, of the status and terms of any such proposals or offers.

     5.11 Public Announcements. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except as required by Applicable Law, rule or regulation. The parties shall maintain this Agreement and the terms hereof in strict confidence, and neither party shall disclose this Agreement or any of its terms to any third party unless specifically ordered to do so by a court of competent jurisdiction after consulting with the other party or unless required by Applicable Law or regulation including, but no limited to, the rules and regulation of the Securities and Exchange Commission and the NASDAQ Stock Market. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

     5.12  Preparation of Tax Returns: Tax Matters.

          (a) Pre-Closing Tax Returns. The Company shall timely file at its expense all Tax Returns required to be filed by the Company or any Subsidiary on or before the Closing Date; provided, however, that, after the date hereof, the Company shall not file any such Tax Returns, or other returns, elections, claims for refund or consent solicitation statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period in a manner that is inconsistent with past practice, and Parent shall promptly be provided a copy of such Tax Returns prior to the Closing Date.


          (b) Post-Closing Tax Returns. Parent will file (or cause to be filed) all Tax Returns of the Company and any Subsidiary required to be filed after the Closing Date, including Tax Returns for Tax Periods (or portions thereof) ending on or prior to the Closing Date. Neither Parent nor its Affiliates or representatives shall take any action (i) inconsistent with the tax treatment of the Merger as a sale of stock by the Stockholders or
     (ii) which has the direct or indirect effect of treating the Merger as a purchase of assets by Parent or the Merger Subsidiary.

          (c) Tax Election. The Stockholders will cause the Company not to make any new elections with respect to Taxes, or any changes in current elections with respect to Taxes after the date of the Latest Balance Sheet without the prior written consent of Parent.

          (d) Clearance Certificates. The Stockholders will on or before the Closing Date hereof provide Parent with any clearance certificates or similar documents that may be required by any Governmental Authority in order to relieve Parent of any obligation to withhold any portion of the Merger Consideration.

          (e) Termination of Tax Allocation Agreements. Any and all tax allocation or sharing agreements or arrangements (other than this Agreement), whether or not written, that may have been entered into by and between Company or its Subsidiaries, on the one hand, and any other person, shall be terminated as to the Company and the Subsidiaries as of the Effective Time, and no payments which are owed by or to the Company or any Subsidiary pursuant thereto shall be made thereunder.

          (f) Assistance and Cooperation. Each of Parent and Stockholders will provide the other with such assistance as may reasonably be requested by each of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will provide the other with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules.

          (g) Tax Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other payments otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payments. To the extent that amounts are so withheld, such withheld amounts shall be promptly remitted by Parent or the Exchange Agent to the applicable Governmental Authority requiring such withholding and shall be treated for all purposes of this Agreement as having been paid to the person for whom such deduction and withholding was made.

          (h) Imputed Interest. Stockholders acknowledge that a portion of the Milestone Consideration they may receive pursuant to Section 2.1(b) will be considered to be imputed interest. Parent will compute and report such imputed interest as provided in Section 1.483-4 of the Treasury Regulations.

     5.13  Repayment of Related Party Indebtedness.  Prior to the Effective Time
(a) the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in Section 5.13 of the Disclosure Schedule, and (b) the Company shall repay all amounts outstanding under loans to the Company from any Stockholder, each of which loans to the Company is specifically reflected in Section 5.13 of the Disclosure Schedule.

     5.14 State Takeover Statutes. The Company and its Board of Directors shall (a) take all reasonable actions necessary to ensure that no "Fair Price," "Control Share Acquisition," "Moratorium" or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Written Consents, the Merger or any of the other transactions contemplated hereby or thereby and (b) if any "Fair Price," "Control Share Acquisition," "Moratorium" or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, the Written Consents, the Merger or any other transaction contemplated hereby or thereby, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

     5.15 Stockholder Litigation. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent.

     5.16 NASDAQ Listing. Parent shall prepare and submit to NASDAQ a listing application for the Parent Common Stock to be issued in the Merger pursuant to
Article 2. The Company shall cooperate with Parent in such listing application.

     5.17  Notice of Breach.

          (a) From the date of this Agreement until the Closing Date, Parent shall provide prompt written notice to the Company of any fact or circumstance of which Parent is aware and which, to Parent's actual knowledge at the time it becomes aware of such fact or circumstance, constitutes a material breach of any representation or warranty of Company set forth in Article 3.

          (b) From the date of this Agreement until the Closing Date, the Company shall provide prompt written notice to Parent of any fact or circumstance of which the Company is aware and which, to the Company's actual knowledge at the time it becomes aware of such fact or circumstance, constitutes a material breach of any representation or warranty of Parent set forth in Article 4.

     5.18 Parent Board Seat. Promptly upon the consummation of the Merger, the Stockholder Representative shall be entitled to designate a person reasonably acceptable to Parent and Parent's nominating committee (the "Board Nominee") to serve as a member of Parent's Board of Directors until the next annual meeting of Parent's shareholders (the "Initial Meeting"). Parent agrees to (a) appoint the Board Nominee to Parent's Board of Directors, (b) use at least the same level of effort to cause the Board Nominee to be elected to Parent's Board of Directors as those efforts used in connection with the election of its other board members, and (c) immediately prior to the Closing, increase the size of Parent's Board of Directors by one member to six (6) members total. If the Board Nominee originally appointed should be removed or have his or her service terminated from Parent's Board of Directors by reason of his or her death or disability, the Stockholder Representative shall have the one-time right to designate a successor Board Nominee reasonably acceptable to Parent and Parent's nominating committee (the "Successor Board Nominee"), and, following such designation, Parent agrees to take the actions described in (a) and (b) of this
Section 5.18 with respect to the Successor Board Nominee. In the period between the time that the Board Nominee or Successor Board Nominee, as applicable, is elected or appointed to Parent's Board of Directors and the next succeeding annual meeting of Parent's shareholders, the Board Nominee or Successor Board Nominee, as applicable, may be removed from Parent's Board of Directors only for cause or otherwise required in accordance with applicable law. If the Board Nominee or Successor Board Nominee, as applicable, is elected to Parent's Board of Directors at the Initial Meeting, and only for so long as the Board Nominee or Successor Board Nominee, as applicable, is (x) so elected at subsequent meetings, and (y) not removed for cause or because such removal would be in the Parent's interest, then prior to each such meeting of Parent's shareholders at which directors are elected through the calendar year ending December 31, 2013 (or, if earlier, the calendar year in which all Milestone Consideration has been fully issued to the Company's stockholders in accordance with this Agreement and/or set-off against claims as provided in Section 9.6), Parent shall re-nominate the Board Nominee or Successor Board Nominee, as applicable, to Parent's Board of Directors. The Stockholder Representative agrees to supply to Parent in writing within a reasonable amount of time prior to each such annual meeting any information about the Board Nominee or the Successor Board Nominee as may be reasonably requested by Parent or required by Applicable Law.

     5.19 Incentive Program for Continuing Employees. In consultation with the Company's chief executive officer, Parent shall identify individual employees of the Company prior to the Closing to whom offers of employment retention, or continuing employment with the Company shall be made (the "Continuing Employees"). At or prior to the Closing, Parent, in its sole and absolute discretion, shall determine (a) which of the Continuing Employees (the "Selected Continuing Employees") will be eligible to participate in a retention incentive program funded by Parent (the "Incentive Program"), (b) any agreements, which may include but are not limited to employment and non-competition agreements, to be entered into by the Selected Continuing Employees prior to such employees being deemed eligible to participate in the Incentive Program, (c) the amount and type of consideration to be paid pursuant to the Incentive Program, and (d) the timing of when such consideration shall be paid to the Selected Continuing Employees.

     5.20  Issuance of Milestone Consideration.

          (a) During the Contingent Period, Parent will use, and will cause the Surviving Corporation and their Affiliates to use, commercially reasonable efforts to (i) complete the Milestones, and (ii) in good faith not undertake any action the primary purpose of which is to negatively impact the amount or potential for issuance of Milestone Consideration.

          (b) In the event that, after the date of the Closing but on or prior to the required date of issuance of any Milestone Consideration, the shares of Parent Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Parent or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination or otherwise) or if the number of shares of Parent Common Stock shall be increased solely through the payment of a stock dividend, then there shall be substituted for or added to each share of Milestone Consideration which may become issuable, the number and kind of shares of stock or other securities into which each outstanding share of Parent Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.

          (c) In the event of a Parent Change of Control (i) Parent shall require the third party in such transaction (the "Acquiror") to assume all of Parent's duties and obligations hereunder, including without limitation those relating to the Milestones and the Milestone Consideration, and (ii) the Stockholders will be entitled to receive Milestone Consideration following achievement of the Milestones in the manner and subject to the conditions set forth herein; provided, however, that, upon achievement of a Milestone following a Parent Change of Control, the Stockholders shall be entitled to receive, in lieu of the Parent Common Stock that would otherwise have been payable hereunder, the consideration that they would have been entitled to receive from Acquiror had that Milestone been achieved immediately prior to the Parent Change of Control.

          (d) Notwithstanding any other provision in this Agreement, and excluding the Initial Merger Consideration, in no event will more than an aggregate of ten million (10,000,000) shares of Parent Common Stock (or the equivalent in the case of a Parent Change of Control) be issued to the Stockholders hereunder (subject to appropriate adjustments to such 10,000,000 shares in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof).

          (e) Parent agrees to reserve and keep available out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of effecting the issuance of the Milestone Consideration, such number of Parent Common Stock as shall from time to time be sufficient to effect the issuance of the Milestone Consideration. If at any time the number of authorized but unissued shares of Parent Common Stock shall not be sufficient to effect the issuance of the Milestone Consideration, this corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Parent Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to Parent's Articles of Incorporation.

     5.21 Recovery of Edwards Holdback Amount. If any portion of the Edwards Holdback Amount is not received on or prior to January 15, 2007, Parent may permanently set-off against (and permanently reduce) any shares of Parent Common Stock otherwise distributable to the Stockholders as Escrow Shares (and such reduced Escrow Shares shall thereupon automatically be deemed authorized and unissued capital stock of Parent) or Milestone Consideration a number of such shares equal to the quotient obtained by dividing (a) the unpaid portion of the Edwards Holdback Amount, by (b) the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) January 15, 2007. If Parent so exercises its right of set-off pursuant to this Section 5.21 and, upon the request of the Stockholder Representative and only if there is a good faith claim supported by valid facts and legal authority to do so, Parent shall use commercially reasonable efforts to pursue a good faith claim(s) to recover such unpaid portion of the Edwards Holdback Amount; provided, however, that Parent shall be under no such obligation if the non-payment of the Edwards Holdback Amount was due to the Company's breach of the Master Agreement prior to the Closing; provided, further, that Parent shall not be entitled to set off any shares of Parent Common Stock in connection with the Edwards Holdback Amount if Parent's failure to receive such amount is due to Parent's or Surviving Corporation's post-Closing breach of the Edwards Agreement (where such breach did not commence prior to the Closing). Parent shall remit all amounts recovered, if any, to the Stockholder Representative; provided, however, that Parent and the Stockholders shall each bear one-half of all costs, fees, expenses and other amounts (including without limitation attorney fees, expert witness fees, and any other similar expenses) (collectively, "Holdback Expenses") reasonably incurred by Parent in connection with such recovery with respect to the first $2,000,000 recovered; provided, further, that, with respect to any amounts recovered in excess of $2,000,000, all Holdback Expenses not recovered by Parent pursuant to this sentence shall be paid to Parent and all amounts in excess thereof shall be remitted to the Stockholder Representative.

     5.22 Stockholder Approvals; Delivery of Certain Agreements. By 11:59 p.m. Minneapolis time on the date of this Agreement, and following execution and delivery of this Agreement, the Principal Stockholders, and each director of the Company who is also a Stockholder, shall have delivered to Parent (a) executed written consents approving this Agreement, the Merger and all transactions related thereto (the "Written Consents"); and (b) executed Share Transfer Restriction Agreements. The failure to timely deliver any of the documents described in this Section 5.22 shall result in the immediate termination of this Agreement, and abandonment of the transactions contemplated herein, without further action by any party hereto.

     5.23 Affiliate Letters. Within ten (10) business days after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are to the Company's knowledge "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person to deliver to Parent, prior to the Effective Time, a written agreement covering Rule 145 matters in customary form and reasonably acceptable to Parent and the Company from each such person.

     5.24 General Restrictions on Transfer of Parent Common Stock. The Company agrees to cause each Stockholder who may hold, following payment of the Initial Merger Consideration, and, assuming the payment thereof, any Milestone Consideration, more than 100,000 shares of Parent Common Stock (each such Stockholder, a "Significant Stockholder") and who has not previously delivered such agreement pursuant to Section 5.22, to execute and deliver to Parent on or prior to the Closing Date a Share Transfer Restriction Agreement, in the form mutually agreed upon by Parent and the Company (the "Share Transfer Restriction Agreement"), which Share Transfer Restriction Agreement shall contain, among others, the following restrictions:

          (a) With respect to Initial Merger Consideration other than Escrow Shares, in no event will any Significant Stockholder sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") all or any portion of such Initial Merger Consideration prior to the six- (6-) month anniversary of the Closing Date (the "Initial Lock-Up Period"). During each of the five (5) months following the Initial Lock-Up Period, this transfer restriction shall lapse with respect to one-sixth (1/6th) of such Initial Merger Consideration received by such Stockholder. On the date that is six
     (6) months after Initial Lock-Up Period, the transfer restriction shall lapse with respect to the remaining portion of such Initial Merger Consideration.

          (b) With respect to Escrow Shares distributed to Stockholders, if any, in no event will any Significant Stockholder Transfer all or any portion of his, her or its Escrow Shares except that, during each of the five (5) months following the Distribution Date, this transfer restriction shall lapse with respect to one-sixth (1/6th) of the Escrow Shares received by such Stockholder. On the date that is six (6) months after the Distribution Date, the transfer restriction shall lapse with respect to the remaining portion of such Escrow Shares.

          (c) With respect to Milestone Consideration actually issued to Stockholders, if any, in no event will any Significant Stockholder Transfer all or any portion of his, her or its Milestone Consideration except that, during each of the five (5) months following each Milestone Date, this transfer restriction shall lapse with respect to one-sixth (1/6th) of the Milestone Consideration received by such Stockholder on such date. On the date that is six (6) months after each Milestone Date, the transfer restriction shall lapse with respect to the remaining portion of such Milestone Consideration.

     5.25  Company 401(k) Plan.

          (a) Parent reserves the right to request in writing that the Company cease contributions to and/or terminate one or more of the Company Pension Plans, Welfare Plans and Compensation Plans, such termination to be effective immediately prior to (and conditional upon) the Effective Time, and the Company will take such requested action.

          (b) Notwithstanding Section 5.25(a) the Company will cease contributions to and terminate each Company Pension Plan qualified under Code Section 401(k) (the "Company 401(k) Plan"), and will in the form and substance satisfactory to Parent, (i) adopt written resolutions to terminate such Company 401(k) Plan and to fully (100%) vest all participants under said Company 401(k) Plan, such termination and vesting to be effective no later than one business day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the consummation of the transactions contemplated by this Agreement and (ii) deliver, prior to the Closing Date, notice of the Company 401(k) Plan termination to participants and any trustees and custodians of the Company 401(k) Plan and/or its assets. As soon as practicable after the Closing Date, Parent will cause the Surviving Corporation to prepare IRS Form 5310, with full disclosure of the transaction and the fact that Company employees participating in the Company 401(k) Plan as of the Closing Date will become participants in the Parent's 401(k) Plan as soon as administratively feasible following the Closing Date. Parent reserves the right to suspend the distribution of benefits from the Company 401(k) Plan to participants who are employees of the Surviving Corporation until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of such Company 401(k) Plan and the completion of final testing and record keeping for such Company 401(k) Plan. Parent will cause the Parent 401(k) Plan to credit each employee of the Surviving Corporation with service such employee completed with the Company as of the Closing Date solely for purposes of calculating eligibility service and vesting service under the Parent 401(k) Plan

     5.26 Company Options. As soon as practicable following the execution of this Agreement, the Company will (i) cause all holders of Company Stock Options granted under the Company Stock Option Plans to, not later than fifteen (15) days prior to the Effective Time, agree in writing that any Company Stock Options outstanding as of the Effective Time shall terminate and be cancelled at such time, and (ii) cause all appropriate action to be taken to terminate the Company Stock Plans as of the Effective Time. The Company shall provide such evidence of all such actions as Parent may reasonably request.

     5.27 Amendment to Certain Agreements. As promptly as possible following the execution of this Agreement, the Company will use commercially reasonable efforts to negotiate an amendment to License Agreement, dated as of September 18, 2003, entered into by and between The Cleveland Clinic Foundation and the Company (as successor to VenPro Corporation), as amended by the Amendment to License Agreement, dated as of November 16, 2004, entered into by and between The Cleveland Clinic Foundation and the Company in form and substance reasonably acceptable to Parent.

                                   ARTICLE 6

           Conditions To Parent's And Merger Subsidiary's Obligations

     The obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by
Parent:

     6.1 Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (a) qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects and the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case, as of the date when made (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 6.1, and except as otherwise specifically set forth herein, any disclosure made pursuant to Section
5.9 shall be disregarded), and (b) such representations and warranties of the Company shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of such time except as would not have a Material Adverse Effect on the Company.

     6.2 Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

     6.3 Filed Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

     6.4  Required Approvals and Consents.

          (a) All action required by Applicable Law and otherwise to be taken by the Board of Directors of the Company and the Stockholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (b) All action required by Applicable Law and otherwise to be taken by the shareholders of Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (c) All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than Governmental Authorities shall have been delivered, made or obtained, and Parent shall have received copies thereof.

          (d) Any and all filings and submissions required under any laws or regulations applicable to Parent for the consummation of the transactions contemplated by this Agreement shall have been timely made, and a response satisfactory to Parent shall have been received, or Parent shall be satisfied with the lack of any response, and all applicable statutory waiting periods shall have elapsed.

     6.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other person or entity shall have been instituted or threatened that (a) questions the validity or legality of the transactions contemplated hereby, or (b) is reasonably expected either individually or in the aggregate, to have a Material Adverse Effect on the Company or the Subsidiaries taken as a whole.

     6.6 Legislation. No Applicable Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     6.7 No Material Adverse Effect. Parent shall not have discovered any fact, event or circumstance which has not been disclosed to Parent in the Disclosure Schedule as of the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company taken as a whole.

     6.8 Certificates. Parent shall have received such certificates of the Company's officers, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 6 and such other matters as may be reasonably requested by Parent.

     6.9 Other Receipts; Good Standing. Parent shall have received (a) copies of the Certificate of Incorporation, or similar governing document of the Company, certified by the Secretary of State of the State of Delaware, and (b) Certificates of Good Standing (or their equivalent) from the Secretary of State of the State of Delaware and from the Secretary of State of the State of California.

     6.10 Opinions of Company Counsel. Parent shall have received an opinion from Reed Smith LLP, counsel to the Company, dated the Closing Date, in a form reasonably acceptable to Parent.

     6.11 Escrow Agreement. The Stockholder Representative and Escrow Agent shall have executed and delivered the Escrow Agreement in a form reasonably acceptable to the parties thereto.

     6.12 Exchange Agreement. The Company, the Stockholder Representative and Exchange Agent shall have executed and delivered the Exchange Agreement in a form reasonably acceptable to the parties thereto.

     6.13 Share Transfer Restriction Agreements. Each of the Significant Stockholders shall have executed and delivered the Share Transfer Restriction Agreement.

     6.14 Estimated Reduction Amount Certificate. The Company shall have delivered, and the Company's Chief Executive Officer and Chief Financial Officer shall have executed, the Estimated Reduction Amount Certificate.

     6.15 Dissenting Shares. Not more than five percent (5%) of the issued and outstanding shares of Company Capital Stock as of the Closing Date shall be Dissenting Shares and, in any case, no Person who holds (individually or in the aggregate with such Person's Affiliates) more than two percent (2%) of the Company's fully diluted outstanding shares of Company Capital Stock shall have exercised its dissenters' rights under the DGCL.

     6.16 Resignation and Release. Parent shall have received Letters of Resignation and Release of Claims, dated effective as of the Effective Time, in substantially the form of Exhibit A from the officers and directors of the Company.

     6.17 Tax Withholding Forms. Parent shall have received, from each Stockholder, IRS Form W-9, Form W-8BEN, Form W-8ECI, or other applicable form, as appropriate, establishing exemption from any backup or income Tax withholding on the Merger Consideration.

     6.18 Cancellation of Options and Warrants. The Company shall have delivered written evidence satisfactory to Parent that all Company Stock Options and Warrants have been cancelled or exercised in accordance with Section 2.1(c).

     6.19 Affiliates' Letters. Parent shall have received a letter from each of the Affiliates of the Company pursuant to Section 5.23 hereof.

                                   ARTICLE 7

                      Conditions To Company's Obligations

     The obligation of the Company to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by the Company:

     7.1 Representations and Warranties True. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement (a) qualified by "materiality" or "Material Adverse Effect" shall be true and correct in all respects and the representations and warranties of Parent and Merger Subsidiary not so qualified shall be true and correct in all material respects, in each case, as of the date when made, and (b) such representations and warranties of Parent and Merger Subsidiary shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of such time except as would not have a Material Adverse Effect on the Company.

     7.2 Performance. Parent shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

     7.3 Filed Certificate of Merger. The Certificate of Merger shall have been filed with the Secretary of State of Delaware.

     7.4  Corporate Approvals.

          (a) The Boards of Directors of Parent and Merger Subsidiary and Parent, as sole stockholder of Merger Subsidiary, shall have approved the transactions contemplated hereby and the stockholders of Parent shall have approved the transactions contemplated by this Agreement as to the extent and by the vote required by the laws of the State of Minnesota, the charter documents of Parent and NASDAQ regulations. All action required to be taken by Parent to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (b) All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein , and all Consents of or from all persons and entities other than Governmental Authorities shall have been delivered, made or obtained, and Parent shall have received copies thereof.

     7.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other person or entity shall have been instituted or threatened that (a) questions the validity or legality of the transactions contemplated hereby, or (b) which is reasonably expected either individually or in the aggregate, to have a Material Adverse Effect on Parent.

     7.6 Legislation. No Applicable Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     7.7 No Material Adverse Effect. The Company shall not have discovered any fact, event or circumstance which has not been disclosed to the Company as of the date of this Agreement which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent taken as a whole.

     7.8 Certificates. Parent shall have furnished the Company with such certificates of Parent's officers, in a form and substance reasonably acceptable to the Company, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 7 and such other matters as may be reasonably requested by the Company.

     7.9 Other Receipts; Good Standing. The Company shall have received (a) copies of the Articles of Incorporation or Certificate of Incorporation, as applicable, or similar governing document of Parent and Merger Subsidiary, certified by the Secretary of State of the state of incorporation of Parent and Merger Subsidiary, and (b) Certificates of Good Standing (or their equivalent) from the Secretary of State of each state in which Parent is qualified to transact business.

     7.10 Opinion of Parent Counsel. Parent shall have delivered to Company an opinion from Oppenheimer Wolff & Donnelly LLP, counsel to Parent, dated the Closing Date, in a form reasonably acceptable to the Company.

     7.11 Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement in a form reasonably acceptable to the parties thereto and the appropriate funding obligations with respect thereto shall have been satisfied.

     7.12 Exchange Agreement. Parent and the Exchange Agent shall have executed and delivered the Exchange Agreement in a form reasonably acceptable to the parties thereto.

     7.13 NASDAQ Listing. All of the shares of Parent Common Stock issuable as Merger Consideration shall be listed with NASDAQ.

                                   ARTICLE 8

                                  Termination

     8.1  Methods of Termination.  Subject to the other provisions of this
Article 8, and in addition to the provisions set forth in Section 5.22, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the Stockholders, at any time prior to the Closing:

          (a) By mutual written consent of Parent, Merger Subsidiary and the Company; or

          (b) By Parent and Merger Subsidiary on or after the Termination Date, if any of the conditions provided for in Article 6 of this Agreement have not been reasonably satisfied or waived in writing by Parent prior to such date (unless the failure results primarily from a breach by Parent or Merger Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (c) By the Company on or after the Termination Date, if any of the conditions provided for in Article 7 of this Agreement have not been reasonably satisfied or waived in writing by the Company prior to such date (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

          (d) By Parent and Merger Subsidiary if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for thirty (30) days after written notice thereof on the part of the Company set forth in this Agreement; or

          (e) By the Company if there has been a material breach of any representation, warranty, covenant or agreement which remains uncured for thirty (30) days after written notice thereof on the part of Parent or Merger Subsidiary set forth in this Agreement; or

          (f) By either party if any court of competent jurisdiction or any other governmental body has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action has become final and non-appealable; or

          (g) By Parent upon written notice to the Company if the Board of Directors of the Company withdraws, modifies or changes its recommendation regarding the approval of this Agreement or the Merger in a manner adverse to Parent; or

          (h) By Company upon written notice to Parent if, prior to obtaining the approval of the stockholders of Parent, the Board of Directors of Parent withdraws, modifies or changes its recommendation regarding the approval of this Agreement or the Merger in a manner adverse to the Company; or

          (i) By Company, if the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) in any period of sixty (60) consecutive trading days during the period from the date hereof through the Closing Date is equal to or less than $1.50 per share;

          (j) By Parent, if the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) in any period of sixty (60) consecutive trading days during the period from the date hereof through the Closing Date is equal to or less than $1.50 per share.

     8.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 8.1, written notice thereof will forthwith be given to the other party or parties, and, subject to Article 9, the transactions contemplated herein will be abandoned, without further action by any party hereto.

     8.3 Effect of Termination. If this Agreement is terminated as provided herein:

          (a) each party will, upon request, return all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) the obligations of Sections 5.4 (Confidentiality), 5.11 (Public Announcements), 12.3 (Expenses) and Article 10 (Arbitration) will continue to be applicable; and

          (c) except as otherwise provided herein to the contrary, no party hereto shall have any liability to any other party to this Agreement except for any willful or intentional breach of, or knowing misrepresentation made in, this Agreement occurring prior to termination of this Agreement.

                                   ARTICLE 9

                          Survival And Indemnification

     9.1 Survival. The representations and warranties of each party contained in this Agreement, and the indemnification obligations of the Company and the Stockholders under this Article 9, will survive the Closing and shall expire eighteen (18) months after the Closing Date. Notwithstanding the preceding sentence (a) the representations and warranties contained in Sections 3.22 (Benefit Plans), 3.25 (Environmental Compliance) and 3.27 (Tax Matters), and the indemnification obligations of the Company and the Stockholders with respect thereto, shall survive the Closing for a period of three (3) months after all applicable statutes of limitations with respect to any claims governing the respective matters set forth therein have expired, and (b) the representations and warranties contained in Section 3.24 (Intellectual Property), and the indemnification obligations of the Company and the Stockholders with respect thereto, shall survive the Closing and shall terminate on the earlier of (i) the date on which the all of the Milestone Consideration has been issued or paid as provided in this Agreement or set-off as provided in Section 9.6 hereof, or (ii) the expiration of the Contingent Period.

Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 9.1 shall continue to survive, if a notice of Claim pursuant to this Article 9 shall have been timely given under Section 9.4 on or prior to such termination date, until the related claim has been satisfied or otherwise resolved as provided herein; provided, however, that no further Claims for any breach of such extended representation or warranty shall be brought from or after the expiration of such eighteen (18) month period. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation; provided, however, that, with respect to any particular claim by Parent, Parent shall have complied with Section 5.17(a) (Notice of Breach); provided, further, that, with respect to any particular claim by the Stockholder Representative, the Company shall have complied with
Section 5.17(b) (Notice of Breach).

     9.2 Indemnification by Stockholders. Subject to Section 9.5, the Stockholders, severally and not jointly, agree to indemnify, defend and hold harmless Parent, its directors, officers, employees, agents and Affiliates, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Parent, Merger Subsidiary, its officers, directors, employees, agents and Affiliates, in connection with enforcing their indemnification rights pursuant to this Section 9.2 by reason of or resulting from (a) any untrue representation of, or breach of warranty by, the Company in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of the Company in any part of this Agreement, (c) any Liabilities for any Taxes of the Company, the Subsidiaries or any respective predecessor in interest with respect to any tax period or portion thereof ending on or before the Closing Date, regardless of whether such Liabilities for Taxes arise out of or constitute a breach of any representation, warranty or covenant in this Agreement, but only to the extent any such Liabilities for Taxes exceeds any reserve for such Taxes specifically established in the Latest Balance Sheet, (d) one half of any payments made with respect to Dissenting Shares pursuant to the DGCL in excess of the Merger Consideration per share of Company Capital Stock held by holders of Dissenting Shares, (e) any failure by the Company to fulfill its obligations under Section 5.26 (Company Options), (f) any dispute, claim or disagreement by and among the Stockholder Representative and the Stockholders, and (g) the failure of the Company to obtain assignments from inventors as disclosed in Section 3.24 of the Disclosure Schedule.

     9.3 Indemnification by Parent. Subject to Section 9.5, Parent and the Surviving Corporation agree to indemnify, defend and hold harmless each of the Stockholders, its directors, officers, employees, agents and Affiliates from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by them in connection with enforcing their indemnification rights pursuant to this Section 9.3 by reason of or resulting from (a) any untrue representation of, or breach of warranty by, Parent or Merger Subsidiary in any part of this Agreement, (b) any non-fulfillment of any covenant, agreement or undertaking of Parent or Merger Subsidiary in any part of this Agreement, and (c) any liability of the Company or the Surviving Corporation arising out of the operation of the Company, Surviving Corporation or any Subsidiary or any of their respective businesses after the Closing Date.

     9.4  Claims for Indemnification.

          (a) Subject to Section 9.1, whenever any claim arises for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), will promptly notify in writing (the "Indemnification Notice") the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are materially prejudiced. In the event that the Stockholders are seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against the Stockholders as an Indemnifying Party hereunder, then in either such case, the Stockholder Representative shall be entitled to act on behalf of, and receive notice on behalf of, the Stockholders for any and all purposes stated therein. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement of the claim. The Indemnified Party shall also have the right and upon delivery of advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default judgment prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable.

          (b) If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in the Indemnification Notice, the Indemnifying Party will deliver, within ten (10) business days after the receipt of the Indemnification Notice, a written objection to such claim which will include, to the extent actually known to the Indemnifying Party:
     (i) specifications in reasonable detail of the aspects or details objected to, and (ii) the grounds for such objection. If the Indemnifying Party files timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Article 10. If timely notice of objection is not delivered or if a claim by an Indemnified Party is expressly admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

     9.5  Indemnification Limits.

          (a) Subject to the remainder of this Section 9.5 and except for fraud, the indemnification provisions set forth in this Article 9 shall be the sole and exclusive remedy for the Indemnified Party for a breach of any representation, warranty or covenant by the Indemnifying Party and shall be in lieu of any rights the Indemnified Party may have under law or in equity with respect to any such breaches or otherwise. The liability of each Stockholder as an Indemnifying Party under Section 9.2 shall be limited to such Stockholder's interest in the Escrow Shares and the Milestone Consideration, if any. The aggregate liability of Parent and Merger Subsidiary under Section 9.3 shall be limited to the aggregate amount of the Merger Consideration paid to the Stockholders.

          (b) Except as expressly provided otherwise herein, and subject to the provisions of Section 9.4 and 9.5(c), (i) neither the Stockholders nor Parent, as the case may be, will be entitled to indemnification for any Damages under this Article 9 unless the aggregate of all Damages to such party is more than $200,000 (the "Basket Amount"), other than Damages under clauses (c) and (e) of Section 9.2 or Damages related to claims based upon breaches of representations and warranties made under Sections 3.4 (Capitalization of the Company) and 4.3 (Capitalization of Parent), which shall not be subject to the Basket Amount, and (ii) when the aggregate amount of all Damages subject to the Basket Amount equals or exceeds the Basket Amount, Parent or the Stockholders, as the case may be, will be entitled to full indemnification of all claims for which indemnification is to be provided under this Article 9 in excess of the $200,000 that constitutes the Basket Amount for such party. Amounts set-off by Parent in connection with Section 5.21 shall not be applied against the Basket Amount; provided, however, that all un-reimbursed expenses that may become due to Parent as a result of, and incurred in connection with, the pursuit of any good-faith claim under Section 5.21 shall be applied against the Basket Amount. The parties hereto agree that the Basket Amount for each party is a deductible amount and that the Basket Amount will not be deemed to be a definition of "material" for any purpose in this Agreement.

          (c) Except as expressly provided otherwise herein, and subject to the provisions of Section 9.4, Parent will not be entitled to indemnification for any Damages under this Article 9 arising in connection with any breach by the Company of Section 3.24 (Intellectual Property) unless the aggregate of all such Damages is more than $400,000 (the "IP Basket Amount"). When the aggregate amount of all such Damages subject to the IP Basket Amount equals or exceeds the IP Basket Amount, Parent will be entitled to indemnification of seventy-five percent (75%) of all claims in excess of the $400,000 that constitutes to the Basket Amount, with the remaining twenty-five percent (25%) being borne by Parent. The parties hereto agree that the IP Basket Amount will not be deemed to be a definition of "material" for any purpose in this Agreement.

          (d) The parties shall make appropriate adjustments for any insurance benefits actually received by the Indemnified Party in determining Damages for purposes of this Article 9.

     9.6 Right of Set-Off. Parent shall be entitled to set-off against any shares of Parent Common Stock otherwise issuable by Parent to the Stockholders as Escrow Shares or Milestone Consideration under this Agreement any amounts to which Parent is entitled pursuant to a claim for indemnification by Parent under this Article 9, including without limitation any claim for indemnification under Subsections (c) through (g) of Section 9.2 (collectively, the "Set-Off Amounts"); provided, however, that Parent deposits with the Escrow Agent (with respect to Set-Off Shares derived from Milestone Consideration), or instructs the Escrow Agent to retain (with respect to Escrow Shares), that number of shares of Parent Common Stock having a value equal to such Set-Off Amounts in the escrow account to be held and disposed of by the Escrow Agent pursuant to the terms of the Escrow Agreement pending resolution of any such claim and shall be determined as follows: (i) with respect to Escrow Shares, by dividing (a) the Set-Off Amount, by (b) the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the Distribution Date, and (ii) with respect to Set-Off Shares, any shares of Parent Common Stock constituting Set-Off Amounts derived from the payment of any Milestone Consideration, if any, shall be valued at the Parent Milestone Share Price (in either case, the resulting number of such shares are referred to as, the "Set-Off Shares"). Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it. Upon Final Resolution of the indemnification claim(s), there shall be returned by the Escrow Agent to Parent that number of Escrow Shares or Set-Off Shares equal to the quotient of the aggregate claim(s) being so paid divided by the Average Market Price, but appropriately adjusted in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Stock after the Effective Time, and the Escrow Shares will be deemed permanently reduced and released from escrow and automatically returned to the status of authorized and unissued shares of Parent Capital Stock and such Set-Off Shares shall not be available for distribution to the Stockholders, all in accordance with the terms of the Escrow Agreement.

     9.7 Expenses of Stockholder Representative. The reasonable out-of-pocket costs and expenses of the Stockholder Representative in connection with this Agreement or the Escrow Agreement (including legal and other fees incurred in connection with the defense of claims under Article 9) shall be paid by the Stockholders. On or prior to the Closing Date, in order to make funds available for expenses and costs incurred by the Stockholder Representative on behalf of the Stockholders, the Company shall: (a) pay Twenty Thousand Dollars ($20,000) into an escrow account established by the Stockholder Representative (the "Representative's Escrow Account"), and (b) designate up to twenty-five thousand (25,000) shares of Parent Common Stock (out of the Initial Merger Consideration) as additional Reduction Shares (thereby reducing the Closing Date Shares that would have otherwise been available to Stockholders) and notify Parent in writing at least three (3) business days prior to Closing that such designated number of shares shall be issued into the Representative's Escrow Account on the Closing Date. The costs of establishing and maintaining the Representative's Escrow Account shall be paid by the Stockholders (and the funds in such escrow may be used for this purpose). Any funds and/or Reduction Shares remaining in the Representative's Escrow Account after satisfaction of all such costs and expenses shall be distributed to each of the Stockholders according to the same ratio as provided under Section 2.2 of this Agreement.

                                   ARTICLE 10

                                  Arbitration

     10.1 Dispute. Except for any controversy, claim or dispute arising out of the failure by any party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement and subject to the last sentence of this Section 10.1, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a "Dispute"), shall be resolved by mediation or, failing mediation, by binding arbitration. The agreement to mediate and arbitrate contained in this Article 10 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement. Notwithstanding the foregoing, prior to Closing either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provision of this Agreement in any court of competent jurisdiction.

     10.2 Mediation. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (an "Arbitration Dispute Notice") to the other parties setting forth the nature of the Dispute. The parties shall attempt in good faith to resolve the Dispute by mediation under the CPR Institute for Dispute Resolution ("CPR") Model Mediation Procedure for Business Disputes (the "CPR Procedure") in effect at the time of the Dispute. If the parties cannot agree on the selection of a mediator within twenty (20) days after receipt of the Arbitration Dispute Notice, the mediator will be selected in accordance with the CPR Procedure.

     10.3  Arbitration.

          (a) If the Dispute has not been resolved by mediation as provided in Sections 10.1 and 10.2 within sixty (60) days after receipt of the Arbitration Dispute Notice or such greater period as the parties may agree upon in writing, or if a party fails to participate in a mediation, then the Dispute shall be determined by binding arbitration in Wilmington, Delaware. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect on the date on which the Arbitration Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one (1) arbitrator, except that if the Dispute involves an amount in excess of $1,000,000, exclusive of interest and costs, three (3) arbitrators shall be appointed. Persons eligible to serve as arbitrators shall be members of the AAA Large, Complex Case Panel or a CPR Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such AAA or CPR panels. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based.

          (b) The arbitration shall be governed by the substantive laws of the State of Delaware, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction.

          (c) Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

                                   ARTICLE 11

                                  DEFINITIONS

     11.1 Definitions. The following terms, as used herein, have the following meanings:

          (a) "AAA" shall have the meaning set forth in Section 10.3(a).

          (b) "Acquiror" shall have the meaning set forth in Section 5.20(c).

          (c) "Actual Reduction Amount" shall have the meaning set forth in
     Section 2.3(d).

          (d) "Adjustment Amount" shall have the meaning set forth in Section 2.3(f).

          (e) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person, or (ii) any Person who may be deemed to be an "affiliate" under Rule 145 of the Securities Act of 1933, as amended.

          (f) "Alternative Stockholder's Representative" shall have the meaning set forth in Section 12.13(a).

          (g) "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental, Safety and Health Laws) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

          (h) "Annual Financial Statements" shall have the meaning set forth in
     Section 3.8(a).

          (i) "Arbitration Dispute Notice" shall have the meaning set forth in
     Section 10.2.

          (j) "Arbitrator Fee" shall have the meaning set forth in Section
     2.3(g).

          (k) "Arbitrator Fee Reduction Shares" shall mean a number, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) the Arbitrator Fee, by (ii) the Parent Closing Share Price; provided, however, that if the Arbitrator Fee is equal to zero, the number of Arbitrator Fee Reduction Shares shall be equal to zero.

          (l) "Average Market Price" means the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty

     (60) trading days ending on and including the third business day preceding the date of a Final Decision or a written notice of consent or agreement to all or part of a claim against Escrow Shares or a claim related to Set-Off Shares, as the case may be.

          (m) "Basket Amount" shall have the meaning set forth in Section
     9.5(b).

          (n) "Benefit Plan" shall have the meaning set forth in Section
     3.22(h).

          (o) "Board Nominee" shall have the meaning set forth in Section 5.18.

          (p) "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

          (q) "CE-Approval Date" means the date upon which Parent or the Surviving Corporation receives notice that the Product qualifies for CE Marking for its marketing and sale into the European Free Trade Association and the European Union, and "CE-Approval" means the receipt by Parent or the Surviving Corporation of such notice.

          (r) "Certificate of Merger" shall have the meaning set forth in
     Section 1.2.

          (s) "Closing" shall have the meaning set forth in Section 1.4.

          (t) "Closing Date" shall have the meaning set forth in Section 1.4.

          (u) "Closing Date Balance Sheet" shall have the meaning set forth in
     Section 2.3(b).

          (v) "Closing Date Shares" shall mean that number of Parent Common Shares equal to (i) 9,000,000 (with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof and prior to the Effective Time), minus (ii) the Escrow Shares, minus (iii) the Reduction Shares, if any.

          (w) "Closing Ratio" shall mean a number, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) the Closing Date Shares by (ii) the Fully-Diluted Outstanding Shares.

          (x) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code, part 6 of Title I of ERISA and applicable regulations issued thereunder.

          (y) "Code" shall have the meaning set forth in the Recitals.

          (z) "Company 401(k) Plan" shall have the meaning set forth in Section 5.25(b).

          (aa) "Company Board Recommendation" shall have the meaning set forth in Section 5.8(a).

          (bb) "Company Capital Stock" means Company Common Stock and Company Preferred Stock.

          (cc) "Company Certificate" and "Company Certificates" shall mean, individually and collectively, any certificate representing either shares of Company Common Stock or shares of Company Preferred Stock.

          (dd) "Company Common Stock" means the common stock, $.001 par value, of the Company.

          (ee) "Company Licenses" shall have the meaning set forth in Section 3.12(a).

          (ff) "Company Preferred Stock" means the Series A Preferred Stock, $.001 per share par value, the Series B Preferred Stock, $.001 per share par value, the Series C Preferred Stock, $.001 per share par value, the Series D Preferred Stock, $.001 per share par value, and the Series E Preferred Stock, $.001 per share par value of the Company.

          (gg) "Company Securities" shall have the meaning set forth in Section 3.4.

          (hh) "Company Special Meeting" shall have the meaning set forth in
     Section 5.8(a).

          (ii) "Company Stock Option" means an option to purchase a share of the Company's Common Stock granted pursuant to the Company Stock Option Plans.

          (jj) "Company Stock Option Plans" means the Stock Option Plan of 3F Therapeutics, Inc.

          (kk) "Company Warrants" means those warrants described in subsection
     (h) of Section 3.4 the Disclosure Schedule.

          (ll) "Compensation Plan" means any material benefit or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers' compensation benefits, (iii) each bonus, incentive bonus or deferred bonus arrangement,
     (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each current or deferred compensation agreement, arrangement or policy, (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate of the Company covering the employees, former employees, directors and former directors of the Company and the beneficiaries of any of them, and (viii) each agreement, arrangement or plan that provides for the payment of compensation to any person who provides services to the Company and who is not an employee, former employee, director or former director of the Company.

          (mm) "Consent" or "Consents" shall have the meaning set forth in
     Section 3.6.

          (nn) "Contingent Period" means the period beginning on the Closing Date and ending December 31, 2013.

          (oo) "Continuing Employees" shall have the meaning set forth in
     Section 5.19.

          (pp) "Contracts" means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which the Company is a party on the Closing Date, including the Scheduled Contracts.

          (qq) "Core Intellectual Property" means all patents and patent applications disclosing, having claims, whether pending or allowed as of the Closing Date, that read on, or that otherwise cover the Company's Model 1000 heart valve, the Products, deployment tools for deploying the foregoing in situ, and methods of delivery, placement and manufacturing related thereto.

          (rr) "CPR" shall have the meaning set forth in Section 10.2.

          (ss) "CPR Procedure" shall have the meaning set forth in Section 10.2.

          (tt) "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, without giving effect to any qualifications as to materiality or Material Adverse Effect contained in any representation or warranty contained herein, including, but not limited to, (i) interest on cash disbursements in respect of any of the foregoing at the "prime rate" as published in The Wall Street Journal, from time to time from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants, bankers and other agents of the Person incurring such expenses.

          (uu) "DGCL" shall have the meaning set forth in Section 1.1.

          (vv) "Disclosure Schedule" shall have the meaning set forth in the preamble to Article 3.

          (ww) "Dispute" shall have the meaning set forth in Section 10.1.

          (xx) "Dispute Notice" shall have the meaning set forth in Section 2.3(c).

          (yy) "Dissenting Shares" shall have the meaning set forth in Section 2.4.

          (zz) "Distribution Date" shall have the meaning set forth in Section 2.2.

          (aaa) "Edwards Agreement" means that certain Master Agreement dated June 2, 2005 between Edwards Lifesciences PVT, Inc. and the Company.

          (bbb) "Edwards Holdback Amount" means an amount equal to $2,000,000 held back pursuant to the Edwards Agreement.

          (ccc) "Effective Time" shall have the meaning set forth in Section
     1.2.

          (ddd) "Environmental, Safety and Health Laws" means all Applicable Laws in any way relating to Environmentally Regulated Materials, toxic torts, occupational health and safety, or the environment, including, without limitation, the Safe Drinking Water and Toxic Enforcement Act ("Proposition 65"), the Federal Resource Conservation and Recovery Act ("RCRA"), the Federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Federal Clean Air Act, the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Federal Toxic Substances Control Act ("TSCA"), the Federal National Environmental Policy Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Emergency Planning and Community Right to Know Act, the Federal Hazard Communication Act, the Federal Occupational Safety and Health Act, any requirements promulgated pursuant to these Applicable Laws, amendments, or restatements thereof or similar enactments thereof, as is now or at any time hereafter may be in effect, or any analogous foreign, state or local Applicable Laws.

          (eee) "Environmental Liabilities" means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) whether currently in existence or arising hereafter which arise under any Environmental, Safety or Health Laws.

          (fff) "Environmentally Regulated Material" means any element, compound, waste, pollutant, contaminant, substance, material or any mixture thereof: (i) the presence of which requires investigation or remediation under any Applicable Law; (ii) that is defined as a "hazardous waste" or "hazardous substance," or chemicals known to cause cancer or reproductive toxicity under any Applicable Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Company; (iv) the presence of which causes a nuisance, trespass or other tortious condition; (v) the presence of which poses a hazard to the health or safety of Persons; (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or asbestos, (vii) that gives rise to any exposure prohibition or warning requirement under any Environmental Law; or (viii) that is otherwise regulated in any way under any Environmental Law.

          (ggg) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (hhh) "ERISA Affiliate" means any "person," within the meaning of
     Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of ERISA.

          (iii) "Escrow Agent" shall have the meaning set forth in Section 2.2.

          (jjj) "Escrow Agreement" shall have the meaning set forth in Section 2.2.

          (kkk) "Escrow Shares" shall have the meaning set forth in Section 2.2.

          (lll) "Estimated Reduction Amount" shall have the meaning set forth in
     Section 2.3(a).

          (mmm) "Estimated Reduction Amount Certificate" shall have the meaning set forth in Section 2.3(a).

          (nnn) "Excess Shares" shall have the meaning set forth in Section 2.7.

          (ooo) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (ppp) "Exchange Agent" shall have the meaning set forth in Section 2.5(a).

          (qqq) "Exchange Agreement" shall have the meaning set forth in Section 2.5(a).

          (rrr) "Exchange Fund" shall have the meaning set forth in Section 2.5(a).

          (sss) "Extraordinary Transaction" shall mean (i) the transfer, whether by sale, license or otherwise, to a third party of a Product, and, concurrent therewith, Parent's discontinuance of its efforts to achieve the Milestones relating to that Product, as set forth in clause (i) or clause
     (ii) of the definition of Milestones.

          (ttt) "FDA" means the United States Food and Drug Administration.

          (uuu) "FICA" shall have the meaning set forth in Section 3.22(g).

          (vvv) "Filed Contracts" shall have the meaning set forth in Section 4.13.

          (www) "Final Decision" means a decision, order, judgment or decree of an arbitrator or court having jurisdiction that is either not subject to appeal or as to which notice of appeal has not been timely filed or served.

          (xxx) "Fully Diluted Outstanding Shares" means the total number of outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time plus all shares of Company Common Stock issuable or issued as of immediately prior to the Effective Time upon conversion (or giving effect to the conversion) of all outstanding shares of Company Preferred Stock.

          (yyy) "GAAP" means generally accepted accounting principles in the United States.

          (zzz) "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          (aaaa) "Government Programs" shall have the meaning set forth in
     Section 3.13(a).

          (bbbb) "Grants" shall have the meaning set forth in Section 3.19.

          (cccc) "Group Health Plan" means any group health plan, as defined in
     Section 5000(b)(1) of the Code.

          (dddd) "HIPAA" shall have the meaning set forth in Section 3.22(e).

          (eeee) "HIPAA Privacy, Security and other Administrative Simplification Regulations" means the regulations issued by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996.

          (ffff) "Holdback Expenses" shall have the meaning set forth in Section 5.21.

          (gggg) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (hhhh) "Incentive Program" shall have the meaning set forth in Section 5.19.

          (iiii) "Indemnified Party" shall have the meaning set forth in Section 9.4(a).

          (jjjj) "Indemnifying Party" shall have the meaning set forth in
     Section 9.4(a).

          (kkkk) "Indemnification Notice" shall have the meaning set forth in
     Section 9.4(a).

          (llll) "Information" shall have the meaning set forth in Section 5.4.

          (mmmm) "Initial Lock-Up Period" shall have the meaning set forth in
     Section 5.24(a).

          (nnnn) "Initial Meeting" shall have the meaning set forth in Section 5.18.

          (oooo) "Initial Merger Consideration" shall have the meaning set forth in Section 2.1(b)(i).

          (pppp) "Intellectual Property" means all rights of the Company in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

          (qqqq) "IP Basket Amount" shall have the meaning set forth in Section 9.5(c).

          (rrrr) "IRS" means the Internal Revenue Service.

          (ssss) "Joint Proxy Statement" shall have the meaning set forth in
     Section 3.7.

          (tttt) "Labor Laws" shall have the meaning set forth in Section
     3.23(i)

          (uuuu) "Latest Balance Sheet" shall have the meaning set forth in
     Section 3.8(a).

          (vvvv) "Latest Financial Statements" shall have the meaning set forth in Section 3.8(a).

          (wwww) "Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's or any Subsidiary's income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable, whether or not the same is required to be accrued on the financial statements or is disclosed on the Disclosure Schedule.

          (xxxx) "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim or charge of any kind in respect of such asset.

          (yyyy) "Material Adverse Effect" means, with respect to the Company or Parent, in either case as applicable, an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties, liabilities or prospects (financial or otherwise) of such party which (i) is reasonably expected to be materially adverse to the business, properties, working capital condition (financial or otherwise), assets, liabilities or prospects (financial or otherwise) of such party or its subsidiaries taken as a whole; or (ii) would prevent such party from consummating the transactions contemplated hereby, other than as a result of (A) changes, conditions or events that are generally applicable to the industry in which the Company, Parent or the Merger Subsidiary, as applicable, operates or the U.S. economy in general, or acts of war, armed hostilities or terrorism, or (B) changes in Applicable Law or U.S. GAAP or interpretations thereof.

          (zzzz) "Medicaid" shall have the meaning set forth in Section 3.13(a).

          (aaaaa) "Medicare" shall have the meaning set forth in Section
     3.13(a).

          (bbbbb) "Merger" shall have the meaning set forth in Section 1.1.

          (ccccc) "Merger Consideration" means the aggregate consideration that becomes payable to the Stockholders under this Agreement, including the Initial Merger Consideration and the Milestone Consideration.

          (ddddd) "Milestones" means the occurrence of any one or more of the following: (i) receipt by Parent or Surviving Corporation of CE-Approval for any Product on the CE-Approval Date;

     (ii) receipt by Parent or Surviving Corporation of PMA-Approval for any Product on the PMA-Approval Date; (iii) the consummation of an Extraordinary Transaction.

          (eeeee) "Milestone Consideration" shall have the meaning set forth in
     Section 2.1(b)(ii).

          (fffff) "Milestone Date" means the date of satisfaction of each and any Milestone satisfied during the Contingent Period.

          (ggggg) "Milestone Ratio" means a number, subject to adjustment as provided in this Agreement, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) Milestone Shares, by (ii) the Fully-Diluted Outstanding Shares.

          (hhhhh) "Milestone Shares" means a number equal to either:

             (i) In the event that the Milestone satisfied in the applicable circumstance is either CE-Approval or PMA-Approval, then:

                (1) assuming no Milestone Shares have been previously issued in connection with an Extraordinary Transaction, one-half of the Total Contingent Shares; or

                (2) in the event that any of the Total Contingent Shares have been previously issued in connection with an Extraordinary Transaction, then (A) upon the first occurrence of the satisfaction of such a Milestone, a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the difference between (1) Total Contingent Shares, and (2) the aggregate number of Total Contingent Shares issued in connection with such Extraordinary Transaction, by (y) two, provided the result is greater than zero (and if the result is zero or less than zero, then no additional shares of Parent Common Stock shall then be deemed earned or issuable upon satisfaction of such Milestone), and (B) upon the second occurrence of the satisfaction of such a Milestone, all of the Remaining Shares.

             (ii) In the event that the Milestone satisfied is an Extraordinary Transaction, (i) all Remaining Shares if the Net Proceeds therefrom equals or exceeds $35,000,000, or (ii) if the Net Proceeds therefrom are less than $35,000,000, a number of shares of Parent Common Stock equal to the product obtained by multiplying (i) the Total Contingent Shares, by (ii) the quotient obtained by dividing (A) Net Proceeds, by (B) $35,000,000.

          (iiiii) "Monthly Meeting" shall have the meaning set forth in Section 2.3(a).

          (jjjjj) "Net Proceeds" means that amount received by or payable to Parent or Surviving Corporation, or their respective Affiliates, in connection with an Extraordinary Transaction equal to (a) the gross proceeds thereof, reduced by (b) the sum of (i) all expenses incurred by Parent or Merger Subsidiary in connection with the Extraordinary Transaction, and (ii) the aggregate direct development and commercialization costs and expenses incurred by (A) the Company between December 1, 2005 and the Closing, and (B) Parent or Surviving Corporation following the Closing, in connection with the achievement of CE approval or PMA approval, as applicable, and increased by (c) the sum of (i) Ten Million Dollars ($10,000,000), and (ii) the Edwards Holdback Amount, if and to the extent received by the Surviving Corporation or Parent (it being understood that, if any portion of the Edwards Holdback Amount, net of expenses incurred by Parent in accordance with Section 5.21, if any, is recovered, then a recalculation of Net Proceeds shall be made at such time and any additional shares of Milestone Consideration that are owed to Stockholders (using the same value as was used in connection with Parent's exercise of set-off rights in accordance with Section 5.21) as a result of the receipt of this amount shall be deposited with the Exchange Agent for distribution to the Stockholders in accordance with Section 2.5 and the Exchange Agreement).

          (kkkkk) "Non-Core Intellectual Property" means all Intellectual Property except the Core Intellectual Property.

          (lllll) "OCS" shall have the meaning set forth in Section 3.19.

          (mmmmm) "Operating Budget" means that certain operating budget for the Company covering the period from December 1, 2005 through the Closing which has been mutually agreed to by the Company and Parent, a copy of which is attached hereto as Exhibit B.

          (nnnnn) "OSHA" shall have the meaning set forth in Section 3.23(g).

          (ooooo) "Parent Change of Control" means (a) any acquisition of Parent or Surviving Corporation by another person or entity (or group of persons or entities) by means of any transaction or series of transactions (including, without limitation, any reorganization, consolidation or merger of Parent or Surviving Corporation with or into any other entity) (i) in which the holders of Parent's or Surviving Corporation's (as applicable) outstanding capital stock immediately before the first such transaction do not, immediately after the consummation such transaction, retain stock or other equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction, or (ii) after which any such person or entity and its affiliates hold more than fifty percent (50%) of the voting power of Parent's or Surviving Corporation's outstanding capital stock; or (b) any sale, conveyance or disposition of all or substantially all of the assets of Parent or Surviving Corporation.

          (ppppp) "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

          (qqqqq) "Parent Closing Share Price" means the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the date immediately prior to the Closing Date.

          (rrrrr) "Parent Licensees" shall have the meaning set forth in Section 4.9(a).

          (sssss) "Parent Milestone Share Price" means the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market System (or such other national securities trading system as the Parent Common Stock is approved and listed for trading) on each of the sixty (60) trading days ending on (and including) the date that is fifteen (15) days following the CE-Approval Date or the PMA-Approval Date, as applicable.

          (ttttt) "Parent SEC Reports" shall have the meaning set forth in
     Section 4.7(a).

          (uuuuu) "Parent Securities" shall have the meaning set forth in
     Section 4.3(a).

          (vvvvv) "Parent Special Meeting" shall have the meaning set forth in
     Section 5.8(b).

          (wwwww) "PCBs" shall have the meaning set forth in Section 3.25(a).

          (xxxxx) "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

          (yyyyy) "Permits" shall have the meaning set forth in Section 3.16.

          (zzzzz) "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and which contested Taxes are described on the Disclosure Schedule; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;
     (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and encumbrances specifically identified in the Latest Balance Sheet; (v) Liens securing executory obligations under any lease that constitutes an

     "operating lease" under GAAP; (vi) Liens granted in connection with purchase money obligations; and (vii) other Liens set forth on the Disclosure Schedule; provided, however, that, with respect to each of clauses (i) through (vi), to the extent that any such Lien on any of the Company's or its Subsidiaries' assets arose prior to the date of the Latest Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all such Liabilities have been fully accrued or otherwise reflected on the Latest Balance Sheet. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

          (aaaaaa) "Person" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

          (bbbbbb) "Plan Affiliate" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such plan or arrangement.

          (cccccc) "PMA-Approval Date" means the date upon which Parent or the Surviving Corporation receives notice from the FDA that the Product has received PMA approval, including but not limited to final labeling, from the FDA to market the Product for the minimally invasive and transcatheter replacement of heart valves, and "PMA-Approval" means the receipt by Parent or the Surviving Corporation of such notice.

          (dddddd) "Principal Stockholders" shall have the meaning set forth in
     Section 3.37.

          (eeeeee) "Product" or "Products" means (i) the Company's aortic heart valve replacement technology known as the 3F Enable Aortic Heart Valve,(TM)
     (ii) the 3F Entrata Aortic Heart Valve System,(TM) and (iii) any product or products that are derived from such technologies.

          (ffffff) "Properties" means any real property owned or leased by or to the Company or a Subsidiary.

          (gggggg) "Record Date" shall have the meaning set forth in Section
     3.40.

          (hhhhhh) "Reduction Amount" means the aggregate dollar amount, if any, of the sum of the following: (i) deviations from the amounts for business operational line items stated in the Operating Budget during the period between the date of this Agreement and the Closing Date, other than deviations that were, before being incurred, specifically approved in writing by Richard A. Curtis, Parent's Vice President, Marketing and Business Development or Jack Judd, Parent's Chief Financial Officer, plus
     (ii) the amount by which the Company's actual transaction-related expenses incurred (including past due amounts owing to legal counsel for intellectual property matters, restructure fee payable to Company's senior lender, non-recurring employee expenses/severance, investment banking fees and expenses, legal counsel fees and expenses, accounting fees and expenses, alternative minimum tax liabilities and other directly related expenses) exceeds Three Million Six Hundred Thirty Six Thousand Eight Hundred Fifty Three Dollars ($3,636,853). Parent and Company shall review this at the final Monthly Meeting as provided in Section 2.3.

          (iiiiii) "Reduction Shares" means a number, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) the Estimated Reduction Amount, by (ii) the Parent Closing Share Price; provided, however, that if the Reduction Amount is equal to zero, the number of Reduction Shares shall be equal to zero.

          (jjjjjj) "Registration Statement" shall have the meaning set forth in
     Section 5.7(a).

          (kkkkkk) "Remaining Shares" means a number equal to (i) Total Contingent Shares, minus (ii) the aggregate number of shares of Parent Common Stock issued in connection with previous Milestones, if any.

          (llllll) "Representatives" shall have the meaning set forth in Section 5.4.

          (mmmmmm) "Representative's Escrow Account" shall have the meaning set forth in Section 9.7.

          (nnnnnn) "Scheduled Contracts" shall have the meaning set forth in
     Section 3.21(a).

          (oooooo) "Securities Act" means the Securities Act of 1933, as amended.

          (pppppp) "SEC" means the Securities and Exchange Commission.

          (qqqqqq) "Selected Continuing Employees" shall have the meaning set forth in Section 5.19.

          (rrrrrr) "Set-Off Amounts" shall have the meaning set forth in Section 9.6.

          (ssssss) "Share Transfer Restriction Agreement" shall have the meaning set forth in Section 5.24.

          (tttttt) "Significant Stockholder" shall have the meaning set forth in
     Section 5.24.

          (uuuuuu) "Stockholders" means the Persons who hold of record immediately prior to the Effective Time shares of Company Capital Stock.

          (vvvvvv) "Stockholder Representative" has the meaning set forth in the heading.

          (wwwwww) "Subsidiary" or "Subsidiaries" mean each corporation or other legal entity as to which more than 50% of the outstanding equity securities having ordinary voting rights or power at the time of determination is being made is owned or controlled, directly or indirectly, by the Company.

          (xxxxxx) "Successor Board Nominee" shall have the meaning set forth in
     Section 5.18.

          (yyyyyy) "Surviving Corporation" shall have the meaning set forth in
     Section 1.1.

          (zzzzzz) "Tax" or "Taxes" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax or occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, including, without limitation, any penalties for failing to report any "reportable transactions" required by Section 6011 of the Code. The term Tax shall also include any Liability of the Company or the Subsidiaries for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign law), as a transferee or successor by contract or otherwise.

          (aaaaaaa) "Tax Return" shall have the meaning set forth in Section 3.27(a).

          (bbbbbbb) "Termination Date" shall mean June 15, 2006.

          (ccccccc) "Third Party Claim" shall have the meaning set forth in
     Section 9.4(a).

          (ddddddd) "Third Party Payors" shall have the meaning set forth in
     Section 3.13(a).

          (eeeeeee) "Total Contingent Shares" means 10,000,000 shares of Parent Common Stock (with appropriate adjustments thereto and to the formulae set forth in this Agreement in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof).

          (fffffff) "Transfer" shall have the meaning set forth in Section 5.24(a).

          (ggggggg) "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4 of ERISA).

          (hhhhhhh) "Written Consents" shall have the meaning set forth in
     Section 5.22.

                                   ARTICLE 12

                                 MISCELLANEOUS

     12.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; provided, however, that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

     If to the Company prior to Closing:

     To: 20412 James Bay Circle
          Lake Forest, CA 92630
          Attn: Walter Cuevas
          Fax: (949) 380-9399

     With a copy to:

          Reed Smith LLP
          1901 Avenue of the Stars, Suite 700
          Los Angeles, CA 90067
          Attn: Michael Sanders, Esq.
          Fax: (310) 734-5299

     If to the Company after Closing or to Parent or Merger Subsidiary:

     To: ATS Medical, Inc.
          3905 Annapolis Lane #105
          Minneapolis, Minnesota 55447
          Attn: Rick Curtis, Vice President Marketing and Business
          Development
          Fax: (763) 553-1492

     With a copy to:

          Oppenheimer Wolff & Donnelly LLP
          3300 Plaza VII
          45 South Seventh Street
          Minneapolis, Minnesota 55402
          Attn: Thomas A. Letscher, Esq.
          Fax:(612) 607-7100

     If to the Stockholder Representative:

     To: Boyd D. Cox
         P.O. Box 573
         Fayetteville, Arkansas 72702

     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     12.2  Amendments; No Waivers.

          (a) Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     12.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 12.3 shall survive the termination of this Agreement.

     12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

     12.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     12.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     12.7 Entire Agreement. This Agreement (including the Disclosure Schedule, all exhibits and schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Letter of Intent. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     12.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

     12.9 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

     12.10 Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     12.11 Cumulative Remedies. Except as otherwise provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     12.12 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Parent or Merger Subsidiary or employee or former employee of the Company or any Affiliate thereof (including any beneficiary or dependent thereof).

     12.13 Appointment of Stockholder Representative; Enforcement of Rights, Benefits and Remedies.

          (a) By adopting this Agreement, the Stockholders hereby irrevocably constitute and appoint Boyd D. Cox as the Stockholder Representative (the "Stockholder Representative"), and such person whom the Company designates by written notice to Parent at least three (3) days prior to Closing as the alternative Stockholder Representative (the "Alternative Stockholder Representative"), effective as of the Effective Time, for the purpose of performing and consummating the transactions contemplated by this Agreement and the Escrow Agreement. By executing this Agreement, the Stockholder Representative hereby accepts such appointment without compensation for services in this capacity. The appointment of such Stockholder Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and such Stockholder Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement and the Escrow Agreement. Not by way of limiting the authority of the Stockholder Representative, each and all of the Stockholders, by their adoption of this Agreement, for themselves and their respective heirs, executors, administrators, successors and assigns hereby authorize the Stockholder Representative to:

             (i) effect any amendment to this Agreement or the Escrow Agreement which the Stockholder Representative deems necessary or desirable,

             (ii) execute and deliver on their behalf all documents and instruments which may be executed and delivered pursuant to this Agreement or the Escrow Agreement, except that all stock powers and letters of transmittal with respect to the transfer of the Company Common Stock or Company Preferred Stock shall be personally executed by the Stockholders,

             (iii) make and receive notices and other communications pursuant to this Agreement or the Escrow Agreement and service of process in any legal action or other proceeding arising out of or related to this Agreement or the Escrow Agreement or any of the transactions hereunder,

             (iv) settle any dispute, claim, action, suit or proceeding arising out of or related to this Agreement or the Escrow Agreement or any of the transactions hereunder, including, without limitation, the calculation of the Merger Consideration or the defense, settlement or compromise of any claim, action or proceeding for which Parent or Merger Subsidiary may be entitled to indemnification,

             (v) receive and distribute the Initial Merger Consideration and Milestone Consideration,

             (vi) appoint or provide for successor agents, and

             (vii) pay expenses incurred or which may be incurred by or on behalf of the Stockholders (and to be reimbursed by the Stockholders for their pro rata share of such expenses as and to the extent provided in the Operating Budget) in connection with this Agreement and the Escrow Agreement.

        In the event of the death or disability of the Stockholder Representative, the Alternative Stockholder Representative shall automatically become the Stockholder Representative and, in the event of the death or disability of such person, a majority of the remaining Stockholders shall promptly appoint a replacement. No person serving as the Stockholder Representative under this Agreement shall have any personal liability to any Stockholder or its permitted assigns with respect to any action taken, suffered or omitted by him hereunder as a Stockholder Representative while acting in good faith and in the absence of gross negligence or willful misconduct, and any act done, suffered or omitted pursuant to the advice of counsel shall be deemed hereunder to have been done in good faith, except to the extent that such person may have liability as a Stockholder hereunder. The Stockholders shall severally and not jointly indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without bad faith or gross negligence on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.

          (b) Any claim, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to Stockholders under this Agreement or the Escrow Agreement shall be asserted, brought, prosecuted or maintained only by the Stockholder Representative. With respect to any matter contemplated by this Section 12.13, the Stockholders shall be bound by any determination in favor of or against the Stockholder Representative or the terms of any settlement or release to which the Stockholder Representative shall become a party.

          (c) Any notice given the Stockholder Representative will constitute notice to each and all of the Stockholders at the time the notice is given to the Stockholder Representative. Any action taken by, or instruction received from, the Stockholder Representative will be deemed to be action be, or notice or instruction from, each and all of the Stockholders. Parent may, and the Escrow Agent will, disregard any notice or instruction received directly from any of the Stockholders other than the Stockholder Representative.

          (d) At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Shares can remove and replace the Stockholder Representative by sending notice and a copy of the written consent appointing such new individual or individuals signed by holders of a majority in interest of the Escrow Shares to Parent and the Escrow Agent.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


PARENT:                                        ATS MEDICAL, INC.
                                               By: /s/ Michael D. Dale
                                                   ---------------------------
                                                   Michael D. Dale
                                                   President and Chief Executive Officer

MERGER SUBSIDIARY:                             SEABISCUIT ACQUISITION CORP.
                                               By: /s/ Michael D. Dale
                                                   ---------------------------
                                                   Michael D. Dale
                                                   Chief Executive Officer

COMPANY:                                       3F THERAPEUTICS, INC.
                                               By: /s/ Walter A. Cuevas
                                                   ---------------------------
                                                   Walter A. Cuevas
                                                   President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:
                                               /s/ Boyd D. Cox
                                               ---------------------------
                                               Boyd D. Cox

                                 SIGNATURE PAGE
                          AGREEMENT AND PLAN OF MERGER

                                                                      APPENDIX B

                                                               EXECUTION VERSION

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of June 13, 2006, by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), 3F Therapeutics, Inc., a Delaware corporation (the "Company"), and Boyd D. Cox, as Stockholder Representative (the "Stockholder Representative" and, together with Parent, Merger Subsidiary and the Company, the "Parties").

                                    RECITALS

     WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated January 23, 2006 (the "Merger Agreement");

     WHEREAS, the Merger Agreement provides that, on or after June 15, 2006 (the "Termination Date"), and provided that certain conditions are met, any of Parent, Merger Subsidiary or the Company may terminate the Merger Agreement and abandon the transactions contemplated therein;

     WHEREAS, the Parties desire to amend the Merger Agreement in order to, among other things, extend the Termination Date as provided herein;

     WHEREAS, if (a) by 11:59 p.m. Pacific time on June 13, 2006 this Amendment is not fully executed by the Parties hereto, and (b) by 11:59 a.m. Pacific time on June 14, 2006, evidence of the approval, by the Principal Stockholders and each director of the Company who is also a Stockholder, of this Amendment is not received by Parent, this Amendment will terminate without further action by any party hereto;

     WHEREAS, Section 5.26 of the Merger Agreement provides that the Company will cause all holders of Company Stock Options to agree in writing that any such options that remain outstanding as of the Effective Time shall terminate and be cancelled at such time, and if this covenant is not satisfied, the Stockholders agreed to fully indemnify Parent, pursuant to Sections 9.2(e) and 9.5(b), for all costs and Losses arising in connection with the failure by the Company to satisfy such covenant;

     WHEREAS, the Parties desire to amend the Merger Agreement to provide that, in the event that any of the current holders of options to purchase shares of the Company's common stock fail to fully exercise or agree to terminate such options prior to ten (10) days before the Effective Time (which amends Section
5.26 of the Merger Agreement previously providing for fifteen (15) days), and if Parent agrees to waive the failure of the relevant closing condition, Parent shall reserve and continue to keep available for issuance that number of shares of Parent Common Stock equal to the number of such shares that such non-exercising and non-terminating option holders would have been entitled to had they fully exercised such options; and

     WHEREAS, the boards of directors of Parent, Merger Subsidiary and the Company, as well as the stockholders of the Company, have approved this Amendment.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                   AGREEMENT

     1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2.  Amendments.

          (a) The final sentence of Section 2.1(b)(ii) is hereby amended by adding the following to the end thereof:

           "; provided, however, that, no payment of Milestone Consideration shall be made to holders of Outstanding Options until, and only to the extent that, such options have been exercised in accordance with their terms and, prior to such exercise, all Milestone Consideration that would otherwise have been issuable to such holders shall be reserved for issuance and available for distribution thereunder when and if the Outstanding Options are exercised and Milestones are achieved. If, following the achievement of the final Milestone, not all of the Milestone Consideration is paid in connection with such achievement (due to the fact that Outstanding Options remain outstanding as of such date), then, following the expiration, termination or exercise of the last to expire, terminate or be exercised of the Outstanding Options, all Milestone Consideration remaining as of such time shall be deposited by Parent with the Exchange Agent for distribution in accordance with the terms of the Exchange Agreement."

          (b) The first sentence of Section 2.2 is hereby amended and restated in its entirety as follows:

           "At the Closing, Parent shall deposit, or cause to be deposited, with the escrow agent (the "Escrow Agent"), for the benefit of the Stockholders, a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares and Parent shall reserve and continue to keep available for issuance a number of shares of Parent Common Stock equal to the Reserved Shares."

          (c) The second sentence of Section 2.2 is hereby amended by adding the following to the end thereof:

           "; provided, however, that Reserved Shares may only be issued to a holder of Outstanding Options following the later of (i) the Effective Time and

           (ii) the date on which the Outstanding Options are exercised in accordance with its terms by such holder in accordance with Section
           2.5 of this Agreement, and such Reserved Shares shall not be subject to set-off rights to satisfy any indemnification obligation of the Stockholders (except to the extent provided for in the Escrow Agreement); provided, further, that at the time when the last Outstanding Option is exercised, expires, or is terminated in accordance with its terms, Parent shall issue and deposit the remaining Reserved Shares, if any, with the Exchange Agent for distribution in accordance with the terms and conditions of the Exchange Agreement."

          (d) The parties acknowledge that summons and complaints were filed by Arthur Abbey (x) on January 19, 2006 against, among others, Theodore C. Skokos ("Skokos") and the Company (the "First Complaint"), and (y) on June 7, 2006 against Skokos and the Company (the "Second Complaint" and, together with the First Complaint, the "Complaints"); and further that in recognition of the additional risk presented by the Complaints, the Parties agree and hereby amend the Merger Agreement to provide that any Damages (as defined in the Merger Agreement) incurred by the Company prior to the Closing that arise out of or in connection with the Complaints (the "Abbey Damages") will result in a dollar-for-dollar adjustment to the calculation of the Actual Net Operating Assets, provided that no such adjustment to the Initial Merger Consideration will be made to the extent that the Abbey Damages, if any, are offset by positive adjustments, if any, to the calculation of the Actual Net Operating Assets. Accordingly, the parties agree that Section 9.2 of the Merger Agreement is hereby amended as follows:

             (i) Delete the word "and" currently placed between the comma at the end of subsection (f) and "(g)".

             (ii) The following is inserted immediately before the period at the end of this section:

           ", and (h) the summons and complaints filed by Arthur Abbey ("Plaintiff") (i) on January 19, 2006 against, among others, Theodore
           C. Skokos ("Skokos") and the Company, alleging, among other matters, the violation of federal securities laws in connection with the purchase by Plaintiff of certain securities of 3F Partners Limited Partnership II, and (ii) on June 7, 2006 against Skokos and the Company, among other matters, fraud and breach of fiduciary duties in connection with the purchase by Plaintiff of certain securities of 3F Partners Limited Partnership II (such allegations, the "Abbey Claims")"

          (e) Section 9.5(b) of the Merger Agreement is hereby amended as follows:

             (i) Delete the word "and" currently placed between "(c)" and "(e)" in the first sentence.

             (ii) Insert a comma immediately following "(c)" in the first sentence.

             (iii) Insert "and (h)" immediately following "(e)" in the first sentence.

          (f) Section 9.6 of the Merger Agreement is hereby amended by replacing "(g)" with "(h)" in the first sentence.

          (g) The final sentence of Section 9.6 is hereby amended as follows:

             (i) In the fifth line from the end thereof, insert "or Set-Off Shares" after "Escrow Shares"; and

             (ii) In the third line from the end thereof, insert "Escrow Shares or" before "Set-Off Shares".

          (h) Subsection (v) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(v) "Closing Date Shares" shall mean that number of Parent Common Shares equal to (i) 9,000,000 (with appropriate adjustments thereto in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in Parent Common Stock after the date hereof and prior to the Effective Time), minus (ii) the Escrow Shares, minus (iii) the Reserved Shares, minus
           (iv) the Reduction Shares, if any."

          (i) Subsection (kkk) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(kkk) "Escrow Shares" means 1,400,000 fully paid and nonassessable shares of Parent Common Stock."

          (j) Subsection (ggggg) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(ggggg) "Milestone Ratio" means a number, subject to adjustment as provided in this Agreement, calculated to five (5) decimal points, equal to the quotient obtained by dividing (i) Milestone Shares, by
           (ii) a sum equal to (A) the Fully-Diluted Outstanding Shares, plus
           (B) that number of shares of Company Common Stock issuable upon the exercise of all Outstanding Options."

          (k) The following definition is hereby inserted immediately prior to existing Subsection (ooooo) of Section 11.1, and the subsequent subsections are hereby renumbered accordingly:

           "(ooooo) "Outstanding Options" means that aggregate number of Company Stock Options that remain issued and outstanding, and whose holders have not otherwise agreed to terminate such options, as of the date that is ten (10) days before the Effective Time."

          (l) To reflect the Parties' agreement that Reserved Shares shall be created and reserved out of the Initial Merger Consideration, the following definition is hereby inserted immediately prior to existing Subsection (nnnnnn) of Section 11.1, and the subsequent subsections are hereby renumbered accordingly:

           "(nnnnnn) "Reserved Shares" means that number of shares of Initial Merger Consideration to which all holders of Outstanding Options would have been entitled had such holders exercised such options prior to the date that is ten (10) days before the Effective Time."

          (m) Subsection (bbbbbbb) of Section 11.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

           "(bbbbbbb) "Termination Date" shall mean August 31, 2006."

          (n) Section 12.2(a) is hereby amended and restated in its entirety as follows:

             "(a) Subject to Applicable Law, any provision of this Agreement may be (i) waived, if such waiver is in writing and signed by the party against whom the waiver is to be effective, or (ii) amended (A) if such amendment is in writing and signed by all Parties hereto, or (B) if such amendment in writing, is approved by the respective boards of directors of Parent and the Company and is signed by authorized representatives of both Parent and the Company."

          (o) The following section is hereby added to the end of the Merger
     Agreement:

           "12.14 Additional Agreements. The Parties hereto acknowledge and agree that:

             (a) On the date that this Agreement was originally executed, the First Complaint had been filed but had not been disclosed to Parent or Merger Subsidiary prior to such execution and therefore the existence of the Abbey Claims constitutes a breach of certain of the Company's representations and warranties under Article 3, including without limitation Section 3.20, thereby entitling the Parent to indemnification rights under Article 9 of this Agreement (without being subject to the Basket Amount).

          (p) The Operating Budget attached to the Merger Agreement as Exhibit B, with respect to June, July and August 2006, is being amended to reflect an increase in anticipated operating expenses of the Company due to the change in the timing of the Closing and thus is being amended hereby in its entirety to read as Exhibit A attached to this Amendment.

     3. No Other Amendments. Except as specifically set forth in Section 2 of this Amendment, the Merger Agreement shall remain unchanged and shall continue in full force and effect.

     4. Reservation of Rights; Express Acknowledgement. Except to the extent explicitly waived by Parent or Merger Subsidiary in this Amendment, Parent and Merger Subsidiary reserve all rights of any nature whatsoever under the Merger Agreement with respect to the Complaint or the Outstanding Options. Solely for purposes of determining Parent's and Merger Subsidiary's rights to terminate the Merger Agreement pursuant to Article 8 thereof, and not for any other purpose (including without limitation not for the purpose of determining any of Parent's or Merger Subsidiary's indemnification rights under Article 9 of the Merger Agreement), Parent hereby expressly acknowledges that it does not have knowledge of any fact or circumstance which, to the actual knowledge of Parent as of the date hereof, constitutes a material breach of any representation or warranty of the Company set forth in Article 3 of the Merger Agreement, other than the litigation underlying the Complaints, both of which are addressed further in this Amendment; provided, however, that Parent reserves all its rights to evaluate and consider any such facts or circumstances (of which Parent has actual knowledge before executing this Amendment), together with any facts or circumstances of which it acquires actual knowledge after executing this Amendment, and to treat any one or all such facts and circumstances (of which Parent has actual knowledge before the execution of this Amendment) on a cumulative basis as a material breach of any representation or warranty of the Company. For purposes of this Section 4, "Parent's actual knowledge" means only the actual knowledge, without any implication of any inquiry, of Michael Dale, Jack Judd, Rick Curtis, Rachel Nachreiner, and Al Putnam of specific facts and circumstances related to a matter and appreciation of the significance thereof under the Merger Agreement.

     5. Stockholder Approvals. By 11:59 a.m. Pacific time on June 14, 2006 and following execution and delivery of this Amendment by the parties hereto, the Principal Stockholders, and each director of the Company who is also a Stockholder, shall have delivered to Parent executed written consents approving this Amendment. The failure to timely deliver any of the consents described in this Section 5 shall result in the immediate termination of this Amendment without further action by any party hereto.

     6. Escrow and Exchange Agent Agreements. In connection with the consummation of the Merger, and subject to any further comments from any third parties thereto, the relevant parties hereto will enter into the Escrow Agreement and the Exchange Agent Agreement, substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively.

     7. Waiver Regarding Second Claim. The Company hereby waives its right to receive notice from Parent under Section 5.17(a) of the Merger Agreement with respect to the existence of the Second Claim.

     8.  Miscellaneous.

     (a) Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and assigns of the parties hereto. Nothing in this Amendment, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

     (b) Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     (c) Counterparts. This Amendment may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:                                                             ATS MEDICAL, INC.

                                                                    By: /s/ Michael D. Dale
                                                                        --------------------------------

                                                                    Michael D. Dale
                                                                    President and Chief Executive
                                                                    Officer

MERGER SUBSIDIARY:                                                  SEABISCUIT ACQUISITION CORP.

                                                                    By: /s/ Michael D. Dale
                                                                        --------------------------------

                                                                    Michael D. Dale
                                                                    Chief Executive Officer

COMPANY:                                                            3F THERAPEUTICS, INC.

                                                                    By: /s/ Walter A. Cuevas
                                                                        --------------------------------

                                                                    Walter A. Cuevas
                                                                    President and Chief Executive
                                                                    Officer

STOCKHOLDER REPRESENTATIVE:

                                                                    /s/ Boyd D. Cox
                                                                    ------------------------------------

                                                                    Boyd D. Cox

                                 SIGNATURE PAGE
                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

EXHIBITS LIST

Exhibit A -- Amended Operating Plan

Exhibit B -- Form of Escrow Agreement


Exhibit C -- Form of Exchange Agreement

                                                                      APPENDIX C


                                    FORM OF
              AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
                              OF ATS MEDICAL, INC.

                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                               ATS MEDICAL, INC.

     The undersigned, President and Chief Executive Officer of ATS Medical, Inc., a Minnesota corporation, hereby certifies that pursuant to Chapter 302A of the Minnesota Business Corporation Act, the following resolution was duly adopted by the board of directors of such corporation in accordance with the authority contained in section 302A.135 of the Minnesota Business Corporation Act, and by the shareholders of such corporation in accordance with the authority contained in section 302A.135 of the Minnesota Business Corporation Act, and that such resolution has not been subsequently modified or rescinded:

     RESOLVED, that Article 3 of the corporation's Articles of Incorporation, as amended, is hereby amended in its entirety to read as follows:

                                   ARTICLE 3.

                               AUTHORIZED SHARES

     The aggregate number of authorized shares of the corporation is 100,000,000, $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights, and other rights and preferences and be subject to the restrictions that the Board of Directors of the corporation may form time to time establish, fix, and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences.

     IN WITNESS WHEREOF, the undersigned, President and Chief Executive Officer of ATS Medical, Inc., being duly authorized on behalf of ATS Medical, Inc., has executed this document this __ day of ________, 2006.

                                          --------------------------------------
                                          Michael D. Dale
                                          President and Chief Executive Officer

                                                                      APPENDIX D


PIPERJAFFRAY LOGO

                                                                January 24, 2006

Board of Directors
ATS Medical Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, MN 55447 USA

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to ATS Medical Inc. ("ATS") of the consideration to be paid to stockholders (other than ATS Medical and its affiliates) of 3F Therapeutics, Inc. ("Target") upon consummation of a merger (the "Merger") of Seabiscuit Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of ATS, with and into Target, with Target surviving the Merger as a wholly-owned subsidiary of ATS Medical on, and subject to, the terms and conditions set forth in the Agreement and Plan of Merger dated January 23, 2006 (the "Agreement") to be entered into among ATS, Target and Merger Sub. The Agreement provides that each outstanding share of capital stock of Target (other than those held by ATS Medical and its affiliates) shall be converted in the Merger into the right to receive (i) such number of fully paid and nonassessable shares of ATS Medical common stock equal to the Closing Ratio (as defined in the Agreement) (the "Initial Merger Consideration"), and (ii) as of each Milestone Date (as defined in the Agreement), such number of fully paid and nonassessable shares of ATS Medical common stock as is equal to the Milestone Ratio (as defined in the Agreement) (the "Milestone Consideration", and collectively with the Initial Merger Consideration, the "Merger Consideration"). The aggregate Merger Consideration is subject to adjustment based on the net operating assets of the Target at closing as set forth in the Agreement, and shall not in any event exceed 19,000,000 shares of ATS Medical common stock, subject to adjustment in the event of any stock splits, stock combinations, stock dividends, recapitalizations or other similar transaction in ATS Medical common stock prior to the Effective Time as provided in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     We have acted as financial advisor to ATS Medical in connection with the Merger and will receive a fee from ATS, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. ATS Medical has also agreed to indemnify us against certain liabilities in connection with our services. We write research on ATS Medical and make a market in the common stock of ATS. We have also in the past provided financial advisory services for ATS, including acting as placement agent for the private placement of approximately $22.4 million of ATS's 6% Convertible Notes due 2025, for which we have received customary fees. In the ordinary course of our business, we and our affiliates may actively trade securities of ATS Medical for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft of the Agreement dated January 20, 2006, (ii) certain publicly available financial, operating and business information related to Target, (iii) the potential pro forma impact of the Merger on the capitalization of ATS; (iv) certain internal financial information of Target and ATS Medical prepared for financial planning purposes and furnished by the management of ATS, including balance sheet and income statement projections for Target prepared by Target's management and furnished to us by the management of ATS Medical for the years 2006 through 2015; (v) certain publicly available information concerning the trading of, and the trading market for, the common stock of ATS; (vi) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Target operates; and (vii) to the extent publicly available, financial data of selected public companies deemed comparable to Target. In addition, we have made inquiries regarding and discussed the Merger, the terms and conditions of the Merger set forth in the Agreement and other matters relating thereto with ATS's legal counsel. We have had discussions with members of the management of Target and ATS Medical concerning the financial condition, current operating results and business outlook for Target and ATS Medical as a combined company with Target. In addition to the foregoing, we conducted such other financial analyses and examinations, and considered such other information, as we deemed appropriate, including our assessment of general economic, market and monetary conditions. In arriving at our opinion, we did not attribute any particular weight to any single analysis or factor. Accordingly, our analyses must be considered as a whole and selecting one or more of our analyses or portions of our analyses without considering all analyses in their entirety would create an incomplete view of the process underlying our opinion.

     We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided to us by ATS Medical and Target or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. ATS Medical and Target have each advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurances of the management of ATS Medical and Target that the information provided to us as set forth above has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that there is not (and that management of ATS Medical and management of Target are not aware of) any information or facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we express no view as to the reasonableness of such financial planning data and other business outlook information or the assumptions on which they are based, including, without limitation, the likelihood, timing and effects of receipt of CE Marking and PMA approval for Target's products. In arriving at our opinion, we have relied upon ATS's estimates relating to certain strategic, financial and operational benefits from the consummation of the Merger and have assumed that such benefits will be realized. We have assumed that neither ATS Medical nor Target is a party to any material pending or probable transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger. We have also assumed the Merger will be consummated pursuant to the terms and conditions specified in the Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at our opinion, we have assumed that all necessary governmental, regulatory and other approvals and consents required for the consummation of the Merger will be obtained in a manner that will not adversely affect ATS, Target or the estimated benefits expected to be derived from the consummation of the Merger and that will not affect the terms of the Merger. We express no opinion, however, regarding whether any such approval or consent, or any other condition to the consummation of the Merger, will be obtained or satisfied. We have also assumed, with your consent, that all of the outstanding capital stock and capital stock equivalents of Target will be acquired without any adjustments to the Merger Consideration and that all milestones set forth in the Agreement will be achieved.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Target and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value or solvency of Target. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Target or its respective affiliates are a party or may be subject, and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of ATS Medical common stock have traded or may trade following announcement or at any future time. We have not undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, reaffirm or revise this opinion.


     This opinion is for the benefit to the Board of Directors of ATS Medical in connection with its evaluation of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of ATS Medical as to how such stockholder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as such. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which ATS Medical might engage. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.


     Our opinion addresses solely the fairness to ATS Medical of the aggregate Merger Consideration to be paid upon consummation of the Merger and does not address any other term or agreement relating to the Merger.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the aggregate Merger Consideration proposed to be paid by ATS Medical on, and subject to, the terms and conditions set forth in the Agreement is fair, from a financial point of view, to ATS Medical as of the date hereof.

                                          Sincerely,

                                          -s- PIPER JAFFRAY<WS>& CO.

                                          PIPER JAFFRAY & CO.

                                                                      APPENDIX E


                       [LETTERHEAD OF UBS SECURITIES LLC]

                                                                January 23, 2006

The Board of Directors
3F Therapeutics, Inc.
20412 James Bay Circle
Lake Forest, California 92630

Dear Members of the Board:

     We understand that 3F Therapeutics, Inc. ("3F Therapeutics") proposes to enter into an Agreement and Plan of Merger among ATS Medical, Inc. ("ATS"), Seabiscuit Acquisition Corp., a wholly owned subsidiary of ATS ("Merger Sub"), 3F Therapeutics and the Stockholder Representative named therein (the "Merger Agreement") pursuant to which, among other things, (a) Merger Sub will be merged with and into 3F Therapeutics (the "Merger") and (b) all outstanding shares of the common stock, par value $0.001 per share, of 3F Therapeutics ("3F Therapeutics Common Stock") will be exchanged for an aggregate of 19,000,000 shares (such aggregate number of shares, the "Aggregate Consideration") of the common stock, par value $0.01 per share, of ATS ("ATS Common Stock"), subject to certain adjustments (as to which we express no opinion) specified in the Merger Agreement. The Merger Agreement provides that the Aggregate Consideration will consist of (i) initial consideration, on the closing date of the Merger, of 9,000,000 shares of ATS Common Stock and (ii) additional consideration, in the event that certain milestones with respect to certain products of 3F Therapeutics are met during the period commencing on the closing date of the Merger and ending on December 31, 2013, of up to 10,000,000 shares of ATS Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to holders of 3F Therapeutics Common Stock (other than holders who have agreed to deliver to ATS written consents in connection with the Merger and their respective affiliates) of the Aggregate Consideration to be received in the Merger by such holders.

     UBS Securities LLC ("UBS") has acted as financial advisor to 3F Therapeutics in connection with the Merger and will receive a fee for its services, portions of which are payable in connection with this opinion and upon the execution of the Merger Agreement and a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of ATS and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to 3F Therapeutics or the underlying business decision of 3F Therapeutics to effect the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement or any related documents, other than the Aggregate Consideration to the extent expressly specified herein, or the form of the Merger and we have assumed, for purposes of our opinion, that all shares of ATS Common Stock comprising the Aggregate Consideration will be issued in the Merger. We express no opinion as to what the value of ATS Common Stock will be when issued pursuant to the Merger or the prices at which ATS Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed, with your consent, that (i) the final executed form of the Merger Agreement will not differ in any material respect from the draft dated January 22, 2006 of the Merger Agreement we have reviewed, (ii) each of the parties to the Merger Agreement will comply with all material terms of the Merger Agreement and (iii) the Merger will be consummated in accordance with its terms without adverse waiver or amendment of any material term or condition thereof. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on 3F Therapeutics, ATS or the Merger. In

The Board of Directors


3F Therapeutics, Inc.


January 23, 2006


Page 2


connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in the acquisition of all or a part of 3F Therapeutics.

     In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to 3F Therapeutics and certain publicly available business and financial information relating to ATS; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of 3F Therapeutics and ATS that were provided to us by the respective managements of 3F Therapeutics and ATS and not publicly available, including financial forecasts and estimates prepared by the respective managements of 3F Therapeutics and ATS; (iii) conducted discussions with members of the senior managements of 3F Therapeutics and ATS concerning the businesses and financial prospects of 3F Therapeutics and ATS; (iv) reviewed current and historical market prices of ATS Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies we believe to be generally relevant; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) considered the potential pro forma financial effect of the Merger on the estimated earnings per share of ATS based on financial forecasts and estimates prepared by the respective managements of 3F Therapeutics and ATS; (viii) reviewed a draft dated January 22, 2006 of the Merger Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of 3F Therapeutics or ATS, nor have we been furnished with any such evaluation or appraisal for purposes of our opinion. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of 3F Therapeutics and ATS as to the future financial performance of 3F Therapeutics and ATS and such pro forma effects and we further have assumed, at your direction, that the future financial results reflected in such forecasts and estimates will be achieved at the times and in the amounts projected. We also have relied, at your direction, without independent verification or investigation, upon the assessments of the management of 3F Therapeutics as to the products and product candidates of 3F Therapeutics and the risks associated with such products and product candidates (including, without limitation, the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates). Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received in the Merger by holders of 3F Therapeutics Common Stock (other than holders who have agreed to deliver to ATS written consents in connection with the Merger and their respective affiliates) is fair, from a financial point of view, to such holders.

     This opinion is provided for the benefit of the Board of Directors of 3F Therapeutics in connection with, and for the purposes of, its consideration of the Merger.

                                          Very truly yours,

                                          /s/ UBS SECURITIES LLC
                                          --------------------------------------
                                          UBS SECURITIES LLC

                                                                      APPENDIX F


                      DELAWARE DISSENTERS' RIGHTS STATUTE

                  DELAWARE GENERAL CORPORATION LAW SECTION 262

     SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX G


                               ATS MEDICAL, INC.

          1998 EMPLOYEE STOCK PURCHASE PLAN, AS PROPOSED TO BE AMENDED

                                   ARTICLE I.

                                  INTRODUCTION

     SECTION 1.01 Purpose. The purpose of the ATS Medical, Inc. Employee Stock Purchase Plan (the "Plan") is to provide employees of ATS Medical, Inc., a Minnesota corporation (the "Company"), and its Affiliates with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company.

     SECTION 1.02 Rules of Interpretation. It is intended that the Plan be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder. Accordingly, the Plan shall be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

     SECTION 1.03 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

          (a) "Acceleration Date" means the earlier of the date of shareholder approval or approval by the Company's Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
     (iii) any plan of liquidation or dissolution of the Company.

          (b) "Affiliate" means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

          (c) "Committee" means the committee described in Section 10.01.

          (d) "Company" means ATS Medical, Inc., a Minnesota corporation, and its successors by merger or consolidation as contemplated by Article XI herein.

          (e) "Current Compensation" means all regular wage, salary and commission payments paid by the Company to a Participant in accordance with the terms of his or her employment, but excluding annual bonus payments and all other forms of special compensation.

          (f) "Fair Market Value" as of a given date means such value of the Common Stock as reasonably determined by the Committee, but shall not be less than (i) the closing price of the Common Stock as reported for composite transactions if the Common Stock is then traded on a national securities exchange, or (ii) the average of the closing representative bid and asked prices of the Common Stock as reported on the Nasdaq National Market System on the date as of which the fair market value is being determined. If on the date of grant of any option hereunder the Common Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section
     1.03 and in connection therewith shall take such action as it deems necessary or advisable.

          (g) "Participant" means a Permanent Full-Time Employee who is eligible to participate in the Plan under Section 2.01 and who has elected to participate in the Plan.

          (h) "Participating Affiliate" means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Permanent Full- Time Employees may participate in the Plan.

          (i) "Permanent Full-Time Employee" means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding (i) an employee whose customary employment is less than twenty (20) hours per week and (ii) an employee who has been employed by the Company for less than thirty (30) days.

          (j) "Plan" means the ATS Medical, Inc. 1998 Employee Stock Purchase Plan, as amended, the provisions of which are set forth herein.

          (k) "Purchase Period" means the approximate three-month periods beginning (i) on the first business day in May and ending on the last business day in July of each year; (ii) on the first business day in August and ending on the last business day in October of each year; (iii) on the first business day in November of one year and ending on the last business day in January of the following year; and (iv) on the first business day in February and ending on the last business day in April of each year; provided, however, that the initial Purchase Period will commence on May 3, 1998 and will terminate on the last business day in July 1998, and provided further that the then current Purchase Period will end upon the occurrence of an Acceleration Date.

          (l) "Common Stock" means the Company's Common Stock, $.01 par value, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI herein.

          (m) "Stock Purchase Account" means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan and from the Company through matching contributions.

                                  ARTICLE II.

                         ELIGIBILITY AND PARTICIPATION

     SECTION 2.01 Eligible Employees. All Permanent Full-Time Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Permanent Full-Time Employee. Subject to the provisions of Article VI, each such employee will continue to be eligible to participate in the Plan so long as such employee remains a Permanent Full-Time Employee.

     SECTION 2.02 Election to Participate. An eligible Permanent Full-Time Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

     SECTION 2.03 Limits on Stock Purchase. No employee shall be granted any right to purchase Common Stock hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, Common Stock possessing 5% or more of the total combined voting power or value of all the classes of the capital stock of the Company or of all Affiliates.

     SECTION 2.04 Voluntary Participation. Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

                                  ARTICLE III.

                 PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT

     SECTION 3.01 Deduction from Pay. The form described in Section 2.02 will permit a Participant to elect payroll deductions of any multiple of 1%, but not less than 1% or more than 10% of such Participant's Current Compensation for each pay period, subject to such other limitations as the Committee in its sole discretion may impose. A Participant may cease making payroll deductions at any time, subject to such limitations as the Committee in its sole discretion may impose. In the event that during a Purchase Period the entire credit balance in a Participant's Stock Purchase Account exceeds the product of (i) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period, and (ii) 10,000 then payroll deductions for such Participant shall automatically cease, and shall resume on the first pay period of the next Purchase Period.

     SECTION 3.02 Credit to Account. Payroll deductions will be credited to the Participant's Stock Purchase Account on each payday.

     SECTION 3.03 Interest. No interest will be paid upon payroll deductions or on any amount credited to, or on deposit in, a Participant's Stock Purchase Account.

     SECTION 3.04 Nature of Account. The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

     SECTION 3.05 No Additional Contributions. A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.

                                  ARTICLE IV.

                            RIGHT TO PURCHASE SHARES

     SECTION 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period up to the largest number of whole shares of Common Stock that can be purchased at the price specified in Section 4.02 with up to the entire credit balance in the Participant's Stock Purchase Account, subject to the limitations that (i) no more than 10,000 shares of Common Stock may be purchased under the Plan by any one Participant for a given Purchase Period, (ii) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Common Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year and
(iii) the Committee may reasonably impose. If the purchases for all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 10.03, each Participant shall be allocated a pro rata portion of the Common Stock to be sold.

     SECTION 4.02 Purchase Price. Except as provided in Section 6.03, the purchase price for any Purchase Period shall be the lesser of (i) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period or (ii) 85% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period, in each case rounded up to the next higher full cent.

                                   ARTICLE V.

                               EXERCISE OF RIGHT

     SECTION 5.01 Purchase of Stock. On the last business day of a Purchase Period, the entire credit balance in each Participant's Stock Purchase Account will be used to purchase the largest number of whole shares of Common Stock purchasable with such amount (subject to the limitations of Section 4.01), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which requests the distribution of part or all of the credit balance in cash.

     SECTION 5.02 Cash Distributions. Any amount remaining in a Participant's Stock Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash within thirty (30) days after the end of that Purchase Period.

     SECTION 5.03 Notice of Acceleration Date. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

                                  ARTICLE VI.

                      WITHDRAWAL FROM PLAN; SALE OF STOCK

     SECTION 6.01 Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. In such event, the entire credit balance in the Participant's Stock Purchase Account will be paid to the Participant in cash within thirty (30) days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal.

     SECTION 6.02 Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's death occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Common Stock, unless such Participant's estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant's Stock Account distributed in cash within thirty (30) days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide. Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant's lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate.

     SECTION 6.03 Termination of Employment. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant's normal or early retirement with the consent of the Company under any pension or retirement plan of the Company or Participating Affiliate, no further amounts shall be credited to the Participant's Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's approved retirement occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Stock Purchase Account will be used to purchase Common Stock at the Fair Market Value of the Common Stock on such date, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant's Stock Purchase Account in cash within thirty (30) days after the end of that Purchase Period, provided that such Participant shall have no right to purchase Common Stock in the event that the last day of such a Purchase Period occurs more than three months following the termination of such Participant's employment with the Company by reason of such an approved retirement. In the event of any other termination of employment (other than death) with the Company or a Participating Affiliate, participation in the Plan will cease on the date the Participant ceases to be a Permanent Full-Time Employee for any reason. In such event, the entire credit balance in such Participant's Stock Purchase Account will be paid to the Participant in cash within thirty (30) days. For purposes of this Section 6.03, a transfer of employment to any Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Permanent Full-Time Employee.

                                  ARTICLE VII.

                               NONTRANSFERABILITY

     SECTION 7.01 Nontransferable Right to Purchase. The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

     SECTION 7.02 Nontransferable Account. Except as provided in Section 6.02, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

                                 ARTICLE VIII.

                               STOCK CERTIFICATES

     SECTION 8.01 Delivery. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause to be delivered to or for the benefit of the Participant a certificate representing the Common Stock purchased on the last business day of such Purchase Period.

     SECTION 8.02 Securities Laws. The Company shall not be required to issue or deliver any certificate representing Common Stock prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company shall use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

     SECTION 8.03 Completion of Purchase. A Participant shall have no interest in the Common Stock purchased until a certificate representing the same is issued to or for the benefit of the Participant.

     SECTION 8.04 Form of Ownership. The certificates representing Common Stock issued under the Plan will be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company.

                                  ARTICLE IX.

               EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN

     SECTION 9.01 Effective Date. The Plan was approved by the Board of Directors on January 28, 1998 and shall be approved by the shareholders of the Company within twelve (12) months thereof.

     SECTION 9.02 Plan Commencement. The initial Purchase Period under the Plan will commence on May 3, 1998. Thereafter, each succeeding Purchase Period will commence and terminate in accordance with Section 1.03(k).

     SECTION 9.03 Powers of Board. The Board of Directors may amend or discontinue the Plan at any time. No amendment or discontinuation of the Plan, however, shall without shareholder approval be made that: (i) absent such shareholder approval, would cause Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act") to become unavailable with respect to the Plan,
(ii) requires shareholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company, (iii) permit the issuance of Common Stock before payment therefor in full or, (iv) other than as provided in Article XI, increases the number of shares of Common Stock available for issuance under the Plan.

     SECTION 9.04 Automatic Termination. The Plan shall automatically terminate when all of the shares of Common Stock provided for in Section 10.03 have been sold.

                                   ARTICLE X.

                                 ADMINISTRATION

     SECTION 10.01 The Committee. The Plan shall be administered by a committee (the "Committee") of two or more directors of the Company, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Act. The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors.

     SECTION 10.02 Powers of Committee. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant's rights with respect thereto but any such restrictions shall be contained in the form by which a Participant elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

     SECTION 10.03 Stock to be Sold. The Common Stock to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase Common Stock in the market for sale under the Plan. Except as provided in Section 11.01, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 700,000 shares.

     SECTION 10.04 Notices. Notices to the Committee should be addressed as follows:

     ATS Medical Inc.
     Attn: John H. Jungbauer
     Chief Financial Officer
     3905 Annapolis Lane
     Minneapolis, Minnesota, 55447

                                  ARTICLE XI.

                   ADJUSTMENT FOR CHANGES IN STOCK OR COMPANY

     SECTION 11.01 Stock Dividend or Reclassification. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

     SECTION 11.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

                                  ARTICLE XII.

                                 APPLICABLE LAW

     Rights to purchase Common Stock granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota.

                                                                      APPENDIX H



                               ATS MEDICAL, INC.



              2000 STOCK INCENTIVE PLAN, AS PROPOSED TO BE AMENDED



     SECTION 1.  Purpose.



     The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford such persons an opportunity to acquire a proprietary interest in the Company.



     SECTION 2.  Definitions.



     As used in the Plan, the following terms shall have the meanings set forth below:



          (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.



          (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock Unit, Performance Award, Other Stock Grant or Other Stock-Based Award granted under the Plan.



          (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.



          (d) "Board" shall mean the Board of Directors of the Company.



          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.



          (f) "Committee" shall mean a committee of Directors designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with the requirements for the award of "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.



          (g) "Company" shall mean ATS Medical, Inc., a Minnesota corporation, and any successor corporation.



          (h) "Director" shall mean a member of the Board.



          (i) "Eligible Person" shall mean any employee, officer, consultant, independent contractor or Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.



          (j) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares as of a given date shall be, if the Shares are then quoted on the NASDAQ National Market System, the closing price as reported on the NASDAQ National Market System on such date or, if the NASDAQ National Market System is not open for trading on such date, on the most recent preceding date when it is open for trading.

          (k) "Incentive Stock Option" shall mean an option granted under
     Section 6(a) of the Plan that is intended to meet the requirements of
     Section 422 of the Code or any successor provision.



          (l) "Non-Qualified Stock Option" shall mean an option granted under
     Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.



          (m) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.



          (n) "Other Stock Grant" shall mean any right granted under Section 6(e) of the Plan.



          (o) "Other Stock-Based Award" shall mean any right granted under
     Section 6(f) of the Plan.



          (p) "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.



          (q) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.



          (r) "Person" shall mean any individual, corporation, partnership, association or trust.



          (s) "Plan" shall mean the ATS Medical, Inc. 2000 Stock Incentive Plan, as amended from time to time, the provisions of which are set forth herein.



          (t) "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.



          (u) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.



          (v) "Shares" shall mean shares of Common Stock, $.01 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.



          (w) "Stock Appreciation Right" shall mean any right granted under
     Section 6(b)of the Plan.



     SECTION 3.  Administration.



     (a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock Units or other Awards;
(vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, promissory notes, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;
(ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

     (b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion.



     (c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.



     SECTION 4.  Shares Available for Awards.



     (a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 3,500,000. Shares to be issued under the Plan may be either authorized but unissued Shares or Shares acquired in the open market or otherwise. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, or in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards (other than Incentive Stock Options) under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 3,500,000, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.



     (b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.



     (c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.



     (d) Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 300,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any Award or Awards representing "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.



     SECTION 5.  Eligibility.



     Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision.



     SECTION 6.  Awards.



     (a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:



          (i) Exercise Price. The purchase price per Share for Options granted under the Plan shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of the Shares on the date of grant of such Option unless shareholder approval is obtained.



          (ii) Option Term. The term of each Option shall be fixed by the Committee, but such term shall not exceed 7 years from the date on which such Option is granted.



          (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.



     (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.



     (c) Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:



          (i) Restrictions. Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a waiver by the Participant of the right to vote or to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.



          (ii) Stock Certificates. No Shares shall be issued at the time Restricted Stock Units are granted.



          (iii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Stock Units. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.



     (d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock Units), other securities, other Awards or other property and
(ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.



     (e) Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan and any applicable Award Agreement, to grant to Participants Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan.



     (f) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants subject to the terms of the Plan and any applicable Award Agreement, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this
Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.



     (g) General.



          (i) No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.



          (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.



          (iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents with respect to installment or deferred payments.



          (iv) Limits on Transfer of Awards. No Award (other than Other Stock Grants) and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, transfer Options (other than Incentive Stock Options) or designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.



          (v) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that the term of an Option shall not exceed 7 years from the date on which such Option is granted.



          (vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If any securities of the Company are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.



     SECTION 7.  Automatic Grants to Non-Employee Directors.



     UPON HIS OR HER INITIAL ELECTION TO THE BOARD, EACH NON-EMPLOYEE DIRECTOR OF THE COMPANY SHALL RECEIVE 3,000 RESTRICTED STOCK UNITS (THE "INITIAL GRANT"). IN ADDITION, UPON EACH ELECTION OF SUCH PERSON AS A DIRECTOR AT THE COMPANY'S ANNUAL SHAREHOLDER MEETING, EACH NON-EMPLOYEE DIRECTOR SHALL RECEIVE A NUMBER OF RESTRICTED STOCK UNITS EQUAL TO $45,000 DIVIDED BY THE FAIR MARKET VALUE OF ONE SHARE OF THE COMPANY'S COMMON STOCK ON THE DATE OF GRANT (THE "ANNUAL GRANT"). IN THE EVENT THAT A NON-EMPLOYEE DIRECTOR'S INITIAL ELECTION TO THE BOARD OCCURS AT THE COMPANY'S ANNUAL SHAREHOLDER MEETING, SUCH NON-EMPLOYEE DIRECTOR WILL RECEIVE BOTH AN INITIAL GRANT AND AN ANNUAL GRANT AT THAT TIME. ALL INITIAL GRANTS SHALL VEST IN FULL ON THE SECOND ANNIVERSARY OF THE DATE OF GRANT. ALL ANNUAL GRANTS SHALL VEST IN FULL AT THE EARLIER OF (1) IMMEDIATELY PRIOR TO THE COMPANY'S SECOND ANNUAL SHAREHOLDER MEETING FOLLOWING THE DATE OF GRANT OR (2) JUNE 30 OF THE SECOND YEAR FOLLOWING THE YEAR OF GRANT. WHEN A NON-EMPLOYEE DIRECTOR CEASES TO SERVE AS A DIRECTOR OF THE COMPANY, ALL RESTRICTED STOCK UNITS GRANTED TO SUCH NON-EMPLOYEE DIRECTOR AND STILL SUBJECT TO RESTRICTION AT THE DATE OF HIS OR HER TERMINATION AS A DIRECTOR SHALL BE FORFEITED AND REACQUIRED BY THE COMPANY AS OF THAT DATE. This Section 7 may not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder.



     SECTION 8.  Amendment and Termination; Adjustments.



     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval: (i) would violate the rules or regulations of the NASDAQ National Market System or any securities exchange that are applicable to the Company; or
(ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.



     (b) Amendments to Awards. Except for Awards granted pursuant to Section 7, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in the Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof.



     (c) Prohibition on Option Repricing. The Committee shall not reduce the exercise price of any outstanding Option, whether through amendment, cancellation or replacement grants, or any other means, without shareholder approval.

     (d) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.



     SECTION 9.  Income Tax Withholding; Tax Bonuses.



     (a) Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.



     (b) Tax Bonuses. The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.



     SECTION 10.  General Provisions.



     (a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.



     (b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.



     (c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.



     (d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.



     (e) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.



     (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the

Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.



     (g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.



     (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.



     (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.



     SECTION 11.  Effective Date of the Plan.



     The Plan, as amended, shall be effective when approved by the shareholders of the Company.



     SECTION 12.  Term of the Plan.



     No Award shall be granted under the Plan after December 31, 2010 or any earlier date of discontinuation or termination established pursuant to Section 8(a) of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. Our Bylaws provide that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

     We have established a Self-Insurance Trust Agreement to assist in funding indemnification of our directors and officers to the extent permissible under Minnesota Law. We have contributed $300,000 plus interest to an irrevocable trust (the "Trust") to be invested by an independent trustee in governmental issued or insured obligations. The Trust funds may be used only for indemnification of our officers or directors or, at our direction and with the consent of the beneficiaries under the Trust, to pay directors' and officers' liability insurance premiums. The rights of the beneficiaries under the Trust are contract rights enforceable against ATS Medical and the trustee. In addition to the Trust, since November 1995 we have maintained a liability insurance policy for our directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


    2.1 Agreement and Plan of Merger, dated as of January 23, 2006, among ATS Medical, Inc., Seabiscuit Acquisition Corp., 3F
               Therapeutics, Inc. and Boyd D. Cox, as Stockholder
               Representative (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.'s Current Report on Form 8-K filed on
               January 26, 2006).
    2.2        Amendment No. 1 to Agreement and Plan of Merger, dated as of
               June 13, 2006, by and among ATS Medical, Inc., Seabiscuit
               Acquisition Corp., 3F Therapeutics, Inc. and Boyd D. Cox, as stockholder representative (incorporated by reference to Exhibit 2.1 to ATS Medical, Inc.'s Current Report on Form
               8-K filed on June 19, 2006).
    3.1        Restated Articles of Incorporation, as amended to date
               (incorporated by reference to Exhibit 3.1 to ATS Medical,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1993).
    3.2        Bylaws of ATS Medical, Inc., as amended to date
               (incorporated by reference to Exhibit 3.2 to ATS Medical,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1997).
    4.1        Specimen certificate for shares of ATS Medical, Inc. Common
               Stock (incorporated by reference to Exhibit 4.1 to ATS
               Medical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997).
    4.2        Indenture, dated as of October 7, 2005, between ATS Medical,
               Inc. and Wells Fargo Bank, National Association, as Trustee
               (incorporated by reference to Exhibit 4.1 of ATS Medical,
               Inc.'s Current Report on Form 8-K filed on October 12,
               2005).

..3         4   First Supplemental Indenture, dated October 13, 2005, to the Indenture dated as of October 7, 2005, by and between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Trustee
               (incorporated by reference to Exhibit 4.3 of ATS Medical, Inc.'s Current Report on Form 8-K filed on October 18, 2005).
    4.4        Form of 6% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 of ATS
               Medical, Inc.'s Current Report on Form 8-K filed on October 18, 2005).
    4.5        Form of Warrant (incorporated by reference to Exhibit 4.2 of ATS Medical, Inc.'s Current Report on
               Form 8-K filed on October 18, 2005).
    4.6        Form of Action by Written Consent of the stockholders of 3F Therapeutics, Inc. approving the merger agreement with ATS Medical, Inc.
    4.7        Form of Escrow Agreement
    4.8        Deleted
    4.9*       Form of Share Transfer Restriction Agreement
    4.10       Form of Exchange Agent Agreement
    4.11*      Form of Affiliate Letter
    4.12*      Form of Agreement to Exercise or Terminate Option(s)
    4.13       Form of Action by Written Consent of the stockholders of 3F Therapeutics, Inc. approving the amendment to the merger agreement with ATS Medical, Inc.
    5.1*       Opinion of Dorsey & Whitney LLP.
    8.1*       Opinion of Reed Smith LLP regarding tax matters
   23.1        Consent of Ernst & Young LLP.
   23.2        Consent of McGladrey & Pullen, LLP.
   23.3        Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
   23.6*       Consent of Theodore C. Skokos to be named as the director designee to the board of directors at ATS
               Medical, Inc.
   24.1        Power of Attorney (included on signature page).
   99.1        Form of Proxy
   99.2*       Consent of Piper Jaffray & Co.
   99.3*       Consent of UBS Securities LLC.


---------------


* Previously filed.


     (b) FINANCIAL STATEMENT SCHEDULES:

     Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) Regulation S-K, Item 512 undertakings:


          (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.



          (4) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, ATS Medical has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 20, 2006.


                                          ATS MEDICAL, INC.

                                          By: /s/ Michael D. Dale
                                            ------------------------------------
                                              Michael D. Dale
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below makes, constitutes and appoints Michael D. Dale and John R. Judd, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including any post-effective amendments) to this Registration Statement and (ii) registration statements and any and all amendments thereto (including post-effective amendments) for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed below by the following persons in the capacities on July 20, 2006.



                  SIGNATURE                                    TITLE
                  ---------                                    -----

         /s/ Michael D. Dale                   President, Chief Executive Officer and
--------------------------------------                 Chairman of the Board
           Michael D. Dale                         (principal executive officer)


           /s/ John R. Judd                           Chief Financial Officer
--------------------------------------      (principal financial and accounting officer)
             John R. Judd


                  *                                           Director
--------------------------------------
             John D. Buck


        /s/ Steven M. Anderson                                Director
--------------------------------------
          Steven M. Anderson


                  *                                           Director
--------------------------------------
        Robert E. Munzenrider


                  *                                           Director
--------------------------------------
          Eric W. Sivertson


  *          /s/ Michael D. Dale
        ------------------------------
               Michael D. Dale,
             as attorney-in-fact

                                 EXHIBIT INDEX


    2.1        Agreement and Plan of Merger, dated as of January 23, 2006, among ATS Medical, Inc., Seabiscuit Acquisition Corp., 3F
               Therapeutics, Inc. and Boyd D. Cox, as Stockholder
               Representative (incorporated by reference to Exhibit 10.1 to
               ATS Medical, Inc.'s Current Report on Form 8-K filed on
               January 26, 2006).
    2.2        Amendment No. 1 to Agreement and Plan of Merger, dated as of
               June 13, 2006, by and among ATS Medical, Inc., Seabiscuit
               Acquisition Corp., 3F Therapeutics, Inc. and Boyd D. Cox, as
               Stockholder Representative (incorporated by reference to
               Exhibit 2.1 to ATS Medical, Inc.'s Current Report on Form
               8-K filed on June 19, 2006).
    3.1        Restated Articles of Incorporation, as amended to date
               (incorporated by reference to Exhibit 3.1 to ATS Medical,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1993).
    3.2        Bylaws of ATS Medical, Inc., as amended to date
               (incorporated by reference to Exhibit 3.2 to ATS Medical,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1997).
    4.1        Specimen certificate for shares of ATS Medical, Inc. Common
               Stock (incorporated by reference to Exhibit 4.1 to ATS
               Medical, Inc.'s Annual Report on Form 10-K for the year
               ended December 31, 1997).
    4.2        Indenture, dated as of October 7, 2005, between ATS Medical,
               Inc. and Wells Fargo Bank, National Association, as Trustee
               (incorporated by reference to Exhibit 4.1 of ATS Medical,
               Inc.'s Current Report on Form 8-K filed on October 12,
               2005).
    4.3        First Supplemental Indenture, dated October 13, 2005, to the
               Indenture dated as of October 7, 2005, by and between ATS
               Medical, Inc. and Wells Fargo Bank, National Association, as
               Trustee (incorporated by reference to Exhibit 4.3 of ATS
               Medical, Inc.'s Current Report on Form 8-K filed on October
               18, 2005).
    4.4        Form of 6% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 of ATS Medical, Inc.'s Current
               Report on Form 8-K filed on October 18, 2005).
    4.5        Form of Warrant (incorporated by reference to Exhibit 4.2 of
               ATS Medical, Inc.'s Current Report on Form 8-K filed on
               October 18, 2005).
    4.6        Form of Action by Written Consent of the stockholders of 3F
               Therapeutics, Inc. approving the merger agreement with ATS
               Medical, Inc.
    4.7        Form of Escrow Agreement
    4.8        Deleted
    4.9*       Form of Share Transfer Restriction Agreement
    4.10       Form of Exchange Agent Agreement
    4.11*      Form of Affiliate Letter
    4.12*      Form of Agreement to Exercise or Terminate Option(s)
    4.13       Form of Action by Written Consent of the stockholders of 3F
               Therapeutics, Inc. approving the amendment to the merger
               agreement with ATS Medical, Inc.
    5.1*       Opinion of Dorsey & Whitney LLP.
    8.1*       Opinion of Reed Smith LLP regarding tax matters
   23.1        Consent of Ernst & Young LLP.
   23.2        Consent of McGladrey & Pullen, LLP.
   23.3        Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
   23.6*       Consent of Theodore C. Skokos to be named as the director
               designee to the board of directors of ATS Medical, Inc.
   24.1        Power of Attorney (included on signature page).
   99.1        Form of Proxy
   99.2*       Consent of Piper Jaffray & Co.
   99.3*       Consent of UBS Securities LLC.


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*  Previously filed.